As filed with the Securities and Exchange Commission on July 17, 2025
No. 333-288531

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM
S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HUDSON GLOBAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	7363	59-3547281
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
53 Forest Avenue, Suite 102
Old Greenwich,
CT
06870
(475)
988-2068
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Matthew K. Diamond
Chief Financial Officer
Hudson Global, Inc.
53 Forest Avenue, Suite 102
Old Greenwich,
CT
06870
(203)
409-5628
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Adam Finerman Baker & Hostetler LLP 45 Rockefeller Plaza New York, NY 10111 (212) 589-4233	Star Equity Holdings, Inc. 53 Forest Avenue, Suite 101 Old Greenwich, CT 06870 (203) 489-9500	Martin W. Enright Littman Krooks LLP 1325 Avenue of the Americas New York, NY 10019 (212) 490-3032

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and all other conditions to the proposed merger contemplated by the Agreement and Plan of Merger, dated as of
May 21, 2025, described in the joint proxy statement/prospectus contained herein, have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule
13e-4(i)
(Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule
14d-1(d)
(Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant will file a further amendment that specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement will become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in the joint proxy statement/prospectus is not complete and may be changed. We may not distribute the Hudson Capital Stock being registered pursuant to the joint proxy statement/prospectus until this Registration Statement filed with the Securities and Exchange Commission is effective. The joint proxy statement/prospectus does not constitute an offer to distribute or a solicitation of an offer to receive any securities in any jurisdiction where an offer or solicitation is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED JULY 17, 2025

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

Dear Stockholders of Hudson Global, Inc. and Stockholders of Star Equity Holdings, Inc.:

On behalf of the boards of directors of Hudson Global, Inc. (“Hudson”) and Star Equity Holdings, Inc. (“Star”), we are pleased to enclose the accompanying joint proxy statement/prospectus relating to the merger of Star with and into HSON Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Hudson (“Merger Sub”), the separate corporate existence of Merger Sub will cease, and Star will continue as the Surviving Corporation and as a direct, wholly owned subsidiary of Hudson. We are requesting that you take certain actions as a Hudson stockholder or a Star stockholder, as applicable.

On May 21, 2025, Hudson, Merger Sub, and Star entered into an Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”), providing for the merger of Star with and into Merger Sub, the separate corporate existence of Merger Sub will cease, and Star will continue as the Surviving Corporation and as a direct, wholly owned subsidiary of Hudson (the “Merger”). In the Merger, Star stockholders will be entitled to receive 0.23 shares of Hudson common stock, par value $0.001 per share (“Hudson Common Stock”), in exchange for each share of Star common stock, par value $0.0001 per share (“Star Common Stock”), owned by them immediately prior to the Merger, and, one share of Hudson 10.0% Series A Cumulative Perpetual Preferred Stock, par value $0.001 per share (“Hudson Preferred Stock”), in exchange for each share of Star 10.0% Series A Cumulative Perpetual Preferred Stock, par value $0.0001 per share (“Star Preferred Stock”), owned by them immediately prior to the Merger with no fractional shares issued in connection with the Merger and no cash being paid for any fractional share eliminated by such rounding, which we refer to collectively as the “Merger Consideration.”

Hudson will hold an annual meeting of its stockholders and Star will hold a special meeting of its stockholders, in connection with the proposed Merger (respectively, the “Hudson Annual Meeting” and the “Star Special Meeting”).

At the Hudson Annual Meeting, holders of Hudson Common Stock (the “Hudson stockholders”) will be asked to vote on proposals to (i) elect four directors named in this joint proxy statement/prospectus to hold office until the 2026 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified (“Proposal No.1”); (ii) approve, by advisory vote, the compensation of Hudson’s named executive officers as disclosed in this joint proxy statement/prospectus (the “Proposal No. 2”); (iii) ratify the appointment of Wolf & Company, P.C. as Hudson’s independent registered public accounting firm to audit Hudson’s financial statements for the fiscal year ending December 31, 2025 (the “Proposal No. 3”); (iv) approve the proposed amendment to the Hudson Global, Inc. 2009 Incentive Stock and Awards Plan (the “Plan”) to increase the aggregate number of shares of Hudson Common Stock issuable under the Plan by 400,000 shares, and to permit the issuance of up to 175,000 shares of Hudson Preferred Stock under the Plan (“Proposal No. 4”); (v) Approve the issuance of shares of common stock of Hudson, which will represent more than 5% of the shares of Hudson Common Stock outstanding immediately prior to the Merger, to stockholders of Star, pursuant to the terms of the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus, pursuant to Nasdaq Listing Rule 5635(a) (the “Proposal No. 5” or “Issuance Proposal”); and (vi) approve the adjournment of the Hudson Annual Meeting to solicit additional proxies if a quorum is not present or if there are not sufficient votes cast at the Hudson Annual Meeting to approve the Issuance Proposal or to ensure that any supplemental or amended disclosure, including any supplement or amendment to the enclosed joint proxy statement/prospectus, is timely provided to Hudson stockholders (the “Proposal No. 6”).

The chairperson of the meeting will have the right and authority to (for any or no reason) recess and/or adjourn the Hudson Annual Meeting and, if a quorum is not present, Hudson stockholders holding a majority in voting power of shares of Hudson Common Stock, present in person or by proxy and entitled to vote thereat, will have the power to adjourn the meeting as provided in the Amended and Restated Bylaws of Hudson and the General Corporation Law of the State of Delaware.

Proposal No. 1 requires a plurality of the votes cast by the shares of Hudson Common Stock present in person or represented by proxy and entitled to vote in the election of directors. The four nominees receiving the highest number of “FOR” votes from the holders of shares of Hudson Common Stock present in person or represented by proxy and entitled to vote on the election of directors will be elected.

Proposal No. 2, a vote on the compensation of the named executive officers is advisory and not binding on Hudson, the Hudson Board or its Compensation Committee. The affirmative vote of the holders of a majority of the shares of Hudson Common Stock having voting power present in person or represented by proxy at the Hudson Annual Meeting (assuming a quorum is present) is required to approve, on a non-binding, advisory basis, the compensation of the Hudson named executive officers.

Proposal No. 3 requires the affirmative vote of the holders of a majority of the shares of Hudson Common Stock having voting power present in person or represented by proxy at the Hudson Annual Meeting (assuming a quorum is present) for the ratification of the appointment of Wolf as Hudson’s independent registered public accounting firm for the fiscal year ending December 31, 2025.

Proposal No. 4 requires the affirmative vote of the holders of a majority of the shares having voting power present in person or represented by proxy at the Hudson Annual Meeting (assuming a quorum is present) for approval of the amendments to the Plan to increase the number of shares of Hudson Common Stock issuable under the Plan by 400,000 shares, to permit the issuance of up to 175,000 shares of Hudson Preferred Stock under the Plan and to make certain technical and clarifying changes to the Plan (the “Plan Amendments”).

Proposal Nos. 5 and 6 require the affirmative vote of a majority of the votes cast for and against by the holders of Hudson Common Stock present in person or represented by proxy and entitled to vote at the Hudson Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the votes on Proposal Nos. 5 and 6.

The Hudson Annual Meeting will be held in-person at 53 Forest Avenue, Suite 102 Old Greenwich, CT 06870, on August 21, 2025, at 11:00 a.m., Eastern Time. Hudson’s board of directors (the “Hudson Board”) recommends that Hudson stockholders vote “FOR” each director in Proposal No. 1 and “FOR” Proposals 2, 3, 4, 5, and 6.

At the Star Special Meeting, Star stockholders will be asked to vote on proposals to (i) adopt the Merger Agreement (the “Merger Proposal”) and (ii) approve the adjournment of the Star Special Meeting to solicit additional proxies if there are not sufficient votes cast at the Star Special Meeting to approve the Merger Proposal or to ensure that any supplemental or amended disclosure, including any supplement or amendment to the enclosed joint proxy statement/prospectus, is timely provided to Star stockholders (the “Star Adjournment Proposal”). If a quorum is present at the Star Special Meeting, (i) approval of the Merger Proposal requires the affirmative vote of a majority of the outstanding shares of Star Common Stock entitled to vote on the proposal, and (ii) approval of the Star Adjournment Proposal requires the affirmative vote of the holders of a majority of the voting power of shares of Star Common Stock, present in person or by proxy and entitled to vote thereon at the Star Special Meeting. The chairperson of the meeting will have the right and authority to (for any or no reason) recess and/or adjourn the Star Special Meeting and, if a quorum is not present, Star stockholders holding a majority in voting power of shares of Star Common Stock, present in person or by proxy and entitled to vote thereat, will have the power to adjourn the meeting as provided in the Amended and Restated Bylaws of Star and the General Corporation Law of the State of Delaware.

The Star Special Meeting will be held in-person at 53 Forest Ave, Suite 101 Old Greenwich, CT 06870, on August 21, 2025, at 10:00 a.m., Eastern Time. The board of directors of Star (the “Star Board”) recommends that Star stockholders vote “FOR” the Merger Proposal and “FOR” the Star Adjournment Proposal.

If the Merger is consummated, at the effective time of the Merger (the “Effective Time”), each issued and outstanding share of Star Common Stock as of immediately prior to the Effective Time, other than Star Common Stock held in treasury by Star or owned directly or indirectly by Hudson or Merger Sub, will be converted into the right to receive 0.23 shares of Hudson Common Stock (the “Exchange Ratio”), with no fractional shares issued in connection with the Merger and no cash being paid for any fractional share eliminated by such rounding. At the Effective Time, each issued and outstanding share of Star Preferred Stock as of immediately prior to the Effective Time, other than Star Preferred Stock held in treasury by Star or owned directly or indirectly by Hudson or Merger Sub, will be converted into the right to receive one share of Hudson Preferred Stock. Although the number of shares of Hudson Common Stock and Hudson Preferred Stock that Star stockholders will receive in exchange for their shares of Star Common Stock and Star Preferred Stock is fixed, the market value of the Merger Consideration for the Star Common Stock will fluctuate with the market value of Hudson Common Stock and will not be known at the time Star stockholders vote to approve the Merger Proposal or at the time Hudson stockholders vote to approve Proposal No. 5. Based on the closing price of Hudson Common Stock on the Nasdaq Stock Market (“NASDAQ”) on May 20, 2025, the last trading day before the public announcement of the parties entering into the Merger Agreement, the exchange ratio represented approximately $2.25 in value for each share of Star Common Stock. Based on the closing price of Hudson Common Stock on NASDAQ on [   ], 2025, the last practicable trading day before the date of the enclosed joint proxy statement/prospectus, the exchange ratio represented approximately $[   ] in value for each share of Star Common Stock. Based on the estimated number of shares of Hudson Common Stock and estimated number of shares of Star Common Stock, as well as the outstanding equity awards of the parties, that will be outstanding immediately prior to the consummation of the Merger, we estimate that, upon consummation of the Merger, Hudson stockholders as of immediately prior to the Merger will hold approximately 79% and Star stockholders as of immediately prior to the Merger will hold approximately 21%, of the issued and outstanding shares of Hudson Common Stock (in each case based on fully diluted shares outstanding of each company). In connection with the Merger, Hudson will issue shares of Hudson Preferred Stock to holders of Star Preferred Stock on a 1-for-1 basis. Prior to the Merger there are no shares of Hudson Preferred Stock outstanding. Immediately following the Merger, holders of Star Preferred Stock as of immediately prior to the Merger will hold approximately 100% of the issued and outstanding shares of Hudson Preferred Stock. We urge you to obtain current market quotations for Hudson Common Stock (trading symbol “HSON”), Star Common Stock (trading symbol “STRR”), and Star Preferred Stock (trading symbol “STRRP”).

The obligations of Hudson and Star to consummate the Merger are subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement, a copy of which is attached as Annex A to the enclosed joint proxy statement/prospectus. The enclosed joint proxy statement/prospectus describes the Hudson Annual Meeting and the proposals to be considered thereat, the Star Special Meeting and the proposals to be considered thereat, the Merger and the documents and agreements related to the Merger. It also contains or references information about Hudson and Star and certain related agreements and matters. Please carefully read the entire enclosed joint proxy statement/prospectus prior to voting, including the section titled “Risk Factors” beginning on page 30 of the enclosed joint proxy statement/prospectus, for a discussion of the risks relating to the proposed Merger and the combined company. You also can obtain information about Hudson and Star from documents that each has filed with the Securities and Exchange Commission. Please see the section titled “Where You Can Find More Information” beginning on page 191 of the enclosed joint proxy statement/prospectus for how you may obtain such information.

Sincerely,

Jeffrey E. Eberwein	Richard K. Coleman, Jr.

Chief Executive Officer	Chief Executive Officer

Hudson Global, Inc.	Star Equity Holdings, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the Merger described in the enclosed joint proxy statement/prospectus or determined if the enclosed joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The enclosed joint proxy statement/prospectus is dated [   ], 2025 and is first being mailed to Hudson stockholders of record and Star stockholders of record on or about [   ], 2025.

Hudson Global, Inc.

53 Forest Avenue, Suite 102

Old Greenwich, CT 06870

(475) 988-2068

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

OF

HUDSON GLOBAL, INC.

TO BE HELD ON August 21, 2025

To the Stockholders of Hudson Global, Inc.:

You are cordially invited to attend the annual meeting of stockholders (the “Hudson Annual Meeting”) of Hudson Global, Inc. (“Hudson”), to be held at 11:00 a.m., Eastern Time, on August 21, 2025 in person at 53 Forest Avenue, Suite 102 Old Greenwich, CT 06870 for the following purposes:

1.	To elect four directors to hold office until the 2026 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;

2.	To approve, by advisory vote, the compensation of the named executive officers as disclosed in this joint proxy statement/prospectus;

3.	To ratify the appointment of Wolf & Company, P.C. as Hudson’s independent registered public accounting firm to audit Hudson’s financial statements for the fiscal year ending December 31, 2025;

4.

To approve the proposed amendment to the Hudson Global, Inc. 2009 Incentive Stock and Awards Plan to increase the authorized shares of Hudson Common Stock issuable under the Plan by 400,000 shares, and to permit the issuance of up to 175,000 shares of Hudson Preferred Stock.

5.

To approve the issuance of shares of common stock of Hudson, which will represent more than 5% of the shares of Hudson common stock outstanding immediately prior to the Merger, to stockholders of Star, pursuant to the terms of the Merger Agreement, pursuant to Nasdaq Listing Rule 5635(a); and

6.

To approve the adjournment of the Hudson Annual Meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of Proposal No. 5 or to ensure that any supplemental or amended disclosure, including any supplement or amendment to the enclosed joint proxy statement/prospectus, is timely provided to Hudson stockholders.

Hudson will transact no other business at the Hudson Annual Meeting or any adjournment or postponement thereof, except such business as may be properly brought before the Hudson Annual Meeting or any adjournment

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or postponement thereof by or at the direction of the board of directors of Hudson (the “Hudson Board”) in accordance with Hudson’s Amended and Restated Bylaws. These items of business are described in the enclosed joint proxy statement/prospectus. The Hudson Board has designated the close of business on July 14, 2025 as the record date (the “Hudson Record Date”) for the purpose of determining the holders of shares of Hudson Common Stock and Hudson Preferred Stock who are entitled to receive notice of, and to vote at, the Hudson Annual Meeting and any adjournment or postponement thereof, unless a new record date is fixed in connection with any adjournment or postponement of the Hudson Annual Meeting. Only holders of record of Hudson Common Stock (the “Hudson stockholders”) at the close of business on the Hudson Record Date are entitled to notice of, and to vote at, the Hudson Annual Meeting and at any adjournment or postponement thereof.

The Hudson Board has (i) determined that the Merger Agreement, wherein the merger of Star with and into Merger Sub, the separate corporate existence of Merger Sub will cease, and Star will continue as the Surviving Corporation and as a direct, wholly owned subsidiary of Hudson, Proposal No. 5 and the other transactions contemplated by the Merger Agreement, and Proposals No. 1-4, and 6, are advisable and fair to, and in the best interests of, Hudson and the Hudson stockholders, (ii) approved, authorized, adopted and declared advisable the Merger Agreement, the Merger, Proposal No. 5 and the other transactions contemplated by the Merger Agreement, and Proposal Nos. 1-4, and 6, and (iii) recommended that the Hudson stockholders vote “FOR” the election of each director nominee in Proposal 1, and “FOR” Proposals 2, 3, 4, 5, and 6. The Hudson board has approved the proposals described in the accompanying joint proxy statement/prospectus and recommends that its stockholders vote “FOR” the proposals described in the accompanying joint proxy statement/prospectus.

Properly executed proxy cards with no instructions indicated on the proxy card will be “FOR” the election of each director nominee in Proposal 1, and “FOR” Proposals 2, 3, 4, 5, and 6. Even if you plan to attend the Hudson Annual Meeting, Hudson requests that you complete, sign, date and return the enclosed proxy card in the accompanying envelope prior to the Hudson Annual Meeting to ensure that your shares will be represented and voted at the Hudson Annual Meeting if you later decide not to or become unable to attend.

You may also submit a proxy over the Internet using the Internet address on the enclosed proxy card or by telephone using the toll-free number on the enclosed proxy card. If you submit your proxy through the Internet or by telephone, you will be asked to provide the control number from the enclosed proxy card. If you are not a stockholder of record but instead hold your shares in “street name” through a broker, bank, trust or other nominee, you must provide a proxy executed in your favor from your broker, bank, trust or other nominee in order to be able to vote at the Hudson Annual Meeting.

Please vote as promptly as possible, whether or not you plan to attend the Hudson Annual Meeting. If your shares are held in the name of a broker, bank, or other nominee, please vote by following the instructions on the voting instruction form furnished by the broker, bank, or other nominee. If you hold your shares in your own name, submit a proxy to vote your shares as promptly as possible by (i) visiting the Internet site listed on the proxy card, (ii) calling the toll-free number listed on the proxy card or (iii) submitting your proxy card by mail by using [the self-addressed, stamped envelope provided.] Submitting a proxy will not prevent you from voting at the Annual Meeting, but it will help to secure a quorum and avoid added solicitation costs. Any eligible Hudson stockholder who is present at the Hudson Annual Meeting may vote, thereby revoking any previous proxy. In addition, a proxy may also be revoked in writing before the Hudson Annual Meeting in the manner described in the enclosed joint proxy statement/prospectus.

The enclosed joint proxy statement/prospectus provides a detailed description of the Merger, the Merger Agreement and the other matters to be considered at the Hudson Annual Meeting. We urge you to read carefully the enclosed joint proxy statement/prospectus—including any documents incorporated by reference therein—and the annexes in their entirety. If you have any questions concerning the Merger or the enclosed joint proxy statement/prospectus, would like additional copies or need help voting your shares of Hudson Common Stock,

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please write to Corporate Secretary, Hudson Global, Inc., 53 Forest Avenue, Suite 102, Old Greenwich, Connecticut 06870 or call (203) 409-5628, or Hudson’s proxy solicitor, InvestorCom LLC, at the following address, phone number or e-mail address:

19 Old Kings Highway S.

Suite 130

Darien, CT 06820

Stockholders call toll free at (800) 275-7760

Banks and brokers call: (203) 295-7841

info@HudsonProxy.com

By Order of the Board of Directors

Jeffrey E. Eberwein

Chief Executive Officer

Old Greenwich, Connecticut

[   ], 2025

Your vote is very important, regardless of the number of shares of Hudson Common Stock or Hudson Preferred Stock you own. The Merger cannot be consummated unless both the Hudson stockholders and the Star stockholders approve certain proposals related to the Merger. Whether or not you plan to attend the Hudson Annual Meeting, please submit a proxy to vote your shares as promptly as possible to make sure that your shares are represented at the Hudson Annual Meeting.

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Star Equity Holdings, Inc.

53 Forest Ave., Suite 101

Old Greenwich, CT 06870

(203) 489-9500

NOTICE OF SPECIAL MEETING OF

STOCKHOLDERS OF STAR EQUITY HOLDINGS, INC.

TO BE HELD AUGUST 21, 2025

To the Stockholders of Star Equity Holdings, Inc.:

You are cordially invited to attend the special meeting of stockholders (the “Star Special Meeting”) of Star Equity Holdings, Inc. (“Star”) to be held in person at 10:00 a.m., Eastern Time, on August 21, 2025 at 53 Forest Ave., Suite 101 Old Greenwich, CT 06870, for the following purposes:

1.

To vote on a proposal to adopt the Agreement and Plan of Merger, dated as of May 21, 2025 (as amended from time to time, the “Merger Agreement”), by and among Hudson Global, Inc. (“Hudson”), HSON Merger Sub, Inc. (“Merger Sub”) and Star, a copy of which is attached as Annex A to the enclosed joint proxy statement/prospectus (the “Merger Proposal”); and

2.

To vote on a proposal to approve the adjournment of the Star Special Meeting to solicit additional proxies if there are not sufficient votes cast at the Star Special Meeting to approve the Merger Proposal or to ensure that any supplemental or amended disclosure, including any supplement or amendment to the enclosed joint proxy statement/prospectus, is timely provided to Star stockholders (the “Star Adjournment Proposal”).

Star will transact no other business at the Star Special Meeting or any adjournment or postponement thereof, except such business as may properly be brought before the Star Special Meeting or any adjournment or postponement thereof in accordance with the Amended and Restated Bylaws of Star (the “Star Bylaws”). The enclosed joint proxy statement/prospectus, of which this notice is a part, describes the proposals listed above in more detail. Please refer to the attached documents, including the Merger Agreement and all other annexes and any documents incorporated by reference, for further information with respect to the business to be transacted at the Star Special Meeting. You are encouraged to read the entire document carefully before voting. In particular, please see the sections titled “The Merger” beginning on page 88 of the enclosed joint proxy statement/prospectus for a description of the transactions contemplated by the Merger Agreement and “Risk Factors” beginning on page 30 of the enclosed joint proxy statement/prospectus for an explanation of the risks associated with the Merger and the other transactions contemplated by the Merger Agreement.

If a quorum is present at the Star Special Meeting, approval of the Merger Proposal by the affirmative vote of a majority of the outstanding shares of Star Common Stock, par value $0.0001 per share (“Star Common Stock”) entitled to vote on the proposal is required to consummate the merger of Star with and into Merger Sub, the separate corporate existence of Merger Sub will cease, and Star will continue as the Surviving Corporation and as a direct, wholly owned subsidiary of Hudson. Holders of Star Common Stock (“Star stockholders”) will also be

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asked to approve the Star Adjournment Proposal. If a quorum is present at the Star Special Meeting, approval of the Star Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Star Common Stock present in person or represented by proxy and entitled to vote at the Star Special Meeting. The chairperson of the meeting will have the right and authority to (for any or no reason) recess and/or adjourn the Star Special Meeting and, if a quorum is not present at the Star Special Meeting, Star stockholders holding a majority in voting power of shares of Star Common Stock, present in person or by proxy and entitled to vote thereat, will have the power to adjourn the meeting as provided in the Star Bylaws and the General Corporation Law of the State of Delaware. In addition, the Star Special Meeting may be postponed, rescheduled or canceled by the Star board of directors (the “Star Board”) in its discretion. For additional information regarding the conduct of the Star Special Meeting, please see the section titled “Star Special Meeting” beginning on page 80 of the enclosed joint proxy statement/prospectus.

The Star Board has fixed the close of business on July 14, 2025, as the record date (the “Star Record Date”) for the determination of the Star stockholders entitled to receive notice of, and to vote at, the Star Special Meeting or any adjournment or postponement thereof. The Star stockholders of record as of the close of business on the Star Record Date are the only Star stockholders who are entitled to receive notice of, and to vote at, the Star Special Meeting and any adjournment or postponement thereof unless a new record date is fixed in connection with any adjournment or postponement of the Star Special Meeting. A list of Star stockholders entitled to vote at the Star Special Meeting as of the Star Record Date will be open to the examination of any Star stockholder for any legally valid purpose at Star’s principal executive offices for a period of 10 days prior to the Star Special Meeting. The list of eligible Star stockholders of record also will be available for inspection during the Star Special Meeting. For additional information regarding the Star Special Meeting, see the section titled “Star Special Meeting” beginning on page 80 of the enclosed joint proxy statement/prospectus.

The Star Board, at a meeting duly called and held, has (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair and in the best interest of, and are advisable to, Star and the Star stockholders, (ii) approved and adopted the Merger Agreement and approved the Merger and the other transactions contemplated by the Merger Agreement and (iii) recommended that the Star stockholders approve the Merger Agreement. The Star Board recommends that Star stockholders vote “FOR” the Merger Proposal and “FOR” the Star Adjournment Proposal.

Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the Merger Proposal and “FOR” the Star Adjournment Proposal. Even if you plan to attend the Star Special Meeting, Star requests that you complete, sign, date and return the enclosed proxy card in the accompanying envelope prior to the Star Special Meeting to ensure that your shares will be represented and voted at the Star Special Meeting if you later decide not to or are unable to attend.

You may also submit a proxy over the Internet using the Internet address on the enclosed proxy card or by telephone using the toll-free number on the enclosed proxy card. If you submit your proxy through the Internet or by telephone, you will be asked to provide the control number from the enclosed proxy card. If you are not a stockholder of record, but instead hold your shares in “street name” through a broker, bank, trustee or other nominee, you must provide a proxy executed in your favor from your broker, bank, trustee or other nominee in order to be able to vote at the Star Special Meeting.

Please vote as promptly as possible, whether or not you plan to attend the Star Special Meeting. If your shares are held in the name of a broker, bank or other nominee, please vote by following the instructions on the voting instruction form furnished by the broker, bank or other nominee. If you hold your shares in your own name, submit a proxy to vote your shares as promptly as possible by (i) visiting the Internet site listed on the proxy card, (ii) calling the toll-free number listed on the proxy card or (iii) submitting your proxy card by mail by using the self-addressed, stamped envelope provided. Submitting a proxy will not prevent you from voting, but it will help to secure a quorum and avoid added solicitation costs. Any eligible Star stockholder entitled to vote and who is present at the Star Special Meeting may vote, thereby revoking

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any previous proxy. In addition, a proxy may also be revoked in writing before the Star Special Meeting in the manner described in the enclosed joint proxy statement/prospectus.

The enclosed joint proxy statement/prospectus provides a detailed description of the Merger, the Merger Agreement and the other matters to be considered at the Star Special Meeting. We urge you to read carefully the enclosed joint proxy statement/prospectus—including any documents incorporated by reference—and the annexes in their entirety. If you have any questions concerning the Merger Proposal, the Star Adjournment Proposal, the Merger or the enclosed joint proxy statement/prospectus, would like additional copies, or need help voting your shares of Star Common Stock, please contact Star Equity at (203) 489-9500 or Star’s third-party Investor Relations representative at (212) 836-9611, or Star’s proxy solicitor, InvestorCom LLC, at the following address, phone number or e-mail address:

19 Old Kings Highway S.

Suite 130

Darien, CT 06820

(877) 972-0090

Proxy@investor-com.com

By Order of the Board of Directors

Richard K. Coleman, Jr.

Chief Executive Officer

Old Greenwich, Connecticut

[   ], 2025

Your vote is very important. The Merger cannot be consummated without the approval of the Merger Proposal by the affirmative vote of the holders of a majority of the outstanding shares of Star Common Stock entitled to vote on the proposal.

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ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Hudson Global, Inc., a Delaware corporation (“Hudson”), constitutes a prospectus of Hudson under Section 5 of the Securities Act of 1933 (as amended, the “Securities Act”) with respect to the shares of Hudson common stock, par value $0.001 per share (“Hudson Common Stock”) and Hudson preferred stock, par value $0.001 per share (“Hudson Preferred Stock”) to be issued to the stockholders of Star Equity Holdings, Inc., a Delaware corporation (“Star”), pursuant to the Agreement and Plan of Merger, dated as of May 21, 2025 (as amended from time to time, the “Merger Agreement”) by and among Hudson, HSON Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Hudson (“Merger Sub”) and Star. This document also constitutes a proxy statement of each of Hudson and Star under Section 14(a) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) and a notice of meeting with respect to the special meeting of Star stockholders (the “Star Special Meeting”) and the annual meeting of Hudson stockholders (the “Hudson Annual Meeting”).

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. Neither Hudson nor Star has authorized anyone to provide you with information that is different from, or in addition to, that contained in or incorporated by reference into this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [   ], 2025. The information contained in this joint proxy statement/prospectus is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. Neither the mailing of this joint proxy statement/prospectus to Hudson stockholders and Star stockholders nor the issuance by Hudson of Hudson Common Stock or Preferred Stock pursuant to the Merger Agreement will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Hudson has supplied all information contained in this joint proxy statement/prospectus relating to Hudson, and Star has supplied all such information relating to Star. Hudson and Star have both contributed to the information related to the Merger (as defined in the section titled “Questions and Answers” beginning on page 1 of this joint proxy statement/prospectus) contained in this joint proxy statement/prospectus.

Unless the context otherwise requires, all references in this joint proxy statement/prospectus to “Hudson” refer to Hudson Global, Inc., a Delaware corporation. Unless the context otherwise requires, all references in this joint proxy statement/prospectus to “Star” refer to Star Equity Holdings, Inc., a Delaware corporation. All references in this joint proxy statement/prospectus to “Hudson Common Stock” refer to the common stock of Hudson, par value $0.001 per share, all references in this joint proxy statement/prospectus to “Hudson Preferred Stock” refer to the preferred stock of Hudson, par value $0.001 per share to be issued in the Merger, all references in this joint proxy statement/prospectus to “Star Common Stock” refer to the common stock of Star, par value $0.0001 per share, and all references in this joint proxy statement/prospectus to “Star Preferred Stock” refer to the preferred stock of Star, par value $0.0001 per share. All references in this joint proxy statement/prospectus to “Hudson stockholders” refer to the holders of Hudson Common Stock, and all references in this joint proxy statement to “Star stockholders” refer to the holders of Star Common Stock. All references in this joint proxy statement/prospectus to “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of May 21, 2025, by and among Hudson, Merger Sub and Star, as it may be amended from time to time, a copy of which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein. All references in this joint proxy statement/prospectus to the “Exchange Ratio” refer to the ratio of 0.23 shares of Hudson Common Stock per outstanding share of Star Common Stock that will be issued to Star stockholders in connection with the Merger.

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ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about Hudson and Star from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a listing of the documents incorporated by reference into this joint proxy statement/prospectus, see the section titled “Where You Can Find More Information” beginning on page 191 of this joint proxy statement/prospectus.

You may request copies of this joint proxy statement/prospectus and any of the documents incorporated by reference herein or other information concerning Hudson or Star, without charge, upon written or oral request to the applicable company’s proxy solicitor. The proxy solicitor’s address and phone number is listed below.

For Hudson Stockholders:

InvestorCom

19 Old Kings Highway S.

Suite 130

Darien, CT 06820

Stockholders call toll free at (800) 275-7760

Banks and brokers call: (203) 295-7841

info@HudsonProxy.com

For Star Stockholders:

InvestorCom

19 Old Kings Highway S.

Suite 130

Darien, CT 06820

Stockholders call toll free at (877) 972-0090

Banks and brokers call: (203) 972-9300

Proxy@investor-com.com

If you would like to request any of the Hudson or Star documents that are incorporated by reference into this joint proxy statement/prospectus, please do so by August 14, 2025 in order to receive them before the Hudson Annual Meeting and the Star Special Meeting.

You may also obtain any of the documents incorporated by reference into this joint proxy statement/prospectus without charge through the SEC’s website at www.sec.gov. In addition, you may obtain copies of documents filed by Hudson with the SEC by accessing Hudson’s website at https://www.hudsonrpo.com/. You may also obtain copies of documents filed by Star with the SEC by accessing Star’s website at https://www.starequity.com/.

We are not incorporating the contents of the websites of the SEC, Hudson, Star or any other entity into this joint proxy statement/prospectus. We are providing the information about how you can obtain certain documents that are incorporated by reference into this joint proxy statement/prospectus at these websites only for your convenience.

For a more detailed description of the information incorporated by reference in this joint proxy statement/prospectus and how you may obtain it, see the section titled “Where You Can Find More Information” beginning on page 191 of this joint proxy statement/prospectus.

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In addition, if you have questions about the Merger or this joint proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, contact InvestorCom LLC, the proxy solicitor for Hudson and Star, toll-free at (800) 275-7760 (Hudson Stockholders) or (877) 972-0090 (Star Stockholders). You will not be charged for any of these documents that you request.

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QUESTIONS AND ANSWERS

The following questions and answers briefly address some commonly asked questions about the Star Special Meeting, the Hudson Annual Meeting and the Merger. They may not include all the information that is important to Hudson stockholders and Star stockholders. Hudson stockholders and Star stockholders should carefully read this entire joint proxy statement/prospectus, including the annexes and the other documents referred to herein.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:

This joint proxy statement/prospectus serves as a proxy statement for the Star Special Meeting and the Hudson Annual Meeting. You are receiving this joint proxy statement/prospectus because Hudson and Star have agreed to an all stock merger transaction. Pursuant to the Merger Agreement, at the Effective Time (as defined below), Star will be merged with and into Merger Sub, the separate corporate existence of Merger Sub will cease, and Star will continue as the Surviving Corporation and as a direct, wholly owned subsidiary of Hudson. As referred to in this joint proxy statement/prospectus, the “Effective Time” means the effective time of the Merger as set forth in the Merger Agreement. The Merger Agreement governs the terms of the Merger and is attached to this joint proxy statement/prospectus as Annex A.

In order to consummate the Merger, among other things, Star stockholders must adopt the Merger Agreement in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and Hudson stockholders must approve the issuance of shares of Hudson Common Stock in connection with the Merger.

This joint proxy statement/prospectus serves as both the proxy statement through which Star will solicit proxies to obtain the necessary stockholder approval for the Merger and Hudson will solicit proxies to obtain the necessary stockholder approval to issue shares of Hudson Common Stock as consideration in the Merger and the prospectus by which Hudson will issue shares of Hudson Common Stock as consideration in the Merger.

This joint proxy statement/prospectus, which you should carefully read in its entirety, contains important information about the Star Special Meeting and the Hudson Annual Meeting, the Merger and other matters.

Q:	What will happen in the Merger?

A:

The Merger Agreement sets forth the terms and conditions of the proposed Merger. Under the Merger Agreement, Star will be merged with and into Merger Sub, the separate corporate existence of Merger Sub will cease, and Star will continue as the Surviving Corporation and as a direct, wholly owned subsidiary of Hudson.

The Merger Agreement is attached to this joint proxy statement/prospectus as Annex A. For a more complete discussion of the proposed Merger, its effects and the other transactions contemplated by the Merger Agreement, please see the section titled “The Merger” beginning on page 88 of this joint proxy statement/prospectus.

Q:	What are Star stockholders being asked to vote on?

A:

Star is holding a special meeting of Star stockholders to vote on a proposal to adopt the Merger Agreement (the “Merger Proposal”) pursuant to which each outstanding share of Star Common Stock will be canceled and converted into the right to receive 0.23 shares of Hudson Common Stock, with no fractional shares issued in connection with the Merger and no cash being paid for any fractional share eliminated by such rounding. In connection with the Merger, Hudson will issue shares of Hudson Preferred Stock on a 1-for-1 basis to the holders of Star Preferred Stock. Prior to the Merger there are no shares of Hudson Preferred Stock outstanding. Immediately following the Merger, holders of Star Preferred Stock as of immediately prior to the Merger will hold 100% of the issued and outstanding shares of Hudson Preferred Stock.

Star stockholders will also be asked to approve the adjournment of the Star Special Meeting to solicit additional proxies if there are not sufficient votes cast at the Star Special Meeting to approve the Merger Proposal or to ensure that any supplemental or amended disclosure, including any supplement or amendment to this joint proxy statement/prospectus, is timely provided to Star stockholders (the “Star Adjournment Proposal”).

Your vote is very important, regardless of the number of shares of Star Common Stock that you own. The approval of the Star stockholders of the Merger Proposal (the “Star Stockholder Approval”) is a condition to the obligations of Hudson, Merger Sub and Star to consummate the Merger.

Q:	How important is my vote as a Star stockholder?

A:

Your vote “FOR” each proposal presented at the Star Special Meeting is very important, and you are encouraged to submit a proxy as soon as possible. The Merger cannot be consummated without obtaining Star Stockholder Approval.

Q:	What are Hudson stockholders being asked to vote on?

A:

Hudson is holding an annual meeting of Hudson stockholders to: (i) elect four directors named in this joint proxy statement/prospectus to hold office until the 2026 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified; (ii) approve, by advisory vote, the compensation of the named executive officers as disclosed in this this joint proxy statement/prospectus; (iii) ratify the appointment of Wolf & Company, P.C. as Hudson’s independent registered public accounting firm to audit Hudson’s financial statements for the fiscal year ending December 31, 2025; (iv) approve the proposed amendment to the Hudson Global, Inc. 2009 Incentive Stock and Awards Plan to (the “Plan”) to increase the aggregate number of shares of Hudson Common Stock issuable under the Plan by 400,000 shares, and to permit the issuance of up to 175,000 shares of Hudson Preferred Stock under the Plan; (v) Approve the issuance of shares of common stock of Hudson, which will represent more than 5% of the shares of Hudson common stock outstanding immediately prior to the Merger, to stockholders of Star, pursuant to the terms of the Merger Agreement, pursuant to Nasdaq Listing Rule 5635(a); and (vi) approve the adjournment of the Hudson Annual Meeting to solicit additional proxies if a quorum is not present or if there are not sufficient votes cast at the Hudson Annual Meeting to approve the Issuance Proposal or to ensure that any supplemental or amended disclosure, including any supplement or amendment to the enclosed joint proxy statement/prospectus, is timely provided to Hudson stockholders.

Your vote is very important, regardless of the number of shares of Hudson Common Stock that you own. The approval of the Hudson stockholders of Proposal 5 is a condition to the obligations of each of Hudson and Star to consummate the Merger.

Q:	How important is my vote as a Hudson stockholder?

A:

Your vote “FOR” each proposal presented at the Hudson Annual Meeting is very important, and you are encouraged to submit a proxy as soon as possible. The Merger cannot be consummated without obtaining the approval of Hudson Stockholders for the Issuance Proposal (the “Hudson Stockholder Approval”).

Q:	What constitutes a quorum, and what vote is required to approve each proposal at the Star Special Meeting?

A:

The holders of record of a majority of the voting power of the issued and outstanding shares of Star Common Stock as of July 14, 2025 (the “Star Record Date”) entitled to vote at the Star Special Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Star Special Meeting. Shares of beneficial owners who hold such shares in “street name” through a bank, broker, trustee or other nominee and who fail to give voting instructions to their bank, broker, trustee or other nominee will not be counted towards a quorum. Beneficial owners who attend the Star Special Meeting will not count towards a quorum unless they instruct their shares or hold a legal proxy executed by their bank, broker, trustee or other nominee.

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Star Common Stock entitled to vote on the proposal. Star’s directors, executive officers and their affiliates collectively hold 27.9% of the outstanding shares of Star Common Stock entitled to vote on the Merger Proposal, the approval of which is a condition precedent to the consummation of the Merger. Accordingly, the failure of a Star stockholder to vote on the Merger Proposal (including the failure of a Star stockholder who holds shares in “street name” through a bank, broker, trustee or other nominee to give any voting instructions to that bank, broker, trustee or other nominee) or the failure of a Star stockholder to attend the Star Special Meeting, either in person or represented by proxy, will have the same effect as a vote “AGAINST” the Merger Proposal.

Approval of the Star Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Star Common Stock present in person or represented by proxy and entitled to vote at the Star Special Meeting. Accordingly, failure of a Star stockholder who holds shares in “street name” through a bank, broker, trustee or other nominee to give voting instructions to its bank, broker, trustee or other nominee on the Star Adjournment Proposal will have no effect on the Star Adjournment Proposal, regardless of whether such stockholder gives voting instructions on other proposals.

Brokers are not permitted to vote on non-routine matters without instructions from the stockholder. The proposals to be considered at the Star special meeting stockholders are non-routine matters, and as such, brokers do not have discretionary authority to vote on these proposals.

All abstentions from voting will have the same effect as a vote “AGAINST” each of the Merger Proposal and the Star Adjournment Proposal.

Assuming that a quorum is present, the failure of record owners who are not present in person or represented by proxy at the Star Special Meeting to vote will have no effect on the outcome of a vote on the Star Adjournment Proposal.

The chairperson of the meeting will have the right and authority to (for any or no reason) recess and/or adjourn the Star Special Meeting and, if a quorum is not present at the Star Special Meeting, Star stockholders holding a majority in voting power of shares of Star Common Stock, present in person or by proxy and entitled to vote thereat, will have the power to adjourn the meeting as provided in the Star Bylaws and the DGCL. In addition, the Star Special Meeting may be postponed, rescheduled or canceled by the Star Board in its discretion.

Q:	What constitutes a quorum, and what vote is required to approve each proposal at the Hudson Annual Meeting?

A:

The holders of a majority of the outstanding shares of Hudson Common Stock as of the close of business on July 14, 2025 (the “Hudson Record Date”) entitled to vote at the Hudson Annual Meeting must be represented at the Hudson Annual Meeting in person or by proxy in order to constitute a quorum.

Proposal No. 1 requires a plurality of the votes cast by the shares of Hudson Common Stock present in person or represented by proxy and entitled to vote in the election of directors. The four nominees receiving the highest number of “FOR” votes from the holders of shares of Hudson Common Stock present in person or represented by proxy and entitled to vote on the election of directors will be elected. Proposal Nos. 2 through 6 require the affirmative vote of the holders of a majority of the shares of Hudson Common Stock present in person or represented by proxy and entitled to vote at the Hudson Annual Meeting. Hudson’s directors, executive officers and their affiliates collectively hold 11.0% of the outstanding shares of Hudson Common Stock entitled to vote on the Issuance Proposal, the approval of which is a condition precedent to the consummation of the Merger.

Q:	How can I attend the Star Special Meeting?

A:

Star stockholders of record as of the close of business on the Star Record Date may attend, vote and submit questions at the Star Special Meeting. Attendance at the Star Special Meeting is limited to such Star stockholders and to any invitees of Star.

Q:	How can I attend the Hudson Annual Meeting?

A:	Hudson stockholders as of the Hudson Record Date may attend, vote and submit questions at the Hudson Annual Meeting.

Q:	What will Star stockholders receive if the Merger is consummated?

A:

Subject to the terms and conditions of the Merger Agreement, upon the closing of the Merger and the other transactions contemplated by the Merger Agreement (the “Closing”), (a) any shares of Star common stock held as treasury stock or held directly by Hudson or Merger Sub (or any of their respective subsidiaries) will be canceled, retired and cease to exist, and no consideration shall be delivered in exchange therefor, (b) each then-outstanding share of Star common stock will be converted into the right to receive 0.23 shares of Hudson common stock calculated in accordance with the terms of the Merger Agreement (the “Exchange Ratio”), (c) each then-outstanding share of Star Series A preferred stock will be converted into the right to receive one (1) share of Hudson Series A preferred stock (the “Hudson Series A Preferred Stock”) in accordance with the terms of the Merger Agreement, and (d) each then-outstanding restricted stock units issued by Star will be converted into a restricted stock unit of Hudson, as applicable, which shall entitle the holder thereof to receive shares of Hudson common stock once such restricted stock units are fully vested, as applicable, in each case in such amounts and on such terms as set forth in the Merger Agreement (collectively, the “Merger Consideration”).

Under the Exchange Ratio formula in the Merger Agreement, upon the Closing, on a pro forma basis and based upon the number of shares of Hudson common stock expected to be issued in the Merger, pre-Merger Star stockholders will own approximately 21% of the combined company and the pre-Merger Hudson stockholders will own approximately 79% of the combined company.

Because Hudson will issue a fixed number of shares of Hudson Common Stock in exchange for each share of Star Common Stock, the value of the Merger Consideration that Star stockholders will receive in the Merger will depend on the market value of shares of Hudson Common Stock at the Effective Time. The market value of shares of Hudson Common Stock that Star stockholders receive at the Effective Time could be greater than, less than or the same as the market value of shares of Hudson Common Stock on the date of this joint proxy statement/prospectus or at the time of the Star Special Meeting or the Hudson Annual Meeting. Accordingly, you should obtain current market quotations for Hudson Common Stock and Star Common Stock before deciding how to vote with respect to the Merger Proposal or the Hudson Proposal 5, as applicable. Hudson Common Stock is traded on the Nasdaq Capital Market (“NASDAQ”) under the symbol “HSON.” Star Common Stock is traded on NASDAQ under the symbol “STRR.”

For more information regarding the Merger Consideration to be received by Star stockholders if the Merger is consummated, please see the section titled “The Merger Agreement—Conversion of Capital Stock” beginning on page 148 of this joint proxy statement/prospectus.

Q:	Who will own Hudson immediately following the Merger?

A:

Under the Exchange Ratio formula in the Merger Agreement, upon the Closing, on a pro forma basis and based upon the number of shares of Hudson common stock expected to be issued in the Merger, pre-Merger Star stockholders will own approximately 21% of the combined company and the pre-Merger Hudson stockholders will own approximately 79% of the combined company.

Q:	Will Star equity and other long-term incentive awards be affected by the Merger?

A:	Treatment of Star RSUs

As of the Effective Time, each restricted stock unit constituting the right to be issued a share of Star Common Stock upon vesting granted under the Star Equity Holdings, Inc. 2018 Incentive Plan, as amended (the “Star

Equity Plan”), whether vested or unvested (each, an “Star RSU”), that is outstanding immediately prior to the Effective Time will be converted into a restricted stock unit award under the Hudson Global, Inc. 2009 Incentive Stock and Awards Plan, as amended (the “Hudson Equity Plan”), that will settle in shares of Hudson Common Stock (each, a “Hudson RSU”) with the same terms and conditions as were applicable to such Star RSU immediately prior to the Effective Time, including with respect to vesting and termination-related provisions. Such Hudson RSUs will be comprised of that number of restricted stock units as is equal to the product of:

•	the number of shares of Star Common Stock subject to each Star RSU immediately prior to the Effective Time; and

•	the Exchange Ratio, with no fractional shares issued in connection with the Merger and no cash being paid for any fractional share eliminated by such rounding.

Treatment of the Star Incentive Plans

As of the Effective Time and immediately following the conversion of all outstanding Star RSUs, whether vested or unvested, to Hudson RSUs on substantially the same terms in accordance with the Merger Agreement, the Star Equity Plan and any other equity incentive plans maintained by Star shall be terminated in accordance with their terms.

Certain Actions

At the Effective Time of the Merger, each Star equity award that is outstanding immediately prior to the Effective Time and that, following its conversion at the Effective Time, will be eligible to be registered on Form S-8, whether or not vested, shall be converted into and become a restricted stock unit that entitles the holder to receive Hudson Common Stock or Preferred Stock, as applicable, and Hudson shall issue to each such Star equity award holder restricted stock units of Hudson in accordance with the substantially the same terms (as in effect as of the date of the Merger Agreement) of each Star equity incentive plan and the terms of the restricted stock unit agreement by which such Star RSU is evidenced.

Q:	What will the composition of the board of directors of Hudson be following consummation of the Merger?

A:

The Parties shall take all necessary action so that immediately after the Effective Time, (i) the size of the Hudson Board shall be increased to seven (7) directors, and (ii) three (3) existing Star directors as designated by Star (subject to the prior written consent of Hudson) (the “Directors”) shall be appointed to fill the vacancies on the Board created thereby. If any Director is unable or unwilling to serve as a director, as set forth therein, Star shall designate an alternative, subject to the prior written consent of Hudson. The existing officers of Hudson shall continue in their respective offices from and after the Effective Time and shall hold office in accordance with the certificate of incorporation and bylaws of Hudson until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of Hudson.

For additional information regarding the Hudson Board following the consummation of the Merger, please see the section titled “The Merger Agreement—Covenants—Governance Matters” beginning on page 148 of this joint proxy statement/prospectus.

Q:	How does the Star Board recommend that I vote at the Star Special Meeting?

A:

The Star Board recommends that you vote “FOR” the Merger Proposal (such recommendation, the “Star Recommendation”) and “FOR” the Star Adjournment Proposal. For additional information regarding the recommendation of the Star Board, please see the section titled “The Merger—Recommendation of the Star Board and its Reasons for the Merger” beginning on page 114 of this joint proxy statement/prospectus.

Q:	Who is entitled to vote at the Star Special Meeting?

A:

The Star Record Date for the Star Special Meeting is July 14, 2025. The Star common stockholders of record as of the close of business on the Star Record Date are the only Star stockholders entitled to receive notice of, and to vote at, the Star Special Meeting. Please see the section titled “Star Special Meeting—Voting at the Star Special Meeting” beginning on page 83 of this joint proxy statement/prospectus for instructions on how to vote your shares without attending the Star Special Meeting.

Q:	How does the Hudson Board recommend that I vote at the Hudson Annual Meeting?

A:

The Hudson Board recommends that you vote “FOR” the election of each director nominee in Proposal 1, and “FOR” Proposals 2, 3, 4, 5, and 6. For additional information regarding the recommendation of the Hudson Board, please see the section titled “The Merger—Recommendation of the Hudson Board and its Reasons for the Merger” beginning on page 105 of this joint proxy statement/prospectus.

Q:	Who is entitled to vote at the Hudson Annual Meeting?

A:

The Hudson Record Date for the Hudson Annual Meeting is July 14, 2025. The Hudson common stockholders of record who held shares at the close of business on the Hudson Record Date are entitled to receive notice of, and to vote at, the Hudson Annual Meeting. Please see the section titled “Hudson Annual Meeting—Voting at the Hudson Annual Meeting” beginning on page 56 of this joint proxy statement/prospectus for instructions on how to vote your shares without attending the Hudson Annual Meeting.

Q:	What is a proxy?

A:

A stockholder’s or stockholder’s legal designation of another person to vote shares of such stockholder’s or stockholder’s common stock at a special or annual meeting is referred to as a proxy. The document used to designate a proxy to vote your shares of common stock is called a proxy card.

Q:	How many votes do I have for the Star Special Meeting?

A:

Each Star stockholder is entitled to one vote for each share of Star Common Stock that is outstanding in his, her or its name on Star’s books as of the close of business on the Star Record Date for each proposal. As of the close of business on the Star Record Date, there were 3,225,545 outstanding shares of Star Common Stock.

Q:	How many votes do I have for the Hudson Annual Meeting?

A:

Each Hudson stockholder is entitled to one vote for each share of Hudson Common Stock held of record as of the close of business on the Hudson Record Date for each proposal. As of the close of business on the Hudson Record Date, there were 2,755,335 outstanding shares of Hudson Common Stock.

Q:	What will happen to my shares of Hudson Common Stock?

A:

Nothing. You will continue to own the same shares of Hudson Common Stock that you own prior to the Effective Time. As a result of Proposal 5, however, the overall ownership percentage of current Hudson stockholders will be diluted after Hudson acquires Star. Following the transaction, Hudson stockholders are expected to hold approximately 79% of the combined company following the Merger.

Q:	What happens if the Merger is not consummated?

A:

If the Star stockholders do not approve the Merger Proposal or the Hudson stockholders do not approve Proposal 5, or if the Merger is not consummated for any other reason, Star stockholders will not receive any

Merger Consideration for their shares of Star Common Stock in connection with the Merger. Instead, Hudson and Star will each remain independent public companies. Hudson Common Stock and Star Common Stock and Star Preferred Stock will continue to be separately listed and traded on NASDAQ.

If the Merger Agreement is terminated (i) by Star or (ii)(A) by either Hudson or Star, (B) at any time after the date of the Merger Agreement and prior to the Hudson Stockholder Meeting an Acquisition Proposal with respect to Hudson shall have been publicly announced, disclosed or otherwise communicated to the Hudson Board (and shall not have been withdrawn) and (C) within nine (9) months after the date of such termination, Hudson enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then Hudson shall pay to Star, within two (2) Business Days after termination (or, in the case of clause (ii), upon the earlier to occur of such entry into a definitive agreement and the consummation of a Subsequent Transaction), a nonrefundable fee in an amount equal to $250,000 (the “Star Termination Fee”) and shall reimburse Star for up to $250,000 of its expenses in pursuing the Merger.

If the Merger Agreement is terminated (i) by Hudson or (ii)(A) by Hudson or Star, (B) at any time after the date of the Merger Agreement and before obtaining the Required Company Stockholder Vote an Acquisition Proposal with respect to Star shall have been publicly announced, disclosed or otherwise communicated to the Star Board (and shall not have been withdrawn) and (C) within nine (9) months after the date of such termination, Star enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then Star shall pay to Hudson, within two (2) Business Days after termination (or, in the case of clause (ii), upon the earlier to occur of such entry into a definitive agreement and the consummation of a Subsequent Transaction), a nonrefundable fee in an amount equal to $250,000 (the “Hudson Termination Fee”) and shall reimburse Hudson for up to $250,000 of its expenses in pursuing the Merger.

Please see the section titled “The Merger Agreement—Termination Fee” beginning on page 167 of this joint proxy statement/prospectus for a more detailed discussion of each of the termination fees.

Q:	How can I vote my shares and participate at the Star Special Meeting?

A:	If you are a Star stockholder of record as of the close of business on the Star Record Date, you may submit your proxy before the Star Special Meeting in one of the following ways:

•	Telephone: use the toll-free number shown on your proxy card;

•	Internet: visit the website shown on your proxy card to vote via the Internet; or

•	Mail: complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

If you are a Star stockholder of record, you may also cast your vote at the Star Special Meeting. If you decide to attend the Star Special Meeting and vote at the meeting, your vote will revoke any proxy previously submitted.

The Star Special Meeting will begin promptly at 10:00 a.m., Eastern Time, on August 21, 2025. Star encourages Star stockholders to access the meeting prior to the start time, leaving ample time for check-in. Please follow the instructions as outlined in this joint proxy statement/prospectus.

Even if you plan to attend the Star Special Meeting, Star recommends that you vote your shares in advance as described above so that your vote will be counted if you later decide not to or are unable to attend the Star Special Meeting.

For more information on voting procedures, please see the section titled “Star Special Meeting—Voting at the Star Special Meeting” beginning on page 83 of this joint proxy statement/prospectus.

Q:	How can I vote my shares without attending the Star Special Meeting?

A:

Whether you hold your shares directly as a Star stockholder of record or beneficially in “street name,” you may direct your vote by proxy without attending the Star Special Meeting. If you are a Star stockholder of record, you can vote by proxy by mail, over the Internet or by telephone by following the instructions provided on the enclosed proxy card. If you hold shares beneficially in “street name,” you should follow the voting instructions provided by your bank, broker, trustee or other nominee.

Additional information on voting procedures can be found under the section titled “Star Special Meeting—Voting at the Star Special Meeting” beginning on page 83 of this joint proxy statement/prospectus.

Q:	How can I vote my shares and participate at the Hudson Annual Meeting?

A:	If you are a Hudson stockholder of record as of the close of business on the Hudson Record Date, you may submit your proxy before the Hudson Annual Meeting in one of the following ways:

•	Telephone: use the toll-free number shown on your proxy card;

•	Internet: visit the website shown on your proxy card to vote via the Internet; or

•	Mail: complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

If you are a Hudson stockholder of record, you may also cast your vote in-person at the Hudson Annual Meeting. If you decide to attend the Hudson Annual Meeting and vote at the meeting, your vote will revoke any proxy previously submitted.

The Hudson Annual Meeting will begin promptly at 11:00 a.m., Eastern Time, on August 21, 2025. Hudson encourages Hudson stockholders to access the meeting prior to the start time leaving ample time for check-in. Please follow the instructions as outlined in this joint proxy statement/prospectus.

Even if you plan to attend the Hudson Annual Meeting, Hudson recommends that you vote your shares in advance as described above so that your vote will be counted if you later decide not to or become unable to attend the Hudson Annual Meeting.

For more information on voting procedures, see the section titled “Hudson Annual Meeting—Voting at the Hudson Annual Meeting” beginning on page 56 of this joint proxy statement/prospectus.

Q:	How can I vote my shares without attending the Hudson Annual Meeting?

A:

Whether you hold your shares directly as a Hudson stockholder of record or beneficially in “street name,” you may direct your vote by proxy without attending the Hudson Annual Meeting. If you are a Hudson stockholder of record, you can vote by proxy by mail, over the Internet or by telephone by following the instructions provided on the enclosed proxy card. If you hold shares beneficially in “street name,” you should follow the voting instructions provided by your bank, broker, trust or other nominee.

Additional information on voting procedures can be found under the section titled “Hudson Annual Meeting—Voting at the Hudson Annual Meeting” beginning on page 56 of this joint proxy statement/prospectus.

Q:	When and where is the Star Special Meeting? What must I do to attend the Star Special Meeting?

A:	The Star Special Meeting will be held at 53 Forest Ave, Suite 101 Old Greenwich, CT 06870, on August 21, 2025, at 10:00 a.m., Eastern Time.

Even if you plan to attend the Star Special Meeting, Star recommends that you vote your shares in advance as described in the section titled “Star Special Meeting—Voting at the Star Special Meeting” beginning on page 83 of this joint proxy statement/prospectus so that your vote will be counted if you later decide not to or are unable to attend the Star Special Meeting.

Q:	When and where is the Hudson Annual Meeting? What must I bring to attend the Hudson Annual Meeting?

A:

The Hudson Annual Meeting will be held at 53 Forest Avenue, Suite 102 Old Greenwich, CT 06870, on August 21, 2025, at 11:00 a.m., Eastern Time. Hudson encourages Hudson stockholders to arrive at the meeting prior to the start time.

Even if you plan to attend the Hudson Annual Meeting, Hudson recommends that you vote your shares in advance as described in the section titled “Hudson Annual Meeting—Voting at the Hudson Annual Meeting” beginning on page 56 of this joint proxy statement/prospectus so that your vote will be counted if you later decide not to or become unable to attend the Hudson Annual Meeting.

Q:	What is the difference between holding shares as a stockholder or stockholder of record and as a beneficial owner of shares held in “street name?”

A:

If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide your bank, broker, trustee or other nominee with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to Hudson or Star, as applicable, or by voting at the Star Special Meeting or Hudson Annual Meeting, as applicable, unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Q:

If my shares of Star Common Stock or Hudson Common Stock are held in “street name” by my bank, broker, trustee or other nominee, will my bank, broker, trustee or other nominee automatically vote those shares for me?

A:

Under the rules of NASDAQ, your bank, broker, trustee or other nominee will be permitted to vote your shares of Star Common Stock or Hudson Common Stock, as applicable, with respect to “non-routine” matters only if you instruct your bank, broker, trustee or other nominee how to vote. All of the proposals scheduled for consideration at the Star Special Meeting and the Hudson Annual Meeting, except for Proposal 3 at the Hudson Annual Meeting (the ratification of the appointment of Wolf & Company, P.C. as independent auditor for 2025), are “non-routine” matters. As a result, if you fail to provide voting instructions to your broker, bank or other nominee, your shares will not be counted as present at the Star Special Meeting or Hudson Annual Meeting, as applicable, for purposes of determining a quorum and will not be voted on any of the proposals. If you provide voting instructions to your broker, bank, trustee or other nominee on one or more of the proposals but not on one or more of the other proposals, then your shares will be counted as present for the purposes of determining a quorum but will not be voted on any proposal for which you fail to provide instructions. To make sure that your shares are voted with respect to each of the proposals, you should instruct your bank, broker, trustee or other nominee how you wish to vote your shares in accordance with the procedures provided by your bank, broker, trustee or other nominee regarding the voting of your shares.

Assuming that a quorum is present, if you instruct your bank, broker, trustee or other nominee on how you wish to vote your shares on other proposals, but do not instruct your bank, broker, trustee or other nominee on how you wish to vote your shares on the Merger Proposal or the Hudson Proposal 5, the resulting broker non-vote will not be considered a vote cast for or against such proposal and will have no effect on the outcome.

Q:	What should I do if I receive more than one set of voting materials for the Star Special Meeting or the Hudson Annual Meeting?

A:

If you hold shares of Star Common Stock or Hudson Common Stock in “street name” and also directly in your name as a stockholder or stockholder, respectively, of record or otherwise, or if you hold shares of Star Common Stock or Hudson Common Stock in more than one brokerage account, you may receive more than one set of voting materials relating to the Star Special Meeting or the Hudson Annual Meeting.

•

Record Holders. For shares held directly, please complete, sign, date and return each proxy card, or you may cast your vote by telephone or Internet as provided on each proxy card, or otherwise follow the voting instructions provided in this joint proxy statement/prospectus in order to ensure that all of your shares of Star Common Stock or Hudson Common Stock are voted.

•

“Street Name” Holders. For shares held in “street name” through a bank, broker, trustee or other nominee, you should follow the procedures provided by your bank, broker, trustee or other nominee to vote your shares.

Q:	If a Hudson stockholder or Star stockholder gives a proxy, how are the shares of Star Common Stock or Hudson Common Stock, as applicable, voted?

A:

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of Star Common Stock or Hudson Common Stock, as applicable, in the way that you indicate. When completing the proxy card or the Internet or telephone processes, you may specify whether your shares of Star Common Stock or Hudson Common Stock, as applicable, should be voted for or against, or abstain from voting on, all, some or none of the specific items of business to come before the Star Special Meeting or Hudson Annual Meeting.

Q:	How will my shares of Star Common Stock or Hudson Common Stock be voted if I return a blank proxy?

A:

If you sign, date and return your proxy card and do not indicate how you want your shares of Star Common Stock to be voted, then your shares of Star Common Stock will be voted “FOR” the Merger Proposal, and “FOR” the Star Adjournment Proposal.

If you sign, date and return your proxy card and do not indicate how you want your shares of Hudson Common Stock to be voted, then your shares of Hudson Common Stock will be voted “FOR” the election of each director nominee in Proposal 1, and “FOR” Proposals 2, 3, 4, 5, and 6.

Q:	Can I change my vote of shares of Star Common Stock after I have submitted my proxy?

A:	Yes. Any stockholder of record as of the Star Record Date giving a proxy has the right to revoke it before the proxy is voted at the Star Special Meeting by:

•

subsequently submitting a new proxy, whether by submitting a new proxy card or by submitting a proxy via the Internet or telephone, that is received by the deadline specified on the accompanying proxy card;

•	giving written notice of your revocation to Star’s Secretary;

•	voting at the Star Special Meeting; or

•	revoking your proxy and voting at the Star Special Meeting.

Your attendance at the Star Special Meeting will not revoke your proxy unless you give written notice of revocation to Star’s Secretary before your proxy is exercised or unless you vote your shares at the Star Special Meeting.

Execution or revocation of a proxy will not in any way affect your right to attend the Star Special Meeting and vote. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

InvestorCom LLC

19 Old Kings Highway S.

Suite 130

Darien, CT 06820

(877) 972-0090

Proxy@investor-com.com

Or to:

Star Equity Holdings, Inc.

503 Forest Ave. Suite 101

Old Greenwich, CT 06870

Attention: Corporate Secretary

For more information, please see the section titled “Star Special Meeting—Revocation of Proxies” beginning on page 84 of this joint proxy statement/prospectus.

Q:	Can I change my vote of shares of Hudson Common Stock after I have submitted my proxy?

A:	Yes. Any stockholder of record as of the Hudson Record Date giving a proxy has the right to revoke it before the proxy is voted at the Hudson Annual Meeting by:

•

subsequently submitting a new proxy, whether by submitting a new proxy card or by submitting a proxy via the Internet or telephone, that is received by the deadline specified on the accompanying proxy card;

•	giving written notice of your revocation to Hudson’s Corporate Secretary;

•	voting at the Hudson Annual Meeting; or

•	revoking your proxy and voting at the Hudson Annual Meeting.

Your attendance at the Hudson Annual Meeting will not revoke your proxy unless you give written notice of revocation to Hudson’s Corporate Secretary before your proxy is exercised or unless you vote your shares at the Hudson Annual Meeting.

Execution or revocation of a proxy will not in any way affect your right to attend the Hudson Annual Meeting and vote. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

InvestorCom LLC

19 Old Kings Highway S.

Suite 130

Darien, CT 06820

(800) 275-7760

info@HudsonProxy.com

Or to:

Hudson Global, Inc.

53 Forest Avenue, Suite 102

Old Greenwich, CT 06870

Attention: Corporate Secretary

For more information, please see the section titled “Hudson Annual Meeting—Revocation of Proxies” beginning on page 57 of this joint proxy statement.

Q:	If I hold my shares in “street name,” can I change my voting instructions after I have submitted voting instructions to my bank, broker, trustee or other nominee?

A:

If your shares are held in the name of a bank, broker, trustee or other nominee and you previously provided voting instructions to your bank, broker, trustee or other nominee, you should follow the instructions provided by your bank, broker, trustee or other nominee to revoke or change your voting instructions.

Q:	Where can I find the voting results of the Star Special Meeting and the Hudson Annual Meeting?

A:

The preliminary voting results for the Star Special Meeting and the Hudson Annual Meeting will be announced at their respective meetings. In addition, Hudson and Star each intend to file the final voting results of their respective meetings with the SEC on a Current Report on Form 8-K following the Star Special Meeting and Hudson Annual Meeting.

Q:	Do Hudson stockholders or Star stockholders have appraisal rights or dissenters’ rights?

A:	No. Neither Star stockholders nor Hudson stockholders are entitled to appraisal or dissenters’ rights in connection with the Merger under the DGCL, respectively.

Q:	As a Hudson stockholder or Star stockholder, are there any risks that I should consider in deciding whether to vote for the approval of the Merger Proposal or Issuance Proposal (as applicable)?

A:

Yes. You should read and carefully consider the risk factors set forth in the section titled “Risk Factors” beginning on page 30 of this joint proxy statement/prospectus as well as the factors considered by the Star Board in determining to approve the Merger Agreement and related transactions in the section titled “The Merger—Recommendation of the Star Board and its Reasons for the Merger” beginning on page 114 of this joint proxy statement/prospectus and the factors considered by the Hudson Board in determining to approve the Merger Agreement and related transactions in the section titled “The Merger—Recommendation of the Hudson Board and its Reasons for the Merger” beginning on page 105 of this joint proxy statement/prospectus. You also should read and carefully consider the risk factors of Hudson and Star contained herein.

Q:	Do any of the officers or directors of Star have interests in the Merger that may differ from or be in addition to my interests as a Star stockholder?

A:

Yes. In considering the recommendation of the Star Board that Star stockholders vote to approve the Merger Proposal, Star stockholders should be aware that Star’s director, Jeffrey Eberwein has interests in the Merger that may be different from, or in addition to, the interests of Star stockholders generally due to his interest in both Hudson and Star. The Star Board was aware of and considered this differing interest, among other matters, in evaluating and negotiating the Merger Agreement and the Merger and in recommending that the Merger Agreement be approved by Star stockholders. See the section titled “The Merger—Interests of Star’s Directors and Executive Officers in the Merger” beginning on page 136 of this joint proxy statement/prospectus.

Q:	Do any of the officers or directors of Hudson have interests in the Merger that may differ from or be in addition to my interests as a Hudson stockholder?

A:

Yes. In considering the recommendation of the Hudson Board that Hudson stockholders vote to approve the Issuance Proposal, Hudson stockholders should be aware that Hudson’s director and Chief Executive Officer, Jeffrey Eberwein has interests in the Merger that may be different from, or in addition to, the interests of Hudson stockholders generally due to his interest in both Hudson and Star. The Hudson Board was aware of and considered this differing interest, among other matters, in evaluating and negotiating the

Merger Agreement and the Merger and in recommending that the Issuance Proposal be approved by Hudson stockholders. See the section titled “The Merger—Interests of Hudson’s Directors and Executive Officers in the Merger” beginning on page 142 of this joint proxy statement/prospectus.

Q:	What happens if I sell my shares of Star Common Stock after the Star Record Date but before the Star Special Meeting?

A:

The Star Record Date is earlier than the date of the Star Special Meeting. If you transfer your shares of Star Common Stock after the Star Record Date but before the Star Special Meeting, you will, unless special arrangements are made, retain your right to vote at the Star Special Meeting.

Q:	What happens if I sell my shares of Hudson Common Stock after the Hudson Record Date but before the Hudson Annual Meeting?

A:

The Hudson Record Date is earlier than the date of the Hudson Annual Meeting. If you transfer your shares of Hudson Common Stock after the Hudson Record Date but before the Hudson Annual Meeting, you will, unless special arrangements are made, retain your right to vote at the Hudson Annual Meeting.

Q:	Who will solicit and pay the cost of soliciting proxies in connection with the Star Special Meeting?

A:

The Star Board is soliciting the Star stockholders’ proxies in connection with the Star Special Meeting, and the expenses incurred in connection with the filing, printing and mailing of this joint proxy statement/prospectus will be paid by Star. Star has retained InvestorCom, LLC as proxy solicitor to assist with the solicitation of proxies in connection with the Star Special Meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through banks, brokers and other nominees to the beneficial owners of shares of Star Common Stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by certain of Star’s directors, officers and employees, without additional compensation.

Star also may be required to reimburse banks, brokers and other custodians, nominees and fiduciaries or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Star Common Stock.

Q:	Who will solicit and pay the cost of soliciting proxies in connection with the Hudson Annual Meeting?

A:

The Hudson Board is soliciting the Hudson stockholders’ proxies in connection with the Hudson Annual Meeting, and the expenses incurred in connection with the filing, printing and mailing of this joint proxy statement/prospectus will be paid by Hudson. Hudson has retained InvestorCom, LLC as proxy solicitor to assist with the solicitation of proxies in connection with the Hudson Annual Meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through banks, brokers and other nominees to the beneficial owners of shares of Hudson Common Stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by certain of Hudson’s directors, officers and employees, without additional compensation.

Hudson also may be required to reimburse banks, brokers and other custodians, nominees and fiduciaries or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Hudson Common Stock.

Q:	What are the United States federal income tax consequences of the Merger to Star U.S. stockholders?

A:	For U.S. federal income tax purposes, the Merger will be a fully taxable transaction to the U.S. Star Stockholders (as defined in the section titled “The Merger—Material U.S. Federal Income Tax

Considerations of the Merger” beginning on page 144 of this joint proxy statement/prospectus) who will recognize gain or loss for U.S. federal income tax purposes upon the exchange of their shares of Star Common Stock and Star Preferred Stock solely in exchange for shares of Hudson Common Stock and Hudson Preferred Stock, respectively, in the Merger.

For a more complete discussion of the U.S. federal income tax considerations of the Merger, see the section titled “The Merger—Material U.S. Federal Income Tax Considerations of the Merger” beginning on page 144 of this joint proxy statement/prospectus.

Q:	When is the Merger expected to be consummated?

A:

Subject to the satisfaction or waiver of the conditions to the Closing described in the section titled “The Merger Agreement—Conditions Precedent” beginning on page 163 of this joint proxy statement/prospectus, including the approval of the Merger Proposal and the Issuance Proposal, the Merger is expected to close promptly following the completion of the later of the Hudson Annual Meeting and Star Special Meeting. However, neither Hudson nor Star can predict the actual date on which the Merger will be consummated, or if the Merger will be consummated at all, because consummation of the Merger is subject to numerous conditions and factors not entirely within the control of either company. Hudson and Star hope to consummate the Merger as soon as reasonably practicable.

Q:	What are the conditions to consummation of the Merger?

A:

The Merger is subject to a number of conditions to Closing as specified in the Merger Agreement. These conditions to Closing include the approval of the Merger Proposal by Star stockholders and the approval of the Issuance Proposal by Hudson stockholders. More information may be found in the section titled “The Merger Agreement—Conditions Precedent” beginning on page 163 of this joint proxy statement/prospectus.

Q:	How will I receive the Merger Consideration to which I am entitled?

A:

If you hold your shares of Star Common Stock in book-entry form, you will not be required to take any specific actions to exchange your shares of Star Common Stock for shares of Hudson Common Stock. After the consummation of the Merger, shares of Star Common Stock held in book-entry form will be automatically exchanged for shares of Hudson Common Stock in book-entry form and shares of Star Preferred Stock will be automatically exchanged for shares of Hudson Preferred Stock, as facilitated by an exchange agent selected by the parties (the “Exchange Agent”). More information may be found in the section titled “The Merger Agreement—Exchange and Payment” beginning on page 149 of this joint proxy statement/prospectus.

Q:	What should I do now?

A:

You should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, and return your completed, signed and dated proxy card by mail in the enclosed postage-paid envelope, or you may submit your voting instructions by telephone or over the Internet as soon as possible so that your shares will be voted in accordance with your instructions.

Q:	Whom do I contact if I have questions about the Star Special Meeting, the Hudson Annual Meeting or the Merger?

A:

If you are a Star stockholder and have questions about the Star Special Meeting or the Merger, or desire additional copies of this joint proxy statement/prospectus or additional proxy cards, you may contact:

InvestorCom LLC, at the following address, phone number or e-mail address:

19 Old Kings Highway S.

Suite 130

Darien, CT 06820

Stockholders call toll free at (877) 972-0090

Banks and brokers call: (203) 972-9300

Proxy@investor-com.com

If you are a Hudson stockholder and have questions about the Hudson Annual Meeting or the Merger, or desire additional copies of this joint proxy statement/prospectus or additional proxy cards, you may contact:

InvestorCom LLC, at the following address, phone number or e-mail address:

19 Old Kings Highway S.

Suite 130

Darien, CT 06820

(800) 275-7760

info@HudsonProxy.com

For your convenience, provided below is a brief summary of certain information contained in this joint proxy statement/prospectus. This summary highlights selected information from this joint proxy statement/prospectus and does not contain all of the information that may be important to you as a Hudson stockholder or Star stockholder . To understand the Merger fully and for a more complete description of the terms of the Merger, you should read this entire joint proxy statement/prospectus carefully, including its annexes and the other documents to which you are referred. Additionally, important information, which you are urged to read, is contained in the documents incorporated by reference into this joint proxy statement/prospectus. See the section titled “Where You Can Find More Information” beginning on page 191 of this joint proxy statement/prospectus. Items in this summary include a page reference directing you to a more complete description of those items.

The Parties to the Merger (See page 51)

Hudson Global, Inc.

Hudson Global, Inc. is a leading total talent solutions provider operating under the brand name Hudson RPO. Hudson delivers innovative, customized recruitment outsourcing and total talent solutions to organizations worldwide. Through its consultative approach, Hudson develops tailored talent solutions designed to meet its clients’ strategic growth initiatives.

Hudson is a Delaware corporation, and has operated as an independent publicly held company since April 1, 2003, when Monster Worldwide, Inc., formerly TMP Worldwide, Inc., spun off its eResourcing division. Hudson delivers Recruitment Process Outsourcing (“RPO”) services, consisting of recruitment and contracting solutions tailored to the individual needs of primarily mid-to-large multinational companies. Hudson’s RPO delivery teams utilize recruitment process methodologies and project management expertise to meet clients’ ongoing business needs. Hudson’s RPO services include complete recruitment outsourcing, project-based outsourcing, contingent workforce solutions, and recruitment consulting for clients’ permanent staff hires. Hudson’s RPO services leverage Hudson’s consultants, supported by Hudson’s specialists, in the delivery of its proprietary methods to identify, select, and engage the best-fit talent for critical client roles. In addition, Hudson provides RPO clients with a range of outsourced professional contract staffing services and managed service provider services offered sometimes on a standalone basis and sometimes as part of a blended total talent solution. These services draw upon a combination of specialized recruiting and project management competencies to deliver a wide range of solutions. Hudson-employed professionals—either individually or as a team—are placed with client organizations for a defined period of time based on specific business needs of the client.

Hudson Common Stock is listed and traded on NASDAQ under the ticker symbol “HSON.” Hudson has its principal executive offices located at 53 Forest Avenue, Suite 102, Old Greenwich, CT 06870, and can be reached by phone at (475) 988-2068.

Merger Sub, Inc.

Merger Sub is a Delaware corporation and a direct, wholly owned subsidiary of Hudson. Merger Sub was formed by Hudson solely in contemplation of the Merger, has not conducted any business and has no assets, liabilities or other obligations of any nature other than as set forth in the Merger Agreement. Following the Merger, Merger Sub will cease to exist.

Star Equity Holdings, Inc.

Star Equity Holdings, Inc. (“Star”) is a diversified multi-industry holding company with three divisions. Star’s Building Solutions division, formerly called the “Construction” division, is Star’s largest division and operates in the construction industry, a key sector of the economy. Star’s Energy Services division was created as a result of the acquisition of Alliance Drilling Tools, Inc. (“ADT”) in the first quarter of 2025. In addition, Star has an Investments division.

Star’s Building Solutions division is currently made up of the following operating businesses: KBS Builders, Inc. (“KBS”); EdgeBuilder, Inc. (“EdgeBuilder”), and Glenbrook Building Supply, Inc. (“Glenbrook”), with the latter two managed together and referred to jointly as “EBGL,” and Timber Technologies Solutions, Inc. (“TT”). KBS is based in Maine and manufactures modular buildings, typically in the single and multi-family residential segments, servicing principally the New England market. EBGL is based in the Minneapolis-Saint Paul area and principally serves the Upper Midwest region. Together, the EBGL businesses manufacture and deliver structural wall panels, primarily for multi-family residential buildings, and other engineered wood-based products. EBGL also distributes building materials from two lumberyard locations primarily focused on professional builder customers. TT is based outside the Minneapolis-St. Paul area and manufactures glue-laminated timber products (“glulam”) for various end markets and applications, including agriculture, industrial, infrastructure, and building construction (commercial and residential).

Star’s Energy Services division currently consists of ADT, a Wyoming and Texas based provider of drilling tools and services to the Energy industry, a key sector of the economy. ADT is a full-service downhole drilling tool company which provides sale and rental tools in the Oil & Gas, Geothermal, Mining, and Waterwells sectors. ADT is strategically located near premier oilfields in the Rockies, a geothermal and mining hub, and in Midland, TX within the Permian Basin. ADT’s business model allows for the majority of costs, such as freight, repairs, and damages to be passed directly to customers.

Star’s Investments division holds and manages certain corporate-owned real estate, including a manufacturing facility in Maine that is leased to KBS and a manufacturing facility in Wisconsin that is leased to TT. The Investments division manages internally funded, concentrated minority investments in a number of public companies. It also holds and manages a promissory note and a private equity stake in Catalyst MedTech. We acquired these interests in May 2023 as a result of the sale of Digirad Health. Star’s Investments division also holds an investment in Enservco Corporation consisting of an investment in Enservco Common Stock, an investment in Enservco Preferred Stock, and an investment in a call option, all of which were acquired in the third quarter of 2024.

Star Common Stock is listed and traded on NASDAQ under the ticker symbol “STRR.” Star, which is incorporated in Delaware, has its principal executive offices located at 53 Forest Ave. Suite 101, Old Greenwich, CT 06870, and can be reached by phone at (203) 489-9500.

The Merger and the Merger Agreement (See pages 88 and 147)

The terms and conditions of the Merger are contained in the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. You are encouraged to read the Merger Agreement carefully and in its entirety, as it is the primary legal document that governs the Merger.

Upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the DGCL, at the Effective Time, Star will be merged with and into Merger Sub, the separate corporate existence of Merger Sub will cease, and Star will continue as the Surviving Corporation and as a direct, wholly owned subsidiary of Hudson.

Consideration to Star Stockholders (See page 88)

At the Effective Time, each share of Star Common Stock will be canceled and converted into the right to receive 0.23 shares of Hudson Common Stock.

The Exchange Ratio is fixed, which means that it will not change between now and the Effective Time, regardless of changes in the market value of Star Common Stock and Hudson Common Stock. No fractional shares of Hudson Common Stock will be issued upon the conversion of shares of Star Common Stock pursuant to the Merger Agreement, and no cash is being paid for any fractional share eliminated by such rounding.

In addition, at the Effective Time, each share of Star Preferred Stock will be canceled and converted into the right to receive one share of Hudson Preferred Stock.

Under the Exchange Ratio formula in the Merger Agreement, upon the Closing, on a pro forma basis and based upon the number of shares of Hudson common stock expected to be issued in the Merger, pre-Merger holders of Star Common Stock will own approximately 21% of the combined company and the pre-Merger holders of Hudson Common Stock will own approximately 79% of the combined company. Upon the Closing, pre-Merger holders of Star Preferred Stock will own 100% of the Hudson Preferred Stock.

The Hudson Annual Meeting (See page 53)

The Hudson Annual Meeting will be held at 53 Forest Avenue, Suite 102 Old Greenwich, CT 06870, on August 21, 2025, at 11:00 a.m., Eastern Time. The Hudson Annual Meeting is being held to consider and vote on the following proposals:

•

To elect four directors named in this joint proxy statement/prospectus to hold office until the 2026 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;

•	To approve, by advisory vote, the compensation of Hudson’s named executive officers as disclosed in this this joint proxy statement/prospectus;

•	To ratify the appointment of Wolf & Company, P.C. as Hudson’s independent registered public accounting firm to audit Hudson’s financial statements for the fiscal year ending December 31, 2025;

•

To approve the proposed amendment to the Hudson Global, Inc. 2009 Incentive Stock and Awards Plan (the “Plan”) to increase the aggregate number of shares of Hudson Common Stock issuable under the Plan by 400,000 shares, and to permit the issuance of up to 175,000 shares of Hudson Preferred Stock under the Plan;

•

To approve the issuance of shares of common stock of Hudson, which will represent more than 5% of the shares of Hudson common stock outstanding immediately prior to the Merger, to stockholders of Star, pursuant to the terms of the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus, pursuant to Nasdaq Listing Rule 5635(a); and

•

To approve the adjournment of the Hudson Annual Meeting to solicit additional proxies if a quorum is not present or if there are not sufficient votes cast at the Hudson Annual Meeting to approve the Issuance Proposal or to ensure that any supplemental or amended disclosure, including any supplement or amendment to the enclosed joint proxy statement/prospectus, is timely provided to Hudson stockholders.

Consummation of the Merger is conditioned on, among other things, the approval of Proposal 5 by Hudson stockholders.

Only holders of record of outstanding shares of Hudson Common Stock as of the Hudson Record Date, are entitled to notice of, and to vote at, the Hudson Annual Meeting or any adjournment or postponement of the Hudson Annual Meeting. Hudson stockholders may cast one vote for each share of Hudson Common Stock owned as of the Hudson Record Date for each proposal.

Proposal No. 1 requires a plurality of the votes cast by the shares of Hudson Common Stock present in person or represented by proxy and entitled to vote in the election of directors. The four nominees receiving the highest number of “FOR” votes from the holders of shares of Hudson Common Stock present in person or represented by proxy and entitled to vote on the election of directors will be elected. Votes withheld and broker non-votes will have no effect on the outcome of the vote.

Proposal No. 2, a vote on the compensation of the named executive officers is advisory and not binding on Hudson, the Hudson Board or its Compensation Committee. The affirmative vote of the holders of a majority of the shares of Hudson Common Stock having voting power present in person or represented by proxy at the Hudson Annual Meeting (assuming a quorum is present) is required to approve, on a non-binding, advisory basis, the compensation of the Hudson named executive officers. Abstentions will have the same effect as a vote against Proposal 2, and broker non-votes will not be counted as entitled to vote, and, accordingly, will not affect the outcome of the vote on Proposal 2.

Proposal No. 3 requires the affirmative vote of the holders of a majority of the shares of Hudson Common Stock having voting power present in person or represented by proxy at the Hudson Annual Meeting (assuming a quorum is present) for the ratification of the appointment of Wolf as Hudson’s independent registered public accounting firm for the fiscal year ending December 31, 2025. If the appointment is not ratified, the adverse vote will be considered as a non-binding indication to the Hudson Audit Committee that it should consider selecting another independent registered public accounting firm for the following fiscal year.

Proposal No. 4 requires the affirmative vote of the holders of a majority of the shares having voting power present in person or represented by proxy at the Hudson Annual Meeting (assuming a quorum is present) for approval of the amendments to the Plan to increase the number of shares of Hudson Common Stock issuable under the Plan by 400,000 shares, to permit the issuance of up to 175,000 shares of Hudson Preferred Stock under the Plan and to make certain technical and clarifying changes to the Plan (the “Plan Amendments”). Consequently, broker non-votes will have no impact on the approval of the Plan Amendments, but abstentions will act as a vote against approval of the Plan Amendments. In the event that the Plan Amendments are not approved at the Hudson Annual Meeting, the Plan as in effect prior to the currently proposed Plan Amendments will remain in full force and effect.

Proposal Nos. 5 and 6 require the affirmative vote of a majority of the votes cast for and against by the holders of Hudson Common Stock present in person or represented by proxy and entitled to vote at the Hudson Annual

Meeting. Abstentions and broker non-votes will have no effect on the outcome of the votes on Proposal Nos. 5 and 6.

Recommendation of the Hudson Board and its Reasons for the Merger (See page 105)

The Hudson Board has (i) determined that the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement are advisable and fair to, and in the best interests of, Hudson and Hudson stockholders, (ii) approved, authorized, adopted and declared advisable the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement and (iii) recommended that the Hudson stockholders vote “FOR” the election of each director nominee in Proposal 1, and “FOR” Proposals 2, 3, 4, 5, and 6. For additional information on the factors considered by the Hudson Board in reaching this decision and the recommendation of the Hudson Board, please see the section titled “The Merger—Recommendation of the Hudson Board and its Reasons for the Merger” beginning on page 105 of this joint proxy statement/prospectus.

Opinion of Hudson’s Financial Advisor (See page 108)

On May 21, 2025, Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) orally rendered its opinion to the special committee of the Hudson Board convened to consider the Merger (the “Hudson Special Committee”) (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Hudson Special Committee dated May 21, 2025) to the effect that, as of such date, the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to Hudson.

Houlihan Lokey’s opinion was directed to the Hudson Special Committee (in its capacity as such), and only addressed the fairness, from a financial point of view, to Hudson of the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this proxy statement/prospectus and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the Hudson Special Committee, the Hudson Board, Hudson, Star, any security holder or any other person as to how to act or vote with respect to any matter relating to the Merger or otherwise. For more information, see the section of this proxy statement/prospectus captioned “The Merger – Opinion of Hudson’s Financial Advisor.”

The Star Special Meeting (See page 80)

The Star Special Meeting will be held at 53 Forest Ave, Suite 101 Old Greenwich, CT 06870, on August 21, 2025, at 10:00 a.m., Eastern Time. The Star Special Meeting is being held to consider and vote on the following proposals:

•	The Merger Proposal; and

•	The Star Adjournment Proposal.

Consummation of the Merger is conditioned on, among other things, obtaining Star Stockholder Approval. Approval of the Star Adjournment Proposal is not a condition to the obligations of Star, Hudson or Merger Sub to consummate the Merger.

Only holders of record of outstanding shares of Star Common Stock as of the Star Record Date are entitled to notice of, and to vote at, the Star Special Meeting or any adjournment or postponement of the Star Special Meeting. Each Star stockholder is entitled to one vote for each share of Star Common Stock that is outstanding in his, her or its name on Star’s books as of close of business on the Star Record Date for each proposal.

If holders of record of a majority of the voting power of the issued and outstanding shares of Star Common Stock as of the Star Record Date entitled to vote at the Star Special Meeting are present in person or represented by proxy at the Star Special Meeting (for purposes of the Star Special Meeting, a “quorum”), approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Star Common Stock entitled to vote on the proposal. Accordingly, the failure of a Star stockholder to vote on the Merger Proposal (including the failure of a Star stockholder who holds shares in “street name” through a bank, broker, trustee or other nominee to give any voting instructions to that bank, broker, trustee or other nominee) or the failure of a Star stockholder to attend the Star Special Meeting, in person or represented by proxy, will have the same effect as a vote “AGAINST” the Merger Proposal.

If a quorum is present at the Star Special Meeting, approval of the Star Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Star Common Stock present in person or represented by proxy and entitled to vote at the Star Special Meeting. Accordingly, the failure of a Star stockholder who holds shares in “street name” through a bank, broker, trustee or other nominee to give voting instructions to its bank, broker, trustee or other nominee on the Star Adjournment Proposal will have no effect on the Star Adjournment Proposal, regardless of whether such stockholder gives voting instructions on other proposals.

All abstentions from voting will have the same effect as a vote “AGAINST” each of the Merger Proposal and the Star Adjournment Proposal.

Assuming a quorum is present, the failure of record owners who are not present in person or represented by proxy at the Star Special Meeting to vote will have no effect on the outcome of a vote on the Star Adjournment Proposal.

The chairperson of the meeting will have the right and authority to (for any or no reason) recess and/or adjourn the Star Special Meeting and, if a quorum is not present at the Star Special Meeting, Star stockholders holding a majority in voting power of shares of Star Common Stock, present in person or by proxy and entitled to vote thereat, will have the power to adjourn the meeting as provided in the Star Bylaws and the DGCL. In addition, the Star Special Meeting may be postponed, rescheduled or canceled by the Star Board in its discretion.

Recommendation of the Star Board and its Reasons for the Merger (See page 114)

The Star Board has (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair and in the best interest of, and are advisable to, Star and the Star stockholders, (ii) approved and adopted the Merger Agreement and approved the Merger and the other transactions contemplated by the Merger Agreement and (iii) recommended that the Star stockholders approve the Merger Agreement. The Star Board recommends that Star stockholders vote “FOR” the Merger Proposal, and “FOR” the Star Adjournment Proposal. For additional information on the factors considered by the Star Board in reaching this decision and the recommendation of the Star Board, please see the section titled “The Merger—Recommendation of the Star Board and its Reasons for the Merger” beginning on page 114 of this joint proxy statement/prospectus.

Opinion of Star’s Financial Advisors (See page 117)

Oberon Securities, LLC (“Oberon”) delivered its opinion to the special committee of the Star Board convened to consider the Merger Proposal (the “Star Special Committee”) that, as of May 21, 2025 and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders (other than Hudson and its affiliates) of Star Common Stock.

The full text of the written opinion of Oberon, dated May 21, 2025, which sets forth assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Oberon provided advisory services and its opinion for the information and assistance of the Star Special Committee in connection with its consideration of the Merger. Oberon’s opinion is not a recommendation as to how any holder of Star Common Stock should vote with respect to the Merger or any other matter. Oberon provided its opinion to the Star Special Committee for the benefit and use in connection with and for purposes of its evaluation of the Exchange Ratio from a financial point of view. Oberon’s opinion does not address any other aspect of the Merger and no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Star or in which Star might engage or as to the underlying business decision of Star to proceed with or effect the Merger. Oberon’s opinion does not constitute a recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter.

You are encouraged to read the written opinion of Oberon, attached as Annex C, and the section titled “The Merger—Opinion of Star’s Financial Advisor” beginning on page 117 of this joint proxy statement/prospectus carefully and in their entirety.

Treatment of Equity-Based Awards (See page 149)

At the Effective Time of the Merger, each Star RSU that is outstanding immediately prior to the Effective Time under the Star Equity Plan and that, following its conversion at the Effective Time, will be eligible to be registered on Form S-8, whether or not vested, shall be converted into a restricted stock unit under the Hudson Equity Plan that entitles the holder to receive Hudson Common Stock or Preferred Stock, as applicable, and Hudson shall issue to each such Star equity award holder restricted stock units of Hudson in accordance with the substantially the same terms (as in effect as of the date of the Merger Agreement) of each Star equity plan and the terms of the restricted stock unit agreement by which such Star RSU is evidenced. There are no other Star equity awards outstanding other than the Star RSUs.

All rights with respect to Star Common Stock and Star Preferred Stock underlying outstanding Star equity awards shall at the Effective Time be converted into rights with respect to Hudson Common Stock or Hudson Preferred Stock, as applicable, in a manner consistent with the requirements of the Internal Revenue Code and applicable Treasury Regulations, including Treasury Regulation Section 1.409A-1(b)(5)(v)(D) (each such Star equity award, an “Converted Award”). Accordingly, from and after the Effective Time: (i) the number of shares of Hudson Common Stock or Hudson Preferred Stock subject to each Converted Award shall be determined by multiplying (A) the number of shares of Star Common Stock or Star Preferred Stock that were subject to such Star RSUs, as in effect immediately prior to the Effective Time, by (B) (x) in the case of Star RSUs with subject shares of Star Common Stock, the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Hudson Common Stock or (y) in the case of Star RSUs with subject shares of Star Preferred Stock, one (1), and (ii) any restriction on the exercise of any Converted Award that was in existence prior to the Merger shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of each Star equity award shall otherwise remain unchanged; provided, however, that: (a) to the extent provided under the terms of a Star equity award, such Converted Award shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Hudson Common Stock or Preferred Stock, as applicable, subsequent to the Effective Time and (b) the Hudson Board or a committee thereof shall succeed to the authority and responsibility of the Star Board or any committee thereof with respect to each Star equity award assumed by Hudson. Prior to the Effective Time, each Star RSU will be treated as set forth in the Star Equity Plan and shall become automatically vested based on the previously determined vesting date, so long as the RSU holder continues to serve Star or Star’s successor as a director or employee on such date, or as otherwise determined by the Star compensation committee.

Security Ownership of Certain Beneficial Owners of Hudson Common Stock and Hudson Management (See page 170)

At the close of business on July 14, 2025, the latest practicable date prior to the date of this joint proxy statement/prospectus, Hudson’s directors and executive officers and their affiliates, as a group, beneficially owned and were entitled to vote approximately 302,515 shares of Hudson Common Stock, collectively representing 11.0% of the shares of Hudson Common Stock outstanding on that date. Hudson currently expects that all of its directors and executive officers will vote their shares “FOR” the Hudson Proposal 5 and “FOR” the Hudson Proposal 6 (if necessary). For more information regarding the security ownership of Hudson directors and executive officers, please see the section titled “Security Ownership of Certain Beneficial Owners of Hudson Common Stock and Hudson Management” beginning on page 170 of this joint proxy statement/prospectus.

Security Ownership of Certain Beneficial Owners of Star Common Stock and Star Management (See page 173)

At the close of business on [    ], 2025, the latest practicable date prior to the date of this joint proxy statement/prospectus, Star’s directors and executive officers and their affiliates, as a group, beneficially owned and were entitled to vote approximately 899,501 shares of Star Common Stock, collectively representing 27.9% of the shares of Star Common Stock outstanding on that date. Star currently expects that all of its directors and executive officers will vote their shares “FOR” the Merger Proposal, and “FOR” the Star Adjournment Proposal (if necessary). For more information regarding the security ownership of Star directors and executive officers, please see the section titled “Security Ownership of Certain Beneficial Owners of Star Common Stock and Star Management” beginning on page 173 of this joint proxy statement/prospectus.

Ownership of Hudson After Consummation of the Merger (See page 143)

As of the date of this joint proxy statement/prospectus, based on the Exchange Ratio and the number of outstanding shares of Star Common Stock and Hudson Common Stock (in each case, on a fully diluted basis), it is estimated that legacy Hudson stockholders will own approximately 79% and legacy Star stockholders will own approximately 21% of the issued and outstanding shares of Hudson Common Stock on a fully diluted basis immediately following the Effective Time. The relative ownership interests of legacy Hudson stockholders and legacy Star stockholders in the combined company immediately following the Merger will depend on the number of shares of Hudson Common Stock and Star Common Stock issued and outstanding immediately prior to the Merger.

Governance Matters (See page 163)

The Hudson Board immediately following the Effective Time will consist of seven (7) directors and be composed of (i) the Legacy Hudson Directors and (ii) the Star Appointed Directors. The Star Appointed Directors will be three members from the current Star Board and will be selected by the Star Board and approved by the Hudson Board.

Following the Effective Time, Richard Coleman, Jr. will join the senior management team of Hudson as Chief Operating Officer and Hannah Bible will become Hudson’s Chief Legal Officer. The remainder of the existing Hudson senior management team will continue in their existing roles.

Conditions Precedent (See page 163)

Each of Hudson’s and Star’s obligation to effect the Merger is subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

•

Effectiveness of Registration Statement - The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement that has not been withdrawn.

•

No Restraints - No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Authority of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

•	Stockholder Approval - (a) Hudson shall have obtained the Required Hudson Stockholder Vote and (b) Star shall have obtained the Required Star Stockholder Vote.

•	Hudson Preferred Stock - The Certificate of Designations shall have been filed with and accepted by the Secretary of State of the State of Delaware.

•

Nasdaq Listing - (a) Hudson shall have obtained the approval of the listing of the Hudson Preferred Stock on Nasdaq and (b) the approval of the listing of the additional shares of Hudson Common Stock on Nasdaq shall have been obtained and the shares of Hudson Common Stock to be issued in the Merger pursuant to the Merger Agreement shall have been approved for listing (subject to official notice of issuance) on Nasdaq.

Conditions to the Obligations of Hudson and Merger Sub

Hudson’s and Merger Sub’s obligation to effect the Merger is subject to the satisfaction (or waiver by Hudson) at or prior to the Effective Time of the following conditions:

•

Accuracy of Representations - The Star Fundamental Representations shall have been true and correct in all respects as of the date of the Merger Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Star Capitalization Representations shall have been true and correct in all respects as of the date of the Merger Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of Star contained in the Merger Agreement (other than the Star Fundamental Representations and the Star Capitalization Representations) shall have been true and correct as of the date of the Merger Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Star Material Adverse Effect (without giving effect to any references therein to any Star Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Star Disclosure Schedule made or purported to have been made after the date of the Merger Agreement shall be disregarded).

•

Performance of Covenants - Star shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under the Merger Agreement at or prior to the Effective Time.

•

Closing Certificate - Hudson shall have received a certificate executed by the Chief Executive Officer or Chief Financial Officer of Star certifying (a) that the conditions set forth in Sections 8.1, 8.2 and 8.4 have been duly satisfied and (b) that the information set forth in the Allocation Certificate delivered by Star in accordance with Section 6.15 is true and accurate in all respects as of the Closing Date.

•	No Star Material Adverse Effect - Since the date of the Merger Agreement, there shall not have occurred any Star Material Adverse Effect that is continuing.

•	Termination of Investor Agreements - The Investor Agreements (as defined in the Merger Agreement) shall have been terminated.

Conditions to the Obligations of Star

Star’s obligation to effect the Merger is subject to the satisfaction at Closing, (or waiver by Star) at or prior to the Effective Time of the following conditions:

•

Accuracy of Representations - Each of the Hudson Fundamental Representations shall have been true and correct in all respects as of the date of the Merger Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Hudson Capitalization Representations shall have been true and correct as of the date of the Merger Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of Hudson and Merger Sub contained in the Merger Agreement (other than the Hudson Fundamental Representations and the Hudson Capitalization Representations) shall have been true and correct as of the date of the Merger Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Hudson Material Adverse Effect (without giving effect to any references therein to any Hudson Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Hudson Disclosure Schedule made or purported to have been made after the date of the Merger Agreement shall be disregarded).

•

Performance of Covenants - Hudson and Merger Sub shall have performed or complied with in all material respects all of their agreements and covenants required to be performed or complied with by each of them under the Merger Agreement at or prior to the Effective Time.

•	Documents - Star shall have received the following documents, each of which shall be in full force and effect:

•	a certificate executed by an executive officer of Hudson confirming that the conditions set forth in Sections 9.1, 9.2 and 9.4 of the Merger Agreement have been duly satisfied.

•	No Hudson Material Adverse Effect - Since the date of the Merger Agreement, there shall not have occurred any Hudson Material Adverse Effect that is continuing.

•

Governance Matters - The Hudson Board shall have taken action so that (a) the Persons listed on Section 6.12(c) of the Star Disclosure Schedule will become officers of Hudson, in each case in accordance with Section 6.12 of the Merger Agreement and as of immediately after the Effective Time and (b) the Hudson Board shall be constituted in accordance with Section 6.12 of the Merger Agreement.

•	Hudson Preferred Stock - The Certificate of Designations shall have been filed with the Secretary of State of Delaware and shall have become effective.

No Solicitation (See page 157)

As more fully described in the section titled “The Merger Agreement—Covenants—No Solicitation” beginning on page 157 of this joint proxy statement/prospectus:

During the Pre-Closing Period, neither Star nor Hudson nor any of their Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry, (ii) furnish any non-public information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry, (iv) approve, endorse or recommend any Acquisition Proposal , (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction or (vi) publicly propose to do any of the foregoing.

Termination (See page 166)

The Merger Agreement may be terminated prior to the Effective Time (whether before or after adoption of the Merger Agreement by Star’s stockholders and whether before or after approval of the Hudson Stockholder Matters by Hudson’s stockholders, unless otherwise specified below):

(a) by mutual written consent of Hudson and Star;

(b) by either Hudson or Star if the Merger shall not have been consummated by November 17, 2025 (subject to possible extension as provided in Section 10.1(b) of the Merger Agreement, the “End Date”); provided, however, that the right to terminate this Agreement under Section 10.1(b) of the Merger Agreement shall not be available to Hudson or Star if such Party’s action or failure to act has been a principal cause of the failure of the Merger to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement; provided, further, however, that, in the event that the SEC has not declared effective under the Securities Act the Registration Statement by the date which is 60 days prior to the End Date, then either Hudson or Star shall be entitled to extend the End Date for an additional 60 days;

(c) by either Hudson or Star if a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

(d) by either Hudson or Star if (i) the Hudson Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Hudson’s stockholders shall have taken a final vote on the Hudson Stockholder Matters and the Hudson Stockholder Matters shall not have been approved at the Hudson Stockholder Meeting (or at any adjournment or postponement thereof) by the Required Hudson Stockholder Vote or (ii) Star Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Star’s stockholders shall have taken a final vote on Star Stockholder Matters and Star Stockholder Matters shall not have been approved at Star Stockholder Meeting (or at any adjournment or postponement thereof) by the Required Company Stockholder Vote; provided, however, that the right to terminate this Agreement under Section 10.1(d) of the Merger Agreement shall not be available to (x) Hudson where the failure to obtain the Required Hudson Stockholder Vote shall have been caused by the action or failure to act of Hudson and such action or failure to act constitutes a material breach by Hudson of this Agreement or (y) Star where the failure to obtain the Required Company Stockholder Vote shall have been caused by the action or failure to act of Star and such action or failure to act constitutes a material breach by Star of this Agreement;

(e) by Star (within 10 business days of notice of the applicable the occurrence of a Hudson Triggering Event and prior to the approval of the Hudson Stockholder Matters by the Required Hudson Stockholder Vote) if a Hudson Triggering Event shall have occurred;

(f) by Hudson (within 10 business days of notice of the applicable the occurrence of a Company Triggering Event and prior to the adoption of this Agreement and the approval of Star Stockholder Matters by the Required Company Stockholder Vote) if a Company Triggering Event shall have occurred;

(g) by Star, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Hudson or Merger Sub or if any representation or warranty of Hudson or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 9.1 or Section 9.2 of the Merger Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Star is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Hudson’s or Merger Sub’s representations and warranties or breach by Hudson or Merger Sub is curable by Hudson or Merger Sub, then this Agreement shall not terminate pursuant to Section 10.1(g) of the Merger Agreement as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from Star to Hudson or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to Section 10.1(g) of the Merger Agreement and (ii) Hudson or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from Star to Hudson or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to Section 10.1(g) of the Merger Agreement (it being understood that this Agreement shall not terminate pursuant to Section 10.1(g) of the Merger Agreement as a result of such particular breach or inaccuracy if such breach by Hudson or Merger Sub is cured prior to such termination becoming effective); or

(h) by Hudson, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Star or if any representation or warranty of Star shall have become inaccurate, in either case, such that the conditions set forth in Section 8.1 or Section 8.2 of the Merger Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Hudson is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Star’s representations and warranties or breach by Star is curable by Star then this Agreement shall not terminate pursuant to Section 10.1(h) of the Merger Agreement as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from Hudson to Star of such breach or inaccuracy and its intention to terminate pursuant to Section 10.1(h) of the Merger Agreement and (ii) Star ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from Hudson to Star of such breach or inaccuracy and its intention to terminate pursuant to Section 10.1(h) of the Merger Agreement (it being understood that this Agreement shall not terminate pursuant to Section 10.1(h) of the Merger Agreement as a result of such particular breach or inaccuracy if such breach by Star is cured prior to such termination becoming effective).

The Party desiring to terminate this Agreement (other than pursuant to Section 10.1(a) of the Merger Agreement) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

Expenses (See page 168)

Except as otherwise provided in the Merger Agreement, the incurring party will pay all fees and expenses incurred by it in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, whether or not the Merger is consummated, except that Hudson and Star will share equally the expenses incurred in connection with the filing, printing and mailing of this Form S-4 and this joint proxy statement/prospectus, and all filing and other fees paid to the SEC, in each case in connection with the Merger (other than attorneys’ fees, accountants’ fees and related expenses).

If the Merger Agreement is terminated by Star pursuant to Section 10.1(e) or Section 10.1(g) of the Merger Agreement, Star shall reimburse Hudson for all reasonable out-of-pocket fees and expenses incurred by Hudson in connection with the Merger Agreement and the Contemplated Transactions, up to a maximum of $250,000, by wire transfer of same-day funds within two (2) Business Days following the date on which Hudson submits to Star true and correct copies of reasonable documentation supporting such expenses (“Hudson Expense Reimbursement”). Hudson Expense Reimbursement shall be in addition to, and not reduce, the payment of the Star Termination Fee, if applicable.

If the Merger Agreement is terminated by Hudson pursuant to Section 10.1(f) or Section 10.1(h) of the Merger Agreement, Hudson shall reimburse Star for all reasonable out-of-pocket fees and expenses incurred by Star in connection with this Agreement and the Contemplated Transactions, up to a maximum of $250,000, by wire transfer of same-day funds within two (2) Business Days following the date on which Star submits to Star true and correct copies of reasonable documentation supporting such expenses (“Star Expense Reimbursement”). Any Star Expense Reimbursement shall be in addition to, and not reduce, the payment of the Hudson Termination Fee, if applicable.

Termination Fee (See page 167)

If the Merger Agreement is terminated (i) by Star or (ii)(A) by either Hudson or Star, (B) at any time after the date of the Merger Agreement and prior to the Hudson Stockholder Meeting an Acquisition Proposal with respect to Hudson shall have been publicly announced, disclosed or otherwise communicated to the Hudson Board (and shall not have been withdrawn) and (C) within nine (9) months after the date of such termination, Hudson enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then Hudson shall pay to Star, within two (2) Business Days after termination (or, in the case of clause (ii), upon the earlier to occur of such entry into a definitive agreement and the consummation of a Subsequent Transaction), a nonrefundable fee in an amount equal to $250,000 (the “Star Termination Fee”)

If the Merger Agreement is terminated (i) by Hudson or (ii)(A) by Hudson or Star, (B) at any time after the date of the Merger Agreement and before obtaining the Required Company Stockholder Vote an Acquisition Proposal with respect to Star shall have been publicly announced, disclosed or otherwise communicated to the Star Board (and shall not have been withdrawn) and (C) within nine (9) months after the date of such termination, Star enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then Star shall pay to Hudson, within two (2) Business Days after termination (or, in the case of clause (ii), upon the earlier to occur of such entry into a definitive agreement and the consummation of a Subsequent Transaction), a nonrefundable fee in an amount equal to $250,000 (the “Hudson Termination Fee”).

If the Star Termination Fee or Hudson Expenses become payable by, and are paid by, Star, then such Star Termination Fee or Hudson Expenses, as applicable, will be Hudson’s sole and exclusive remedy for damages against Star and its affiliates and its and their Representatives in connection with the termination of the Merger Agreement (other than Hudson’s right, after having received the Hudson Expenses, to receive the Star Termination Fee less the Hudson Expenses, as applicable), and in no event will Hudson or any other person seek to recover any other money damages or seek any other remedy based on a claim in law or equity for any reason in connection with the termination of the Merger Agreement; provided, that the payment by Star of the Star Termination Fee pursuant to the foregoing or Hudson Expenses will not relieve Star from any liability or damage resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement or fraud.

Material U.S. Federal Income Tax Considerations of the Merger (See page 144)

For U.S. federal income tax purposes the Merger will be a taxable transaction.

Pursuant to the Merger Agreement, Star has agreed to certain restrictions on its activities until the Effective Time of the Merger. In general, Star has agreed that, except as otherwise contemplated or permitted by the Merger Agreement, it will not, and will not permit any of its subsidiaries, to do any of the following:

•	settle or compromise any material liability for taxes;

•	amend any income or material tax return, or file any claims for material tax refunds;

•	make, revoke or modify any material tax election;

•	file any material tax return other than on a basis consistent with past practice;

•	consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material amount of taxes;

•

enter into any tax agreement (other than a customary tax indemnification provision contained in an ordinary course commercial agreement not primarily related to taxes) or any closing or other similar agreement, in each case, with respect to material taxes; or

•	change any material method of accounting for tax purposes.

For a more complete discussion of the U.S. federal income tax considerations of the Merger, see the section titled “The Merger—Material U.S. Federal Income Tax Considerations of the Merger” beginning on page 144 of this joint proxy statement/prospectus.

The discussion of the material U.S. federal income tax considerations contained in this joint proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax considerations of the Merger that may vary with, or are dependent on, individual circumstances. In addition, it does not address the effects of any foreign, state or local tax laws, or federal tax laws other than U.S. federal income tax laws.

The tax considerations of the Merger to any particular Star stockholder will depend on that stockholder’s particular circumstances. You should consult your tax advisor as to the specific tax considerations of the Merger to you in light of your particular circumstances.

Conversion of Capital Stock (See page 148)

Hudson will not issue fractional shares of Hudson Common Stock upon the conversion of Star Common Stock pursuant to the Merger Agreement, and such fractional share interests will not entitle the owner thereof to any dividends or other distributions with respect to Hudson Common Stock or to vote or to any other rights of a Hudson stockholder.

Based on the estimated number of shares of Hudson Common Stock and estimated number of shares of Star Common Stock, as well as the outstanding equity awards of the parties that will be outstanding immediately prior to the consummation of the Merger, we estimate that, upon consummation of the Merger, Hudson stockholders as of immediately prior to the Merger will hold approximately 79% and Star stockholders as of immediately prior to the Merger will hold approximately 21%, of the issued and outstanding shares of Hudson Common Stock (in each case based on fully diluted shares outstanding of each company). In connection with the Merger, Hudson will issue shares of Hudson Preferred Stock on a 1-for-1 basis. Prior to the Merger there are no shares of Hudson Preferred Stock outstanding. Immediately following the Merger, holders of Star Preferred Stock as of immediately prior to the Merger will hold 100% of the issued and outstanding shares of Hudson Preferred Stock.

Comparison of Stockholders’ Rights (See page 174)

Upon the consummation of the Merger, Star stockholders receiving shares of Hudson Common Stock will become stockholders of Hudson, and their rights will be governed by Delaware law and the governing corporate documents of Hudson in effect at the Effective Time.

Star stockholders will have different rights once they become stockholders of Hudson due to differences between the governing corporate documents of Hudson and Star, as further described in the section titled “Comparison of Stockholders’ Rights” beginning on page 174 of this joint proxy statement/prospectus.

Listing of Hudson Common Stock (See page 144)

Before consummation of the Merger, Hudson must cause the shares of Hudson Common Stock and Preferred Stock to be issued in the Merger, and such other shares of Hudson Common Stock and Preferred Stock to be reserved for issuance in connection with the Merger, to be approved for listing on NASDAQ, subject to official notice of issuance. The approval for listing of such shares of Hudson Common Stock and Preferred Stock on NASDAQ (subject to official notice of issuance) is a condition to the consummation of the Merger.

Accounting Treatment of the Merger (See page 146)

The Merger will be accounted for using the acquisition method of accounting in accordance with ASC 805—Business Combinations, which we refer to as “ASC 805.” Hudson management has evaluated the guidance contained in ASC 805 with respect to the identification of the acquirer in the Merger and concluded, based on a consideration of the pertinent facts and circumstances, that Hudson will be the acquirer for financial accounting purposes. Accordingly, Hudson’s cost to acquire Star has been allocated to Star’s acquired assets and assumed liabilities based upon their estimated fair values. The allocation of the purchase price is dependent upon estimates of certain valuations that are subject to change. In addition, the final purchase price of Hudson’s acquisition of Star will not be known until the date of the consummation of the Merger and could vary materially from the preliminary purchase price. Accordingly, the final acquisition accounting adjustments may be materially different from the preliminary unaudited pro forma adjustments presented.

Regulatory Matters (See page 146)

Subject to the terms and conditions of the Merger Agreement (including certain exceptions described in the Merger Agreement), Hudson, Merger Sub and Star will use their respective reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement, including, among other things, using reasonable best efforts to obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities, make all necessary registrations, declarations and filings and make all reasonable best efforts to obtain an approval or waiver from, or to avoid any action by, any governmental entity.

The consummation of the Merger is not expected to be subject to any material regulatory approvals (as further described in the section titled “The Merger Agreement—Covenants—Regulatory Approvals; Consents” beginning on page 156 of this joint proxy statement/prospectus).

No Appraisal Rights (See page 147)

Under the DGCL, neither Hudson stockholders nor Star stockholders are entitled to appraisal rights or dissenters’ rights in connection with the Merger or the issuance of shares of Hudson Common Stock in the Merger.

Risk Factors (See page 30)

In evaluating the Merger Agreement and the Merger, you should carefully read this joint proxy statement/prospectus and give special consideration to the factors discussed in the section titled “Risk Factors” beginning on page 30 of this joint proxy statement/prospectus. See the section titled “Where You Can Find More Information” beginning on page 191 of this joint proxy statement/prospectus.

RISK FACTORS

In deciding how to vote on the proposals to be considered and voted on at the Hudson Annual Meeting and the Star Special Meeting, Hudson stockholders and Star stockholders should carefully consider the following risk factors and all of the information contained in this joint proxy statement/prospectus or incorporated by reference in this joint proxy statement/prospectus, including, but not limited to, the matters addressed in the section titled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 49 of this joint proxy statement/prospectus.

Risks Relating to the Merger

The Merger is subject to customary closing conditions to the obligations of both Hudson and Star to consummate the Merger, and if these conditions are not satisfied or waived, the Merger may not be consummated on a timely basis or at all.

The consummation of the Merger is subject to several customary conditions to Closing and there can be no assurance that such conditions to Closing that remain outstanding will be satisfied or waived (to the extent permitted by law). The failure to timely satisfy the required conditions could delay the consummation of the Merger for a significant period of time or prevent the consummation of the Merger from occurring at all. These conditions to Closing include, among others:

•

Effectiveness of Registration Statement - The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement that has not been withdrawn.

•

No Restraints - No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Authority of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

•	Stockholder Approval - (a) Hudson shall have obtained the Required Hudson Stockholder Vote and (b) Star shall have obtained the Required Star Stockholder Vote.

•	Hudson Preferred Stock - The Certificate of Designations shall have been filed with and accepted by the Secretary of State of the State of Delaware.

•

Nasdaq Listing - (a) Hudson shall have obtained the approval of the listing of the Hudson Preferred Stock on Nasdaq and (b) the approval of the listing of the additional shares of Hudson Common Stock on Nasdaq shall have been obtained and the shares of Hudson Common Stock to be issued in the Merger pursuant to the Merger Agreement shall have been approved for listing (subject to official notice of issuance) on Nasdaq.

There can be no assurance as to when, or if, the conditions to Closing will be satisfied or waived or that other events will not intervene to delay or result in the termination of the Merger. See the section titled “The Merger Agreement—Termination” beginning on page 166 of this joint proxy statement/prospectus for more information on the circumstances under which the Merger Agreement may be terminated. See the section titled “The Merger Agreement—Covenants—Regulatory Approvals; Consents” beginning on page 156 of this joint proxy statement/prospectus for more information regarding the obligations of the parties to consummate the Merger and obtain regulatory approvals.

See the section titled “The Merger Agreement—Conditions Precedent” beginning on page 163 of this joint proxy statement/prospectus for a more detailed description of these closing conditions.

Failure to consummate the Merger could negatively impact the share price and the future business and financial results of each of Hudson and Star.

If the Merger is not consummated for any reason, including because Hudson stockholders fail to approve the Share Proposal 5 or because Star stockholders fail to approve the Merger Proposal, the ongoing businesses and financial results of Hudson and Star may be adversely affected and, without realizing any of the potential benefits of having consummated the Merger, each of Hudson and Star may experience certain negative effects, including the following:

•	Hudson and Star may experience negative reactions from the financial markets, including negative impacts on their respective stock prices;

•	Hudson and Star may experience negative reactions from their respective customers, distributors, suppliers, vendors, business partners and employees;

•	Hudson and Star will be required to pay certain costs and expenses relating to the Merger whether or not the Merger is consummated, such as legal, accounting, financial advisor and printing fees;

•

matters relating to the Merger (including integration planning during the pendency of the Merger) may require substantial management time and resources, which could otherwise have been devoted to the pursuit of other opportunities that could have been beneficial to Hudson or Star, as applicable, as an independent company;

•

Hudson and Star may become subject to litigation related to any failure to consummate the Merger or related to any enforcement proceeding commenced against Hudson and Star to perform their respective obligations under the Merger Agreement;

•	Hudson and Star may be subject to negative publicity and reputational damage in the capital markets and among the investment community; and

•	if the Merger Agreement is terminated in certain circumstances, Hudson or Star may be required to pay the Termination Fee as required by the Merger Agreement.

If the Merger is not consummated, these risks may materialize and may materially and adversely affect Hudson’s and Star’s respective businesses, operations, financial results and share prices.

The Merger Agreement subjects each of Hudson and Star to restrictions on its business activities prior to the Effective Time.

The Merger Agreement restricts Hudson and Star from taking specified actions without the consent of the other party prior to the Effective Time. These restrictions could prevent Hudson or Star from pursuing certain attractive business opportunities that arise prior to the Effective Time, executing on their respective business strategies and attaining financial goals.

See the section titled “The Merger Agreement—Covenants—Conduct of Business” beginning on page 153 of this joint proxy statement/prospectus for a more detailed description of these restrictions.

Neither the Star stockholders nor the Hudson stockholders will be entitled to appraisal rights in the Merger.

Under the DGCL with respect to Star stockholders and Hudson stockholders, neither the Star stockholders nor the Hudson stockholders are entitled to appraisal rights in connection with the Merger. See the section titled “The Merger—No Appraisal Rights” beginning on page 147 of this joint proxy statement/prospectus.

Because the number of shares of Hudson Common Stock that Star stockholders will be entitled to receive as a result of the Merger will be based on a fixed exchange ratio, and the value of shares of Hudson Common Stock has fluctuated and will continue to fluctuate, the value of the Merger Consideration that Star stockholders will receive in the Merger is uncertain.

Upon consummation of the Merger, each share of Star Common Stock issued and outstanding immediately prior to the Effective Time, other than Star Common Stock held in treasury by Star or owned directly or indirectly by Hudson or Merger Sub, will be converted into the right to receive 0.23 shares of Hudson Common Stock. Because the Exchange Ratio is fixed and will only be adjusted in certain limited circumstances (including stock splits or stock dividends, reorganization, recapitalization or other like change with respect to Star Common Stock or Hudson Common Stock), any changes in the market value of shares of Star Common Stock or Hudson Common Stock may affect the value that Star stockholders will be entitled to receive upon consummation of the Merger. Share price changes may result from a variety of factors, including changes in the business, operations or prospects of Hudson or Star or their competitors, market assessments of the likelihood that the Merger will be consummated, the timing of the Merger, interest rates, general market and economic conditions and other factors. Such factors are difficult to predict and in many cases may be beyond the control of Hudson and Star. Consequently, at the time of the Star Special Meeting the Star stockholders will not know the actual market value of the Merger Consideration they will receive for each of their shares of Star Common Stock when the Merger is consummated. Similarly, Hudson stockholders will not know or be able to determine at the time of the Hudson Annual Meeting the market value of the shares of Hudson Common Stock to be issued pursuant to the Merger Agreement compared to the market value of the shares of Star Common Stock that are being exchanged in the Merger. You are urged to obtain current market quotations for Star Common Stock and Hudson Common Stock in determining whether to vote in favor of the Issuance Proposal, in the case of Hudson stockholders, or the Merger Proposal, in the case of Star stockholders.

While the Merger is pending, Hudson and Star will be subject to business uncertainties that could adversely affect their respective businesses, results of operations, prospects, financial conditions and cash flows.

Uncertainty about the effect of the Merger on Hudson’s and Star’s employees, customers, distributors, suppliers, vendors and other business partners may have an adverse effect on Hudson and Star. These uncertainties may impair each company’s ability to attract, retain and motivate key personnel until the Merger is consummated and for a period thereafter, and the attention of each of Hudson and Star management may be directed to Merger-related considerations and may be diverted from the day-to-day operations. No assurance can be given that the combined company will be able to attract, hire, retain and motivate key personnel and other employees of Hudson and Star to the same extent that Hudson and Star have been able to attract, hire, retain and motivate key personnel and other employees in the past. If, despite their retention efforts, key employees of Hudson or Star depart because of issues relating to the uncertainty about their future roles and difficulty of integration or a desire not to remain with the combined company, the combined company’s (or, if the Merger is not consummated, Hudson’s or Star’s ) business could be harmed and its ability to realize the anticipated benefits of the Merger could be adversely affected. Hudson and Star may not be able to locate suitable replacements for key employees that leave either company or offer employment to potential replacements on reasonable terms. In addition, there could be disruptions to or distractions for the workforce and management, including disruptions associated with integrating employees into the combined company. Parties with which Hudson and Star do business may experience uncertainty associated with the Merger, including with respect to current or future business relationships with Hudson and Star. Hudson’s and Star’s respective business relationships may be subject to disruption as customers, distributors, suppliers, vendors and other business partners that deal with Hudson or Star may attempt to renegotiate changes in existing business relationships or consider entering into alternative relationships with third parties other than Hudson and Star. These disruptions could have an adverse effect on the businesses, financial condition, results of operations or prospects of Hudson and Star, including an adverse effect on the anticipated benefits of the Merger. The risk and adverse effect of such disruptions could be exacerbated by a delay in consummation of the Merger or the termination of the Merger Agreement. Further, any disruption to Hudson’s or Star’s business resulting from the announcement and pendency of the Merger, including any adverse impact in relationships with employees, customers, distributors, suppliers, vendors and other business partners could continue or accelerate in the event of a failure to consummate the Merger.

If consummated, the Merger may not achieve its intended results.

The Merger involves numerous operational, strategic, financial, accounting, legal, tax and other functions that must be integrated. Hudson and Star may be unable to successfully integrate their respective operations. Failure to successfully integrate the businesses of Hudson and Star in the expected timeframe may adversely affect the future results of the combined company, and, consequently, the value of the Hudson Common Stock that Star stockholders will receive as the Merger Consideration.

It is possible that the integration process could take longer than anticipated, could give rise to unanticipated costs and delays or performance shortfalls and could result in the loss of valuable employees, the disruption of each of Hudson’s and Star’s ongoing businesses, processes and systems or inconsistencies in standards, controls, procedures, practices, policies and compensation arrangements, any of which could adversely affect the combined company’s ability to achieve the anticipated benefits of the Merger. The combined company’s results of operations could also be adversely affected by any issues attributable to either company’s operations that arise or are based on events or actions that occur prior to the consummation of the Merger. Hudson and Star may have difficulty addressing possible differences in corporate cultures and management philosophies. The integration process is subject to several uncertainties, and no assurance can be given that the anticipated benefits will be realized or, if realized, the timing of their realization.

The shares of Hudson Common Stock to be received by Star stockholders upon the consummation of the Merger will have different rights from shares of Star Common Stock.

Upon the consummation of the Merger, Star stockholders will no longer be stockholders of Star. Instead, former Star stockholders will become Hudson stockholders and their rights as Hudson stockholders will be governed by the laws of the State of Delaware, and subject to and governed by the terms of the Amended and Restated Articles of Incorporation of Hudson (the “Hudson Charter”) and the Hudson Bylaws. The terms of the Hudson Charter and the Hudson Bylaws are in some respects different than the terms of the Amended and Restated Certificate of Incorporation of Star (the “Star Charter”) and the Star Bylaws, respectively, which currently govern the rights of Star stockholders. See the section titled “Comparison of Stockholders’ and Stockholders’ Rights” beginning on page 174 of this joint proxy statement/prospectus for a discussion of these rights.

Hudson and Star will incur substantial transaction fees and costs in connection with the Merger.

Hudson and Star have each incurred, and will continue to incur, non-recurring transaction-related costs associated with consummating the Merger, combining the operations of the two organizations and achieving the desired benefits of the Merger. These costs, expenses, and fees have been, and will continue to be, significant. Non-recurring transaction costs include, or may include, but are not limited to, fees paid to legal, financial, accounting and other advisors or business consultants, fees paid to proxy solicitors, retention, severance, and other integration-related costs, filing fees and printing costs. Additional unanticipated costs may be incurred in the Merger and the integration of the businesses of Hudson and Star. There can be no assurance that the integration process will deliver all or substantially all of the benefits of the Merger in the near term, the long term or at all. The costs described above and any unanticipated costs and expenses, many of which will be payable by Hudson or Star regardless of whether or not the Merger is consummated, could have an adverse effect on Hudson’s or Star’s financial condition and operating results and may exceed the costs historically borne by Hudson and Star as separate companies.

Directors and executive officers of Star have interests in the Merger that may be different from, or in addition to, the interests of the Star stockholders generally.

Star’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of Star stockholders generally. Jeffrey E. Eberwein, a director and officer of Hudson, also serves as a director of Star. As a result, he may have interests in the merger that differ from those of other shareholders, including fiduciary duties to both companies and potential financial or governance-related considerations. The board of directors of each company carefully considered these factors in evaluating and approving the merger, and the terms of the transaction were negotiated with the best interests of both companies and their shareholders in mind.

See the section titled “The Merger—Interests of Star’s Directors and Executive Officers in the Merger” beginning on page 136 of this joint proxy statement/prospectus for a more detailed description of these interests. In addition, Hudson has agreed to appoint three current members of the Star Board, who will be selected by the Star Board and consented to by the Hudson Board effective as of the Closing. Star stockholders should be aware of these interests when they consider the recommendations of the Star Board that they vote to approve the Merger Proposal. Star’s Board was aware of and considered the interests of Star’s respective directors and officers, among other matters, in evaluating the terms and structure, and overseeing the negotiation of the Merger, in approving the Merger Agreement, the Merger and the other transactions contemplated thereby, and the recommendation of the Star Board that the Star stockholders adopt the Merger Agreement.

Hudson or Star may waive one or more of the closing conditions without re-soliciting Star Stockholder Approval or Hudson Stockholder Approval, respectively.

To the extent permitted by law, Hudson or Star may determine to waive, in whole or part, one or more of the conditions to their respective obligations to consummate the Merger. If such a situation arises, Hudson and Star currently expect to evaluate the materiality of any proposed waiver and its effect on Hudson stockholders or Star stockholders, as applicable, in light of the facts and circumstances at the time to determine whether any amendment of this joint proxy statement/prospectus or any re-solicitation of proxies is required or warranted in light of such waiver. In some cases, if the Star Board or the Hudson Board, as applicable, determines that such a waiver is warranted, but that such waiver or its effect on Hudson stockholders or Star stockholders, respectively, is not sufficiently material to warrant re-solicitation of proxies, the Star Board and the Hudson Board, as applicable, have the discretion to consummate the Merger and the issuance of Hudson Common Stock without seeking further approval from Hudson stockholders or Star stockholders, respectively. Any determination as to whether to waive any condition to the Merger, and as to whether to re-solicit Star Stockholder Approval or Hudson Stockholder Approval or amend this joint proxy statement/prospectus as a result of such waiver, will be made by Hudson or Star, as applicable, at the time of such waiver based on the facts and circumstances as they exist at that time.

The Merger may be less accretive than expected, or dilutive, to Hudson’s earnings per share, which may negatively affect the market value of Hudson Common Stock.

The Merger may be less accretive than expected, or may be dilutive, to Hudson’s earnings per share. Future events and conditions could decrease or delay any accretion, result in dilution, or cause greater dilution than is currently expected, including adverse changes in market conditions, operating results, competitive conditions, laws and regulations, capital expenditure obligations, higher than expected integration costs, lower than expected synergies and general economic conditions.

The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus is presented for illustrative purposes only and does not represent the actual financial position or results of operations of the combined company following the consummation of the Merger. Future results of the combined company may differ, possibly materially, from the unaudited pro forma condensed combined financial information presented in this joint proxy statement/prospectus.

The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus is presented for illustrative purposes only, contains a variety of adjustments, assumptions and preliminary estimates and does not represent the actual financial position or results of operations of Hudson and Star prior to the Merger or that of the combined company following the Merger for several reasons. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 40 of this joint proxy statement/prospectus for a more detailed description of the unaudited pro forma condensed combined financial information. In addition, the Merger and post-Merger integration process may give rise to unexpected liabilities and costs, including costs associated with potential transaction-related litigation or other claims. Unexpected delays in consummating the Merger or in connection with the post-Merger integration process may significantly increase the related costs and expenses incurred by Hudson. The actual financial positions and results of operations of Hudson and Star prior to the Merger and that of the combined company following the Merger may be different, possibly materially, from the unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus. In addition, the assumptions used in preparing the unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus may not prove to be accurate and may be affected by other factors. Any significant changes in the market value of Hudson Common Stock may cause a significant change in the purchase price used for Hudson’s accounting purposes and the unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus.

The opinions of Hudson’s and Star’s respective financial advisors will not reflect changes in circumstances between the signing of the Merger Agreement and the consummation of the Merger.

In connection with the signing of the Merger Agreement, (i) the Star Special Committee received (a) a written opinion from Oberon delivered on May 21, 2025, regarding the fairness, from a financial point of view, of the Exchange Ratio to Star stockholders (other than Hudson and its affiliates), and (ii) the Hudson Special Committee received an opinion from Houlihan Lokey, which was delivered on May 21, 2025, regarding the fairness, from a financial point of view, of the Exchange Ratio to Hudson stockholders. Hudson and Star have not requested or obtained updated opinions from their respective financial advisors as of the date of this joint proxy statement/prospectus, nor do they anticipate requesting or obtaining updated opinions in the future, including as of the Closing. Changes in the operations and prospects of Hudson or Star, general market and economic conditions and other factors that may be beyond the control of Hudson or Star, and on which Hudson’s and Star’s financial advisors’ opinions were based, may significantly alter the value of Hudson or Star or the prices of the Star Common Stock or of the shares of Hudson Common Stock by the time the Merger is consummated. The opinions do not speak as of the time the Merger will be consummated or as of any date other than the dates referenced in such opinions. Because Hudson and Star do not currently anticipate asking their respective financial advisors to update their opinions, the opinions will not address the fairness of the Exchange Ratio, from a financial point of view, at the time of the Star Special Meeting or Hudson Annual Meeting, respectively, or at the time the Merger is consummated. The Hudson Board’s recommendation that Hudson stockholders vote “FOR” approval of the Proposal 5 and the Star Board’s recommendation that Star stockholders vote “FOR” the Merger Proposal, however, are each made as of the date of this joint proxy statement/prospectus. For a description of the opinions that Hudson and Star received from their respective financial advisors, please see the sections titled “The Merger—Opinions of Hudson’s Financial Advisors” and “The Merger—Opinions of Star’s Financial Advisors” beginning on pages 108 and 117 of this joint proxy statement/prospectus, respectively.

Risks Relating to the Combined Company

The combined company may not be able to retain customers or suppliers or customers or suppliers may seek to modify contractual obligations with the combined company, which could have an adverse effect on the combined company’s business and operations.

As a result of the Merger, the combined company may experience a strain in relationships with customers or suppliers that may harm the combined company’s business and results of operations. Certain customers or suppliers may seek to terminate or modify contractual obligations following the Merger whether or not contractual rights are triggered as a result of the Merger. There can be no guarantee that customers and suppliers will remain with or continue to have a relationship with the combined company or do so on the same or similar contractual terms following the Merger. The combined company could lose existing customers or fail to acquire new customers and may fail to compete successfully with firms offering similar products or services. If any of the customers or suppliers seek to terminate or modify contractual obligations or discontinue the relationship with the combined company, then the combined company’s business and results of operations may be harmed.

Hudson may be unable to successfully integrate Star’s operations and may not realize the anticipated benefits of acquiring Star and transitioning to become a diversified holding company.

Until the consummation of the Merger, Hudson will continue to operate as an independent publicly traded company. The success of the Merger will depend, in part, on Hudson’s ability to successfully integrate Star’s operations. The failure to successfully integrate and manage the challenges presented by the integration process may result in the combined company not fully achieving the anticipated benefits of the Merger. Potential difficulties that Hudson may encounter as part of the integration process, many of which may be beyond the control of management, include the following:

•

the inability of Hudson to successfully integrate Star’s businesses in a manner that permits Hudson to achieve the full anticipated cost savings and other benefits anticipated to result from the Merger and the transition to become a diversified holding company;

•	the loss of key employees that may be difficult to replace;

•	the disruption of each company’s ongoing business, which may adversely affect each company’s ability to maintain relationships with suppliers, creditors, partners or customers;

•	coordinating geographically disparate organizations, systems and facilities;

•	unanticipated changes in applicable laws and regulations;

•	integrating the workforces and systems of the two companies while maintaining focus on achieving the combined company’s operating and strategic goals;

•	the possibility of faulty assumptions underlying expectations about Star’s prospects as part of the combined company;

•

geopolitical, macroeconomic and industry factors, including, among other things, epidemics, pandemics, or public health related outbreaks, threat, outbreak, uncertainty or escalation of terrorism, political instability, insurrection, war or other armed conflict, and inflation, tariffs, customs duties and other increases in manufacturing and operating cost; and

•	potential unknown liabilities and unforeseen increased or new expenses, delays or conditions associated with the Merger.

Among the factors considered by the Hudson Board in connection with its approval of the Merger Agreement were the cost savings and other benefits that could result from the Merger. Hudson cannot provide assurance that such benefits will be realized within the time periods contemplated or at all.

Hudson and Star will incur significant direct and indirect costs and expenses as a result of the Merger.

Hudson and Star have incurred and will incur a significant amount of costs and expenses in connection with and as a result of consummating the Merger. A portion of the transaction costs related to the Merger will be incurred regardless of whether the Merger is consummated. Hudson may also incur unanticipated accounting and other costs in the integration of the businesses of Star, including costs which may lead to reserves in the future. While Hudson and Star have assumed that a certain magnitude of transaction expenses will be incurred, factors beyond Hudson’s and Star’s control could affect the total amount or the timing of these expenses. These expenses may exceed the costs historically borne by Hudson and Star as separate companies. These costs could adversely affect the financial condition and results of operations of Hudson and Star or the combined company.

The combined company’s actual financial positions and results of operations following the Merger may differ materially from the unaudited pro forma financial information included in this joint proxy statement/prospectus.

The pro forma financial information contained in this joint proxy statement/prospectus is presented for informational purposes only and may not be an indication of what the combined company’s financial position or results of operations would have been had the Merger been consummated on the date indicated. The pro forma financial information has been derived from the audited and unaudited historical financial statements of Hudson and Star and certain adjustments and assumptions after giving effect to the Merger. The assets and liabilities of Hudson have been measured at historical values.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the consummation of the Merger. Any material variance from the pro forma financial information may cause significant variations in the market value of the Hudson Common Stock. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 40 of this joint proxy statement/prospectus.

The market value and trading volume of the Hudson Common Stock may be volatile following the Merger.

The market value and trading volume of the Hudson Common Stock may be volatile following consummation of the Merger. The stock markets in general have experienced profound volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market value or liquidity of the Hudson Common Stock, regardless of Hudson’s actual operating performance. As a result, you may suffer a loss on your investment.

The market for Hudson Common Stock will depend on a number of conditions, most of which the combined company cannot control, including:

•	general economic conditions within the U.S. and internationally, including changes in interest and exchange rates;

•	general market conditions, including fluctuations in commodity prices;

•	domestic and international economic, political, legal and regulatory factors unrelated to the combined company’s performance;

•	volatility in the financial or securities markets or other global economic factors;

•	actual or anticipated fluctuations in the combined company’s quarterly and annual results and those of its competitors;

•	quarterly variations in the rate of growth of the combined company’s financial indicators, such as revenue, EBITDA, net income and net income per share;

•	the businesses, operations, financial results and prospects of the combined company, including the operating and financial performance of the combined company;

•	future mergers, acquisitions, dispositions and strategic alliances;

•	market conditions in the industries in which Hudson and Star operate;

•	changes in government regulation, taxes, legal proceedings or other developments;

•	changes in revenue or earnings estimates, or changes in recommendations by equity research analysts;

•

failure of the combined company to achieve the perceived benefits of the Merger, including financial results and anticipated synergies, as rapidly as or to the extent anticipated by financial or industry analysts (or at all);

•	speculation in the industry, press or investment community;

•	the failure of equity research analysts to cover the combined company’s common stock;

•	sales of Hudson Common Stock by the combined company, large stockholders or management, or the perception that such sales may occur;

•	changes in accounting principles, policies, guidance, interpretations or standards;

•	announcements concerning the combined company or its competitors;

•	public reaction to the combined company’s press releases, other public announcements and filings with the SEC;

•	strategic actions taken by competitors;

•	actions taken by the combined company’s stockholders;

•	additions or departures of key management personnel;

•	access to the bank and capital markets on acceptable terms;

•	maintenance of acceptable credit ratings or credit quality; and

•	the risk factors described in this joint proxy statement/prospectus.

These and other factors may impair the market for the Hudson Common Stock and the ability of the combined company’s stockholders to sell their shares of Hudson Common Stock at an attractive price. These factors also could cause the market value and demand for the Hudson Common Stock to fluctuate substantially, which may negatively affect the price and liquidity of the Hudson Common Stock. Many of these factors and conditions are beyond the control of the combined company or the stockholders of the combined company.

The market value of Hudson Common Stock after the Merger may be affected by factors different from, or in addition to, those affecting the prices of shares of Star Common Stock or Hudson Common Stock before the Merger.

The results of operations of the combined company, as well as the market value of the common stock of the combined company, after the Merger may be affected by other factors in addition to those currently affecting Hudson’s or Star’s results of operations and the market values of Star Common Stock and Hudson Common Stock. These factors include:

•	a greater number of shares of the combined common stock outstanding as compared to the number of currently outstanding shares of Hudson Common Stock;

•	different stockholders;

•	different assets and capitalizations; and

•	differing lines of businesses.

Accordingly, the historical market values and financial results of Hudson and Star may not be indicative for the combined company after the Merger. In addition, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, Hudson Common Stock, regardless of Hudson’s actual operating performance.

Future sales or issuances of Hudson Common Stock could have a negative impact on the price of Hudson Common Stock.

The Hudson Common Stock that Hudson will issue to Star stockholders if the Merger is consummated generally may be sold immediately in the public market. It is possible that some Star stockholders will decide to sell some or all of the shares of Hudson Common Stock that they receive in the Merger. Other Hudson stockholders may also seek to sell shares of Hudson Common Stock held by them following, or in anticipation of, the consummation of the Merger. Any disposition by a significant Hudson stockholder, or the perception in the market that such dispositions could occur, may cause the price of Hudson Common Stock to fall. Any such decline could impair the combined company’s ability to raise capital through future sales of Hudson Common Stock. Further, Hudson Common Stock may not qualify for investment indices and any such failure may discourage new investors from investing in Hudson Common Stock.

After the Merger, Star stockholders and Hudson stockholders will have a lower ownership and voting interest in the combined company than they currently have in Hudson and Star, respectively, and will exercise less influence over management.

Based on the number of shares of Hudson Common Stock outstanding as of May 21, 2025, legacy Star stockholders are expected to own Hudson Common Stock representing approximately 21% of the combined company and legacy Hudson stockholders are expected to own Hudson Common Stock representing approximately 79% of the combined company. Following the consummation of the Merger, the shares of Hudson Common Stock that each legacy Star stockholder will receive as Merger Consideration will represent a percentage ownership of the combined company that is smaller than such stockholder’s percentage ownership of Star before the consummation of the Merger. Further, following the consummation of the Merger, Hudson Common Stock that each legacy Hudson stockholder will continue to hold will represent a percentage ownership of the combined company that is smaller than such stockholder’s percentage ownership of Hudson before the consummation of the Merger. As a result of this reduced ownership percentage, legacy Star stockholders and legacy Hudson stockholders will have less influence over the management and policies of the combined company than they currently have over the management and policies of Hudson and Star as separate companies, respectively.

Combined company stockholders may experience dilution in the future.

Following consummation of the Merger, the percentage ownership of combined company stockholders may be diluted because of equity issuances for acquisitions, capital market transactions or otherwise in the future, including, without limitation, equity awards that the combined company may grant to its directors, officers and employees, including employees acquired from Star. Such issuances may have a dilutive effect on the combined company’s earnings per share, which could adversely affect the market value of Hudson Common Stock.

Certain employees of Star will have rights to purchase or receive shares of Hudson Common Stock after the Merger as a result of the conversion of their Star equity awards into Hudson equity awards. The conversion of these Star equity awards into Hudson equity awards is described in further detail in the section titled “The Merger Agreement—Treatment of Options and Other Equity-Based Awards” beginning on page 149 of this joint proxy statement/prospectus. The issuance of shares of Hudson Common Stock pursuant to these awards will dilute the percentage ownership of combined company stockholders. It is also expected that, from time to time after the consummation of the Merger, the Hudson Board will grant additional equity awards to employees and directors of the combined company under the combined company’s compensation and employee benefit plans. These additional equity awards will have a dilutive effect on the combined company’s earnings per share, which could adversely affect the market value of Hudson Common Stock.

In addition, the combined company’s articles of incorporation will authorize the combined company to issue, without the approval of stockholders, one or more classes or series of preferred stock having such designations, powers, preferences and relative, participating, optional and other special rights, including preferences over Hudson Common Stock with respect to dividends and distributions, as the Hudson Board generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of Hudson Common Stock. For example, the repurchase or redemption rights or liquidation preferences that could be assigned to holders of preferred stock could affect the residual value of Hudson Common Stock. For more information, see the section titled “Description of Hudson Capital Stock” beginning on page 171 of this joint proxy statement/prospectus.

The combined company may record goodwill and other intangible assets that could become impaired and result in material non-cash charges to the results of operations of the combined company in the future.

The combined company will account for the Merger as an acquisition of a business in accordance with GAAP. Under the acquisition method of accounting, the acquired assets and assumed liabilities of Star and its subsidiaries will be recognized at their respective fair values and consolidated with Hudson’s net assets. The combined company’s reported financial condition and results of operations for periods after consummation of the Merger will reflect Star’s balances and results after consummation of the Merger but will not be restated retroactively to reflect the historical financial position or results of operations of Star and its subsidiaries for periods prior to the Merger.

Under the acquisition method of accounting, the total purchase price is allocated to Star’s identifiable tangible and intangible assets acquired and liabilities assumed based on their respective fair market values as of the date of consummation of the Merger, with any excess purchase price, if applicable, allocated to goodwill. To the extent the value of goodwill or intangibles, if any, becomes impaired in the future, the combined company may be required to incur material non-cash charges relating to such impairment. The combined company’s operating results may be significantly impacted from both the impairment and the underlying trends in the business that triggered the impairment.

The combined company may be exposed to increased litigation, which could have an adverse effect on the combined company’s business and operations.

The combined company may be exposed to increased litigation from stockholders, customers, suppliers, distributors, consumers and other third parties due to the combination of Hudson’s and Star’s businesses following the consummation of the Merger. Such litigation may have an adverse impact on the combined company’s business and results of operations or may cause disruptions to the combined company’s operations.

Risks Relating to Hudson’s Business

You should read and consider risk factors specific to Hudson’s business that will also affect the combined company after the Merger. These risks are described in the sections titled “Risk Factors” in Hudson’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024. Please see the section titled “Where You Can Find More Information” beginning on page 191 of this joint proxy statement/prospectus for the location of information available regarding Hudson in its public filings with the SEC.

Risks Relating to Star’s Business

You should read and consider risk factors specific to Star’s business that will also affect the combined company after the Merger. These risks are described in the sections titled “Risk Factors” in Star’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024. Please see the section titled “Where You Can Find More Information” beginning on page 191 of this joint proxy statement/prospectus for the location of information available regarding Star in its public filings with the SEC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

On May 21, 2025 Hudson and Merger Sub entered into the Merger Agreement with Star. Please see the sections titled “The Merger” and “The Merger Agreement” beginning on pages 88 and 147 of this joint proxy statement/prospectus for a description of the Merger, the Merger Agreement and the transactions contemplated thereby.

The unaudited pro forma condensed combined financial information presented in this section titled “Unaudited Pro Forma Condensed Combined Financial Information” has been prepared pursuant to Regulation S-X.

The unaudited pro forma condensed combined balance sheet as of the fiscal quarter ended March 31, 2025 gives effect to the Merger as if this transaction had been consummated on March 31, 2025 and combines the unaudited consolidated balance sheet of Hudson and Star as of March 31, 2025.

The unaudited pro forma condensed combined income statement for the fiscal year ended December 31, 2024 and as of the fiscal quarter ended March 31, 2025 gives effect to the Merger as if it had been consummated on January 1, 2024, the first day of Hudson’s fiscal year, and combines the historical results of Hudson and Star. The unaudited pro forma condensed combined income statements for the fiscal year ended December 31, 2024 and as of the fiscal quarter ended March 31, 2025 combines the audited consolidated income statements of Hudson and Star for the fiscal year ended December 31, 2024 and the unaudited consolidated income statements of Hudson and Star for the fiscal quarter ended March 31, 2025.

The historical financial statements of Hudson and Star have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that constitute transaction accounting adjustments, which are necessary to account for the Merger in accordance with GAAP. The unaudited pro forma adjustments are based upon available information and certain assumptions that Hudson management believes are reasonable.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial information;

•

the separate audited consolidated financial statements of Hudson for the fiscal year ended December 31, 2024 and the related notes, included in Hudson’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024; and

•

the separate audited consolidated financial statements of Star for the fiscal year ended December 31, 2024 and the related notes, included in Star’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

•

the unaudited condensed consolidated financial statements of Hudson as of and for the fiscal quarter ended March 31, 2025 and the related notes, included in Hudson’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025.

•

the unaudited condensed consolidated financial statements of Star as of and for the fiscal quarter ended March 31, 2025 and the related notes, included in Star’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025.

Description of the Merger

Pursuant to the Merger Agreement, Star will be merged with and into Merger Sub, the separate corporate existence of Merger Sub will cease, and Star will continue as the Surviving Corporation and as a direct, wholly-owned subsidiary of Hudson. Each share of Star Common Stock issued and outstanding immediately prior to the Effective Time, will be converted into the right to receive 0.23 shares of Hudson Common Stock. Upon the Closing, legacy Star stockholders are expected to own shares of Hudson Common Stock representing approximately 21% of the combined company and legacy Hudson stockholders are expected to own shares of Hudson Common Stock representing approximately 79% of the combined company. Following the Closing, shares of Hudson Common Stock will continue to be listed on NASDAQ. If the Merger Agreement is terminated under certain specified circumstances, Hudson or Star may be required to reimburse certain expenses of the other party, or (i) in the case of Hudson, pay to Star a termination fee of $250,000 under certain specified circumstances and (ii) in the case of Star, pay to Hudson a termination fee of $250,000 under certain specified circumstances.

As of the Effective Time, each unvested Star RSU that is then outstanding immediately prior to the Effective Time will be converted into a Hudson RSU Award that will vest based on the passage of time with the same terms and conditions as were applicable to such Star RSU immediately prior to the Effective Time, including with respect to vesting and termination-related provisions, except that such Hudson RSU Award will be comprised of that number of Hudson restricted stock units as is equal to the product of the number of shares of Star Common Stock subject to each Star RSU immediately prior to the Effective Time and the Exchange Ratio (with any fractional restricted stock units rounded down to the nearest whole share of Hudson Common Stock).

A more complete description of the Merger Agreement and its terms and conditions can be found in the section titled “The Merger Agreement” beginning on page 147 of this joint proxy statement/prospectus).

Accounting for the Merger

The Merger will be accounted for using the acquisition method of accounting in accordance with ASC 805—Business Combinations, which we refer to as “ASC 805.” Hudson’s management has evaluated the guidance contained in ASC 805 with respect to the identification of the acquirer in the Merger and concluded, based on a consideration of the pertinent facts and circumstances, that Hudson will be the acquirer for financial accounting purposes. Accordingly, Hudson’s cost to acquire Star has been allocated to Star’s acquired assets and liabilities based upon their estimated fair values. The allocation of the purchase price is estimated and is dependent upon estimates of certain valuations that are subject to change. Differences between the estimated fair value of the consideration transferred and the estimated fair value of the acquired assets and assumed liabilities may be recorded as goodwill. In addition, the final purchase price of Hudson’s acquisition of Star will not be known until the date of the consummation of the Merger and could vary materially from the preliminary purchase price. Accordingly, the allocation of the aggregate Merger Consideration and related adjustments reflected in this unaudited pro forma condensed combined financial information are preliminary and subject to revision based on a final determination of fair value.

The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Merger occurred as of the dates indicated. The unaudited pro forma condensed combined financial information also should not be considered indicative of the future results of operations or financial position of Hudson.

The Merger is subject to closing adjustments that have not yet been finalized. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information as required by SEC rules. Differences between these preliminary estimates and the final business combination accounting may be material.

HUDSON GLOBAL, INC.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2025

(in thousands)

	Historical		Pro Forma
	Hudson Global, Inc.	Star Equity Holdings, Inc.	Transaction Accounting Adjustments	Footnotes	Unaudited Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$16,553	$1,887	$—		$18,440
Accounts receivable, net of allowance for doubtful accounts	21,281	7,428			28,709
Restricted cash, current	487	1,602			2,089
Investments in equity securities	—	3,146			3,146
Lumber derivative contracts	—	57			57
Note receivable, current portion	—	335			335
Inventories, net	—	9,983			9,983
Prepaid and other	2,885	—			2,885
Other current assets	—	1,710			1,710

Total current assets	41,206	26,148	—		67,354
Property and equipment, net	213	16,758	2,780	A	19,751
Operating lease right-of-use assets	828	8,235	435	B	9,498
Goodwill	5,717	9,922	(9,814)	C	5,825
Intangible assets, net	2,256	21,221	(20,895)	C	2,582
Long term investments	—	1,828			1,828
Notes receivable	—	8,993			8,993
Deferred tax assets, non-current	2,677	—			2,677
Restricted cash, non-current	174	—			174
Other assets	114	1,735			1,849

Total assets	$53,185	$94,840	$(27,494)		$120,531

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,064	$3,317	$—		$6,381
Accrued salaries, commissions, and benefits	4,570	1,217	450	D	6,237
Accrued expenses and other current liabilities	4,679	3,878	612	D	9,169
Accrued warranty	—	49			49
Deferred revenue	—	3,755			3,755
Short-term debt	—	6,014			6,014
Operating lease obligations, current	471	218			689
Finance lease liabilities	—	21			21

Total current liabilities	12,784	18,469	1,062		32,315
Income tax payable, non-current	94	—			94
Long-term debt, net of current portion	—	7,457			7,457
Deferred tax liabilities	—	676	(676)	E	—
Operating lease obligations, non-current	401	8,452			8,853
Finance lease liabilities, net of current portion	—	14			14
Other non-current liabilities	432	—			432

Non-current liabilities	927	16,599	(676)		16,850

Total liabilities	13,711	35,068	386		49,165
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value	—	26,033	(26,030)	F, G	3
Common stock, $0.001 par value	4	2	(1)	F, G	5
Additional paid-in capital	494,595	159,447	(126,426)	F, G	527,616
Accumulated deficit	(431,773)	(119,703)	118,570	D, F	(432,906)
Accumulated other comprehensive loss, net of applicable tax	(2,293)	—			(2,293)
Treasury stock	(21,059)	(6,007)	6,007	F	(21,059)

Total stockholders’ equity	39,474	59,772	(27,880)		71,366

Total liabilities and stockholders’ equity	$53,185	$94,840	$(27,494)		$120,531

See accompanying notes to the unaudited pro forma condensed combined financial information

HUDSON GLOBAL, INC.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Twelve Months Ended December 31, 2024

(In thousands, except share and per share amounts)

	Historical		Pro Forma
	Hudson Global, Inc.	Star Equity Holdings, Inc.	Acquisition by Star of Timber Technologies Solutions	Acquisition by Star of Alliance Drilling Tools	Transaction Accounting Adjustments	Footnotes	Unaudited Pro Forma Combined
Revenue	$140,056	$53,359	$6,739	$10,111	$—	H, L	$210,265
Cost of revenues	69,904	42,304	3,405	5,234		H, I, L, M	120,847
Operating expenses	73,961	19,470	1,807	4,679	(1,241)	D, H, I, L, M, O, P	98,676

Operating loss	(3,809)	(8,415)	1,527	198	1,241		(9,258)
Non-operating income (expense):
Interest income (expense), net	360	633	(165)	(172)		H, J, L, N	656
Other income (expense), net	(21)	(2,393)	34	4		H, L	(2,376)

Loss before provision for income taxes	(3,470)	(10,175)	1,396	30	1,241		(10,978)
Provision for income taxes	1,300	263		(2,130)	(17)	K, Q	(584)

Net loss	(4,770)	(10,438)	1,396	2,160	1,258		(10,394)
Dividend on Series A perpetual preferred stock	—	(2,040)					(2,040)

Net loss attributable to common stockholders	$(4,770)	$(12,478)	$1,396	$2,160	$1,258		$(12,434)

Basic Loss per Share	$(1.59)	$(3.32)					$(2.79)
Diluted Loss per Share	$(1.59)	$(3.32)					$(2.79)
Basic Loss per Share, attributable to common stockholders		$(3.97)					$(3.34)
Diluted Loss per Share, attributable to common stockholders		$(3.97)					$(3.34)
Basic Weighted-average shares outstanding	3,000,080	3,144,826			(2,421,516)		3,723,390
Diluted Weighted-average shares outstanding	3,000,080	3,144,826			(2,421,516)		3,723,390
Dividends declared per share of Series A perpetual preferred stock		$1.00					$1.00

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2025

(in thousands, except share and per share amounts)

	Historical		Pro Forma
	Hudson Global, Inc.	Star Equity Holdings, Inc.	Acquisition by Star of Alliance Drilling Tools	Transaction Accounting Adjustments	Footnotes	Unaudited Pro Forma Combined
Revenue	$31,866	$12,924	$1,756	$—	R	$46,546
Cost of revenues	—	9,788	959		R, S	10,747
Operating expenses	33,590	5,983	1,186	(699)	R, S, U, V	40,060

Operating loss	(1,724)	(2,847)	(389)	699		(4,261)
Non-operating income (expense):
Interest income (expense), net	71	(501)	(30)		R, T	(460)
Other income (expense), net	(71)	(18)	(7)		R	(96)

Loss before provision for income taxes	(1,724)	(3,366)	(426)	699		(4,817)
Provision for (benefit from) income taxes	32	(2,190)				(2,158)

Net loss	(1,756)	(1,176)	(426)	699		(2,659)
Dividend on Series A perpetual preferred stock	—	(479)				(479)

Net loss attributable to common stockholders	$(1,756)	$(1,655)	$(426)	$699		$(3,138)

Basic Loss per Share	$(0.59)	$(0.37)				$(0.71)
Diluted Loss per Share	$(0.59)	$(0.37)				$(0.71)
Basic Loss per Share, attributable to common stockholders		$(0.52)				$(0.84)
Diluted Loss per Share, attributable to common stockholders		$(0.52)				$(0.84)
Basic Weighted-average shares outstanding	2,985,187	3,205,004		(2,467,853)		3,722,338
Diluted Weighted-average shares outstanding	2,985,187	3,205,004		(2,467,853)		3,722,338
Dividends declared per share of Series A perpetual preferred stock		$0.25				$0.25

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1. Basis of Presentation

The unaudited pro forma condensed combined financial statements (the “pro forma financial statements”) are presented to illustrate the estimated effects of the proposed merger of Hudson Global, Inc. (“Hudson”) and Star Equity Holdings, Inc. (“Star Equity”), pursuant to the Merger Agreement entered into on May 21, 2025. Under the terms of the agreement, Star Equity will merge with and into HSON Merger Sub, Inc., a wholly owned subsidiary of Hudson, with Star Equity surviving the merger as a wholly owned subsidiary of Hudson.

The pro forma financial statements are based on the historical financial statements of Hudson and Star Equity and reflect adjustments expected to arise from the transaction. These pro forma adjustments are based on preliminary estimates and assumptions, which are subject to change.

Note 2. Transaction Consideration and Preferred Stock Terms

Under the terms of the agreement, as approved by the special committees of both companies, Hudson Global Inc. will issue 0.23 shares of HSON common stock for each share of STRR common stock. The transaction is structured as an all-stock deal, with no cash consideration or earn-out provisions.

In addition, for each share of Star Equity’s 10.00% Series A Cumulative Perpetual Preferred Stock (STRRP), Hudson will issue one share of its own newly designated 10.00% Series A Cumulative Perpetual Preferred Stock. The Hudson preferred shares will be non-convertible, non-voting, and will carry a perpetual annual dividend of $1.00 per share, paid quarterly at $0.25 per share. They will also have a liquidation preference of $10.00 per share. Each Star Equity preferred share will convert into a Hudson preferred share with substantially identical rights and preferences.

Note 3. Accounting Treatment

The transaction is accounted for using the acquisition method of accounting under ASC 805, Business Combinations. Hudson management has evaluated the guidance contained in ASC 805 with respect to the identification of the acquirer in the Merger and concluded, based on a consideration of the pertinent facts and circumstances, that Hudson will be the acquirer for financial accounting purposes. Accordingly, Hudson’s cost to acquire Star has been allocated to Star’s acquired assets and assumed liabilities based upon their estimated fair values. The allocation of the purchase price is dependent upon estimates of certain valuations that are subject to change. In addition, the final purchase price of Hudson’s acquisition of Star will not be known until the date of the consummation of the Merger and could vary materially from the preliminary purchase price. Accordingly, the final acquisition accounting adjustments may be materially different from the preliminary unaudited pro forma adjustments presented.

There were no intercompany balances requiring elimination between Hudson and Star Equity. Transaction-related costs that have been expensed in the historical financial statements are not reflected in the pro forma financial statements.

Note 4. Pro Forma Adjustments

The unaudited pro forma adjustments include the following:

Pro Forma Balance Sheet as of March 31, 2025:

A.

This adjustment reflects the step up in fair value of approximately $2,780,000 in property, plant, and equipment of a multi-building manufacturing facility owned by Star located in Oxford, Maine in connection with fair value purchase accounting adjustments.

B.

This adjustment reflects increasing the value of operating lease right-of-use assets by approximately $435,000 to equal the value of short-and long-term operating lease obligations in connection with purchase accounting adjustments. Under ASC 842-10-55-12, the right-of-use asset is measured as if the acquisition date were the lease commencement date.

C.	This adjustment represents preliminary fair value adjustments to Star Equity’s intangible assets including customer lists, backlog, trade names, and goodwill.

D.

This adjustment reflects the impact of additional expense resulting from the Merger not included in the historical financial statements, including estimated professional fees and compensation costs. The combined company may incur expenses in addition to these.

E.	This adjustment represents a change in deferred tax liabilities for the preliminary fair value adjustments to Star Equity’s assets recorded.

F.	This adjustment eliminates Star Equity’s historical equity accounts.

G.	This adjustment represents the issuance of Hudson common and preferred shares as merger consideration.

Pro Forma Income Statement for the year ended December 31, 2024:

H.

Pro forma adjustments related to the acquisition of Alliance Drilling Tools (ADT), which was completed on March 3, 2025, include the addition of ADT’s statement of operations for the twelve months ended December 31, 2024. This adjustment, totaling approximately $1,401,000 of additional net income, was made because the acquisition occurred in 2025 and ADT’s results were not included in the historical financial statements of Star Equity Holdings for that period.

I.

A pro forma adjustment has been included to reflect incremental depreciation and amortization expense of approximately $1,165,000 for the twelve months ended December 31, 2024. This adjustment is based on the estimated fair values assigned to property, plant, and equipment and identifiable intangible assets acquired as part of the ADT acquisition. It represents the additional expense that would have been recognized had the acquisition occurred on January 1, 2024.

J.

Pro forma adjustment includes estimated interest expense of approximately $206,000 for the year ended December 31, 2024, related to $2,229,000 of debt entered into with Austin Financial Services, Inc. in connection with the ADT acquisition.

K.

Prior to its acquisition by Star, ADT operated as a pass-through entity for federal income tax purposes and therefore did not incur federal income tax expense, as such obligations were borne by its individual owners. The pro forma income tax adjustment reflects (i) the release of Star’s valuation allowance on deferred tax assets recognized in connection with the ADT purchase accounting and (ii) a tax benefit from the application of Star’s net operating losses to offset ADT’s 2024 taxable income. This resulted in a reduction of income tax expense and a corresponding decrease in deferred tax liabilities totaling approximately $2,130,000.

L.

Pro forma adjustments related to the acquisition of Timber Technologies Solutions (TT), which was completed on May 17, 2024, include the addition of TT’s statement of operations for the period from January 1 through May 17, 2024. This adjustment, totaling approximately $2,153,000 of additional net income, was made because TT’s results for this pre-acquisition period were not included in the historical financial statements of Star Equity Holdings for the year ended December 31, 2024.

M.

A pro forma adjustment has been included to reflect incremental depreciation and amortization expense of approximately $569,000 for the period from January 1, 2024 through May 17, 2024. This adjustment is based on the estimated fair values assigned to property, plant, and equipment and identifiable intangible assets acquired as part of the TT acquisition. It represents the additional expense that would have been recognized had the acquisition occurred on January 1, 2024.

N.

Pro forma adjustment includes estimated interest expense of approximately $188,000 for the period from January 1, 2024 through May 17, 2024, related to $7,000,000 of debt entered into with Bridgewater Bank in connection with the TT acquisition.

O.

A pro forma adjustment has been included to reflect additional depreciation expense of approximately $73,000 related to a step up in the value of certain property owned by Star in connection with fair value purchase accounting adjustments.

P.

A pro forma adjustment has been included to reflect reduced amortization expense of approximately $2,447,000 related to the reduction in the value of amortizable intangible assets owned by Star in connection with fair value purchase accounting adjustments, including customer lists, backlog, and trade names.

Q.	A pro forma adjustment has been included to reflect a reduction in the tax provision of approximately $17,000 related to changes in deferred tax liabilities related to a decrease in intangible assets.

Pro Forma Income Statement for the three months ended March 31, 2025:

R.

Pro forma adjustments related to the acquisition of Alliance Drilling Tools (ADT), which was completed on March 3, 2025, include the addition of ADT’s statement of operations for the two months ended February 28, 2025. This adjustment, totaling approximately $198,000 of a net loss, was made because the acquisition occurred on March 3, 2025 and ADT’s results from January 1, 2025 through March 3, 2025 were not included in the historical financial statements of Star Equity Holdings for that period.

S.

A pro forma adjustment has been included to reflect incremental depreciation and amortization expense of approximately $194,000 for the period from January 1, 2025 to March 3, 2025. This adjustment is based on the estimated fair values assigned to property, plant, and equipment and identifiable intangible assets acquired as part of the ADT acquisition. It represents the additional expense that would have been recognized had the acquisition occurred on January 1, 2025.

T.

Pro forma adjustment includes estimated interest expense of approximately $34,000 for the period from January 1, 2025 to March 3, 2025, related to $2,229,000 of debt entered into with Austin Financial Services, Inc. related to the ADT acquisition.

U.

A pro forma adjustment has been included to reflect additional depreciation expense of approximately $18,000 related to a step up in the value of certain property owned by Star in connection with fair value purchase accounting adjustments.

V.

A pro forma adjustment has been included to reflect reduced amortization expense of approximately $717,000 related to the reduction in the value of amortizable intangible assets owned by Star in connection with fair value purchase accounting adjustments, including customer lists, backlog, and trade names.

Note 5. Preliminary Purchase Price Allocation

The following is a preliminary estimate of the allocation of the purchase price (in millions):

Asset / Liability Amounts (USD)
Tangible assets acquired	$66.9
Intangible assets acquired	0.4
Liabilities assumed	(34.4)

Total estimated purchase price	$33.0	*

*	Amount does not sum due to rounding

The final allocation will be based on fair value appraisals and determinations.

Note 6. Earnings Per Share (EPS)

Pro forma basic and diluted earnings per share are computed based on the combined weighted average number of common shares of Hudson outstanding during the period, adjusted for the shares issued in the merger to Star using the exchange ratio of 0.23 HSON shares to STRR shares.

Note 7. Merger Costs

Transaction costs incurred or expected to be incurred in connection with the merger, such as legal, advisory, accounting, and integration expenses, are estimated at approximately $1.1 million and are reflected as an adjustment to retained earnings where appropriate.

Dividend Information

Hudson has not paid dividends in the last few years, and there are no current plans to declare common stock dividends.

Star has not declared or paid dividends on its common stock. However, holders of Star’s 10% Series A Cumulative Perpetual Preferred Stock are entitled to receive preferential cumulative cash dividends, when and if declared by the board of directors, at a rate of 10.0% per annum of the $10.00 per share liquidation preference. Dividends are payable quarterly in arrears in March, June, September, and December, to holders of record as of the first day of each payment month.

For each share of Star Equity’s 10.00% Series A Cumulative Perpetual Preferred Stock (STRRP), Hudson will issue one share of its own newly designated 10.00% Series A Cumulative Perpetual Preferred Stock. The Hudson preferred shares will be non-convertible, non-voting, and will carry a perpetual annual dividend of $1.00 per share, paid quarterly at $0.25 per share.

Following the completion of the merger, the combined company does not expect to pay any cash dividends on its common stock in the foreseeable future. The board of directors feels that in general, repurchases of Company common stock are a better use of capital. The declaration and payment of any future dividends by the combined company will be subject to the discretion of its board of directors and will depend upon many factors, including the combined company’s financial condition, earnings, legal requirements, and other factors the board of directors deems relevant.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements and information in this joint proxy statement/prospectus and the documents incorporated by reference herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “predict,” “budget,” “should,” “would,” “could,” “attempt,” “appears,” “forecast,” “outlook,” “estimate,” “continue,” “project,” “projection,” “goal,” “aim,” “model,” “target,” “potential,” “may,” “will,” “objective,” “guidance,” “outlook,” “effort,” “are likely” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature and convey the uncertainty of future events or outcomes, although not all forward-looking statements contain such identifying words. These forward-looking statements, which include statements about the beliefs and expectations of Hudson and Star management relating to the Merger and the future financial condition and performance of the combined company, are based on Hudson’s and Star’s respective current expectations and beliefs concerning future developments and their potential effect on their respective businesses.

The forward-looking statements contained in this document speak only as of the date of this joint proxy statement/prospectus and are largely based on Hudson’s and Star’s respective expectations for the future, which reflect certain estimates and assumptions made by their respective managements. These estimates and assumptions reflect Hudson’s and Star’s best judgment based on currently known market conditions, operating trends and other factors. Although Hudson and Star believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond Hudson’s and Star’s control. As such, managements’ assumptions about future events may prove to be inaccurate. For a more detailed description of the risks and uncertainties involved, see “Risk Factors” in each of Hudson’s and Star’s most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other SEC filings. See the section titled “Where You Can Find More Information” beginning on page 191 of this joint proxy statement/prospectus.

These cautionary statements qualify all forward-looking statements attributable to Hudson or Star, or persons acting on either’s behalf. Hudson management and Star management caution you that the forward-looking statements contained in this joint proxy statement/prospectus are not guarantees of future performance, and neither Hudson nor Star can assure you that such statements will be realized or that the events and circumstances they describe will occur. These risks and uncertainties also include those set forth under the section titled “Risk Factors” beginning on page 30 of this joint proxy statement/prospectus. Factors that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements herein include, but are not limited to:

•

the risk that Hudson or Star may be unable to consummate the Merger on the proposed terms or on the anticipated timeline, or at all, including risks and uncertainties related to securing the necessary regulatory or stockholder approvals and satisfaction of other closing conditions to consummate the Merger;

•

the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including a termination of the Merger Agreement under circumstances that could require Hudson to pay the Hudson Termination Fee or Star Expenses to Star or require Star to pay the Star Termination Fee or Hudson Expenses to Hudson;

•	the length of time necessary to consummate the Merger, which may be longer than anticipated for various reasons;

•

the price of Hudson Common Stock and Star Common Stock could change before the consummation of the Merger, including as a result of uncertainty as to the long-term value of Hudson Common Stock following consummation of the Merger or as a result of broader stock market movements;

•	the risk that the businesses will not be integrated successfully;

•	the risk that the cost savings, synergies and growth from the Merger may not be fully realized or may take longer to realize than expected;

•	the diversion of management time on transaction-related issues;

•	the effect of future regulatory or legislative actions on the companies or the industries in which they operate;

•	the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect;

•	the potential impact of the announcement or consummation of the Merger on relationships with employees, customers, distributors, suppliers, vendors and other business partners;

•	certain restrictions during the pendency of the proposed Merger that may impact the ability of Hudson or Star to pursue certain business opportunities or strategic transactions;

•	the ability to attract and retain key personnel;

•	the risks associated with assumptions the parties make in connection with the parties’ critical accounting estimates and legal proceedings;

•	the potentially significant amount of any costs, fees, expenses, impairments or changes related to the Merger;

•	the uncertainties, costs and risks involved in Hudson’s and Star’s operations;

•	natural disasters, pandemics and epidemics;

•	risks relating to Hudson’s and Star’s indebtedness;

•	competition for assets, materials, people and capital;

•	regulatory restrictions, compliance costs and other risks relating to governmental regulation;

•	cyberattack risks;

•	the extent to which insurance covers any losses Hudson or Star may experience;

•	risks related to investors attempting to effect change or opposing the Merger;

•	risks relating to the Hudson and Star brands;

•	general domestic and international economic and political conditions, including due to wars, armed conflicts, recessions, supply chain disruptions, and the impact of any public health-related crises;

•	changes in tax, environmental and other laws, including court rulings, applicable to Hudson’s and Star’s businesses.

•	the risk of stockholder or stockholder derivative litigation in connection with the Merger, including resulting expense or delay;

•	Hudson and Star directors and executive officers having interests in the Merger that are different from, or in addition to, the interests of Hudson stockholders and Star stockholders generally; and

•

risks related to the market value of the Hudson Common Stock to be issued in the Merger. All subsequent written and oral forward-looking statements concerning Hudson, Star, the Merger, the combined company or other matters and attributable to Hudson or Star or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Hudson and Star assume no duty to update or revise their respective forward-looking statements based on new information, future events, changes in circumstances or otherwise, except as required by law.

THE PARTIES TO THE MERGER

Hudson Global, Inc.

Hudson is a leading total talent solutions provider operating under the brand name Hudson RPO. Hudson delivers innovative, customized recruitment outsourcing and total talent solutions to organizations worldwide. Through its consultative approach, Hudson develops tailored talent solutions designed to meet its clients’ strategic growth initiatives. Hudson is Delaware corporation, operating as an independent publicly held company since April 1, 2003, when Monster Worldwide, Inc., formerly TMP Worldwide, Inc., spun off its eResourcing division. Hudson delivers Recruitment Process Outsourcing (“RPO”) services, consisting of recruitment and contracting solutions tailored to the individual needs of primarily mid-to-large multinational companies. Hudson’s RPO delivery teams utilize recruitment process methodologies and project management expertise to meet clients’ ongoing business needs. Hudson’s RPO services include complete recruitment outsourcing, project-based outsourcing, contingent workforce solutions, and recruitment consulting for clients’ permanent staff hires. Hudson’s RPO services leverage its consultants, supported by Hudson’s specialists, in the delivery of its proprietary methods to identify, select, and engage the best-fit talent for critical client roles. In addition, Hudson provides RPO clients with a range of outsourced professional contract staffing services and managed service provider services offered sometimes on a standalone basis and sometimes as part of a blended total talent solution. These services draw upon a combination of specialized recruiting and project management competencies to deliver a wide range of solutions. Hudson-employed professionals—either individually or as a team—are placed with client organizations for a defined period of time based on specific business needs of the client. Hudson Common Stock is listed and traded on NASDAQ under the ticker symbol “HSON.” Hudson has its principal executive offices located at 53 Forest Avenue, Suite 102, Old Greenwich, CT 06870, and can be reached by phone at (475) 988-2068.

For more information about Hudson, please visit https://www.hudsonrpo.com/. The information contained on Hudson’s website or accessible through it does not constitute a part of this joint proxy statement/prospectus.

Merger Sub, Inc.

Merger Sub is a Delaware corporation and a direct, wholly owned subsidiary of Hudson. Merger Sub was formed by Hudson solely in contemplation of the Merger, has not conducted any business and has no assets, liabilities or other obligations of any nature other than as set forth in the Merger Agreement. Following the Merger, Merger Sub will cease to exist.

Star Equity Holdings, Inc.

Star Equity Holdings, Inc. (“Star”) is a diversified multi-industry holding company with three divisions. Star’s Building Solutions division, formerly called the “Construction” division, is Star’s largest division and operates in the construction industry, a key sector of the economy. Star’s Energy Services division was created as a result of the acquisition of Alliance Drilling Tools, Inc. (“ADT”) in the first quarter of 2025. In addition, Star has an Investments division.

Star’s Building Solutions division is currently made up of the following operating businesses: KBS Builders, Inc. (“KBS”); EdgeBuilder, Inc. (“EdgeBuilder”), and Glenbrook Building Supply, Inc. (“Glenbrook”), with the latter two managed together and referred to jointly as “EBGL,” and Timber Technologies Solutions, Inc. (“TT”). KBS is based in Maine and manufactures modular buildings, typically in the single and multi-family residential segments, servicing principally the New England market. EBGL is based in the Minneapolis-Saint Paul area and principally serves the Upper Midwest region. Together, the EBGL businesses manufacture and deliver structural wall panels, primarily for multi-family residential buildings, and other engineered wood-based products. EBGL also distributes building materials from two lumberyard locations primarily focused on professional builder customers. TT is based outside the Minneapolis-St. Paul area and manufactures glue-laminated timber products (“glulam”) for various end markets and applications, including agriculture, industrial, infrastructure, and building construction (commercial and residential).

Star’s Energy Services division currently consists of ADT, a Wyoming and Texas based provider of drilling tools and services to the Energy industry, a key sector of the economy. ADT is a full-service downhole drilling tool company which provides sale and rental tools in the Oil & Gas, Geothermal, Mining, and Waterwells sectors. ADT is strategically located near premier oilfields in the Rockies, a geothermal and mining hub, and in Midland, TX within the Permian Basin. ADT’s business model allows for the majority of costs, such as freight, repairs, and damages to be passed directly to customers.

Star’s Investments division holds and manages certain corporate-owned real estate, including a manufacturing facility in Maine that is leased to KBS and a manufacturing facility in Wisconsin that is leased to TT. The Investments division manages internally funded, concentrated minority investments in a number of public companies. It also holds and manages a promissory note and a private equity stake in Catalyst MedTech. We acquired these interests in May 2023 as a result of the sale of Digirad Health. Star’s Investments division also holds an investment in Enservco Corporation consisting of an investment in Enservco Common Stock, an investment in Enservco Preferred Stock, and an investment in a call option, all of which were acquired in the third quarter of 2024.

Star Common Stock is listed and traded on NASDAQ under the ticker symbol “STRR.” Star, which is incorporated in Delaware, has its principal executive offices located at 53 Forest Ave. Suite 101, Old Greenwich, CT 06870, and can be reached by phone at (203) 489-9500.

For more information about Star, please visit https://www.starequity.com/. The information contained on Star’s website or accessible through it does not constitute a part of this joint proxy statement/prospectus.

HUDSON ANNUAL MEETING

General

This joint proxy statement/prospectus is first being mailed on or about [   ], 2025 and constitutes notice of the Hudson Annual Meeting in conformity with the requirements of the DGCL and the Hudson Bylaws.

This joint proxy statement/prospectus is being provided to Hudson stockholders as part of a solicitation of proxies by the Hudson Board for use at the Hudson Annual Meeting and at any adjournment or postponement of the Hudson Annual Meeting. Hudson stockholders are encouraged to read the entire document carefully, including the annexes to this document, for more detailed information regarding the Merger Agreement and the transactions contemplated by the Merger Agreement.

Date, Time and Place

The Hudson Annual Meeting will be held at 53 Forest Avenue, Suite 102 Old Greenwich, CT 06870, on August 21, 2025, at 11:00 a.m., Eastern Time. This joint proxy statement/prospectus is first being furnished to Hudson stockholders on or about [   ], 2025.

Purpose of the Hudson Meeting

At the Hudson Annual Meeting, Hudson stockholders will be asked to consider and vote on the following:

(i)

To elect four directors named in this joint proxy statement/prospectus to hold office until the 2026 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;

(ii)	To approve, by advisory vote, the compensation of the named executive officers as disclosed in this this joint proxy statement/prospectus;

(iii)	To ratify the appointment of Wolf & Company, P.C. as Hudson’s independent registered public accounting firm to audit Hudson’s financial statements for the fiscal year ending December 31, 2025;

(iv)

To approve the proposed amendment to the Hudson Global, Inc. 2009 Incentive Stock and Awards Plan (the “Plan”) to increase the aggregate number of shares of Hudson Common Stock issuable under the Plan by 400,000 shares, and to permit the issuance of up to 175,000 shares of Hudson Preferred Stock under the Plan ;

(v)

To approve the issuance of shares of common stock of Hudson, which will represent more than 5% of the shares of Hudson common stock outstanding immediately prior to the Merger, to stockholders of Star, pursuant to the terms of the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus, pursuant to Nasdaq Listing Rule 5635(a); and

(vi)

To approve the adjournment of the Hudson Annual Meeting to solicit additional proxies if a quorum is not present or if there are not sufficient votes cast at the Hudson Annual Meeting to approve the Issuance Proposal or to ensure that any supplemental or amended disclosure, including any supplement or amendment to the enclosed joint proxy statement/prospectus, is timely provided to Hudson stockholders.

Hudson will transact no other business at the Hudson Annual Meeting or any adjournment or postponement thereof. This joint proxy statement/prospectus, including the Merger Agreement attached hereto as Annex A, contains further information with respect to these matters.

Recommendation of the Hudson Board

The Hudson Board has (i) determined that the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement are advisable and fair to, and in the best interests of, Hudson and Hudson stockholders, (ii) approved, authorized, adopted and declared advisable the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement and (iii) recommended that Hudson stockholders vote in favor of Proposal 5. A description of factors considered by the Hudson Board in reaching its decision to approve and declare advisable Proposal 5 can be found in the section titled “The Merger—Recommendation of the Hudson Board and its Reasons for the Merger” beginning on page 105 of this joint proxy statement/prospectus.

The Hudson Board recommends that Hudson stockholders vote “FOR” each director in Proposal No. 1 and “FOR” Proposals 2, 3, 4, 5, and 6.

Obtaining Hudson Stockholder Approval is a condition for the Merger to occur. If Hudson stockholders fail to approve Proposal 5 by the requisite vote, the Merger will not occur.

Record Date; Stockholders Entitled to Vote

Only Hudson stockholders of record at the close of business on July 14, 2025, the Hudson Record Date for the Hudson Annual Meeting, will be entitled to notice of, and to vote at, the Hudson Annual Meeting or any adjournment or postponement of the Hudson Annual Meeting. At the close of business on the Hudson Record Date, 2,755,335 shares of Hudson Common Stock were issued and outstanding.

Hudson stockholders are entitled to one vote for each share of Hudson Common Stock they own at the close of business on the Hudson Record Date.

A complete list of Hudson stockholders entitled to vote at the Hudson Annual Meeting will be available for a period of at least five days prior to the Hudson Annual Meeting. A certified list of eligible Hudson stockholders will be available for inspection during the Hudson Annual Meeting at 53 Forest Avenue, Suite 102 Old Greenwich, CT 06870.

Quorum; Adjournment

The presence at the Hudson Annual Meeting of the holders of a majority of the outstanding shares of Hudson Common Stock entitled to vote at the meeting, represented in person or by proxy, will constitute a quorum. As a result, there must be 1,377,678 shares represented by proxy or by stockholders present and entitled to vote at the Hudson Annual Meeting in order to have a quorum. There must be a quorum for business to be conducted at the Hudson Annual Meeting.

The chair of the Hudson Board or the Hudson stockholders, by the affirmative vote of a majority of the voting power of the shares so represented in person or by proxy, may adjourn the meeting from time to time, whether or not there is such a quorum. Failure of a quorum to be represented at the Hudson Annual Meeting will result in an adjournment of the Hudson Annual Meeting and may subject Hudson to additional expense. Even if a quorum is present, the Hudson Annual Meeting may also be adjourned in order to provide more time to solicit additional proxies in favor of approval of Proposal 5 if sufficient votes are cast in favor of Proposal 6 or the chair of the Hudson Board so moves. In addition, the Hudson Annual Meeting could be postponed before it commences.

Notice need not be given of the adjourned meeting if the date, time and place thereof are announced at the meeting at which the adjournment is taken unless, after the adjournment, a new record date is fixed for the adjourned meeting, in which case notice of the adjourned meeting will be given to each Hudson stockholder of record entitled to vote at the meeting.

If the Hudson Annual Meeting is adjourned or postponed for the purpose of soliciting additional votes, Hudson stockholders who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals. If you submit your proxy over the Internet or by telephone or submit a properly executed proxy card, even if you abstain from voting, your shares will be counted as present for purposes of determining whether a quorum exists at the Hudson Annual Meeting.

Required Vote

Proposal No. 1 requires a plurality of the votes cast by the shares of Hudson Common Stock present in person or represented by proxy and entitled to vote in the election of directors. The four nominees receiving the highest number of “FOR” votes from the holders of shares of Hudson Common Stock present in person or represented by proxy and entitled to vote on the election of directors will be elected. Votes withheld and broker non-votes will have no effect on the outcome of the vote.

Proposal No. 2, a vote on the compensation of the named executive officers is advisory and not binding on Hudson, the Hudson Board or its Compensation Committee. The affirmative vote of the holders of a majority of the shares of Hudson Common Stock having voting power present in person or represented by proxy at the Hudson Annual Meeting (assuming a quorum is present) is required to approve, on a non-binding, advisory basis, the compensation of the Hudson named executive officers. Abstentions will have the same effect as a vote against Proposal 2, and broker non-votes will not be counted as entitled to vote, and, accordingly, will not affect the outcome of the vote on Proposal 2.

Proposal No. 3 requires the affirmative vote of the holders of a majority of the shares of Hudson Common Stock having voting power present in person or represented by proxy at the Hudson Annual Meeting (assuming a quorum is present) for the ratification of the appointment of Wolf as Hudson’s independent registered public accounting firm for the fiscal year ending December 31, 2025. If the appointment is not ratified, the adverse vote will be considered as a non-binding indication to the Hudson Audit Committee that it should consider selecting another independent registered public accounting firm for the following fiscal year.

Proposal No. 4 requires the affirmative vote of the holders of a majority of the shares having voting power present in person or represented by proxy at the Hudson Annual Meeting (assuming a quorum is present) for approval of the amendments to the Plan to increase the number of shares of Hudson Common Stock issuable under the Plan by 400,000 shares, to permit the issuance of up to 175,000 shares of Hudson Preferred Stock under the Plan and to make certain technical and clarifying changes to the Plan (the “Plan Amendments”). Consequently, broker non-votes will have no impact on the approval of the Plan Amendments, but abstentions will act as a vote against approval of the Plan Amendments. In the event that the Plan Amendments are not approved at the Hudson Annual Meeting, the Plan as in effect prior to the currently proposed Plan Amendments will remain in full force and effect.

Proposal Nos. 5 and 6 require the affirmative vote of a majority of the votes cast for and against by the holders of Hudson Common Stock present in person or represented by proxy and entitled to vote at the Hudson Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the votes on Proposal Nos. 5 and 6.

Abstentions and Broker Non-Votes

An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting. At the Hudson Annual Meeting, abstentions will be counted as present for purposes of determining whether a quorum exists. Abstaining from voting will have the same effect as voting “AGAINST” Proposals 1, 2, 3 and 4, and will have no effect on the outcome of the vote on Proposals 5 and 6.

If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, the proxy will be voted “FOR” each director in Proposal No. 1 and “FOR” Proposals 2, 3, 4, 5, and 6.

Broker non-votes occur when (i) a bank, broker, trust or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the bank, broker, trust or other nominee with such instructions. Under NASDAQ rules, banks, brokers and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the Hudson proposals described in this joint proxy statement/prospectus, except for Proposal 3. Accordingly, if a beneficial owner of shares of Hudson Common Stock held in “street name” does not give voting instructions to the bank, broker, trust or other nominee, then those shares will not be counted as present in person or by proxy at the Hudson Annual Meeting, except for on Proposal 3.

Failure to Vote

If you are a Hudson stockholder of record and you do not sign and return your proxy card or vote over the Internet, by telephone or at the Hudson Annual Meeting, your shares will not be voted at the Hudson Annual Meeting, will not be counted as present in person or by proxy at the Hudson Annual Meeting and will not be counted as present for purposes of determining whether a quorum exists.

For purposes of approving any of the Proposals at the Hudson Annual Meeting, provided a quorum is present, a failure to vote, or a failure to instruct your bank, broker, trust or other nominee to vote, will have no effect on the outcome of the vote. However, if you fail to vote your shares, you may impede the establishment of a quorum. The Hudson Board encourages all Hudson stockholders to vote their shares of Hudson Common Stock at the Hudson Annual Meeting.

Voting by Hudson’s Directors and Executive Officers

At the close of business on July 14, 2025, directors and executive officers of Hudson were entitled to vote 302,515 shares of Hudson Common Stock, or approximately 11.0% of the shares of Hudson Common Stock issued and outstanding on that date. Directors and executive officers of Hudson have informed Hudson that they intend to vote their shares in favor of the election of all of the nominees to the Hudson Board of Directors and in favor of each of Proposals 2, 3, 4, 5 and 6. In addition, all of the Hudson directors and one Hudson executive officer are obligated to vote in favor of Proposals 5 and 6 pursuant to the terms of the Hudson Support Agreements in the form attached as Exhibit 10.1 to this joint proxy statement/prospectus that such persons entered into concurrently with the execution of the Merger Agreement.

Voting at the Hudson Annual Meeting

The Hudson Annual Meeting will be in-person at 53 Forest Avenue, Suite 102 Old Greenwich, CT 06870. The Hudson Annual Meeting will be held on August 21, 2025 at 11:00 a.m., Eastern Time. Hudson provides Hudson stockholders with an opportunity to hear all portions of the official meeting, submit questions and comments during the meeting, and vote during the open poll portion of the meeting.

Although Hudson offers four different voting methods, Hudson encourages you to submit a proxy to vote either over the Internet or by telephone to ensure that your shares are represented and voted at the Hudson Annual Meeting.

•

To Submit a Proxy to Vote over the Internet: To submit a proxy to vote over the Internet, go to www.fcrvote.com/HSON and follow the steps outlined on the secured website. You will need the number included on your proxy card to obtain your records and to create an electronic voting instruction form. If you submit your proxy to vote over the Internet, you do not have to mail in a proxy card. If you choose to submit your vote via proxy over the Internet, you must do so prior to 11:59 p.m., Eastern Time, on August 20, 2025.

•

To Submit a Proxy by Telephone: To submit a proxy to vote by telephone, call toll-free at (800) 275-7760 within the U.S., U.S. territories and Canada on a touch-tone telephone. Please have your proxy card available for reference because you will need the validation details that are located on your proxy card in order to submit your vote by proxy by telephone. If you submit your proxy to vote by telephone, you do not have to mail in a proxy card. If you choose to submit your vote via proxy by telephone, you must do so prior to 11:59 p.m., Eastern Time, on August 20, 2025.

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To Submit a Proxy by Mail: To submit a proxy to vote by mail, complete, sign and date the proxy card and return it promptly to the address indicated on the proxy card in the postage paid enveloped provided. If you sign and return your proxy card without indicating how you want your shares of Hudson Common Stock to be voted with regard to a particular proposal, your shares of Hudson Common Stock will be voted in favor of such proposal. If you return your proxy card without a signature, your shares will not be counted as present at the Hudson Annual Meeting and cannot be voted.

•

Voting in Person at the Hudson Annual Meeting. If you are a stockholder of record as of the Hudson Record Date, you may vote your shares in person by ballot at the Hudson Annual Meeting. If you hold your shares in a stock brokerage account or through a bank or other nominee, you will not be able to vote in person at the Hudson Annual Meeting unless you have previously requested and obtained a “legal proxy” from your broker, bank or other nominee and present it at the Hudson Annual Meeting

If your shares are held by your bank, broker, trust or other nominee, you are considered the beneficial owner of shares held in “street name” and you will receive a voting instruction form from your bank, broker, trust or other nominee seeking instruction from you as to how your shares should be voted.

If you sign your proxy, but do not indicate how you wish to vote, your shares will be voted “FOR” each director in Proposal No. 1 and “FOR” Proposals 2, 3, 4, 5, and 6.

Revocation of Proxies

You can change or revoke your proxy at any time before the final vote at the Hudson Annual Meeting. If you are the stockholder of record of your shares, you may revoke your proxy by:

•	submitting another proxy over the Internet or by telephone prior to 11:59 p.m., Eastern Time, on August 20, 2025;

•	timely delivering a written notice that you are revoking your proxy to Hudson’s Corporate Secretary;

•	timely delivering a valid, later-dated proxy;

•

attending the Hudson Annual Meeting and voting. Your attendance at the Hudson Annual Meeting will not revoke your proxy unless you give written notice of revocation to Hudson’s Corporate Secretary before your proxy is exercised or unless you vote your shares in person at the Hudson Annual Meeting; or

•	if you are the beneficial owner of shares held in “street name,” you should contact your bank, broker, trust or other nominee with questions about how to change or revoke your voting instructions.

Solicitation of Proxies

The Hudson Board is soliciting your proxy in connection with the Hudson Annual Meeting, and Hudson will bear the cost of soliciting such proxies, including the costs of printing and mailing this joint proxy statement/prospectus. Hudson has retained. InvestorCom LLC as proxy solicitor to assist with the solicitation of proxies in connection with the Hudson Annual Meeting. Hudson estimates it will pay InvestorCom LLC a fee of approximately $22,500, in addition to the reimbursement of expenses, for these services. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through banks, brokers and other nominees to the beneficial owners of shares of Hudson Common Stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by certain of Hudson’s directors, officers and employees, without additional compensation.

Tabulation of Votes

InvestorCom LLC will tabulate the votes at the Hudson Annual Meeting.

Appraisal Rights

Hudson stockholders are not entitled to appraisal or dissenters’ rights in connection with the Merger. For additional information, please see the section titled “The Merger—No Appraisal Rights” beginning on page 147 of this joint proxy statement/prospectus.

Householding of Hudson Annual Meeting Materials

Each Hudson stockholder of record will receive one copy of this joint proxy statement/prospectus per account, regardless of whether you have the same address as another stockholder of record. SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, commonly called “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. For more details, see the section titled “Householding of Proxy Materials” beginning on page 191 of this joint proxy statement/prospectus.

Questions

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact Hudson’s Corporate Secretary at Hudson’s principal executive offices, 53 Forest Avenue, Suite 102, Old Greenwich, Connecticut 06870 or call (203) 409-5628 or contact InvestorCom, Hudson’s proxy solicitor, using the contact details provided below.

Assistance

If you need assistance voting or in completing your proxy card or have questions regarding the Hudson Annual Meeting, please contact InvestorCom LLC, at the following address, phone number or e-mail address:

19 Old Kings Highway S.

Suite 130

Darien, CT 06820

Stockholders call toll free at (800) 275-7760

Banks and brokers call: (203) 295-7841

info@HudsonProxy.com

HUDSON PROPOSAL 1—ELECTION OF DIRECTORS

The Hudson Global, Inc. Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws (the “By-Laws”) provide that all of the directors stand for election on an annual basis. At the Hudson Annual Meeting, the stockholders will elect four directors to hold office until the 2026 Hudson Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. There are no family relationships among any of the directors, executive officers or nominees.

Listed below are the nominees of to the Hudson Board of Directors for election at the Hudson Annual Meeting.

Nominees for Election at the Hudson Annual Meeting

Mimi K. Drake, 56, has served as a director since February 2019 and as Board Chair since January 2022. Ms. Drake brings to the Board of Directors more than 27 years of experience in the financial services industry, primarily in strategic, operating and client-focused roles. Ms. Drake serves as a Partner and Co-Market Leader at Cerity Partners, a national wealth management firm. Ms. Drake joined Permit Capital Advisors, the predecessor firm that merged with Cerity Partners, in 2011 and previously served as its President and Co-CEO. Ms. Drake’s career includes executive management roles in asset management companies, where she helped to bring the firms’ strategies to market and scale them successfully. In addition to her career in financial services, Ms. Drake has also spent almost twenty years working to improve diversity and inclusion in financial services. She has served as a Founding Board Member and Chair of the Board of 100 Women in Finance, one of the largest female financial services associations in the world, with more than 25,000 members in 32 global locations. This organization includes decision makers at many of the major global financial services firms, endowments, foundations, pension funds and private equity firms. Ms. Drake is also a guest lecturer at Wharton’s Advanced Management Social Entrepreneurship program. In addition, she serves on the boards of Thomas Jefferson University and Jefferson Health System, and Verus, LLC, a privately held company in Princeton, New Jersey. Ms. Drake joined the Board of Directors of Evolution AB in 2021 and serves as a member of its Audit Committee. The particular experience, qualifications, attributes or skills that led the Hudson Board of Directors to conclude that Ms. Drake should continue to serve as a director include her expertise in investment and financial services and extensive contacts throughout multiple industries, as well as her passion for improving workplace diversity and inclusion.

Jeffrey E. Eberwein, 54, has served as a director since May 2014. Mr. Eberwein has served as Chief Executive Officer since April 2018, with responsibility for Hudson’s growth strategy, operational execution, and overall performance. Mr. Eberwein formerly ran Lone Star Value Management, an investment firm he founded in 2013. He has 25 years of Wall Street experience and valuable public company and financial expertise gained through his employment history and directorships. Prior to founding Lone Star Value Management in 2013, Mr. Eberwein was a private investor and served as a portfolio manager at Soros Fund Management from 2009 to 2011 and Viking Global Investors from 2005 to 2008. Additionally, Mr. Eberwein serves as Executive Chairman of the Board at one other publicly traded company: Star Equity Holdings, Inc., a diversified holding company. Additionally, Mr. Eberwein served as a director of Novation Companies, Inc. from April 2015 to March 2018 and served as Chairman of the Board of Crossroads Systems, Inc. from June 2013 to May 2016, NTS, Inc. and On Track Innovations Ltd. from 2012 to 2014, AMERI Holdings, Inc. from May 2015 to August 2018, ATRM Holdings, Inc. from January 2013 until September 2019 and Goldfield Corporation from 2012 to 2013. The particular experience, qualifications, attributes, or skills that led the Hudson Board of Directors to conclude that Mr. Eberwein should continue to serve as a director include his expertise in finance and experience in the investment community.

On February 14, 2017, the SEC issued an order (Securities Exchange Act Release No. 80038) (the “Order”) finding that certain groups of investors failed to properly disclose ownership information during a series of five campaigns to influence or exert control over microcap companies, including Hudson. The Order alleged violations of Section 13(d)(1) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 13d-1

thereunder, Section 13(d)(2) of the Exchange Act and Rule 13d-2(a) thereunder and Section 16(a) of the Exchange Act and Rules 16a-2 and 16a-3 thereunder by Mr. Eberwein and a hedge fund adviser headed by him, Lone Star Value Management (“LSVM”), mutual fund adviser Heartland Advisors, and another investor. Without admitting or denying the findings, they consented to the Order and agreed to cease and desist from committing any violations of the above-referenced Exchange Act provisions and civil penalties of $90,000 for Mr. Eberwein, $120,000 for Lone Star Value Management, $180,000 for Heartland Advisors, and $30,000 for the other investor. On February 24, 2020, the SEC issued an order (Securities Exchange Act Release No. 5448) (the “Advisers Act Order”) relating to allegations, among other things, that LSVM failed to properly disclose certain specific transactions in advance and obtain client consent for these transactions prior to their completion, and that LSVM failed to implement certain written policies and procedures. The Advisers Act Order alleged violations of Section 206(3) and 206(4) of the Investment Advisers Act of 1940 (“Advisers Act”) and Rule 206(4)-7 thereunder by Mr. Eberwein and LSVM. Without admitting or denying the findings, they consented to the Advisers Act Order and agreed to cease and desist from committing or causing any violations of the above-referenced Advisers Act provisions, for LSVM to be censured and to pay civil penalties of $25,000 for Mr. Eberwein and $100,000 for LSVM.

Connia M. Nelson, 69, has served as a director since February 2019. Ms. Nelson is the Chief Human Resources Officer for LifeWay Christian Resources, a position that she has held since September 2018, where she is responsible for human capital management including talent acquisition, employee experience, performance excellence, compensation, value-based culture, diversity, and employee engagement. Ms. Nelson previously served as Vice President—Human Resources of Lifeway Christian Resources from September 2016 until September 2018. Prior to that, Ms. Nelson was Senior Vice President – Human Resources at Verizon Communications. Ms. Nelson worked for Verizon Communications from May 2000 until June 2016, creating talent management strategies to acquire and retain top talent globally, improve succession, increase the employer brand, enhance diversity, deliver total rewards, accelerate employee engagement, manage employee relations and lead the Office of Business Ethics. Ms. Nelson has served as a member of the Board of Trustees for Post University of Waterbury, CT since 2004, where she currently serves on the academic committee and previously served as co-chair of the marketing committee. Ms. Nelson is a board member for Boulo Solutions, an organization providing flexible work solutions. She is a founding board member of Seed A Better Life, LLC, where she served from 2010 to 2021. Ms. Nelson also serves on the Musician Treatment Foundation board and The Refuge Center for Counseling board. Ms. Nelson holds a bachelor’s degree from Indiana State University and a master’s degree in organization management from Dallas Baptist University. The particular experience, qualifications, attributes or skills that led the Hudson Board of Directors to conclude that Ms. Nelson should continue to serve as a director include her extensive recruitment industry experience and human capital management experience.

Robert G. Pearse, 65, has served as a director since November 2023. Mr. Pearse serves as a Managing Partner at Yucatan Rock Ventures, an investment and consulting firm, and has served in such position since 2012. Previously, Mr. Pearse served as Vice President of Strategy and Market Development for NetApp, Inc. (NASDAQ: NTAP), a publicly traded computer storage and data management company, from 2005 to 2012; in various leadership positions at Hewlett-Packard Company (n/k/a HP Inc. (NYSE: HPQ)), a leading global provider of personal computing and other access devices, imaging and printing products, and related technologies, solutions and services, from 1987 to 2004, including as Vice President of Strategy and Corporate Development from 2001 to 2004; and as Engagement Manager at PricewaterhouseCoopers LLP, a multinational professional services network of firms, from 1985 to 1986. Mr. Pearse previously served as a member of the board of directors of AmeriHoldings, Inc. (n/k/a Enveric Biosciences, Inc. (NASDAQ: ENVB)), a specialized SAP® cloud, digital and enterprise solutions company, from 2015 to August 2018; Novation Companies, Inc. (OTC: NOVC), a provider of outsourced health care staffing and related services, from 2015 to April 2018; Crossroads Systems Inc. (OTCQX: CRSS), an intellectual property licensing company, from 2013 to October 2017, including as Chairman of the Board from 2016 to October 2017; and Aviat Networks, Inc. (NASDAQ: AVNW), a global supplier of microwave networking solutions, from 2015 to 2016. Mr. Pearse earned an M.B.A. in Finance and Strategy from the Stanford Graduate School of Business and a B.S. in Mechanical Engineering

from the Georgia Institute of Technology. The particular experience, qualifications, attributes or skills that led the Hudson Board of Directors to conclude that Mr. Pearse should serve as a director of include his significant experience serving as a corporate director, understanding of business development, corporate growth, marketing, consulting, and his specialized knowledge in technology.

Vote Required

Each director will be elected by a plurality of the votes cast at the Hudson Annual Meeting (assuming a quorum is present). The four nominees receiving the highest number of affirmative votes will be elected. Votes withheld and broker non-votes will have no effect on the outcome of the vote. Shares of Hudson Common Stock represented by executed, but unmarked, proxy cards will be voted in favor of the election as directors of the persons named as nominees to the Hudson Board in this joint proxy statement/prospectus; provided that, if you hold your shares of Hudson Common Stock through a broker-dealer, bank nominee, custodian or other securities intermediary, the intermediary will not vote those shares for the election of any nominee for director unless you give the intermediary specific voting instructions on a timely basis directing the intermediary to vote for such nominee.

Each nominee for election has consented to be named in this joint proxy statement/prospectus and agreed to serve as a director if elected. The Hudson Board of Directors has no reason to believe that the listed nominees will be unable or unwilling to serve as directors if elected. However, if any nominee should be unable to serve or will not serve, then the shares represented by proxies received will be voted for another nominee selected by the Hudson Board of Directors.

THE HUDSON BOARD OF DIRECTORS RECOMMENDS THAT THE NOMINEES IDENTIFIED ABOVE BE ELECTED AS DIRECTORS AND URGES YOU TO VOTE “FOR” THEIR ELECTION.

HUDSON PROPOSAL 2—ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Hudson is required by Section 14A of the Securities Exchange Act of 1934 to provide stockholders with an advisory vote to approve the compensation of the named executive officers. This proposal, commonly known as “Say-on-Pay,” asks stockholders to vote, on a non-binding, advisory basis, on a resolution approving the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K.

Hudson has established comprehensive compensation programs for its executive officers, including the named executive officers. We disclose information regarding the compensation of the named executive officers below. Stockholders should reference and consider the information in this section when evaluating the approach to compensating the named executive officers.

The Hudson Board of Directors, the Compensation Committee of the Board of Directors, and the Compensation Committee’s independent compensation consultant, when appropriate, monitor executive compensation programs and adopt changes, when appropriate, to the compensation programs to reflect the competitive market in which we compete for talent, as well as general economic, regulatory, and legislative developments affecting executive compensation.

The objectives of the executive compensation programs are to attract and retain the talented individuals needed to achieve long-term success and to motivate them to achieve goals designed to enhance long-term stockholder value. With these objectives in mind, the Compensation Committee has taken the following compensation actions:

•	Targeting total cash compensation, which is comprised of base salary plus annual incentive (cash bonus), at median market levels for comparable companies:

•	Targeting base salaries at median market levels for comparable companies, and

•	Designing annual cash incentives to provide awards above median market levels for comparable companies only for above median market performance.

•	Linking the vesting of most restricted stock and restricted stock unit awards to Hudson’s financial performance as described in the proxy statement.

•

Limiting the perquisites that we make available to the named executive officers, who are entitled to few benefits that are not otherwise available to Hudson employees. The aggregate amount of such perquisites for each continuing named executive officer in any year reflected under “Executive Compensation—Summary Compensation Table” has not exceeded $10,000.

•	Requiring named executive officers to maintain certain stock ownership levels through the establishment of stock ownership guidelines.

•	Using a form of agreement for equity awards that provides for double-trigger, not single-trigger, vesting upon a change in control of Hudson.

•	Adopting a compensation recovery policy for the executive officers that provides Hudson with authority to recoup certain compensation in the event of a financial restatement.

The Compensation Committee will continue to emphasize compensation arrangements that align the financial interests of the executive officers with the interests of the stockholders and to require the executive officers to own a significant amount of Hudson common stock.

The following table sets forth certain information concerning the compensation earned for 2024 and 2023 by (i) the Chief Executive Officer of Hudson Global, Inc., (ii) the Global Chief Executive Officer, Hudson RPO Holdings LLC, and (iii) Chief Financial Officer of Hudson Global, Inc. Because only three individuals served as executive officers of Hudson at any time during the year ended December 31, 2024, Hudson only has three named executive officers. The persons named in the table are also referred to as the “named executive officers.”

Name and Principal Position	Year	Salary	Stock Awards (5)	Option Awards (6)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (7)		Total
Jeffrey E. Eberwein, Chief Executive Officer (1)	2024	$400,000	$—	$—	$—	$10,350	(8)	$410,350
	2023	$400,000	$—	$—	$—	$9,900	(8)	$409,900
Matthew K. Diamond, Chief Financial Officer (2)	2024	$250,000	$100,011	$—	$50,000	$9,002	(8)	$409,013
	2023	$250,000	$—	$—	$—	$9,501	(8)	$259,501
Jacob “Jake” Zabkowicz, Chief Executive Officer of Hudson RPO (3)	2024	$400,000	$1,000,000	$—	$350,000	$10,350	(8)	$1,760,350
	2023	$51,515	$1,000,013	$—	$470,000	$833	(8)	$1,522,361

(1)	Mr. Eberwein was appointed as Chief Executive Officer (principal executive officer) of Hudson Global Inc. by the Board of Directors on April 1, 2018.

(2)

Mr. Diamond was appointed as Chief Financial Officer (principal financial officer) of Hudson Global Inc. by the Board of Directors on December 10, 2019, effective as of January 1, 2020. Mr. Diamond previously served as Hudson’s Vice President of Finance since January 2019 and was appointed principal financial officer on June 30, 2019.

(3)	Mr. Zabkowicz was appointed as Chief Executive Officer of Hudson RPO by the Board of Directors on November 15, 2023.

(4)

Represents amounts earned in the years shown, which may be paid subsequent to each respective year end. Mr. Zabkowicz received a one-time starting bonus of $470,000 in 2023, which is earned over a three-year period and is subject to repayment under certain circumstances.

(5)

The dollar amount shown reflects the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures) for all awards of restricted stock units granted for the relevant fiscal year.

(6)

The dollar amount shown reflects the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures) for all awards of stock options granted during the relevant fiscal year.

(7)

Certain personal benefits Hudson provided to the named executive officers are not included in the table because the aggregate amount of such personal benefits for each named executive officer was less than $10,000.

(8)	Consists only of Hudson’s matching contributions under the 401(k) Savings Plan.

Vote Required

The vote on the compensation of Hudson’s named executive officers is advisory and not binding on Hudson, the Hudson Board or its Compensation Committee. The affirmative vote of the holders of a majority of the shares having voting power present in person or represented by proxy at the Hudson Annual Meeting (assuming a quorum is present) is required to approve, on a non-binding, advisory basis, the compensation of the named executive officers as disclosed in the proxy statement. Shares of Hudson Common Stock represented by executed, but unmarked, proxies will be voted “FOR” the approval of Proposal 2. Abstentions will have the same effect as a vote against this proposal, and broker non-votes will not be counted as entitled to vote, and, accordingly, will not affect the outcome of the vote on this proposal.

While the law requires this advisory vote, the vote will neither be binding on us, the Hudson Board or its Compensation Committee, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, us, the Hudson Board, or the Compensation Committee. However, the views of

Hudson stockholders are important to us, and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.

THE HUDSON BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF HUDSON’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS JOINT PROXY STATEMENT/PROSPECTUS.

HUDSON PROPOSAL 3 – RATIFICATION OF THE APPOINTMENT OF WOLF & COMPANY, P.C. AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Hudson Audit Committee has appointed Wolf & Company, P.C. (“Wolf”) as Hudson’s independent registered public accounting firm to audit the financial statements for the fiscal year ending December 31, 2025. The Hudson Board of Directors is seeking stockholder ratification of the appointment of Wolf as independent registered public accounting firm for the fiscal year ending December 31, 2025. If the appointment is not ratified, the Audit Committee will consider whether it is appropriate to appoint another independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of Hudson and the Hudson stockholders.

Representatives of Wolf are expected to be available to answer appropriate questions from stockholders at the Hudson Annual Meeting and will have an opportunity to make a statement, if they desire to do so, during the Hudson Annual Meeting.

Information Regarding Prior Independent Auditor

On September 28, 2023, the Audit Committee of the Board of Directors approved the engagement of Wolf & Company, P.C. as Hudson’s independent registered public accounting firm for Hudson’s fiscal year ending December 31, 2023, effective immediately, and dismissed BDO USA, LLP (“BDO”) as Hudson’s independent registered public accounting firm.

BDO’s audit reports on Hudson’s consolidated financial statements as of and for the fiscal years ended December 31, 2022 and 2021, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2022 and 2021 and the subsequent interim periods through September 28, 2023, there were (i) no disagreements (as described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between Hudson and BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to BDO’s satisfaction, would have caused BDO to make reference thereto in their reports on the financial statements for such years, and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K, other than a material weakness in Hudson’s internal control over financial reporting previously reported in Item 9A to Hudson’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Securities and Exchange Commission (the “SEC”) on April 14, 2023. The material weakness related to the design and implementation of internal controls over the revenue recognition process, specifically the failure to properly evaluate whether Hudson was to be considered the principal or the agent in a non-routine transaction involving a discretionary bonus paid by Hudson on behalf of a customer, which resulted in an understatement of revenue and direct contracting costs and reimbursed expenses for the three- and six-month periods ended June 30, 2022 and the nine-month period ended September 30, 2022. This reportable event was discussed among the Audit Committee and BDO. The material weakness noted above was remediated by management as of December 31, 2023, as reported in Hudson’s Annual Report on Form 10-K filed on March 14, 2024.

Hudson previously provided BDO with a copy of disclosures consistent with the information above. A letter dated October 4, 2023, from BDO stating its agreement with such statements is listed under Item 9 as Exhibit 16 to Hudson’s Current Report on Form 8-K filed with the SEC on October 4, 2023.

During the period from January 1 through December 31, 2022, Hudson did not consult Wolf with respect to (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on Hudson’s financial statements or the effectiveness of internal control over financial reporting, and neither a written report or oral advice was provided to Hudson that Wolf concluded was an important factor considered by Hudson in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Fees Paid for 2024 and 2023

Audit and Non-Audit Fees

The following table presents fees billed for professional audit services rendered by Wolf & Company, P.C. (“Wolf”) and BDO USA, P.C. (“BDO”) for the audit of the annual financial statements for the fiscal year ended December 31, 2024 and by BDO for the audit of the annual financial statements for the fiscal year ended December 31, 2023, and fees billed for other services rendered by Wolf and BDO during those periods.

	2024	2023
Audit fees (1)	$628,000	$688,039
Audit-related fees (2)	$32,500	39,500
Tax fees (3)	—	13,297
All other fees (4)	—	1,000

Total fees	$660,500	$741,836

(1)

Audit fees consist of the aggregate fees billed for professional services rendered by Wolf for the audit and review of financial statements and services provided in connection with statutory and regulatory filings (domestic and international).

(2)	Audit-related fees consist of audit services of the Hudon employee benefit plan by Wolf and BDO, as applicable, filed on Form 11-K.

(3)	Tax fees consist of professional services rendered by BDO relating to tax studies.

(4)	All Other Fees consist of fees for services other than the services reported above.

The Audit Committee has concluded that the provision of the non-audit services listed above was compatible with maintaining the independence of Wolf and BDO, and all such services were approved by the Audit Committee.

Pre-Approval Policies and Procedures

The Audit Committee has established a policy regarding pre-approval of the audit and non-audit services performed by the independent registered public accounting firm. The Audit Committee will not approve any service that will impair the independence of the independent registered public accounting firm. The pre-approval policy requires each audit service and each non-audit service in excess of $50,000 performed by the independent registered public accounting firm to receive the specific prior approval of the entire Audit Committee. The Chair of the Audit Committee has authority to approve any non-audit service equal to or less than $50,000, and any subsequent fee adjustments which, in the aggregate for each non-audit service, are equal to or less than $15,000. Only if the cost of any audit or non-audit service exceeds by the greater of ten percent or $5,000 the amount previously approved by the Audit Committee or the Chair of the Audit Committee must the Audit Committee or the Chair of the Audit Committee give prior approval for the additional cost. The Chair of the Audit Committee reports any approvals pursuant to such authority to the Audit Committee at its next scheduled meeting. The Audit Committee’s pre-approval policies do not permit the delegation of the Audit Committee’s pre-approval responsibilities to management. The independent registered public accounting firm must provide the Audit Committee or the Chair of the Audit Committee with a description of each specific audit or non-audit service to be rendered and detailed documentation for any fee increase requests.

Vote Required

The affirmative vote of the holders of a majority of the shares having voting power present in person or represented by proxy at the Hudson Annual Meeting (assuming a quorum is present) is required for the ratification of the appointment of Wolf as Hudson’s independent registered public accounting firm for the fiscal year ending December 31, 2025. Shares of Hudson Common Stock represented by executed, but unmarked, proxy cards will be voted “FOR” the approval of Proposal 3. If the appointment is not ratified by a majority of the votes cast, the adverse vote will be considered as a non-binding indication to the Audit Committee that it should consider selecting another independent registered public accounting firm for the following fiscal year. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it believes that such a change would be in Hudson’s and its stockholders’ best interest.

THE HUDSON BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF WOLF AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO AUDIT THE FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2025.

HUDSON PROPOSAL 4 – HUDSON GLOBAL, INC. 2009 INCENTIVE STOCK AND AWARDS PLAN AMENDMENT

The Hudson Board of Directors has adopted, and is submitting for stockholder approval, certain amendments to the Hudson Global, Inc. 2009 Incentive Stock and Awards Plan (the “Plan”), (i) to increase the number of shares of Hudson Common Stock, as defined in the Plan (“Common Stock”), authorized for issuance under the Plan by 400,000 shares to continue to meet Hudson’s compensation goals for current and future years, (ii) to add 175,000 shares of 10.0% Series A Cumulative Perpetual Preferred Stock, par value $0.001 per share, as defined in the Plan (“Hudson Preferred Stock”), as an additional class of capital stock under the Plan, and (iii) to make additional related revisions. The Plan was initially approved by the stockholders and became effective on May 12, 2009. The Hudson stockholders subsequently approved an amendment and restatement of the Plan on April 26, 2012. The Plan was subsequently amended and restated on March 1, 2016. The Plan was subsequently amended on August 3, 2020 and May 17, 2022. The Board of Directors believes that the success of Hudson is largely dependent on its ability to attract, retain and motivate highly qualified employees, consultants, and directors, and that by continuing to offer them the opportunity to acquire or increase their proprietary interest in Hudson, Hudson will enhance its ability to attract, retain and motivate such persons. Further, Hudson strongly believes in aligning the interests of its directors, employees (especially its executive officers) and consultants with those of its stockholders. The purpose of amending the Plan, as more fully described below, is to increase the number of shares of Hudson Common Stock issuable under the Plan by 400,000 shares, to permit the issuance of up to 175,000 shares of Hudson Preferred Stock under the Plan and to make certain technical and clarifying changes to the Plan (the “Plan Amendments”).

As of July 14, 2025, there were 2,755,335 shares of Hudson Common Stock issued and outstanding and there were 50,524 shares of Hudson Common Stock available for issuance under the Plan. Pursuant to the terms of the Merger, Hudson will be issuing Hudson RSUs with approximately 28,786 shares of Hudson Common Stock and 2,340 shares of Hudson Preferred Stock underlying such Hudson RSUs, in each case in replacement of outstanding Star awards. In addition, the Merger Agreement provides that each then-outstanding option to purchase Star Common Stock or restricted stock units issued by Star will be converted into an option to purchase Hudson Common Stock or a restricted stock unit of Hudson, as applicable, which shall entitle the holder thereof to receive shares of Hudson Common Stock once such options are exercised or such restricted stock units are fully vested, as applicable, in each case in such amounts and on such terms as set forth in the Merger Agreement. Subject to and conditional on the consummation of the Merger pursuant to the Merger Agreement, Hudson will be required to issue additional incentive equity under the Plan to holders of options to purchase Star Common Stock or holders of restricted stock units issued by Star. Accordingly, the Hudson Board of Directors has determined that there are not sufficient shares of Common Stock available under the Plan to support Hudson’s intended compensation programs over the next several years.

Accordingly, on July 2, 2025, subject to stockholder approval, the Hudson Board of Directors approved the Plan Amendments described in this Proposal 4, and the Hudson Board of Directors is now submitting the Plan Amendments attached to this Proxy Statement as Annex D for stockholder approval. As proposed for approval, the Plan Amendments will increase the number of shares of Hudson Common Stock subject to the Plan by 400,000 shares and add 175,000 shares of Preferred Stock as an additional class of capital stock under the Plan. As described more fully below, Hudson considers equity compensation to be a key component of the compensation structure.

The closing sale price of the Hudson Common Stock quoted on the NASDAQ Global Select Market on [   ], 2025, was $[   ] per share.

Description of the Plan Amendments

The following is a summary of the Plan Amendments:

Section 2(b) of the Plan is amended to state, “Amendment Approval Date” means    , 2025.” The “Amendment Approval Date” is the date of the approval of the Plan Amendments by Hudson stockholders.

Section 2(a)(a) of the Plan is amended to include, “The 10.0% Series A Cumulative Perpetual Preferred Stock, par value $0.001 per share (“Preferred Stock”).

Section 6(a) of the Plan is amended to include “an aggregate of 400,000 Shares of Common Stock and 175,000 Shares of Preferred Stock” available for issuance under the Plan.

Description of the Amended Plan

The following is a summary of the material terms of the Plan, as amended by the Plan Amendments (as so amended, the “Amended Plan”). This summary is not complete and is qualified in its entirety by reference to the full text of the Plan Amendments attached to this Proxy Statement as Annex D and the Plan, attached as Exhibit 10.3. The following summary assumes that this Proposal 4 is approved.

Administration and Eligibility. The Plan is administered by the Compensation Committee (the “Committee”) of the Board, which has the authority to interpret the provisions of the Plan; make, change and rescind rules and regulations relating to the Plan; and make changes to, or reconcile any inconsistency in, any award or agreement covering an award. The Committee may designate any of the following as a participant under the Plan: any officer or other employee of Hudson or its affiliates or individuals engaged to become an officer or employee, consultants or other independent contractors who provide services to Hudson or its affiliates and non-employee directors of Hudson. The selection of participants is based upon the Committee’s opinion that the participant is in a position to contribute materially to Hudson’s continued growth and development and to its long-term financial success.

Types of Awards. Awards under the Plan may consist of incentive awards, stock options, stock appreciation rights, performance shares, performance units, shares of Common Stock, restricted stock, restricted stock units or other stock-based awards as determined by the Committee. The Committee may grant any type of award to any participant it selects, but only employees of Hudson or its subsidiaries may receive grants of incentive stock options. Awards may be granted alone or in addition to, in tandem with, or (subject to the prohibition on repricing contained in the Plan) in substitution for any other award (or any other award granted under another plan of Hudson or any affiliate). In addition, the Committee is authorized to provide or make awards in a manner that complies with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, which Hudson refers to as the “Code,” so that the awards will avoid a plan failure as described in Code Section 409A(a)(1). The Committee’s authorization includes the authority to defer payments or wait for specified distribution events, as provided in Code Section 409A(a)(2).

Shares Reserved under the Plan. Under the Plan prior to the currently proposed Plan Amendments, an aggregate of number shares of Common Stock equal to (i) the number of shares issuable under awards outstanding under the Plan as of the Amendment Approval Date, plus (ii) the number of shares available for issuance under the Plan that have not been made subject to an outstanding award as of the Amendment Approval Date, plus (iii) the Prior Plan Shares, were reserved for issuance, subject to adjustment as described below.

The Amended Plan provides that, subject to adjustment as described below, as of the date that the stockholders approve the Plan Amendments, an additional 400,000 shares of Hudson Common Stock, plus 175,000 shares of Hudson Preferred Stock, par value $0.001 per share, as an additional class of capital stock under the Plan, plus the number of shares of Common Stock issuable under awards outstanding under the Plan as of such date, plus the number of shares of Common Stock available for issuance under the Plan that have not been made subject to an outstanding award as of such date, plus any Prior Plan Shares, will be reserved for issuance under the Plan.

The number of shares reserved for issuance will be depleted on the grant date of an award by the maximum number of shares of Common Stock, if any, with respect to which such award is granted. For purposes of the Amended Plan, the Common Stock and Preferred Stock will be referred to in the aggregate as the “Stock” and the Committee will have the discretion to determine whether an award under the Amended Plan will be made with respect to shares of Common Stock or Preferred Stock.

In general, (a) if an award granted under the Plan lapses, expires, terminates or is cancelled without the issuance of shares under, or the payment of other compensation with respect to shares covered by, the award, (b) if it is determined during or at the conclusion of the term of an award that all or some portion of the shares with respect to which the award was granted will not be issuable, or that other compensation with respect to shares covered by the award will not be payable, (c) if shares are forfeited under an award, (d) if shares are issued under any award and Hudson reacquires them pursuant to rights reserved by Hudson upon the issuance of the shares, (e) if shares are tendered or withheld to satisfy federal, state or local tax withholding obligations, or (f) if shares are tendered or withheld in payment of the exercise price of an outstanding stock option or as a result of the net settlement of an outstanding stock appreciation right, then such shares may again be used for new awards under the Plan. Shares that are purchased by Hudson using proceeds from option exercises may never be made available for issuance under the Plan.

Under the Amended Plan, no participant may be granted awards under the Plan that could result in such participant:

•

receiving options for, and/or stock appreciation rights with respect to, more than 200,000 shares of Common Stock (100,000 shares if the participant is a non-employee director) during any fiscal year of Hudson;

•

receiving awards of restricted stock and/or restricted stock units relating to more than 200,000 shares of Stock (100,000 shares if the participant is a non-employee director) during any fiscal year of Hudson;

•

receiving, with respect to an award of performance shares and/or an award of performance units the value of which is based on the fair market value of a share of Stock, payment of more than 200,000 shares of Stock in respect of any period of two consecutive fiscal years of Hudson, or for more than 300,000 shares of Stock in respect of any period of three consecutive fiscal years of Hudson;

•	receiving, with respect to an annual incentive award in respect of any fiscal year of Hudson, a cash payment of more than $3,000,000;

•

receiving, with respect to a long-term incentive award and/or an award of performance units the value of which is not based on the fair market value of a share of Stock, a cash payment of more than $6,000,000 in respect of any period of two consecutive fiscal years of Hudson or of more than $9,000,000 in respect of any period of three consecutive fiscal years of Hudson; or

•

receiving other stock-based awards relating to more than 250,000 shares of Stock (awards with a total value of more than $400,000 if the participant is a non-employee director) during any fiscal year of Hudson.

Each of these limitations is subject to adjustment as described below.

Options. The Committee has the authority to grant stock options and to determine all terms and conditions of each stock option. Stock options are granted to participants at such time as the Committee determines. The Committee also determines the number of options granted, whether an option is to be an incentive stock option or non-qualified stock option, whether the option relates to shares of Common Stock or Preferred Stock, and the grant date for the option, which may not be any date prior to the date that the Committee approves the grant. The Committee fixes the option price per share of Stock, which may never be less than the fair market value of a share of Stock on the date of grant. The Committee determines the expiration date of each option except that the expiration date may not be later than ten years after the date of grant. Options are exercisable at such times and be subject to such restrictions and conditions as the Committee deems necessary or advisable. Participants do not have a right to receive dividend payments or dividend equivalent payments with respect to shares of Stock subject to an outstanding stock option award.

Stock Appreciation Rights. The Committee has the authority to grant stock appreciation rights, which are also referred to as SARs. A SAR is the right of a participant to receive cash in an amount, and/or Stock with a fair market value, equal to the appreciation of the fair market value of a share of Stock during a specified period of time. The Plan provides that the Committee determines all terms and conditions of each stock appreciation right including whether the SAR is granted independently of a stock option or relates to a stock option, the grant date, which may not be a date prior to the date the Committee approves the grant, the number of shares of Stock to which the SAR relates and whether the SAR relates to Common Stock or Preferred Stock, the grant price, which may never be less than the fair market value of the Stock subject to the SAR as determined on the date of grant, the terms and conditions of exercise or maturity, including vesting, a term that must be no later than ten years after the date of grant, and whether the SAR will settle in cash, Stock or a combination of the two. Participants do not have a right to receive dividend payments or dividend equivalent payments with respect to shares of Stock subject to an outstanding SAR award.

Performance and Stock Awards. The Committee has the authority to grant awards of shares of Stock, restricted stock, restricted stock units, performance shares or performance units. Restricted stock means shares of Stock that are subject to a risk of forfeiture and/or restrictions on transfer, which may lapse upon the achievement or partial achievement of corporate, subsidiary or business unit performance goals established by the Committee and/or upon the completion of a period of service. Restricted stock unit means the right to receive cash and/or shares of Stock the value of which is equal to the fair market value of one share, to the extent corporate, subsidiary or business unit performance goals established by the Committee are achieved. A performance share means the right to receive shares of Stock to the extent corporate, subsidiary or business unit performance goals established by the Committee are achieved. A performance unit means the right to receive cash and/or shares of Stock valued in relation to a unit that has a designated dollar value or the value of which is equal to the fair market value of one or more shares of Stock, to the extent corporate, subsidiary or business unit performance goals established by the Committee are achieved.

The Committee determines all terms and conditions of the awards including the number of shares of Stock and/or units to which such award relates, whether performance goals must be achieved for the participant to realize any portion of the benefit provided under the award, the length of the vesting and/or performance period and, if different, the date that payment of the benefit will be made, with respect to performance units, whether to measure the value of each unit in relation to a designated dollar value or the fair market value of one or more shares of Stock, and with respect to performance units and restricted stock units, whether the awards will settle in cash, in shares of Stock, or in a combination of the two. Under the Plan, participants will not receive dividend payments or dividend equivalent payments with respect to unearned shares of Stock under awards of performance shares or performance units.

Performance Goals. For purposes of the Plan, performance goals mean any goals the Committee establishes that relate to one or more of the following with respect to Hudson or any one or more of Hudson’s subsidiaries, affiliates or other business units: revenues; gross margin; expenses; cost reductions; income including net income, operating income, income from continuing operations or margins; earnings or earnings per share, including before taxes, income taxes, interest, other non-operating expense, special charges, and/or depreciation and amortization; cash flow; debt; ratio of debt to equity or other financial measure that appears on Hudson’s financial statements or is derived from one or more amounts that appear on Hudson’s financial statements; return on stockholders equity, capital, assets or other financial measure that appears on Hudson’s financial statements or is derived from one or more amounts that appear on Hudson’s financial statements; working capital or any of its components, including accounts receivable or accounts payable; assets; stock price; dividend payments; economic value added; market share; employee engagement; or a combination of any of the foregoing.

As to each performance goal, the relevant measurement of performance shall be computed in accordance with generally accepted accounting principles to the extent applicable, but, unless otherwise determined by the Committee, will exclude the effects of gains or losses on the disposition of a business, changes in tax or accounting principles, regulations or laws, changes in the value of individual balance sheet items in excess of $1,000,000 that impact the income statement, and mergers or acquisitions, that in all of the foregoing Hudson identifies in Hudson’s audited financial statements, including footnotes, or the Management’s Discussion and Analysis section of Hudson’s Annual Report on Form 10-K.

Other Stock-Based Awards. The Committee has the authority to grant other types of awards, which may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, shares of Stock, either alone or in addition to or in conjunction with other awards, and payable in shares of Stock or cash. Such awards may include shares of unrestricted Stock, which may be awarded, without limitation, as a bonus, in payment of director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right, or upon the attainment of performance goals or otherwise, or rights to acquire shares of Stock. The Committee determines all terms and conditions of the award, including the time or times at which such award will be made and the type and number of shares of Stock to be granted pursuant to such award or to which such award will relate. Any award that provides for purchase rights must be priced at 100% of the fair market value of a share of Stock on the date of the award.

Incentive Awards. The Committee has the authority to grant annual and long-term incentive awards. An incentive award is the right to receive a cash payment to the extent performance goals are achieved. The Committee determines all terms and conditions of an annual or long-term incentive award, including the performance goals, performance period, the potential amount payable, the type of payment and the timing of payment. The Committee must require that payment of all or any portion of the amount subject to the incentive award is contingent on the achievement or partial achievement of one or more performance goals during the period the Committee specifies. The Committee may deem that performance goals subject to an award are achieved upon a participant’s death, disability or retirement or such other circumstances as the Committee may specify. The performance period for an annual incentive award must relate to a period of at least one of Hudson’s fiscal years, and the performance period for a long-term incentive award must relate to a period of more than one of Hudson’s fiscal years, except in each case, if the award is made at the time of commencement of employment with us or on the occasion of a promotion, then the award may relate to a shorter period. Payment of an incentive award will be in cash except to the extent the Committee determines that payment will be in shares of Stock (whether restricted or unrestricted), either on a mandatory basis or at the election of the participant receiving the award, having a fair market value at the time of the payment equal to the amount payable according to the terms of the incentive award.

Minimum Vesting; Amendment of Minimum Vesting and Performance Periods. Each award shall have a minimum vesting period of one (1) year; provided that the Committee may accelerate the vesting of an award in the event of a participant’s death, disability or retirement or a change in control. Notwithstanding the requirements for performance period for an award included in the Plan, the Plan provides that the Committee may impose, at the time an award is granted or any later date, a shorter performance period to take into account a participant’s hire or promotion, or may deem an award earned, in whole or in part, on a participant’s death, disability or retirement or a change in control of Hudson.

Under the Plan, a change in control of Hudson is generally deemed to occur upon the consummation of a consolidation, merger, share exchange or reorganization involving us, except for certain transactions that do not result in another person acquiring control of us; (A) stockholders’ approval of a plan of complete liquidation or dissolution of us or (B) the consummation of a sale or disposition by us of substantially all of Hudson’s assets, other than a sale of substantially all of Hudson’s assets to an entity at least 75% of combined voting power of the voting securities of which are owned by Hudson stockholders in substantially the same proportions as their ownership immediately prior to such sale; any person, with certain exceptions, becoming the beneficial owner of Hudson securities representing more than 20% of the outstanding shares of Stock or combined voting power of

the outstanding voting securities; or individuals who were directors as of [   ] and any new director whose appointment or election was approved or recommended by a vote of at least two-thirds of the directors then in office who were either directors on that date or whose appointment or election was previously so approved or recommended ceasing to constitute a majority of Hudson directors.

Transferability. Awards are not transferable other than by will or the laws of descent and distribution, unless the Committee allows a participant to designate in writing a beneficiary to exercise the award or receive payment under the award after the participant’s death, transfer an award to the former spouse of the participant as required by a domestic relations order incident to a divorce, or transfer an award; provided that the participant may not receive consideration for such a transfer of an award.

Recoupment of Awards. Any awards granted and any shares of Stock issued or cash paid under such an award are subject to recoupment or clawback if required by any policy that Hudson may adopt from time to time, or any applicable law, regulation or listing standard.

Adjustments. If Hudson is involved in a merger or other transaction in which shares of Stock are changed or exchanged, Hudson subdivides or combines shares of Stock or declare a dividend payable in shares of Stock, other securities or other property, Hudson effects a cash dividend that exceeds 10% of the trading price of the shares of Stock or any other dividend or distribution in the form of cash or a repurchase of shares of Stock that the Board determines is special or extraordinary or that is in connection with a recapitalization or reorganization, or any other event shall occur that, in the case of this clause, in the judgment of the Committee requires an adjustment to prevent dilution or enlargement of the benefits intended to be made available under the Plan, then the Committee will, in a manner it deems equitable, adjust any or all of (A) the number and type of shares of Stock subject to the Plan and which may, after the event, be made the subject of awards; (B) the number and type of shares of Stock subject to outstanding awards; (C) the grant, purchase or exercise price with respect to any award; and (D) the performance goals of an award. In any such case, the Committee may also provide for a cash payment to the holder of an outstanding award in exchange for the cancellation of all or a portion of the award.

The Committee may, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, and without affecting the number of shares of Stock otherwise reserved or available under the Plan, authorize the issuance or assumption of awards upon terms it deems appropriate.

Term of Plan. Unless earlier terminated by the Board of Directors or the Committee, the Amended Plan will remain in effect until the earlier of (i) March 1, 2026 or (ii) the date all shares reserved for issuance have been issued.

Termination and Amendment. The Board of Directors or the Committee may amend, alter, suspend, discontinue or terminate the Plan at any time, subject to the following limitations:

•	the Board must approve any amendment to the Plan if Hudson determines such approval is required by prior action of the Board, applicable corporate law or any other applicable law;

•

stockholders must approve any amendment to the Plan if Hudson determines that such approval is required by Section 16 of the Securities Exchange Act of 1934, the Code, the listing requirements of any principal securities exchange or market on which the shares are then traded or any other applicable law; and

•

stockholders must approve any amendment to the Plan that materially increases the number of shares of Stock reserved under the Plan or the limitations stated in the Plan on the number of shares of Stock that participants may receive through an award or that amends the provisions relating to the prohibition on re-pricing of outstanding options and SARs.

The Committee may modify or amend any award, or waive any restrictions or conditions applicable to any award or the exercise of the award, or amend, modify or cancel any terms and conditions applicable to any award, in each case by mutual agreement of the Committee and the award holder, so long as any such action does not increase the number of shares of Common Stock issuable under the Plan. The Committee need not obtain the award holder’s consent for any such action that is permitted by the adjustment provisions of the Plan or for any such action: to the extent the Committee deems such action necessary to comply with any applicable law or the listing requirements of any principal securities exchange or market on which the Stock is then traded; to the extent the Committee deems such action is necessary to preserve favorable accounting or tax treatment of any award for us; or to the extent the Committee determines that such action does not materially and adversely affect the value of an award or that such action is in the best interest of the award holder. The Plan also provides that the Committee shall have the authority to modify or amend any award granted under the Prior Plan to waive restrictions or conditions applicable to any such award or to include award terms consistent with the permitted terms of awards granted under the Plan, except that the Committee is prohibited from repricing awards as discussed below.

The authority of the Board and the Committee to terminate or modify the Plan or awards will extend beyond the termination date of the Plan. In addition, termination of the Plan will not affect the rights of participants with respect to awards previously granted to them, and all unexpired awards will continue in force and effect after termination of the Plan except as they may lapse or be terminated by their own terms and conditions.

Repricing Prohibited. Except for the adjustments provided for in the Plan, neither the Committee nor any other person may decrease the exercise price for any outstanding stock option or SAR after the date of grant, cancel an outstanding stock option or SAR in exchange for cash or other securities (other than cash or other securities with a fair market value equal to the excess of the fair market value of the shares of Stock subject to such stock option or SAR at the time of cancellation over the exercise or grant price for such shares), or allow a participant to surrender an outstanding stock option or SAR to us as consideration for the grant of a new stock option or SAR with a lower exercise price.

Foreign Participation. To assure the viability of awards granted to participants employed or residing in foreign countries, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, the Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the Committee approves for purposes of using the Plan in a foreign country will not affect the terms of the Plan for any other country.

Certain U.S. Federal Income Tax Consequences. The following summarizes certain U.S. federal income tax consequences relating to the Plan under current tax law.

Tax Consequences of Stock Options. Provided that the exercise price of a stock option is not less than the fair market value of the underlying Stock on the date of the stock option grant, the grant of a stock option will create no income tax consequences to Hudson or the recipient. A participant who is granted a non-qualified stock option will generally recognize ordinary compensation income at the time of exercise in an amount equal to the excess of the fair market value of the Stock at such time over the exercise price. Hudson will generally be entitled to a deduction in the same amount and at the same time as ordinary income is recognized by the participant. Upon the participant’s subsequent disposition of the shares of Stock received with respect to such non-qualified stock option, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis, i.e., the fair market value of the Stock on the exercise date.

In general, a participant will recognize no income or gain as a result of exercise of an incentive stock option (except that the alternative minimum tax may apply). Except as described below, the participant will recognize a long-term capital gain or loss on the disposition of the Common Stock acquired pursuant to the exercise of an incentive stock option and Hudson will not be allowed a deduction. If the participant fails to hold the shares of

Common Stock acquired pursuant to the exercise of an incentive stock option for at least two years from the grant date of the incentive stock option and at least one year from the exercise date (hereafter referred to as a “disqualifying disposition”), then the participant will recognize ordinary compensation income at the time of the disqualifying disposition equal to the lesser of (a) the gain realized on the disqualifying disposition, or (b) the excess of the fair market value of the shares of Common Stock on the exercise date over the exercise price. Hudson will generally be entitled to a deduction in the same amount and at the same time as ordinary income is recognized by the participant as a result of a disqualifying disposition. Any additional gain realized by the participant over the fair market value at the time of exercise will be treated as a capital gain.

Stock Appreciation Rights. Provided that a SAR does provide for a payment of an amount greater than the excess of (i) the fair market value of the Stock underlying the award on the date of exercise or maturity of the award over (ii) the fair market value of such Stock on the date of the award grant, the grant of a SAR will create no income tax consequences to Hudson or the recipient. Upon the exercise or maturity of a SAR, the participant will recognize ordinary income equal to the amount of cash and the fair market value of any shares of Stock received. Hudson will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. If shares of Stock are delivered under the SAR, upon the participant’s subsequent disposition of the shares, the participant will recognize capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the disposition differs from the participant’s tax basis in the shares (i.e., the fair market value of the shares on the date the participant received the shares).

Restricted Stock. Generally, a participant will not recognize income, and Hudson will not be entitled to a deduction at the time an award of restricted stock is made, unless the participant makes the election described below. A participant who has not made such an election will recognize ordinary income at the time the restrictions on the Stock lapse in an amount equal to the fair market value of the Stock at such time (less the amount, if any, the participant paid for such shares). Hudson will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. Any otherwise taxable disposition of the restricted stock after the time the restrictions lapse will result in a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the Stock on the date the restrictions lapse). Dividends paid in cash and received by a participant prior to the time the restrictions lapse will constitute ordinary income to the participant in the year paid and Hudson will generally be entitled to a corresponding deduction for such dividends. Any dividends paid in Stock will be treated as an award of additional restricted stock subject to the tax treatment described herein.

A participant may, within 30 days after the date of the award of restricted stock, elect to recognize ordinary income as of the date of the award in an amount equal to the fair market value of such Stock on the date of the award (less the amount, if any, the participant paid for such Stock). If the participant makes such an election, then Hudson will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. If the participant makes the election, then any cash dividends the participant receives with respect to the restricted stock will be treated as dividend income to the participant in the year of payment and will not be deductible by Hudson. Any otherwise taxable disposition of the restricted stock (other than by forfeiture) will result in a capital gain or loss. If the participant who has made an election subsequently forfeits the restricted stock, then the participant will not be entitled to deduct any loss. In addition, Hudson would then be required to include as ordinary income the amount of any deduction Hudson originally claimed with respect to such shares.

Performance Shares. The grant of performance shares will create no income tax consequences for Hudson or the participant. Upon the lifting of the restrictions with respect to the performance shares at the end of the applicable performance period, the participant will recognize ordinary income equal to the fair market value of the shares of Stock received, except that if the participant receives shares of restricted stock in payment of performance shares, recognition of income may be deferred in accordance with the rules applicable to restricted stock as described previously. Hudson will generally be entitled to a deduction in the same amount and at the same time as income is recognized by the participant. Upon the participant’s subsequent disposition of the shares, the participant will recognize capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the disposition differs from the participant’s tax basis in the shares (i.e., the fair market value of the shares on the date the participant received the shares).

Performance Units and Restricted Stock Units. The grant of a performance unit or restricted stock unit will create no income tax consequences to Hudson or the participant. Upon the participant’s receipt of cash and/or shares at the end of the applicable performance or vesting period, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of the Stock received, and Hudson will be entitled to a corresponding deduction in the same amount and at the same time. If performance units or restricted stock units are settled in whole or in part in Stock, upon the participant’s subsequent disposition of the shares the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized upon disposition differs from the participant’s tax basis in the shares (i.e., the fair market value of the shares on the date the participant received the shares).

Incentive Awards. A participant who is paid an incentive award will recognize ordinary income equal to the amount of cash paid, and Hudson will be entitled to a corresponding deduction in the same amount and at the same time.

Withholding. In the event Hudson is required to withhold any federal, state or local taxes or other amounts in respect of any income recognized by a participant as a result of the grant, vesting, payment or settlement of an award or disposition of any shares of Stock acquired under an award, Hudson may deduct from any payments of any kind otherwise due the participant cash, or with the consent of the Committee, shares of Stock otherwise deliverable or vesting under an award, to satisfy such tax obligations. Alternatively, Hudson may require such participant to pay to Hudson or make other arrangements satisfactory to Hudson regarding the payment to Hudson of the aggregate amount of any such taxes and other amounts. If shares of Stock are deliverable on exercise or payment of an award, then the Committee may permit a participant to satisfy all or a portion of the federal, state and local withholding tax obligations arising in connection with such award by electing to (i) have Hudson withhold shares otherwise issuable under the award, (ii) tender back shares received in connection with such award, or (iii) deliver other previously owned shares, in each case having a fair market value equal to the amount to be withheld. However, the amount to be withheld may not exceed the total minimum tax withholding obligations associated with the transaction to the extent needed for Hudson to avoid an accounting charge.

Additional Taxes Under Section 409A. If an award under the Plan is considered non-qualified deferred compensation and such award is neither exempt from nor compliant with the requirements of Code Section 409A, then the participant will be subject to an additional 20% income tax on the value of the award when it is no longer subject to a substantial risk of forfeiture, as well as interest on the income taxes that were owed from the date of vesting to the date such taxes are paid.

No Guarantee of Tax Treatment. Notwithstanding any provision of the Plan, Hudson does not guarantee that (i) any award intended to be exempt from Code Section 409A is so exempt, (ii) any award intended to comply with Code Section 409A or Section 422 does so comply, or (iii) any award will otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will Hudson or any of its affiliates indemnify, defend or hold harmless any individual with respect to the tax consequences of any award.

Section 162(m) of the Code. Code Section 162(m) imposes a $1 million limit on the amount that a public company may deduct for compensation paid to anyone who has ever been Hudson’s chief executive officer, chief financial officer or one of the next three highest compensated officers in any fiscal year beginning after December 31, 2016 (i.e., a “covered employee”). The Tax Reform and Jobs Act of 2017 (“Tax Act”) generally eliminated the ability to deduct compensation qualifying for the “performance-based compensation” exception under Code Section 162(m) for tax years commencing after December 31, 2017. For 2017 and prior taxable years, an exception to this deduction limit applied to “performance-based compensation,” such as stock options and other equity awards that satisfied certain criteria. Under the Tax Act, the performance-based pay exception to Code Section 162(m) was eliminated, but a transition rule may allow the exception to continue to apply to certain performance-based compensation payable under written binding contracts that were in effect on November 2, 2017. The Board of Directors and the Committee intend to consider the potential impact of Code Section 162(m) on grants made under the Amended Plan, but reserve the right to approve grants of options and other awards for an executive officer that exceeds the deduction limit of Code Section 162(m). The Amended Plan is not intended to affect the grandfathered status of awards previously granted under the Prior Plan that were intended to qualify as “performance-based compensation” under Code Section 162(m), if any.

New Plan Benefits. Hudson cannot currently determine the awards that may be granted under the Plan in the future to the executive officers named in this Proxy Statement, other officers, non-employee directors or other persons. The Committee will make such determinations from time to time.

Vote Required

The affirmative vote of the holders of a majority of the shares having voting power present in person or represented by proxy at the Hudson Annual Meeting (assuming a quorum is present) is required for approval of the Plan Amendments. Consequently, broker non-votes will have no impact on the approval of the Plan Amendments, but abstentions will act as a vote against approval of the Plan Amendments. Shares of Hudson Common Stock represented by executed, but unmarked, proxies will be voted “FOR” the approval of Proposal 4. In the event that the Plan Amendments are not approved by the Hudson stockholders at the Hudson Annual Meeting, the Plan as in effect prior to the currently proposed Plan Amendments will remain in full force and effect.

THE HUDSON BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE PLAN AMENDMENTS TO THE HUDSON GLOBAL, INC. 2009 INCENTIVE STOCK AND AWARDS PLAN.

HUDSON PROPOSAL 5 —THE ISSUANCE PROPOSAL

At the Hudson Annual Meeting, Hudson stockholders will be asked to approve the issuance of shares of Hudson common stock to the stockholders of Star pursuant to the Merger Agreement, which shares of Hudson common stock will represent more than 5% of the shares of Hudson common stock outstanding immediately prior to the Merger, pursuant to Nasdaq Listing Rule 5635(a). Immediately after the Merger, Hudson stockholders as of immediately prior to the Merger are expected to own approximately 79% of the combined company on a fully diluted basis using treasury stock method, former Star stockholders are expected to own approximately 21% of the combined company.

The Exchange Ratio, and related pro forma ownership, are fixed pursuant to the terms of the Merger Agreement. The terms of, reasons for, and other aspects of the Merger Agreement, the Merger and the issuance of Hudson Common Stock in the Merger are described in detail in the other sections in this joint proxy statement/prospectus. A copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus.

Under Nasdaq Listing Rule 5635(a)(2), a company listed on Nasdaq is required to obtain stockholder approval prior to the issuance of common stock, among other things, in connection with the acquisition of another company’s stock, if any director, officer or Substantial Shareholder (as defined by Rule 5635(e)(3)) of Hudson has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in Hudson or assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock, or securities convertible into or exercisable for common stock, could result in an increase in outstanding common shares or voting power of 5% or more. Jeffrey Eberwein, Hudson’s Chief Executive Officer a member of the Hudson Board of Directors and a beneficial owner of more than 5% of Hudson Common Stock, is also the Executive Chairman of the Board of Directors of Star and a beneficial owner of more than 5% of Star Common Stock. The number of shares of common stock to be issued is in excess of 5% of the number of shares of common stock then outstanding and is expected to represent approximately 21% of Hudson’s common stock following the Merger.

Accordingly, in order to ensure compliance with Nasdaq Listing Rule 5635(a)(2), Hudson must obtain the approval of Hudson stockholders for the issuance of these shares of Hudson Common Stock in the Merger. The consummation of the Merger is conditioned upon the approval of Proposal 5.

Vote Required

The affirmative vote of a majority of the votes cast for and against Proposal 5 by the holders of Hudson Common Stock present in person or by proxy and entitled to vote at the Hudson Annual Meeting is required to approve Proposal 5. Abstentions and broker non-votes will have no effect on the outcome of the vote on Proposal 5. Shares of Hudson Common Stock represented by executed, but unmarked, proxies will be voted “FOR” the approval of Proposal 5.

THE HUDSON BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 5 - THE ISSUANCE PROPOSAL.

HUDSON PROPOSAL 6 —THE HUDSON ADJOURNMENT PROPOSAL

The Hudson Annual Meeting may be adjourned to another date, time and place, including, if necessary to permit solicitation of additional proxies if a quorum is not present or there are not sufficient votes to approve Proposal 5 or to ensure that any supplemental or amended disclosure, including any supplement or amendment to this joint proxy statement/prospectus, is timely provided to Hudson stockholders.

Hudson is asking Hudson stockholders to authorize the holder of any proxy solicited by the Hudson Board to vote in favor of any adjournment of the Hudson Annual Meeting to solicit additional proxies if a quorum is not present or there are not sufficient votes to approve Proposal 5 or to ensure that any supplemental or amended disclosure, including any supplement or amendment to this joint proxy statement/prospectus, is timely provided to Hudson stockholders.

Vote Required

The Hudson Board recommends that Hudson stockholders vote “FOR” Proposal 6 to adjourn the Hudson Annual Meeting, if necessary. The vote on Proposal 6 is a vote separate and apart from the vote to approve Proposal 5. Accordingly, a Hudson stockholder may vote to approve Proposal 5 and vote not to approve Proposal 6, and vice versa.

The affirmative vote of a majority of the votes properly cast for and against by the holders of Hudson Common Stock present in person or by proxy and entitled to vote at the Hudson Annual Meeting is required to approve the Adjournment Proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote on the Adjournment Proposal. Shares of Hudson Common Stock represented by executed, but unmarked, proxies will be voted “FOR” the approval of Proposal 6.

THE HUDSON BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 6 - THE HUDSON ADJOURNMENT PROPOSAL.

STAR SPECIAL MEETING

General

This joint proxy statement/prospectus is first being mailed on or about [   ], 2025 and constitutes notice of the Star Special Meeting in conformity with the requirements of the DGCL and the Star Bylaws.

This joint proxy statement/prospectus is being provided to Star stockholders as part of a solicitation of proxies by the Star Board for use at the Star Special Meeting and at any adjournment or postponement of the Star Special Meeting. Before voting, Star stockholders are encouraged to read the entire document carefully, including the annexes to this document, for more detailed information regarding the Merger Agreement and the transactions contemplated by the Merger Agreement.

Date, Time and Place

The Star Special Meeting will be held at 53 Forest Ave, Suite 101 Old Greenwich, CT 06870, on August 21, 2025, at 10:00 a.m., Eastern Time where Star stockholders will be able to participate and vote. This joint proxy statement/prospectus is first being mailed to Star’s stockholders on or about [   ], 2025.

Purpose of the Star Special Meeting

At the Star Special Meeting, Star stockholders will be asked to consider and vote on the following:

•	the Merger Proposal; and

•	the Star Adjournment Proposal.

Star will transact no other business at the Star Special Meeting except such business as may properly be brought before the Star Special Meeting or any adjournment or postponement thereof by or at the direction of the Star Board in accordance with the Star Bylaws. This joint proxy statement/prospectus, including the Merger Agreement attached hereto as Annex A, contains further information with respect to these matters.

Recommendation of the Star Board

The Star Board has (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair and in the best interest of, and are advisable to, Star and Star stockholders, (ii) approved and adopted the Merger Agreement and approved the Merger and the other transactions contemplated by the Merger Agreement and (iii) recommended that Star stockholders approve the Merger Agreement. A description of factors considered by the Star Board in reaching its decision to approve and declare advisable the foregoing proposals can be found in the section titled “The Merger—Recommendation of the Star Board and its Reasons for the Merger” beginning on page 114 of this joint proxy statement/prospectus.

The Star Board recommends that Star stockholders vote “FOR” the Merger Proposal, and “FOR” the Star Adjournment Proposal at the Star Special Meeting.

Star Stockholder Approval is a condition for the Merger to occur. If Star stockholders fail to approve the Merger Proposal by the requisite vote, the Merger will not occur.

Record Date; Stockholders Entitled to Vote

Only Star stockholders at the close of business on July 14, 2025, the record date for the Star Special Meeting, will be entitled to notice of, and to vote at, the Star Special Meeting or any adjournment or postponement of the Star Special Meeting. At the close of business on the Star Record Date, 3,225,545 shares of Star Common Stock were issued and outstanding.

Each Star stockholder is entitled to one vote for each share of Star Common Stock that is outstanding in his, her or its name on Star’s books as of close of business on the Star Record Date.

A list of stockholders of record entitled to vote at the Star Special Meeting will be available at Star’s principal executive offices for a period of at least ten days prior to the Star Special Meeting in accordance with the Star Bylaws and the DGCL. The list of eligible Star stockholders of record will also be available for inspection during the Star Special Meeting at 53 Forest Ave, Suite 101 Old Greenwich, CT 06870.

Quorum; Adjournment

The holders of record of a majority of the voting power of the issued and outstanding shares of Star Common Stock as of the Star Record Date entitled to vote at the Star Special Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Star Special Meeting. If you hold shares of Star Common Stock in “street name,” your shares will not be counted towards a quorum unless you give voting instructions to your bank, broker, trustee or other nominee or obtain a legal proxy from your bank, broker, trustee or other nominee that enables you to attend the Star Special Meeting. There must be a quorum for business to be conducted at the Star Special Meeting.

Failure of a quorum to be represented at the Star Special Meeting will result in an adjournment of the Star Special Meeting and may subject Star to additional expense. The chairperson of the meeting will have the right and authority to (for any or no reason) recess and/or adjourn the Star Special Meeting and, if a quorum is not present at the Star Special Meeting, Star stockholders holding a majority in voting power of shares of Star Common Stock, present in person or by proxy and entitled to vote thereat, will have the power to adjourn the meeting as provided in the Star Bylaws and the DGCL. In addition, the Star Special Meeting may be postponed, rescheduled or canceled by the Star Board in its discretion.

Notice need not be given of the adjourned meeting if the time and place, if any, thereof and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken or displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication unless the adjournment is for more than 30 days, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for the stockholders entitled to vote is fixed for the adjourned meeting, the Star Board must fix a record date for the adjourned meeting in accordance with the DGCL and the Star Bylaws and provide a new notice of the adjourned meeting to each stockholder of record entitled to vote at the meeting. In addition, the Star Special Meeting could be postponed before it commences.

If the Star Special Meeting is adjourned or postponed for the purpose of soliciting additional votes, Star stockholders who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals. If you submit your proxy over the Internet or by telephone or submit a properly executed proxy card, even if you abstain from voting, your shares will be counted as present for purposes of determining whether a quorum exists at the Star Special Meeting.

Required Vote

You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the Merger Proposal and the Star Adjournment Proposal.

If a quorum is present at the Star Special Meeting:

•	approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Star Common Stock entitled to vote on the proposal;

•	approval of the Star Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes at the Star Special Meeting;

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a Star stockholder’s “ABSTAIN” vote or failure to vote (including the failure of a Star stockholder who holds shares in “street name” through a bank, broker, trustee or other nominee to give any voting instructions to that bank, broker, trustee or other nominee) will have the same effect as a vote “AGAINST” the Merger Proposal; and

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a Star stockholder’s “ABSTAIN” vote or failure to vote on the Star Adjournment Proposal (including the failure of a Star stockholder who holds shares in “street name” through a bank, broker, trustee or other nominee to give voting instructions to its bank, broker, trustee or other nominee) will have no effect on the approval of the Star Adjournment Proposal.

The Merger is conditioned on, among other things, obtaining Star Stockholder Approval at the Star Special Meeting. Failure to return a properly executed proxy card or to vote will have the same effect as a vote “AGAINST” the Merger Proposal. Broker non-votes and abstentions will have the same effect as voting “AGAINST” the Merger Proposal. The Merger Proposal is not conditioned on the approval of any other proposal set forth in this joint proxy statement/prospectus.

Abstentions and Broker Non-Votes

An abstention occurs when a stockholder votes “ABSTAIN.” At the Star Special Meeting, abstentions will be counted as present for purposes of determining whether a quorum exists. “ABSTAIN” votes will have the same effect as voting “AGAINST” the Merger Proposal and will have no effect on the approval of the Star Adjournment Proposal.

If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, the proxy will be voted in accordance with the Star Board’s recommendation with respect to each proposal and consequently, will be voted “FOR” each of (i) the Merger Proposal and (ii) the Star Adjournment Proposal.

Broker non-votes occur as to shares held in “street name” through a bank, broker, trustee or other nominee when (i) the bank, broker, trustee or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Under NASDAQ rules, banks, brokers and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the Star proposals described in this joint proxy statement/prospectus. Accordingly, if a beneficial owner of shares of Star Common Stock held in “street name” does not give voting instructions to the bank, broker, trustee or other nominee, then those shares will not be counted as present in person or by proxy at the Star Special Meeting and accordingly will not count as present for purposes of determining whether a quorum exists.

Therefore, assuming that a quorum is present, if you hold Star Common Stock in “street name” and you do not instruct your bank, broker, trustee or other nominee on how to vote your shares:

•	your bank, broker, trustee or other nominee may not vote your shares on the Merger Proposal, which will have the same effect as a vote “AGAINST” such proposal; and

•	your bank, broker, trustee or other nominee may not vote your shares on the Star Adjournment Proposal, which will have no effect for such proposal.

There are no routine proposals for the Star Special Meeting, so broker non-votes are not expected.

Failure to Vote

If you are a stockholder of record and you do not sign and return your proxy card or vote over the Internet, by telephone or at the Star Special Meeting, your shares will not be voted at the Star Special Meeting, will not be counted as present in person or by proxy at the Star Special Meeting and will not be counted as present for purposes of determining whether a quorum exists.

If a quorum is present at the Star Special Meeting:

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the failure of a Star stockholder to vote on the Merger Proposal (including the failure of a Star stockholder who holds shares in “street name” through a bank, broker, trustee or other nominee to give any voting instructions to that bank, broker, trustee or other nominee) will have the same effect as a vote “AGAINST” the Merger Proposal; and

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the failure of a Star stockholder to vote on the Star Adjournment Proposal (including the failure of a Star stockholder who holds shares in “street name” through a bank, broker, trustee or other nominee to give voting instructions to its bank, broker, trustee or other nominee) will have no effect on the Star Adjournment Proposal.

If you sign, date and return your proxy card and do not indicate how you want your shares of Star Common Stock to be voted, then your shares of Star Common Stock will be voted “FOR” the Merger Proposal, and “FOR” the Star Adjournment Proposal.

Voting by Star’s Directors and Executive Officers

At the close of business on July 14, 2025, directors and executive officers of Star were entitled to vote 899,501 shares of Star Common Stock, or approximately 27.9% of the shares of Star Common Stock issued and outstanding on that date. Directors and executive officers of Star have informed Star that they intend to vote their shares in favor of the Merger Proposal, and the Star Adjournment Proposal. In addition, all of the Star directors and three Star executive officers are obligated to vote in favor of the Merger Proposal and the Star Adjournment Proposal pursuant to the terms of the Star Support Agreements in the form attached as Exhibit 10.2 to this joint proxy statement/prospectus that such persons entered into concurrently with the execution of the Merger Agreement.

Voting at the Star Special Meeting

The Star Special Meeting will be held on August 21, 2025 at 10:00 a.m., Eastern Time.

The stockholder meeting format uses technology designed to increase stockholder access, save Star and Star stockholders time and money, and provide Star stockholders rights and opportunities to participate in the meeting similar to what they would have at an in-person meeting. In addition to online attendance, Star provides stockholders with an opportunity to hear all portions of the official meeting, submit written questions and comments during the meeting, and vote online during the open poll portion of the meeting. Although Star offers four different voting methods, Star encourages you to submit a proxy to vote either over the Internet or by telephone to ensure that your shares are represented and voted at the Star Special Meeting.

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To Submit a Proxy to Vote over the Internet: To submit a proxy to vote over the Internet, go to www.fcrvote.com/STRR and follow the steps outlined on the secured website. You will need the number included on your proxy card to obtain your records and to create an electronic voting instruction form. If you submit your proxy to vote over the Internet, you do not have to mail in a proxy card. If you choose to submit your vote via proxy over the Internet, you must do so prior to 11:59 p.m., Eastern Time, on August 20, 2025.

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To Submit a Proxy by Telephone: To submit a proxy to vote by telephone call toll-free at (877) 972-0090 within the U.S., U.S. territories and Canada on a touch-tone telephone. Please have your proxy card available for reference because you will need the validation details that are located on your proxy card in order to submit your vote by proxy by telephone. If you submit your proxy to vote by telephone, you do not have to mail in a proxy card. If you choose to submit your vote via proxy by telephone, you must do so prior to 11:59 p.m., Eastern Time, on August 20, 2025.

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To Submit a Proxy by Mail: To submit a proxy to vote by mail, complete, sign and date the proxy card and return it promptly to the address indicated on the proxy card in the postage paid enveloped provided. If you sign and return your proxy card without indicating how you want your shares of Star Common Stock to be voted with regard to a particular proposal, your shares of Star Common Stock will be voted in favor of such proposal. If you return your proxy card without a signature, your shares will not be counted as present at the Star Special Meeting and cannot be voted.

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To Vote at the Star Special Meeting: If you are a stockholder of record as of the Star Record Date, you may vote your shares in person by ballot at the Star Special Meeting. If you hold your shares in a stock brokerage account or through a bank or other nominee, you will not be able to vote in person at the Star Special Meeting unless you have previously requested and obtained a “legal proxy” from your broker, bank or other nominee and present it at the Star Special Meeting.

If your shares are held by your bank, broker, trustee or other nominee, you are considered the beneficial owner of shares held in “street name” and you will receive a voting instruction form from your bank, broker, trustee or other nominee seeking instruction from you as to how your shares should be voted. If you plan to attend the Star Special Meeting, you must obtain a legal proxy from your bank, broker, trustee or other nominee that enables you to access and attend the Star Special Meeting.

If you sign your proxy, but do not indicate how you wish to vote, your shares will be voted “FOR” the Merger Proposal and “FOR” the Star Adjournment Proposal.

Revocation of Proxies

You can change or revoke your proxy at any time before the final vote at the Star Special Meeting. If you are the stockholder of record of your shares, you may revoke your proxy by:

•	submitting another proxy over the Internet or by telephone prior to 11:59 p.m., Eastern Time, on August 20, 2025;

•	timely delivering a written notice that you are revoking your proxy to Star’s Secretary;

•	timely delivering a valid, later-dated proxy; or

•	attending the Star Special Meeting and voting.

Your attendance at the Star Special Meeting will not revoke your proxy unless you give written notice of revocation to Star’s Secretary before your proxy is exercised or unless you vote your shares in person at the Star Special Meeting.

If you are the beneficial owner of shares held in “street name,” you should contact your bank, broker, trustee or other nominee with questions about how to change or revoke your voting instructions.

Solicitation of Proxies

The Star Board is soliciting your proxy in connection with the Star Special Meeting, and Star will bear the cost of soliciting such proxies, including the costs of printing and filing this joint proxy statement/prospectus. Star has retained InvestorCom LLC as proxy solicitor to assist with the solicitation of proxies in connection with the Star Special Meeting. Star estimates it will pay InvestorCom LLC a fee not to exceed $25,000, plus reimbursement of reasonable expenses. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through banks, brokers and other nominees to the beneficial owners of shares of Star Common Stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by certain of Star’s directors, officers and employees, without additional compensation.

Tabulation of Votes

A representative from InvestorCom LLC will tabulate the votes at the Star Special Meeting.

Appraisal Rights

Star stockholders are not entitled to appraisal or dissenters’ rights in connection with the Merger. For additional information, please see the section titled “The Merger—No Appraisal Rights” beginning on page 147 of this joint proxy statement/prospectus.

Householding of Star Special Meeting Materials

Each registered Star stockholder will receive one copy of this joint proxy statement/prospectus per account, regardless of whether you have the same address as another stockholder of record. SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, commonly called “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. For more details, see the section titled “Householding of Proxy Materials” beginning on page 191 of this joint proxy statement/prospectus.

Questions

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact Star’s Corporate Secretary at (203) 489-9500, or at Star’s principal executive offices at 503 Forest Ave. Suite 101, Old Greenwich, Connecticut 06870 or contact InvestorCom, Star’s proxy solicitor, using the contact details provided below.

Assistance

If you need assistance voting or in completing your proxy card or have questions regarding the Star Special Meeting, please contact the Star solicitation agent, InvestorCom LLC, at the following address, phone number or e-mail address:

19 Old Kings Highway S.

Suite 130

Darien, CT 06820

Stockholders call toll free at (877) 972-0090

Banks and brokers call: (203) 972-9300

Proxy@investor-com.com

STAR PROPOSAL 1—THE MERGER PROPOSAL

This joint proxy statement/prospectus is being furnished to Star stockholders as part of the solicitation of proxies by the Star Board for use at the Star Special Meeting to consider and vote upon a proposal to adopt the Merger Agreement, which is attached as Annex A to this joint proxy statement/prospectus, and approve the transactions contemplated thereby, including the Merger.

The Star Board, after due and careful discussion and consideration, (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair and in the best interest of, and are advisable to, Star and the Star stockholders, (ii) approved and adopted the Merger Agreement and approved the Merger and the other transactions contemplated by the Merger Agreement and (iii) recommended that the Star stockholders approve the Merger Agreement.

Required Vote of Stockholders

The Star Board accordingly recommends that Star stockholders vote “FOR” the proposal to adopt the Merger Agreement, as disclosed in this joint proxy statement/prospectus, particularly the related narrative disclosures in the sections of this joint proxy statement/prospectus titled “The Merger” and “The Merger Agreement” beginning on pages 88 and 147, respectively, and as attached as Annex A to this joint proxy statement/prospectus.

Obtaining Star Stockholder Approval is a condition to consummation of the Merger.

The vote on the Merger Proposal is a vote separate and apart from the vote to approve the Star Adjournment Proposal. Accordingly, a Star stockholder may vote to approve the Merger Proposal and vote not to approve the Star Adjournment Proposal.

Assuming that a quorum is present, the approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Star Common Stock entitled to vote on the proposal. A failure to vote (including a failure to instruct your bank, broker, trustee or other nominee to vote) or an abstention will have the same effect as a vote “AGAINST” the Merger Proposal.

THE STAR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE MERGER PROPOSAL.

STAR PROPOSAL 2—THE STAR ADJOURNMENT PROPOSAL

The Star Special Meeting may be adjourned to another time and place, including, if necessary to permit solicitation of additional proxies if there are not sufficient votes to approve the Merger Proposal or to ensure that any supplemented or amended disclosure, including any supplement or amendment to this joint proxy statement/prospectus, is timely provided to Star stockholders.

Star is asking Star stockholders to authorize the holder of any proxy solicited by the Star Board to vote in favor of any adjournment of the Star Special Meeting to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal or to ensure that any supplemental or amended disclosure, including any supplement or amendment to this joint proxy statement/prospectus, is timely provided to Star stockholders.

Required Vote of Stockholders

The Star Board recommends that Star stockholders vote “FOR” the proposal to adjourn the Star Special Meeting, if necessary.

The Star Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Star Common Stock present in person or represented by proxy and entitled to vote at the Star Special Meeting. Accordingly, a failure to vote on the Star Adjournment Proposal by a Star stockholder of record who is not present in person or represented by proxy at the Star Special Meeting or a failure of a Star stockholder who holds shares in “street name” through a bank, broker, trustee or other nominee to give voting instructions to its bank, broker, trustee or other nominee on the Star Adjournment Proposal will, in each case, have no effect on the Star Adjournment Proposal.

All abstentions will have the same effect as a vote “AGAINST” the Star Adjournment Proposal.

The vote on the Star Adjournment Proposal is a vote separate and apart from the vote to approve the Merger Proposal. Accordingly, a Star stockholder may vote to approve the Star Adjournment Proposal and vote not to approve the Merger Proposal.

THE STAR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE STAR ADJOURNMENT PROPOSAL.

THE MERGER

The following discussion contains certain information about the Merger. This discussion is subject, and qualified in its entirety by reference, to the Merger Agreement attached as Annex A to this joint proxy statement/prospectus. You are urged to carefully read this entire joint proxy statement/prospectus, including the Merger Agreement, before making any investment or voting decision.

Transaction Structure

Upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the DGCL, at the Effective Time, Star will be merged with and into Merger Sub, the separate corporate existence of Merger Sub will cease, and Star will continue as the Surviving Corporation and as a direct, wholly owned subsidiary of Hudson.

Consideration to Star Stockholders

At the Effective Time, by virtue of the Merger and without any further action on the part of Hudson, Merger Sub, Star or any holder of capital stock thereof:

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each share of Star Common Stock and each share of Star Preferred Stock issued and outstanding immediately prior to the Effective Time will thereupon be converted into and become exchangeable for, in accordance with the terms of the Merger Agreement, the Merger Consideration. Each share of Star Common Stock shall be converted into the right to receive 0.23 shares of Hudson Common Stock, and each share of Star Preferred Stock shall be converted into the right to receive one share of Hudson Preferred Stock;

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each share of Star Common Stock and each share of Star Preferred Stock to be converted into the right to receive the Merger Consideration as provided in the Merger Agreement will, as of the Effective Time, no longer be outstanding and will be automatically canceled and will cease to exist, and the holders of certificates (the “Certificates”) or book-entry shares (“Book-Entry Shares”), which immediately prior to the Effective Time represented such shares of Star Common Stock or Star Preferred Stock, as applicable, will cease to have any rights with respect to such Star Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with the Merger Agreement, the Merger Consideration and any dividends or other distributions payable to such holder pursuant to the Merger Agreement; and

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each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation and constitute the only outstanding shares of capital stock of the Surviving Corporation.

In addition, each outstanding Star equity award in respect of Star Common Stock will be treated as described in the section titled “The Merger Agreement—Treatment of Options and Other Star-Based Awards” beginning on page 149 of this joint proxy statement/prospectus.

Background of the Merger

The following chronology summarizes the key communications and events that led to the signing of the Merger Agreement. This chronology is not, and does not purport to be, a catalogue of every interaction among Hudson, Star, their respective advisors or any other applicable parties.

Hudson’s board of directors (the “Hudson Board”), together with members of Hudson’s senior management (the “Hudson Management”), and with the assistance of Hudson’s advisors at the relevant time, regularly evaluate Hudson’s strategic direction and ongoing business plans with the purpose of strengthening Hudson’s business and enhancing stockholder value. As part of this evaluation, the Hudson Board has, from time to time, considered various potential strategic and financing alternatives. Prior to the formation of the Star Special Committee and the Hudson Special Committee as described below, no committee of the board of directors of either Hudson or Star had previously reviewed any business combination transaction between Hudson and Star.

On December 14, 2023, the board of directors of Star (the “Star Board”) met to discuss a memorandum prepared by the Star management team describing the rationale for a potential business combination between Hudson and Star. Following that discussion, the Star Board determined that it was in the best interests of Star and its stockholders (the “Star Stockholders”) to consider a merger (the “Merger”) with Hudson Global, Inc. (“Star”), with Star becoming a wholly owned subsidiary of Hudson in exchange for the issuance of shares of common stock of Hudson (the “Hudson Common Stock”) to Star stockholders (the “Potential Transaction”). In consideration of Mr. Jeffrey Eberwein’s interest in both Hudson (as a stockholder, Chief Executive Officer and member of the Hudson Board) and Star (as a stockholder and Executive Chairman of the board of directors of Star (the “Star Board”)), at a meeting of the Star Board on December 14, 2023, the Star Board approved the establishment of a committee of independent directors (the “Star Special Committee”) to evaluate the Potential Transaction, consisting of Mr. John Sayward, Mr. Michael Cunnion, Mr. Mitchell Quain and Mr. John Gildea. The Star Special Committee was empowered to, among other things, (i) review and negotiate the terms and conditions of the Potential Transaction, (ii) negotiate and approve all documentation relating to the Potential Transaction and the execution thereof by Star’s officers so authorized, (iii) determine whether the Potential Transaction is fair to, and in the best interests of, Star and its unaffiliated stockholders, (iv) reject any proposal with respect to the Potential Transaction or to terminate (or not commence) any discussions with respect to the Potential Transaction, and (v) approve or perform any action the Star Special Committee may determine is necessary or advisable to carry out and fulfill its duties and responsibilities with respect to the Potential Transaction. The Star Board also resolved that it would not authorize the Potential Transaction or recommend the Potential Transaction for acceptance or approval by Star’s stockholders (if stockholder approval is deemed necessary), or otherwise approve the Potential Transaction, unless and until the Star Special Committee determined that the Potential Transaction is in the best interests of Star and its unaffiliated stockholders.

On December 15, 2023, the Hudson Board met to discuss a memorandum prepared by the Hudson management team describing the rationale for a potential business combination between Hudson and Star. Following that discussion, the Hudson Board determined that it was in the best interests of Hudson and its stockholders (the “Hudson Stockholders”) to consider the Potential Transaction, consisting of the Merger of Star with Hudson, with Star becoming a wholly owned subsidiary of Hudson in exchange for the issuance of shares (the “Share Issuance”) of Hudson Common Stock to Star stockholders. In consideration of Mr. Jeffrey Eberwein’s interest in both Hudson (as a stockholder, Chief Executive Officer and member of the Hudson Board) and Star (as a stockholder and Executive Chairman of the Star Board, at a meeting of the Hudson Board on December 15, 2023, the Hudson Board approved the establishment of a committee of independent directors (the “Hudson Special Committee”) to evaluate the Potential Transaction, consisting of Mr. Robert Pearse, Ms. Mimi Drake and Ms. Connia Nelson, and appointed Ms. Drake to serve as the chair of the Hudson Special Committee. The Hudson Special Committee was empowered to, among other things, (i) review and negotiate the terms and conditions of the Potential Transaction, (ii) negotiate and approve all documentation relating to the Potential Transaction and the execution thereof by Hudson’s officers so authorized, (iii) determine whether the Potential Transaction is fair to, and in the best interests of, Hudson and its unaffiliated stockholders, (iv) reject any proposal with respect to the Potential Transaction or to terminate (or not commence) any discussions with respect to the Potential Transaction, and (v) approve or perform any action the Hudson Special Committee may determine is necessary or advisable to carry out and fulfill its duties and responsibilities with respect to the Potential Transaction. The Hudson Board also resolved that it would not authorize the Potential Transaction or recommend the Potential Transaction for acceptance or approval by Hudson’s stockholders (if stockholder approval was deemed necessary), or otherwise approve the Potential Transaction, unless and until the Hudson Special Committee determined that the Potential Transaction was in the best interests of Hudson and its unaffiliated stockholders.

On December 18, 2023, the Hudson Special Committee held a meeting to discuss the scope of its authority and the process for reviewing the Proposed Transaction. At this meeting, the Hudson Special Committee discussed the need to retain legal counsel and a financial advisor to review the fairness of the Proposed Transaction to the Hudson stockholders.

On January 3, 2024, the Hudson Special Committee confirmed the retention of BakerHostetler as counsel to the Hudson Special Committee and directed BakerHostetler to negotiate the terms of a confidentiality agreement with Star.

On January 4, 2024, the Star Special Committee formally engaged Pryor Cashman LLP as counsel to the Star Special Committee.

On January 12, 2024, the Star Special Committee met to discuss the credentials of several potential firms to act as financial advisors for a Potential Transaction and the terms of a proposed confidentiality agreement with Hudson.

On January 16, 2024, Hudson and Star entered into a mutual non-disclosure agreement (the “NDA”) to permit the parties to advance discussions regarding the Potential Transaction. Also on January 16, 2024, the Star Special Committee met to approve the engagement of Kroll LLC as financial advisor to assist with the Potential Transaction. The Star Special Committee entered into an engagement letter with Kroll LLC on February 6, 2024.

The Hudson Special Committee met on February 21, 2024 with representatives of BakerHostetler and Houlihan Lokey to discuss the parameters of the engagement of Houlihan Lokey. Also on February 21, 2024, the Star Special Committee met to discuss the diligence material and financial projections shared to date by Hudson senior management.

On March 10, 2024, the Star Special Committee met with representatives of Kroll LLC to review their preliminary findings regarding valuation.

On March 28, 2024, the Hudson Special Committee and Star Special Committee met to engage in a full and detailed discussion on the Potential Transaction.

Ultimately, later in April 2024, the respective special committees were unable to reach agreement on an appropriate relative valuation of the two companies, and the parties soon thereafter ceased discussions of a potential merger, and the special committees were disbanded.

During the first evaluation of a Potential Transaction in 2023 and 2024, (i) the members of the Star Special Committee received $25,000 each for their service, with the chair receiving an additional $7,500 and (ii) the members of the Hudson Special Committee received $25,000 each for their service. Payment of the fees owing to the member of either the Star Special Committee or the Hudson Special Committee was not contingent upon any decision of the Star Special Committee or Hudson Special Committee, as applicable.

On November 6, 2024, the Hudson Board determined to form a second Special Committee, comprised of Ms. Drake, Ms. Nelson and Mr. Pearse, with Ms. Drake serving as chair, in order to again review and consider a Potential Transaction.

The Hudson Special Committee was empowered to, among other things, (i) review and negotiate the terms and conditions of the Potential Transaction, (ii) negotiate and approve all documentation relating to the Potential Transaction and the execution thereof by Hudson’s officers so authorized, (iii) determine whether the Potential Transaction is fair to, and in the best interests of, Hudson and its unaffiliated stockholders, (iv) reject any proposal with respect to the Potential Transaction or to terminate (or not commence) any discussions with respect to the Potential Transaction, and (v) approve or perform any action the Hudson Special Committee may determine is necessary or advisable to carry out and fulfill its duties and responsibilities with respect to the Potential Transaction. The Hudson Board also resolved that it would not authorize the Potential Transaction or recommend the Potential Transaction for acceptance or approval by Hudson’s stockholders (if stockholder approval was deemed necessary), or otherwise approve the Potential Transaction, unless and until the Hudson Special Committee determined that the Potential Transaction was in the best interests of Hudson and its unaffiliated stockholders.

On November 8, 2024, the Star Board determined to form a second Special Committee of independent directors, comprised of Mr. Fruhbeis, Ms. Palmer and Mr. Parks, in order to again review and consider a Potential Transaction, and appointed Mr. Fruhbeis to serve as the chair of the Star Special Committee.

The Star Special Committee was empowered to, among other things, (i) review and negotiate the terms and conditions of the Potential Transaction, (ii) negotiate and approve all documentation relating to the Potential Transaction and the execution thereof by Star’s officers so authorized, (iii) determine whether the Potential Transaction is fair to, and in the best interests of, Star and its unaffiliated stockholders, (iv) reject any proposal with respect to the Potential Transaction or to terminate (or not commence) any discussions with respect to the Potential Transaction, and (v) approve or perform any action the Star Special Committee may determine is necessary or advisable to carry out and fulfill its duties and responsibilities with respect to the Potential Transaction. The Star Board also resolved that it would not authorize the Potential Transaction or recommend the Potential Transaction for acceptance or approval by Star’s stockholders (if stockholder approval is deemed necessary), or otherwise approve the Potential Transaction, unless and until the Star Special Committee determined that the Potential Transaction is in the best interests of Star and its unaffiliated stockholders.

Mr. Jeffrey Eberwein was not a member of either the Hudson Special Committee or the Star Special Committee due to his interest in both Hudson (as a stockholder, Chief Executive Officer and member of the Hudson Board) and Star (as a stockholder and Executive Chairman of the Star Board). Members of the Hudson Special Committee were not entitled to any fees for service on the Hudson Special Committee constituted on November 6, 2024. Members of the Star Special Committee constituted on November 8, 2024 were entitled to fees of $25,000 each for their service, with the chair receiving an additional $7,500.

On November 13, 2024, the Star Special Committee met with representatives of Star to set agendas regarding the Potential Transaction, including the need to hire a financial advisor and legal counsel for the Star Special Committee. The Star Special Committee and Star Representatives reviewed the prior efforts of Hudson and Star to consider a combination transaction and discussed the expected timing of the Potential Transaction.

On November 19, 2024, Star and Hudson entered into an amended and restated version of the NDA to advance discussions regarding the Potential Transaction.

On November 27, 2024, the Star Special Committee had a telephone conversation with Jeffrey Eberwein, CEO and Board Member of Hudson and Chairman of the Board of Directors of Star, to discuss the strategic motivation and results of prior merger talks between Hudson and Star over several months in 2023 and 2024.

Between November 27, 2024 and December 4, 2024, representatives of the Star Special Committee interviewed representatives of certain law firms that had been suggested as possible legal counsel for the Star Special Committee in connection with the Potential Transaction.

On December 4, 2024, the Star Special Committee met to discuss the results of the interviews with the various law firms and unanimously voted to hire Littman Krooks LLP (“Littman Krooks”) as counsel to the Star Special Committee. The Star Special Committee formally retained Littman for such purposes on December 16, 2024.

From December 16, 2024 to December 31, 2024, various members of the Star Special Committee met with representatives of certain financial advisory firms that had been recommended to the Star Special Committee to discuss the possibility of their serving as financial advisor to the Star Special Committee in connection with the Potential Transaction.

On December 19, 2024, a meeting was held between the Hudson Special Committee and the Star Special Committee to discuss procedures and timelines for the Potential Transaction as well as each company’s rationale for the Potential Transaction.

On December 31, 2024, the Star Special Committee met to discuss the results of the interviews with the various financial advisory firms that the Committee had spoken to in connection with the proposed engagement as financial advisor to the Star Special Committee. After discussion of the relative merits of the candidates and their fitness for the purposes of the Star Special Committee and the Potential Transaction, the Star Special Committee voted unanimously to engage Oberon Securities, LLC (“Oberon”).

On January 3, 2025, the Hudson Special Committee engaged Morgan, Lewis & Bockius (“Morgan Lewis”) as its legal advisor in connection with its consideration of the Potential Transaction.

On January 14, 2025, the Hudson Special Committee engaged Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) to provide financial analyses and an opinion to the Hudson Special Committee as to the fairness, from a financial point of view, to Hudson of the exchange ratio provided for in the Potential Transaction. The Hudson Special Committee engaged Houlihan Lokey after considering Houlihan Lokey’s reputation, qualifications and relevant experience and after a review of a relationships disclosure memorandum provided by Houlihan Lokey.

In the afternoon of January 15, 2025, representatives of Morgan Lewis had a call with members of the Hudson Special Committee to discuss preliminary matters in relation to the Potential Transaction, including commencing comprehensive legal due diligence of Star (the “Star Due Diligence”). At such meeting, the Hudson Special Committee unanimously agreed that Morgan Lewis should contact representatives of Littman Krooks and provide them with an initial list of questions and document requests from Hudson to Star (the “Hudson Due Diligence Request List”) and inquire about obtaining access to the virtual data room (the “Data Room”) for members of the Morgan Lewis team. In addition, the Hudson Special Committee and the Star Special Committee met to discuss various aspects of the Merger, including the amount and nature of the Merger consideration to the stockholders of Star, assignment of primary drafting responsibilities for the Merger Agreement, setup and contents of due diligence data rooms containing confidential information of both Hudson and Star, and proposed treatment of the Star Preferred Stock in the Merger.

In the evening of January 16, 2025, representatives of Morgan Lewis sent an email to representatives of Star and representatives of Littman Krooks, containing the Hudson Due Diligence Request List. In such email, representatives of Morgan Lewis also inquired about obtaining access to the Data Room for certain representatives of Morgan Lewis in order to enable Morgan Lewis to undertake the Star Due Diligence.

On January 22, 2025, representatives of the Star Special Committee, Oberon and Littman Krooks met to discuss the Merger process and their respective roles. Among the matters discussed were: due diligence updates and progress on the data rooms; process and criteria for valuing both Hudson and Star; tentative Merger timeline and milestones; the exchange ratio (number of Hudson shares to be issued to Star stockholders for each share of Star common stock); recent earnings reports by Hudson and Star; Star’s request for a premium as part of the Merger consideration; how best to select “comparable” companies and transactions in the determination of the relative values of Hudson and Star; and related matters.

Between January 16, 2025 and May 2, 2025, representatives of Morgan Lewis and representatives of Star and Littman Krooks exchanged emails and calls regarding the Star Due Diligence and revised versions of the Hudson Due Diligence Request List. During this time, representatives of Morgan Lewis and Hudson management performed due diligence on Star, which included review of the relevant materials and calls with Star management.

On January 22, 2025, the Hudson Special Committee held a meeting. Representatives of Morgan Lewis and representatives of Houlihan Lokey also participated. At the meeting, the Hudson Special Committee discussed, among other things, (a) the Potential Transaction and (b) the initial working draft of the proposed Agreement and Plan of Merger (the “Merger Agreement”) in respect of the Potential Transaction. The Hudson Special Committee discussed certain material areas of the Potential Transaction and the Merger Agreement, including, among other items: (i) the use of support agreements in the Potential Transaction, which would be executed by directors and certain officers of each of Hudson and Star (the “Support Agreements”), (ii) certain Delaware law considerations regarding transactions with interested directors, officers or stockholders such as the Potential Transaction, (iii) mutuality with respect to certain provisions in the Merger Agreement in light of the market capitalization of each of Hudson and Star, and the resulting ownership of the combined company (the “Combined Company”) following the consummation of the Potential Transaction (the “Closing”) as between legacy Hudson Stockholders and legacy stockholders of Star, (iv) the name of the Combined Company (the “Combined Company Name”), (v) the board composition of the Combined Company (the “Combined Company Board”), (vi) the treatment of any outstanding equity awards (the “Star Equity Awards” and such treatment, the “Equity Award Treatment”) and outstanding warrants (the “Star Warrants,” and such treatment, the “Star Warrant Treatment”) of Star in the Potential Transaction, (vii) certain deal protection provisions in the Merger Agreement, including non-solicitation (or “no-shop”) provisions, “fiduciary out” provisions and the circumstances under which the Hudson Board or the Star Board would be permitted to change its recommendation in favor of the Merger (with respect to the Star Board) or the Share Issuance (with respect to the Hudson Board) to their respective stockholders, (viii) and the amount of certain termination fees (the “Termination Fee Amounts”) and expense reimbursement obligations (the “Expense Reimbursement Amounts”), which would be payable upon termination of the Merger Agreement under certain circumstances, (ix) whether Hudson should amend and restate certain of its existing equity plans in connection with the Potential Transaction, (x) treatment of the shares of Series A Preferred Stock of Star (the “Star Series A Preferred Stock”) in the Potential Transaction (the “Series A Preferred Treatment”) and (xi) the relative number of new shares of Hudson Common Stock to be offered in the Potential Transaction to holders of common stock of Star (“Star Common Stock”) for each share of Star Common Stock owned by such holders (the “Exchange Ratio”).

On January 28, 2025, the Star Special Committee met with representatives of Oberon, with representatives from Littman Krooks also participating, to review Oberon’s proposed valuation methodology, preliminary results and proposed fairness opinion contents. Oberon representatives gave a detailed presentation on their underlying assumptions and methodologies, including: various valuation models; possible “comparable” companies and transactions; the relative performance of Hudson’s and Star’s common stock on Nasdaq; the centrality of the relative Volume Weighted Average Prices (“VWAP”) of Hudson and Star common stock in Oberon’s analysis; whether the VWAP calculations should be subject to caps and/or collars; the relevance of contribution analysis in Oberon’s determinations; how best to view financial projections of Hudson and Star. and the motivation for Star to consider the Merger.

On January 29, 2025, the Hudson Special Committee held a meeting. Representatives of Morgan Lewis and representatives of Houlihan Lokey also participated. At the meeting, the Hudson Special Committee discussed, among other things, (i) the Potential Transaction and (ii) Houlihan Lokey’s preliminary financial analysis of each of Hudson and Star, including the process, procedures and methodology with respect thereto. Following the meeting, the Hudson Special Committee resolved to provide its view of the financial position of Hudson and Star to the Star Special Committee at an upcoming meeting between the Hudson Special Committee and Star Special Committee and authorized representatives of Houlihan Lokey to contact Star Management and representatives of Oberon Securities, LLC (“Oberon”), financial advisor to the Star Special Committee, as appropriate regarding the collection of information necessary for Houlihan Lokey’s financial analyses.

On January 30, 2025, the members of the Hudson Special Committee met virtually with the members of the Star Special Committee. Representatives of Hudson Management, representatives of Star’s senior management (“Star Management”), representatives of Morgan Lewis, and representatives of Littman Krooks all attended the meeting. At the meeting, the members of each committee discussed, among other things, (a) the Exchange Ratio and (b) proposed methodologies for calculating the Exchange Ratio and (c) the relevant time period for calculating the VWAP of the shares of each company’s stock. Members of the Hudson Special Committee noted

that they and their advisors had analyzed comparable companies and corresponding Exchange Ratio ranges and believed that, in the case of each of Hudson and Star, the market trading price of its shares was largely indicative of its value for purposes of calculating the Exchange Ratio (the “Market Valuation Proposal”). Members of the Hudson Special Committee also expressed that they did not see a basis for building a premium into the Exchange Ratio. On that basis, the Hudson Special Committee proposed an Exchange Ratio of approximately one share of Hudson Common Stock for every six shares of Star Common Stock (the “1:6 Exchange Ratio Proposal”), which was based on current trading prices. Members of the Star Special Committee then noted that, while relative stock prices are generally indicative of current value, they would propose factoring a contribution analysis into the Exchange Ratio calculations due to their view that Star would contribute disproportionate operational and financial value to the Combined Company (the “Contribution Analysis Proposal”). Members of the Star Special Committee then noted that, in addition to use of a contribution analysis in the Exchange Ratio calculations, Star stockholders should receive a small control premium to the Exchange Ratio in the Potential Transaction (the “Premium Proposal”). Star Special Committee representatives argued that Star’s projected contribution to the cash flow and profits of the combined companies should merit consideration in determining the Exchange Ratio. Members of the Star Special Committee then continued the meeting with a discussion of what the relevant time period should be for purposes of calculating the Exchange Ratio and expressed that a longer period in the range of 12-18 months would be appropriate, noting the limited liquidity in the trading of each company’s common stock. The members of the Hudson Special Committee then responded that, based on the advice of its advisors, the period should be no longer than 90 days. Members of the Star Special Committee then asked that the members of the Hudson Special Committee consider the Contribution Analysis Proposal and the Premium Proposal. Following that, the members of the Hudson Special Committee and the members of the Star Special Committee agreed to meet again on February 12, 2025. Following that, the meeting adjourned.

In the afternoon of February 4, 2025, representatives of Houlihan Lokey sent an email to representatives of Morgan Lewis regarding Houlihan Lokey’s progress with respect to its review of Hudson and Star for purposes of its financial analyses and an upcoming virtual meeting between representatives of Houlihan Lokey and representatives of Oberon, which was to be held at the request of the Hudson Special Committee and the Star Special Committee.

On February 5, 2025, representatives of Houlihan Lokey had a virtual meeting with representatives of Oberon to discuss financial information related to Hudson and Star for purposes of their respective financial analyses and the proposed bases for calculating the Exchange Ratio (the “February 5 Financial Advisors Meeting”).

On February 7, 2025, the Hudson Special Committee held a meeting. Representatives of Morgan Lewis and representatives of Houlihan Lokey also participated. At the meeting, the Hudson Special Committee discussed, among other things, (a) the Potential Transaction and (b) the February 5 Financial Advisors Meeting. Representatives of Houlihan Lokey indicated that they had discussed with representatives of Oberon at the February 5 Financial Advisors Meeting financial information reviewed and provided to date by Hudson and Star, as well the VWAP calculations, the Premium Proposals and the Contribution Analysis Proposals discussed at the January 30, 2025 meeting of members of the Hudson Special Committee, members of the Star Special Committee and representatives of Hudson Management and Star Management. Following a discussion, the Hudson Special Committee reaffirmed its position that the Potential Transaction does not warrant an Exchange Ratio based on a premium or a contribution analysis. Following the meeting, the Hudson Special Committee instructed each of Morgan Lewis and Houlihan Lokey to continue advancing their respective workstreams and resolved to meet with the Star Special Committee the following week.

On February 10, 2025, the Star Special Committee met with representatives of Oberon and Littman Krooks to discuss the results of the previous meeting between the two Special Committees and Oberon’s subsequent conversations with Houlihan Lokey, financial advisor to the Hudson Special Committee, and to prepare for the scheduled February 12 meeting with the Hudson Special Committee. Matters discussed included: timeframes for respective VWAP calculations; Houlihan Lokey’s position on the relevance of contribution analysis; potential effects of “change in control” provisions in certain Star employment agreements; post-Merger composition of the combined companies; and treatment of the Star Preferred Stock in the Merger. Following the meeting among the Star Special Committee and the representatives of Oberon and Littman Krooks, the Star Special Committee met to discuss the results of the immediately previous meeting and to discuss negotiating strategy for the February 12 meeting with the Hudson Special Committee.

On February 12, 2025, the members of the Hudson Special Committee met virtually with the members of the Star Special Committee. Representatives of Hudson Management, representatives of Star Management, representatives of Morgan Lewis, and representatives of Littman Krooks all attended the meeting. At the meeting, the members of each committee discussed, among other things, (a) the Exchange Ratio, (b) proposed methodologies for calculating the Exchange Ratio, (c) the VWAP, and (d) the Series A Preferred Treatment. In addition, the respective committees discussed potential benefits to stockholders of the combined company resulting from the Merger, including potential cost savings, the prospect of greater stock market attention and greater liquidity for stockholders. Members of the Star Special Committee noted that they had considered the 1:6 Exchange Ratio Proposal as discussed at the meeting between the Hudson Special Committee and the Star Special Committee on February 12, 2025, and believed that the Exchange Ratio should equal approximately one share of Hudson Common Stock for every four shares of Star Common Stock, which represents a premium to Star stockholders of approximately 10-15% (the “Revised Premium Proposal”, and together with the Premium Proposal, the “Premium Proposals”). Members of the Hudson Special Committee then indicated that they would consider the Revised Premium Proposal. Members of the Hudson Special Committee then addressed the VWAP, noting that, having consulted with their advisors, a VWAP period of 30 calendar days or less was typical for a transaction of the size and nature of the Potential Transaction (the “30-Day VWAP Proposal”). Members of the Star Special Committee then indicated that the 30-Day VWAP Proposal could be acceptable subject to the Hudson Special Committee’s acceptance of the Revised Premium Proposal and/or the Contribution Analysis Proposal, as discussed at the meeting between the Hudson Special Committee and the Star Special Committee on February 12, 2025. Following such discussion, the members of the Hudson Special Committee and the members of the Star Special Committee discussed the Series A Preferred Treatment, including whether the dividend rate of the Star Series A Preferred Stock should be amended in connection with the Potential Transaction (the “Preferred Dividend Proposal”). Following that, the members of the Hudson Special Committee and the members of the Star Special Committee agreed to meet again on February 25, 2025 to discuss these matters further. Following that, the meeting adjourned.

On February 14, 2025, the Hudson Special Committee held a meeting. Representatives of Morgan Lewis also participated. At the meeting, the Hudson Special Committee discussed, among other things, (i) the Potential Transaction, (ii) the status of the Star Due Diligence and any issues related thereto, (iii) the Series A Preferred Treatment and (iv) the Exchange Ratio.

In the afternoon of February 22, 2025, members of the Hudson Special Committee and representatives of Morgan Lewis exchanged emails regarding the Series A Preferred Treatment.

On February 25, 2025, the members of the Hudson Special Committee met virtually with the members of the Star Special Committee. Representatives of Hudson Management, representatives of Star Management, representatives of Morgan Lewis, and representatives of Littman Krooks all attended the meeting. At the meeting, the members of each committee discussed, among other things, (a) the Exchange Ratio and (b) proposed methodologies for calculating the Exchange Ratio, (c) the VWAP and (d) the Series A Preferred Treatment. Members of the Hudson Special Committee began the meeting by explaining to the members of the Star Special Committee that, following consultation with its advisors, (i) the Hudson Special Committee saw no basis for a premium to the Exchange Ratio, and thus could not accept the Premium Proposals, (ii) the Hudson Special Committee saw no basis for the Contribution Analysis Proposal, but that the Market Valuation Proposal accurately valued each of Hudson and Star for purposes of calculating the Exchange Ratio, (iii) it could agree to the 30-Day VWAP Proposal as the maximum time period for calculating the VWAP of the shares of each company’s stock, and (iv) the Preferred Dividend Proposal was unnecessary and would only further complicate the Potential Transaction. Members of the Star Special Committee then responded, noting that, while they could agree to the 30-Day VWAP Proposal, they were not yet in a position to concede the Contribution Analysis Proposal or the Premium Proposals. The members of the Hudson Special Committee and the members of the Star Special Committee then discussed the Series A Preferred Treatment, and agreed that the outstanding shares of Star Series A Preferred Stock would be exchanged for shares of 10.0% Series A Cumulative Perpetual Preferred Stock of Hudson (the “Hudson Series A Preferred Stock”) on a 1:1 basis (the “Preferred Exchange Treatment”). Following such discussions, the meeting adjourned.

In the afternoon of February 25, 2025, representatives of Littman Krooks sent an email to representatives of Morgan Lewis regarding the Preferred Exchange Treatment, and whether a vote would be required of the holders of Star Series A Preferred Stock in connection with the Potential Transaction.

In the afternoon of February 28, 2025, representatives of Morgan Lewis had a call with representatives of Houlihan Lokey to discuss the Termination Fee Amounts.

In the afternoon of March 3, 2025, members of the Hudson Special Committee and representatives of Morgan Lewis exchanged emails regarding the Preferred Exchange Treatment.

On March 5, 2025, the Hudson Special Committee held a meeting. Representatives of Morgan Lewis also participated. At the meeting, the Hudson Special Committee discussed, among other things, certain material areas of the Potential Transaction and the Merger Agreement, including, among other items, (a) the Preferred Exchange Treatment and (b) the Exchange Ratio. The Hudson Special Committee discussed the Series A Preferred Treatment and reaffirmed the Preferred Exchange Treatment as discussed at its meeting with the members of the Star Special Committee on February 25, 2025. The Hudson Special Committee also discussed its position regarding the Exchange Ratio, as discussed as the last meeting between the Hudson Special Committee and the Star Special Committee on February 25, 2025. Following the meeting, the Hudson Special Committee instructed Morgan Lewis to continue to advance its workstreams and progress the Potential Transaction generally.

In the afternoon of March 6, 2025, representatives of Morgan Lewis exchanged emails with the Hudson Special Committee regarding the Exchange Ratio and the methodology for calculating the Exchange Ratio.

On March 11, 2025, representatives of the Star Special Committee met with representatives of Oberon and Littman Krooks to discuss various issues regarding the Merger structure and documentation, including: whether to request a collar or a cap on the Exchange Ratio; whether to enter into a letter of intent with Hudson regarding the Merger or to proceed directly to a Merger Agreement; whether to insist that a premium above Star’s calculated value be paid to Star’s stockholders; and the amounts of potential breakup fees and expense reimbursements should the Merger Agreement be signed but the Merger not consummate.

Mr. Fruhbeis of the Star Special Committee and Mr. Pearse of the Hudson Special Committee met to negotiate various terms of the Merger on March 12, 2025.

In the afternoon of March 17, 2025, representatives of Morgan Lewis had a call with representatives of Houlihan Lokey and certain members of the Hudson Special Committee regarding the Exchange Ratio. In addition, on March 17, 2025, Mr. Fruhbeis and Mr. Pearse met to negotiate various terms of the Merger.

In the morning of March 20, 2025, Mr. Pearse and Mr. Fruhbeis, discussed via telephone call the Contribution Analysis Proposal, the Premium Proposal and to propose that the Exchange Ratio be calculated on the basis of the Market Valuation Proposal, determined using a 20-trading day period for the VWAP (the “March 20 Exchange Ratio Proposal”).

Later in the morning of March 20, 2025, Mr. Pearse sent an email to representatives of Morgan Lewis and representatives of Houlihan Lokey indicating that the Star Committee had agreed to dispense with the Contribution Analysis Proposal and the Premium Proposals, and that the Hudson Committee and the Star Committee had agreed to the March 20 Exchange Ratio Proposal.

On March 20, 2025, the Star Special Committee met with John Grau of InvestorCom LLC, Hudson’s and Star’s proxy solicitation firm, regarding the composition of Star’s stockholder base and the process for soliciting the votes of Star’s stockholders. The Star Special Committee then met with Mr. Enright of Littman Krooks to discuss the proposed draft of Merger Agreement, the proxy process, as well as the proper amount for breakup fees and expense reimbursements should the Merger not be consummated. Following the above-described meetings, Mr. Fruhbeis met with Mr. Pearse to negotiate deal terms.

On March 26, 2025, the Hudson Special Committee held a meeting. Representatives of Morgan Lewis also participated. The Hudson Special Committee discussed certain material areas of the Potential Transaction and the Merger Agreement, including, among other items, (i) the Combined Company Board, (ii) the Combined Company Name, (iii) the potential desire to seek a waiver of certain severance provisions contained in employment agreements of certain existing employees of Star in connection with the Potential Transaction, (iv) the Equity Award Treatment, (v) Hudson’s ability to increase its coverage under its director and officer insurance policy, to the extent needed in connection with the Potential Transaction, and (vi) the Termination Fee Amounts and the Expense Reimbursement Amounts. At such meeting, the Hudson Special Committee agreed that the Star Equity Awards and Star’s equity plans for such Star Equity Awards would be assumed by Hudson, and such treatment would be reflected in the Merger Agreement. The Hudson Special Committee also discussed the disclosure schedules to be delivered by Hudson pursuant to the terms of the Merger Agreement (the “Hudson Disclosure Schedules”). Following the meeting, the Hudson Special Committee instructed Morgan Lewis to continue to advance its workstreams and to progress the Potential Transaction generally.

In the afternoon of March 26, 2025, representatives of Littman Krooks had a call with representatives of Morgan Lewis regarding Section 280G of the Internal Revenue Code (“Section 280G”), and any implications thereof with respect to the Potential Transaction.

Later in the afternoon of March 26, 2025, representatives of Morgan Lewis had a call with the Hudson Special Committee regarding the Merger Agreement and certain issues therein.

Later in the afternoon of March 26, 2025, representatives of Morgan Lewis sent an email to representatives of Star and representatives of Littman Krooks containing the initial draft of the Merger Agreement.

In the afternoon of March 28, 2025, representatives of Morgan Lewis shared an initial skeleton of the Hudson Disclosure Schedules with members of Hudson Management in order to facilitate their preparation.

In the morning of March 30, 2025, Mr. Pearse sent an email to representatives of Morgan Lewis and representatives of Houlihan Lokey indicating that the Star Special Committee had agreed to the March 20 Exchange Ratio Proposal.

On March 31, 2025, the Star Special Committee met with representatives of Littman Krooks to review and discuss the initial draft of the Merger Agreement that had been prepared and distributed by Morgan Lewis.

Between April 1, 2025 and April 16, 2025, representatives of Morgan Lewis and representatives of Star and Littman Krooks exchanged emails regarding Section 280G and related issues and questions.

On April 3, 2025, the Hudson Special Committee held a meeting. Representatives of Morgan Lewis also participated. The Hudson Special Committee discussed certain material areas of the Potential Transaction and the Merger Agreement, including, among other items: (i) the Combined Company Board, (ii) the Combined Company Name, (iii) the Support Agreements, including applicable signatories thereto and (iv) the Form of Certificate of Designation for Hudson Series A Preferred Stock to be issued to holders of Star Series A Preferred Stock on a one-to-one basis in connection with the Merger (the “Form of Certificate of Designation”), which would be attached to the Merger Agreement as Exhibit C thereto. The Hudson Special Committee also discussed the Hudson Disclosure Schedules, the status the Star Due Diligence, the Termination Fee Amounts and the Expense Reimbursement Amounts. Following the meeting, the Hudson Special Committee instructed Morgan Lewis to invite representatives of Houlihan Lokey to the next meeting of the Hudson Special Committee.

In the afternoon of April 4, 2025, representatives of Littman Krooks sent an email to representatives of Morgan Lewis, which email contained comments from Star and its advisors on the Merger Agreement, including a proposal that the Termination Fee Amounts and Expense Reimbursement Amounts equal $500,000 in the aggregate for each of Hudson and Star (the “April 4 Termination Fee and Expense Reimbursement Proposal”).

In the morning of April 7, 2025, representatives of Littman Krooks sent an email to representatives of Morgan Lewis, which email contained additional comments from Star and its advisors on the Merger Agreement.

On April 9, 2025, the Hudson Special Committee held a meeting. Representatives of Morgan Lewis and representatives of Houlihan Lokey also participated. The Hudson Special Committee discussed certain material areas of the Potential Transaction and the Merger Agreement, including, among other items: (i) the Termination Fee Amounts, (ii) the Expense Reimbursement Amounts, (iii) the Combined Company Board, (iv) the Exchange Ratio, (v) who would be engaged to serve as the exchange agent for the Potential Transaction, (vi) the Combined Company Name, (vii) the end date for the Closing and (viii) whether the holders of Star Common Stock and/or Star Series A Preferred Stock to be subject to a lock-up agreement for a period of time following the Closing. During the meeting, the Hudson Special Committee agreed to propose Termination Fee Amounts equal to $250,000 for each of Hudson and Star, and Expense Reimbursement Amounts equal to $100,000 for each of Hudson and Star. The Hudson Special Committee also agreed that the Combined Company Board should consist of the combined seven members of the current board of each of Hudson and Star. The Hudson Special Committee also agreed that the Combined Company Name would remain under its consideration. The Hudson Board also agreed that it would not be necessary for the holders of Star Common Stock and/or Star Series A Preferred Stock to be subject to a lock-up agreement for a period of time following the Closing. Following the meeting, the Hudson Special Committee then instructed Morgan Lewis and Houlihan Lokey to continue to advance their respective workstreams and to progress the Potential Transaction generally.

In the morning of April 15, 2025, representatives of Morgan Lewis sent an email to representatives of Star and representatives of Littman Krooks, which included responses to the comments to the Merger Agreement provided by representatives of Littman Krooks on April 4, 2025. In such email, representatives of Morgan Lewis confirmed, among other things, (i) the Combined Company Board would consist of the combined seven members of the current board of both of Hudson and Star, (ii) that the VWAP would be 20-trading days for purposes of calculating the Exchange Ratio, (iii) that the Combined Company Name remained under consideration by the Hudson Special Committee and (iv) that the concept of post-Closing lock-up agreements for certain stockholders of each of Hudson and Star could be removed from the Merger Agreement.

In the evening of April 15, 2025, representatives of Morgan Lewis sent an email to representatives of Star and representatives of Littman Krooks, which email contained a revised draft of the Merger Agreement (the “April 15 Draft”) and an initial draft of the Hudson Disclosure Schedules. In such email, representatives of Morgan Lewis also inquired about the Star Warrants, and how Star would propose to treat such warrants in the Potential Transaction. Among other things, the April 15 Draft (a) removed the concept of post-Closing lock-up agreements for certain stockholders of each of Hudson and Star and (b) included certain capitalization information of Hudson in the representations and warranties of Hudson.

On April 16, 2025, the Hudson Special Committee held a meeting. Representatives of Morgan Lewis also participated. The Hudson Special Committee discussed certain material areas of the Potential Transaction and the Merger Agreement, including, among other items: (i) the Combined Company Name, (ii) the Termination Fee Amounts and (iii) the Expense Reimbursement Amounts. The Hudson Special Committee also discussed the status of the Certificate of Designation, the Hudson Disclosure Schedules, the Star Disclosure Schedules (as

defined below), the Form of Star Support Agreement (as defined below) and the Form of Hudson Support Agreement (as defined below). The Hudson Special Committee also discussed progress of the Star Due Diligence. In addition, Mr. Fruhbeis and Mr. Pearse met to negotiate deal terms.

In the afternoon of April 17, 2025, Mr. Pearse sent an email to representatives of Morgan Lewis and representatives of Houlihan Lokey regarding expected timing of potential meetings of the Hudson Special Committee and the Hudson Board, on the one hand, and the Star Special Committee and the Star Board, on the other hand, to approve the Potential Transaction and related matters and the signing of the Merger Agreement, assuming all issues had been solved by such time.

In the afternoon of April 18, 2025 representatives of Morgan Lewis sent an email to representatives of Star and representatives of Littman Krooks, which email contained an initial draft of a form of stockholder support agreement (the “Form of Hudson Support Agreement”) to be executed by the directors and one officer of Hudson, which Form of Hudson Support Agreement would be attached to the Merger Agreement as Exhibit A thereto. In such email, representatives of Morgan Lewis indicated that, once the Form of Hudson Support Agreement was in an agreed form following any comments and/or questions from Star and its representatives, the Form of Hudson Support Agreement could be substantively duplicated into a form of stockholder support agreement (the “Form of Star Support Agreement”) to be entered into by the directors and one officer of Star, which Form of Star Support Agreement would be attached to the Merger Agreement as Exhibit B thereto.

In the afternoon of April 21, 2025, members of the Hudson Special Committee, representatives of Morgan Lewis and representatives of BakerHostetler exchanged emails regarding expected timing of potential meetings of the Hudson Special Committee and the Hudson Board, on the one hand, and the Star Special Committee and the Star Board, on the other hand, to approve the Potential Transaction and related matters and the signing of the Merger Agreement, assuming all issues had been solved by such time.

In the afternoon of April 22, 2025 representatives of Morgan Lewis sent an email to representatives of Star and representatives of Littman Krooks, which email contained an initial draft of the Form of Certificate of Designation. In the evening of April 22, 2025, representatives of Morgan Lewis sent an email to representatives of Star and representatives of Littman Krooks, which included a counterproposal to April 4 Termination Fee and Expense Reimbursement Proposal, which provided that the Termination Fee Amounts would each equal $250,000 and the Expense Reimbursement Amounts would each equal $100,000 (the “April 22 Termination Fee and Expense Reimbursement Counterproposal”).

In the afternoon of April 23, 2025, representatives of Morgan Lewis had a call with representatives of Star to discuss the implications of Section 280G with respect to the Potential Transaction, and the preparation by representatives of Star of certain calculations as required by Section 280G.

Later in the afternoon of April 23, 2025, the Hudson Special Committee held a meeting. Representatives of Morgan Lewis also participated. At the meeting, the Hudson Special Committee discussed, among other things, (i) the revised draft of the Merger Agreement, (ii) the Form of Company Support Agreement, (iii) the Certificate of Designations, (iv) the Form of Star Support Agreement and (v) the Star Disclosure Schedules.

In the morning of April 24, 2025, representatives of Morgan Lewis sent an email to representatives of Star and representatives of Littman Krooks regarding certain amendments to Section 144 of the General Corporation Law of the State of Delaware (“Section 144”), enacted on March 25, 2025, in relation to the Potential Transaction. That same day, the Star Special Committee met with representatives of Littman Krooks to discuss certain recent changes to Section 144 regarding the revised standard by which transactions involving interested officers, directors and stockholders may be approved and the fiduciary duties of Star directors in such transactions.

In the afternoon of April 24, 2025, representatives of Houlihan Lokey sent an email to representatives of Morgan Lewis, which email contained an updated version of the relationship disclosure memorandum previously shared by Houlihan Lokey prior to Houlihan Lokey’s engagement by the Hudson Special Committee.

On April 27, 2025, the Star Special Committee met with representatives of Littman Krooks to discuss an appropriate Exchange Ratio and calculation of the respective VWAPs of the Hudson Common Stock and the Star Common Stock, including the proper reference time for such calculations.

In the afternoon of April 27, 2025 and morning of April 28, 2025, representatives of Littman Krooks and representatives of Morgan Lewis exchanged emails regarding the Termination Fee Amounts and the Expense Reimbursement Amounts. In such emails, representatives of Littman Krooks reiterated the April 4 Termination Fee and Expense Reimbursement Proposal.

On April 28, 2025, the Star Special Committee met with representatives of Littman Krooks to review a draft of the fairness opinion prepared by Oberon and to prepare for an upcoming meeting with Oberon at which they would present their proposed final version of the fairness opinion and supporting analysis. That afternoon, representatives of Star sent an email to representatives of Morgan Lewis, which email contained the initial draft of the disclosure schedules to be delivered by Star pursuant to the terms of the Merger Agreement (the “Star Disclosure Schedules”).

In the evening of April 28, 2025 representatives of Morgan Lewis sent an email to representatives of Star and representatives of Littman Krooks regarding the Star Warrants and the Star Warrant Treatment in connection with the Potential Transaction.

On April 29, 2025, the Star Special Committee met with representatives of Oberon and of Littman. At the meeting, Oberon presented their revised, final versions of the fairness opinion and Oberon’s analysis supporting that opinion. Various members of the Star Special Committee asked questions principally revolving around Oberon’s chosen valuation methodologies and their conclusions regarding the relative values of Hudson and Star, including: Oberon’s examination of the businesses of Star’s and Hudson’s subsidiaries, how Oberon chose “comparable” companies and transactions to determine how to value Star and Hudson, and which methodologies Oberon relied upon in determining such valuations. Later the same day, Messrs. Fruhbeis and Pearse met to discuss timing of the Merger and remaining steps prior to execution of the Merger Agreement, as well as setting out the details of how the VWAPs of Star’s and Hudson’s common stock and the time frame chosen to arrive at the VWAP calculations would impact the final Exchange Ratio

In the afternoon of April 29, 2025, representatives of Littman Krooks sent an email to representatives of Morgan Lewis regarding the Star Warrants and the Star Warrant Treatment in connection with the Potential Transaction. In the course of such email exchange, representatives of Morgan Lewis and representatives of Littman Krooks agreed that the Star Warrants would be treated in accordance with their terms in connection with the Potential Transaction, and that a covenant would be added to the Merger Agreement in this regard.

Later in the afternoon of April 29, 2025, representatives of Morgan Lewis had a call with representatives of Star and representatives of Littman Krooks to discuss, among other things, certain remaining issues related to the Star Due Diligence, the Certificate of Designation, the Form of Star Support Agreement and the Form of Hudson Support Agreement. On such call, the representatives of Star and the representatives of Littman Krooks confirmed that each of the Certificate of Designation, the Form of Star Support Agreement and the Form of Hudson Support Agreement could be considered in agreed form, subject to any additional comments or questions they may raise prior to signing the Merger Agreement.

In the evening of April 29, 2025, representatives of Morgan Lewis sent an email to representatives of Star and representatives of Littman Krooks, which email contained a revised draft of the Star Disclosure Schedules.

Later in the evening of April 29, 2025, representatives of Morgan Lewis sent an email to representatives of Star and representatives of Littman Krooks, which email contained a revised draft of the Hudson Disclosure Schedules.

In the evening of April 30, 2025, representatives of Morgan Lewis sent an email to representatives of Star and representatives of Littman Krooks, which email contained a revised draft of the Hudson Disclosure Schedules.

Later in the evening of April 30, 2025, representatives of Morgan Lewis sent an email to representatives of Star and representatives of Littman Krooks, which email contained a revised draft of the Star Disclosure Schedules. In such email, representatives of Morgan Lewis noted, among other things, that the Merger should not require the approval of the holders of a majority of outstanding shares of Star Series A Preferred Stock.

In the evening of April 30, 2025, representatives of Morgan Lewis sent an email to representatives of Star and representatives of Littman Krooks containing a revised draft of the Merger Agreement (the “April 30 Draft”). Among other things, the April 30 Draft (a) added a covenant with respect to the Star Warrant Treatment, (b) added a covenant with respect to the treatment of Star’s 401(k) Plans, (c) added a representation regarding the number of shares issuable pursuant to the Star Warrants and any other outstanding warrants of Star, (d) revised the Termination Fee Amounts to $250,000 and the Expense Reimbursement Amounts to $100,000 in accordance with the April 22 Termination Fee and Expense Reimbursement Counterproposal.

On May 1, 2025, the Hudson Special Committee held a meeting. Representatives of Morgan Lewis also participated. At the meeting, the Hudson Special Committee adopted and approved minutes of its meetings held on January 22, 2025, January 29, 2025, February 7, 2025, February 14, 2025, March 5, 2025, March 26, 2025, April 3, 2025, April 9, 2025, April 16, 2025 and April 23, 2025. The Hudson Special Committee then discussed, among other things, (a) the Potential Transaction and (b) the Merger Agreement and (c) the Star Due Diligence. The Hudson Special Committee discussed certain material areas of the Potential Transaction and the Merger Agreement, including, among other items: (i) the Form of Hudson Support Agreement, including the signatories thereto (ii) the Form of Star Support Agreement, (iii) the Certificate of Designation, (iv) the Hudson Disclosure Schedules, (v) the Star Disclosure Schedules and (vi) Combined Company Name. At such meeting, the Hudson Special Committee agreed that, given that the parties were not yet aligned with respect to the Combined Company Name, the covenant in the Merger Agreement requiring Hudson to change its corporate name in connection with the Closing of the Potential Transaction should be removed.

In the afternoon of May 1, 2025 representatives of Morgan Lewis sent an email to representatives of Star and representatives of Littman Krooks, which email contained a revised draft of the Form of Parent Stockholder Support Agreement and an initial draft of the Form of Star Support Agreement.

On May 2, 2025, Messrs. Fruhbeis and Pearse met to discuss timing of the Merger and remaining steps and open issues.

In the afternoon of May 2, 2025, representatives of Morgan Lewis sent an email to representatives of Star and representatives of Littman Krooks, which email contained a revised draft of the Merger Agreement (the “May 2 Draft”). Among other things, the May 2 Draft (a) revised the Merger Agreement to provide that the officers of Star will remain in their respective positions as of immediately following the Closing and (b) removed the covenant regarding the Combined Company Name, specifically the obligations requiring Hudson to change its corporate name in connection with the Closing of the Potential Transaction.

Later in the afternoon of May 2, 2025, representatives of Morgan Lewis sent an email to the Hudson Special Committee regarding certain areas for the Hudson Special Committee’s attention related to legal due diligence.

In the evening of May 2, 2025, representatives of Morgan Lewis sent an email to the Hudson Special Committee, which email included the Legal Due Diligence Memorandum prepared by Morgan Lewis.

On May 5, 2025, the Hudson Special Committee held a meeting. Representatives of Morgan Lewis and representatives of Houlihan Lokey also participated. At the meeting, the Hudson Special Committee discussed, among other things, (a) Houlihan Lokey’s review of the financial data, projections and other information relating to Star provided in the Data Room, including Star’s financial results for the calendar quarter ended March 31, 2025, the financial projections relating to Star for the fiscal year ended December 31, 2025 and the financial projections relating to Star for the fiscal years ending December 31, 2026 through December 31, 2031 (collectively, the “Star Financial Materials”). That same day, Messrs. Fruhbeis and Pearse met to discuss timing of the Merger and remaining steps and open issues.

Over the course of the period from May 6, 2025 to May 16, 2025, various members of the Star Special Committee met with representatives of Littman and Oberon to determine the status of the Merger Agreement and associated documents and confirm proposed final Merger terms, including the Exchange Ratio.

In the afternoon of May 13, 2025, representatives of Littman Krooks sent an email to representatives of Morgan Lewis regarding the Termination Fee Amounts and the Expense Reimbursement Amounts. In such email, representatives of Littman Krooks suggested that Mr. Pearse and Mr. Fruhbeis discuss the Termination Fee Amounts and the Expense Reimbursement Amounts directly.

In the evening of May 13, 2025, Mr. Pearse and Mr. Fruhbeis discussed via telephone call the appropriate Termination Fee Amounts and Expense Reimbursement Amounts for the Potential Transaction.

On May 14, 2025, Mr. Pearse had a call with representatives of Morgan Lewis regarding the Termination Fee Amounts and Expense Reimbursement Amounts. On such call, Mr. Pearse confirmed that the Hudson Special Committee could agree to Termination Fee Amounts equal to $250,000 for each of Hudson and Star, and Expense Reimbursement Amounts equal to $250,000 for each of Hudson and Star, consistent with the April 4 Termination Fee and Expense Reimbursement Proposal.

In the evening of May 15, 2025, representatives of Star sent an email to representatives of Morgan Lewis, which email contained a revised draft of the Star Disclosure Schedules.

On May 16, 2025, the Hudson Special Committee held a meeting. Representatives of Morgan Lewis and representatives of Houlihan Lokey also participated. At the meeting, the Hudson Special Committee discussed, among other things, (a) Houlihan Lokey’s review of the Star Financial Materials, (b) the Merger Agreement and (c) the Star Disclosure Schedules. The Hudson Special Committee also discussed the status of the Star Due Diligence and any remaining issues.

In the afternoon of May 16, 2025, representatives of Star sent an email to representatives of Morgan Lewis, which email contained a revised draft of the Star Disclosure Schedules.

In the afternoon of May 16, 2025, representatives of Morgan Lewis and members of the Hudson Special Committee exchanged emails regarding the timing of the Registration Statement, as set forth in the Merger Agreement.

In the evening of May 16, 2025, representatives of Morgan Lewis sent an email to representatives of Star and representatives of Littman Krooks, which email contained a revised draft of the Star Disclosure Schedules.

Later in the evening of May 16, 2025, representatives of Morgan Lewis sent an email to representatives of Star and representatives of Littman Krooks, which email contained a revised draft of the Star Disclosure Schedules and a revised draft of the Hudson Disclosure Schedules.

Later in the evening of May 16, 2025, representatives of Morgan Lewis sent an email to representatives of Star and representatives of Littman Krooks, which email contained a revised draft of the Merger Agreement (the “May 16 Draft”). Among other things, the May 16 Draft (a) revised the Termination Fee Amounts to equal $250,000 for each of Hudson and Star and revised the Expense Reimbursement Amounts to equal $250,000 for each of Hudson and Star, in accordance with the April 4 Termination Fee and Expense Reimbursement Proposal and (b) revised Section 6.1 of the Merger Agreement to provide that there will be 45 days (rather than 30 days) to file the Registration Statement.

Later in the evening of May 16, 2025, representatives of Littman Krooks sent an email to representatives of Morgan Lewis, which email contained draft resolutions of the Star Board approving the Potential Transaction and other items.

Later in the evening of May 16, 2025, representatives of Star had a call with representatives of Morgan Lewis regarding certain outstanding issues contained in the Merger Agreement and the Star Disclosure Schedules.

In the afternoon of May 19, 2025, representatives of Morgan Lewis sent an email to the Hudson Special Committee, which email included an initial draft of the resolutions of the Hudson Board approving the Potential Transaction and related matters.

In the evening of May 19, 2025, representatives of Star sent an email to representatives of Morgan Lewis, which email contained a revised draft of the Merger Agreement (the “May 19 Draft”). Among other things, the May 19 Draft included certain capitalization information of Star in the representations and warranties of Star.

Later in the evening of May 19, 2025, representatives of Morgan Lewis sent an email to representatives of Star and representatives of Littman Krooks, which email contained proposed final drafts of the Merger Agreement, the Star Disclosure Schedules, the Hudson Disclosure Schedules, the Form of Certificate of Designation, the Form of Hudson Support Agreement and individual Hudson Support Agreements to be executed by each of Matthew Diamond, Chief Financial Officer of Hudson, Mr. Pearse, Ms. Drake and Ms. Nelson, the Form of Star Support Agreement and individual Star Support Agreements to be executed by each of Richard K. Coleman, Jr., Mr. Eberwein, Jennifer Palmer, Mr. Fruhbeis and Louis Parks.

In the morning of May 20, 2025, representatives of Houlihan Lokey sent an email to representatives of Morgan Lewis, which email contained a draft of Houlihan Lokey’s fairness opinion and a draft of Houlihan Lokey’s financial analysis of each of Hudson and Star (the “Financial Analysis”).

Later in the morning of May 20, 2025, representatives of Littman Krooks, representatives of Star and representatives of Morgan Lewis had a call to discuss the status of the Potential Transaction generally and certain remaining issues.

In the afternoon of May 20, 2025, representatives of Littman Krooks sent an email to representatives of Morgan Lewis regarding certain questions and comments to the Merger Agreement.

In the evening of May 20, 2025 and in the morning of May 21, 2025, representatives of Morgan Lewis and representatives of Star and representatives of Littman Krooks exchanged signatures to the Merger Agreement and the Support Agreements to be held in escrow.

At 3:30 PM Eastern Time on May 21, 2025, the Hudson Special Committee held a meeting. Representatives of Morgan Lewis and representatives of Houlihan Lokey also participated. At the meeting, the Hudson Special Committee first adopted and approved minutes of its meetings held on May 1, 2025, May 5, 2025 and May 16, 2025 (collectively, the “Prior Minutes”). Upon a motion duly made and seconded, the Hudson Special Committee approved and adopted the Prior Minutes in all respects, and authorized and directed the Secretary or Secretary Pro Temp of Hudson to file the Prior Minutes in the minute book of Hudson.

The Hudson Special Committee next discussed the Potential Transaction. At the request of the Hudson Special Committee, representatives of Morgan Lewis reviewed certain material terms of the Potential Transaction and the Merger Agreement, which had been provided to the Hudson Special Committee in advance of the meeting, including the structure of the Potential Transaction, the Exchange Ratio, stockholder approval requirements and the mechanics for the distribution of consideration in the Merger. Representatives of Morgan Lewis then confirmed that the Merger Agreement and all other agreements, instruments, certificates and documents required to be delivered in connection therewith, including the Support Agreements, were complete and ready for execution. At the request of the Hudson Special Committee, Houlihan Lokey then reviewed and discussed its financial analyses with respect to Hudson and Star and the Potential Transaction, a copy of which was previously shared with the Hudson Special Committee prior to the meeting, among other considerations related to its opinion. Thereafter, as requested by the Hudson Special Committee, Houlihan Lokey orally rendered its opinion to the Hudson Special Committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Hudson Special Committee dated May 21, 2025), as to the fairness, from a financial point of view, to Hudson of the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement. The Hudson Special Committee then requested that the representatives of Morgan Lewis describe for the Hudson Special Committee the fiduciary duties of directors applicable to the Potential Transaction, and the representatives of Morgan Lewis did so. The members of the Hudson Special Committee then acknowledged and agreed that, for purposes of Section 144, all the material facts as to Mr. Eberwein’s relationship or interest and as to the Transactions (as defined below), including any involvement in the initiation, negotiation, or approval of the Transactions, have been disclosed to and are known to all members of the Hudson Committee. The members of the Hudson Special Committee then engaged in a discussion regarding the strategic rationale for the transaction, including, among other things, significant cost synergies to be achieved by the Potential Transaction, material scale related benefits and the anticipated enhanced profitability of the Combined Company. The Hudson Special Committee then deliberated regarding the Potential Transaction. After the Hudson Special Committee’s discussions, upon a motion duly made and seconded, the Hudson Special Committee unanimously resolved to recommend that the Hudson Board approve the Potential Transaction. Following such resolution, the meeting adjourned.

At 3:00 PM Eastern Time on May 21, 2025, the Star Special Committee met to formally consider the Merger proposal from Hudson, with representatives of Oberon and Littman in attendance at the request of the Star Special Committee. After due consideration and conversation regarding the proposed final version of the Merger Agreement, Oberon’s fairness opinion and analysis and the ancillary Merger documents, the post-signing steps to be taken and the fiduciary duties of the members of the Star Special Committee in considering the Merger transaction, the Star Special Committee unanimously (i) determined that the Merger, on the terms and conditions of the Merger Agreements, particularly the exchange ratio embodied in the Merger Agreements, is fair and in the best interests of Star and its stockholders, (ii) approved the forms of the Merger Agreements previously provided to the Special Committee and (iii) adopted a recommendation to the full Board of Star that the Board approve the Merger and the Merger Agreements and submit the Merger to Star’s stockholders for their approval.

At 4:15 PM Eastern Time on May 21, 2025, the Hudson Board held a meeting. Representatives of Morgan Lewis and representatives of Hudson Management also participated. Ms. Drake, as Chair of the Hudson Special Committee reported to the Board that the Hudson Special Committee had earlier unanimously resolved to authorize the Potential Transaction and to recommend that the Hudson Board approve the Potential Transaction. Representatives of Morgan Lewis then described for the Hudson Board the fiduciary duties of directors applicable to the Potential Transaction. Other than Mr. Eberwein who abstained, the Board then deliberated regarding the Potential Transaction. After such discussions, upon a motion duly made and seconded, the Board, other than Mr. Eberwein who abstained, (a) authorized, approved, adopted, ratified and confirmed in all respects (i) the Merger Agreement all other related agreements, instruments, certificates and documents required to be delivered in connection therewith (together with the Merger Agreement, the “Transaction Documents”) and (ii) the consummation of the transactions contemplated by the Transaction Documents, including the Merger and the Share Issuance (collectively, the “Transactions”), (b) resolved to recommend the approval of the Share Issuance to the Hudson Stockholders, (c) authorized, approved, adopted, ratified and confirmed in all respects the Support Agreements and the transactions contemplated by the Support Agreements (d) authorized, approved, adopted, ratified and confirmed in all respects the Equity Award Treatment as contemplated by the Merger

Agreement, (e) authorized, approved, adopted, ratified and confirmed in all respects the Star Warrant Treatment as contemplated by the Merger Agreement, (f) acknowledged and agreed that, for purposes of Section 144, all the material facts as to Mr. Eberwein’s relationship or interest and as to the Transactions, including any involvement in the initiation, negotiation, or approval of the Transactions, have been disclosed to and are known to all members of the Hudson Board, (g) authorized and approved (including by the “non-employee” directors on the Hudson Board), in accordance with Section 16 of the Exchange Act, the conversion in the Merger of certain equity securities of Star held by Mr. Eberwein, (h) authorized and approved the preparation, execution, submission and filing with the Securities and Exchange Commission (i) the Registration Statement/Joint Proxy Statement, (ii) the Prospectus, and (iii) all other filings, documents, instruments, correspondences, supplemental materials filed in connection therewith and (i) authorized and directed each officer of Hudson to perform such acts as they may deem desirable to cause to be filed with the Nasdaq all necessary items to cause the shares of Hudson Common Stock and, to the extent required by Nasdaq Marketplace Rule 5110, the shares of the Hudson Series A Preferred Stock, in each case issued by Hudson pursuant to the Merger Agreement, to be listed on The Nasdaq Stock Market. Following that, the meeting adjourned.

During the afternoon of May 21, 2025, the Merger Agreement was executed by Mr. Diamond on behalf of each of Hudson and HSON Merger Sub, Inc., a wholly owned subsidiary of Hudson, and by Mr. Coleman on behalf of Star.

Hudson and Star announced the signed Merger Agreement by press release on Thursday, May 22, 2025, pre-market opening.

Recommendation of the Hudson Board and its Reasons for the Merger

On May 21, 2025, following receipt of the recommendation of the Hudson Special Committee, the Hudson Board met by videoconference to review the Merger. By vote, the Hudson Board, among other things, (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of, Hudson and Hudson stockholders, (ii) approved and adopted the Merger Agreement and approved the Merger and the other transactions contemplated by the Merger Agreement and (iii) recommended that Hudson stockholders approve Proposal 5. The Hudson Board recommends that Hudson stockholders vote “FOR” Proposal 5, the approval of which is a condition precedent to consummating the Merger.

As described above in the section titled “The Merger—The Background of the Merger” beginning on page 88 of this joint proxy statement/prospectus, in evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Hudson Board consulted with Hudson’s senior management, as well as Hudson’s legal and financial advisors, and, in reaching its conclusions and recommendations, considered a variety of factors which the Hudson Board viewed as positive, including (not necessarily in order of relative importance):

•

Hudson’s management team’s knowledge of Star’s business, financial condition, results of operations, industry and competitors, taking into account the results of Hudson’s management’s due diligence review of Star, and Hudson’s management’s recommendation of the Merger.

•	that the combined company would continue to be led by Hudson’s experienced management team, including its Chief Executive Officer, Jeffery E. Eberwein.

•

the governance arrangements contained in the Merger Agreement, including that all of the current members of the Hudson Board will continue to serve as directors of the combined company and that three members of the Star Board are expected to join the Hudson Board, and Hudson will therefore benefit from their experience and expertise.

•

that the Merger Agreement provides Hudson with sufficient operating flexibility between the signing of the Merger Agreement and the Effective Time to conduct its business in ordinary course consistent with past practice.

•	the fact that the Exchange Ratio is fixed and will not be adjusted for fluctuations in the market value of Hudson Common Stock or Star Common Stock.

•

the financial analysis reviewed by Houlihan Lokey with the Hudson Special Committee as well as the oral opinion of Houlihan Lokey rendered to the Hudson Special Committee on May 21, 2025 (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Hudson Special Committee dated May 21, 2025), as to, as of such date, the fairness, from a financial point of view to Hudson of the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement, as more fully described in the section of this proxy statement/prospectus captioned “The Merger – Opinion of Hudson’s Financial Advisor.”

•	the requirement that Hudson’s stockholders approve the Issuance Proposal as a condition to and in connection with the Merger.

•

the belief in the reasonable likelihood that the Merger will be consummated based on, among other things, the conditions to the Merger and the absence of material regulatory approvals required to close the Merger;

•

the belief that the merger will result in cost savings through operational efficiencies and reductions in general and administrative expenses by leveraging corporate overhead and reducing the aggregate public company costs of Hudson and Star.

•	the expectation that, following the Merger, Hudson will achieve increased scale, improved liquidity and expanded access to capital, and will be better positioned to absorb market cycles.

•

the expectation that the combined company, as a larger multi-sector holding company, is more likely to achieve the scale necessary to garner a greater following from investors and analysts and potentially become listed on key market indexes of comparably sized companies.

•

the combined company is expected to have a flexible and strong balance sheet, with the ability to pursue appropriate growth opportunities and the potential for improved credit ratings and a lower cost of debt capital.

•

that the combined company will be led by an experienced senior management team from each of Hudson and Star and a board of directors with representation from each of the current boards of directors of Hudson and Star.

•

the Support Agreements, pursuant to which certain stockholders of Hudson and certain stockholders of Star have agreed, solely in their capacities as stockholders, to vote all of their shares of Hudson or Star capital stock in favor of the voting proposals and against any alternative acquisition proposals.

•

the form of consideration – an exchange of Star capital stock for shares of Hudson capital stock – which will permit its stockholders to maximize their interest in the potential growth in the value of the combined company to the extent that the market price of the combined company increases following the consummation of the Merger.

•	its knowledge of Star’s business, operations, and financial condition both as an independent organization and as a part of a combined company with Hudson.

•	its view that the combined company would allow for greater career mobility and growth opportunities for its employees.

•

the terms of the Merger Agreement, including the structure of the transaction, the conditions to each party’s obligation to complete the Merger and the ability of Hudson to terminate the agreement under certain circumstances.

•	the belief that the restrictions imposed on Hudson’s business and operations during the pendency of the merger are reasonable and not unduly burdensome.

•

the strategic advantages of shifting the operating philosophy of Hudson to that of a diversified holding company with multiple business units, including the advantages of greater revenue diversity achieved by adding new business segments from Star.

•	the potential for Hudson to monetize or raise capital for the business units of the combined company at private market values.

•

the fact that the combined company would continue to be publicly held following the merger and would continue to be traded on the NASDAQ Stock Market, providing the combined company’s shareholders with continued access to a public trading market.

•	the greater potential for the combined company to utilize Hudson’s US Federal net operating losses.

•

its review with representatives of its financial advisor of the financial terms of the Merger Agreement and its review with its legal advisors of the other terms of the Merger Agreement, including the representations, covenants, conditions and deal protection and termination provisions.

•

certain other factors, including historical information concerning Hudson’s and Star’s respective businesses, financial conditions, results of operations, earnings, market values, management, competitive positions and prospects on a projected combined basis and the current and prospective business environment in which Hudson and Star operate;

The Hudson Board also considered potential risks and potentially negative factors concerning the Merger in connection with its deliberations of the proposed transaction, including:

•

the possibility that the Merger may not be consummated, or that completion may be unduly delayed, for reasons beyond the control of Hudson and Star, which could result in significant costs and disruption to both Hudson’s and Star’s normal business;

•

the potential for diversion of management and employee attention and for increased employee attrition during the period prior to completion of the Merger and the potential effect of the Merger on Hudson’s and Star’s business and relations with customers and suppliers;

•

The fact that Hudson’s and Star’s business units each operate in different industries with little to no overlap, as is customary in a holding company structure, and consequently the reality that any synergies to be achieved are limited to cost reductions and administrative efficiencies.

•	the risk of not capturing all of the anticipated cost savings and the risk that other anticipated benefits might not be realized;

•	the risk that certain members of Hudson’s or Star’s management or other key employees might choose not to remain employed with the combined company;

•	the potential impact on the market value of Hudson Common Stock as a result of the issuance of the Merger Consideration to Star stockholders;

•	The fixed Exchange Ratio will not adjust to compensate for any increase in the relative market value of Hudson Common Stock as compared to Star Common Stock prior to the consummation of the Merger.

•

the fact that the percentage ownership of legacy Hudson stockholders will be diluted as a result of the Merger and combined company stockholders may be diluted in the future because of equity issuances for acquisitions, capital market transactions or otherwise, including, without limitation, equity awards that the combined company may grant to its directors, officers and employees;

•	the restrictions on the conduct of Hudson’s business during the period between the signing of the Merger Agreement and consummation of the Merger.

•

Other matters described in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 30 and 49 of this joint proxy statement/prospectus, respectively.

The foregoing discussion of the information and factors considered by the Hudson Board is not exhaustive. In view of the Hudson Board’s consideration of a wide variety of factors in connection with its evaluation of the Merger Agreement and the transactions contemplated thereby, including the Merger, and the complexity of these matters, the Hudson Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The actual benefits from the Merger could be different from the foregoing estimates and those differences could be material. Accordingly, there can be no assurance that any of the potential benefits described above or included in the factors considered by the Hudson Board will be realized. For a discussion of various factors that could prevent or limit the parties from realizing some or all of these benefits, see the section titled “Risk Factors” beginning on page 30 of this joint proxy statement/prospectus.

The foregoing discussion of the information and factors considered by the Hudson Board is forward-looking in nature and should be read in light of the factors described in the section titled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 49 of this joint proxy statement/prospectus.

Opinion of Hudson’s Financial Advisor

On May 21, 2025, Houlihan Lokey orally rendered its opinion to the Hudson Special Committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Hudson Special Committee dated May 21, 2025) to the effect that, as of such date, the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to Hudson.

Houlihan Lokey’s opinion was furnished for the use of the Hudson Special Committee (in its capacity as such), and only addressed the fairness, from a financial point of view, to Hudson of the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this proxy statement/prospectus and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the Hudson Special Committee, the Hudson Board, Hudson, Star, any security holder or any other person as to how to act or vote with respect to any matter relating to the Merger or otherwise.

In connection with its opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

•	reviewed the execution version of the Merger Agreement dated as of May 21, 2025;

•	reviewed certain publicly available business and financial information relating to Hudson and Star that Houlihan Lokey deemed to be relevant;

•

reviewed certain information relating to the historical, current and future operations, financial condition and prospects of Hudson and Star made available to Houlihan Lokey by Hudson and Star, including (a) financial projections prepared by the management of Star relating to Star for the fiscal year ending December 31, 2025 (the “Star Projections”), and (b) financial projections prepared by the management of Hudson relating to Hudson for the fiscal year ending December 31, 2025 (the “Hudson Projections”);

•

spoke with certain members of the managements of Hudson and Star and certain of their representatives and advisors regarding the respective businesses, operations, financial condition and prospects of Hudson and Star, the Merger and related matters;

•	compared the financial and operating performance of Hudson and Star with that of other companies with publicly traded equity securities that Houlihan Lokey deemed to be relevant;

•	reviewed the current and historical market prices for certain of Hudson’s and Star’s publicly traded equity securities; and

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and did not assume any responsibility with respect to such data, material and other information. Management of Hudson advised Houlihan Lokey, and Houlihan Lokey with the Hudson Special Committee’s consent and approval assumed, that the Hudson Projections were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of Hudson for the period ending December 31, 2025. In addition, with the Hudson Special Committee’s consent and approval, Houlihan Lokey assumed that Star Projections were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of Star as to the future financial results and condition of Star for the period ending December 31, 2025. The Hudson Special Committee advised Houlihan Lokey and, at the Hudson Special Committee’s direction, Houlihan Lokey relied upon and assumed that (i) Star Projections were the only current, reliable projections in the possession of the Hudson Special Committee with respect to the future financial performance of Star, (ii) the Hudson Projections were the only current, reliable projections in the possession of the Hudson Special Committee with respect to the future financial performance of Hudson and (iii) all other financial information relating to Hudson and Star provided by the managements of Hudson and Star, including without limitation, projections for periods occurring after December 31, 2025, should not be used or relied upon for purposes of Houlihan Lokey’s analyses or opinion. At the Hudson Special Committee’s direction, Houlihan Lokey assumed that Star Projections and the Hudson Projections provided a reasonable basis on which to evaluate Star, Hudson and the Merger and Houlihan Lokey, at the Hudson Special Committee’s direction, used and relied upon Star Projections and the Hudson Projections for purposes of its analyses and opinion. Houlihan Lokey expressed no view or opinion with respect to Star Projections, the Hudson Projections or the respective assumptions on which they were based. In reaching its conclusions under the opinion, with the Hudson Special Committee’s agreement, (i) Houlihan Lokey did not perform a discounted cash flow analysis of Hudson or Star, because the Hudson Special Committee advised Houlihan Lokey and directed Houlihan Lokey to assume that no reliable, long-term forecasts with respect to the future financial performance of Hudson or Star were available, (ii) Houlihan Lokey did not rely upon a review of the publicly available financial terms of other transactions, because Houlihan Lokey did not identify a sufficient number of relevant transactions in which Houlihan Lokey deemed the parties to be sufficiently similar to Hudson or Star, (iii) Houlihan Lokey did not perform any analyses regarding Star’s subsidiary, Alliance Drilling Tools, LLC (“ADT”), which Houlihan Lokey understood was acquired by Star in March 2025, and (iv) Houlihan Lokey assumed the price paid by Star in such acquisition provided a reasonable basis upon which to evaluate ADT. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the businesses, assets, liabilities, financial condition, results of operations, cash flows or prospects of Hudson or Star since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses or opinion, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments referred to therein were true and correct, (b) each party to the Merger Agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger would be satisfied without waiver thereof, and (d) the Merger would be consummated in a timely manner in accordance with the terms described in the Merger Agreement and such other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey also assumed, with the Hudson Special Committee’s consent, that the Merger would qualify for federal income tax purposes, as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue

Code of 1986, as amended. For a discussion of the U.S. federal income tax considerations of the Merger, see the section titled “The Merger—Material U.S. Federal Income Tax Considerations of the Merger” beginning on page 144 of this joint proxy statement/prospectus. Houlihan Lokey relied upon and assumed, without independent verification, that (i) the Merger would be consummated in a manner that complies in all respects with all applicable foreign, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of Hudson or Star, or otherwise have an effect on the Merger, Hudson or Star or any expected benefits of the Merger that would be material to Houlihan Lokey’s analyses or opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the Merger Agreement would not differ in any respect from the draft of the Merger Agreement identified above.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to, and did not, make any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of Star, Hudson or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Hudson or Star was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Hudson or Star was or may have been a party or was or may have been subject.

Houlihan Lokey was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Merger, the securities, assets, businesses or operations of Star, Hudson or any other party, or any alternatives to the Merger, (b) negotiate the terms of the Merger, or (c) advise the Hudson Special Committee, the Hudson Board or any other party with respect to alternatives to the Merger. Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of its opinion. As the Hudson Special Committee was aware, the credit, financial and stock markets were experiencing unusual volatility and Houlihan Lokey expressed no opinion or view as to any potential effects of such volatility on the Merger, Hudson or Star, and its opinion did not purport to address potential developments in any such markets. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion. Houlihan Lokey did not express any opinion as to what the value of Hudson Common Stock or Hudson Preferred Stock actually would be when issued pursuant to the Merger or the price or range of prices at which Star Common Stock, Star Preferred Stock, Hudson Common Stock or Hudson Preferred Stock may be purchased or sold, or otherwise be transferable, at any time. Houlihan Lokey assumed that the shares of Hudson Common Stock to be issued in the Merger to holders of Star Common Stock would be listed on the Nasdaq Stock Market immediately following the consummation of the Merger.

Houlihan Lokey’s opinion was furnished for the use of the Hudson Special Committee (in its capacity as such) in connection with its evaluation of the Merger and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion was not intended to be, and does not constitute, a recommendation to the Hudson Special Committee, the Hudson Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Merger or otherwise.

Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Hudson Special Committee, the Hudson Board, Hudson, its security holders or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger or otherwise (other than the Exchange Ratio to the extent expressly specified in its opinion), including, without limitation, the support agreements to be entered into by certain officers and the directors of each of Hudson and Star (in their capacities as stockholders of Hudson and Star) in connection with the Merger, (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of Hudson, or to any other party, except if and only to the extent expressly set forth in the last sentence of Houlihan Lokey’s opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies or transactions that might have been available for Hudson, Star or any other party, (v) the fairness of any portion or aspect of the Merger to any one class or group of Hudson’s or any other party’s security holders or other constituents vis-à-vis any other class or group of Hudson’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) the appropriate capital structure of Hudson, whether Hudson should be issuing debt or equity securities or a combination of both in the Merger, or the form, structure or any aspect or terms of any debt or equity financing for the Merger or the likelihood of obtaining such financing, (vii) whether or not Hudson, Star, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Merger, (viii) the solvency, creditworthiness or fair value of Hudson, Star or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (ix) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Exchange Ratio or otherwise. Furthermore, Houlihan Lokey did not express any opinion, counsel or interpretation regarding matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the Hudson Special Committee, on the assessments by the Hudson Special Committee, the Hudson Board, Hudson and their respective advisors, as to all legal, regulatory, accounting, insurance, tax and other similar matters with respect to Star, Hudson and the Merger or otherwise.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company or business used in Houlihan Lokey’s analyses for comparative purposes is identical to Hudson or Star, and an evaluation of the results of those analyses is not entirely mathematical. The estimates contained in Star Projections and the Hudson Projections and the implied exchange ratio reference ranges indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of Hudson and Star. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion was only one of many factors considered by the Hudson Special Committee in evaluating the Merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the Exchange Ratio or of the views of the Hudson Special Committee, the Hudson Board or Hudson management with respect to the Merger or the Exchange Ratio. The type and amount of consideration payable in the Merger were determined through negotiation between the Hudson Special Committee and Star Special Committee, and the decision to enter into the Merger Agreement was solely that of the Hudson Board.

Financial Analyses

In preparing its opinion to the Hudson Special Committee, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey’s overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.

The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the Hudson Special Committee on May 21, 2025. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including:

•

Adjusted EBITDA — generally, the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization and stock-based compensation expense for a specified time period, as adjusted for certain non-recurring items.

•

Enterprise Value — generally, the value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding dilutive options and other securities convertible, exercisable or exchangeable into or for equity securities of the company) plus the amount of its net debt (the amount of its outstanding indebtedness, non-convertible preferred stock, capital lease obligations and non-controlling interests less the amount of cash and cash equivalents on its balance sheet).

Unless the context indicates otherwise, share prices used in the selected companies analysis described below were based on the closing price of the common stock of the selected companies listed below as of May 16, 2025. The estimates of the future financial performance of Star relied upon for the financial analyses described below were based on Star Projections and the estimates of the future financial performance of Hudson relied upon for the financial analyses described below were based on the Hudson Projections. The estimates of the future financial performance of the selected companies listed below were based on publicly available research analyst estimates for those companies.

Selected Companies Analysis. Houlihan Lokey reviewed certain financial data for selected companies with publicly traded equity securities that Houlihan Lokey deemed relevant.

The financial data reviewed included:

•	Enterprise value as a multiple of average Adjusted EBITDA for the three-year period ending December 31, 2024, or “3-Year Average Adjusted EBITDA”; and

•	Enterprise value as a multiple of estimated Adjusted EBITDA for the fiscal year ending December 31, 2025, or “FY 2025E Adjusted EBITDA.”

With respect to Star, the selected companies and resulting high, mean, median and low financial data were:

•	Boise Cascade Company

•	Builders FirstSource, Inc.

•	Cavco Industries, Inc.

•	Legacy Housing Corporation

•	Champion Homes, Inc.

•	TopBuild Corp.

Enterprise Value /
	3-Year Average Adjusted EBITDA	FY 2025E Adjusted EBITDA
Low	3.9x	7.1x
High	16.0x	15.5x
Median	8.8x	9.8x
Mean	9.4x	11.1x

With respect to Hudson, the selected companies and resulting high, mean, median and low financial data were:

•	Adecco Group AG

•	Hays plc

•	Hedrick & Struggles Intl., Inc.

•	Kelly Services, Inc.

•	Korn Ferry

•	ManpowerGroup Inc.

•	Randstad N.V.

•	Robert Walters plc

Enterprise Value /
	3-Year Average Adjusted EBITDA	FY 2025E Adjusted EBITDA
Low	1.9x	4.2x
High	7.3x	9.0x
Median	5.7x	7.3x
Mean	5.5x	6.8x

Star. Taking into account the results of the selected companies analysis of Star, Houlihan Lokey applied selected ranges of 3.5x to 4.5x to Star’s 3-Year Average Adjusted EBITDA and selected ranges of 3.5x to 4.5x to Star’s FY 2025E Adjusted EBITDA.

Hudson. Taking into account the results of the selected companies analysis of Hudson, Houlihan Lokey applied selected ranges of 2.5x to 3.5x to Hudson’s 3-Year Average Adjusted EBITDA and selected ranges of 4.0x to 5.0x to Hudson’s FY 2025E Adjusted EBITDA.

The selected companies analysis indicated implied exchange ratio reference ranges of 0.10x to 0.29x shares of Hudson Common Stock for each share of Star Common Stock based on 3-Year Average Adjusted EBITDA and 0.14x to 0.34x shares of Hudson Common Stock for each share of Star Common Stock based on FY 2025E Adjusted EBITDA, in each case as compared to the Exchange Ratio of 0.23 shares of Hudson Common Stock for each share of Star Common Stock provided for in the Merger pursuant to the Merger Agreement.

Other Matters

Houlihan Lokey was engaged by the Hudson Special Committee to provide an opinion to the Hudson Special Committee as to the fairness, from a financial point of view, to Hudson of the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement. The Hudson Special Committee engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts and for other purposes. Pursuant to its engagement by the Hudson Special Committee, Houlihan Lokey is entitled to an aggregate fee of $325,000 for its services, $130,000 of which became payable upon Houlihan Lokey’s retention by the Hudson

Special Committee and the remainder of which became payable upon the delivery of Houlihan Lokey’s opinion to the Hudson Special Committee. Star has also agreed to reimburse Houlihan Lokey for certain reasonable and documented expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of or related to Houlihan Lokey’s engagement.

In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, Star, Hudson, or any other party that may be involved in the Merger and their respective affiliates or security holders or any currency or commodity that may be involved in the Merger.

Houlihan Lokey has in the past provided investment banking, financial advisory and/or other financial or consulting services to Hudson and certain affiliates of Hudson and Star, for which Houlihan Lokey has received, and expects to receive, compensation, including, among other things, during the prior two years, having provided financial advisory services to the Hudson Special Committee in connection with a potential transaction between Hudson and Star which was not consummated, for which Houlihan Lokey received aggregate fees of approximately $300,000, and having provided investment banking services to an entity in which Jeff Eberwein is a significant shareholder and member of the board of directors, for which Houlihan Lokey expects to receive aggregate fees of approximately $1.3 million. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to Star, Hudson, other participants in the Merger or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, Star, Hudson, other participants in the Merger or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

Recommendation of the Star Board and its Reasons for the Merger

On May 21, 2025, following receipt of the recommendation of the Star Special Committee, the Star Board met by videoconference to review the Merger. By vote, the Star Board, among other things, (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair and in the best interest of, and are advisable to, Star and Star stockholders, (ii) approved and adopted the Merger Agreement and approved the Merger and the other transactions contemplated by the Merger Agreement and (iii) recommended that Star stockholders approve the Merger Agreement. The Star Board recommends that Star stockholders vote “FOR” the Merger Proposal, the approval of which is a condition precedent to consummating the Merger.

As described above in the section titled “The Merger—The Background of the Merger” beginning on page 88 of this joint proxy statement/prospectus, in evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Star Board consulted with Star’s senior management, as well as Star’s legal and financial advisors, and, in reach its conclusions and recommendations, considered a variety of factors which the Star Board viewed as positive, including (not necessarily in order of relative importance):

•

The expectation that the combined company, as a larger multi-sector holding company, is more likely to achieve the scale necessary to garner a greater following from investors and analysts and potentially become listed on key market indexes of comparably sized companies;

•

Star’s management team’s knowledge of Hudson’s business, financial condition, results of operations, industry and competitors, taking into account the results of Star’s management’s due diligence review of Hudson, and Star’s management’s recommendation of the Merger;

•	The belief that the Merger will provide the combined company the potential to monetize or raise capital for its business units at private market values;

•

The belief that the Merger will result in cost savings through operational efficiencies and reductions in general and administrative expenses by leveraging corporate overhead and reducing the aggregate public company costs of Hudson and Star.

•

The belief that the combined company’s enhanced scale and diversified revenue mix would result in improved opportunities for growth and cost savings and enhance the combined company’s ability to capitalize on new growth opportunities and to compete for customers and key employee talent.

•	The belief that being part of a larger Company with significant liquidity will provide Star greater protection in a business downturn.

•	The belief that the combined company will have enhanced scale and sufficient balance sheet flexibility to make technological and other investments to serve customers.

•

The expectation that, following the Merger, the combined company would have a strong financial and credit profile, which may unlock access to capital that is not available to Star on a standalone basis.

•	The implied value of the Merger Consideration to be received by Star stockholders.

•

The fact that the Exchange Ratio in the Merger is fixed and will not fluctuate as a result of changes in the market value of Hudson Common Stock or Star Common Stock, which provides certainty as to the respective pro forma percentage ownership of the combined company, limits the impact of external factors on the Merger and affords Star stockholders the opportunity to benefit from any increase in the market value of the Hudson Common Stock between the announcement and consummation of the Merger.

•

The fact that the consideration to be received by Star stockholders in the Merger, consisting of shares of Hudson Common Stock and, in the case of holders of Star Preferred Stock, shares of Hudson Preferred Stock, each of which will be listed for trading on the NASDAQ, continues to provide liquidity for Star stockholders desiring to liquidate their investment after the Merger and provides Star stockholders the opportunity to participate in the future growth of the combined company following the Merger.

•

The fact that the strategic combination with Hudson will allow the Star stockholders to have a meaningful ownership interest in the combined company, with an expected pro forma ownership of approximately 21% of the Hudson Common Stock and approximately 100% of the Hudson Preferred Stock.

•

The fact that three members of the Star Board will be appointed to serve on the Hudson Board immediately following the consummation of the Merger and that most of Star’s officers are expected to remain in their existing roles to participate in the execution of the strategy and business plan of the combined company following the Closing.

•	The requirement that Star stockholders approve the Merger Proposal as a condition to the Merger.

•	The Star Board’s belief that the combined company will offer opportunities for career advancement to Hudson and Star personnel within the combined company.

•

The strategic advantages of a diversified holding company with greater scale, including the advantages of greater revenue diversity achieved by adding Hudson’s business segments together with Star’s existing business units.

•	The greater potential for the combined company to utilize Hudson’s US Federal net operating losses;

•

Belief in the reasonable likelihood that the Merger will be consummated based on, among other things, the conditions to the Merger and the absence of material regulatory approvals required to close the Merger.

•	The fact that there are no financing conditions or contingencies, and that Hudson does not require financing in order to consummate the Merger.

•

The Star Board’s belief, based on its review in consultation with Star’s advisors, that the structure of the Merger and the financial and other terms of the Merger Agreement, taken as a whole, including the parties’ representations, warranties and covenants and the circumstances under which the Merger Agreement may be terminated, are reasonable.

The Star Board also considered and balanced against the potentially positive factors a number of uncertainties, risks and factors it deemed generally negative or unfavorable in making its determination, approval and related recommendation, including the following (not necessarily in order of relative importance):

•	The fact that Star stockholders will not receive cash in the transaction even though certain of the Star stockholders may desire liquidity.

•

The fact that, after the Merger, Star stockholders will have a significantly lower ownership and voting interest in the combined company than they currently have in Star and will exercise less influence over management.

•

Notwithstanding the likelihood of the Merger being consummated, the Merger may not be consummated, or that consummation may be unduly delayed, including because Star stockholders may not approve the Merger and the other transactions contemplated by the Merger Agreement, the Hudson stockholders may not approve the Issuance Proposal, or because of reasons beyond the control of Hudson and Star.

•

The impact that failure to consummate or delays in consummating the Merger and the other transactions contemplated by the Merger Agreement could have on the market value of shares of Star Common Stock and Star’s operating results.

•	The cost savings and other benefits to the Star stockholders that are expected to result from the Merger might not be fully realized or not realized at all.

•

The challenges of integrating the businesses, management teams, operations, workforce, strategies and organizations of Hudson and Star, including the possibility that the Merger and resulting integration process could result in the disruption of ongoing business.

•

The fact that Hudson’s and Star’s business units each operate in different industries with little to no overlap, as is customary in a holding company structure, and consequently the reality that any synergies to be achieved are limited to cost reductions and administrative efficiencies.

•	The substantial costs to be incurred in connection with the transaction, including the transaction expenses arising from the Merger and the costs of integrating the businesses of Hudson and Star.

•	The fact that Star’s directors and executive officers may have interests in the Merger that are different from, or in addition to, those of Star’s stockholders generally, including that certain of

•

The restrictions on the conduct of Star’s business during the period between the execution of the Merger Agreement and the consummation of the Merger; for more information, see the section titled “The Merger Agreement—Covenants—Conduct of Business” beginning on page 153 of this joint proxy statement/prospectus.

•	The diversion of management focus and resources from operational matters and other strategic opportunities while working to implement the Merger.

•	The combined company’s potential inability to retain key employees.

•	The fixed Exchange Ratio will not adjust to compensate for any increase in the relative market value of Star Common Stock as compared to Hudson Common Stock prior to the consummation of the Merger.

•	The fact that Star stockholders will not be entitled to appraisal rights in connection with the Merger.

•

Other matters described in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 30 and 49 of this joint proxy statement/prospectus, respectively.

The Star Board considered all of these factors as a whole, as well as others, and, on balance, concluded that the potential benefits of the Merger to Star stockholders outweighed the risks, uncertainties, restrictions and potentially negative factors associated with the Merger.

The foregoing discussion of factors considered by the Star Board is not, and is not intended to be, exhaustive. The Star Board collectively reached the conclusion to approve the Merger Agreement in light of the various factors described above and other factors that the members of the Star Board believed were appropriate. In light of the variety of factors considered in connection with its evaluation of the Merger, the Star Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the Star Board applied his or her own personal business judgment to the process and may have given different weight to different factors. The Star Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Star Board based its recommendation on the totality of the information available to it, including discussions with Star’s management and outside legal and financial advisors.

It should be noted that this explanation of the reasoning of the Star Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section titled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 49 of this joint proxy statement/prospectus.

Opinion of Star’s Financial Advisor

The Star Special Committee retained Oberon Securities, LLC (“Oberon”) on January 10, 2025 to act as Star’s financial advisor in connection with a possible transaction involving Hudson and Star. In connection with this engagement, the Star Special Committee requested that Oberon provide its opinion as to the fairness, from a financial point of view, of the Merger Consideration to be received by holders of Star Common Stock in the Merger. In selecting Oberon as its financial advisor, the Star Special Committee considered, among other things, the fact that Oberon is a respected financial advisory firm with substantial experience advising companies in strategic transactions and has familiarity with Hudson and Star and has substantial experience providing strategic advisory services in similar transactions. Oberon, as part of its business, is continuously engaged in the evaluation of businesses and debt and equity securities in connection with mergers and acquisitions, underwritings, private placements and other securities offerings, senior credit financings, and general corporate advisory services.

On May 21, 2025, Oberon delivered its written opinion to the Star Special Committee to the effect that, as of May 21, 2025, and based on and subject to various assumptions made, procedures followed, matters considered and limitations on the review undertaken by Oberon in connection with the opinion, the experience of its investment bankers and other factors it deemed relevant, the Merger Consideration to be received by holders of Star Common Stock in the Merger is fair from a financial point of view. Oberon was not asked, nor did it express an opinion as to the fairness of the consideration to the holders of any other class of securities, creditors or other constituencies of Star or as to the underlying decision by Star to engage in the proposed merger. The issuance of the opinion of Oberon was approved by Oberon’s fairness opinion committee in accordance with Oberon’s customary practice.

The full text of the written opinion of Oberon sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the review undertaken by Oberon in connection with such opinion. Oberon’s written opinion is attached as Annex C to this joint proxy statement/prospectus. The following summary of such opinion is qualified in its entirety by reference to the full text of the opinion, and Star’s shareholders are urged to read the opinion in its entirety. Oberon provided its opinion for the information and use of the Star Special Committee in connection with its evaluation of the Merger Consideration to be received by holders of Star Common Stock pursuant to the Merger Agreement. Oberon’s opinion did not and does not constitute a recommendation as to how any holder of shares of Star Common Stock should vote with respect to approval of the Merger Agreement, the Merger or any other matter.

In arriving at its opinion, Oberon, among other things,

(i) Reviewed a draft of the Merger Agreement, dated May 16, 2025;

(ii) Reviewed certain financial statements of Hudson and Star furnished by both companies that Oberon deemed relevant;

(iii) Reviewed financial projections and forecasts of Hudson and Star for fiscal years 2025 through 2031 which were developed and furnished by each company’s senior management and approved for Oberon’s use by the Star Special Committee;

(iv) Examined certain information provided by a third-party subscription service;

(v) Reviewed information regarding publicly available financial terms of certain other business combinations Oberon deemed relevant;

(vi) Reviewed the financial position and operating results of Hudson and Star and the market prices and trading history from May 16, 2022 through May 16, 2025 of the common stock of each such company compared with those of certain other publicly traded companies Oberon deemed relevant (as reported by information sources deemed to be reliable);

(vii) Reviewed Hudson’s and Star’s filings with the Securities and Exchange Commission through March 31, 2025, including Hudson’s and Star’s respective Annual Reports on Form 10-K for the fiscal years ended December 31, 2023 and December 31, 2024, and Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2024, June 30, 2024, September 30, 2024 and March 31, 2025;

(viii) Held discussions with members of the senior management of Hudson and Star to discuss the foregoing;

(ix) Considered other matters which Oberon deemed relevant to its inquiry and had taken into account such accepted financial and other relevant analytical analyses and considerations as deemed relevant;

(x) Relied, without independent investigation or verification but with Hudson’s and Star’s approval and agreement, upon the accuracy, completeness and fair presentation of all the information examined by or otherwise reviewed or discussed with us for purposes of Oberon’s opinion;

(xi) Assumed with Hudson’s and Star’s consent that all material assets and liabilities (contingent or otherwise) of Hudson and Star are as set forth in the financial statements or other information made available to Oberon;

(xii) Has not undertaken or obtained an independent evaluation or appraisal of: (a) any of the assets or liabilities (contingent or otherwise, known or unknown) Hudson or Star; (b) the solvency of Hudson or Star; or (c) the liquidation value of Hudson or Star, nor had Oberon made a physical inspection of the properties or facilities of Hudson or Star;

(xiii) Has not undertaken or obtained an independent evaluation or appraisal or ownership of patents and intellectual property of Hudson or Star;

(xiv) Assumed financial forecasts examined were reasonably prepared on bases reflecting the best available estimates and good faith judgments of Hudson’s and Star’s respective senior management as to the future performance of Hudson and Star, as applicable, and that the Star Special Committee has reviewed and evaluated the financial forecasts and asked questions of Hudson;

(xv) Has not addressed the relative merits of the Merger or any related transactions compared to any alternative business strategies that might exist for Hudson or Star, or any other transaction in which Hudson or Star might engage;

(xvi) Relied as to all legal, accounting and tax matters relating to Hudson and Star on the advice of the companies’ legal counsel, accountants and tax advisors;

(xviii) Assumed that the Merger will be consummated on the terms described in the draft Merger Agreement, without any amendment of any material terms or conditions;

(xix) Assumed, the representations and warranties contained in the Merger Agreement are true and correct and that each party will perform all of the covenants and agreements required to be performed by it under such agreement;

(xx) Assumed all material corporate, governmental, regulatory or other consents and approvals required to consummate the Merger have been or will be obtained within the constraints contemplated by the Merger Agreement and that the Merger will be consummated in accordance with the terms of the merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof;

(xxi) Compared the Merger with other comparable and completed transactions that Oberon deemed relevant, as reported by reliable information services; and

(xxii) Performed such other analyses and considered such other information and factors as Oberon deemed appropriate.

In connection with its review, Oberon assumed and relied upon the accuracy and completeness of all the financial and other information provided, discussed with or otherwise made available to it, including all accounting, tax and legal information, and Oberon did not make (and did not assume any responsibility for) any independent verification of such information. Oberon assumed, with the consent of the Star Special Committee, that neither the management of Hudson nor of Star was aware of any facts or circumstances that would make such information inaccurate or misleading in any way meaningful to the analysis of Oberon. With respect to the financial forecasts and estimates utilized in Oberon’s analyses, Oberon assumed, with the consent of the Star Special Committee, that they were reasonably prepared and reflected the best current estimates, judgments and assumptions of the management of Star as to the future financial performance of Star. Oberon assumed no responsibility for, and expressed no view as to, such forecasts or estimates or the judgments or assumptions upon which they are based. Oberon also assumed that there were no material changes in the condition (financial or otherwise), results of operations, business or prospects of Hudson or Star since the date of the last financial statements provided to Oberon. In arriving at its opinion, Oberon did not conduct any physical inspection or appraisals of the assets or liabilities (contingent or otherwise) of Hudson or Star.

In rendering its opinion, Oberon assumed that the Merger would be consummated in accordance with the terms described in the Merger Agreement and in compliance with all applicable laws, without waiver, modification or amendment of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third party consents or approvals for the Merger or such contemplated financings, no delays, limitations, conditions or restrictions would be imposed or actions would be taken that would have an adverse effect on Star, Hudson or the expected benefits of the Merger in any way meaningful to Oberon’s analysis. Oberon’s opinion was necessarily based on economic, market, financial and other conditions and the information made available to it as of the date hereof. Although subsequent developments may affect this opinion, Oberon does not have any obligation to update, revise or reaffirm this opinion.

Oberon’s opinion only addresses the fairness, from a financial point of view, of the Merger Consideration to be received by holders of Star Common Stock Star of the exchange ratio to the extent expressly specified in its opinion, and does not address any other terms or aspects of the Merger, including, without limitation, the form or structure of the Merger, any tax or accounting matters relating to the Merger or otherwise, any financing arrangements or any aspect or implication of any other agreement or arrangement entered into in connection with or contemplated by the Merger or otherwise. In addition, Oberon’s opinion does not express any view with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to, or items to be paid to any of the officers, directors or employees of any party to the Merger or related transactions, or any class of such persons, relative to or in comparison with the Merger Consideration to be received by holders of Star Common Stock in the Merger. Oberon’s opinion does not express any opinion as to the prices at which Hudson or Star securities will trade at any time. Oberon’s opinion does not address the merits of the underlying decision by Star to enter into the Merger Agreement or the relative merits of the Merger compared with other business strategies or transactions available or that have been or might be considered by the management or the board of directors of Star or in which Star might engage.

In connection with rendering its opinion, Oberon performed certain financial, comparative and other analyses as summarized below. This summary is not a complete description of the financial analyses performed and factors considered in connection with such opinion. In arriving at its opinion, Oberon made its determinations as to the fairness, from a financial point of view, of the Merger Consideration to be received by holders of Star Common Stock in the Merger on the basis of various financial and comparative analyses taken as a whole. The preparation of a financial opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, the analyses underlying a financial opinion are not readily susceptible to summary description.

In arriving at its opinion, Oberon did not attribute any particular weight to any single analysis or factor considered but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses performed and factors considered in the context of the Merger. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

The data and information below, including the narrative description of the financial analyses, must be considered as a whole, as considering only a portion of such data and information could create a misleading or incomplete view of the process underlying Oberon’s analyses and opinion. No company, business or transaction reviewed is identical to Hudson or Star or the Merger. An evaluation of the analyses described below is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies, business segments or transactions reviewed.

In performing its analyses, Oberon considered industry performance, general business and economic conditions and other matters existing as of May 21, 2025, many of which are beyond the control of Hudson and Star. None of Hudson, Star or Oberon or any other person assumes responsibility if future results are different from those discussed herein, whether or not any such difference is material. Any estimates contained in the analyses described below and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or necessarily reflect the prices at which businesses or securities may actually be sold or acquired. Accordingly, the assumptions and estimates used in, and the results derived from, the following analyses are inherently subject to substantial uncertainty.

The following is a summary of the material financial analyses provided on May 21, 2025 to the Star Special Committee by Oberon in connection with its opinion.

Valuation of Star

Comparable Publicly Traded Company Analysis. Using publicly available information and the Star financial projections, Oberon compared certain financial and other information and financial multiples relating to Star to corresponding financial and other information and financial multiples for certain comparable publicly traded manufactured housing, building products, oilfield services, and holding companies that Oberon, using its professional judgment and expertise, deemed comparable to Star. Although none of these companies is directly comparable to Star in all respects, Oberon selected these companies because they are publicly traded companies with operations that, for purposes of this analysis, may be considered similar to certain operations of Star. The companies included in the comparable publicly traded company analysis for Star were:

Manufactured Housing, Industrials and Holding Companies:

•	Builders FirstSource, Inc.

•	Louisiana-Pacific Corporation

•	UFP Industries, Inc.

•	Champion Homes, Inc.

•	Cavco Industries, Inc.

•	Boise Cascade Company

•	Quanex Building Products Corporation

•	Legacy Housing Corp.

•	Crawford United Corporation

•	Nobility Homes, Inc.

•	INNOVATE Corp.

•	Fundamental Global Inc.

Oil Services Companies:

•	Schlumberger Ltd.

•	Baker Hughes Company

•	Halliburton Company

•	NOV Inc.

•	Weatherford International plc

•	Drilling Tools International Corporation

months’ (“LTM”) revenues and also projected next twelve months’(“NTM”) estimated revenues and earnings before interest, taxes, depreciation, amortization and excluding the impact of stock-based compensation and non-cash pension expense, which is referred to in this “Opinion of Star’s Financial Advisor” section of this joint proxy statement/prospectus as “adjusted EBITDA.” In addition,

•	NTM EBITDA was used because Star’s unadjusted LTM EBITDA is negative.

•

For valuation, we assumed ranges that represent one standard deviation away from the mean, excluding the minimum and maximum. In addition, the ranges were discounted at 30% to reflect the illiquidity of Star’s shares and its size relative to the comparable companies.

•

Oberon weighted the EV/LTM revenue range of each peer group based on the relative revenue contribution of Star’s Building Solutions segment compared to Energy Services. The weights were determined using 2024 performance on a pro forma basis (including the performance of Alliance Drilling Tools and TimberTech prior to their respective acquisitions by Star) to capture the state of Star’s operations as of the time period measured.

•

We weighted the EV/NTM EBITDA range of each peer group based on the relative EBITDA contribution of Star’s Building Solutions segment compared to Energy Services. The weights were determined using 2025 projected performance on a pro forma basis to capture the state of Star’s operations as of the time period measured. NTM EBITDA was discounted back to March 31, 2025 using Star’s estimated cost of capital of 10.1%.

Based on these analyses and utilizing its professional judgment and experience, Oberon then applied selected ranges of EV/ LTM revenues multiples of 0.6x to 1.1x, and NTM adjusted EBITDA multiples of 3.6x to 6.0x derived from the analyses of the selected companies to Star’s LTM revenues and NTM adjusted EBITDA. Financial data of the selected companies were based on public filings, common stock closing prices on May 16, 2025, and projections taken from a third-party subscription service. Financial data of Star were based on Star’s projections, public filings, common stock closing prices on May 16, 2025 and other publicly available information.

This analysis indicated an implied enterprise value for Star of $33.6 million to $89.4 million. Per-share prices of $0.34 to $17.63 were derived from enterprise value, less preferred stock at liquidation preference ($26.7 million) and debt net of cash including $5.9 million in cash assumed from the pending acquisition announced on May 16, 2025 by Transdigm, Inc. of Servotronics Inc., in which Star holds an equity interest.

Selected Transactions Analysis. Utilizing publicly available information, Oberon analyzed certain information relating to the following selected transactions involving manufactured housing, industrials products and oil services companies announced since the beginning of 2022. Although none of the companies involved in the selected transactions are directly comparable to Star in all respects, nor are any of the selected transactions directly comparable to the Merger in all respects, Oberon chose the transactions in the selected transactions analysis because the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of the results, market size or operations of Star.

The table below shows relevant statistics for the comparable companies, including stock prices, enterprise values, and multiples of revenue and EBITDA for the latest twelve months and, where available, projected next twelve months, sourced from a third-party subscription service.

U.S. dollars in millions, except per share data
Company	Ticker	Stock Price	Market Cap	Enterprise Value	EV/Revenue		EV/EBITDA		Revenue			EBITDA
					LTM	NTM	LTM	NTM	LTM	NTM	Growth	LTM	Margin	NTM	Margin
Housing and Industrials
Builders FirstSource, Inc.	NYSE:BLDR	$120.64	$13,333	$18,326	1.1x	1.1x	9.3x	9.8x	$16,167	$16,554	2.4%	$1,973	12.2%	$1,879	11.3%
Louisiana-Pacific Corporation	NYSE:LPX	95.48	6,644	6,767	2.3x	2.3x	10.5x	12.3x	2,941	2,923	-0.6%	642	21.8%	548	18.8%
UFP Industries, Inc.	NasdaqGS:UFPI	102.59	6,196	5,496	0.8x	0.8x	9.0x	8.4x	6,609	6,677	1.0%	608	9.2%	656	9.8%
Champion Homes, Inc.	NYSE:SKY	92.26	5,284	4,815	2.0x	1.8x	19.7x	15.3x	2,426	2,605	7.4%	244	10.1%	314	12.0%
Cavco Industries, Inc.	NasdaqGS:CVCO	528.01	4,231	3,891	2.0x	1.8x	18.7x	14.6x	1,927	2,144	11.2%	208	10.8%	266	12.4%
Boise Cascade Company	NYSE:BCC	91.91	3,459	3,422	0.5x	0.5x	6.1x	6.7x	6,615	6,708	1.4%	557	8.4%	508	7.6%
Quanex Building Products Corporation	NYSE:NX	18.80	883	1,713	1.2x	0.9x	14.1x	6.3x	1,439	1,856	29.0%	122	8.5%	273	14.7%
Legacy Housing Corporation	NasdaqGS:LEGH	23.60	569	567	3.2x	3.1x	9.4x	8.3x	177	181	2.5%	60	34.2%	68	37.6%
Crawford United Corporation	OTCPK:CRAW.A	49.75	177	203	1.3x	1.2x	8.4x	8.5x	155	163	5.2%	24	15.7%	24	14.6%
Nobility Homes, Inc.	OTCPK:NOBH	30.00	98	68	1.4x	NA	7.3x	NA	49	NA	NA	9	18.9%	NA	NA
INNOVATE Corp.	NYSE:VATE	6.01	80	800	0.8x	NA	11.0x	NA	1,066	NA	NA	73	6.8%	NA	NA
Fundamental Global Inc.	NasdaqGM:FGF	16.50	21	41	3.1x	NA	NM	NA	13	NA	NA	(26)	NM	NA	NA

Statistics for Housing and Industrials				Mean	1.6x	1.5x	11.2x	10.0x			6.6%		14.2%		15.4%
				Median	1.3x	1.2x	9.4x	8.5x			2.5%		10.8%		12.4%
Oil Services
Schlumberger Limited	NYSE:SLB	$35.77	$48,653	$60,089	1.7x	1.7x	7.3x	6.7x	$36,072	$36,088	0.0%	$8,221	22.8%	$8,908	24.7%
Baker Hughes Company	NasdaqGS:BKR	37.79	37,440	40,351	1.4x	1.5x	8.7x	8.6x	27,838	27,150	-2.5%	4,622	16.6%	4,713	17.4%
Halliburton Company	NYSE:HAL	21.25	18,269	25,081	1.1x	1.1x	5.3x	5.7x	22,557	21,829	-3.2%	4,727	21.0%	4,371	20.0%
NOV Inc.	NYSE:NOV	12.84	4,824	6,094	0.7x	0.7x	4.5x	5.7x	8,818	8,614	-2.3%	1,364	15.5%	1,064	12.4%
Weatherford International plc	NasdaqGS:WFRD	48.48	3,518	4,412	0.8x	0.9x	3.7x	4.0x	5,348	4,791	-10.4%	1,193	22.3%	1,090	22.8%
Drilling Tools International Corporation	NasdaqCM:DTI	2.55	91	167	1.0x	1.1x	4.5x	5.0x	160	152	-5.4%	37	22.9%	34	22.1%
				Mean	1.1x	1.2x	5.7x	6.0x			-4.0%		20.2%		19.9%

	Statistics for Oil Services			Median	1.1x	1.1x	4.9x	5.7x			-2.8%		21.6%		21.1%
Star Equity Holdings, Inc.	NasdaqGM:STRR	$2.31	$7	$40	0.7x	0.4x	NM	5.7x	$57	$90	57.4%	$(9)	NM	$7	7.8%

Data as of May 16, 2025.

Note: Star NTM metrics reflect information from management forecasts that are not available to the public.

Target	Acquiror	Announcement Date

Oil Services

Profire Energy, Inc.	CECO Environmental Corp.	10/29/24
DMC Global Inc.	Steel Connect, Inc.	6/13/24
Superior Drilling Products, Inc.	Drilling Tools International Corp.	3/7/24
Greene’s Energy Group, LLC	KLX Energy Services Holdings, Inc	3/8/23
Exterran Corp.	Enerflex Ltd.	1/24/22

The table below shows relevant statistics for the precedent transactions, including announcement date, enterprise value and multiples of latest twelve months’ revenue and EBITDA. We did not consider premiums paid as many of the transactions involved a privately-owned target without publicly-traded equity securities, so stock price premiums were not available.

U.S. dollars in millions, except per share data

Ann. Date	Target	Buyer	Industry of Target	Implied EV	LTM, at Ann. Date		Implied EV /

					Revenue	EBITDA	Revenue	EBITDA
Housing and Industrials
03/11/2024	The L.S. Starrett Company	MiddleGround Management, LP	Industrial Machinery and Supplies and Components	$128.7	$248.4	$32.1	0.5x	4.0x
08/28/2023	Regional Enterprises LLC	Champion Home Builders, Inc.; Champion Retail Housing, Inc.	Homebuilding	477.2	522.1	83.7	0.9x	5.7x
08/23/2023	Leon Chouinard Et Fils Co. Ltd./ Ltee	Atlas Engineered Products Ltd.	Forest Products	21.3	19.0	7.0	1.1x	3.0x
08/23/2022	Quality Aluminum Products, Inc.	Gibraltar Industries, Inc.	Building Products	51.1	93.0	11.5	0.5x	4.4x

				Mean			0.8x	4.3x
				Median			0.7x	4.2x
Oil Services
10/29/2024	Profire Energy, Inc.	CECO Environmental Corp.	Oil and Gas Equipment and Services	$112.9	$60.0	$11.1	1.9x	10.1x
06/13/2024	DMC Global Inc.	Steel Connect, Inc.	Oil and Gas Equipment and Services	624.0	693.9	116.2	0.9x	5.4x
03/07/2024	Superior Drilling Products, Inc.	Drilling Tools International Corporation	Oil and Gas Equipment and Services	36.6	21.2	3.4	1.7x	10.7x
03/08/2023	Greene’s Energy Group, LLC	KLX Energy Services Holdings, Inc.	Oil and Gas Equipment and Services	32.8	68.0	14.7	0.5x	2.2x
01/24/2022	Exterran Corporation	Enerflex Ltd.	Oil and Gas Equipment and Services	811.5	674.2	162.6	1.2x	5.0x

				Mean			1.2x	6.7x
				Median			1.2x	5.4x

Source:	Capital IQ

Oberon reviewed, among other information, enterprise value (“EV”) of each of the selected companies, calculated as market value of equity based on closing stock prices on May 16, 2025, plus book value of debt, capital leases, preferred stock, and minority interest less cash and cash equivalents, as a multiple of latest twelve

Target	Acquiror	Announcement Date
Manufactured Housing and Industrials

The L.S. Starrett Company	Middleground Management, L.P.	3/11/24
Regional Enterprises LLC	Champion Homebuilders, Inc.	8/28/23
Champion Retail Housing, Inc.
Leon Chouinard Et Fils Co. Ltd.	Atlas Engineered Products Ltd.	8/23/23
Quality Aluminum Products, Inc.	Gibraltar Industries, Inc.	8/23/22

For each of the selected transactions, Oberon reviewed and analyzed, among other things, enterprise value, calculated as the equity value implied for the target company based on the consideration payable in the selected transaction at the announcement, plus the book value of debt, capital leases, preferred stock, and minority interest less cash and cash equivalents, as a multiple of the target company’s LTM revenue and EBITDA. We weighted the EV/LTM Revenue and EV/NTM EBITDA range of each group based on the relative contributions of Star’s Building Solutions segment compared to Energy Services. The weights were determined using 2025 projected performance on a pro forma basis to capture the state of Star’s operations as of the time period measured. Based on these analyses and utilizing its professional judgment and experience, Oberon then applied a selected range of EV/LTM revenue multiples of 0.6x to 1.1x derived from the selected transactions to Star’s LTM revenue of $57.3 million. LTM adjusted EBITDA multiples are not meaningful because Star had negative LTM adjusted EBITDA. NTM EBITDA of $7.2 million was discounted to $6.5 million as of March 31, 2025, using Star’s estimated cost of capital.

Financial data of the selected transactions were based on public filings and other publicly available information at the time of announcement of the relevant transaction. Financial data of Star were based on Star’s public filings and other publicly available information.

This analysis indicated an implied enterprise value for Star of $23.3 million to $60.6 million. Per-share prices of $0.00 to $8.72 were derived from enterprise value, less preferred stock at liquidation preference ($26.7 million) and debt net of cash including $5.9 million in cash assumed from the pending acquisition by Transdigm, Inc. of Servotronics Inc., in which Star holds an equity interest.

Discounted Cash Flow Analysis. Oberon conducted a discounted cash flow analysis for Star for the purpose of determining an implied total enterprise value for Star as of May 16, 2025. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by assets and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” “Present value” refers to the current value of one or more future unlevered free cash flows from the asset, which is referred to as that asset’s cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. “Terminal value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period. Oberon calculated the value of the unlevered free cash flows that Star is expected to generate for fiscal year 2025 through 2031 implied by Star’s projections. Oberon also calculated a range of terminal values for Star at the end of the seven-year period ending in 2031 by applying a terminal value EBITDA multiple of 6.0x to 7.0x to projected 2031 adjusted EBITDA, selected based on Oberon’s experience and professional judgment. The unlevered free cash flows and range of terminal values were then discounted to present value using a range of discount rates from 9.1% to 11.1%, which were chosen by Oberon based on its experience and professional judgment taking into account an analysis of the weighted average cost of capital of Star based on its current capital structure and comparable companies that Oberon deemed to be relevant to its analysis, to arrive at a range of illustrative enterprise values of Star. Based on that analysis, Oberon determined a discounted cash flow value for Star of $20.13 to $27.07 per share.

The table below shows the unlevered free cash flows, terminal value, and inputs for discount rate and multiples applied in the analysis.

U.S. dollars in millions		2025P	2026P	2027P	2028P	2029P	2030P	2031P

EBITDA		$7.0	$10.9	$12.9	$14.1	$16.2	$18.4	$20.7
Effective Tax Rate		28.0%	28.0%	28.0%	28.0%	28.0%	28.0%	28.0%

Tax-Effected EBITDA		5.0	7.9	9.3	10.2	11.7	13.2	14.9
Plus: Depreciation tax shield		1.3	1.4	1.4	1.4	1.4	1.4	1.4
Less: Capex		(1.3)	(1.5)	(1.5)	(1.6)	(1.7)	(1.7)	(1.8)
Less: Changes in Working Capital		(0.9)	(2.2)	(1.4)	(1.4)	(1.3)	(1.4)	(1.4)

Unlevered Free Cash Flow		$4.2	$5.6	$7.7	$8.6	$10.1	$11.5	$13.1
Present Value using 10.1% discount rate		3.8	4.6	5.8	5.8	6.2	6.5	6.7
Terminal Value at 6.5x EBITDA								134.6
Present Value of Terminal Value	68.6

Enterprise Value (EV)	$108.1
Plus: Cash	7.7
(Less: Debt)	(13.5)
(Less: Preferred Equity at Liquidity Preference)	(26.7)

Equity Value	$75.6
Fully-diluted Shares Outstanding, mm	3.228

Implied Share Price	$23.43

Implied Share Price Sensitivity to Discount Rate and Terminal Value EBITDA Multiple

	6.0x	6.5x	7.0x
9.1%	$23.59	$25.33	$27.07
10.1%	$21.80	$23.43	$25.07
11.1%	$20.13	$21.66	$23.20

WACC Calculation
Cost of Debt, pre-tax	7.6%
Marginal tax rate	28.0%

Cost of Debt, after-tax	5.5%
Debt weight (Debt/Total Capital)	28.3%
Cost of Preferred	10.7%
Preferred weight (Preferred/Total Capital)	56.1%
Risk-Free Rate	4.43%
Levered Company Beta	1.11
Equity Risk Premium	8.5%
Small-cap (size) Premium	3.0%

Cost of Equity	16.8%
Equity weight (Market Cap/Total Capital)	15.6%

Weighted average cost of capital	10.1%

Oberon noted that the discounted cash flow values obtained for Star were outliers in relation to the other valuation metrics Oberon assessed. Therefore, and with the consent of the Star Special Committee, Oberon relied on the analysis of comparable companies and precedent transactions to value Star, and did not rely on the discounted cash flow analysis for purposes of valuing Star.

Other Information. In performing its valuation analysis and arriving at its determinations, Oberon considered the following among other considerations regarding Star’s business and financial information:

•

Small company size and illiquidity: Star is considerably smaller than the other publicly traded companies in the sector in terms of both its financial performance and market capitalization. Additionally, the average daily volume of Star Common Stock is only 10,000-20,000 shares. A discount for illiquidity is generally accepted by academics and has been estimated at 20 – 30%.

•	Low margins and profitability: Star had negative EBITDA for the twelve months ended March 31, 2025. This limits the metrics that can be used for comparable company analysis.

•

Non-operating assets: Oberon considered the value of certain non-operating assets held within the Investments segment of Star and allocated no value because in its opinion the realization of those assets was highly uncertain.

•

On May 19, 2025, Transdigm Group announced the acquisition of Servotronics, Inc. for $38.50 per share. Star owned 152,152 shares of Servotronics as of April 11, 2025. If the acquisition is completed, Star’s cash balance would be expected to increase by $5.9 million. Oberon presented implied valuation metrics as if the acquisition had been completed as of May 16, 2025.

Valuation of Hudson

Comparable Publicly Traded Companies Analysis. Using publicly available information and Hudson’s financial projections, Oberon compared certain financial and other information and financial multiples relating to Hudson to corresponding financial and other information and financial multiples for certain human capital management companies that Oberon, using its professional judgment and expertise, deemed comparable to Hudson. Although none of these companies is directly comparable to Hudson in all respects, Oberon selected these companies because they are publicly traded companies with operations that, for purposes of this analysis, may be considered similar to certain operations of Star. The companies included in the selected publicly traded company analysis for Hudson were:

•	Paylocity Holding Corporation

•	Randstad N.V.

•	Robert Half Inc.

•	Adecco Group AG

•	Korn Ferry

•	ASGN Inc.

•	Upwork Inc.

•	Manpower Group Inc.

•	Hays plc

•	PageGroup plc

•	Fiverr International Ltd.

•	Heidrick & Struggles International, Inc.

•	AMN Healthcare Services, Inc.

•	ZipRecruiter, Inc.

•	Cross Country Healthcare, Inc.

•	Kelly Services, Inc.

•	Resources Connection, Inc.

•	RCM Technologies, Inc.

•	TrueBlue, Inc.

•	DHI Group, Inc.

•	GEE Group, Inc.

The table below shows relevant statistics for the comparable companies, including stock prices, enterprise values, and multiples of revenue and EBITDA for the latest twelve months and, where available, projected next twelve months, sourced from a third-party subscription service.

Company	Ticker	Stock Price	Market Cap	Enterprise Value	EV/Revenue		EV/EBITDA		Revenue			EBITDA
					LTM	NTM	LTM	NTM	LTM	NTM	Growth	LTM	Margin	NTM	Margin
Human Capital Management
Paylocity Holding Corporation	NasdaqGS:PCTY	$201.04	$11,103	$10,927	7.0x	6.5x	32.6x	18.3x	$1,552	$1,676	8.0%	$335	21.6%	$596	35.6%
Randstad N.V.	ENXTAM:RAND	42.53	7,452	9,509	0.4x	0.4x	14.0x	7.9x	25,767	26,189	1.6%	679	2.6%	1,206	4.6%
Robert Half Inc.	NYSE:RHI	47.99	4,819	4,719	0.8x	0.9x	16.1x	14.3x	5,672	5,511	-2.8%	293	5.2%	331	6.0%
Adecco Group AG	SWX:ADEN	28.01	4,690	8,358	0.3x	0.3x	11.0x	8.6x	24,853	26,216	5.5%	761	3.1%	978	3.7%
Korn Ferry	NYSE:KFY	68.44	3,535	3,288	1.2x	1.2x	9.2x	7.4x	2,709	2,743	1.3%	358	13.2%	444	16.2%
ASGN incorporated	NYSE:ASGN	56.63	2,484	3,729	0.9x	0.9x	10.0x	8.9x	4,019	3,978	-1.0%	372	9.3%	419	10.5%
Upwork Inc.	NasdaqGS:UPWK	17.24	2,269	2,017	2.6x	2.6x	17.4x	10.3x	771	762	-1.2%	116	15.0%	195	25.6%
ManpowerGroup Inc.	NYSE:MAN	43.97	2,035	3,112	0.2x	0.2x	7.6x	8.1x	17,541	17,211	-1.9%	410	2.3%	382	2.2%
Hays plc	LSE:HAS	0.97	1,540	1,721	0.2x	0.2x	26.4x	10.9x	8,483	8,033	-5.3%	65	0.8%	158	2.0%
PageGroup plc	LSE:PAGE	3.62	1,130	1,185	0.5x	0.6x	14.5x	9.7x	2,177	2,021	-7.2%	82	3.7%	122	6.0%
Fiverr International Ltd.	NYSE:FVRR	32.21	1,157	902	2.2x	2.0x	NM	10.1x	405	442	9.1%	(3)	NM	89	20.1%
Heidrick & Struggles International, Inc.	NasdaqGS:HSII	43.05	888	663	0.6x	0.6x	6.9x	5.9x	1,117	1,127	0.9%	96	8.6%	122	9.9%
AMN Healthcare Services, Inc.	NYSE:AMN	22.69	869	1,850	0.6x	0.7x	7.1x	8.5x	2,852	2,647	-7.2%	261	9.2%	217	8.2%
ZipRecruiter, Inc.	NYSE:ZIP	5.50	511	595	1.3x	1.3x	NM	23.2x	462	456	-1.2%	(7)	NM	26	5.6%
Cross Country Healthcare, Inc.	NasdaqGS:CCRN	13.99	459	381	0.3x	0.3x	37.5x	9.0x	1,258	1,219	-3.1%	10	0.8%	42	3.5%
Kelly Services, Inc.	NasdaqGS:KELY.A	12.53	442	680	0.2x	0.1x	5.8x	4.2x	4,452	4,598	3.3%	118	2.6%	163	3.6%
Resources Connection, Inc.	NasdaqGS:RGP	5.40	179	133	0.2x	0.2x	8.7x	6.4x	560	555	-1.0%	15	2.7%	21	3.8%
RCM Technologies Inc.	NasdaqGM:RCMT	22.84	169	194	0.7x	0.6x	8.0x	6.5x	291	321	10.5%	24	8.4%	30	9.3%
TrueBlue, Inc.	NYSE:TBI	5.60	152	244	0.2x	0.2x	NM	8.6x	1,535	1,590	3.6%	(13)	NM	28	1.8%
DHI Group, Inc.	NYSE:DHX	1.93	89	129	0.9x	1.0x	5.4x	4.2x	138	129	-6.3%	24	17.2%	31	23.8%
GEE Group Inc.	NYSEAM:JOB	0.18	20	5	0.0x	NA	NM	NA	106	NA	NA	(3)	NM	NA	NA

			Mean	1.0x		1.0x	14.0x	9.5x			0.3%		7.4%		10.1%
			Median		0.6x	0.6x	10.0x	8.6X			-1.0%		5.2%		6.0%
Hudson Global, Inc.	NasdaqGS:HSON	$10.00	$28	$11	0.2x	0.1x	NM	2.4X	$70	$79	12.7%	$(1)	NM	$5	5.9%

Oberon reviewed, among other information, enterprise values of the selected companies, calculated as market value of equity based on closing stock prices on May 16, 2025, plus book value of debt, capital leases, preferred stock, and minority interest less cash and cash equivalents, as a multiple of LTM revenues and also projected NTM estimated revenues and earnings before interest, taxes, depreciation, amortization and excluding the impact of stock-based compensation and non-cash pension expense, which is referred to in this “Opinion of Star’s Financial Advisor” section of this joint proxy statement/prospectus as “adjusted EBITDA.” For valuation, we assumed ranges that represent one standard deviation away from the mean, excluding the minimum and maximum. In addition, the ranges were discounted at 30% to reflect illiquidity. NTM EBITDA is used because Hudson’s unadjusted LTM EBITDA is negative.

Based on these analyses and utilizing its professional judgment and experience, Oberon then applied selected ranges of EV/ LTM revenues multiples of 0.3x to 1.7x, and NTM adjusted EBITDA multiples of 6.4x to 12.7x derived from the analyses of the selected companies, to Hudson’s LTM revenues and NTM adjusted EBITDA. Financial data of the selected companies were based on public filings, common stock closing prices on May 16, 2025, and projections taken from a third-party subscription service. Financial data of Hudson were based on Hudson’s projections, public filings, common stock closing prices on May 16, 2025 and other publicly available information. This analysis indicated an implied enterprise value for Hudson of $16.5 million to $84.0 million. Per-share prices of $11.06 to $33.67 were derived from enterprise value, plus cash ($16.6 million), divided by fully diluted shares outstanding.

Selected Transactions Analysis. Utilizing publicly available information, Oberon analyzed certain information relating to the following selected transactions involving human capital management companies announced since the beginning of 2022. Although none of the companies involved in the selected transactions are directly comparable to Hudson in all respects, nor are any of the selected transactions directly comparable to the Merger in all respects, Oberon chose the transactions in the selected transactions analysis because the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of the results, market size or operations of Hudson.

Target	Acquiror	Announcement Date
Impellam Group plc	HeadFirst Global B.V.	12/13/23
Questers Resourcing Limited/Questers	pwrteams OU	9/18/23
Bulgaria EOOD
Econia Yrityspalvelut Oy	Administer Oyj	11/11/22
PSG Global Solutions, LLC	Teleperformance SE	10/27/22
Epic Staffing Group, Inc.	The Pritzker Organization, LLC	4/18/22

The table below shows relevant statistics for the precedent transactions, including announcement date, enterprise value and multiples of latest twelve months’ revenue and EBITDA. We did not consider premiums paid as most of the transactions involved a privately-owned target without publicly-traded equity securities, so stock price premiums were not available.

U.S. dollars in millions, except per share data

Ann. Date	Target	Buyer	Industry of Target	Implied EV	LTM, at Ann. Date		Implied EV /
					Revenue	EBITDA	Revenue	EBITDA
Human Capital Management
12/13/2023	Impellam Group Plc (nka:Impellam Group Limited)	HeadFirst Global B.V.	Human Resource and Employment Services	$511.4	$2,608.5	$38.5	0.2x	13.3x

Ann. Date	Target	Buyer	Industry of Target	Implied EV	LTM, at Ann. Date		Implied EV /
					Revenue	EBITDA	Revenue	EBITDA
09/18/2023	Questers Resourcing Limited/Questers Bulgaria EOOD	pwrteams OÜ	Diversified Support Services	$9.3	$16.2	$1.6	0.6x	5.8x
11/11/2022	Econia Yrityspalvelut Oy	Administer Oyj	Research and Consulting Services	24.8	15.8	1.5	1.6x	16.0x
10/27/2022	PSG Global Solutions, LLC	Teleperformance SE	Human Resource and Employment Services	300.0	48.0	NA	6.3x	NA
04/18/2022	Epic Staffing Group, Inc.	The Pritzker Organization, LLC	Health Care Services	675.0	NA	60.0	NA	11.3x
				Mean			2.1x	11.6x
				Median			1.1x	12.3x

For each of the selected transactions, Oberon reviewed and analyzed, among other things, enterprise value, calculated as the equity value implied for the target company based on the consideration payable in the selected transaction at the announcement, plus the book value of debt, capital leases, preferred stock, and minority interest less cash and cash equivalents, as a multiple of the target company’s LTM revenues and EBITDA. Based on these analyses and utilizing its professional judgment and experience, Oberon then applied a selected range of LTM revenue multiples of 1.6x to 2.7x derived from the selected transactions to Hudson’s LTM net revenue of $70.2 million. LTM adjusted EBITDA multiples are not meaningful because Hudson had negative LTM adjusted EBITDA. NTM EBITDA of $4.7 million was discounted back to $4.2 million as of March 31, 2025 using Hudson’s estimated cost of capital.

Financial data of the selected transactions were based on public filings and other publicly available information at the time of announcement of the relevant transaction. Financial data of Hudson were based on Hudson’s public filings and other publicly available information. This analysis indicated an implied enterprise value for Hudson of $36.2 million to $188.4 million. Per-share prices of $17.66 to $68.67 were derived from enterprise value, plus cash of $16.6 million, divided by fully diluted shares outstanding

Discounted Cash Flow Analysis. Oberon conducted a discounted cash flow analysis for Hudson for the purpose of determining an implied total enterprise value for Hudson as of May 16, 2025. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by assets and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” “Present value” refers to the current value of one or more future unlevered free cash flows from the asset, which is referred to as that asset’s cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. “Terminal value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period. Oberon calculated the value of the unlevered free cash flows that Hudson is expected to generate for fiscal year 2025 through 2031 implied by Hudson’s projections. Oberon also calculated a range of terminal values for Hudson at the end of the seven-year period ending in 2031 by applying a terminal value EBITDA multiple of 7.5x to 8.5x to projected 2031 adjusted EBITDA, selected based on Oberon’s experience and professional judgment. The unlevered free cash flows and range of terminal values were then discounted to present value using a range of discount rates from 14.9% to 16.9%, which were chosen by Oberon based on its experience and professional judgment taking into account an analysis of the weighted average cost of capital of Hudson based on its current capital structure and comparable companies that Oberon deemed to be relevant to its analysis, to arrive at a range of illustrative enterprise values of Hudson. Based on that analysis, Oberon determined a discounted cash flow value for Hudson of $76.68 to $92.68 per share.

The table below shows the unlevered free cash flows, terminal value, and inputs for discount rate and multiples applied in the analysis.

U.S. dollars in millions		2025P	2026P	2027P	2028P	2029P	2030P	2031P
EBITDA		$4.7	$16.0	$22.8	$30.3	$38.8	$48.9	$60.8
Effective Tax Rate		28.0%	28.0%	28.0%	28.0%	28.0%	28.0%	28.0%

Tax-Effected EBITDA		3.3	11.5	16.4	21.8	28.0	35.2	43.8
Plus: Depreciation tax shield		0.3	0.3	0.3	0.3	0.3	0.3	0.3
Less: Capex		(0.3)	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)
Less: Changes in Working Capital		(1.0)	(4.1)	(3.8)	(4.3)	(5.0)	(5.9)	(6.9)

Unlevered Free Cash Flow		$2.5	$7.5	$12.7	$17.6	$23.0	$29.4	$37.0
Present Value using 15.9% discount rate		2.1	5.6	8.1	9.8	11.0	12.1	13.2
Terminal Value at 8.0x EBITDA								486.7
Present Value of Terminal Value	173.3

Enterprise Value (EV)	$235.1
Plus: Cash	16.6
(Less: Debt)	—
(Less: Preferred Equity at Liquidity Preference)	—

Equity Value	$251.7
Fully-diluted Shares Outstanding, mm	2.985

Implied Share Price	$84.32

Implied Share Price Sensitivity to Discount Rate and Terminal Value EBITDA Multiple

	7.5x	8.0x	8.5x
14.9%	$84.97	$88.83	$92.68
15.9%	$80.69	$84.32	$87.95
16.9%	$76.68	$80.10	$83.51

WACC Calculation
Cost of Debt, pre-tax	7.5%
Marginal tax rate	28.0%

Cost of Debt, after-tax	5.4%
Debt weight (Debt/Total Capital)	0.0%

Risk-Free Rate	4.43%
Levered Company Beta	0.99
Equity Risk Premium	8.5%
Small-cap (size) Premium	3.0%

Cost of Equity	15.9%
Equity weight (Market Cap/Total Capital)	100.0%

Weighted average cost of capital	15.9%

The discounted cash flow values obtained for Hudson were outliers in relation to the other valuation metrics Oberon assessed. Therefore, and with the consent of the Star Special Committee, Oberon relied on the analysis of comparable companies and precedent transactions to value Hudson, and did not rely on the discounted cash flow analysis for purposes of valuing Hudson. However, Oberon noted that the discounted cash flow values for Hudson and Star implied an exchange ratio of Star Common Stock to Hudson Common Stock of 0.217:1.00 to 0.353:1.00.

Other Information. In performing its valuation analysis and arriving at its determinations, Oberon considered the following among other considerations regarding Hudson’s business and financial information:

•	Small company size: Hudson is the second smallest of the 21 human capital management companies Oberon surveyed in terms of enterprise value, and the smallest in terms of revenue.

•	Low margins and profitability: Hudson was one of five companies in the human capital management group Oberon surveyed with negative EBITDA for the twelve months ended March 31, 2025.

•	Capitalization: Hudson had $16.6 million of cash and no debt as of March 31, 2025.

Other Considerations

Oberon examined the historical stock price ratios of Star to Hudson over the past 1 month, 3 months, 6 months, 12 months and three-year periods and determined that the volume-weighted average price ratio during those periods ranged from 0.18 to 0.23.

Oberon considered the relative contributions of Hudson and Star to the combined company’s revenues, EBITDA and capitalization for 2024 and 2025, and observed a contribution from Star in the range of 0% to 87%.

Oberon has not been asked to opine, nor has Oberon opined, on the fairness of the consideration to be received by Star’s Series A Preferred Stockholders.

Miscellaneous

Oberon is the trade name for certain capital markets and investment banking services of Oberon Securities, LLC and its subsidiaries, including Oberon.

Oberon has acted as the Star Special Committee’s financial advisor in connection with the Merger pursuant to an engagement letter entered into between Star and Oberon, wherein total cost of services to be performed equals $425,000 (the “Oberon Cost”), plus reimbursement of Oberon legal fees of approximately $25,000. The Oberon Cost is split between a $15,000 fee received upon execution of the Oberon engagement letter and each month thereafter until the agreement is terminated or a transaction is consummated (the “Oberon Retainer”), a $150,000 fee upon delivery of Oberon’s opinion to the Star Special Committee (“Opinion Fee”), and additional compensation after the Merger (“Contingent Fee”). The Contingent Fee (i) is the Oberon Cost reduced by the amount of the Oberon Retainer and Opinion Fee, (ii) is expected to be $155,000, and (iii) is to be paid to Oberon upon the completion of the Merger. In addition, Star has agreed to pay for certain out-of-pocket expenses that may arise pursuant to Oberon’s engagement and has agreed to indemnify Oberon from certain liabilities arising out of such engagement. Oberon may seek to provide investment banking and other financial services to Hudson and Star in the future and would expect to receive fees for such services. Except for its engagement to render its opinion to the Star Special Committee and to serve as financial advisor to the Star Special Committee and its engagement to provide investment banking services in an unrelated matter for an entity affiliated with Star and Jeffrey Eberwein, Chief Executive Officer and Director of Hudson and Executive Chairman of the Board of Directors of Star, in the past two years (“Investment Banking Service Agreement”), there has been no other material relationship between Oberon on one side and Star, Hudson, or any affiliates of Hudson or Star on the other, nor is any such material relationship mutually understood to be contemplated in which any compensation is intended to be received. An Investment Banking Service Agreement was made between Star and Oberon to assist in raising capital for an affiliate of Star to purchase a business; but soon after signing Star abandoned its pursuit of the business purchase, no work was performed by Oberon, no fees were paid to Oberon, and the agreement was terminated. In the past two years, excluding Oberon’s engagement with the Star Special Committee in connection with the Merger described herein, Oberon has not received any compensation for any work with Hudson, Star, or any affiliates of Hudson or Star.

In the ordinary course of its business, Oberon may from time to time provide investment banking, advisory, and other services to clients that may be competitors or suppliers to, or customers or security holders of Hudson or Star or that may otherwise participate or be involved in the same or a similar business or industry as Hudson or Star.

Certain Unaudited Prospective Financial Information

Neither Hudson nor Star, as a matter of course, makes public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, Hudson management and Star management prepared certain unaudited forecasted financial information, which was made available to Hudson Special Committee, the Star Special Committee and their respective financial advisors, Houlihan Lokey and Oberon, as and to the extent further described below, in connection with the evaluation of the proposed Merger.

The unaudited forecasted financial information was prepared separately by Hudson management and Star management treating each company on a standalone basis, without giving effect to the proposed Merger and using, in some cases, different assumptions. The unaudited forecasted financial information of the companies is not intended to be added together, and adding the unaudited forecasted financial information together for the two companies is not intended to represent the results the combined company will achieve if the Merger is completed, nor is it intended to represent forecasted financial information for the combined company if the Merger is completed.

The inclusion of the unaudited forecasted financial information set forth below should not be regarded as an indication that any of Hudson, Star, Houlihan Lokey, Oberon Securities or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. Readers of this document are cautioned not to place undue reliance on the unaudited forecasted financial information.

The unaudited forecasted financial information was, in general, prepared solely for internal use and is subjective in many respects. As a result, there can be no assurance that the forecasted results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited forecasted financial information covers multiple years, such information by its nature becomes less predictive with each successive year. The estimates and assumptions underlying the unaudited forecasted financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions which may not materialize and that are inherently subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of Hudson or Star and will be beyond the control of the combined company. In particular, the unaudited forecasted financial information assumes that no global economic downturn would occur in the relevant period.

Star stockholders are urged to review Star’s Annual Report on Form 10-K for the 2024 fiscal year, and its subsequent Quarterly Reports on Form 10-Q, for a description of risk factors with respect to Star’s business. Hudson stockholders are urged to review Hudson’s Annual Report on Form 10-K for the 2024 fiscal year, and its subsequent Quarterly Reports on Form 10-Q, for a description of risk factors with respect to Hudson’s business. Hudson stockholders and Star stockholders are also urged to review the sections entitled “Cautionary Statement Regarding Forward-Looking Statements,” “Risk Factors,” and “Unaudited Pro Forma Condensed Combined Financial Information” beginning on pages 49, 30 and 40, respectively. The unaudited forecasted financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information but, in the view of Hudson’s and Star’s management, as applicable, was prepared on a reasonable basis, reflects the best available estimates and judgments as of the date of preparation, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Hudson and Star, as applicable. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the unaudited forecasted financial information. The unaudited forecasted financial information included in this document has been prepared by, and is the responsibility of, Hudson’s and Star’s management. Neither of the independent accountants of Hudson or Star or any other independent accountants, have audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying unaudited forecasted financial information and, accordingly, the independent accountants do not express an opinion or any other form of assurance with respect thereto and assume no responsibility for, and disclaim any association with, the unaudited forecasted financial information.

Certain of the financial measures included in the unaudited forecasted financial information are not calculated in accordance with GAAP. These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures and may be different from similarly titled non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. Financial measures included in forecasts provided to a financial advisor and a board of directors or special committee in connection with a business combination transaction, such as the unaudited financial forecasted information, are excluded from the definition of “non-GAAP financial measures” under applicable SEC rules and regulations. As a result, the unaudited forecasted financial information is not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. In addition, we are unable to reconcile our long-term reported net income estimates to our long-term adjusted EBITDA estimates because we are unable to predict the long-term impact of foreign exchange and the mark-to-market long-term net impact on commodity derivatives due to the unpredictability of future changes in foreign exchange rates and commodity prices. We are also unable to predict the occurrence or impact of any acquisitions, divestitures, or other structural changes. Accordingly, no reconciliation of the financial measures included in the unaudited forecasted financial information is provided in this joint proxy statement/prospectus.

NEITHER HUDSON NOR STAR HAVE UPDATED OR INTEND TO UPDATE OR OTHERWISE REVISE THE UNAUDITED FORECASTED FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED FORECASTED FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

Hudson Unaudited Forecasted Financial Information

The following table presents select unaudited forecasted financial information of Hudson on a standalone basis for the 2025-2031 fiscal years, which is referred to as the Hudson unaudited forecasted financial information. The Hudson unaudited forecasted financial information was provided to Houlihan Lokey and Oberon Securities in May 2025. The Hudson Special Committee advised Houlihan Lokey and, at the Hudson Special Committee’s direction, Houlihan Lokey relied upon and assumed that (i) the Hudson unaudited forecasted financial information for the year ending December 31, 2025 was the only current, reliable projections in the possession of the Hudson Special Committee with respect to the future financial performance of Hudson and (ii) all other financial information relating to Hudson provided by the managements of Hudson and Star, including without limitation, unaudited forecasted financial information below for the for periods occurring after December 31, 2025, should not be used or relied upon for purposes of Houlihan Lokey’s analyses or opinion.

(in millions)	2025E	2026E	2027E	2028E	2029E	2030E	2031E
Total Revenue	$143	$173	$201	$233	$270	$314	$365
Adjusted Net Revenue	$79	$99	$117	$137	$161	$189	$222
Net Income	$3	$12	$18	$24	$31	$40	$50
Adjusted EBITDA(1)	$5	$16	$23	$30	$39	$49	$61
Cash Flow from Operations	$5	$11	$18	$25	$32	$41	$52

(1)

Calculated as earnings before interest, taxes, depreciation and amortization, as adjusted to exclude non-operating income (expense), stock-based compensation expense, and other non-recurring severance and professional fees.

The above projections include the following assumptions and estimates:

•

consolidated annual adjusted net revenue growth of 13% in 2025, 26% in 2026, and between 17% and 18% from 2027 to 2031, reflecting Hudson management’s assumptions and estimates for future organic growth based on industry growth expectations as well as Hudson management’s market share growth goals; and

•	no material acquisitions or divestures by Hudson.

These values and amounts were estimated by Hudson management based on their experience and judgment.

The estimates and assumptions underlying the Hudson unaudited forecasted financial information are inherently uncertain and, though considered reasonable by the management of Hudson as of the date of the preparation of such forecasted financial information, are subject to a wide variety of significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the Hudson unaudited forecasted financial information, including, among other things, the matters described in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 30 and 49, respectively. Accordingly, there can be no assurance that the Hudson unaudited forecasted results are indicative of the future performance of Hudson, or that actual results will not differ materially from those presented in the Hudson unaudited forecasted financial information. Inclusion of the Hudson unaudited forecasted financial information in this joint proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the forecasted financial information will be achieved.

The Hudson unaudited forecasted financial information is not included in this joint proxy statement/prospectus in order to induce any stockholder to vote in favor of any of the proposals at the Star Special Meeting or the Hudson Annual Meeting or to acquire securities of Star or Hudson.

Star Unaudited Forecasted Financial Information

The following table presents select unaudited forecasted financial information of Star on a standalone basis for the fiscal years ending December 31, 2025 through December 31, 2031 and was prepared by Star management. This information, which is referred to as the Star unaudited forecasted financial information, was provided to Oberon Securities and Houlihan Lokey in May 2025. The Hudson Special Committee advised Houlihan Lokey and, at the Hudson Special Committee’s direction, Houlihan Lokey relied upon and assumed that (i) the Star unaudited forecasted financial information for the year ending December 31, 2025 was the only current, reliable projections in the possession of the Hudson Special Committee with respect to the future financial performance of Star and (ii) all other financial information relating to Star provided by the managements of Hudson and Star, including without limitation, unaudited forecasted financial information below for the for periods occurring after December 31, 2025, should not be used or relied upon for purposes of Houlihan Lokey’s analyses or opinion.

(in millions)	2025E	2026E	2027E	2028E	2029E	2030E	2031E
Total Revenue	$90	$107	$118	$129	$140	$151	$162
Gross Profit	$26	$32	$35	$38	$42	$45	$49
Net Income (1)	$1	$4	$5	$6	$8	$10	$12
Adjusted EBITDA(2)	$7	$11	$13	$14	$16	$19	$21
Cash Flow from Operations	$6	$7	$10	$11	$13	$15	$16

(1)	Excludes the impact of preferred stock dividends.
(2)

Calculated as earnings before interest, taxes, depreciation and amortization, as adjusted to exclude non-operating income (expense), stock-based compensation expense, and other non-recurring severance and professional fees.

The above projections include the following assumptions and estimates:

•

consolidated annual revenue growth of 69% in 2025, 19% in 2026, and between 7% and 10% from 2027 to 2031, reflecting Star management’s assumptions and estimates for future organic growth based on industry growth expectations as well as Star management’s market share growth goals;

•	Alliance Drilling Tools included from its acquisition date of March 3, 2025; and

•	no future material acquisitions or divestures by Star.

These values and amounts were determined by Star’s management based on their experience and judgment.

The estimates and assumptions underlying the Star unaudited forecasted financial information are inherently uncertain and, though considered reasonable by the management of Star as of the date of the preparation of such unaudited forecasted financial information, are subject to a wide variety of significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the unaudited forecasted financial information, including, among other things, the matters described in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 30 and 49, respectively. Accordingly, there can be no assurance that the forecasted results are indicative of the future performance of Star, or that actual results will not differ materially from those presented in the Star unaudited forecasted financial information. Inclusion of the Star unaudited forecasted financial information in this joint proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the Star unaudited forecasted financial information will be achieved.

The Star unaudited forecasted financial information is not included in this joint proxy statement/prospectus in order to induce any stockholder to vote in favor of any of the proposals at the Star Special Meeting or the Hudson Annual Meeting or to acquire securities of Star or Hudson.

Except as required by applicable securities laws, Hudson and Star do not intend to, and disclaim any obligation to, make publicly available any update or other revision to the Prospective Financial Information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions are shown to be in error or are no longer appropriate, including with respect to the accounting treatment of the Merger under GAAP, or to reflect changes in general economic or industry conditions.

Interests of Star’s Directors and Executive Officers in the Merger

In considering the recommendations of the Star Board, Star stockholders should be aware that Star’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of other Star stockholders generally. The Star Board was aware of and considered these interests, among other matters, in evaluating the Merger Agreement and the Merger, in approving the Merger Agreement and in recommending the applicable Merger-related proposals. See the section titled “The Merger—The Background of the Merger” beginning on page 88 of this joint proxy statement/prospectus for more information on certain discussions that occurred regarding Hudson’s plans with respect to the retention of certain employees and members of Star senior management and the proposed changes to the compensation arrangements and employment agreements for certain members of Star senior management.

These interests include:

•

Jeffrey E. Eberwein, a director and officer of Hudson, also serves as a director of Star. As a result, he may have interests in the merger that differ from those of other shareholders, including fiduciary duties to both companies and potential financial or governance-related considerations. The board of directors of each company carefully considered these factors in evaluating and approving the merger, and the terms of the transaction were negotiated with the best interests of both companies and their shareholders in mind; and

•

Three current Star directors, Ms. Palmer, Mr. Parks, and Mr. Fruhbeis, will join the Hudson Board following Closing and Richard Coleman Jr. will join the Hudson management team as Chief Operating Officer of Hudson.

The following discussion sets forth certain of these interests in the Merger of each executive officer or non-employee director of Star.

Treatment of Star Equity Awards

The Merger Agreement provides for the treatment set forth below with respect to the Star equity awards that are outstanding at the Effective Time.

Star RSU Awards

As of the Effective Time, each unvested Star RSU that is then outstanding immediately prior to the Effective Time will be converted into a Hudson RSU Award that will vest based on the passage of time with the same terms and conditions as were applicable to such Star RSU immediately prior to the Effective Time, including with respect to vesting and termination-related provisions. Each Hudson RSU Award will be comprised of that number of Hudson restricted stock units as is equal to the product of the number of shares of (x) Star Common Stock subject to each Star RSU immediately prior to the Effective Time and the Exchange Ratio, in the case of Star RSUs with underlying shares of Star Common Stock (with any fractional restricted stock units rounded down to the nearest whole share of Hudson Common Stock) or (y) Star Preferred Stock subject to each Star RSU immediately prior to the Effective Time and one (1), in the case of Star RSUs with underlying shares of Star Preferred Stock.

The following sets forth, for each Star named executive officer and non-employee director, the aggregate number of shares of Star Common Stock and Star Preferred Stock subject to outstanding Star RSUs held by such executive officer or non-employee director assuming (i) as required under SEC rules, the closing price of a share of Star Common Stock or Star Preferred Stock, as applicable, is the Estimated Closing Value, (ii) a closing date of July 14, 2025 (which is the assumed date of Closing solely for the purpose of the disclosure in this section) and (iii) such executive officer or non-employee director remains continuously employed with or engaged by Star or a subsidiary until the Effective Time.

Name of Named Executive Officer or non-Employee Director	Number of Shares Subject to Unvested Star RSUs (#)	Estimated Value of Unvested Star RSUs ($)
Jeffery E. Eberwein	7,016	$19,789
Richard K. Coleman Jr.	42,414	83,131
David Noble	32,809	64,306
Thatcher Butcher	4,901	9,606

	87,140	$176,832

Non-Employee Director
Todd Fruhbeis	4,024	$11,643
Jennifer Palmer	3,753	10,585
Louis Parks	3,956	11,158

	11,733	$33,386

Other than the aforementioned conversion of STRR RSUs converted to Hudson RSU’s and subsequent vesting to common shares of Hudson, as well as Star directors’ future ability to participate in the general incentive plan for Hudson directors upon their becoming directors of Hudson, no other participation in the equity of Hudson is planned.

Certain Actions

At or prior to the Effective Time, Hudson will be required to take all actions reasonably necessary to reserve for issuance a number of shares of Hudson Common Stock in connection with the Star equity awards assumed by Hudson pursuant to the terms of the Merger Agreement.

At or prior to the Effective Time, Hudson will file a registration statement on Form S-8 (or other applicable form) with respect to the shares of Hudson Common Stock subject to the Converted Awards.

Other than the aforementioned conversion of STRR RSUs converted to Hudson RSU’s and subsequent vesting to common shares of Hudson, as well as Star employees’ future ability to participate in the general incentive plan for Hudson employees, no other participation in the equity of Hudson is planned.

Employment Agreements – Star

Richard K. Coleman, Jr.

On December 16, 2021, Star hired Richard K. Coleman, Jr. to serve as Star’s Chief Operating Officer, effective January 1, 2022. Effective April 1, 2022, Star entered into an amended employment agreement with Mr. Coleman (the “Coleman Employment Agreement”), pursuant to which Mr. Coleman serves as Chief Executive Officer of Star.

Pursuant to the Coleman Employment Agreement, Mr. Coleman can be terminated for “cause,” upon death, upon disability and without “cause.” Under the Coleman Employment Agreement, termination for “cause” generally means the termination of Mr. Coleman’s employment by reason of: (A) the willful failure of Mr. Coleman to perform his duties and obligations in any material respect (other than any failure resulting from his disability), (B) intentional acts of dishonesty or willful misconduct by Mr. Coleman with respect to Star, (C) arrest or conviction of a felony or violation of any law involving dishonesty, disloyalty, moral turpitude, or fraud, or entry of a plea of guilty or nolo contendere to such charge, (D) Mr. Coleman’s commission at any time of any act of fraud, embezzlement or willful misappropriation of Star’s material property, (E) repeated refusal to perform the reasonable and legal instructions of the board of directors, (F) willful and material breach of his obligations under any material agreement entered into between Mr. Coleman and Star or any of its affiliates, or willful and material breach of Star’s polices or procedures which causes material damage to Star, its business or reputation, provided that for subsections (A), (E), and (F), if the breach reasonably may be cured, Mr. Coleman has been given at least thirty (30) days after his receipt of written notice of such breach from Star to cure such breach. Termination without “cause” means termination for any reason other than death, disability, for “cause,” or for no reason at all, upon sixty (60) days’ written notice.

The Coleman Employment Agreement provides for termination of Mr. Coleman’s employment upon his election by voluntary resignation or termination for good reason. Termination by voluntary resignation means Mr. Coleman can terminate his employment with Star at any time and for any reason whatsoever or for no reason at all in his sole discretion upon giving sixty (60) days’ written notice. A termination for good reason means Mr. Coleman can terminate his employment with Star pursuant to the occurrence of any of the following events: (i) any material diminution in his authority, duties and responsibilities, (ii) any material reduction of his base salary, aggregate incentive compensation opportunities or aggregate benefits, unless such changes are applied to all members of Star’s leadership team and amount to less than a 10% reduction in total, or (iii) a material breach by Star of the Coleman Employment Agreement. In addition, either Star or Mr. Coleman can deliver to the other party a written notice of non-renewal at least sixty (60) days prior to the applicable renewal date of the Coleman Employment Agreement.

In the event Mr. Coleman voluntarily resigns, is terminated for “cause,” is terminated upon death, or is terminated upon disability, he would be entitled to receive: (i) his then current salary accrued up to and including the date of termination or resignation, (ii) unreimbursed expenses, and (iii) any vested payment or accrued benefits under any equity or Star benefit plan (the “Coleman Accrued Obligations”). All RSU awards under the Coleman Employment Agreement vest one-third on each of the first, second and third anniversaries of the grant date.

In the event Mr. Coleman terminates his employment for good reason, his employment is terminated without “cause,” or his employment is terminated by delivery of a non-renewal notice by Star, he would be entitled to receive: (i) the Coleman Accrued Obligations (described above), (ii) a target bonus based on the target bonus metrics used to determine actual performance at the end of the fiscal year, but prorated to reflect the number of full months worked during the fiscal year, (iii) immediate vesting of any RSUs awarded under the Coleman Employment Agreement for which the performance period has not been completed as of the date of termination based on the level of achievement of the performance goals at the end of the performance period, but pro-rated based on the number of full months worked during the performance period, and (iv) immediate vesting of any RSUs awarded under the Coleman Employment Agreement which are outstanding as of the date of termination. Notwithstanding the foregoing, if within twelve (12) months following a change of control (as defined in the Coleman Employment Agreement), Star terminates Mr. Coleman’s employment without “cause,” he resigns from his employment with good reason, or his employment terminates due to Star’s delivery of a non-renewal notice, then the bonus payment under (ii) above shall equal the equivalent of his target bonus without proration and, in addition to (iii) and (iv) above, he shall receive (v) twelve months of his then-current base salary.

David J. Noble

On October 31, 2018, Star entered into an employment agreement with David J. Noble, which was amended and restated on December 22, 2021 (the “Noble Employment Agreement”). On this same date, Mr. Noble agreed to relinquish the role of Chief Operating Officer, while retaining the position of Chief Financial Officer effective January 1, 2022.

Pursuant to the Noble Employment Agreement, Mr. Noble can be terminated for “cause,” upon death, upon disability and without “cause.” Under the Noble Employment Agreement, termination for “cause” generally means the termination of Mr. Noble’s employment by reason of: (A) the willful failure of Mr. Noble to perform his duties and obligations in any material respect (other than any failure resulting from his disability), (B) intentional acts of dishonesty or willful misconduct by Mr. Noble with respect to Star, (C) arrest or conviction of a felony or violation of any law involving dishonesty, disloyalty, moral turpitude, or fraud, or entry of a plea of guilty or nolo contendere to such charge, (D) Mr. Noble’s commission at any time of any act of fraud, embezzlement or willful misappropriation of Star’s material property, (E) repeated refusal to perform the reasonable and legal instructions of the board of directors, (F) willful and material breach of his obligations under any material agreement entered into between Mr. Noble and Star or any of its affiliates, or willful and material breach of Star’s polices or procedures which causes material damage to Star, its business or reputation, provided that for subsections (A), (E), and (F), if the breach reasonably may be cured, Mr. Noble has been given at least thirty (30) days after his receipt of written notice of such breach from Star to cure such breach. Termination without “cause” means termination for any reason other than death, disability, for “cause,” or for no reason at all, upon sixty (60) days’ written notice.

The Noble Employment Agreement provides for termination of Mr. Noble’s employment upon his election by voluntary resignation or termination for good reason. Termination by voluntary resignation means Mr. Noble can terminate his employment with Star at any time and for any reason whatsoever or for no reason at all in his sole discretion upon giving sixty (60) days’ written notice. A termination for good reason means Mr. Noble can terminate his employment with Star pursuant to the occurrence of any of the following events: (i) any material diminution in his authority, duties and responsibilities, (ii) any material reduction of his base salary, aggregate incentive compensation opportunities or aggregate benefits, unless such changes are applied to all members of Star’s leadership team and amount to less than a 10% reduction in total, or (iii) a material breach by Star of the

Noble Employment Agreement. In addition, either Star or Mr. Noble can deliver to the other party a written notice of non-renewal at least sixty (60) days prior to the applicable renewal date of the Noble Employment Agreement.

In the event Mr. Noble voluntarily resigns, is terminated for “cause,” is terminated upon death, or is terminated upon disability, he would be entitled to receive: (i) his then current salary accrued up to and including the date of termination or resignation, (ii) unreimbursed expenses, and (iii) any vested payment or accrued benefits under any equity or Star benefit plan (the “Noble Accrued Obligations”). In March 2021, Mr. Noble agreed by letter that all future RSU awards under the Noble Employment Agreement would vest one-third on each of the first, second and third anniversaries of the grant date.

In the event Mr. Noble terminates his employment for good reason, his employment is terminated without “cause,” or his employment is terminated by delivery of a non-renewal notice by Star, he would be entitled to receive: (i) the Noble Accrued Obligations (described above), (ii) a target bonus based on the target bonus metrics used to determine actual performance at the end of the fiscal year, but prorated to reflect the number of full months worked during the fiscal year, (iii) immediate vesting of any RSUs awarded under the Noble Employment Agreement for which the performance period has not been completed as of the date of termination based on the level of achievement of the performance goals at the end of the performance period, but pro-rated based on the number of full months worked during the performance period, and (iv) immediate vesting of any RSUs awarded under the Noble Employment Agreement which are outstanding as of the date of termination. Notwithstanding the foregoing, if within twelve (12) months following a change of control (as defined in the Noble Employment Agreement), Star terminates Mr. Noble’s employment without “cause,” he resigns from his employment with good reason, or his employment terminates due to Star’s delivery of a non-renewal notice, then the bonus payment under (ii) above shall equal the equivalent of his target bonus without proration and, in addition to (iii) and (iv) above, he shall receive (v) twelve months of his then-current base salary.

Thatcher Butcher

On April 19, 2022, Star entered into an employment agreement with Thatcher Butcher (the “Butcher Employment Agreement”), pursuant to which Mr. Butcher serves as “President—KBS Builders, Inc.” Pursuant to the Butcher Employment Agreement, Mr. Butcher can be terminated for “cause,” upon death, upon disability and without “cause.” Under the Butcher Employment Agreement, termination for “cause” generally means the termination of Mr. Butcher’s employment by reason of: (A) the willful failure of Mr. Butcher to perform his duties and obligations in any material respect (other than any failure resulting from his disability), (B) intentional acts of dishonesty or willful misconduct by Mr. Butcher with respect to Star, (C) arrest or conviction of a felony or violation of any law involving dishonesty, disloyalty, moral turpitude, or fraud, or entry of a plea of guilty or nolo contendere to such charge, (D) Mr. Butcher’s commission at any time of any act of fraud, embezzlement or willful misappropriation of Star material property, (E) repeated refusal to perform the reasonable and legal instructions of the board of directors, (F) willful and material breach of his obligations under any material agreement entered into between Mr. Butcher and Star or any of its affiliates, or willful and material breach of Star’s polices or procedures which causes material damage to Star, its business or reputation, provided that for subsections (A), (E), and (F), if the breach reasonably may be cured, Mr. Butcher has been given at least thirty (30) days after his receipt of written notice of such breach from Star to cure such breach. Termination without “cause” means termination for any reason other than death, disability, for “cause,” or for no reason at all, upon sixty (60) days’ written notice.

The Butcher Employment Agreement provides for termination of Mr. Butcher’s employment upon his election by voluntary resignation or termination for good reason. Termination by voluntary resignation means Mr. Butcher can terminate his employment with Star at any time and for any reason whatsoever or for no reason at all in his sole discretion upon giving sixty (60) days’ written notice. A termination for good reason means Mr. Butcher can terminate his employment with Star pursuant to the occurrence of any of the following events: (i) any material diminution in his authority, duties and responsibilities, (ii) any material reduction of his base salary, aggregate incentive compensation opportunities or aggregate benefits, unless such changes are applied to all members of Star’s leadership team and amount to less than a 10% reduction in total, or (iii) a material breach by Star of the Butcher Employment Agreement. In addition, either Star or Mr. Butcher can deliver to the other party a written notice of non-renewal at least sixty (60) days prior to the applicable renewal date of the Butcher Employment Agreement.

In the event Mr. Butcher voluntarily resigns, is terminated for “cause,” is terminated upon death, or is terminated upon disability, he would be entitled to receive: (i) his then current salary accrued up to and including the date of termination or resignation, (ii) unreimbursed expenses, and (iii) any vested payment or accrued benefits under any equity or Star benefit plan (the “Butcher Accrued Obligations”).

In the event Mr. Butcher terminates his employment for good reason, his employment is terminated without “cause,” or his employment is terminated by delivery of a non-renewal notice by Star, he would be entitled to receive: (i) the Butcher Accrued Obligations (described above), (ii) a target bonus based on the target bonus metrics used to determine actual performance at the end of the fiscal year, but prorated to reflect the number of full months worked during the fiscal year, (iii) salary continuation for a period of six months in accordance with Star’s then established payroll practices, provided that payments of the consideration in (ii) and (iii) are subject to Mr. Butcher’s execution and delivery of a customary general release (that is no longer subject to revocation under applicable law) of Star, its parents, subsidiaries and affiliates and each of their respective officers, directors, employees, agents, successors and assigns.

Summary of Potential Transaction Payments to Named Executive Officers of Star

The information set forth below is required by Item 402(t) of Regulation S-K regarding compensation that is based on or otherwise relates to the Merger that Star’s named executive officers could receive in connection with the Merger, as described more fully above under the section titled “The Merger—Interests of Star’s Directors and Executive Officers in the Merger” beginning on page 136 of this joint proxy statement/prospectus.

The “named executive officers” of Star are the individuals listed as such in Star’s most recent Annual Report on Form 10-K filed with the SEC, who are:

•	Richard K. Coleman, Jr.

•	David J. Noble

•	Thatcher Butcher

In connection with the Merger, following a brief transition period, David Noble is expected to sever his employment with the combined company, and will receive payments of compensation pursuant to the terms of his employment agreement. Pursuant to his employment agreement, Mr. Noble will be entitled to receive severance representing twelve months of his base salary in the amount of $325,000, a cash bonus payment in the amount of $162,500 to be paid on or before March 15, 2026 and 7,546 fully vested Hudson RSUs.

Star and Mr. Noble first began discussing a possible severance from Star around May 14, 2025. On June 18, 2025, Star agreed with Mr. Noble, in accordance with his employment agreement, on the amount that would be due him upon a possible termination of his employment after the Effective Time.

No Hudson or Star employees are aware of any specific employment status or related compensation changes to occur upon close of the transaction. No material discussions regarding post-transaction employment or directorship positions other than those whose results have been stated herein have occurred.

The table below, along with is footnotes, sets forth the information required by Item 402(t) of Regulation S-K regarding compensation that is based on or otherwise relates to the Merger.

Golden Parachute Compensation

Name	Cash		Equity		Pension/NQDC	Perquisites/ benefits	Tax reimbursement	Other	Total
Richard Coleman, Jr.	$—		$—		$—	$—	$—	$—	$0
David Noble	$487,500	(1)	$63,840	(2)	$—	$—	$—	$20,623	$571,963
Thatcher Butcher	$—		$—		$—	$—	$—	$—	$0

(1)	Represents payment of one year’s base salary as severance plus a cash bonus in the amount of $162,500 to be paid on or before March 15, 2026.
(2)	Represents the fair market value of 7,546 fully vested Hudson RSUs to be issued at the Effective Time pursuant to the Merger in exchange for 32,809 Star RSUs held by Mr. Noble.

Interests of Hudson’s Directors and Executive Officers in the Merger

Directors and officers of Hudson have an interest in continued service for, employment by and the right to continued indemnification by the combined company. Moreover, Jeffrey E. Eberwein, a director and officer of Hudson, as well as its largest stockholder, also serves as a director, executive officer and the largest common and preferred stockholder of Star. As a result, he may have interests in the merger that differ from those of other shareholders, including fiduciary duties to both companies and potential financial or governance-related considerations. The board of directors of each company carefully considered these factors in evaluating and approving the merger, and the terms of the transaction were negotiated with the best interests of both companies and their shareholders in mind.

Moreover, each of the boards of directors of Hudson and Star formed a special committee composed solely of disinterested and independent directors (each, a “Special Committee”) to review, evaluate, and consider the Merger and the terms and conditions of the Merger Agreement. Each Special Committee conducted an independent review of the Merger. Following such review and evaluation, each Special Committee determined that the Merger and the Merger Agreement are advisable and in the best interests of its respective company and stockholders, and recommended that the full board of directors approve the Merger Agreement and the transactions contemplated thereby.

These interests may create the appearance of conflicts of interest. The Hudson Board was aware of these potential conflicts of interest during its deliberations on the merits of the Merger and in making its decision to approve the Merger Agreement and the Merger. See the sections titled “The Merger—Background of the Merger” and “The Merger—Recommendation of the Hudson Board and its Reasons for the Merger” beginning on pages 88 and 105 of this joint proxy statement/prospectus, respectively.

Each of the current members of the Hudson Board will continue as a director of Hudson following the consummation of the Merger and will hold office from and after the consummation of the Merger until his or her successor is duly elected and qualified or until his or her earlier death, resignation, retirement or removal.

Additionally, all of Hudson’s current executive officers are expected to continue to serve in their current positions following the consummation of the Merger.

The Merger will not result in a “change in control” for purposes of any cash or equity-based awards or employment-related agreements, and so no payments, accelerated vesting or benefit enhancements will be triggered by the Merger.

Ownership of Hudson After Consummation of the Merger

As of the date of this joint proxy statement/prospectus, based on the Exchange Ratio and the number of outstanding shares of Star Common Stock and Hudson Common Stock (in each case, on a fully diluted basis), it is estimated that Hudson stockholders will own approximately 79% and Star stockholders will own approximately 21% of the issued and outstanding shares of Hudson Common Stock on a fully diluted basis immediately following the Effective Time. The relative ownership interests of Hudson stockholders and former Star stockholders in the combined company immediately following the Merger will depend on the number of shares of Hudson Common Stock and Star Common Stock issued and outstanding immediately prior to the Merger.

Governance of Hudson After Consummation of the Merger

Articles of Incorporation

At the Effective Time, the Hudson Charter, as in effect immediately prior to the Effective Time, will be the articles of incorporation of Hudson until thereafter amended in accordance with applicable law.

Bylaws

At the Effective Time, the Hudson Bylaws, as in effect immediately prior to the Effective Time, will be the bylaws of Hudson until thereafter amended in accordance with applicable law.

Board of Directors and Management of Hudson After Consummation of the Merger

The Hudson Board at the Effective Time will be composed of (i) the Legacy Hudson Directors and (ii) the Star Appointed Directors.

Following the Effective Time, Richard Coleman, Jr. will join the senior management team of Hudson as Chief Operating Officer and Hannah Bible will become Hudson’s Chief Legal Officer. The remainder of the existing Hudson senior management team will continue in their existing roles.

Headquarters

Following the Effective Time, the headquarters of Hudson will continue to be located in Old Greenwich, CT.

Directors’ and Officers’ Indemnification and Insurance

From and after the Effective Time, Hudson shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Hudson. In addition, Hudson or Star may purchase, prior to the Effective Time, a six-year prepaid “D&O tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Hudson’s or Star’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Hudson’s or Star’s existing policies, respectively, as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Hudson or Star by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Contemplated Transactions or in connection with Hudson’s initial public offering of shares of Hudson Common Stock).

The provisions contained in the indemnification, exculpation and insurance covenant will survive the consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each of the D&O Indemnified Parties and their respective heirs and legal representatives.

In the event that Hudson or the Surviving Corporation or any of their respective successors or assigns:

•	consolidates with or merges into any other person and will not be the continuing or surviving corporation or entity of such consolidation or merger; or

•	transfers all or a majority of its properties and assets to any person;

then, and in each such case, Hudson will cause proper provision to be made so that the successors or assigns of Hudson or the Surviving Corporation assumes the obligations set forth in the indemnification, exculpation and insurance covenant of the Merger Agreement.

Dividend Policy

Hudson has not historically paid cash dividends on Hudson Common Stock.

Listing of Hudson Common Stock

Before consummation of the Merger, Hudson must cause the shares of Hudson Common Stock and Preferred Stock to be issued in the Merger, and such other shares of Hudson Common Stock and Preferred Stock to be reserved for issuance in connection with the Merger, to be approved for listing on NASDAQ, subject to official notice of issuance. The approval for listing of such shares of Hudson Common Stock and Preferred Stock on NASDAQ (subject to official notice of issuance) is a condition to the consummation of the Merger.

U.S. Federal Securities Law Consequences of the Merger

Assuming the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, the shares of Hudson Common Stock issued in the Merger will not be subject to any restrictions on transfer arising under the Securities Act or the Exchange Act, except for shares of Hudson Common Stock issued to any Star stockholder who may be deemed an “affiliate” of Hudson after the consummation of the Merger. This joint proxy statement/prospectus does not cover resales of shares of Hudson Common Stock received by any person upon the consummation of the Merger, and no person is authorized to make any use of this joint proxy statement/prospectus, or the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, in connection with any resale of shares of Hudson Common Stock.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of material U.S. federal income tax considerations generally applicable to both U.S. Star stockholders of Star Common Stock which receive Hudson Common Stock and U.S. Star Preferred stockholders which receive Hudson Preferred Stock pursuant to the Merger (the “U.S. Star Common stockholders” and “U.S. Star Preferred stockholders”, together defined herein as “U.S. Star stockholders”, see below). This discussion is based upon the Code, Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions in effect as of the date of this joint proxy statement/prospectus, all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any state or local or non-U.S. tax considerations or any U.S. federal estate, gift, alternative minimum tax, or net investment income tax considerations.

The following discussion applies only to U.S. Star stockholders which hold shares of Star Common Stock or which hold Star Preferred Stock, as the case may be, as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. Star stockholders in light of their specific circumstances and does not apply to U.S. Star stockholders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities which elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders subject to the alternative minimum tax provisions of the Code, partnerships, S corporations or other pass-through entities (or investors in such partnerships, S corporations or other such pass-through entities), regulated investment companies, real estate investment trusts, former citizens or residents of the United States, holders the functional currency of which is not the U.S. dollar, holders which hold shares of Star Common Stock or Star Preferred Stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, or holders which acquired Star Common Stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation.

For purposes of this discussion, a “U.S. Star Stockholder” is a beneficial owner of Star Common Stock or Star Preferred Stock, as the case may be, which is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate, the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (b) such trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

The tax considerations of the Merger to any Star stockholder which is not a U.S. Star stockholder are not discussed in this joint proxy statement/prospectus. Such holders should consult their tax advisors regarding the tax considerations of the Merger to them in light of their specific circumstances.

The material U.S. federal income tax considerations of the Merger are generally described below.

Exchange of Shares of Star Common Stock for Shares of Hudson Common Stock and Exchange of Shares of Star Preferred Stock for Shares of Hudson Preferred Stock

In the Merger, holders of Star Common Stock will receive shares of Hudson Common Stock in a determined ratio and holders of Star Preferred Stock will receive shares of Hudson Preferred Stock.

The exchanges of a U.S. Star stockholder’s shares of Star Common Stock for Hudson Common Stock and the exchange of a U.S. Star Preferred stockholder’s shares for Hudson Preferred Stock in the Merger will be taxable transactions for U.S. federal income tax purposes. A U.S. Star stockholder generally will recognize gain or loss equal to the difference, if any, between (a) the sum of the fair market value of the Hudson Common Stock or Hudson Preferred Stock, as the case may be, received by such U.S. Star Stockholder in the Merger and any cash received in lieu of fractional shares of stock, and (b) the U.S. Star Stockholder’s adjusted tax basis in its Star Common Stock, or Star Preferred Stock, as the case may be, exchanged therefor in a fully taxable transaction. The recognized gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if, as of the date of the exchange, the U.S. Star Stockholder’s holding period for the Star stock exchanged is greater than one year from the date of the exchange. Star Stockholders will receive no cash consideration, other than cash in lieu of fractional shares of Star stock, with which to pay any potential U.S. federal income tax liability resulting from the Merger.

A U.S. Star stockholder is strongly advised to seek advice from its own tax advisor for a complete understanding of the particular tax consequences to it with regard to the Merger.

This discussion of material U.S. federal income tax considerations of the Merger is for general information purposes only and is not intended to be, and should not be construed as, tax advice. Determining the actual tax considerations of the Merger to you may be complex and will depend on your specific situation and on factors that are not within Hudson nor Star’s knowledge or control. You should consult your tax advisors with respect to the application of U.S. federal income tax laws to your specific situation as well as any tax considerations arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction.

Accounting Treatment of the Merger

The Merger will be accounted for using the acquisition method of accounting in accordance with ASC 805. Hudson management has evaluated the guidance contained in ASC 805 with respect to the identification of the acquirer in the Merger and concluded, based on a consideration of the pertinent facts and circumstances, that Hudson will be the acquirer for financial accounting purposes. Accordingly, Hudson’s cost to acquire Star has been allocated to Star’s acquired assets, assumed liabilities and commitments based upon their estimated fair values. The allocation of the purchase price is dependent upon estimates of certain valuations that are subject to change. In addition, the final purchase price of Hudson’s acquisition of Star will not be known until the date of the consummation of the Merger and could vary materially from the preliminary purchase price. Accordingly, the final acquisition accounting adjustments may be materially different from the preliminary unaudited pro forma adjustments presented.

Exchange of Shares in the Merger

Hudson will appoint the Exchange Agent to handle the payment and delivery of the Merger Consideration (including the exchange of Book-Entry Shares and Certificates formerly evidencing shares of Star Common Stock for shares of Hudson Common Stock). As soon as reasonably practicable after the Effective Time, the Surviving Corporation will cause the Exchange Agent to mail to each holder of record of Certificates whose shares were converted into the right to receive the Merger Consideration pursuant to the terms of the Merger Agreement, a letter of transmittal and instructions for use in effecting the surrender of such Certificates (or affidavit of loss in lieu thereof) to the Exchange Agent in exchange for the Merger Consideration pursuant to the Merger Agreement. Each Star stockholder who surrenders its Certificate to the Exchange Agent along with the duly completed and validly executed letter of transmittal and any other documents as the Exchange Agent may reasonably require will be entitled to receive the Merger Consideration. Holders of Book-Entry Shares will not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent and will automatically, upon the Effective Time be entitled to receive the Merger Consideration pursuant to the Merger Agreement. From and after the Effective Time, there will be no further registration of transfers of any shares of Star Common Stock that were outstanding immediately prior to the Effective Time.

If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate or Book-Entry Share is registered, (i) such Certificate so surrendered must be properly endorsed or otherwise be in proper form for transfer or (ii) such Book-Entry Share must be properly transferred such that the person requesting payment of the Merger Consideration has paid any required transfer and other taxes or has otherwise established to Hudson’s satisfaction that such tax is not applicable.

Regulatory Matters

Subject to the terms and conditions of the Merger Agreement (including certain exceptions described in the Merger Agreement), Hudson, Merger Sub and Star will use their respective reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement, including, among other things, using reasonable best efforts to obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities, make all necessary registrations, declarations and filings and make all reasonable best efforts to obtain an approval or waiver from, or to avoid any action by, any governmental entity.

The consummation of the Merger is not expected to be subject to any material regulatory approvals (as further described in the section titled “The Merger Agreement—Covenants—Regulatory Approvals; Consents” beginning on page 156 of this joint proxy statement/prospectus).

No Appraisal Rights

Appraisal rights are statutory rights that, if applicable under law, enable stockholders or stockholders of a corporation to dissent from a merger and to demand that such corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to such stockholders or stockholders in connection with the transaction. Under the DGCL, stockholders do not have appraisal rights if the shares of stock they hold are either listed on a national securities exchange or held of record by more than 2,000 holders. In addition, stockholders or stockholders of the constituent corporation surviving the merger are not entitled to appraisal rights if the merger did not require the vote of the stockholders or stockholders of the surviving corporation pursuant to Section 251(f) of the DGCL. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (i) shares of stock of the surviving or resulting corporation, (ii) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (iii) cash in lieu of fractional shares or (iv) any combination of the foregoing.

No dissenters’ or appraisal rights will be available to Hudson stockholders or Star stockholders with respect to the Merger or any of the other transactions contemplated by the Merger Agreement under the DGCL.

THE MERGER AGREEMENT

The following description sets forth the principal terms of the Merger Agreement, which is attached as Annex A and incorporated by reference into this joint proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this description, which is summary by nature. This description does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement. You are encouraged to read the Merger Agreement carefully and in its entirety, as well as this joint proxy statement/prospectus, before making any decisions regarding any of the proposals described in this joint proxy statement/prospectus. This section is only intended to provide you with information regarding the terms of the Merger Agreement. Neither Hudson nor Star intend that the Merger Agreement will be a source of business or operational information about Hudson or Star. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this joint proxy statement/prospectus and in the public filings Hudson and Star make with the SEC, as described in the section titled “Where You Can Find More Information” beginning on page 191 of this joint proxy statement/prospectus.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary of terms are included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about Hudson and Star contained in this joint proxy statement/prospectus or in the public reports of Hudson and Star filed with the SEC may supplement, update or modify the factual disclosures about Hudson and Star contained in the Merger Agreement. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement, as of a specific date. In addition, these representations, warranties and covenants were made solely for the benefit of the parties to the Merger Agreement and may be qualified and subject to important limitations agreed to by Hudson and Star in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with a principal purpose of allocating risk between parties to the Merger Agreement rather than the purpose of establishing these matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders or stockholders and reports and documents filed with the SEC and, in some cases, were qualified by the matters contained in the confidential disclosures that Hudson and Star each delivered in connection with the Merger Agreement, which disclosures were not reflected in the Merger Agreement itself. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this joint proxy statement/prospectus or in the respective public filings made by Hudson and Star with the SEC.

Additional information about Hudson and Star may be found elsewhere in this joint proxy statement/prospectus or incorporated by reference herein. Please see the section titled “Where You Can Find More Information” beginning on page 191 of this joint proxy statement/prospectus.

The Merger

Upon satisfaction or waiver of the conditions to closing in the Merger Agreement, at the Effective Time, Star will be merged with and into Merger Sub, the separate corporate existence of Merger Sub will cease, and Star will continue as the Surviving Corporation and as a direct, wholly owned subsidiary of Hudson.

Closing; Effective Time

Subject to the provisions of the Merger Agreement, the Closing will take place on a date to be specified by Hudson and Star, but no later than the second business day after the satisfaction or waiver of the conditions set forth in the Merger Agreement (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of such conditions), unless another time, date or place is agreed to in writing by Hudson and Star (such date being the “Closing Date”). The Closing will take place remotely.

Concurrently with the Closing, Hudson and Star will cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be executed and filed with the Delaware Secretary of State as provided under the DGCL. The Merger will become effective at the time the Certificate of Merger is duly filed with the Delaware Secretary of State or at such other date and time as is agreed between Hudson and Star and specified in the Certificate of Merger. The Merger will have the effects set forth in the Merger Agreement and the applicable provisions of the DGCL.

Conversion of Capital Stock

At the Effective Time, by virtue of the Merger and without any further action on the part of Hudson, Merger Sub, Star or any holder of capital stock thereof:

•

each share of Star Common Stock and Star Preferred issued and outstanding immediately prior to the Effective Time will thereupon be converted into and become exchangeable for, in accordance with the terms of the Merger Agreement, the Merger Consideration. Each share of Star Common Stock shall be converted into the right to receive 0.23 shares of Hudson Common Stock and each share of Star Preferred Stock shall be converted into the right to receive one share of Hudson Preferred Stock;

•

each share of Star Common Stock and each share of Star Preferred Stock to be converted into the right to receive the Merger Consideration as provided in the Merger Agreement will as of the Effective Time no longer be outstanding and will be automatically canceled and will cease to exist, and the Certificates or Book-Entry Shares, which immediately prior to the Effective Time represented such Star Common Stock or Star Preferred Stock, as applicable, will cease to have any rights with respect to such Star Common Stock or Star Preferred Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with the Merger Agreement, the Merger Consideration and any dividends or other distributions payable to such holder pursuant to the Merger Agreement; and

•

each share of common stock, $0.0001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation and constitute the outstanding shares of capital stock of the Surviving Corporation.

No fractional shares of Hudson Common Stock will be issued upon the conversion of Star Common Stock pursuant to the Merger Agreement, and such fractional share interests will not entitle the owner thereof to any dividends or other distributions with respect to Hudson Common Stock or to vote or to any other rights of a Hudson stockholder.

Treatment of Options and Other Equity-Based Awards

Star RSUs

As of the Effective Time, each unvested Star RSU that is then outstanding immediately prior to the Effective Time will be converted into an award of Hudson RSUs that will vest based on the passage of time with the same terms and conditions as were applicable to such Star RSU immediately prior to the Effective Time, including with respect to vesting and termination-related provisions, except that such Hudson RSUs will be comprised of that number of Hudson RSUs as is equal to the product of the number of shares of Star Common Stock subject to each Star RSU immediately prior to the Effective Time and (x) in the case of Star RSUs with subject shares of Star Common Stock, the Exchange Ratio (with any fractional restricted stock units rounded down to the nearest whole share of Hudson Common Stock) or (y) in the case of Star RSUs with subject shares of Star Preferred Stock, one (1). Vested Star RSUs outstanding immediately prior to the Effective Time will be converted into an award of Hudson RSUs pursuant to the same foregoing formula, but subject only to the applicable terms and conditions of the Hudson Equity Plan.

Star Incentive Plans

As of the Effective Time and immediately following the conversion of all outstanding Star RSUs, whether vested or unvested, to Hudson RSUs on substantially the same terms in accordance with the Merger Agreement, the Star Equity Plan and any other equity plans that are maintained by Star shall be terminated in accordance with their terms.

Certain Actions

At or prior to the Effective Time, Star will take all action necessary for the conversion of the Star RSUs. Star will ensure that, as of the Effective Time, no holder of a Star RSU (or former holders of such Star equity awards) and no participant in any Star Equity Plan will have any rights thereunder to acquire, or other rights in respect of, the capital stock of Star, the Surviving Corporation or any of their subsidiaries, or any other equity interest therein.

Hudson will reserve for issuance a number of shares of Hudson Common Stock at least equal to the number of shares of Hudson Common Stock that will be subject to the Hudson RSUs in connection with the conversion of Star equity awards into Hudson equity awards as described above. As soon as practicable following the Effective Time, Hudson will file a registration statement on Form S-8 with respect to the shares of Hudson Common Stock subject to the Hudson RSUs described in the Merger Agreement.

Exchange and Payment

Exchange Agent

At or prior to the Effective Time, Hudson will deposit or cause to be deposited with the Exchange Agent, for exchange in accordance with the Merger Agreement through the Exchange Agent, Book-Entry Shares (or Certificates, if requested) representing the full number of whole shares of Hudson Common Stock and Hudson Preferred Stock issuable pursuant to the Merger Agreement, constituting at least the amount necessary to pay the Merger Consideration in accordance with the terms and conditions of the Merger Agreement. Hudson will make available by depositing with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or distributions payable pursuant to the Merger Agreement (such shares of Hudson Common Stock and Hudson Preferred Stock provided to the Exchange Agent, together with any dividends, distributions and cash deposited with the Exchange Agent, the “Exchange Fund”).

Exchange Procedures for Certificates and Book-Entry Shares

Promptly following the Effective Time, the Surviving Corporation will cause the Exchange Agent to mail to each holder of record of a Certificate that immediately prior to the Effective Time represented outstanding shares of Star Common Stock:

•

a letter of transmittal, if requested by the Exchange Agent, in customary form and containing such provisions as Hudson may reasonably specify (including a provision confirming that delivery of Stock Certificates shall be effected, and risk of loss and title to Stock Certificates shall pass, only upon delivery of such Stock Certificates to the Exchange Agent);

•	instructions for effecting the surrender of Stock Certificates in exchange for book-entry shares of Hudson Capital Stock.

Upon surrender of a Certificate (or affidavit of loss in lieu thereof) for cancellation to the Exchange Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Exchange Agent may reasonably require, the holder of such Certificate will be entitled to receive in exchange therefor:

•

book-entry shares representing the Merger Consideration or Preferred Merger Consideration, as applicable (in a number of whole shares of Hudson Capital Stock) that such holder has the right to receive pursuant to the Merger Agreement; and

•	Star Stock Certificate so surrendered shall be canceled.

Promptly following the Effective Time, the Surviving Corporation will cause the Exchange Agent to issue and send to each holder of Book-Entry Shares:

•

book-entry shares representing the Merger Consideration or Preferred Merger Consideration, as applicable (in a number of whole shares of Hudson Capital Stock) that such holder has the right to receive pursuant to the Merger Agreement.

Until surrendered as contemplated by the Merger Agreement, each Certificate or Book-Entry Share will be deemed after the Effective Time, to represent only the right to receive the applicable Merger Consideration as contemplated by the Merger Agreement.

If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate or Book-Entry Share is registered, it is a condition of payment that such Certificate so surrendered will be properly endorsed or will be otherwise in proper form for transfer or such Book-Entry Share be properly transferred and that the person requesting such payment will have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or Book-Entry Share or will have established to the satisfaction of Hudson that such tax is not applicable.

Lost Certificates

If any Certificate is lost, stolen or destroyed, then upon the making of an affidavit, in form and substance reasonably acceptable to Hudson, of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Hudson or the Exchange Agent, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to the Merger Agreement.

No Liability

None of Hudson, the Surviving Corporation, the Exchange Agent, or any other person will be liable to any person in respect of any shares of Hudson Common Stock properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Withholding Rights

Hudson, Merger Sub, the Surviving Corporation and the Exchange Agent will be entitled to deduct and withhold from the Merger Consideration and any amounts otherwise payable pursuant to the Merger Agreement to any former Star stockholder or otherwise pursuant to the Merger Agreement such amounts as Hudson, Merger Sub, the Surviving Corporation or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable law. However, if Hudson, Merger Sub, the Surviving Corporation or the Exchange Agent becomes aware that withholding may be required in connection with the Merger, such party will use commercially reasonable efforts to provide prior notice to the other parties of such potential withholding, and, in such case, the parties will cooperate in good faith with each other to determine whether any such deduction or withholding is required under applicable tax law and use commercially reasonable efforts to obtain any available exemption or reduction of, or otherwise minimize, such deduction and withholding. Any amounts so withheld will be treated for all purposes of the Merger Agreement as having been paid to the person in respect of whom such deduction and withholding was made.

Representations and Warranties

The Merger Agreement contains representations and warranties made (i) by Hudson and Merger Sub to Star and (ii) by Star to Hudson and Merger Sub. Certain of the representations and warranties in the Merger Agreement are subject to materiality or Material Adverse Effect (as defined in the Merger Agreement) qualifications. In addition, certain of the representations and warranties in the Merger Agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which certain officers of the party making the representation did not have actual knowledge. Furthermore, each of the representations and warranties is subject to the qualifications set forth on the disclosure letter to the Merger Agreement delivered to Star by Hudson, in the case of representations and warranties made by Hudson, or to Hudson by Star, in the case of representations and warranties made by Star, as well as certain of the reports of Hudson and Star filed with or furnished to the SEC (excluding any predictive, cautionary or forward-looking disclosures contained under the captions titled “risk factors,” “forward-looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward-looking in nature).

In the Merger Agreement, Star has made representations and warranties to Hudson regarding:

•	Due Organization; Subsidiaries;

•	Organizational Documents;

•	Authority; Binding Nature of Agreement;

•	Vote Required;

•	Non-Contravention; Consents;

•	Capitalization;

•	SEC Filings; Financial Statements;

•	Absence of Changes;

•	Absence of Undisclosed Liabilities;

•	Title to Assets;

•	Real Property; Leasehold;

•	Intellectual Property;

•	Agreements; Contracts; and Commitments;

•	Compliance; Permits; Restrictions;

•	Legal Proceedings; Orders;

•	Tax Matters;

•	Employee and Labor Matters; Benefit Plans;

•	Environmental Matters;

•	Insurance;

•	Financial Advisors;

•	Transactions with Affiliates;

•	Privacy and Data Security;

•	Opinion of Financial Advisor; and

•	No other Representations or Warranties.

In the Merger Agreement, Hudson and Merger Sub have made representations and warranties to Star regarding:

•	Due Organization; Subsidiaries;

•	Organizational Documents;

•	Authority; Binding Nature of Agreement;

•	Vote Required;

•	Non-Contravention; Consents;

•	Capitalization;

•	SEC Filings; Financial Statements;

•	Absence of Changes;

•	Absence of Undisclosed Liabilities;

•	Title to Assets;

•	Real Property; Leasehold;

•	Intellectual Property;

•	Agreements; Contracts; and Commitments;

•	Compliance; Permits; Restrictions;

•	Legal Proceedings; Orders;

•	Tax Matters

•	Employee and Labor Matters; Benefit Plans;

•	Environmental Matters;

•	Insurance;

•	Transactions with Affiliates;

•	Financial Advisors;

•	Valid Issuance;

•	Privacy and Data Security;

•	Opinion of Financial Advisor; and

•	No Other Representations or Warranties.

For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Star or its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) the announcement of the Agreement or the pendency of the Contemplated Transactions; provided, that this clause (a) shall not apply to any representation or warranty set forth in Section 3.5, Section 3.6(c) or 3.17(m), (b) the taking of any action, or the failure to take any action, by Star that is required to comply with the terms of the Agreement, (c) any natural disaster or any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, (d) any epidemic or pandemic in the United States or any other country or region in the world, or any escalation of the foregoing, (e) any change in GAAP or applicable Law or the interpretation thereof, (f) general economic or political conditions or conditions generally affecting the industries in which Star and its Subsidiaries operate or (g) any change in the cash position of Star and its Subsidiaries which results from operations in the Ordinary Course of Business; except in each case with respect to clauses (c), (d), (e) and (f), to the extent disproportionately affecting Star and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Star and its Subsidiaries operate.

For purposes of the Merger Agreement, a “Hudson Material Adverse Effect” means any effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Hudson Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Hudson; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Hudson Material Adverse Effect: (a) the announcement of the Agreement or the pendency of the Contemplated Transactions; provided, that, for the avoidance of doubt, this clause (a) shall not apply to any representation or warranty set forth in Section 4.5, Section 4.6(c) or 4.17(o), (b) any change in the stock price or trading volume of Hudson Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Hudson Common Stock may be taken into account in determining whether a Hudson Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (c) the taking of any action, or the failure to take any action, by Hudson that is required to comply with the terms of the Agreement, (d) any natural disaster or any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, (e) any epidemic or pandemic in the United States or any other country or region in the world, or any escalation of the foregoing, (f) any change in GAAP or applicable Law or the interpretation thereof or (g) general economic or political conditions or conditions generally affecting the industries in which Hudson operates; except, in each case with respect to clauses (d), (e), (f) and (g), to the extent disproportionately affecting Hudson relative to other similarly situated companies in the industries in which Hudson operates.

Covenants

Conduct of Business

Conduct of Business Pre-Closing

During the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the termination of the Merger Agreement and the Effective Time (“Pre-Closing Period”), Hudson shall use commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business and in material compliance with all applicable Law and the requirements of all Contracts that constitute Hudson Material Contracts. At all times during the Pre-Closing Period, Hudson shall not without the consent of Star:

•

declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of Hudson Common Stock from terminated employees, directors or consultants of Hudson);

•

sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any capital stock or other security (except for Hudson Common Stock issued upon the valid exercise or settlement of outstanding Hudson RSUs, and shares of Hudson Common Stock issuable under the Hudson ESPP), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security;

•	form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

•

except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

•	(A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others or (D) make any capital expenditure or commitment;

•

other than in the Ordinary Course of Business or as required under the terms of any Hudson Employee Plan or applicable Law: (A) adopt, establish or enter into any Hudson Employee Plan, (B) cause or permit any Hudson Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, (C) pay any material bonus or make any profit-sharing or similar payment to (except with respect to obligations pursuant to any Hudson Employee Plan), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its employees, directors or consultants or (D) increase the severance or change of control benefits offered to any Hudson Associate;

•	hire any employee with a salary greater than $200,000;

•	enter into any material transaction outside the Ordinary Course of Business;

•

acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

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make, change or revoke any material Tax election, file any amendment making any material change to any Tax Return or adopt or change any material accounting method in respect of Taxes, enter into any Tax closing agreement, settle any income or other material Tax claim or assessment, submit any voluntary disclosure application, enter into any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than customary Contracts entered into in the Ordinary Course of Business, including with vendors, customers, lenders, or landlords, the principal subject matter of which is not Taxes, or consent to any extension or waiver of the limitation period applicable to or relating to any Tax claim or assessment, other than any such extension or waiver that is obtained in the Ordinary Course of Business

•	other than in the Ordinary Course of Business, enter into, amend or terminate any Hudson Material Contract;

•	terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

•	sell, assign, transfer, license, sublicense or otherwise dispose of any material IP Rights (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

•	initiate or settle any Legal Proceeding or other claim or dispute involving or against Hudson or any Subsidiary of Hudson in excess of $250,000 in the aggregate; or

•	agree, resolve or commit to do any of the foregoing.

Conduct of Business by Star

During the Pre-Closing Period, Star shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business and in material compliance with all applicable Law and the requirements of all Contracts that constitute Star Material Contracts. During the Pre-Closing Period, Star shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following without the consent of Hudson:

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declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock other than regular dividends on its shares of Preferred Stock; or repurchase, redeem or otherwise reacquire any shares of Capital Stock or other securities (except for shares of Common Stock from terminated employees, directors or consultants of Star);

•

except as required to give effect to anything in contemplation of the Closing, amend any of its or its Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

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sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any capital stock or other security of Star or any of its Subsidiaries (except for shares of outstanding Common Stock issued upon the valid exercise of Equity Awards), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security of Star or any of its Subsidiaries;

•	form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

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(A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, other than in the Ordinary Course of Business, (C) guarantee any debt securities of others or (D) make any capital expenditure or commitment in excess of $250,000;

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other than in the Ordinary Course of Business or as required under the terms of any Employee Plan or applicable law: (A) adopt, establish or enter into any Employee Plan, (B) cause or permit any Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, (C) pay any material bonus or make any profit-sharing or similar payment to (except with respect to obligations pursuant to any Employee Plan), or, other than to an employee newly hired in the Ordinary Course of Business and broad-based increases in base compensation that are in the Ordinary Course of Business, increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees or (D) increase the severance or change of control benefits offered to any current or new Associate;

•	hire any employee with a salary greater than $200,000;

•	enter into any material transaction outside the Ordinary Course of Business;

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acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

•	sell, assign, transfer, license, sublicense or otherwise dispose of any material IP Rights (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

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make, change or revoke any material Tax election, file any amendment making any material change to any Tax Return or adopt or change any material accounting method in respect of Taxes, enter into any Tax closing agreement, settle any income or other material Tax claim or assessment, submit any voluntary disclosure application, enter into any Tax allocation, Tax sharing or similar agreement (including indemnity agreements), other than customary Contracts entered into in the Ordinary Course of Business, including with vendors, customers, lenders, or landlords, the principal subject matter of which is not Taxes, or consent to any extension or waiver of the limitation period applicable to or relating to any Tax claim or assessment, other than any such extension or waiver that is obtained in the Ordinary Course of Business;

•	other than in the Ordinary Course of Business, enter into, amend or terminate any Material Contract;

•	terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

•	initiate or settle any Legal Proceeding or other claim or dispute involving or against Star in excess of $250,000 in the aggregate; or

•	agree, resolve or commit to do any of the foregoing.

Regulatory Approvals; Consents

Subject to the terms and conditions of the Merger Agreement, Hudson, Merger Sub and Star will use their respective reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement, including using reasonable best efforts to:

•	obtain all required consents, approvals or waivers from, or participate in other discussions or negotiations with, third parties, including as required under certain of Star’s material contracts;

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obtain all necessary applications, notices, reports and other documents reasonably required to be filed with or otherwise submitted to any Governmental Authority in connection with the Merger Agreement;

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execute and deliver any additional instruments contemplated by the Merger Agreement and necessary to carry out fully the purposes of the Merger Agreement (unless otherwise mutually agreed upon in writing).

Stockholders’ Meetings

Star Special Meeting

As promptly as practicable after the Form S-4, of which this joint proxy statement/prospectus forms a part, is declared effective under the Securities Act, and in any event no later than forty-five (45) days after the effective date of the Registration Statement, Star shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Common Stock to consider and vote to adopt and approve the Merger Agreement and the entry into and consummation of the Merger.

Hudson Annual Meeting

As promptly as practicable after the Form S-4, of which this joint proxy statement/prospectus forms a part, is declared effective under the Securities Act, and in any event no later than forty-five (45) days after the effective date of the Registration Statement, Hudson shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Common Stock to consider and vote to adopt and approve the Merger Agreement and the entry into and consummation of the Merger.

Access to Information; Confidentiality

From the date of the Merger Agreement until the earlier of the Effective Time and the date, if any, on which the Merger Agreement is terminated in accordance with its terms, upon reasonable notice, each of Hudson and Star will (and will cause each of its subsidiaries to) afford reasonable access to the other party’s Representatives, during normal business hours, to the personnel, assets, books, records, Tax Returns, work papers and other documents and information and provide copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information.

All information furnished under the access to information covenants of the Merger Agreement will be kept confidential in accordance with the confidentiality agreement entered into between Hudson and Star (the “Confidentiality Agreement”).

No Solicitation

During the Pre-Closing Period, neither Star nor Hudson nor any of their Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry, (ii) furnish any non-public information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry, (iv) approve, endorse or recommend any Acquisition Proposal , (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction or (vi) publicly propose to do any of the foregoing.

No Change of Recommendation

By Star

Star’s Board shall recommend that the Star stockholders vote to adopt and approve the Star Stockholder Matters and shall use commercially reasonable efforts to solicit such (the recommendation of the Star Board that the stockholders adopt and approve the Star Stockholder Matters) and the Star Board Recommendation shall not be withheld, amended, withdrawn or modified (and the Star Board shall not publicly propose to withhold, amend, withdraw or modify the Star Board Recommendation) in a manner adverse to Hudson, and no resolution by the Star Board or any committee thereof to withhold, amend, withdraw or modify the Star Board Recommendation in a manner adverse to Hudson or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed.

Notwithstanding anything to the contrary, if at any time prior to approval and adoption of the Merger Agreement by the Required Star Stockholder Vote, Star receives a bona fide written Acquisition Proposal from any Person that has not been withdrawn and after consultation with outside legal counsel and its financial advisor, the Star Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer or a Star Intervening Event occurs, the Star Board may withhold, amend, withdraw or modify the Star Board Recommendation in a manner adverse to Hudson if, but only if:

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in the case of a Superior Offer, following the receipt of and on account of such Superior Offer, (i) the Star Board determines in good faith, based on the advice of its outside legal counsel that the failure to withhold, amend, withdraw or modify the Star Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (after taking into account, if applicable, such alterations of the terms and conditions of the Merger Agreement agreed to by Hudson) and (ii) Star has, and has caused its financial advisors and outside legal counsel to, during the Notice Period (as defined below), negotiate with Hudson in good faith to make such adjustments to the terms and conditions of the Merger Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer; provided that (1) Hudson receives written notice from Star confirming that the Star Board has determined to change its recommendation at least four (4) Business Days (the “Notice Period”) in advance of the Star Board Adverse Recommendation Change, which notice shall include a description in reasonable detail of the reasons for such Star Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer, and a summary of material terms and conditions of the Acquisition Proposal that are not in writing; (2) during any Notice Period, Hudson shall be entitled to deliver to Star one or more counterproposals to such Acquisition Proposal and Star will, and cause its Representatives to be reasonably available to, negotiate with Hudson in good faith (to the extent Hudson desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer; and (3) in the event of any amendment to any potential Superior Offer (including any revision in the amount, form or mix of consideration Star’s stockholders would receive as a result of such potential Superior Offer), Star shall be required to provide Hudson with notice of such amendment, and the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remain in the Notice Period following such notification during which the parties shall comply again with the requirements of Section 6.2(c)(i) of the Merger Agreement and the Star Board shall not make a Star Board Adverse Recommendation Change prior to the end of such Notice Period as so extended (it being understood that there may be multiple extensions).

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in the case of the occurrence of a Star Intervening Event, in response to such Star Intervening Event, the Star Board determines in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Star Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (after taking into account, if applicable, such alterations of the terms and conditions of the Merger Agreement agreed to by Hudson); provided that (1) Hudson receives written notice from Star confirming that the Star Board has determined to change its recommendation during the Notice Period, which notice shall include a description in reasonable detail of the reasons for such Star Board Adverse Recommendation Change and a description of the Star Intervening Event; (2) during any Notice Period, Hudson shall be entitled to deliver to Star one or more proposals with respect to the revisions of the terms or conditions of the Merger Agreement and Star will, and will cause its Representatives to be reasonably available to, negotiate with Hudson in good faith (to the extent Hudson desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement and (3) in the event of any material changes to the facts and circumstances of the Star Intervening Event, Star shall be required to provide Hudson with notice of such material changes, and the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remain in the Notice Period following such notification during which the parties shall comply again with the requirements of Section 6.2(c)(ii) of the Merger Agreement and the Star Board shall not make a Star Board Adverse Recommendation Change prior to the end of such Notice Period as so extended (it being understood that there may be multiple extensions).

By Hudson

Hudson agrees that the Hudson Board shall recommend that the holders of Hudson Common Stock vote to approve the Hudson Stockholder Matters and shall use commercially reasonable efforts to solicit such approval and the joint Proxy Statement/Prospectus shall include a statement to the effect that the Hudson Board recommends that Hudson’s stockholders vote to approve the Hudson Stockholder Matters (the recommendation of the Hudson Board being referred to as the “Hudson Board Recommendation”) and the Hudson Board Recommendation shall not be withheld, amended, withdrawn or modified (and the Hudson Board shall not publicly propose to withhold, amend, withdraw or modify the Hudson Board Recommendation) in a manner adverse to Star, and no resolution by the Hudson Board or any committee thereof to withhold, amend, withdraw or modify the Hudson Board Recommendation in a manner adverse to Star or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed (any failure to take any of the actions or any action that is prohibited to be taken, collectively, a “Hudson Board Adverse Recommendation Change”).

Notwithstanding anything to the contrary, if at any time prior to the approval of the Hudson Stockholder Matters by the Required Hudson Stockholder Vote, (i) Hudson receives a bona fide written Acquisition from any Person that has not been withdrawn and after consultation with outside legal counsel and its financial advisor, the Hudson Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer or (ii) a Hudson Intervening Event occurs, the Hudson Board may make a Hudson Board Adverse Recommendation Change if, but only if:

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in the case of a Superior Offer, following the receipt of and on account of such Superior Offer, (i) the Hudson Board determines in good faith, based on the advice of its outside legal counsel that the failure to withhold, amend, withdraw or modify the Hudson Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (after taking into account, if applicable, such alterations of the terms and conditions of the Merger Agreement agreed to by Star); and (ii) Hudson has, and has caused its financial advisors and outside legal counsel to, during the Notice Period, negotiate with Star in good faith to make such adjustments to the terms and conditions of the Merger Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer; provided that (1) Star receives written notice from Hudson confirming that the Hudson Board has determined to change its recommendation during the Notice Period, which notice shall include a description in reasonable detail of the reasons for such Hudson Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer and a summary of material terms and conditions of the Acquisition Proposal that are not in writing, (2) during any Notice Period, Star shall be entitled to deliver to Hudson one or more counterproposals to such Acquisition Proposal and Hudson will, and cause its Representatives to be reasonably available to, negotiate with Star in good faith (to the extent Star desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer; and (3) in the event of any amendment to any potential Superior Offer (including any revision in the amount, form or mix of consideration the Hudson’s stockholders would receive as a result of such potential Superior Offer), Hudson shall be required to provide Star with notice of such amendment, and the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remain in the Notice Period following such notification during which the parties shall comply again with the requirements of Section 6.3(c) of the Merger Agreement and the Hudson Board shall not make a Hudson Board Adverse Recommendation Change prior to the end of such Notice Period as so extended (it being understood that there may be multiple extensions).

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in the case of the occurrence of a Hudson Intervening Event, in response to such Hudson Intervening Event, the Hudson Board determines in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Hudson Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (after taking into account, if applicable, such alterations of the terms and conditions of the Merger Agreement agreed to by Star); provided that (1) Star receives written notice from Hudson confirming that the Hudson Board has determined to change its recommendation during the Notice Period, which notice shall include a description in reasonable detail of the reasons for such Hudson Board Adverse Recommendation Change and a description of Star Intervening Event; (2) during any Notice Period, Star shall be entitled to deliver to the Hudson one or more proposals with respect to the revisions of the terms or conditions of the Merger Agreement and Hudson will, and cause its Representatives to be reasonably available to, negotiate with Star in good faith (to the extent Star desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement and (3) in the event of any material changes to the facts and circumstances of the Hudson Intervening Event, Hudson shall be required to provide Star with notice of such material changes, and the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remain in the Notice Period following such notification during which the parties shall comply again with the requirements of Section 6.3(c)(ii) of the Merger Agreement and the Hudson Board shall not make a Hudson Board Adverse

Recommendation Change prior to the end of such Notice Period as so extended (it being understood that there may be multiple extensions).

Indemnification, Exculpation and Insurance

From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, each of Hudson and the Surviving Corporation shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Hudson or Star, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Hudson or of Star, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under the DGCL. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Hudson and the Surviving Corporation, jointly and severally, upon receipt by Hudson or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Hudson, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

The provisions of the certificate of incorporation and bylaws of Hudson with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Hudson that are presently set forth in the certificate of incorporation and bylaws of Hudson shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Hudson, unless such modification is required by applicable Law. The certificate of incorporation and bylaws of the Surviving Corporation shall contain, and Hudson shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of Hudson.

From and after the Effective Time, (i) the Surviving Corporation shall fulfill and honor in all respects the obligations of Star to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Star’s Organizational Documents and pursuant to any indemnification agreements between Star and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) Hudson shall fulfill and honor in all respects the obligations of Hudson to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Hudson’s Organizational Documents and pursuant to any indemnification agreements between Hudson and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

From and after the Effective Time, Hudson shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Hudson. In addition, Hudson or Star may purchase, prior to the Effective Time, a six-year prepaid “D&O tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Hudson’s or Star’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Hudson’s or Star’s existing policies, respectively, as of the date of the Merger Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Hudson or Star by reason of him or her serving in such capacity that existed or occurred at or prior to the

Effective Time (including in connection with the Merger Agreement or the Contemplated Transactions or in connection with Hudson’s initial public offering of shares of Hudson Common Stock).

Notification of Certain Matters

During the Pre-Closing Period, each of Star, on the one hand, and Hudson, on the other hand, shall promptly notify the other (and, if in writing, furnish copies of) if any of the following occurs: (a) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, (b) any Legal Proceeding against or involving or otherwise affecting such Party or its Subsidiaries is commenced, or, to the Knowledge of such Party, threatened against such Party or, to the Knowledge of such Party, any director, officer or Key Employee of such Party, (c) such Party becomes aware of any inaccuracy in any representation or warranty made by such Party in the Merger Agreement or (d) the failure of such Party to comply with any covenant or obligation of such Party; in each case of the foregoing clauses (c) and (d) that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 7, 8 and 9 of the Merger Agreement, as applicable, impossible or materially less likely. No such notice shall be deemed to supplement or amend the Star Disclosure Schedule or the Hudson Disclosure Schedule for the purpose of (x) determining the accuracy of any of the representations and warranties made by Star in the Merger Agreement or (y) determining whether any condition set forth in Section 7, 8 or 9 of the Merger Agreement has been satisfied.

Public Announcements

No Party shall, and no Party shall permit any of its Subsidiaries or any of its Representative to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Law and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of Hudson and Star may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by Hudson or Star in compliance with Section 6.8 of the Merger Agreement. Notwithstanding the foregoing, a Party need not consult with any other Parties in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 6.3(d) of the Merger Agreement or with respect to any Acquisition Proposal, Hudson Board Adverse Recommendation Change or Star Board Adverse Recommendation Change, as applicable, or with respect to Hudson only.

Employee Matters

The employment of each of Star’s and any of its Subsidiaries’ employees is terminable by Star or the applicable Subsidiary at will.

Neither Star nor any of its Subsidiaries is a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing or, to the Knowledge of Star, purporting to represent or seeking to represent any employees of Star or its Subsidiaries.

Each Star Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter with respect to such qualified status from the IRS. To the Knowledge of Star, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Star Employee Plan or the exempt status of any related trust or require corrective action to the IRS or Employee Plan Compliance Resolution System to maintain such qualification.

Each Star Employee Plan has been established, administered, maintained and operated in compliance, in all material respects, with its terms and all applicable Law, including the Code, ERISA, and the Affordable Care Act. No Legal Proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Star, threatened with respect to any Star Employee Plan. All payments and/or contributions required to have been made with respect to all Star Employee Plans either have been made or have been accrued in accordance with the terms of the applicable Star Employee Plan and applicable Law. The Star Employee Plans satisfy in all material respects the minimum coverage, affordability and non-discrimination requirements under the Code. No Star Employee Plan is, or within the past six (6) years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program.

Neither Star nor any of its ERISA Affiliates has ever maintained, contributed to, or been required to contribute to (i) any employee benefit plan that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a multiemployer plan within the meaning of Section 3(37) of ERISA, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any multiple employer plan within the meaning of Section 413(c) of the Code, or (v) any multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA. Neither Star nor any of its ERISA Affiliates has ever incurred any liability under Title IV of ERISA that has not been paid in full. No Star Employee Plan provides for medical or other welfare benefits beyond termination of service or retirement, other than pursuant to (i) COBRA or an analogous state law requirement or (ii) continuation coverage through the end of the month in which such termination or retirement occurs. Neither Star nor any of its Subsidiaries sponsors or maintains any self-funded medical or long-term disability employee benefit plan. No Star Employee Plan is subject to any Law of a foreign jurisdiction outside of the United States. For this purpose, the term “ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with Star or any of its affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

All Star Equity Awards issued or granted by Star are either not subject to or otherwise comply with the requirements of Section 409A of the Code. Each Star Employee Plan that constitutes in any part a “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) (each, a “Star 409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. No payment to be made under any Star 409A Plan is or, when made in accordance with the terms of the Star 409A Plan, will be subject to the penalties of Section 409A(a)(1) of the Code.

Certain Tax Matters

Each of the Parties shall (and shall cause their respective Affiliates to) reasonably cooperate in the preparation, execution and filing of all Tax Returns, and any Tax audit or other proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax audit or other proceeding, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided.

At least ten Business Days prior to Closing, Hudson will provide Star with its determinations regarding the applicability of Section 280G of the Code and reasonable supporting calculations to any employee, officer, director or other service provider of Hudson or any of its Subsidiaries that, in connection with the Contemplated Transactions (i) may receive the payment of any “parachute payment” within the meaning of Section 280G of the Code or (ii) may receive a benefit in the form of accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit received. The parties will use commercially reasonable efforts to discuss any reasonable objections to such determinations provided and, following such discussions, the parties agree that its tax reporting will be consistent with the determinations absent manifest error.

Section 16 Matters

Prior to the Effective Time, Hudson shall take all such steps as may be required to cause any acquisitions of Hudson Common Stock and any options to purchase Hudson Common Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Hudson, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

NASDAQ Listing

Hudson shall have obtained the approval of the listing of the Hudson Preferred Stock on Nasdaq and the approval of the listing of the additional shares of Hudson Common Stock on Nasdaq shall have been obtained and the shares of Hudson Common Stock to be issued in the Merger pursuant to the Merger Agreement shall have been approved for listing (subject to official notice of issuance) on Nasdaq.

Takeover Laws

The Hudson and Star Boards have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of the Merger Agreement and the Stockholder Support Agreements and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, the Merger Agreement, the Stockholder Support Agreements or any of the Contemplated Transactions.

Governance Matters

The Parties shall take all necessary action so that immediately after the Effective Time, (i) the size of the Hudson Board shall be increased to seven (7) directors, and (ii) three (3) existing Star directors as designated by Star (subject to the prior written consent of Hudson) shall be appointed to fill the vacancies on the Parent Board created thereby.

Following the Effective Time, Richard Coleman, Jr. will join the senior management team of Hudson as Chief Operating Officer and Hannah Bible will become Hudson’s Chief Legal Officer. The remainder of the existing Hudson senior management team will continue in their existing roles.

Conditions Precedent

Conditions to Each Party’s Obligation to Effect the Merger

Each of Hudson’s and Star’s obligation to effect the Merger is subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

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Effectiveness of Registration Statement—The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement that has not been withdrawn.

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No Restraints—No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Authority of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

•	Stockholder Approval—(a) Hudson shall have obtained the Required Hudson Stockholder Vote and (b) Star shall have obtained the Required Star Stockholder Vote.

•	Hudson Preferred Stock—The Certificate of Designations shall have been filed with and accepted by the Secretary of State of the State of Delaware.

•

Nasdaq Listing—(a) Hudson shall have obtained the approval of the listing of the Hudson Preferred Stock on Nasdaq and (b) the approval of the listing of the additional shares of Hudson Common Stock on Nasdaq shall have been obtained and the shares of Hudson Common Stock to be issued in the Merger pursuant to the Merger Agreement shall have been approved for listing (subject to official notice of issuance) on Nasdaq.

Conditions to the Obligations of Hudson and Merger Sub

Hudson’s and Merger Sub’s obligation to effect the Merger is subject to the satisfaction (or waiver by Hudson) at or prior to the Effective Time of the following conditions:

•

Accuracy of Representations—The Star Fundamental Representations shall have been true and correct in all respects as of the date of the Merger Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Star Capitalization Representations shall have been true and correct in all respects as of the date of the Merger Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of Star contained in the Merger Agreement (other than the Star Fundamental Representations and the Star Capitalization Representations) shall have been true and correct as of the date of the Merger Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Star Material Adverse Effect (without giving effect to any references therein to any Star Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Star Disclosure Schedule made or purported to have been made after the date of the Merger Agreement shall be disregarded).

•

Performance of Covenants—Star shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under the Merger Agreement at or prior to the Effective Time.

•

Closing Certificate—Hudson shall have received a certificate executed by the Chief Executive Officer or Chief Financial Officer of Star certifying (a) that the conditions set forth in Sections 8.1, 8.2 and 8.4 have been duly satisfied and (b) that the information set forth in the Allocation Certificate delivered by Star in accordance with Section 6.15 is true and accurate in all respects as of the Closing Date.

•	No Star Material Adverse Effect—Since the date of the Merger Agreement, there shall not have occurred any Star Material Adverse Effect that is continuing.

•	Termination of Investor Agreements—The Investor Agreements (as defined in the Merger Agreement shall have been terminated.

Conditions to the Obligations of Star

Star’s obligation to effect the Merger is subject to the satisfaction at Closing, (or waiver by Star) at or prior to the Effective Time of the following conditions:

•

Accuracy of Representations—Each of the Hudson Fundamental Representations shall have been true and correct in all respects as of the date of the Merger Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Hudson Capitalization Representations shall have been true and correct as of the date of the Merger Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of Hudson and Merger Sub contained in the Merger Agreement (other than the Hudson Fundamental Representations and the Hudson Capitalization Representations) shall have been true and correct as of the date of the Merger Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Hudson Material Adverse Effect (without giving effect to any references therein to any Hudson Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Hudson Disclosure Schedule made or purported to have been made after the date of the Merger Agreement shall be disregarded).

•

Performance of Covenants—Hudson and Merger Sub shall have performed or complied with in all material respects all of their agreements and covenants required to be performed or complied with by each of them under the Merger Agreement at or prior to the Effective Time.

•	Documents—Star shall have received the following documents, each of which shall be in full force and effect:

•	a certificate executed by an executive officer of Hudson confirming that the conditions set forth in Sections 9.1, 9.2 and 9.4 of the Merger Agreement have been duly satisfied; and

•	the Hudson Outstanding Shares Certificate.

•	No Hudson Material Adverse Effect—Since the date of the Merger Agreement, there shall not have occurred any Hudson Material Adverse Effect that is continuing.

•

Governance Matters—The Hudson Board shall have taken action so that (a) the Persons listed on Section 6.12(c) of the Star Disclosure Schedule will become officers of Hudson, in each case in accordance with Section 6.12 of the Merger Agreement and as of immediately after the Effective Time and (b) the Hudson Board shall be constituted in accordance with Section 6.12 of the Merger Agreement.

•	Hudson Preferred Stock—The Certificate of Designations shall have been filed with the Secretary of State of Delaware and shall have become effective.

Termination

The Merger Agreement may be terminated prior to the Effective Time (whether before or after adoption of the Merger Agreement by Star’s stockholders and whether before or after approval of the Hudson Stockholder Matters by Hudson’s stockholders, unless otherwise specified below):

•	by mutual written consent of Hudson and Star;

•

by either Hudson or Star if the Merger shall not have been consummated by November 17, 2025 (subject to possible extension as provided in Section 10.1(b), the “End Date”); provided, however, that the right to terminate the Merger Agreement under Section 10.1(b) shall not be available to Hudson or Star if such Party’s action or failure to act has been a principal cause of the failure of the Merger to occur on or before the End Date and such action or failure to act constitutes a breach of the Merger Agreement; provided, further, however, that, in the event that the SEC has not declared effective under the Securities Act the Registration Statement by the date which is 60 days prior to the End Date, then either Hudson or Star shall be entitled to extend the End Date for an additional 60 days;

•

by either Hudson or Star if a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

•

by either Hudson or Star if (i) the Hudson Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Hudson’s stockholders shall have taken a final vote on the Hudson Stockholder Matters and the Hudson Stockholder Matters shall not have been approved at the Hudson Stockholder Meeting (or at any adjournment or postponement thereof) by the Required Hudson Stockholder Vote or (ii) Star Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Star’s stockholders shall have taken a final vote on Star Stockholder Matters and Star Stockholder Matters shall not have been approved at Star Stockholder Meeting (or at any adjournment or postponement thereof) by the Required Company Stockholder Vote; provided, however, that the right to terminate the Merger Agreement under Section 10.1(d) shall not be available to (x) Hudson where the failure to obtain the Required Hudson Stockholder Vote shall have been caused by the action or failure to act of Hudson and such action or failure to act constitutes a material breach by Hudson of the Merger Agreement or (y) Star where the failure to obtain the Required Company Stockholder Vote shall have been caused by the action or failure to act of Star and such action or failure to act constitutes a material breach by Star of the Merger Agreement;

•

by Star (within 10 business days of notice of the applicable the occurrence of a Hudson Triggering Event and prior to the approval of the Hudson Stockholder Matters by the Required Hudson Stockholder Vote) if a Hudson Triggering Event shall have occurred;

•

by Hudson (within 10 business days of notice of the applicable the occurrence of a Company Triggering Event and prior to the adoption of the Merger Agreement and the approval of Star Stockholder Matters by the Required Company Stockholder Vote) if a Company Triggering Event shall have occurred;

•

by Star, upon a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement by Hudson or Merger Sub or if any representation or warranty of Hudson or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 9.1 or Section 9.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Star is not then in material breach of any representation, warranty, covenant or agreement under the Merger Agreement; provided, further, that if such inaccuracy in Hudson’s or Merger Sub’s representations and warranties or breach by Hudson or Merger Sub is curable by Hudson or Merger Sub, then the Merger Agreement shall not terminate pursuant to Section 10.1(g) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from Star to Hudson or

Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to Section 10.1(g) and (ii) Hudson or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from Star to Hudson or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to Section 10.1(g) (it being understood that the Merger Agreement shall not terminate pursuant to Section 10.1(g) as a result of such particular breach or inaccuracy if such breach by Hudson or Merger Sub is cured prior to such termination becoming effective); or

•

by Hudson, upon a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement by Star or if any representation or warranty of Star shall have become inaccurate, in either case, such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Hudson is not then in material breach of any representation, warranty, covenant or agreement under the Merger Agreement; provided, further, that if such inaccuracy in Star’s representations and warranties or breach by Star is curable by Star then the Merger Agreement shall not terminate pursuant to Section 10.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from Hudson to Star of such breach or inaccuracy and its intention to terminate pursuant to Section 10.1(h) and (ii) Star ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from Hudson to Star of such breach or inaccuracy and its intention to terminate pursuant to Section 10.1(h) (it being understood that the Merger Agreement shall not terminate pursuant to Section 10.1(h) as a result of such particular breach or inaccuracy if such breach by Star is cured prior to such termination becoming effective).

The Party desiring to terminate the Merger Agreement pursuant to Section 10.1 (other than pursuant to Section 10.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

Termination Fees

If the Merger Agreement is terminated (i) by Star pursuant to Section 10.1(e) (or, at the time the Merger Agreement is terminated, Star had the right to terminate the Merger Agreement pursuant to Section 10.1(e)), or (ii)(A) by either Hudson or Star pursuant to Section 10.1(b) or Section 10.1(d) or by Star pursuant to Section 10.1(g), (B) at any time after the date of the Merger Agreement and prior to the Hudson Stockholder Meeting an Acquisition Proposal with respect to Hudson shall have been publicly announced, disclosed or otherwise communicated to the Hudson Board (and shall not have been withdrawn) and (C) within nine (9) months after the date of such termination, Hudson enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then Hudson shall pay to Star, within two (2) Business Days after termination (or, in the case of clause (ii), upon the earlier to occur of such entry into a definitive agreement and the consummation of a Subsequent Transaction), a nonrefundable fee in an amount equal to $250,000 (the “Company Termination Fee”).

If the Merger Agreement is terminated (i) by Hudson pursuant to Section 10.1(f) (or at the time the Merger Agreement is terminated, Hudson had the right to terminate the Merger Agreement pursuant to Section 10.1(f)), or (ii)(A) by Hudson or Star pursuant to Section 10.1(b) or by Hudson pursuant to Section 10.1(d), or Section 10.1(h), (B) at any time after the date of the Merger Agreement and before obtaining the Required Company Stockholder Vote an Acquisition Proposal with respect to Star shall have been publicly announced, disclosed or otherwise communicated to Star Board (and shall not have been withdrawn) and (C) within nine (9) months after the date of such termination, Star enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then Star shall pay to Hudson, within two (2) Business Days after termination (or, in the case of clause (ii), upon the earlier to occur of such entry into a definitive agreement and the consummation of a Subsequent Transaction), a nonrefundable fee in an amount equal to $250,000 (the “Hudson Termination Fee”).

If the Merger Agreement is terminated by Star pursuant to Section 10.1(e) or Section 10.1(g), Hudson shall reimburse Star for all reasonable out-of-pocket fees and expenses incurred by Star in connection with the Merger Agreement and the Contemplated Transactions, up to a maximum of $250,000, by wire transfer of same-day funds within two (2) Business Days following the date on which Star submits to Hudson true and correct copies of reasonable documentation supporting such expenses (“Company Expense Reimbursement”). Any Company Expense Reimbursement shall be in addition to, and not reduce, the payment of Star Termination Fee, if applicable.

If the Merger Agreement is terminated by Hudson pursuant to Section 10.1(f) or Section 10.1(h), Star shall reimburse Hudson for all reasonable out-of-pocket fees and expenses incurred by Hudson in connection with the Merger Agreement and the Contemplated Transactions, up to a maximum of $250,000 by wire transfer of same-day funds within two (2) Business Days following the date on which Hudson submits to Star true and correct copies of reasonable documentation supporting such expenses (“Hudson Expense Reimbursement”). Any Hudson Expense Reimbursement shall be in addition to, and not reduce, the payment of the Hudson Termination Fee, if applicable.

Expenses

Except as set forth in Section 10.3 and Section 6.9 of the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

Requirement to Pay the Other Party’s Expenses

If either Party fails to pay when due any amount payable by it under Section 10.3 of the Merger Agreement, then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under Section 10.3 and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid plus three percent.

Amendment or Supplement; Waiver

The Merger Agreement may be amended with the approval of Star, Merger Sub and Hudson at any time (whether before or after the adoption and approval of the Merger Agreement by Star’s stockholders or before or after obtaining the Required Hudson Stockholder Vote); provided, however, that after any such approval of the Merger Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of Star, Merger Sub and Hudson.

Any provision of the Merger Agreement may be waived by the waiving Party solely on such Party’s own behalf, without the consent of any other Party. No failure on the part of any Party to exercise any power, right, privilege or remedy under the Merger Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under the Merger Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

Governing Law; Submission to Jurisdiction; Waiver of Jury Trial

The Merger Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to the Merger Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of Section 11.5, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 11.8 of the Merger Agreement and (f) irrevocably and unconditionally waives the right to trial by jury.

Remedies; Specific Performance

Except as otherwise provided in the Merger Agreement, any and all remedies expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred by the Merger Agreement, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties waives any bond, surety or other security that might be required of any other Party with respect thereto. Each of the Parties further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

No Third-Party Beneficiaries

Nothing in the Merger Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 6.11) any right, benefit or remedy of any nature whatsoever under or by reason of the Merger Agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF HUDSON

COMMON STOCK AND HUDSON MANAGEMENT

The following table sets forth information known to Hudson regarding the beneficial ownership of Hudson Common Stock as of July 14, 2025:

•	each person who is the beneficial owner of more than 5% of the outstanding shares of Hudson Common Stock;

•	each of Hudson’s current named executive officers and directors; and

•	all officers and directors of Hudson, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including securities that such he, she or it has the right to acquire within 60 days of a specified date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement or (iv) the automatic termination of a trust, discretionary account or similar arrangement.

The beneficial ownership of Hudson Common Stock is based on 2,755,335 shares of Hudson Common Stock issued and outstanding as of July 14, 2025.

Unless otherwise indicated, Hudson believes that all persons named in the table below have sole voting and investment power with respect to all shares of Hudson Common Stock or Hudson Common Stock beneficially owned by them. In addition, unless otherwise indicated, the address of each of the individuals and entities named below is c/o Hudson Global, Inc., 53 Forest Avenue, Suite 102, Old Greenwich, CT 06870.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned
Matthew K. Diamond (1)	13,282	*
Mimi K. Drake (2)	—	*
Jeffrey E. Eberwein (2)(3)	274,378	10.0%
Connia M. Nelson (2)	—	*
Robert G. Pearse (2)	—	*
Jacob “Jake” Zabkowicz (1)	14,855	*
All directors, nominees and executive officers as a group (6 persons) (1)(2)(3)	302,515	11.0%

*	Denotes less than 1%.
(1)

Excludes unvested restricted stock units of 113,993 for Jacob “Jake” Zabkowicz and 4,214 for Matthew K. Diamond under the Hudson 2009 Incentive Stock and Awards Plan, as amended and restated, which are payable in shares of common stock.

(2)

Excludes the following share units under the Hudson Director Deferred Share Plan, which are payable only in shares of common stock to directors up to 90 days after ceasing service as a Board of Directors member, and therefore are not considered to be beneficially owned: Mimi K. Drake, 43,381; Jeffrey E. Eberwein, 27,156; Robert G. Pearse, 14,705; Connia M. Nelson, 40,357; and all directors and executive officers as a group, 125,599 shares.

(3)

Excludes 118,464 share units under the Hudson 2009 Incentive Stock and Awards Plan, as amended and restated, which are unvested and/or payable in shares of common stock up to 90 days following Mr. Eberwein ceasing to provide service to Hudson, and therefore are not considered to be beneficially owned.

Other Beneficial Owners

The following table sets forth certain information regarding beneficial ownership by other persons known to us to own more than 5% of Hudson outstanding common stock as of July 14, 2025.

Amount and Nature of Beneficial Ownership (1)
	Voting Power		Investment Power
Name and Address of Beneficial Owner	Sole	Shared	Sole	Shared	Aggregate	Percent of Class
Hotchkis and Wiley Capital (1) Management, LLC 601 South Figueroa St., 39th Floor Los Angeles, CA 90017	269,257	—	334,637	—	334,637	12.1%
Heartland Advisors, Inc. (2) 789 North Water St., Suite 1200 Milwaukee, WI 53202	—	287,626	—	301,466	301,466	10.9%
Mink Brook Capital GP LLC (3) 201 Summa Street West Palm Beach, FL 33405	—	243,128	—	243,128	243,128	8.8%
The Vanguard Group (4) 100 Vanguard Blvd. Malvern, PA 19355	—	—	141,311	1,056	142,367	5.2%

(1)	These amounts represent the number of shares beneficially owned as disclosed in the Schedule 13G/A filed with the SEC on February 13, 2024.
(2)	These amounts represent the number of shares beneficially owned as disclosed in the Schedule 13G/A filed with the SEC on February 8, 2024.
(3)	These amounts represent the number of shares beneficially owned as disclosed in the Schedule 13G/A filed with the SEC on November 12, 2024.
(4)	These amounts represent the number of shares beneficially owned as disclosed in the Schedule 13G filed with the SEC on February 13, 2024.

DESCRIPTION OF HUDSON CAPITAL STOCK

The following description of the Hudson capital stock is not complete and may not contain all the information you should consider before investing in Hudson capital stock. This description is a summary of certain provisions contained in, and is qualified in its entirety by reference to, the Hudson Bylaws and the Hudson Charter.

The description of Hudson’s capital stock applies to the shares of Hudson Common Stock to be issued in the Merger. See the section titled “Comparison of Stockholders’ and Stockholders’ Rights” beginning on page 174 of this joint proxy statement/prospectus for additional information.

Description of Common Stock

Authorized Capital Stock

The Hudson Board is authorized to issue 20,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share. Hudson’s Board of Directors (the “Board”) is authorized to provide for the issuance of shares of preferred stock in one or more series and to fix for each such series such voting powers, designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereon, as determined by the Board.

Voting Rights and Liquidation Rights

Each share of Common Stock is entitled to one vote on all matters. No holder of Common Stock has preemptive or other rights to subscribe for additional shares of Common Stock. In the event of liquidation, dissolution or winding up, holders of the shares of Common Stock are entitled to share equally, share for share, in the assets available for distribution, subject to any liquidation preference on any outstanding shares of Hudson preferred stock.

Dividends

Each share of Common Stock is entitled to dividends if, as and when dividends are declared by the Board and paid. Under Delaware corporate law, Hudson may declare and pay dividends only out of surplus, or in case there is no such surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding year. Hudson will pay any dividend so declared and payable in cash, capital stock or other property equally, share for share, on Hudson Common Stock. Hudson may not declare dividends, however, if capital has been diminished by depreciation, losses or otherwise to an amount less than the aggregate amount of capital represented by any issued and outstanding stock having a preference on distribution.

DESCRIPTION OF THE HUDSON BUSINESS

The information required by Item 14 of Form S-4, including a Description of Business, Description of Property, Legal Proceedings, Market Price of and Dividends on the Registrant’s Common Equity, and Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A), is set forth in Annex E to this proxy statement/prospectus and is incorporated herein by reference.

Stock Exchange Listing

The Common Stock is listed on the Nasdaq Global Select Market under the trading symbol “HSON”.

Transfer Agent and Registrar

The current transfer agent and registrar for the Common Stock is Computershare, Inc. The post close transfer agent and Exchange Agent will be mutually agreed upon by the parties.

Anti-Takeover Provisions of the Hudson Charter, Hudson Bylaws and Delaware Law

Various provisions contained in the Hudson Charter, the Hudson Bylaws and Delaware law could delay or discourage some transactions involving an actual or potential change in control of Hudson and may limit the ability of Hudson stockholders to remove current management or approve transactions that Hudson stockholders may deem to be in their best interests. Provisions in the Hudson Charter and Hudson Bylaws:

•	authorize the Hudson Board to establish one or more series of undesignated preferred stock, the terms of which can be determined by the Hudson Board at the time of issuance;

•	do not authorize cumulative voting;

•	authorize the Hudson Board to supplement, amend or repeal the Hudson Bylaws and to adopt new bylaws;

•

provide that a special meeting of the stockholders may be called by (i) the chief executive officer (ii) the chair of the Hudson Board or (iii) the board of directors pursuant to resolution approved by a majority of the entire board of directors;

•	in connection with stockholder meetings, provide an advance written notice procedure with respect to stockholder nomination for directors and bringing other business; and

•

provide that Hudson directors may fill any vacancies on the Hudson Board, including newly created board seats resulting from an increase in the authorized number of directors and vacancies resulting from death, retirement, resignation or removal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF STAR

COMMON STOCK AND STAR MANAGEMENT

The following table sets forth information regarding the beneficial ownership of Star Common Stock as of July 14, 2025:

•	each person or entity who is known by Star to beneficially own more than 5% of Star Common Stock;

•	each of Star’s directors and named executive officers; and

•	all of Star’s directors and executive officers as a group.

Each stockholder’s percentage of beneficial ownership is based on 3,225,545 shares of Star Common Stock (net of 125,625 of treasury shares) issued and outstanding as of July 14, 2025, plus the number of shares of Star Common Stock such stockholder has the right to acquire, including through the exercise of warrants, within 60 days of July 14, 2025.

Unless otherwise indicated below, to Star’s knowledge, all persons listed below have sole voting and investment power with respect to their shares of Star Common Stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated below, the address for each person or entity listed below is c/o Star Equity Holdings, Inc., 53 Forest Ave. Suite 101, Old Greenwich, CT 06870.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of July 14, 2025 regarding the beneficial ownership of Star common stock by (i) each person Star knows to be the beneficial owner of 5% or more of Star common stock, (ii) each of the current named executive officers, (iii) each of the directors, and (iv) all of the current executive officers and directors as a group. Information with respect to beneficial ownership has been furnished by each director, executive officer or 5% or more stockholder, as the case may be. The address for all executive officers and directors is c/o Star Equity Holdings, Inc., 53 Forest Avenue Suite 101, Old Greenwich, Connecticut 06870.

Percentage of beneficial ownership is calculated based on 3,225,545 shares of common stock issued and outstanding as of July 14, 2025. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and includes shares of Star common stock issuable pursuant to the exercise of stock options, warrants or other securities that are immediately exercisable or convertible or exercisable or convertible within 60 days of July 14, 2025. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
5% Stockholders (not otherwise listed below):
A Gile & Co, LLC	216,885	6.7%
Named Executive Officers and Directors*:
Jeffrey E. Eberwein (1)	1,035,374	29.9%
Richard K. Coleman, Jr. (2)	50,914	1.5%
David J. Noble (3)	35,568	1.0%
Thatcher Butcher (4)	7,345	* *
Todd Fruhbeis (5)	3,303	* *
Louis Parks (6)	1,200	* *
Jennifer Palmer	0	* *
All Executive Officers and Directors as a group (8 persons)	1,137,284	32.8%

*

Percent of shares beneficially owned by named executive officers and directors includes the number of shares of Star Common Stock such stockholder has the right to acquire, including through the exercise of warrants, within 60 days of July 14, 2025.

**	Indicates beneficial ownership of less than 1% of the outstanding common stock
(1)	Includes (a) 820,374 shares of common stock held by Mr. Eberwein and (b) 215,000 shares of common stock underlying warrants exercisable within 60 days of July 14, 2025.
(2)

Includes 39,182 shares of common stock held by Mr. Coleman and (b) 6,680 shares of common stock underlying warrants exercisable within 60 days of July 14, 2025, and (c) 5,052 RSU’s which vest within 60 days of July 14, 2025.

(3)

Includes (a) 26,155 shares of common stock held by Mr. Noble, (b) 6,000 shares of common stock underlying warrants exercisable within 60 days of July 14, 2025, and (c) 3,413 RSU’s which vest within 60 days of July 14, 2025.

(4)	Includes 7,345 shares of common stock held by Mr. Butcher (b) 0 shares underlying warrants exercisable within 60 days of July 14, 2025.
(5)	Includes (a) 3,303 shares of common stock held by Mr. Fruhbeis and (b) 0 shares underlying warrants exercisable within 60 days of July 14, 2025.
(6)	Includes (a) 1,200 shares of common stock held by Mr. Parks and (b) 0 shares underlying warrants exercisable within 60 days of July 14, 2025.

DESCRIPTION OF THE STAR BUSINESS

The information required by Item 17 of Form S-4, including a Description of Business, Description of Property, Legal Proceedings, Market Price of and Dividends on the Registrant’s Common Equity, and Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A), is set forth in Annex F to this proxy statement/prospectus and is incorporated herein by reference.

COMPARISON OF STOCKHOLDERS’ RIGHTS

If the Merger is consummated, Star stockholders as of the Star Record Date will receive shares of Hudson Common Stock. The Hudson Charter will be the combined company’s charter. The Hudson Bylaws will be the combined company’s bylaws.

Star is a Delaware corporation subject to the DGCL. Hudson is a Delaware corporation subject to the DGCL. If the Merger is consummated, the rights of Star stockholders who become Hudson stockholders through the exchange of shares and the rights of Hudson stockholders will be governed by the DGCL, the Hudson Charter and the Hudson Bylaws.

The following description summarizes certain material differences between the rights of Star stockholders and the rights of Hudson stockholders as of the date hereof. This does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. Star stockholders should read carefully the relevant provisions of the DGCL, the Hudson Charter, the Hudson Bylaws, the Star Charter and the Star Bylaws. Copies of the documents referred to in this summary may be obtained as described under the section titled “Where You Can Find More Information” beginning on page 191 of this joint proxy statement/prospectus.

STAR EQUITY HOLDINGS, INC.	HUDSON GLOBAL, INC.

CAPITAL STOCK

Star’s authorized capital stock consists of 50,000,000 shares of common stock, par value $0.0001 per share; 10,000,000 shares of preferred stock, each with a par value $0.0001 per share. Of the authorized preferred stock, 8,000,000 shares of preferred stock have been designated Series A Preferred Stock and 25,000 shares of preferred stock have been designated as Series C Preferred Stock. There are no shares of Series C Preferred Stock outstanding.

Hudson’s authorized capital stock consists of 20,000,000 shares of common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, $0.001 par value per share.

As of the close of business on July 14, 2025, the latest practicable date prior to the date of this joint proxy statement/prospectus, Hudson had 2,755,335

STAR EQUITY HOLDINGS, INC.	HUDSON GLOBAL, INC.
As of the close of business on July 14, 2025, the latest practicable date prior to the date of this joint proxy statement/prospectus, Star had 3,225,545 shares of Star Common Stock and 2,690,637 shares of preferred stock issued and outstanding.	shares of Hudson Common Stock and no shares of preferred stock issued and outstanding, which number of shares of Hudson Common Stock does not include the shares of Hudson Stock expected to be issued in the Merger.

RIGHTS OF COMMON STOCK

Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by Star stockholders. The holders of Common Stock are not entitled to cumulate voting rights with respect to the election of directors, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

Star’s Common Stock has no preemptive, conversion or other rights to subscribe for additional securities. There are no redemption or sinking fund provisions applicable to Common Stock. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Star preferred stock that Star may designate and issue in the future.

Subject to limitations under Delaware law and preferences that may apply to any outstanding shares of Star preferred stock, holders of Common Stock are entitled to receive ratably such dividends or other distribution, if any, as may be declared by Star’s board of directors out of funds legally available therefor. Star is not permitted to pay any dividends on the Common Stock if Star has unpaid accrued dividends on the Series A Preferred Stock.

The Star Common Stock is listed on the NASDAQ Global Market under the symbol “STRR”.

RIGHTS OF COMMON STOCK

Each share of Common Stock is entitled to one vote on all matters. No holder of Common Stock has preemptive or other rights to subscribe for additional shares of Common Stock. In the event of liquidation, dissolution or winding up, holders of the shares of Common Stock are entitled to share equally, share for share, in the assets available for distribution, subject to any liquidation preference on any outstanding shares of Hudson preferred stock.

Each share of Common Stock is entitled to dividends if, as and when dividends are declared by the Board and paid. Under Delaware corporate law, Hudson may declare and pay dividends only out of surplus, or in case there is no such surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding year. Hudson will pay any dividend so declared and payable in cash, capital stock or other property equally, share for share, on Hudson Common Stock. Hudson may not declare dividends, however, if capital has been diminished by depreciation, losses or otherwise to an amount less than the aggregate amount of capital represented by any issued and outstanding stock having a preference on distribution.

The Common Stock is listed on the Nasdaq Global Select Market under the trading symbol “HSON”.

RIGHTS OF PREFERRED STOCK
The Star Board is expressly authorized, to the fullest extent permitted by law, to provide for one or more series of preferred stock and to designate, without further stockholder approval, the powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of preferred stock and the number of shares of such series.	The Hudson Board is expressly authorized, to the fullest extent permitted by law, to provide for one or more series of preferred stock and to designate, without further stockholder approval, the powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of preferred stock and the number of shares of such series.

STAR EQUITY HOLDINGS, INC.	HUDSON GLOBAL, INC.

All outstanding shares of Series A Preferred Stock are validly issued, fully paid and nonassessable. Star’s board of directors may, without the approval of holders of the Series A Preferred Stock or Common Stock, designate additional series of authorized preferred stock ranking junior to the Series A Preferred Stock or designate additional shares of the Series A Preferred Stock and authorize the issuance of such shares. Designation of preferred stock ranking senior to the Series A Preferred Stock will require approval of the holders of Series A Preferred Stock,

Holders of the Series A Preferred Stock will not have any voting rights.

The Series A Preferred Stock is not convertible into or exchangeable for any of Star’s other property or securities.

The Series A Preferred Stock is listed on the NASDAQ Global Market under the symbol “STRRP”.

Holders of shares of the Series A Preferred Stock are entitled to receive, when, as and if, authorized by Star’s board of directors (or a duly authorized committee of Star’s board of directors) and declared by Star, out of funds legally available for the payment of dividends, preferential cumulative cash dividends at the rate of 10.0% per annum of the liquidation preference of $10.00 per share (equivalent to a fixed annual amount of $1.00 per share).

VOTING RIGHTS

Star stockholders are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders

Other than the election of directors and the right to adopt, amend or repeal any provision contained in the Star Charter, all questions brought before a meeting of the Star stockholders will be decided by the vote of the majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote on the subject matter, except as otherwise expressly required by law, stock exchange rules or regulations, regulations applicable to Star or its securities or the Star Charter or Star Bylaws.

Hudson stockholders are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.

All questions brought before a meeting of the Hudson stockholders will be decided by the vote of the majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote on the subject matter, except as otherwise expressly required by law, stock exchange rules or regulations, regulations applicable to Hudson or its securities or the Hudson Charter or Hudson Bylaws.

The Hudson Charter does not provide for cumulative voting.

STAR EQUITY HOLDINGS, INC.	HUDSON GLOBAL, INC.
The Star Charter does not provide for cumulative voting.

QUORUM AND ADJOURNMENT
Except as otherwise provided by law, the Star Charter or the rules of any stock exchange Star’s securities are listed on, the holders of a majority of the voting power of the issued and outstanding shares of capital stock of Star entitled to vote present in person or represented by proxy, will constitute a quorum for the transaction of business at all meetings of stockholders. Where a separate vote by a class or series or classes or series is required, a majority in voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, will constitute a quorum entitled to take action with respect to the vote on that matter. Once a quorum is present to organize a meeting, it will not be broken by the subsequent withdrawal of any stockholders.	Except as otherwise provided by law, the Hudson Charter or the rules of any stock exchange Hudson’s securities are listed on, the holders of a majority of the voting power of the issued and outstanding shares of capital stock of Hudson entitled to vote present in person or represented by proxy, will constitute a quorum for the transaction of business at all meetings of stockholders. Where a separate vote by a class or series or classes or series is required, a majority in voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, will constitute a quorum entitled to take action with respect to the vote on that matter. Once a quorum is present to organize a meeting, it will not be broken by the subsequent withdrawal of any stockholders. The chairman shall have the power to adjourn the meeting to another place, if any, date and time. If a quorum shall not be present at any meeting of the board of directors the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

SPECIAL MEETINGS OF STOCKHOLDERS
Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, as amended from time to time (the “Certificate of Incorporation”), may only be called as provided in this Section 5 by the President, Chief Executive Officer or Chairman of the Board and shall also be called by the President or Secretary at the request in writing of a majority of the Board of Directors or the holders of not less than twenty percent (20%) of the outstanding capital stock of the corporation entitled to vote. Special meetings may not be called by any other person or persons. Such written request shall state the purpose or purposes of the proposed meeting. Upon receipt of such written request, the President or Secretary shall call a special meeting of stockholders to be held at the offices of the corporation at such date and time as the President or Secretary may fix, such meeting to beheld not less than ten (10) nor more than sixty (60) days after the receipt of such written request.	Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the certificate of incorporation, may be called by (a) the chairman of the board, (b) the chief executive officer, or (c) the board of directors pursuant to resolution approved by a majority of the entire board of directors. The chairman of the board or the chief executive officer shall call a special meeting upon the demand, in accordance with this Section 6, of the holders of at least 30% of the voting power of the Corporation’s then outstanding capital stock entitled to vote on any issue proposed to be considered at the special meeting. Notwithstanding anything in these by-laws to the contrary, none of the chairman of the board, the chief executive officer or the board of directors shall be required to call a special meeting of the stockholders.

STAR EQUITY HOLDINGS, INC.	HUDSON GLOBAL, INC.

NOTICE OF MEETINGS OF STOCKHOLDERS

Record Date

The board of directors may fix record date, which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Record Date

The board of directors may fix a record date to determine the stockholders entitled to make such a demand (the “Demand Record Date”). The Demand Record Date shall not precede the date on which the board of directors adopts the resolution fixing the Demand Record Date and shall not be more than ten days after the date on which the resolution fixing the Demand Record Date is adopted by the board of directors. Any stockholder or stockholders of record who are seeking to have stockholders demand a special meeting shall, by sending written notice to the secretary of the Corporation, request the board of directors to fix a Demand Record Date. The board of directors shall promptly, but in all events within ten days after the date on which a valid request to fix a Demand Record Date is received by the secretary, adopt a resolution fixing the Demand Record Date and shall make a public announcement of such Demand Record Date. If no Demand Record Date has been fixed by the board of directors within ten days after the date on which such request is received by the secretary, then the Demand Record Date shall be the 10th day after the first date on which a valid written request to set a Demand Record Date is received by the secretary.

Notice of Stockholder Meetings	Notice of Stockholder Meetings

Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board.

Written notice of the annual meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting.

Written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting, to each stockholder entitled to vote at such meeting.

Notice of the annual meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting.

For nominations or other business to be properly brought before an annual meeting, the stockholder must have given timely notice thereof in writing to the secretary of the Corporation and such business must be a proper matter for stockholder action under the Delaware General Corporation Law. To be timely, a stockholder’s notice shall be delivered to the secretary not less than 45 or more than 75 days prior to the first anniversary of the date on which the Corporation first mailed its proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of

STAR EQUITY HOLDINGS, INC.	HUDSON GLOBAL, INC.

the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made.

Notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, shall be given not less than ten nor more than sixty days before the date of the meeting, to each stockholder entitled to vote at such meeting.

Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the board of directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (a) by or at the direction of the board of directors or (b) by any stockholder of record of the Corporation who is a stockholder of record at the time of giving of notice, who shall be entitled to vote at the meeting and who complies with the notice procedures. Nominations by stockholders of persons for election to the board of directors may be made at such a special meeting of stockholders if the stockholder’s notice shall be delivered to the secretary of the Corporation not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.

STOCKHOLDER RIGHTS PLANS
On June 2, 2021, the Board of Directors of Star adopted a tax benefit preservation plan in the form of a Section 382 Rights Agreement (the “382 Agreement”). The 382 Agreement is intended to diminish the risk that Star’s ability to use its net operating loss carryforwards to reduce future federal income tax obligations may become substantially limited due to an “ownership change,” as defined in Section 382 of the Internal Revenue Code. The Board authorized and declared a dividend distribution of one right for each outstanding share of common stock, par value $0.0001 per share, of	On October 15, 2018, the Hudson Board of Directors declared a dividend to Hudson’s stockholders of record as of the close of business on October 25, 2018, for each outstanding share of Hudson’s common stock, par value $0.001 per share, of one right to purchase one one-hundredth of a share of a new series of participating preferred stock of Hudson. The terms of the Rights are set forth in the Rights Agreement, dated as of October 15, 2018 (as amended, the “Rights Agreement”), by and between Hudson and Computershare Trust Company, N.A., as

STAR EQUITY HOLDINGS, INC.	HUDSON GLOBAL, INC.

Star to stockholders of record as of the close of business on June 14, 2021. Each right entitles the registered holder to purchase from Star one one-thousandth of a share of Series C Participating Preferred Stock, par value $0.0001 per share, of Star at an exercise price of $12.00 per one one-thousandth of a Preferred Share, subject to adjustment.

The Rights will expire on the earliest of (i) August 21, 2027, or such earlier date as of which the Star board of directors determines that the Rights Agreement is no longer necessary for the preservation of the Star tax assets, (ii) the time at which the rights are redeemed, (iii) the time at which the rights are exchanged, (iv) the effective time of the repeal of Section 382 of the Code or any successor statute if the Star Board of Directors determines that the Rights Agreement is no longer necessary for the preservation of the Star tax assets, and (v) the first day of the Star taxable year in which the Star board determines that no NOLs or other tax assets may be carried forward.

rights agent. The Rights Agreement was amended twice, first on September 28, 2021 to extend the term of the Rights Agreement through October 15, 2024 and second on July 31, 2024, to extend the term of the Rights Agreement through October 15, 2027.

The Hudson Board approved the Rights Agreement in an effort to preserve the value of Hudson’s significant U.S. net operating loss carryforwards (“NOLs”) and other tax benefits. Hudson’s ability to utilize its NOLs may be substantially limited if Hudson experiences an “ownership change” within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). In general, an “ownership change” would occur if the percentage of Hudson’s ownership by one or more “5-percent shareholders” (as defined in the Code) increases by more than 50 percent over the lowest percentage owned by such stockholders at any time during the prior three years. The Rights Agreement is designed to preserve Hudson’s tax benefits by deterring transfers of Common Stock that could result in an “ownership change” under Section 382.

STOCKHOLDER INSPECTION RIGHTS; STOCKHOLDER LISTS

Under Section 220 of the DGCL, a stockholder or his or her agent has a right to inspect the corporation’s stock ledger, a list of its stockholders and its other books and records during the usual hours of business upon written demand stating a proper purpose (which must be reasonably related to such person’s interest as a stockholder). If the corporation refuses to permit such inspection or fails to reply to the request within five business days of the demand, the stockholder may apply to the Court of Chancery for an order to compel such inspection.

The officer who has charge of the stock ledger of the corporation shall prepare and make, or have prepared and made, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held,

Under Section 220 of the DGCL, a stockholder or his or her agent has a right to inspect the corporation’s stock ledger, a list of its stockholders and its other books and records during the usual hours of business upon written demand stating a proper purpose (which must be reasonably related to such person’s interest as a stockholder). If the corporation refuses to permit such inspection or fails to reply to the request within five business days of the demand, the stockholder may apply to the Court of Chancery for an order to compel such inspection.

The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, at the principal place of business of the Corporation.

STAR EQUITY HOLDINGS, INC.	HUDSON GLOBAL, INC.
which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present.

NUMBER OF DIRECTORS; TERM

Number of Directors

The Star Bylaws provide that the Star Board must consist of not be less than four (4) nor more than nine (9) Directors, and the exact number shall be fixed by resolution of the Board of Directors, with the number initially fixed at five (5). The number of Directors may be increased or decreased only as set forth in the Certificate of Incorporation, or, in the event the Certificate of Incorporation is silent on such matters, in accordance with applicable statutory law. Each Director elected shall hold office until his or her successor is elected and qualified. Directors need not be stockholders.

There are currently four members of the Star Board.

Number of Directors

The Hudson Charter provides that the number of directors constituting the entire board of directors shall be fixed and may be increased or decreased from time to time, exclusively by resolutions of the board of directors, and such number shall never be more than eleven nor less than three.

The Hudson Bylaws provide that the Hudson Board shall be fixed and may be increased or decreased from time to time, exclusively by resolutions of the board of directors, and such number shall never be more than eleven nor less than five.

There are currently four members of the Hudson Board, with one vacancy.

Term Each Director so chosen shall hold office until a successor is duly elected and shall qualify or until his or her earlier death, resignation or removal.

Term

A director shall hold office until the annual meeting of stockholders for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Notwithstanding the foregoing, a director who is also an employee of the Corporation shall cease to be a director on the date such employee’s employment by the Corporation is terminated for any reason without further action by the Corporation.

ELECTION OF DIRECTORS
Elections of Directors need not be by written ballot except and to the extent provided in the Bylaws. A change in the Range (as defined in the Bylaws) may be effected only by affirmative vote of (i) at least sixty-six and two-thirds percent (66- 2/3%) of the Directors then in office or (ii) the holders of at least sixty-six and two-thirds percent (66- 2/3%) of the voting power of all the then-outstanding shares of capital stock entitled to vote. Subject to any limitations imposed by law, vacancies, including newly created directorships, only may be filled by affirmative vote	Commencing with the second annual meeting of stockholders following the annual meeting of stockholders held in 2014, the classification of the board of directors set forth in Section 3(a) of this Article V shall cease. At the second annual meeting of stockholders following the annual meeting of stockholders held in 2014 and at each annual meeting of stockholders thereafter, each nominee for director shall stand for election to a term expiring at the next annual meeting of stockholders.

STAR EQUITY HOLDINGS, INC.	HUDSON GLOBAL, INC.
The Star Charter does not provide for cumulative voting.

A director shall hold office until the annual meeting of stockholders for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

The Hudson Charter does not provide for cumulative voting.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

Vacancies, including newly created directorships, may be filled only as set forth in the Certificate of Incorporation, or, in the event the Certificate of Incorporation is silent on such matters, in accordance with applicable statutory law.

If there are no Directors in office, then an election of Directors may be held in the manner provided by statute. If, at the time of filling any vacancy, the Directors then in office shall constitute less than a majority of the whole Board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent (10%) of the total number of the shares at the time outstanding having the right to vote for such Directors, summarily order an election to be held to fill any such vacancies, or to replace the Directors chosen by the Directors then in office.

Subject to the rights of the holders of any series of Preferred Stock, any vacancy on the board of directors that results from an increase in the number of directors may be filled by a majority of the board of directors then in office, provided that a quorum is present, and any other vacancy occurring on the board of directors may be filled by a majority of the board of directors then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

REMOVAL OF DIRECTORS
Subject to any limitations imposed by law or the Certificate of Incorporation, the Board of Directors, or any individual Director, may be removed from office at any time only with cause by the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote at an election of Directors.	Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office (a) prior to the second annual meeting of stockholders following the annual meeting of stockholders held in 2014, only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding capital stock entitled to vote generally in the election of directors and (b) after the second annual meeting of stockholders following the annual meeting of stockholders held in 2014, by the affirmative vote of the holders of a majority of the shares entitled to vote in an election of directors.

STAR EQUITY HOLDINGS, INC.	HUDSON GLOBAL, INC.
DIRECTOR NOMINATIONS BY STOCKHOLDERS

Nominations of persons for election to the Board of Directors of the corporation may be made at a meeting of stockholders by or at the direction of the Board of Directors or by any stockholder of the corporation entitled to vote in the election of Directors at the meeting who complies with the notice procedures set forth in this paragraph. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the corporation.

Timely notice shall also be given of any stockholder’s intention to cumulate votes in the election of Directors at a meeting if cumulative voting is available. Such stockholder’s notice shall set forth (i) as to each person, if any, whom the stockholder proposes to nominate for election or re-election as a Director: (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of the corporation that are beneficially owned by such person, (D) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, and (E) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act (including without limitation such person’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a Director if elected)

Nominations of persons for election to the board of directors and the proposal of business to be transacted by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the Corporation’s notice with respect to such meeting, (b) by or at the direction of the board of directors or (c) by any stockholder of record of the Corporation who was a stockholder of record at the time of the giving of the notice provided for in the following paragraph, who is entitled to vote at the meeting and who has complied with the notice procedures.

For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of the foregoing paragraph, the stockholder must have given timely notice thereof in writing to the secretary of the Corporation and such business must be a proper matter for stockholder action under the Delaware General Corporation Law. To be timely, a stockholder’s notice shall be delivered to the secretary not less than 45 or more than 75 days prior to the first anniversary of the date on which the Corporation first mailed its proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made.

Advance Notice	Advance Notice

To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the corporation by no later than the due date for stockholder proposals that is specified in the corporation’s proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders, which date shall be not less than one hundred twenty (120) calendar days in advance of the date of such proxy statement; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date of

Stockholders must have given timely notice in writing to the secretary of the Corporation and such business must be a proper matter for stockholder action under the Delaware General Corporation Law. To be timely, a stockholder’s notice shall be delivered to the secretary not less than 45 or more than 75 days prior to the first anniversary of the date on which the Corporation first mailed its proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the

STAR EQUITY HOLDINGS, INC.	HUDSON GLOBAL, INC.

the previous year’s annual meeting, notice by the stockholder to be timely must be so received a reasonable time before the corporation begins to print and mail its proxy materials.

In addition to the notice and information requirements contained in the Star bylaws, to comply with the universal proxy rules (when effective), stockholders who intend to solicit proxies in support of director nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than the 60th day prior to the first anniversary of the annual meeting for the preceding year’s annual meeting.

anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made.

To comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Hudson’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended.

STOCKHOLDER ACTION BY WRITTEN CONSENT

The DGCL provides that, unless otherwise stated in a company’s certificate of incorporation, any action which may be taken at an annual meeting or special meeting of stockholders may be taken without a meeting, if a consent in writing is signed by the holders of the outstanding stock having the minimum number of votes necessary to authorize the action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted.

The Star Charter provides that no action shall be taken by the stockholders by written consent.

The DGCL provides that, unless otherwise stated in a company’s certificate of incorporation, any action which may be taken at an annual meeting or special meeting of stockholders may be taken without a meeting, if a consent in writing is signed by the holders of the outstanding stock having the minimum number of votes necessary to authorize the action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted.

Any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, (a) shall be signed by holders of record on the Consent Record Date of the Corporation’s then outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and (b) shall be delivered to the secretary of the Corporation in accordance with Section 18 of this Article II. Notwithstanding anything in these by-laws to the contrary, no action may be taken by stockholders by written consent.

STAR EQUITY HOLDINGS, INC.	HUDSON GLOBAL, INC.
CERTIFICATE OF INCORPORATION AMENDMENTS

Under Section 242 of the DGCL, a company’s certificate of incorporation may be amended upon a resolution of the board of directors and, subject to certain exceptions, approved by:

•  the holders of a majority of the outstanding shares entitled to vote; and

•  a majority of the outstanding shares of each class entitled to a class vote if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class or alter or change the powers, preference, or special rights of the shares of such class so as to affect them adversely; provided, that if the amendment would alter or change the powers, preferences or special rights of one or more series of a class so as to affect them adversely, but will not so affect the entire class, then only the shares of the series so affected will be considered a separate class for purposes of the vote.

Under Section 242 of the DGCL, a company’s certificate of incorporation may be amended upon a resolution of the board of directors and, subject to certain exceptions, approved by :

•  the holders of a majority of the outstanding shares entitled to vote; and

•  a majority of the outstanding shares of each class entitled to a class vote if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class or alter or change the powers, preference, or special rights of the shares of such class so as to affect them adversely; provided, that if the amendment would alter or change the powers, preferences or special rights of one or more series of a class so as to affect them adversely, but will not so affect the entire class, then only the shares of the series so affected will be considered a separate class for purposes of the vote.

The Star Charter provides that Star reserves the right to adopt, amend or repeal any provision contained in this Restated Certificate of Incorporation and/or any provision contained in any amendment to or restatement of this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation; provided, however, that no amendment, alteration, change or repeal may be made to Article V, VI, IX, X or XI without the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding voting stock of the Corporation, voting together as a single class.	The Hudson Charter provides that Hudson reserves the right to amend, restate, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or thereafter prescribed in this Amended and Restated Certificate of Incorporation, the Corporation’s by-laws or the GCL, and all rights herein conferred upon stockholders are granted subject to such reservation.

BYLAW AMENDMENTS

The DGCL provides that stockholders of a Delaware corporation, and, when provided for in the certificate of incorporation, the board of directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation.

The Star Charter provides that The Board may from time to time adopt, amend or repeal the Bylaws by the requisite affirmative vote of Directors as set forth in the Bylaws; provided, however, that the stockholders may

The DGCL provides that stockholders of a Delaware corporation, and, when provided for in the certificate of incorporation, the board of directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation.

The Hudson Charter provides that the board of directors is expressly authorized to adopt, amend, restate, alter or repeal the by-laws of the Corporation. The affirmative vote of at least a majority of the

STAR EQUITY HOLDINGS, INC.	HUDSON GLOBAL, INC.
adopt, amend or repeal any bylaw adopted by the Board by the requisite affirmative vote of stockholders as set forth in the Bylaws; and, provided further, that no amendment or supplement to the Bylaws adopted by the Board shall vary or conflict with any amendment or supplement thus adopted by the stockholders.	entire board of directors shall be required to adopt, amend, restate, alter or repeal the Corporation’s by-laws. The Corporation’s by-laws also may be adopted, amended, restated, altered or repealed by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding capital stock entitled to vote at an election of directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

To the extent permitted by applicable law, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested Directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders and others.

The corporation shall indemnify its Directors and executive officers to the fullest extent not prohibited by the Delaware General Corporation Law; provided, however, that the corporation may limit the extent of such indemnification by individual contracts with its Directors and executive officers; and, provided, further, that the corporation shall not be required to indemnify any Director or executive officer in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against the corporation or its Directors, officers, employees or other agents unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, or (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the Delaware General Corporation Law.

The corporation shall have power to indemnify its other officers, employees and other agents to the fullest extent permitted by the Delaware General Corporation Law.

The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce right to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors, or personal or legal representative) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding ( or part thereof) was authorized or consented to by the board of directors. The right to indemnification shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any

STAR EQUITY HOLDINGS, INC.	HUDSON GLOBAL, INC.

action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

LIMITATION OF LIABILITY OF DIRECTORS
The DGCL provides that a corporation may limit or eliminate a director’s or officer’s personal liability for monetary damages to the corporation or its stockholders for breach of fiduciary duty as a director or officer, except for liability for: (i) any breach of the director’s or officer’s duty of loyalty to such corporation or its stockholders; (ii) acts or omissions of a director or officer not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) willful or negligent violation by a director of provisions of Delaware law governing payment of dividends and stock purchases or redemptions; (iv) any transaction from which the director or officer derived an improper	The DGCL provides that a corporation may limit or eliminate a director’s or officer’s personal liability for monetary damages to the corporation or its stockholders for breach of fiduciary duty as a director or officer, except for liability for: (i) any breach of the director’s or officer’s duty of loyalty to such corporation or its stockholders; (ii) acts or omissions of a director or officer not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) willful or negligent violation by a director of provisions of Delaware law governing payment of dividends and stock purchases or redemptions; (iv) any transaction from which the

STAR EQUITY HOLDINGS, INC.	HUDSON GLOBAL, INC.

personal benefit; or (v) liability of an officer in any action by or in the right of the corporation.

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the Director derived any improper personal benefit. If the Delaware General Corporation Law is hereafter amended to further reduce or to authorize, with the approval of the Corporation’s stockholders, further reductions in the liability of the Directors for breach of fiduciary duty, then a Director shall not be liable for any such breach to the fullest extent permitted by the Delaware General Corporation Law as so amended.

director or officer derived an improper personal benefit; or (v) liability of an officer in any action by or in the right of the corporation.

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for the breach of any fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended after the date of incorporation of the Corporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended.

CERTAIN BUSINESS COMBINATIONS

Unless otherwise provided in a corporation’s certificate of incorporation, Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in certain “business combination” transactions with any “interested stockholder” for a period of three years following the date that such stockholder became an interested stockholder.

Unless otherwise provided in a corporation’s certificate of incorporation, Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in certain “business combination” transactions with any “interested stockholder” for a period of three years following the date that such stockholder became an interested stockholder.

APPRAISAL RIGHTS AND DISSENTERS’ RIGHTS

Under the DGCL, a stockholder may dissent from, and receive payments in cash for, the fair value of his or her shares as appraised by the Court of Chancery of the State of Delaware in the event of certain mergers and consolidations. However, stockholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon the merger or consolidation, or on the record date with respect to action by written consent, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Further, no appraisal rights are available to stockholders of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation.

Under the DGCL, a stockholder may dissent from, and receive payments in cash for, the fair value of his or her shares as appraised by the Court of Chancery of the State of Delaware in the event of certain mergers and consolidations. However, stockholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon the merger or consolidation, or on the record date with respect to action by written consent, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Further, no appraisal rights are available to stockholders of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation.

STAR EQUITY HOLDINGS, INC.	HUDSON GLOBAL, INC.

Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (i) shares of stock of the surviving corporation, (ii) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (iii) cash instead of fractional shares or (iv) any combination of clauses (i)—(iii). Appraisal rights are also available under the DGCL in certain other circumstances, including in certain parent-subsidiary corporation mergers and in certain circumstances where the certificate of incorporation so provides.

Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (i) shares of stock of the surviving corporation, (ii) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (iii) cash instead of fractional shares or (iv) any combination of clauses (i)—(iii). Appraisal rights are also available under the DGCL in certain other circumstances, including in certain parent-subsidiary corporation mergers and in certain circumstances where the certificate of incorporation so provides.

VALIDITY OF COMMON STOCK AND PREFERRED STOCK

The validity of the shares of Hudson Common Stock and Hudson Preferred Stock offered hereby will be passed upon for Hudson by BakerHostetler LLP.

STOCKHOLDER PROPOSALS

Hudson

Stockholder Proposals—SEC Rule 14a-8

In order for a stockholder proposal to have been considered for inclusion in Hudson’s proxy statement for the 2026 Hudson Annual Meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act, such proposal must have been received by Hudson’s Corporate Secretary at Hudson Global, Inc., 53 Forest Avenue, Suite 102, Old Greenwich, CT 06870 by no later than the close of business on March 25, 2026. Such proposals must have also met the other requirements and procedures prescribed by Rule 14a-8 of the Exchange Act relating to stockholder proposals.

Advance Notice of Hudson Stockholder Proposals

Under the Hudson Bylaws, director nominations are properly brought before an annual meeting by a stockholder when the stockholder must have given timely notice thereof in writing to the secretary of the Corporation and such business must be a proper matter for stockholder action under the Delaware General Corporation Law. To be timely, a stockholder’s notice shall be delivered to the secretary not less than 45 or more than 75 days prior to the first anniversary of the date on which the Corporation first mailed its proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made.

Universal Proxy Rules for Director Nominations—SEC Rule 14a-19

In addition, if a stockholder intended to solicit proxies in support of nominees submitted under the advance notice provision of the Hudson Bylaws under Rule 14a-19, the SEC’s universal proxy rule, notice must have been received by Hudson’s Corporate Secretary at the address noted above no later than the close of business on June 22, 2026.

Star

Advance Notice of Star Stockholder Proposals

Stockholder proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement.

In order for proposals of stockholders made outside of Rule 14a-8 promulgated under the Exchange Act to be considered “timely”, such proposals must be submitted in accordance with the requirements of the Star bylaws. Under SEC rules, if Star does not receive notice of a stockholder proposal at least 45 days prior to the first anniversary of the date of mailing of the prior year’s proxy statement, Star will be permitted to use its discretionary voting authority when the proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement. If the Merger is consummated, Star will not hold an annual meeting of stockholders in 2025. However, if the Merger Agreement is terminated for any reason, Star expects to hold an annual meeting in 2025. No date has presently been set for any such annual meeting.

Universal Proxy Rules for Director Nominations—SEC Rule 14a-19

In addition to the notice and information requirements contained in the Star bylaws, to comply with the universal proxy rules (when effective), stockholders who intend to solicit proxies in support of director nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than the 60th day prior to the first anniversary of the annual meeting for the preceding year’s annual meeting.

Stockholder Proposals—SEC Rule 14a-8

If the Merger is not consummated and Star holds an annual meeting in 2026, the deadline for inclusion of stockholder proposals pursuant to Rule 14a-8 of the Exchange Act will be included in a proxy statement provided to Star stockholders.

LEGAL MATTERS

The validity of the shares of Hudson Common Stock and Hudson Preferred Stock offered by this joint proxy statement/prospectus will be passed on by BakerHostetler LLP.

EXPERTS

Hudson

The consolidated financial statements of Hudson Global, Inc. as of December 31, 2024 and December 31, 2023, and for each of the two years in the period ended December 31, 2024 appearing in this joint proxy statement/prospectus have been audited by Wolf & Company, P.C., an independent registered public accounting firm, as stated in their reports appearing elsewhere in this joint proxy statement/prospectus. Such financial statements are included in this joint proxy statement/prospectus in reliance upon the reports of such firm, given on their authority as experts in accounting and auditing.

Star

The consolidated financial statements of Star Equity Holdings, Inc. as of December 31, 2024 and December 31, 2023, and for each of the two years in the period ended December 31, 2024 appearing in this joint proxy statement/prospectus have been audited by Wolf & Company, P.C., an independent registered public accounting firm, as stated in their reports appearing elsewhere in this joint proxy statement/ prospectus. Such financial statements are included in this joint proxy statement/ prospectus in reliance upon the reports of such firm, given on their authority as experts in accounting and auditing.

HOUSEHOLDING OF PROXY MATERIALS

Each registered Star stockholder and Hudson stockholder (meaning you own shares in your own name on (i) the books of Star’s transfer agent, American Stock Transfer & Trust Company, or (ii) the books of Hudson’s transfer agent, Computershare Trust Company, N.A.) will receive one copy of this joint proxy statement/prospectus per account, regardless of whether you have the same address as another stockholder or stockholder of record. SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders or stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders or stockholders. This process, commonly called “householding,” provides cost savings for companies. If you hold shares through a broker, some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders or stockholders sharing an address unless contrary instructions have been received from the affected stockholders or stockholders. Once you have received notice from your broker that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker.

Star will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any Star stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the Corporate Secretary in writing at 53 Forest Ave., Suite 101, Old Greenwich, Connecticut 06870 or by telephone at (203) 489-9500. In the same way, two or more stockholders sharing an address can request delivery of a single copy of this joint proxy statement/prospectus if they are receiving multiple copies.

Hudson will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any Hudson stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Corporate Secretary, Hudson Global, Inc., 53 Forest Avenue, Suite 102, Old Greenwich, Connecticut 06870 or call (203) 409-5628. In the same way, two or more stockholders sharing an address can request delivery of a single copy of this joint proxy statement/prospectus if they are receiving multiple copies.

WHERE YOU CAN FIND MORE INFORMATION

Hudson and Star file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including both Hudson and Star, which you can access at www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this joint proxy statement/prospectus.

Hudson has filed with the SEC a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of Hudson Common Stock to be issued to Star stockholders in connection with the Merger. The registration statement, including the attached exhibits and annexes, contains additional relevant information about Hudson and Star, respectively. The rules and regulations of the SEC allow Hudson and Star to omit certain information included in the registration statement from this joint proxy statement/prospectus.

Statements contained in this joint proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to the full text of that contract or other document filed as an exhibit with the SEC.

You can obtain any documents from the SEC through the SEC’s website at the address indicated above or from Hudson or Star, as applicable, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers.

For Hudson Stockholders:	For Star Stockholders:
Hudson Global, Inc. 53 Forest Avenue, Suite 102 Old Greenwich, CT 06870 Attention: Corporate Secretary Telephone: (475) 988-2068	Star Equity Holdings, Inc. 53 Forest Ave. Suite 101 Old Greenwich, CT 06870 Attention: Corporate Secretary Telephone: (203) 489-9500

In addition, you may obtain free copies of the documents Hudson and Star file with the SEC, including the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, by going to Hudson and Star’s websites at https://www.hudsonrpo.com and https://www.starequity.com, respectively. The websites of Hudson and Star are provided as inactive textual references only. The information contained on or accessible through the websites of Hudson and Star (other than the documents listed below that are incorporated by reference herein) does not constitute a part of this joint proxy statement/prospectus and is not incorporated by reference herein.

If you are a Star stockholder and would like to request documents, please do so by August 14, 2025, to receive them before the Star Special Meeting. If you are a Hudson stockholder and would like to request documents, please do so by August 14, 2025, to receive them before the Hudson Annual Meeting. If you request any documents from Hudson or Star, Hudson or Star will mail them to you by first class mail, or another equally prompt means, within one business day after Hudson or Star, as the case may be, receives your request.

This document is a prospectus of Hudson and is a joint proxy statement of Hudson and Star for the Star Special Meeting and the Hudson Annual Meeting, as the case may be. Neither Hudson nor Star has authorized anyone to give any information or make any representation about the Merger, Hudson or Star that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that Hudson or Star has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of Hudson Global, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Hudson Global, Inc. (the Company) as of December 31, 2024 and 2023, the related consolidated statements of operations, comprehensive (loss) income, stockholders’ equity and cash flows, for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.
Realizability of Deferred Tax Assets
As described in Note 7 to the financial statements, the Company had deferred tax assets of $76 million, reduced by a valuation allowance of $73 million as of December 31, 2024. Deferred tax assets are reduced by a valuation allowance if, based upon the consideration of all positive and negative evidence, the Company determines that it is more-likely-than-not
that a portion or all of the deferred tax assets will ultimately not be realized in future tax periods. The Company has determined it is more likely than not that a portion of the deferred tax assets will not be realized.
We identified management’s evaluation of the realizability of the deferred tax assets as a critical audit matter due to the significant judgements inherent in determining the realizability of the deferred tax assets, such as the forecasting of future income and evaluation of the positive and negative evidence. Auditing the forecast of future income and the positive and negative evidence involve especially subjective auditor judgement due to the nature and extent of audit effort required to address this matter, including the extent of specialized skill or knowledge needed.
The primary procedures we performed to address this critical audit matter included (i) verifying net operating loss and capital loss carryforwards that will expire within the near future, (ii) analyzing the Company’s historical earnings, (iii) reviewing managements assumptions used in the development of forecasts and (iv) analyzing the impact of certain elections related to the Company’s Global Intangible Low Taxed Income (GILTI) inclusions.
We have served as the Company’s auditor since 2023.

Boston, Massachusetts
March 14, 2025

PART I - FINANCIAL INFORMATION
ITEM 1. FINANCIAL STATEMENTS
for
HUDSON GLOBAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2025	2024
Revenue	$31,866	$33,891
Operating expenses:
Direct contracting costs and reimbursed expenses	15,468	17,561
Salaries and related	14,345	15,166
Office and general	2,564	2,929
Marketing and promotion	930	878
Depreciation and amortization	283	397

Total operating expenses	33,590	36,931

Operating loss	(1,724)	(3,040)
Non-operating income (expense):
Interest income, net	71	93
Other expense, net	(71)	(39)

Loss before income taxes	(1,724)	(2,986)
Provision for (benefit from) income taxes	32	(88)

Net loss	$(1,756)	$(2,898)

Loss per share:
Basic	$(0.59)	$(0.95)
Diluted	$(0.59)	$(0.95)
Weighted-average shares outstanding:
Basic	2,985	3,041
Diluted	2,985	3,041
See accompanying notes to Condensed Consolidated Financial Statements.

HUDSON GLOBAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OTHER COMPREHENSIVE LOSS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2025	2024
Comprehensive loss:
Net loss	$(1,756)	$(2,898)
Other comprehensive income (loss):
Foreign currency translation adjustment, net of income taxes	424	(636)

Total other comprehensive income (loss), net of income taxes	424	(636)

Comprehensive loss	$(1,332)	$(3,534)

See accompanying notes to Condensed Consolidated Financial Statements.

HUDSON GLOBAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
(unaudited)

	March 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$16,553	$17,011
Accounts receivable, less allowance for expected credit losses of $227 and $391, respectively	21,281	20,093
Restricted cash, current	487	476
Prepaid and other	2,885	2,560

Total current assets	41,206	40,140
Property and equipment, net of accumulated depreciation of $1,665 and $1,668, respectively	213	242
Operating lease right-of-use assets	828	1,024
Goodwill	5,717	5,703
Intangible assets, net of accumulated amortization of $4,135 and $3,897, respectively	2,256	2,491
Deferred tax assets, net	2,677	2,648
Restricted cash, non-current	174	180
Other assets	114	155

Total assets	$53,185	$52,583

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,064	$1,789
Accrued salaries, commissions, and benefits	4,570	4,306
Accrued expenses and other current liabilities	4,679	4,504
Operating lease obligations, current	471	623

Total current liabilities	12,784	11,222
Income tax payable	94	93
Operating lease obligations	401	441
Other liabilities	432	399

Total liabilities	13,711	12,155

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.001 par value, 20,000 shares authorized; 4,035 and 4,033 shares issued; 2,751 and 2,750 shares outstanding, respectively	4	4
Additional paid-in capital	494,595	494,209
Accumulated deficit	(431,773)	(430,017)
Accumulated other comprehensive loss, net of applicable tax	(2,293)	(2,717)
Treasury stock, 1,284 and 1,283 shares, respectively, at cost	(21,059)	(21,051)

Total stockholders’ equity	39,474	40,428

Total liabilities and stockholders’ equity	$53,185	$52,583

See accompanying notes to Condensed Consolidated Financial Statements.

HUDSON GLOBAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(1,756)	$(2,898)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	283	397
Provision for expected credit losses	6	(8)
Provision for (benefit from) deferred income taxes	31	(287)
Stock-based compensation	386	378
Changes in operating assets and liabilities, net of effect of dispositions:
Increase in accounts receivable	(1,199)	(1,626)
Increase in prepaid and other assets	(326)	(702)
Increase in accounts payable, accrued expenses, and other liabilities	1,773	2,961

Net cash used in operating activities	(802)	(1,785)

Cash flows from investing activities:
Capital expenditures	(6)	(9)
Proceeds from corporate benefit policy	—	1,076

Net cash (used in) provided by investing activities	(6)	1,067

Cash flows from financing activities:
Purchase of treasury stock (including payment of tax withholdings)	—	(936)
Cash paid for net settlement of employee restricted stock units	(8)	(159)

Net cash used in financing activities	(8)	(1,095)

Effect of exchange rates on cash, cash equivalents, and restricted cash	363	(358)
Net decrease in cash, cash equivalents, and restricted cash	(453)	(2,171)
Cash, cash equivalents, and restricted cash, beginning of the period	17,667	23,170

Cash, cash equivalents, and restricted cash, end of the period	$17,214	$20,999

Supplemental disclosures of cash flow information:
Cash received during the period for interest	$71	$93
Net cash payments during the period for income taxes	$283	$147
Cash paid for amounts included in operating lease liabilities	$205	$208
See accompanying notes to Condensed Consolidated Financial Statements.

HUDSON GLOBAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands)
(unaudited)

	Three Months Ended
	March 31, 2025		March 31, 2024
	Shares	Value	Shares	Value
Total stockholders’ equity, beginning balance	2,750	$40,428	2,807	$48,554
Common stock and additional paid-in capital:
Beginning balance	4,033	494,213	3,896	493,040
Stock-based compensation expense	2	386	99	378

Ending balance	4,035	494,599	3,995	493,418

Treasury stock:
Beginning balance	(1,283)	(21,051)	(1,089)	(17,949)
Purchase of treasury stock (including payment of tax withholdings)	—	—	(63)	(936)
Purchase of net settled restricted stock from employees	(1)	(8)	(10)	(159)

Ending balance	(1,284)	(21,059)	(1,162)	(19,044)

Accumulated other comprehensive loss:
Beginning balance		(2,717)		(1,290)
Other comprehensive income (loss)		424		(636)

Ending balance		(2,293)		(1,926)

Accumulated deficit:
Beginning balance		(430,017)		(425,247)
Net loss		(1,756)		(2,898)

Ending balance		(431,773)		(428,145)

Total stockholders’ equity, ending balance	2,751	$39,474	2,833	$44,303

See accompanying notes to Condensed Consolidated Financial Statements.

HUDSON GLOBAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)
(unaudited)
NOTE 1 - BASIS OF PRESENTATION
These interim unaudited condensed consolidated financial statements have been prepared in accordance with United States of America (“U.S.”) generally accepted accounting principles (“U.S. GAAP”) for interim financial information and with the instructions to Form
10-Q
and Article 8 of Regulation
S-X
of the U.S. Securities and Exchange Commission (“SEC”) for interim financial reporting and should be read in conjunction with the consolidated financial statements and related notes of Hudson Global, Inc. and its subsidiaries (the “Company”) filed in its Annual Report on Form
10-K
for the year ended December 31, 2024.
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of operating revenues and expenses. These estimates are based on management’s knowledge and judgments. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the Company’s financial position, results of operations, and cash flows at the dates and for the periods presented have been included. The results of operations for interim periods are not necessarily indicative of the results of operations for the full year. The condensed consolidated financial statements include the accounts of the Company and all of its wholly owned subsidiaries. Intra-entity balances and transactions between and among the Company and its subsidiaries have been eliminated in consolidation. Certain prior period amounts have been reclassified to conform to the current year presentation with no material impact on the condensed consolidated financial statements. For more information, see Note 2 to the Condensed Consolidated Financial Statements.
NOTE 2 - DESCRIPTION OF BUSINESS
The Company delivers Recruitment Process Outsourcing (“RPO”) services consisting of recruitment and contracting solutions tailored to the individual needs of primarily mid-to-large
multinational companies. The Company operates directly in fifteen countries with three reportable geographic business segments: the Americas, Asia Pacific, and Europe, Middle East, and Africa (“EMEA”). The Company’s RPO delivery teams utilize recruitment process methodologies and project management expertise to meet clients’ ongoing business needs. The Company’s RPO services include complete recruitment outsourcing, project-based outsourcing, contingent workforce solutions, and recruitment consulting for clients’ permanent staff hires. Hudson’s RPO services leverage the Company’s consultants, supported by the Company’s specialists, in the delivery of its proprietary methods to identify, select, and engage the best-fit
talent for critical client roles. In addition, the Company provides RPO clients with a range of outsourced professional contract staffing services and managed service provider services offered sometimes on a standalone basis and sometimes as part of a blended total talent solution. These services draw upon a combination of specialized recruiting and project management competencies to deliver a wide range of solutions. Hudson
RPO-employed
professionals - either individually or as a team - are placed with client organizations for a defined period of time based on specific business needs of the client.
In October 2024, the Company made a focused investment in Latin America to help drive our support and growth within the region by hiring a seasoned leader to spearhead efforts there. Further in 2024, the Company enhanced its growth trajectory in North America, making investments in both its talent and geographic presence. It hired professionals to lead efforts in several areas, including executive search, finance, and communications, and increased its investment in the Tampa, Florida talent hub.
On March 12, 2024 and April 15, 2024, the Company announced that it had entered into strategic agreements with Executive Solutions and Striver, respectively, both of which are Dubai-based talent solutions

HUDSON GLOBAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)
(unaudited)

companies. These agreements allowed the Company to expand its global footprint and client base in the Middle East market. The Company evaluated the agreements under ASC 805 “Business Combinations” and determined that the transactions did not qualify as either business combinations or asset purchases. Payments associated with these agreements were classified as compensation expense and were included in the “Salaries and related” caption on the Company’s Condensed Consolidated Statements of Operations.
In February 2024, Hudson RPO announced an expansion of its service offerings to include executive search in North America, focusing on Life Sciences and Human Resources. This expansion, coupled with the Company’s existing RPO strategy, provides a comprehensive talent acquisition approach, enabling clients to develop streamlined and centralized hiring strategies within a flexible and scalable total talent solution. This service offering better positions the Company as a strategic partner helping clients to implement successful business strategies.
On November 15, 2023, Hudson announced the appointment of Jacob “Jake” Zabkowicz as Global Chief Executive Officer of Hudson RPO. Mr. Zabkowicz leads the vision, strategy, and execution of Hudson RPO’s growth plan, while Jeff Eberwein, Chief Executive Officer of Hudson Global, Inc., continues to focus on capital allocation, acquisitions, corporate strategy, and maximizing shareholder value.
See Note 14 to the Condensed Consolidated Financial Statements for further details regarding the Company’s reportable segments: Americas, Asia Pacific, and EMEA.
NOTE 3 - ACCOUNTING PRONOUNCEMENTS
Recent Accounting Standard Update Not Yet Adopted
In December 2023, the FASB issued ASU
No. 2023-09,
Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which modifies FASB Accounting Standards Codification 740 to enhance the transparency and decision usefulness of income tax disclosures. ASU
No. 2023-09
is effective on a prospective basis for annual periods beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the impact of this new guidance and expects to adopt it in the annual report for the fiscal year ending December 31, 2025.
In November 2024, the FASB issued ASU
2024-03,
“Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic
220-40):
Disaggregation of Income Statement Expenses.” This update requires public entities to disclose additional information about specific expense categories in the notes to the financial statements on both an interim and annual basis. Subsequently, in January 2025, the FASB issued ASU
2025-01,
“Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic
220-40):
Clarifying the Effective Date. The new guidance is effective for the Company for fiscal years beginning after December 15, 2026, and for interim periods within annual reporting periods beginning after December 15, 2027. It may be applied on a retrospective or prospective basis, with early adoption permitted. The Company is currently evaluating the update to determine the impact on the Company’s disclosures.
Adoption of New Accounting Pronouncements
In November 2023, the FASB issued ASU
2023-07,
“Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” The amendments in this ASU improve segment reporting requirements, primarily through enhanced disclosures on significant segment expenses. Other disclosures that the ASU requires

HUDSON GLOBAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)
(unaudited)

public entities to provide include the title and position of the Chief Operating Decision Maker (“CODM”) and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. In addition, the amendments enhance interim disclosure requirements, clarify circumstances in which an entity can disclose multiple segment measures of profit or loss, provide new segment disclosure requirements for entities with a single reportable segment, and contain other disclosure requirements. The amendments in this ASU are effective for fiscal years beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. A public entity should apply the amendments in this ASU retrospectively to all prior periods presented in the financial statements. The Company adopted this ASU for the year ended December 31, 2024, and has disclosed significant expenses reviewed by the CODM for each reportable segment, with no additional significant expenses identified beyond those presented. See Note 15.“Segment and Geographic Data” to the Condensed Consolidated Financial Statements.
NOTE 4 - REVENUE RECOGNITION
Nature of Services
We account for a contract when both parties to the contract have approved the contract, the rights of the parties are identified, payment terms are identified, the contract has commercial substance, and collectability of consideration is probable.
Revenues are recognized over time, using an input or output method, as the control of the promised services is transferred to the client in an amount that reflects the consideration we expect to be entitled to in exchange for those services. The majority of our contracts are short-term in nature as they include termination clauses that allow either party to cancel within a short termination period, without cause. Revenue includes billable travel and other reimbursable costs and is reported net of sales or use taxes collected from clients and remitted to taxing authorities.
We generally determine standalone selling prices based on the prices included in our client contracts, using expected cost plus profit, or other observable prices. The price as specified in our client contracts is generally considered the standalone selling price as it is an observable input that depicts the price as if sold to a similar client in similar circumstances. Certain client contracts have variable consideration, including usage-based fees that increase the transaction price and volume rebates or other similar items that generally reduce the transaction price. We estimate variable consideration using the expected value method based on the terms of the client contract and historical evidence. These amounts may be constrained and are only included in revenue to the extent we do not expect a significant reversal when the uncertainty associated with the variable consideration is resolved. Other than bonuses to be paid to contractors, on behalf of our clients, our estimated amounts of variable consideration subject to constraints are not material, and we do not believe that there will be significant changes to our estimates. Certain contract employees are entitled to performance bonuses at the sole discretion of the client and are constrained until approved. In the three months ended March 31, 2025, approximately $0.1 million in bonuses were approved and paid to our contract employees. No bonuses were approved and paid to our contract employees on behalf of our clients in the three months ended March 31, 2024.
We record accounts receivable when our right to consideration becomes unconditional. Contract assets primarily relate to our rights to consideration for services provided that such rights to consideration are conditional on satisfaction of future performance obligations. A contract liability for deferred revenue is recorded when consideration is received, or is unconditionally due, from a client prior to transferring control of services to the

HUDSON GLOBAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)
(unaudited)

client under the terms of a contract. Deferred revenue balances typically result from advance payments received from clients prior to transferring control of services. Other than deferred revenue, we do not have any material contract assets or liabilities as of and for the three months ended March 31, 2025 and 2024. As of March 31, 2025 and December 31, 2024, deferred revenue was $98 and $129, respectively, and was included in the “Accrued expenses and other current liabilities” caption on the Company’s Condensed Consolidated Balance Sheets.
Payment terms vary by client and the services being provided to the client. We consider payment terms that exceed one year to be extended payment terms. Substantially all of the Company’s contracts include payment terms of 90 days or less, and we do not extend payment terms beyond one year.
We primarily record revenue on a gross basis in the Condensed Consolidated Statements of Operations and Comprehensive Income based upon the following key factors:

•	We maintain the direct contractual relationship with the client and are responsible for fulfilling the service promised to the client.

•	We maintain control over our contractors while the services to the client are being performed, including our contractors’ billing rates, and are ultimately responsible for paying them.
RPO.
We provide complete recruitment outsourcing, project-based outsourcing, and recruitment consulting services for clients’ permanent staff hires. We recognize revenue for our RPO over time in an amount that reflects the consideration we expect to be entitled to and have an enforceable right to payment in exchange for our services. The client simultaneously receives and consumes the benefits of the services as they are provided. The transaction prices contain both fixed fees and variable consideration. Variable consideration is constrained by candidates accepting offers of permanent employment. We recognize revenue on fixed fees as the performance obligations are satisfied and variable fees as the constraint is lifted. We do not incur incremental costs to obtain our RPO contracts. The costs to fulfill these contracts are expensed as incurred.
We recognize permanent placement revenue when employment candidates accept offers of permanent employment. We have a substantial history of estimating the financial impact of permanent placement candidates who do not remain with our clients through a guarantee period. Fees to clients are generally calculated as a percentage of the new employee’s annual compensation. No fees for permanent placement services are charged to employment candidates.
Contracting.
We provide clients with a range of outsourced professional contract staffing services and managed service provider services, sometimes offered on a standalone basis and sometimes offered as part of a blended total talent solution. We recognize revenue for our contracting services over time as services are performed in an amount that reflects the consideration we expect to be entitled to and have an enforceable right to payment in exchange for our services, which is generally calculated as hours worked multiplied by the agreed-upon hourly bill rate. The client simultaneously receives and consumes the benefits of the services as they are provided. We do not incur incremental costs to obtain our contracts for outsourced professional contract staffing services and managed service provider services. The costs incurred to fulfill these contracts are expensed as incurred.
Unsatisfied performance obligations.
As a practical expedient, we do not disclose the value of unsatisfied performance obligations for (i) contracts with an expected original duration of one year or less and (ii) contracts for which we recognize revenue at the amount to which we have the right to invoice for services performed.

HUDSON GLOBAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)
(unaudited)

Disaggregation of Revenue
The following table presents our disaggregated revenues by revenue source. For additional information on the revenues by geographical segment, see Note 14 to the Condensed Consolidated Financial Statements.

	Three Months Ended March 31,
	2025	2024
RPO	$15,742	$15,838
Contracting	16,124	18,053

Total Revenue	$31,866	$33,891

NOTE 5 - ACCOUNTS RECEIVABLE, NET
Accounts receivable balances are composed of trade and unbilled receivables. Unbilled accounts receivable represent revenue recorded in advance of processing formal invoices pursuant to the completion of contract provisions and, generally, become billable at contractually specified dates. Unbilled receivables of $6,715 and $5,925 as of March 31, 2025 and December 31, 2024, respectively, are expected to be invoiced and collected within one year. The Company records accounts receivable when its right to consideration becomes unconditional. Contract assets primarily relate to our rights to consideration for services provided that they are conditioned on satisfaction of future performance obligations. Accounts receivable, net, are stated at the amount the Company expects to collect, which is net of estimated losses resulting from the inability of its customers to make required payments.
The Company generally establishes customer credit limits and estimates the allowance for credit losses on a country or geographic basis. Customer credit limits are based upon an initial evaluation of the customer’s credit quality and we adjust that limit accordingly based upon ongoing credit assessments of the customer, including payment history and changes in credit quality. The allowance for expected credit losses is determined based on an assessment of past collection experience as well as consideration of current and future economic conditions and changes in our customer collection trends.
The following table summarizes the components of “Accounts receivable, net” as presented on the Condensed Consolidated Balance Sheets:

	March 31,	December 31,
Accounts Receivable:	2025	2024
Billed receivables	$14,793	$14,559
Unbilled receivables	6,715	5,925

Accounts Receivable, Gross	21,508	20,484

Allowance for expected credit losses	(227)	(391)

Accounts Receivable, Net	$21,281	$20,093

HUDSON GLOBAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)
(unaudited)

The following table summarizes the total provision for expected credit losses and write-offs:

	Three Months Ended March 31,
	2025	2024
Beginning balance	$391	$378
Provision for expected credit losses	6	(8)
Write-offs	(170)	(3)

Ending Balance	$227	$367

NOTE 6 - STOCK-BASED COMPENSATION
Incentive Compensation Plan
The Company maintains the Hudson Global, Inc. 2009 Incentive Stock and Awards Plan, as amended and restated on May 24, 2016 and further amended on September 14, 2020 and May 17, 2022 (the “ISAP”), pursuant to which it can issue equity-based compensation incentives to eligible participants. The ISAP permits the granting of stock options, restricted stock, restricted stock units, and other types of equity-based awards. The Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) will establish such conditions as it deems appropriate on the granting or vesting of stock options, restricted stock, restricted stock units and other types of equity-based awards. As determined by the Compensation Committee, equity awards may also be subject to immediate vesting upon the occurrence of certain events including death, disability, retirement or a change in control of the Company. When we make grants of restricted stock or restricted stock units to our executive officers, including the named executive officers, we enter into Restricted Stock Agreements and Restricted Stock Unit Agreements with such executive officers that contain provisions that are triggered upon a termination of an executive officer or a change in control of our Company. For awards of restricted stock granted beginning on November 6, 2015, effective upon a change in control of our Company, if the executive is employed by us or an affiliate of ours immediately prior to the date of such change in control and is subsequently terminated within 12 months following the date of such change in control, the shares of restricted stock will fully vest and the restrictions imposed upon the restricted stock will be immediately deemed to have lapsed. For awards of restricted stock units granted beginning on March 10, 2016, effective upon a change in control of our Company, if the executive is employed by us or an affiliate of ours immediately prior to the date of such change in control and is subsequently terminated within 12 months following the date of such change in control, the restricted stock units will fully vest and the restrictions imposed upon the restricted stock units will be immediately deemed to have lapsed. The Company primarily grants restricted stock and restricted stock units to its employees. A restricted stock unit is equivalent to one share of the Company’s common stock and is payable only in common stock of the Company issued under the ISAP.
The Compensation Committee administers the ISAP and may designate any of the following as a participant under the ISAP: any officer or other employee of the Company or its affiliates or individuals engaged to become an officer or employee, consultants or other independent contractors who provide services to the Company or its affiliates, and non-employee
directors of the Company. On May 17, 2022, the Company’s stockholders at the 2022 Annual Meeting of Stockholders approved amendments to the ISAP to, among other things, increase the number of shares of the Company’s common stock that are reserved for issuance by 250,000 shares. As of March 31, 2025, there were 50,420 shares of the Company’s common stock available for future issuance under the ISAP.

HUDSON GLOBAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)
(unaudited)

All share issuances related to stock compensation plans are issued from the aforementioned stock available for future issuance under stockholder approved compensation plan.
For the three months ended March 31, 2025, the Company granted 46,688 restricted stock units subject to performance vesting conditions for the year ended December 31, 2025. For the three months ended March 31, 2024, the Company granted 43,147 restricted stock units subject to performance vesting conditions for the year ended December 31, 2024, and granted 1,250 of discretionary time-vested restricted stock units to certain employees that were not subject to performance conditions.
A summary of the quantity and vesting conditions for stock-based units granted to the Company’s employees for the three months ended March 31, 2025 was as follows:

Vesting conditions	Number of Restricted Stock Units Granted
Performance and service conditions - Type 1 (1) (2)	11,296
Performance and service conditions - Type 2 (1) (2)	35,392

Total shares of stock award granted	46,688

(1)	The performance conditions with respect to restricted stock units may be satisfied as follows:
(a)	For grants to Corporate office employees subject to 2024 performance conditions, 100% of the restricted stock units may be earned on the basis of performance as measured by a “group adjusted EBITDA”.
(2)	To the extent restricted stock units are earned, such restricted stock units will vest on the basis of service as follows:
(a)	33% and 66.6% for Type 1 and Type 2, respectively, of the restricted stock units will vest on the first anniversary of the grant date;
(b)	33% and 16.7% for Type 1 and Type 2, respectively, of the restricted stock units will vest on the second anniversary of the grant date; and
(c)
34% and 16.7% for Type 1 and Type 2, respectively, of the restricted stock units will vest on the third anniversary of the grant date; provided that, in each case, the employee remains employed by the Company from the grant date through the applicable service vesting date.

The Company also maintains the Director Deferred Share Plan (the “Director Plan”) as part of the ISAP pursuant to which it can issue restricted stock units to its non-employee
directors. A restricted stock unit is equivalent to one share of the Company’s common stock and is payable only in common stock issued under the ISAP upon a director ceasing service as a member of the Company’s Board. The restricted stock units vest immediately upon grant and are credited to each of the non-employee
director’s retirement accounts under the Director Plan. Restricted stock units issued under the Director Plan contain the right to a dividend equivalent award in the form of additional restricted stock units. The dividend equivalent award is calculated using the same rate as the cash dividend paid on a share of the Company’s common stock, and then divided by the closing price of the Company’s common stock on the date the dividend is paid to determine the number of additional restricted stock units to grant. Dividend equivalent awards have the same vesting terms as the underlying awards. During the three months ended March 31, 2025, the Company granted 3,836 restricted stock units to its non-employee
directors pursuant to the Director Plan.
As of March 31, 2025, 240,031 restricted stock units are deferred under the Company’s ISAP.

HUDSON GLOBAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)
(unaudited)

For the three months ended March 31, 2025 and 2024, the Company’s stock-based compensation expense related to restricted stock units and restricted shares of common stock were as follows:

	Three Months Ended March 31,
	2025	2024
Restricted stock units	$386	$378

Total	$386	$378

Restricted Stock Units
As of March 31, 2025, the Company had $1,705 of unrecognized stock-based compensation expense related to outstanding unvested restricted stock units. The Company expects to recognize that cost over a weighted average service period of 0.8 years. Restricted stock units have no voting or dividend rights until the awards are vested.
Changes in the Company’s restricted stock units for the three months ended March 31, 2025 and 2024 were as follows:

	Three Months Ended March 31, 2025
	Performance-based		Time-based/Director		Total
	Number of Shares of Restricted Stock Units	Weighted Average Grant-Date Fair Value	Number of Shares of Restricted Stock Units	Weighted Average Grant-Date Fair Value	Number of Shares of Restricted Stock Units	Weighted Average Grant-Date Fair Value
Unvested restricted stock units at January 1, 2025	55,591	$17.58	128,474	$14.96	184,065	$15.75
Granted	46,688	$13.28	3,836	$10.30	50,524	$13.05
Vested	(3,373)	$30.00	(4,249)	$10.71	(7,622)	$19.24
Forfeited	(47,647)	$14.51	(340)	$38.77	(47,987)	$14.69

Unvested restricted stock units at March 31, 2025	51,259	$15.70	127,721	$14.90	178,980	$15.13

	Three Months Ended March 31, 2024
	Performance-based		Time-based/Director		Total
	Number of Shares of Restricted Stock Units	Weighted Average Grant-Date Fair Value	Number of Shares of Restricted Stock Units	Weighted Average Grant-Date Fair Value	Number of Shares of Restricted Stock Units	Weighted Average Grant-Date Fair Value
Unvested restricted stock units at January 1, 2024	95,264	$23.49	80,422	$16.50	175,686	$20.29
Granted	43,147	$14.37	3,483	$16.54	46,630	$14.53
Vested	(43,781)	$17.21	(6,993)	$15.55	(50,774)	$16.98
Forfeited	(28,841)	$22.27	—	$—	(28,841)	$22.27

Unvested restricted stock units at March 31, 2024	65,789	$22.23	76,912	$16.59	142,701	$19.19

HUDSON GLOBAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)
(unaudited)

NOTE 7 - INCOME TAXES
Income Tax Provision
Under ASC 270, “Interim Reporting”, and ASC
740-270,
“Income Taxes - Interim Reporting”, the Company is required to adjust its effective tax rate for each quarter to be consistent with the estimated annual effective tax rate. Jurisdictions with a projected loss for the full year where no tax benefit can be recognized are excluded from the calculation of the estimated annual effective tax rate. Applying the provisions of ASC 270 and ASC
740-270
could result in a higher or lower effective tax rate during a particular quarter, based upon the mix and timing of actual earnings versus annual projections.
Effective Tax Rate
The provision for income taxes for the three months ended March 31, 2025 was $32 on a pre-tax
loss of $1,724, compared to a benefit from income taxes of $88 on pre-tax
loss of $2,986 for the same period in 2024. The Company’s effective income tax rate (“ETR”) was negative 2% and positive 3% for the three months ended March 31, 2025 and 2024, respectively. For the three months ended March 31, 2025, the effective tax rates differed from the U.S. Federal statutory rate of 21% primarily due to pretax losses for which no tax benefit can be recognized, foreign tax rate differences, and non-deductible
expenses. For the three months ended March 31, 2024, the effective tax rates differed from the U.S. Federal statutory rate of 21% primarily due changes in valuation allowances in the U.S. and certain foreign jurisdictions which reduces or eliminates the effective tax rate on current year profits or losses, foreign tax rate differences and non-deductible
expenses. The current YTD ETR differs significantly from the prior period YTD ETR primarily due to the interaction of similar rate reconciliation items, including change in valuation allowance, with a negative pretax book income in the current period versus positive pretax book income in the prior year comparative period.
Uncertain Tax Positions
As of both March 31, 2025 and December 31, 2024, the Company had $60, respectively, of unrecognized tax benefits, excluding interest and penalties, which if recognized in the future, would lower the Company’s effective income tax rate.
The Company recognizes accrued interest and penalties related to unrecognized tax benefits as part of the provision for income taxes. As of March 31, 2025 and December 31, 2024, the Company had $34 and $33, respectively, of accrued interest and penalties associated with unrecognized tax benefits.
Based on information available as of March 31, 2025, it is reasonably possible that the total amount of unrecognized tax benefits could decrease by $0 over the next 12 months as a result of projected resolutions of global tax examinations and controversies and potential expirations of the applicable statutes of limitations.
In many cases, the Company’s unrecognized tax benefits are related to tax years that remain subject to examination by the relevant tax authorities. Tax years with net operating losses (“NOLs”) remain open until such losses expire or until the statutes of limitations for those years when the NOLs are used expire. As of March 31, 2025, the Company’s open tax years, which remain subject to examination by the relevant tax authorities, are between 2017 and 2025 depending on the jurisdiction.
The Company believes that its unrecognized tax benefits as of March 31, 2025 are appropriately reflected for all years subject to examination above.

HUDSON GLOBAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)
(unaudited)

Net Operating Losses (“NOLs”), Capital Losses, and Valuation Allowance
The Company recorded a valuation allowance against all of our consolidated US deferred tax assets for NOLs and Capital Losses as of March 31, 2025 and December 31, 2024. We intend to continue maintaining a full valuation allowance on our deferred tax assets for NOLs until there is sufficient evidence to support the reversal of all or some portion of these allowances in the future.
NOTE 8 - LOSS PER SHARE
Basic loss per share is computed by dividing the Company’s net loss by the weighted average number of shares outstanding during the period. When the effects are not anti-dilutive, diluted loss per share is computed by dividing the Company’s net loss by the weighted average number of shares outstanding and the impact of all dilutive potential common shares, primarily stock options
“in-the-money”,
unvested restricted stock, and unvested restricted stock units. The dilutive impact of stock options, unvested restricted stock, and unvested restricted stock units is determined by applying the “treasury stock” method. Performance-based restricted stock awards are included in the computation of diluted loss per share only to the extent that the underlying performance conditions: (i) are satisfied prior to the end of the reporting period; or (ii) would be satisfied if the end of the reporting period were the end of the related performance period and the result would be dilutive under the treasury stock method. Stock awards subject to vesting or exercisability based on the achievement of market conditions are included in the computation of diluted earnings per share only when the market conditions are met.
A reconciliation of the numerators and denominators of the basic and diluted loss per share calculations for the three months ended March 31, 2025 and 2024 were as follows:

	Three Months Ended March 31,
	2025	2024
Loss per share (“EPS”):
Basic	$(0.59)	$(0.95)
Diluted	$(0.59)	$(0.95)
EPS numerator - basic and diluted:
Net loss	$(1,756)	$(2,898)
EPS denominator (in thousands):
Weighted average common stock outstanding - basic	2,985	3,041
Common stock equivalents: restricted stock units and restricted shares of common stock (a)	—	—

Weighted average number of common stock outstanding - diluted	2,985	3,041

(a)
The diluted weighted average number of shares of common stock outstanding did not differ from the basic weighted average number of shares of common stock outstanding because the effects of any potential common stock equivalents (see Note 6 to the Condensed Consolidated Financial Statements for further details on unvested restricted stock units) were anti-dilutive and therefore not included in the calculation of the denominator of dilutive earnings per share.

HUDSON GLOBAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)
(unaudited)

NOTE 9
-
GOODWILL AND INTANGIBLE ASSETS
Goodwill
For the three months ended March 31, 2025 and the twelve months ended December 31, 2024, the changes in carrying amount of goodwill were as follows:

Carrying Value
2025
Goodwill, January 1,	$5,703
Currency translation	14

Goodwill, March 31, 2025	$5,717

Carrying Value
2024
Goodwill, January 1,	$5,749
Currency translation	(46)

Goodwill, December 31, 2024	$5,703

Intangible Assets
The Company’s intangible assets consisted of the following components as of March 31, 2025 and December 31, 2024:

March 31, 2025	Weighted Average Remaining Amortization Useful Lives (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Non-compete agreements	2.9	$145	$(120)	$25
Trade name	6.0	1,635	(785)	850
Customer lists	2.4	3,954	(2,577)	1,377
Developed technology	0.8	657	(653)	4

		$6,391	$(4,135)	$2,256

December 31, 2024	Weighted Average Remaining Amortization Useful Lives (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Non-compete agreements	2.9	$145	$(116)	$29
Trade name	6.1	1,634	(731)	903
Customer lists	2.6	3,952	(2,399)	1,553
Developed technology	1.0	657	(651)	6

		$6,388	$(3,897)	$2,491

HUDSON GLOBAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)
(unaudited)

Amortization expense for the three months ended March 31, 2025 and 2024 was $238 and $287, respectively. Intangible assets are amortized on a straight-line basis over their estimated useful lives. No impairment in the value of amortizable intangible assets was recognized during the three months ended March 31, 2025 and 2024.
Estimated future amortization expense for intangible assets for the remainder of the fiscal year ending December 31, 2025, and for each of the next fiscal years are as follows:

2025	$632
2026	634
2027	549
2028	130
2029	110
Thereafter	201

$2,256

The change in the book value of amortizable intangible assets is as follows:

	January 1, 2025 Beginning Balance	Amortization	Translation and Other	March 31, 2025 Ending Balance
Non-compete agreements	$29	$(4)	$—	$25
Trade name	903	(54)	1	850
Customer lists	1,553	(178)	2	1,377
Developed technology	6	(2)	—	4

	$2,491	$(238)	$3	$2,256

NOTE 10 - CASH, CASH EQUIVALENTS, AND RESTRICTED CASH
Cash, cash equivalents, and restricted cash as reported within the accompanying Condensed Consolidated Balance Sheets as of March 31, 2025 and December 31, 2024 was as follows:

	March 31, 2025	December 31, 2024
Cash and cash equivalents	$16,553	$17,011
Restricted cash, current	487	476
Restricted cash, non-current	174	180

Total cash, cash equivalents, and restricted cash	$17,214	$17,667

Restricted cash primarily includes lease and collateral deposits, as well as bank guarantees for licensing.
NOTE 11 - COMMITMENTS AND CONTINGENCIES
Litigation and Complaints
The Company is subject, from time to time, to various claims, lawsuits, contracts disputes, and other complaints from, for example, clients, candidates, suppliers, landlords for both leased and subleased properties, former and

HUDSON GLOBAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)
(unaudited)

current employees, and regulators or tax authorities arising in the ordinary course of business. The Company routinely monitors claims such as these, and records provisions for losses when the claim becomes probable and the amount due is estimable. Although the outcome of these claims cannot be determined, the Company believes that the final resolution of these matters will not have a material adverse effect on the Company’s financial condition, results of operations or liquidity.
For matters that reach the threshold of probable and estimable, the Company establishes reserves for legal, regulatory, and other contingent liabilities. The Company did not have any legal reserves as of March 31, 2025 and December 31, 2024.
Operating Leases
Our office space leases have lease terms of one year to four years. Some of these operating leases include options to extend the lease terms, and some operating leases include options to terminate the leases earlier than the expiration of the full terms. These options are considered in our determination of the valuation of our right-of-use
assets and lease liabilities.
None of our operating leases include implicit rates, and we have determined that the difference between the contractual cost basis and the present value of lease payments calculated using incremental borrowing rates is not material. Our operating lease costs for the three months ended March 31, 2025 and 2024 were $284 and $358, respectively (reflected in Net cash used in operating activities). The weighted average remaining lease term of our operating leases as of March 31, 2025 was 2.6 years.
As of March 31, 2025, future minimum operating lease payments are as follows:

	2025	2026	2027	2028	2029	Total
Minimum lease payments	$429	$172	$95	$97	$79	$872
Invoice Finance Credit Facility
On April 8, 2019, the Company’s Australian subsidiary (“Australian Borrower”) entered into an invoice finance credit facility agreement (the “NAB Facility Agreement”) with National Australia Bank Limited (“NAB”). The NAB Facility Agreement provides the Australian Borrower with the ability to borrow funds based on a percentage of eligible trade receivables up to a maximum of 4 million Australian dollars. No receivables have terms greater than 90 days, and any risk of loss is retained by the Australian Borrower. The interest rate is calculated as the variable receivable finance indicator rate, plus a margin of 1.60% per annum. Borrowings under this facility are secured by substantially all of the assets of the Australian Borrower. The NAB Facility Agreement does not have a stated maturity date and can be terminated by either the Australian Borrower or NAB upon 90 days written notice. As of March 31, 2025, there were no amounts outstanding under the NAB Facility Agreement. Interest expense and fees incurred on the NAB Facility Agreement were $4 for each of three months ended March 31, 2025 and 2024.
The NAB Facility Agreement contains various restrictions and covenants for the Australian Borrower including (1) that EBITDA must be at least two times total interest paid on debt on a
12-month
rolling basis; (2) minimum tangible net worth must be at least 2.5 million Australian dollars and be equal to at least 25% of total tangible assets on June 30 and December 31 (as defined in the NAB Facility Agreement); and (3) additional periodic reporting requirements to NAB. The Australian Borrower was in compliance with all financial covenants under the NAB Facility Agreement as of March 31, 2025.

HUDSON GLOBAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)
(unaudited)

Amounts borrowed from the NAB Facility may be large, contain short maturities and have quick turnovers. Amounts borrowed and repaid are presented on a net basis on the Condensed Consolidated Statements of Cash Flows.
On May 25, 2022, Hudson Global Resources (Singapore) Pte. Ltd. (“Singapore Borrower”), which the Company acquired on October 31, 2023 (see Note 5 to the Consolidated Financial Statements), and the Hong Kong and Shanghai Banking Corporation Limited (“HSBC”), entered into an invoice finance credit facility agreement (the “HSBC Facility Agreement”). The HSBC Facility Agreement allows the Singapore Borrower to borrow funds up to a maximum of 1 million Singapore dollars, based on a percentage of eligible trade receivables. All receivables have a term of no more than 60 days, and any risk of loss is borne by the Singapore Borrower. The interest rate is calculated as the bank’s external cost of capital, plus a margin of 3.5% per annum. The Company ended the HSBC Facility Agreement in May 2024. Interest expense and fees incurred on the HSBC Facility Agreement were $4 for the three months ended March 31, 2024. No interest expense or fees were incurred for the three months ended March 31, 2025, as the agreement was no longer in effect.
NOTE 12 - STOCKHOLDERS
’
EQUITY
Common Stock
On August 8, 2023, the Company’s Board of Directors authorized a repurchase program for up to $5,000 of the Company’s outstanding shares of common stock. The Company intends to repurchase shares from time to time, as market conditions warrant, through open market purchases, privately negotiated transactions, block purchases, or other methods in accordance with applicable federal securities laws, including Rule
10b-18
of the Securities Exchange Act of 1934 (the “Exchange Act”). This authorization does not expire. During the three months ended March 31, 2025, no repurchases of shares were made by the Company under this authorization. During three months ended March 31, 2024 the Company repurchased 44,250 shares of its common stock on January 29, 2024 in connection with a transaction with a certain shareholder, for a cost totaling $655, excluding tax withholdings.
The Company cannot predict when or if it will repurchase any shares of common stock as such stock repurchase program will depend on a number of factors, including constraints specified in any Rule
10b5-1
trading plans, price, general business and market conditions, and alternative investment opportunities. Information regarding share repurchases will be available in the Company’s periodic reports on Form
10-Q
and
10-K
filed with the Securities and Exchange Commission as required by the applicable rules of the Exchange Act.
NOTE 13 - SHELF REGISTRATION STATEMENT
On June 30, 2022, the Company filed a shelf registration on Form
S-3
with the SEC. Under the Form
S-3,
the Company may offer, issue and sell, from time to time, in one or more offerings and series, together or separately, shares of its common stock, shares of preferred stock, debt securities, subscription rights, purchase contracts, or units, which together shall have an aggregate initial offering price not to exceed $100,000. The registration statement was declared effective by the SEC on July 26, 2022. As of March 31, 2025, no securities had been offered or issued under the registration statement.
NOTE 14 - SEGMENT AND GEOGRAPHIC DATA
Segment Reporting
The Company manages its business primarily on a geographic basis, with three reportable segments: the Hudson regional businesses of Americas, Asia Pacific, and EMEA. The reportable segments are consistent with management’s approach to segment reporting used by the Global Chief Executive Officer of Hudson Global Inc. and the Global Chief

HUDSON GLOBAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)
(unaudited)

Executive Officer (“CODM”) of Hudson RPO, who both serve as the Company’s Chief Operating Decision Maker, to assess segment performance and allocate resources. The Americas segment includes the United States and Canada. The EMEA segment includes the United Kingdom and countries across Continental Europe and the United Arab Emirates, while the Asia Pacific segment comprises Australia, New Zealand, and other countries in Asia. The Company evaluates the performance of its reportable segments using an EBITDA metric, which is defined as earnings before interest, income taxes, depreciation, and amortization. In addition, certain corporate-related costs are not allocated to the segments. Each reportable segment generates its revenue through RPO services, consisting of recruitment and contracting solutions tailored to the individual needs of primarily mid-to-large
multinational companies.
Corporate expenses are reported separately for the three reportable segments and pertain to certain functions, such as executive management, corporate governance, investor relations, legal, accounting, tax, and treasury. A portion of these expenses are attributed to the reportable segments for providing the above services to them, and have been allocated to the segments as management service expenses, and are included in the segments’
non-operating
other income (expense). We have disclosed for each reportable segment the significant expense that is reviewed by CODM in the tables below with no additional significant expenses beyond those presented. Segment information is presented in accordance with ASC 280, “Segment Reporting.” This standard is based on a management approach that requires segmentation based upon the Company’s internal organization and disclosure of revenue and certain expenses based upon internal accounting methods. The Company’s financial reporting systems present various data for management to run the business, including internal profit and loss statements prepared on a basis not consistent with U.S. GAAP. Accounts receivable and long-lived assets are the only significant assets separated by segment for internal reporting purposes.

	Americas	Asia Pacific	EMEA	Corporate	Inter-Segment Elimination	Total
For The Three Months Ended March 31, 2025
Revenue, from external customers	$6,852	$19,127	$5,887	$—	$—	$31,866
Inter-segment revenue	90	1	—	—	(91)	—

Total revenue	$6,942	$19,128	$5,887	$—	$(91)	$31,866

Adjusted net revenue, from external customers (a)	$5,980	$7,211	$3,207	$—	$—	$16,398
Inter-segment adjusted net revenue	89	(88)	(1)	—	—	—

Total adjusted net revenue	$6,069	$7,123	$3,206	$—	$—	$16,398

Salaries and related	$(4,818)	$(5,718)	$(3,358)	$(451)	$—	$(14,345)

EBITDA (loss) (b)	$(141)	$283	$(638)	$(1,016)	$—	$(1,512)
Depreciation and amortization	(241)	(35)	(4)	(3)	—	(283)
Intercompany dividend/interest (expense) income, net	—	(123)	—	123	—	—
Interest income, net	—	2	—	69	—	71
Provision for income taxes	(20)	(86)	30	44	—	(32)

Net (loss) income	$(402)	$41	$(612)	$(783)	$—	$(1,756)

As of March 31, 2025
Accounts receivable, net	$5,643	$10,801	$4,837	$—	$—	$21,281

Long-lived assets, net of accumulated depreciation and amortization (c)	$6,409	$1,731	$21	$25	$—	$8,186

Total assets	$14,571	$22,185	$9,350	$7,079	$—	$53,185

HUDSON GLOBAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)
(unaudited)

	Americas	Asia Pacific	EMEA	Corporate	Inter-Segment Elimination	Total
For The Three Months Ended March 31, 2024
Revenue, from external customers	$5,994	$21,509	$6,388	$—	$—	$33,891
Inter-segment revenue	55	—	—	—	(55)	—

Total revenue	$6,049	$21,509	$6,388	$—	$(55)	$33,891

Adjusted net revenue, from external customers (a)	$5,805	$6,546	$3,979	$—	$—	$16,330
Inter-segment adjusted net revenue	55	(47)	(8)	—	—	—

Total adjusted net revenue	$5,860	$6,499	$3,971	$—	$—	$16,330

Salaries and related	$(5,354)	$(5,989)	$(3,355)	$(468)	$—	$(15,166)

EBITDA (loss) (b)	$(864)	$(601)	$268	$(1,485)	$—	$(2,682)
Depreciation and amortization	(349)	(38)	(7)	(3)	—	(397)
Intercompany (expense) interest income, net	—	(132)	—	132	—	—
Interest (expense) income, net	—	3	—	90	—	93
(Provision for) benefit from income taxes	(15)	217	(86)	(28)	—	88

Net income (loss)	$(1,228)	$(551)	$175	$(1,294)	$—	$(2,898)

As of December 31, 2024
Accounts receivable, net	$4,740	$9,254	$6,099	$—	$—	$20,093

Long-lived assets, net of accumulated depreciation and amortization (c)	$6,640	$1,744	$26	$26	$—	$8,436

Total assets	$14,455	$21,425	$9,393	$7,310	$—	$52,583

(a)
Adjusted net revenue is net of the Direct contracting costs and reimbursed expenses caption on the Condensed Consolidated Statements of Operations. Direct contracting costs and reimbursed expenses include the direct staffing costs of salaries, payroll taxes, employee benefits, travel expenses, and insurance costs for the Company’s contractors and reimbursed out-of-pocket
expenses and other direct costs. The region where services are provided, the mix of RPO and contracting, and the functional nature of the staffing services provided can affect operating income and EBITDA. The salaries, commissions, payroll taxes, and employee benefits related to recruitment professionals are included under the caption “Salaries and related” in the Condensed Consolidated Statements of Operations.

(b)
SEC Regulation
S-K
Item 229.10(e)1(ii)(A) defines EBITDA as earnings before interest, taxes, depreciation and amortization. EBITDA is presented to provide additional information to investors about the Company’s operations on a basis consistent with the measures that the Company uses to manage its operations and evaluate its performance. Management also uses this measurement to evaluate working capital requirements. EBITDA should not be considered in isolation or as a substitute for operating income and net income prepared in accordance with U.S. GAAP or as a measure of the Company’s profitability.

(c)	Comprised of property and equipment, intangible assets and goodwill, net of accumulated depreciation and amortization.

HUDSON GLOBAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)
(unaudited)

Geographic Data Reporting
A summary of revenues for the three months ended March 31, 2025 and 2024 and net assets by geographic area as of March 31, 2025 and 2024 and as of December 31, 2024, were as follows:

	Australia	United States	United Kingdom	Other	Total
For The Three Months Ended March 31, 2025
Revenue (a)	$14,862	$6,510	$5,294	$5,200	$31,866
For The Three Months Ended March 31, 2024
Revenue (a)	$18,065	$5,692	$5,915	$4,219	$33,891
As of March 31, 2025
Long-lived assets, net of accumulated depreciation and amortization (b)	$14	$6,433	$13	$1,726	$8,186
Net assets	$7,448	$16,751	$3,218	$12,057	$39,474
As of December 31, 2024
Long-lived assets, net of accumulated depreciation and amortization (b)	$20	$6,667	$16	$1,733	$8,436
Net assets	$7,788	$17,066	$3,076	$12,498	$40,428

(a)	Revenue by geographic region disclosed above is net of any inter-segment revenue and, therefore, represents only revenue from external customers according to the location of the operating subsidiary.
(b)	Comprised of property and equipment, intangible assets and goodwill, net of accumulated depreciation and amortization.
NOTE 15 - STOCKHOLDER RIGHTS PLAN
On October 15, 2018, the Company’s Board of Directors declared a dividend to the Company’s stockholders of record as of the close of business on October 25, 2018 (the “Record Date”), for each outstanding share of the Company’s common stock, of one right (a “Right”) to purchase one one-hundredth
of a share of a new series of participating preferred stock of the Company. The terms of the Rights are set forth in the Rights Agreement, dated as of October 15, 2018 (as amended, the “Rights Agreement”), by and between the Company and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”). The Company’s stockholders approved the Rights Agreement at the Company’s 2019 Annual Meeting of Stockholders held on May 6, 2019. On September 28, 2021, the Company and the Rights Agent entered into a First Amendment to Rights Agreement (the “Amendment”) that amended the Rights Agreement to extend its term through October 15, 2024. The amendment was approved by the Board on September 28, 2021, subject to stockholder approval, and the Company’s stockholders approved the Amendment at the Company’s 2022 Annual Meeting of Stockholders held on May 17, 2022. The Board of Directors has taken further action to amend the Original Rights Agreement, as amended by the First Amendment, to extend the expiration of the Rights Agreement to October 15, 2027, as contemplated in the Second Amendment to Rights Agreement (the “Second Amendment”). The Second Amendment was approved by the Board on June 13, 2024, subject to stockholder approval, and the Company’s stockholders approved the Amendment at the Company’s 2024 Annual Meeting of Stockholders held on July 31, 2024.
Each Right allows its holder to purchase from the Company one one-hundredth
of a share of the Company’s Series B Junior Participating Preferred Stock (“Series B Preferred Stock”) for a purchase price of $3.50. Each fractional share of Series B Preferred Stock would give the stockholder approximately the same dividend, voting and liquidation rights as does one share of common stock. Prior to exercise, however, a Right does not give its holder any dividend, voting or liquidation rights.

HUDSON GLOBAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)
(unaudited)

The Board entered into the Rights Agreement in an effort to preserve the value of the Company’s significant U.S. NOLs and other tax benefits. The Company’s ability to utilize its NOLs may be substantially limited if the Company experiences an “ownership change” within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). In general, an “ownership change” would occur if the percentage of the Company’s ownership by one or more “5-percent shareholders” (as defined in the Code) increases by more than 50 percent over the lowest percentage owned by such stockholders at any time during the prior three years. The Rights Agreement is designed to preserve the Company’s tax benefits by deterring transfers of common stock that could result in an “ownership change” under Section 382 of the Code. In general terms, the Rights Agreement imposes a significant penalty upon any person or group that acquires beneficial ownership (as defined under the Rights Agreement) of 4.99% or more of the outstanding common stock without the prior approval of the Board (an “Acquiring Person”). Any Rights held by an Acquiring Person are void and may not be exercised.
The Company also has a provision in its Amended and Restated Certificate of Incorporation (the “Charter Provision”) which generally prohibits transfers of its common stock that could result in an ownership change.
The Rights will not be exercisable until the earlier of (i) 10 days after a public announcement by the Company that a person or group has become an Acquiring Person; and (ii) 10 business days (or a later date determined by the Board) after a person or group begins a tender or an exchange offer that, if completed, would result in that person or group becoming an Acquiring Person.
Until the date that the Rights become exercisable (the “Distribution Date”), common stock certificates will also evidence the Rights and will contain a notation to that effect. Any transfer of shares of common stock prior to the Distribution Date will constitute a transfer of the associated Rights. After the Distribution Date, the Rights will separate from the common stock and be evidenced by Right certificates, which the Company will mail to all holders of Rights that have not become void. After the Distribution Date, if a person or group already is or becomes an Acquiring Person, all holders of Rights, except the Acquiring Person, may exercise their Rights upon payment of the purchase price to purchase shares of common stock (or other securities or assets as determined by the Board) with a market value of two times the purchase price (a
“Flip-in
Event”). After the Distribution Date, if a
Flip-in
Event has already occurred and the Company is acquired in a merger or similar transaction, all holders of Rights, except the Acquiring Person, may exercise their Rights upon payment of the purchase price, to purchase shares of the acquiring or other appropriate entity with a market value of two times the purchase price of the Rights. Rights may be exercised to purchase Series B Preferred Stock only after the Distribution Date occurs and prior to the occurrence of a
Flip-in
Event as described above. A Distribution Date resulting from the commencement of a tender offer or an exchange offer as described in the second bullet point above could precede the occurrence of a
Flip-in
Event, in which case the Rights could be exercised to purchase Series B Preferred Stock. A Distribution Date resulting from any occurrence described in the first bullet point above would necessarily follow the occurrence of a
Flip-in
Event, in which case the Rights could be exercised to purchase shares of common stock (or other securities or assets) as described above.
The Rights will expire on the earliest of (i) the close of business on October 15, 2027, or such earlier date as of which the Board determines that this Agreement is no longer necessary for the preservation of Tax Benefits, (ii) the time at which the Rights are redeemed as provided in Section 23, (iii) the time at which all exercisable Rights are exchanged as provided in Section 24, (iv) the close of business on the effective date of the repeal of Section 382 of the Code or any successor or replacement provision if the Board determines that this Agreement is no longer necessary for the preservation of Tax Benefits, and (v) the Close of Business on the first day of a taxable year of the Company to which the Board determines that no Tax Benefits may be carried forward.

HUDSON GLOBAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)
(unaudited)

The Board may redeem all (but not less than all) of the Rights for a redemption price of $0.001 per Right at any time before the later of the Distribution Date and the date of the first public announcement or disclosure by the Company that a person or group has become an Acquiring Person. Once the Rights are redeemed, the right to exercise the Rights will terminate, and the only right of the holders of such Rights will be to receive the redemption price.
The Board may adjust the purchase price of the Series B Preferred Stock, the number of shares of Series B Preferred Stock issuable and the number of outstanding Rights to prevent dilution that may occur as a result of certain events, including, among others, a stock dividend, a stock split or a reclassification of the Series B Preferred Stock or common stock.
Before the time the Rights cease to be redeemable, the Board may amend or supplement the Rights Agreement without the consent of the holders
of the Rights, except that no amendment may decrease the redemption price below $0.001 per Right.

HUDSON GLOBAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share
amounts
)

	Year Ended December 31,
	2024	2023
Revenue	$140,056	$161,338
Operating expenses:
Direct contracting costs and reimbursed expenses	69,904	81,071
Salaries and related	58,309	62,859
Office and general	10,703	10,915
Marketing and promotion	3,588	3,643
Depreciation and amortization	1,361	1,467

Total operating expenses	143,865	159,955

Operating (loss) income	(3,809)	1,383
Non-operating income (expense):
Interest income, net	360	372
Other income (expense), net	(21)	813

(Loss) income before income taxes	(3,470)	2,568
Provision for income taxes	1,300	370

Net (loss) income	$(4,770)	$2,198

(Loss) earnings per share:
Basic	$(1.59)	$0.72
Diluted	$(1.59)	$0.70
Weighted-average shares outstanding:
Basic	3,000	3,064
Diluted	3,000	3,140
See accompanying notes to Consolidated Financial Statements.

HUDSON GLOBAL, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
(in thousands)

	Year Ended December 31,
	2024	2023
Comprehensive (loss) income:
Net (loss) income	$(4,770)	$2,198

Other comprehensive (loss) income:
Foreign currency translation adjustment, net of income taxes	(1,427)	349

Total other comprehensive (loss) income, net of income taxes	(1,427)	349

Comprehensive (loss) income	$(6,197)	$2,547

See accompanying notes to Consolidated Financial Statements.

HUDSON GLOBAL, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	As of December 31,

	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$17,011	$22,611
Accounts receivable, less allowance for expected credit losses of $391 and $378, respectively	20,093	19,710
Restricted cash, current	476	354
Prepaid and other	2,560	3,172

Total current assets	40,140	45,847
Property and equipment, net of accumulated depreciation of $1,668 and $1,564, respectively	242	421
Operating lease right-of-use assets	1,024	1,431
Goodwill	5,703	5,749
Intangible assets, net of accumulated amortization of $3,897 and $2,771, respectively	2,491	3,628
Deferred tax assets	2,648	3,360
Restricted cash, non-current	180	205
Other assets	155	317

Total assets	$52,583	$60,958

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,789	$868
Accrued salaries, commissions, and benefits	4,306	4,939
Accrued expenses and other current liabilities	4,504	4,635
Operating lease obligations, current	623	768

Total current liabilities	11,222	11,210
Income tax payable	93	87
Operating lease obligations	441	664
Other liabilities	399	443

Total liabilities	12,155	12,404

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.001 par value, 20,000 shares authorized; 4,033 and 3,896 shares issued; 2,750 and 2,807 shares outstanding, respectively	4	4
Additional paid-in capital	494,209	493,036
Accumulated deficit	(430,017)	(425,247)
Accumulated other comprehensive loss, net of applicable tax	(2,717)	(1,290)
Treasury stock, 1,283 and 1,089 shares, respectively, at cost	(21,051)	(17,949)

Total stockholders’ equity	40,428	48,554

Total liabilities and stockholders’ equity	$52,583	$60,958

See accompanying notes to Consolidated Financial Statements.

HUDSON GLOBAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net (loss) income	$(4,770)	$2,198
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	1,361	1,467
Provision for expected credit losses	24	483
Provision for (benefit from) deferred income taxes	532	(1,092)
Stock-based compensation	1,280	1,469
Other, net	12	—
Changes in operating assets and liabilities, net of effect of acquisitions and dispositions:
(Increase) decrease in accounts receivable	(1,275)	6,921
Increase in prepaid and other assets	(531)	(1,105)
Increase (decrease) in accounts payable and other liabilities	1,213	(3,379)
Decrease in accrued expenses	(633)	(6,647)

Net cash (used in) provided by operating activities	(2,787)	315

Cash flows from investing activities:
Capital expenditures	(18)	(99)
Cash paid for acquisitions, net of cash acquired	—	(2,055)
Proceeds from corporate benefit policy	1,076	—

Net cash provided by (used in) investing activities	1,058	(2,154)

Cash flows from financing activities:
Payments for business acquisition liabilities	—	(1,250)
Purchases of treasury stock	(2,775)	(959)
Cash paid for net settlement of employee restricted stock units	(327)	(244)

Net cash used in financing activities	(3,102)	(2,453)

Effect of exchange rates on cash, cash equivalents and restricted cash	(672)	(15)
Net (decrease) increase in cash, cash equivalents and restricted cash	(5,503)	(4,307)
Cash, cash equivalents, and restricted cash beginning of the period	23,170	27,477

Cash, cash equivalents, and restricted cash end of the period	$17,667	$23,170

Supplemental disclosures of cash flow information:
Cash payments during the period for income taxes, net of refunds	$455	$2,189
Cash paid for amounts included in operating lease liabilities	$809	$583
Supplemental non-cash disclosures:
Right-of-use assets obtained in exchange for operating lease liabilities	$416	$1,354
See accompanying notes to Consolidated Financial Statements.

HUDSON GLOBAL, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(in thousands)

	Common stock		Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Treasury stock		Total
	Shares	Value				Shares	Value
Balance at December 31, 2022	3,823	$4	$491,567	$(427,394)	$(1,639)	(1,029)	$(16,746)	$45,792
Net income	—	—	—	2,198	—	—	—	2,198
Cumulative-effect adjustment from adoption of ASU 2016-13, Credit Losses	—	—	—	(51)	—	—	—	(51)
Other comprehensive loss, translation adjustments	—	—	—	—	349	—	—	349
Purchase of treasury stock	—	—	—	—	—	(48)	(959)	(959)
Purchase of net settled restricted stock from employees	—	—	—	—	—	(12)	(244)	(244)
Stock-based compensation and vesting of restricted stock units	73	—	1,469	—	—	—	—	1,469

Balance at December 31, 2023	3,896	$4	$493,036	$(425,247)	$(1,290)	(1,089)	$(17,949)	$48,554

Net loss	—	—	—	(4,770)	—	—	—	(4,770)
Other comprehensive income (loss), translation adjustments	—	—	—	—	(1,427)	—	—	(1,427)
Purchase of treasury stock	—	—	—	—	—	(173)	(2,775)	(2,775)
Purchase of net settled restricted stock from employees	—	—	—	—	—	(21)	(327)	(327)
Stock-based compensation and vesting of restricted stock units	137	—	1,173	—	—	—	—	1,173

Balance at December 31, 2024	4,033	$4	$494,209	$(430,017)	$(2,717)	(1,283)	$(21,051)	$40,428

See accompanying notes to Consolidated Financial Statements.

HUDSON GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)
NOTE 1 - DESCRIPTION OF BUSINESS
Hudson Global, Inc. and its subsidiaries (the “Company”) are comprised of the operations, assets, and liabilities of the three Hudson regional businesses: the Americas, Asia Pacific, and Europe, Middle East, and Africa (“EMEA”). The Company delivers Recruitment Process Outsourcing (“RPO”) services, consisting of recruitment and contracting solutions tailored to the individual needs of primarily mid-to-large
multinational companies. The Company’s RPO delivery teams utilize recruitment process methodologies and project management expertise to meet clients’ ongoing business needs. The Company’s RPO services include complete recruitment outsourcing, project-based outsourcing, contingent workforce solutions, and recruitment consulting for clients’ permanent staff hires. Hudson’s RPO services leverage the Company’s consultants, supported by the Company’s specialists, in the delivery of its proprietary methods to identify, select, and engage the best-fit
talent for critical client roles. In addition, the Company provides RPO clients with a range of outsourced professional contract staffing services and managed service provider services offered sometimes on a standalone basis and sometimes as part of a blended total talent solution. These services draw upon a combination of specialized recruiting and project management competencies to deliver a wide range of solutions. Hudson
RPO-employed
professionals - either individually or as a team - are placed with client organizations for a defined period of time based on specific business needs of the client.
On March 12, 2024 and April 15, 2024, the Company announced that it had entered into strategic agreements with Executive Solutions and Striver, respectively, both of which are Dubai-based talent solutions companies. These agreements allowed the Company to expand its global footprint and client base in the Middle East market. The Company evaluated the agreements under ASC 805 “Business Combinations” and determined that the transactions did not qualify as either business combinations or asset purchases. Payments associated with these agreements were classified as compensation expense and were included in the “Salaries and related” caption on the Company’s Consolidated Statements of Operations.
In February 2024, Hudson RPO announced an expansion of its service offerings to include executive search in North America, focusing on Life Sciences and Human Resources. This expansion, coupled with the Company’s existing RPO strategy, provides a comprehensive talent acquisition approach, enabling clients to develop streamlined and centralized hiring strategies within a flexible and scalable total talent solution. This service offering better positions the Company as a strategic partner helping clients to implement successful business strategies.
On October 31, 2023, Hudson completed its acquisition of Hudson Global Resources (Singapore) Pte. Ltd. (“Hudson Singapore”), a provider of recruitment services primarily to clients operating in Singapore. Hudson Singapore has a
30-year
track record of senior placements and project recruitment work across Southeast Asia including Singapore, Malaysia, the Philippines, Vietnam, Thailand, and Indonesia.
As of December 31, 2024, the Company operated directly in sixteen countries with three reportable geographic business segments: Americas, Asia Pacific, and EMEA.
NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) in the United States of America (“U.S.”). Certain prior period amounts have been reclassified to conform to the current year presentation with no material impact on the Consolidated Financial Statements. Unless otherwise stated, amounts are presented in U.S. dollars and all amounts are in thousands, except for number of shares and per share amounts.

HUDSON GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)

Recently Adopted Accounting Standards
In November 2023, the FASB issued ASU
2023-07,
“Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” The amendments in this ASU improve segment reporting requirements, primarily through enhanced disclosures on significant segment expenses. Other disclosures that the ASU requires public entities to provide include the title and position of the Chief Operating Decision Maker (“CODM”) and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. In addition, the amendments enhance interim disclosure requirements, clarify circumstances in which an entity can disclose multiple segment measures of profit or loss, provide new segment disclosure requirements for entities with a single reportable segment, and contain other disclosure requirements. The amendments in this ASU are effective for fiscal years beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. A public entity should apply the amendments in this ASU retrospectively to all prior periods presented in the financial statements. The Company adopted this ASU for the year ended December 31, 2024, and has disclosed significant expenses reviewed by the CODM for each reportable segment, with no additional significant expenses identified beyond those presented. See Note 17. “Segment and Geographic Data” to the Consolidated Financial Statements.
On January 1, 2023, the Company adopted Accounting Standards Update (“ASU”)
2016-13,
“Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. This update was issued by the Financial Accounting Standards Board (the “FASB”) in June 2016. This standard requires an impairment model (known as the current expected credit loss (“CECL”) model) and replaces the methodology that recognizes impairment of financial instruments when losses have been incurred with a methodology that recognizes impairment of financial instruments when losses are expected. The new standard requires entities to use a forward-looking “expected loss” model for most financial instruments, including accounts receivable and unbilled services that is based on historical information, current information, and reasonable and supportable forecasts.
As a result of adopting the new standard, the Company recognized a cumulative increase to allowances for accounts receivable and unbilled services and a reduction to the 2023 opening balance of retained earnings of $51. Comparative periods prior to the adoption of this standard and their respective disclosures have not been adjusted. The adoption of ASU
2016-13
did not have a material impact on the Company’s Consolidated Financial Statements.
Principles of Consolidation
The Consolidated Financial Statements include the accounts of the Company and all of its wholly owned and majority-owned subsidiaries. All significant inter-company accounts and transactions between and among the Company and its subsidiaries have been eliminated in consolidation.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the reported amounts of assets and liabilities, the disclosures about contingent assets and liabilities, and the reported amounts of revenue and expenses. The critical accounting estimates include revenue recognition, income taxes, and business combinations and asset acquisitions. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates the estimates and assumptions on an ongoing basis using

HUDSON GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)

historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ significantly from those estimates.
Concentration and Credit Risk
The Company’s revenue is comprised of the operations, assets, and liabilities of the three regional businesses: Americas, Asia Pacific, and EMEA. For each of the years ended December 31, 2024 and 2023, over 85% of the Company’s revenue was generated by its top 25 clients. Three clients accounted for an aggregate of 46% of revenue in 2024, and two clients accounted for an aggregate of 50% of revenue in 2023. One client accounted for 20% or greater of accounts receivable as of December 31, 2024 and 2023. Our business is dependent upon the continuation of these business relationships as well as new client development.
Financial instruments, which potentially subject the Company to concentrations of credit risk, are primarily cash and accounts receivable. The Company performs continuing credit evaluations of its customers and does not require collateral. The Company has not experienced significant losses related to receivables in the Consolidated Statements of Operations.
The Company may from time to time maintain cash in banks in excess of Federal Deposit Insurance Corporation insurance limits. However, the Company regularly monitors the financial condition of the institutions in which it has depository accounts and believes the risk of loss is minimal as these banks are large financial institutions with strong credit ratings.
Revenue Recognition
Revenue is measured according to ASC 606, Revenue—“Revenue from Contracts with Customers,” and is recognized based on consideration specified in a contract with a client. We account for a contract when both parties to the contract have approved the contract, the rights of the parties are identified, payment terms are identified, the contract has commercial substance, and collectability of consideration is probable. Revenues are recognized over time, using an input or output method, as the control of the promised services is transferred to the client in an amount that reflects the consideration we expect to be entitled to in exchange for those services. The majority of our contracts are short-term in nature as they include termination clauses that allow either party to cancel within a short termination period, without cause. Revenue includes billable travel and other reimbursable costs and is reported net of value added taxes, sales, or use taxes collected from clients and remitted to taxing authorities.
Certain client contracts have variable consideration, including usage-based fees that increase the transaction price and volume rebates or other similar items that generally reduce the transaction price. We estimate variable consideration using the expected value method based on the terms of the client contract and historical evidence. These amounts may be constrained and are only included in revenue to the extent we do not expect a significant reversal when the uncertainty associated with the variable consideration is resolved. Other than bonuses to be paid to contractors, on behalf of our clients, our estimated amounts of variable consideration subject to constraints at period end are not material and we do not believe that there will be significant changes to our estimates. Certain contract employees are entitled to performance bonuses at the sole discretion of the client and are constrained until approved. No bonuses were approved or paid to our contract employees on behalf of our clients for the year ended December 31, 2024. In 2023, approximately $0.5 million in bonuses were approved and paid to our contract employees.

HUDSON GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)

We record accounts receivable when our right to consideration becomes unconditional. The Company’s accounts receivable balances are composed of trade and unbilled receivables. Unbilled accounts receivable represent revenue recorded in advance of processing formal invoices pursuant to the completion of contract provisions and, generally, become billable at contractually specified dates. Unbilled amounts are expected to be invoiced and collected within one year. Contract assets primarily relate to our rights to consideration for services provided that such rights to consideration are conditional on satisfaction of future performance obligations. A contract liability for deferred revenue is recorded when consideration is received, or is unconditionally due, from a client prior to transferring control of services to the client under the terms of a contract. Deferred revenue balances typically result from advance payments received from clients prior to transferring control of services. We do not have any material contract assets or liabilities as of and for the years ended December 31, 2024 and 2023.
Payment terms vary by client and the services being provided to the client. We consider payment terms that exceed one year to be extended payment terms. Substantially all of the Company’s contracts include payment terms of 90 days or less, and we do not extend payment terms beyond one year.
We primarily record revenue on a gross basis in the Consolidated Statements of Operations based upon the following key factors:

•	We maintain the direct contractual relationship with the client and are responsible for fulfilling the service promised to the client.

•	We maintain control over our contractors while the services to the client are being performed, including our contractors’ billing rates.
RPO.
We provide complete recruitment outsourcing, project-based outsourcing, and recruitment consulting services for clients’ permanent staff hires. We recognize revenue for our RPO over time in an amount that reflects the consideration we expect to be entitled to and have an enforceable right to payment in exchange for our services. The client simultaneously receives and consumes the benefits of the services as they are provided. The transaction prices contain both fixed fee and variable usage-based consideration. Variable usage-based consideration is constrained by candidates accepting offers of permanent employment. We recognize revenue on fixed fees as the performance obligations are satisfied and on usage-based fees as the constraint is lifted. We do not incur incremental costs to obtain our RPO contracts. The costs to fulfill these contracts are expensed as incurred.
We recognize permanent placement revenue when employment candidates accept offers of permanent employment. We have a substantial history of estimating the financial impact of permanent placement candidates who do not remain with our clients through a guarantee period. Fees to clients are generally calculated as a percentage of the new employee’s annual compensation. No fees for permanent placement services are charged to employment candidates.
Contracting.
We provide clients with a range of outsourced professional contract staffing services and managed service provider services offered sometimes on a standalone basis and sometimes as part of a blended total talent solution. We recognize revenue for our contracting services over time as services are performed in an amount that reflects the consideration we expect to be entitled to and have an enforceable right to payment in exchange for our services, which is generally calculated as hours worked multiplied by the agreed-upon hourly bill rate. The client simultaneously receives and consumes the benefits of the services as they are provided. We do not incur incremental costs to obtain our contracts for outsourced professional contract staffing services and managed service provider services. The costs incurred to fulfill these contracts are expensed as incurred.

HUDSON GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)

Unsatisfied performance obligations.
As a practical expedient, we do not disclose the value of unsatisfied performance obligations for (i) contracts with an expected original duration of one year or less and (ii) contracts for which we recognize revenue at the amount to which we have the right to invoice for services performed. See Note 3 for information on disaggregated revenue.
Operating Expenses
Salaries and related expenses include the salaries, commissions, payroll taxes and employee benefits related to recruitment professionals, executive level employees, administrative staff, and other employees of the Company who are not temporary contractors. Office and general expenses include occupancy, equipment leasing and maintenance, utilities, travel expenses, professional fees, and provision for expected credit losses. The Company expenses job board and legal costs as incurred.
Stock-Based Compensation
The Company applies the fair value recognition provisions of ASC 718, “
Compensation—Stock Compensation.”
The Company determines the fair value as of the grant date. For awards with graded vesting conditions, the values of the awards are determined by valuing each tranche separately and expensing each tranche over the required service period. The service period is the period over which the related service is performed, which is generally the same as the vesting period. The Company accounts for forfeitures as they occur. During the years ended December 31, 2024 and 2023, the Company only granted restricted stock units and restricted shares of common stock.
Employee Benefit Programs
The Company in the U.S. sponsors a defined contribution plan covering substantially all of its full-time employees (the “401(k) Plan”). The Company recognized expense related to the 401(k) Plan totaling approximately $216 and $250 for the years ended December 31, 2024 and 2023, respectively.
Income Taxes
Earnings from the Company’s global operations are subject to tax in various jurisdictions both within and outside the United States. The Company accounts for income taxes in accordance with ASC 740, “
Income Taxes.”
This standard establishes financial accounting and reporting standards for the effects of income taxes that result from an enterprise’s activities. It requires an asset and liability approach for financial accounting and reporting of income taxes.
The calculation of net deferred tax assets assumes sufficient future earnings for the realization of such assets as well as the continued application of currently anticipated tax rates. Included in net deferred tax assets is a valuation allowance for deferred tax assets where management believes it is more likely than not that the deferred tax assets will not be realized in the relevant jurisdiction. If we determine that a deferred tax asset will not be realizable, an adjustment to the deferred tax asset will result in a reduction of earnings at that time. See Note 7 to the Consolidated Financial Statements for further information regarding deferred tax assets and our valuation allowance.
ASC
740-10-55-3,
“
Recognition and Measurement of Tax Positions—a Two Step Process,”
provides implementation guidance related to the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a two-step
evaluation process for a tax position taken or expected to be taken

HUDSON GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)

in a tax return. The first step is recognition and the second is measurement. ASC 740 also provides guidance on derecognition, measurement, classification, disclosures, transition, and accounting for interim periods. The Company provides tax reserves for U.S. federal, state, local, and international unrecognized tax benefits for all periods subject to audit. The development of reserves for these exposures requires judgments about tax issues, potential outcomes and timing, and is a subjective critical estimate. The Company assesses its tax positions and records tax benefits for all years subject to examination based upon management’s evaluation of the facts, circumstances, and information available at the reporting dates. For those tax positions where it is more likely than not that a tax benefit will be sustained, the Company has recorded the largest amount of tax benefit with a greater than 50% likelihood of being realized upon settlement with a tax authority that has full knowledge of all relevant information. For those tax positions where it is not more likely than not that a tax benefit will be sustained, no tax benefit has been recognized in the financial statements. Where applicable, associated interest and penalties have also been recognized as a component of income tax expense. Although the outcome related to these exposures is uncertain, in management’s opinion, adequate provisions for income taxes have been made for estimable potential liabilities emanating from these exposures. In certain circumstances, the ultimate outcome for exposures and risks involves significant uncertainties which render them inestimable. If actual outcomes differ materially from these estimates, including those that cannot be quantified, they could have material impact on the Company’s results of operations.
The Company has provided tax on all unremitted earnings of our foreign subsidiaries taking into consideration all expected future events based on presently existing tax laws and rates.
The Company has elected to recognize the tax on Global Intangible Low Taxed Income (“GILTI”) as a period expense in the year the tax is incurred.
(Loss) earnings Per Share
Basic (loss) earnings per share (“EPS
”
) is computed by dividing the Company’s net income by the weighted average number of shares outstanding during the period. When the effects are not anti-dilutive, diluted (loss) earnings per share is computed by dividing the Company’s net income by the weighted average number of shares outstanding and the impact of all dilutive potential common shares, primarily stock options
“in-the-money
”
and unvested restricted stock. The dilutive impact of stock options and unvested restricted stock is determined by applying the “treasury stock
”
method. Performance-based restricted stock awards are included in the computation of diluted (loss) earnings per share only to the extent that the underlying performance conditions: (i) are satisfied prior to the end of the reporting period, or (ii) would be satisfied if the end of the reporting period were the end of the related performance period and the result would be dilutive under the treasury stock method. Stock awards subject to vesting or exercisability based on the achievement of market conditions are included in the computation of diluted (loss) earnings per share only when the market conditions are met.
Income (loss) per share calculations for each quarter include the weighted average effect for the quarter; therefore, the sum of quarterly income per share amounts may not equal year-to-date
income per share amounts, which reflect the weighted average effect on a year-to-date
basis. In addition, the calculation of the impact of dilutive potential common shares might be dilutive on a quarterly basis but anti-dilutive on a year-to-date
basis or vice versa.

HUDSON GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)

Fair Value of Financial Instruments
Fair value is defined as the amount that would be received for selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and is measured using inputs in one of the following three categories:
Level
 1
measurements are based on unadjusted quoted prices in active markets for identical assets or liabilities that we have the ability to access. Valuation of these items does not entail a significant amount of judgment.
Level
 2
measurements are based on quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active or market data other than quoted prices that are observable for the assets or liabilities.
Level
 3
measurements are based on unobservable data that are supported by little or no market activity and are significant to the fair value of the assets or liabilities.
The carrying amounts reported in the Consolidated Balance Sheets for cash and cash equivalents, accounts receivable, accounts payable and short-term borrowings approximate fair value because of the immediate or short-term maturity of these financial instruments.
Cash and Cash Equivalents
For financial statement presentation purposes, the Company considers all highly liquid investments having an original maturity of three months or less as cash equivalents.
Restricted Cash
Restricted cash primarily represents amounts required to be held on deposit for a travel and entertainment program in the U.K., a bank guarantee for licensing in Switzerland, and deposits held for office space.
Accounts Receivable
The Company’s accounts receivable balances are composed of trade and unbilled receivables. Unbilled accounts receivable represent revenue recorded in advance of processing formal invoices pursuant to the completion of contract provisions and, generally, become billable at contractually specified dates. Unbilled receivables of $5,925 and $5,163 as of December 31, 2024 and 2023, respectively, are expected to be invoiced and collected within one year. The Company records accounts receivable when its right to consideration becomes unconditional. Contract assets primarily relate to our rights to consideration for services provided that they are conditioned on satisfaction of future performance obligations. Accounts receivable, net, are stated at the amount the Company expects to collect, which is net of estimated losses resulting from the inability of its customers to make required payments.
Allowance for Expected Credit Losses
The allowance for expected credit losses is estimated based on the CECL model and it takes into account information about past events, current conditions, and reasonable and supportable forecasts of future economic conditions. It represents the aggregate amount of credit risk arising from the inability of specific clients to pay our

HUDSON GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)

fees or disputes that may affect our ability to fully collect our billed accounts receivable. When determining the collectability of specific customer accounts, a number of factors are evaluated, including: customer creditworthiness, past transaction history with the customer, changes in customer financial stability, payment terms or practices, and effect of market conditions on each customer. Other factors include, but are not limited to, current economic conditions and forward-looking estimates. Our actual experience may vary from our estimates. If the financial condition of our clients were to deteriorate, resulting in their inability or unwillingness to pay our fees, we may need to record additional provisions for expected credit losses in future periods. The risk of credit losses may be mitigated to the extent that we received a retainer from some of our clients prior to performing services. Changes in allowance for expected credit losses are recorded in office and general expenses on the Consolidated Statements of Operations and were not material for the year ended December 31, 2024. Accounts receivable, net of the allowance for expected credit losses, represents the amount we expect to collect. At each reporting date, we adjust the allowance for expected credit losses to reflect our current estimate. Our billed accounts receivables are written off when the potential for recovery is considered remote.
The Company generally establishes customer credit limits and estimates the allowance for credit losses on a country or geographic basis. Customer credit limits are based upon an initial evaluation of the customer’s credit quality, and we adjust that limit accordingly based upon ongoing credit assessments of the customer, including payment history and changes in credit quality. Consistent with our adoption of ASU
2016-13,
effective January 1, 2023 (refer to Note 3—Summary of Significant Accounting Policies), the allowance for expected credit losses is determined based on an assessment of past collection experience as well as consideration of current and future economic conditions and changes in our customer collection trends.
Property and Equipment
Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the following estimated useful lives:

Years
Furniture and equipment	3 - 8
Capitalized software costs	3 - 5
Computer equipment	3 - 5
Leasehold improvements	2 - 5
Leasehold improvements are amortized over the shorter of their estimated useful lives or the lease term. The amortization periods of material leasehold improvements are estimated at the inception of the lease term.
Leases
Lease liabilities are recognized at the commencement of a lease based on the sum of lease payments over the term of the lease. Lease liabilities are reduced as payments are made. A corresponding right-of-use
asset is recognized at the same time as the lease liability based on the total amount of lease expense to be recognized, which is generally the same amount as the corresponding lease liabilities.
Right-of-use
assets are amortized over the life of the lease on a straight-line basis. The Company’s lease agreements may include options to renew, extend, or terminate the lease. These clauses are included in the measurement of the lease liabilities when the Company is reasonably certain that it will exercise such options.
The Company has elected to exclude short-term leases from the recognition requirements of ASC 842. A lease is short-term if, at the commencement date, it has a term of less than or equal to one year. Lease expense related to short-term leases is recognized on a straight-line basis over the lease term.

HUDSON GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)

Capitalized Software Costs
Capitalized software costs consist of costs to purchase and develop software for internal use. The Company capitalizes certain incurred software development costs in accordance with ASC
350-40,
“Intangibles Goodwill and Other:
Internal-Use
Software.” Costs incurred during the application-development stage for software purchased and further customized by outside vendors for the Company’s use and software developed by a vendor for the Company’s proprietary use have been capitalized. Labor costs incurred during the application-development stage for the Company’s own personnel which are directly associated with software development are capitalized as appropriate. The Company expenses software and overhead cost incurred during the preliminary and/or post implementation of the project stage such as maintenance, training and upgrades or enhancements that do not increase functionality. Capitalized software costs are included in property and equipment.
Business Combinations and Asset Acquisitions
Business Combinations are accounted for under the acquisition method in accordance with ASC 805, “
Business Combinations
.” The acquisition method requires identifiable assets acquired and liabilities assumed and any non-controlling
interest in the business acquired to be recognized and measured at fair value on the acquisition date, which is the date that the acquirer obtains control of the acquired business. The amount by which the fair value of consideration transferred as the purchase price exceeds the net fair value of assets acquired and liabilities assumed is recorded as goodwill. Acquisitions that do not meet the definition of a business under the ASC are accounted for as asset acquisitions. Asset acquisitions are accounted for by allocating the cost of the acquisition to the individual assets acquired and liabilities assumed on a relative fair value basis. Goodwill is not recognized in an asset acquisition with any consideration in excess of net assets acquired allocated to acquired assets on a relative fair value basis. Transaction costs are expensed in a business combination and are considered a component of the cost of the acquisition in an asset acquisition.
Intangible Assets
Intangible assets consist of customer relationships, trade names, non-competition
agreements and developed technology. The Company periodically evaluates whether events or changes in circumstances have occurred that indicate long-lived assets may not be recoverable. When such circumstances are present, the Company assesses whether the carrying value will be recovered through the expected undiscounted future cash flows resulting from the use and eventual disposition of the long-lived asset. In the event the sum of the expected undiscounted future cash flows is less than the carrying value of the long-lived asset, an impairment loss equal to the excess of the long-lived asset’s carrying value over its fair value is recorded in accordance with ASC
360-10-35.
There were no impairment triggers during the year ended December 31, 2024.
Amortization expense is computed using the straight-line method over the following estimated useful lives:

Years
Non-compete agreements	2 - 3
Developed Technology	3
Customer lists	3 - 6
Trade name	5 - 10
Goodwill
The Company records the excess of purchase price over the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed in a business combination as goodwill. The Company has

HUDSON GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)

allocated goodwill for certain acquisitions to its Americas reportable segment and others to its Asia Pacific reportable segment. Goodwill is not amortized and is tested for impairment on an annual basis on October 1, or when an event or changes in circumstances indicate that its carrying value may not be recoverable. The Company identified multiple reporting units that carry a goodwill balance, some of which are included in the Americas reportable segment, and others in the Asia Pacific reportable segment.
Goodwill impairment is tested at the reporting unit level, which is defined as an operating segment or one level below the operating segment. The annual, or interim, goodwill impairment test is performed by comparing the fair value of a reporting unit with its carrying amount. An impairment charge is recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit.
The Company has the option to perform a qualitative assessment for reporting units to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of one or more of its reporting units is greater than its carrying amount. If, after assessing the totality of events or circumstances, the Company determines it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, there is no need to perform any further testing. However, if the Company concludes otherwise, then it is required to perform a quantitative impairment test by calculating the fair value of the reporting unit and comparing the fair value with the carrying amount of the reporting unit. If the fair value of the reporting unit is less than its carrying value, an impairment loss is recorded based on that difference. Alternatively, the Company has the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing the quantitative goodwill impairment test. There were no impairment charges recorded in either fiscal year 2024 or 2023.
Foreign Currency Translation
The financial position and results of operations of the Company’s international subsidiaries are determined using local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the exchange rate in effect at each year-end.
Statements of Operations accounts are translated at the average rate of exchange prevailing during each period. Translation adjustments arising from the use of differing exchange rates from period to period are included in the accumulated other comprehensive income (loss) account in stockholders’ equity, other than translation adjustments on short-term intercompany balances, which are included in other income (expense). Gains and losses resulting from other foreign currency transactions are included in other income (expense). Intercompany receivable balances of a long-term investment nature are considered part of the Company’s permanent investment in a foreign jurisdiction and the gains or losses on such balances are reported in other comprehensive income (loss).
Comprehensive Income (Loss)
Comprehensive income (loss) is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. The Company’s other comprehensive income (loss) is primarily comprised of foreign currency translation adjustments, which relate to investments that are permanent in nature.
Recent Accounting Standard Update Not Yet Adopted
In December 2023, the FASB issued ASU
No. 2023-09,
Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which modifies FASB Accounting Standards Codification 740 to enhance the

HUDSON GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)

transparency and decision usefulness of income tax disclosures. ASU
No. 2023-09
is effective on a prospective basis for annual periods beginning after December 15, 2024, with early adoption permitted. The Company is evaluating the effect of adopting this new accounting guidance, and will adopt the guidance when it becomes effective.
NOTE 3 - DISAGGREGATED REVENUE
The Company’s revenues for the years ended December 31, 2024 and 2023 were as follows:

	December 31,
	2024	2023
RPO	$67,993	$78,468
Contracting	72,063	82,870

Total Revenue	$140,056	$161,338

NOTE 4 - ACCOUNTS RECEIVABLE, NET
Accounts receivable balances are composed of trade and unbilled receivables. Unbilled accounts receivable represent revenue recorded in advance of processing formal invoices pursuant to the completion of contract provisions and, generally, become billable at contractually specified dates. Unbilled receivables of $5,925 and $5,163 as of December 31, 2024 and 2023, respectively, are expected to be invoiced and collected within one year. The Company records accounts receivable when its right to consideration becomes unconditional. Contract assets primarily relate to our rights to consideration for services provided that they are conditioned on satisfaction of future performance obligations. Accounts receivable, net, are stated at the amount the Company expects to collect, which is net of estimated losses resulting from the inability of its customers to make required payments.
The Company generally establishes customer credit limits and estimates the allowance for credit losses on a country or geographic basis. Customer credit limits are based upon an initial evaluation of the customer’s credit quality, and we adjust that limit accordingly based upon ongoing credit assessments of the customer, including payment history and changes in credit quality. Consistent with our adoption of ASU
2016-13,
effective January 1, 2023 (refer to Note 2 - Summary of Significant Accounting Policies), the allowance for expected credit losses is determined based on an assessment of past collection experience as well as consideration of current and future economic conditions and changes in our customer collection trends.
The following table summarizes the components of “Accounts receivable, net” as presented on the Consolidated Balance Sheets:

	As of December 31,
Accounts Receivable:	2024	2023
Billed receivables	$14,559	$14,925
Unbilled receivables	5,925	5,163

Accounts Receivable, Gross	20,484	20,088

Allowance for expected credit losses	(391)	(378)

Accounts Receivable, Net	$20,093	$19,710

HUDSON GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)

The following table summarizes the total provision for expected credit losses and write-offs:

	For The Year Ended December 31,
	2024	2023
Beginning balance	$378	$51
Provision for expected credit losses	24	483
Write-offs and other	(11)	(207)
Cumulative-effect adjustment from adoption of ASU 2016-13, Credit Losses	—	51

Ending Balance	$391	$378

NOTE 5 - ACQUISITIONS
Hudson Global Resources (Singapore) Pte. Ltd.
On October 31, 2023, the Company entered into a share purchase agreement by and among, Hudson RPO Limited, a wholly owned subsidiary of the Company (“Buyer”), and Hudson Global Resources (Australia) Pty Limited (“Seller”), and completed the acquisition by Hudson RPO Limited of all of the shares of Hudson Global Resources (Singapore) Pte. Ltd. (“Singapore Acquisition”).
Hudson Singapore is a provider of recruitment services primarily to clients operating in Singapore, with a
30-year
track record of senior placements and project recruitment work across Southeast Asia including Singapore, Malaysia, the Philippines, Vietnam, Thailand, and Indonesia.
In connection with the Singapore Acquisition, Seller received $2,546 in cash, subject to certain adjustments, at the closing of the Singapore Acquisition. Additionally, Seller has a contingent right to receive earn-out
payments not to exceed approximately $317, based upon the achievement of certain performance thresholds and subject to the satisfaction of certain conditions.
The Singapore Acquisition was accounted for as a business combination under the acquisition method of accounting. The purchase price of $2,574, consisted of the amount paid in cash of $2,546 and a working capital adjustment of $28. Contingent earn-out
payments of up to approximately $317 were excluded from the purchase price and no fair value was assigned to the earn-out
as the seller did not achieve the associated revenue milestones through December 2023. The purchase price, which included $491 of cash and cash equivalents acquired, was allocated to the net tangible and intangible assets and liabilities based on their fair values on the acquisition date of October 31, 2023, with the excess recorded as goodwill. None of the goodwill is expected to be deductible for tax purposes. The Company’s goodwill represents the expected profit growth over time that is attributable to expanding our footprint and market share in Singapore and Southeast Asia.
The values assigned to the assets acquired and liabilities assumed are based on the fair value available and may be adjusted during the measurement period of up to 12 months from the date of acquisition as further information becomes available. Any changes in the fair values of the assets acquired and liabilities assumed during the measurement period may result in adjustments to goodwill. The Company incurred transaction costs related to the Singapore Acquisition of $13 that were expensed as part of “Office and general”.

HUDSON GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)

Below is a summary of the fair value of the net assets acquired on the acquisition date based on external valuations at the date of the Singapore Acquisition.

Fair Value
Assets Acquired:
Cash and cash equivalents	$491
Accounts receivable	753
Prepaid expenses and other assets	88
Property and equipment	9
Operating lease right-of-use assets	32
Deferred tax assets	766
Intangible assets	212
Goodwill	847

Assets Acquired	$3,198

Liabilities Assumed:
Accrued expenses and other current liabilities	$580
Other long-term liabilities	44

Liabilities Assumed	$624

Fair value of consideration transferred	$2,574

Intangible assets are amortized on a straight-line basis over their estimated useful lives. The following table sets forth the components of identifiable intangible assets acquired and their estimated useful lives on the date of the Singapore Acquisition.

	Fair Value	Useful Life
Non-compete agreements	$28	5 years
Customer lists	97	4 years
Trade name	87	5 years

Total identifiable assets	$212

NOTE 6 - STOCK-BASED COMPENSATION
Equity Compensation Plans
The Company maintains the Hudson Global, Inc. 2009 Incentive Stock and Awards Plan, as amended and restated on May 24, 2016 and further amended on September 14, 2020 and May 17, 2022 (the “ISAP”), pursuant to which it can issue equity-based compensation incentives to eligible participants. The ISAP permits the granting of stock options, restricted stock, restricted stock units, and other types of equity-based awards. The Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) will establish such conditions as it deems appropriate on the granting or vesting of stock options, restricted stock, restricted stock units and other types of equity-based awards. As determined by the Compensation Committee, equity awards may also be subject to immediate vesting upon the occurrence of certain events including death, disability, retirement or a change in control of the Company. When we make grants of restricted stock or restricted stock units to our executive officers, including the named executive officers, we enter into Restricted Stock Agreements and Restricted Stock Unit Agreements with such executive officers that contain provisions that are triggered upon a termination of an executive officer or a change in control of our Company. For awards of

HUDSON GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)

restricted stock granted beginning on November 6, 2015, effective upon a change in control of our Company, if the executive is employed by us or an affiliate of ours immediately prior to the date of such change in control and is subsequently terminated within 12 months following the date of such change in control, the shares of restricted stock will fully vest and the restrictions imposed upon the restricted stock will be immediately deemed to have lapsed. For awards of restricted stock units granted beginning on March 10, 2016, effective upon a change in control of our Company, if the executive is employed by us or an affiliate of ours immediately prior to the date of such change in control and is subsequently terminated within 12 months following the date of such change in control, the restricted stock units will fully vest and the restrictions imposed upon the restricted stock units will be immediately deemed to have lapsed. The Company primarily grants restricted stock and restricted stock units to its employees. A restricted stock unit is equivalent to one share of the Company’s common stock and is payable only in common stock of the Company issued under the ISAP.
The Compensation Committee administers the ISAP and may designate any of the following as a participant under the ISAP: any officer or other employee of the Company or its affiliates or individuals engaged to become an officer or employee, consultants, or other independent contractors who provide services to the Company or its affiliates, and non-employee
directors of the Company. On May 17, 2022, the Company’s stockholders at the 2022 Annual Meeting of Stockholders approved amendments to the ISAP to, among other things, increase the number of shares of the Company’s common stock that are reserved for issuance by 250,000 shares. As of December 31, 2024, there were 52,264 shares of the Company’s common stock available for future issuance under the ISAP.
During the year 2024, the Company granted 47,647 restricted stock units subject to performance vesting conditions for the year ended December 31, 2024, and granted 12,540 discretionary time-vested restricted stock units to certain employees that were not subject to performance conditions. Additionally, 70,373 time-vested restricted stock units were granted to the Global Chief Executive Officer at Hudson RPO. In the previous year, 2023, the Company granted 28,841 restricted stock units subject to performance vesting conditions and granted an additional 1,250 of discretionary time-vested restricted stock units to certain employees that were not subject to performance conditions for the year ended December 31, 2023. In addition, 65,105 time-vested restricted stock units were granted to the Global Chief Executive Officer at Hudson RPO.
A summary of the quantity and vesting conditions for stock-based units granted to the Company’s employees for the year ended December 31, 2024 was as follows:

Vesting conditions	Number of Restricted Stock Units Granted
Performance and service conditions - Type 1 (1) (2)	14,939
Performance and service conditions - Type 2 (1) (2)	32,708
Service conditions only - Type 1 (2)	82,913

Total shares of stock award granted	130,560

(1)	The performance conditions with respect to restricted stock units may be satisfied as follows:
(a)	For grants to Corporate office employees subject to 2023 performance conditions, 100% of the restricted stock units may be earned on the basis of performance as measured by a “group adjusted EBITDA”.
(2)	To the extent restricted stock units are earned, such restricted stock units will vest on the basis of service as follows:
(a)	33% and 66.6% for Type 1 and Type 2, respectively, of the restricted stock units will vest on the first anniversary of the grant date;

HUDSON GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)

(b)	33% and 16.7% for Type 1 and Type 2, respectively, of the restricted stock units will vest on the second anniversary of the grant date; and
(c)
34% and 16.7% for Type 1 and Type 2, respectively, of the restricted stock units will vest on the third anniversary of the grant date; provided that, in each case, the employee remains employed by the Company from the grant date through the applicable service vesting date.

The Company also maintains the Director Deferred Share Plan (the “Director Plan”) as part of the ISAP pursuant to which it can issue restricted stock units to its non-employee
directors. A restricted stock unit is equivalent to one share of the Company’s common stock and is payable only in common stock issued under the ISAP upon a director ceasing service as a member of the Company’s Board. The restricted stock units vest immediately upon grant and are credited to each of the non-employee
director’s retirement accounts under the Director Plan. Restricted stock units issued under the Director Plan contain the right to a dividend equivalent award in the form of additional restricted stock units. The dividend equivalent award is calculated using the same rate as the cash dividend paid on a share of the Company’s common stock, and then divided by the closing price of the Company’s common stock on the date the dividend is paid to determine the number of additional restricted stock units to grant. Dividend equivalent awards have the same vesting terms as the underlying awards. During the years ended December 31, 2024 and 2023, the Company granted 20,284 and 20,728 restricted stock units to its non-employee
directors pursuant to the Director Plan, respectively.
As of December 31, 2024, 234,150 restricted stock units are deferred under the Company’s ISAP.
On October 1, 2020, the Company granted 52,226 restricted shares of common stock to be issued over 30 months in connection with its acquisition of Coit Staffing, Inc. Accordingly, for the years ended December 31, 2024 and 2023, the Company recognized $0 and $16 in associated stock-based compensation. See Note 5 for additional information.
For the years ended December 31, 2024 and 2023, the Company’s stock-based compensation expense related to restricted stock units and restricted shares of common stock, which are included in the accompanying Consolidated Statements of Operations, were as follows:

	For The Year Ended December 31,
	2024	2023
Restricted shares of common stock	$—	$16
Restricted stock units	1,173	1,453
Restricted stock units-cash settled liabilities	107	—

Total	$1,280	$1,469

As of December 31, 2024 and 2023, the Company’s unrecognized compensation expense and the weighted average periods over which the compensation expense is expected to be recognized relating to the unvested portion of the Company’s restricted stock unit awards, were as follows:

	As of December 31,
	2024		2023
	Unrecognized Expense	Weighted Average Period in Years	Unrecognized Expense	Weighted Average Period in Years
Restricted stock units	$1,445	0.9	$1,346	0.9

HUDSON GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)

Restricted Stock Units
Changes in the Company’s restricted stock units arising from grants to certain employees and non-employee
directors for the years ended December 31, 2024 and 2023 were as follows:

	Year Ended December 31, 2024
	Performance-based		Time-based/Director		Total
	Number of Shares of Restricted Stock Units	Weighted Average Grant-Date Fair Value	Number of Shares of Restricted Stock Units	Weighted Average Grant-Date Fair Value	Number of Shares of Restricted Stock Units	Weighted Average Grant-Date Fair Value
Unvested restricted stock units at January 1	95,264	$23.49	80,422	$16.50	175,686	$20.29
Granted	47,647	$14.51	103,197	$15.03	150,844	$14.87
Vested	(58,479)	$22.40	(54,465)	$17.21	(112,944)	$19.90
Forfeited	(28,841)	$22.27	(680)	$27.16	(29,521)	$22.38

Unvested restricted stock units at December 31	55,591	$17.58	128,474	$14.96	184,065	$15.75

	Year Ended December 31, 2023
	Performance-based		Time-based/Director		Total
	Number of Shares of Restricted Stock Units	Weighted Average Grant-Date Fair Value	Number of Shares of Restricted Stock Units	Weighted Average Grant-Date Fair Value	Number of Shares of Restricted Stock Units	Weighted Average Grant-Date Fair Value
Unvested restricted stock units at January 1	130,186	$23.56	33,390	$20.31	163,576	$22.89
Granted	28,841	$22.27	87,083	$15.76	115,924	$17.39
Shares earned above target (a)	3,940	$35.72	—	$—	3,940	$35.72
Vested	(58,834)	$22.10	(36,321)	$18.06	(95,155)	$20.56
Forfeited	(8,869)	$35.10	(3,730)	$18.26	(12,599)	$30.11

Unvested restricted stock units at December 31	95,264	$23.49	80,422	$16.50	175,686	$20.29

(a)	The number of shares earned above target are based on the performance targets established by the Compensation Committee at the initial grant date.
The total fair value of restricted stock units vested during the years ended December 31, 2024 and 2023 were as follows:

	For The Year Ended December 31,
	2024	2023
Fair value of restricted stock units vested	$1,693	$1,976

HUDSON GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)

Shares of Common Stock
There were no vested or unvested of restricted shares of common stock for the year ended December 31, 2024. Changes in the Company’s restricted shares of common stock for the year ended December 31, 2023 were as follows:

	For The Year Ended December 31,
	2023
	Number of Shares of Restricted Stock Units	Weighted Average Grant-Date Fair Value
Unvested restricted shares of common stock units at January 1	17,410	$9.57
Vested	(17,410)	$9.57

Unvested restricted shares of common stock units at December 31	—	$—

NOTE 7 - INCOME TAXES
Income Tax Provision
The domestic and foreign components of net income before provision for income taxes is as follows:

	Year ended December 31,
	2024	2023
Domestic	$(31,531)	$(4,736)
Foreign	28,061	7,304

(Loss) income before provision for income taxes	$(3,470)	$2,568

The components of the provision for (benefit from) income taxes are as follows:

	Year ended December 31,
	2024	2023
Current tax provision (benefit):
U.S. Federal	$—	$—
State and local	(15)	52
Foreign	783	1,410

Total current provision for (benefit from) income taxes	768	1,462
Deferred tax provision (benefit):
U.S. Federal	—	—
State and local	—	—
Foreign	532	(1,092)

Total deferred provision (benefit) from income taxes	532	(1,092)

Total provision for income taxes	$1,300	$370

HUDSON GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)

Tax Rate Reconciliation
The effective tax rate (“ETR”) for the year ended December 31, 2024 was negative 37.5%, compared to 14.4% for 2023. For the year ended December 31, 2024, the effective tax rates differed from the U.S. federal statutory rate of 21% primarily due to pre-tax
losses for which no tax benefit can be recognized, changes in valuation allowances in the U.S., China, and certain foreign jurisdictions that reduce or eliminate the ETR on current year profits or losses, foreign tax rate differences, and non-deductible
expenses. For the year ended December 31, 2023, the effective tax rates differed from the U.S. Federal statutory rate of 21% primarily due to a discrete tax benefit recognized following the lapse of certain statutes of limitations related to Spain, recognition of a portion of a deferred tax asset in Canada, state income taxes, changes in valuation allowances in the U.S. and certain foreign jurisdictions which reduces or eliminates the effective tax rate on current year profits or losses, foreign tax rate differences, taxes on repatriations or deemed repatriation of foreign profits, and non-deductible
expenses. The current year ETR differs significantly from the prior year ETR primarily due to the interaction of similar rate reconciliation items, including change in valuation allowance, with a negative pretax book income in the current period versus positive pretax book income in the prior year comparative period.
The following is a reconciliation of the effective tax rate for the years ended December 31, 2024 and 2023 to the U.S. federal statutory rate of 21%:

	Year ended December 31,
	2024	2023
Provision at federal statutory rates	$(729)	$539
State income taxes, net of federal benefit	1,133	27
Change in valuation allowance	6,817	(1,974)
Taxes related to foreign income	(1,506)	1,706
Non-deductible expenses	(4,943)	(128)
Other federal deferred tax adjustments	—	23
Other state deferred tax adjustments	—	579
Uncertain tax positions	6	(402)
Prior period adjustments	395	—
Permanent differences and other	127	—

Provision for income taxes	$1,300	$370

HUDSON GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)

Deferred Taxes Assets (Liabilities)
Deferred income taxes are provided for the tax effect of temporary differences between the financial reporting basis and the tax basis of assets and liabilities. Net deferred tax assets have been reported as non-current
in the accompanying Consolidated Balance Sheets. Significant temporary differences at December 31, 2024 and 2023 are as follows:

	As of December 31,
	2024	2023
Deferred tax assets (liabilities):
Allowance for expected credit losses	$108	$121
Property and equipment	(170)	(269)
Goodwill and intangibles	714	634
Accrued compensation	1,786	2,368
Accrued liabilities and other	29	318
Loss carryforwards	73,672	183,641

Deferred tax assets before valuation allowance	76,139	186,813
Valuation allowance	(73,491)	(183,453)

Deferred tax assets, net of valuation allowance	$2,648	$3,360

As a result of the enactment of the Tax Act, the Company has provided tax on GILTI, and therefore, future repatriations of previously unremitted foreign earnings are expected to either be exempt from U.S. taxation or offset by net operating losses (“NOLs”). The Company has not provided any withholding tax with respect to unremitted foreign earnings at December 31, 2024 and December 31, 2023.
Net Operating Losses (“NOLs”), Capital Losses, and Valuation Allowance
At December 31, 2024, the Company had losses for U.S. federal and state tax purposes of approximately $264,577 in total, made up of net U.S. federal and state NOLs incurred through December 31, 2024 of $240,021 and U.S. federal and state capital losses of $24,556 as a result of the liquidation of Hudson Europe BV on December 31, 2024. U.S. federal and state NOLs through December 31, 2017 expire at various dates through 2037 with $42,060 scheduled to expire at the end of 2024. U.S. federal and state NOLs incurred in or after 2018 have an indefinite carryforward period, which can be offset by 80% of future taxable income in any given year. U.S. federal and state capital losses of $24,556 incurred in 2024 will expire at the end of 2029, as these losses have a five-year carryforward period.
The Company’s utilization of U.S. NOLs is subject to an annual limitation imposed by Section 382 of the Internal Revenue Code (“IRC”), which may limit our ability to utilize all the existing NOLs before the expiration dates. Based upon IRC Section 382 studies prepared by the Company, Section 382 ownership changes have occurred that will result in $224,124 of the Company’s federal and state NOLs generated through September 2006 and recognized built-in
losses during the five- year period after September 2006 being subject to IRC Section 382 limitations. As a result of IRC Section 382 limitations, $27,848 of the $224,124 NOLs that are limited are expected to expire prior to utilization specifically as a result of the IRC Section 382 cumulative annual limitations. Accordingly, the U.S. federal and state NOLs of $264,577, as indicated above, excluded the $27,848 of tax losses expected to expire prior to utilization due to IRC Section 382 cumulative annual limitations and the deferred tax asset for loss carryforwards of $70,303 also excluded $7,460 of related tax benefits.

HUDSON GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)

As of December 31, 2024, certain international subsidiaries had NOLs for local tax purposes of $15,472. With the exception of $11,617 of NOLs with an indefinite carry forward period as of December 31, 2024, these losses will expire at various dates through 2026 to 2040, with $0 scheduled to expire during 2025. The deferred tax recognized for NOLs are presented net of unrecognized tax benefits, where applicable.
ASC
740-10-30-5
requires that a valuation allowance be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. In making this assessment, management considers the level of historical taxable income, scheduled reversals of deferred tax liabilities, tax planning strategies, and projected future taxable income. As of December 31, 2024, $71,168 of the valuation allowance relates to the deferred tax asset was comprised of NOLs for U.S. capital losses of $6,009, U.S. federal and state NOLs of $64,294, and foreign NOLs of $865, that management has determined will more likely than not expire prior to realization. The remaining valuation allowance of $2,323 relates to deferred tax assets on U.S. and foreign temporary differences that management estimates will not be realized due to the Company’s U.S. and foreign tax losses.
Uncertain Tax Positions
A reconciliation of the beginning and ending amount of unrecognized tax benefits, excluding interest and penalties is as follows:

	2024	2023
Balance, beginning of year	$60	$360
Additions for tax positions of current years	—	—
Additions for tax positions of prior years	—	—
Reductions for tax positions of prior years	—	—
Expiration of applicable statutes of limitations	—	(300)

Balance, end of year	$60	$60

The total amount of state and local and foreign unrecognized tax benefits that, if recognized, would affect the effective tax rate was $60 as of both December 31, 2024 and December 31, 2023, exclusive of interest and penalties.
The Company recognizes accrued interest and penalties related to unrecognized tax benefits as part of the provision for income taxes. As of December 31, 2024 and December 31, 2023, the Company had $33 and $27, respectively, of accrued interest and penalties associated with unrecognized tax benefits.
Based on information available as of December 31, 2024, it is reasonably possible that the total amount of unrecognized tax benefits will decrease by $0 over the next 12 months as a result of projected resolutions of global tax examinations and controversies and potential lapses of the applicable statutes of limitations.
In many cases, the Company’s unrecognized tax benefits are related to tax years that remain subject to examination by the relevant tax authorities. Tax years with NOLs remain open until such losses expire or the statutes of limitations for those years when the NOLs are used or expire. As of December 31, 2024, the Company’s open tax years which remain subject to examination by the relevant tax authorities, are between 2015 and 2024, depending on the jurisdiction.
The Company believes that its unrecognized tax benefits as of December 31, 2024 are appropriately recorded for all years subject to examination above.

HUDSON GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)

NOTE 8 - EARNINGS (LOSS) PER SHARE
A reconciliation of the numerators and denominators of the basic and diluted (loss) earnings per share calculations were as follows:

	For The Year Ended December 31,
	2024	2023
(Loss) earnings per share (“EPS”):
Basic	$(1.59)	$0.72
Diluted	$(1.59)	$0.70
EPS numerator - basic and diluted:
Net (loss) income	$(4,770)	$2,198
EPS denominator (in thousands):
Weighted average common stock outstanding - basic	3,000	3,064
Common stock equivalents: stock options and restricted stock units	— (a)	76

Weighted average number of common stock outstanding - diluted	3,000	3,140

(a)
The diluted weighted average number of shares of common stock outstanding did not differ from the basic weighted average number of shares of common stock outstanding because the effects of any potential common stock equivalents (see Note 6 to the Consolidated Financial Statements for further details on unvested restricted stock units) were anti-dilutive and therefore not included in the calculation of the denominator of dilutive earnings per share.

The weighted average number of shares outstanding used in the computation of diluted net income per share for the years ended December 31, 2024 and 2023 did not include the effect of the following potentially outstanding shares of common stock because the effect would have been anti-dilutive:

	For The Year Ended December 31,
	2024	2023
Unvested restricted stock units	—	247

Total	—	247

NOTE 9
-
GOODWILL AND INTANGIBLE ASSETS
Goodwill
The Company recorded goodwill of $

on October 31, 2023 in connection with the Singapore Acquisition. See Note 5 for further information on the Singapore Acquisition.

HUDSON GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)

For the years ended December 31, 2024 and 2023, the changes in carrying amount of goodwill were as follows:

	Carrying Value
	2024	2023
Goodwill, January 1	$5,749	$4,875
Acquisition	—	847
Currency translation	(46)	27

Goodwill, December 31	$5,703	$5,749

On October 1, 2024, the Company applied ASC 350, and performed quantitative assessments to determine whether it was more likely than not that the fair value of its reporting units was less than their carrying values. To estimate the fair value of these reporting units, the Company used both an income approach and a market approach. The income approach required management to make significant estimates and judgments regarding future cash flows that were based on a number of factors including actual operating results, forecasted revenue and expenses, discount rate assumptions, and long-term growth rate assumptions. The market approach required the use of multiples based on financial metrics for both acquisitions and peer group companies. The Company did not recognize any impairment of goodwill related to these acquisitions. At the conclusion of its assessment, the Company determined the fair value of the reporting units exceeded their carrying values. As such, the Company determined that no impairment of goodwill had taken place as of December 31, 2024.
Intangible Assets
For the years ended December 31, 2024 and 2023, the Company’s Intangible assets consisted of the following components:

2024	Weighted Average Remaining Amortization Useful Lives (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Non-compete agreements	2.9	$145	$(116)	$29
Trade name	6.1	1,634	(731)	903
Customer lists	2.6	3,952	(2,399)	1,553
Developed technology	1.0	657	(651)	6

		$6,388	$(3,897)	$2,491

2023	Weighted Average Remaining Amortization Useful Lives (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Non-compete agreements	3.4	$147	$(98)	$49
Trade name	6.7	1,638	(515)	1,123
Customer lists	3.5	3,957	(1,690)	2,267
Developed technology	0.9	657	(468)	189

		$6,399	$(2,771)	$3,628

HUDSON GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)

Amortization expense for the years ended December 31, 2024 and 2023 was $1,126 and $1,124, respectively. Intangible assets are amortized on a straight-line basis over their estimated useful lives. No impairment in the value of amortizable intangible assets was recognized during the years ended December 31, 2024 or 2023.
Estimated future amortization expense for intangible assets for the remainder of the fiscal year ending December 31, 2024, and for each of the next fiscal years are as follows:

2025	$868
2026	633
2027	548
2028	129
2029	110
Thereafter	203

$2,491

The change in the book value of amortizable intangible assets is as follows:

	January 1, 2024 Beginning Balance	Acquisition	Amortization	Translation and Other	December 31, 2024 Ending Balance
Non-compete agreements	$49	$—	$(18)	$(2)	$29
Trade name	1,123	—	(216)	(4)	903
Customer lists	2,267	—	(709)	(5)	1,553
Developed technology	189	—	(183)	—	6

	$3,628	$—	$(1,126)	$(11)	$2,491

	January 1, 2023 Beginning Balance	Acquisition	Amortization	Translation and Other	December 31, 2023 Ending Balance
Non-compete agreements	$33	$28	$(14)	$2	$49
Trade name	1,236	87	(202)	2	1,123
Customer lists	2,856	97	(689)	3	2,267
Developed technology	391	—	(219)	17	189

	$4,516	$212	$(1,124)	$24	$3,628

NOTE 10 - CASH, CASH EQUIVALENTS, AND RESTRICTED CASH
A summary of the Company’s restricted cash included in the accompanying Consolidated Balance Sheets as of December 31, 2024 and 2023 was as follows:

	As of December 31,
	2024	2023
Cash and cash equivalents	$17,011	$22,611
Restricted cash, current	476	354
Restricted cash, non-current	180	205

Total cash, cash equivalents, and restricted cash	$17,667	$23,170

Restricted cash primarily includes lease and collateral deposits, as well as bank guarantees for licensing.

HUDSON GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)

NOTE 11 - ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
As of December 31, 2024 and 2023, the Company’s accrued expenses and other current liabilities consisted of the following:

	December 31,
	2024	2023
Sales, use, payroll taxes and income taxes	$2,596	$2,184
Fees for professional services	882	1,000
Deferred revenue	129	96
Other accruals	897	1,355

Total accrued expenses and other current liabilities	$4,504	$4,635

NOTE 12 - COMMITMENTS AND CONTINGENCIES
Litigation and Complaints
The Company is subject, from time to time, to various claims, lawsuits, contracts disputes and other complaints from, for example, clients, candidates, suppliers, landlords for leased properties, former and current employees, and regulators or tax authorities arising in the ordinary course of business. The Company routinely monitors claims such as these, and records provisions for losses when the claim becomes probable and the amount due is estimable. Although the outcome of these claims cannot be determined, the Company believes that the final resolution of these matters will not have a material adverse effect on the Company’s financial condition, results of operations or liquidity.
For matters that reach the threshold of probable and estimable, the Company establishes reserves for legal, regulatory and other contingent liabilities. The Company did not
have any legal reserves as of December 31, 2024 and 2023.
Operating Leases
Our office space leases have remaining lease terms of one year to four years. Some of these operating leases include options to extend the lease terms, and some operating leases include options to terminate the leases earlier than the expiration of the full terms. These options are considered in our determination of the valuation of our right-of-use
assets and lease liabilities.
None of our operating leases include implicit rates, and we have determined that the difference between the contractual cost basis and the present value of lease payments calculated using incremental borrowing rates is not material. Our operating lease costs for the years ended December 31, 2024 and 2023 were $1,303 and $1,223, respectively (reflected in Net cash used in operating activities). The weighted average remaining lease term of our operating leases as of December 31, 2024 was 2.5 years.
As of December 31, 2024, future minimum operating lease payments are as follows:

	2025	2026	2027	2028	2029	Total
Minimum lease payments	$624	$170	$94	$97	$79	$1,064
As of December 31, 2023, future minimum operating lease payments for capitalized leases due in 2024 was $768.

HUDSON GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)

Invoice Finance Credit Facility
On April 8, 2019, the Company’s Australian subsidiary (“Australian Borrower”) entered into an invoice finance credit facility agreement (the “NAB Facility Agreement”) with National Australia Bank Limited (“NAB”). The NAB Facility Agreement provides the Australian Borrower with the ability to borrow funds based on a percentage of eligible trade receivables up to a maximum of 4 million Australian dollars. No receivables have terms greater than 90 days, and any risk of loss is retained by the Australian Borrower. The interest rate is calculated as the variable receivable finance indicator rate, plus a margin of 1.60% per annum. Borrowings under this facility are secured by substantially all of the assets of the Australian Borrower. The NAB Facility Agreement does not have a stated maturity date and can be terminated by either the Australian Borrower or NAB upon 90 days written notice. As of December 31, 2024 and 2023, there were no amounts outstanding under the NAB Facility Agreement. Interest expense and fees incurred on the NAB Facility Agreement were $17 for each of the years ended December 31, 2024 and 2023, respectively.
The NAB Facility Agreement contains various restrictions and covenants for the Australian Borrower including (1) that EBITDA must be at least two times total interest paid on debt on a
12-month
rolling basis; (2) minimum tangible net worth must be at least 2.5 million Australian dollars and be equal to at least 25% of total tangible assets on June 30 and December 31 (as defined in the NAB Facility Agreement); and (3) additional periodic reporting requirements to NAB. The Company was in compliance with all financial covenants under the NAB Facility Agreement as of December 31, 2024.
Amounts borrowed from the NAB Facility may be large, contain short maturities and have quick turnovers. Amounts borrowed and repaid are presented on a net basis on the Consolidated Statements of Cash Flows.
On May 25, 2022, Hudson Global Resources (Singapore) Pte. Ltd. (“Singapore Borrower”), which the Company acquired on October 31, 2023 (see Note 5 to the Consolidated Financial Statements), and the Hong Kong and Shanghai Banking Corporation Limited (“HSBC”), entered into an invoice finance credit facility agreement (the “HSBC Facility Agreement”). The HSBC Facility Agreement allows the Singapore Borrower to borrow funds up to a maximum of 1 million Singapore dollars, based on a percentage of eligible trade receivables. All receivables have a term of no more than 60 days, and any risk of loss is borne by the Singapore Borrower. The interest rate is calculated as the bank’s external cost of capital, plus a margin of 3.5% per annum. The Company ended the HSBC Facility Agreement in May 2024 and has no outstanding amounts under the HSBC Facility Agreement. The interest expense and fees incurred on the HSBC Facility Agreement amounted to $6 and $3 for the years ending December 31, 2024 and 2023, respectively.
NOTE 13 - STOCKHOLDERS’ EQUITY
Common Stock
On July 30, 2015, the Company announced that its Board authorized the repurchase of up to $10,000 of the Company’s common stock. On August 8, 2023, the Company’s Board of Directors authorized a new stock repurchase program for up to $5,000 of the Company’s outstanding shares of common stock. The Company has repurchased shares from time to time as market conditions warrant. This authorization does not expire. Under the new stock repurchase program, the Company intends to repurchase shares through open market purchases, privately negotiated transactions, block purchases, or otherwise in accordance with applicable federal securities laws, including Rule
10b-18
of the Securities Exchange Act of 1934 (the “Exchange Act”).
For the year ended December 31, 2024, the Company repurchased a total of 154,084 shares of its common stock for a cost of $2.5 million under this authorization. Of these shares, 44,250 shares were repurchased on

HUDSON GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)

January 29, 2024 in connection with a transaction with a certain shareholder totaling $0.7 million that excludes tax withholdings. The Company also repurchased 69,567 shares during the second quarter in connection with transactions with certain shareholders totaling $1.2 million, as well as 40,267 shares of its common stock on the open market for a cost of $0.7 million. For the year ended December 31, 2023, the Company repurchased
48,234
shares of its common stock on the open market for $
1.0
 million. As of December 31, 2024, under the July 30, 2015 and August 8, 2023 authorizations combined, the Company had repurchased an aggregate of 667,496 shares for a total cost of $12.9 million, completing the July 30, 2015 authorization and leaving $2.1 million available for purchase under the August 8, 2023 authorization.
The Company cannot predict when or if it will repurchase any shares of common stock as such stock repurchase program will depend on a number of factors, including constraints specified in any Rule
10b5-1
trading plans, price, general business and market conditions, and alternative investment opportunities. Information regarding share repurchases will be available in the Company’s periodic reports on Form
10-Q
and
10-K
filed with the Securities and Exchange Commission as required by the applicable rules of the Exchange Act.
NOTE 14 - ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME
Accumulated other comprehensive (loss) income, net of tax, consisted of the following:

	December 31,
	2024	2023
Foreign currency translation adjustments	$(2,717)	$(1,290)

Accumulated other comprehensive loss	$(2,717)	$(1,290)

NOTE 15 - SHELF REGISTRATION STATEMENT
On June 30, 2022, the Company filed a shelf registration on Form
S-3
with the SEC. Under the Form
S-3,
the Company may offer, issue and sell, from time to time, in one or more offerings and series, together or separately, shares of its common stock, shares of preferred stock, debt securities, subscription rights, purchase contracts, or units, which together shall have an aggregate initial offering price not to exceed $100,000. The registration statement was declared effective by the SEC on July 26, 2022. As of December 31, 2024, no securities had been offered or issued under the registration statement.
NOTE 16 - STOCKHOLDER RIGHTS PLAN
On October 15, 2018, the Company’s Board of Directors declared a dividend to the Company’s stockholders of record as of the close of business on October 25, 2018 (the “Record Date”), for each outstanding share of the Company’s common stock, of one right (a “Right”) to purchase one one-hundredth
of a share of a new series of participating preferred stock of the Company. The terms of the Rights are set forth in the Rights Agreement, dated as of October 15, 2018 (as amended, the “Rights Agreement”), by and between the Company and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”). The Company’s stockholders approved the Rights Agreement at the Company’s 2019 Annual Meeting of Stockholders held on May 6, 2019. On September 28, 2021, the Company and the Rights Agent entered into a First Amendment to Rights Agreement (the “Amendment”) that amended the Rights Agreement to extend its term through October 15, 2024. The amendment was approved by the Board on September 28, 2021, subject to stockholder approval, and the Company’s stockholders approved the Amendment at the Company’s 2022 Annual Meeting of Stockholders held on May 17, 2022. The Board of Directors has taken further action to amend the Original Rights Agreement, as

HUDSON GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)

amended by the First Amendment, to extend the expiration of the Rights Agreement to October 15, 2027, as contemplated in the Second Amendment to Rights Agreement (the “Second Amendment”). The Second Amendment was approved by the Board on June 13, 2024, subject to stockholder approval, and the Company’s stockholders approved the Amendment at the Company’s 2024 Annual Meeting of Stockholders held on July 31, 2024.
Each Right allows its holder to purchase from the Company one one-hundredth
of a share of the Company’s Series B Junior Participating Preferred Stock (“Series B Preferred Stock”) for a purchase price of $3.50. Each fractional share of Series B Preferred Stock would give the stockholder approximately the same dividend, voting and liquidation rights as does one share of common stock. Prior to exercise, however, a Right does not give its holder any dividend, voting or liquidation rights.
The Board entered into the Rights Agreement in an effort to preserve the value of the Company’s significant U.S. NOLs and other tax benefits. The Company’s ability to utilize its NOLs may be substantially limited if the Company experiences an “ownership change” within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). In general, an “ownership change” would occur if the percentage of the Company’s ownership by one or more
“5-percent
shareholders” (as defined in the Code) increases by more than 50 percent over the lowest percentage owned by such stockholders at any time during the prior three years. The Rights Agreement is designed to preserve the Company’s tax benefits by deterring transfers of common stock that could result in an “ownership change” under Section 382 of the Code.
In general terms, the Rights Agreement imposes a significant penalty upon any person or group that acquires beneficial ownership (as defined under the Rights Agreement) of 4.99% or more of the outstanding common stock without the prior approval of the Board (an “Acquiring Person”). Any Rights held by an Acquiring Person are void and may not be exercised.
The Company also has a provision in its Amended and Restated Certificate of Incorporation (the “Charter Provision”) which generally prohibits transfers of its common stock that could result in an ownership change.
The Rights will not be exercisable until the earlier of (i) 10 days after a public announcement by the Company that a person or group has become an Acquiring Person; and (ii) 10 business days (or a later date determined by the Board) after a person or group begins a tender or an exchange offer that, if completed, would result in that person or group becoming an Acquiring Person.
Until the date that the Rights become exercisable (the “Distribution Date”), common stock certificates will also evidence the Rights and will contain a notation to that effect. Any transfer of shares of common stock prior to the Distribution Date will constitute a transfer of the associated Rights. After the Distribution Date, the Rights will separate from the common stock and be evidenced by Right certificates, which the Company will mail to all holders of Rights that have not become void. After the Distribution Date, if a person or group already is or becomes an Acquiring Person, all holders of Rights, except the Acquiring Person, may exercise their Rights upon payment of the purchase price to purchase shares of common stock (or other securities or assets as determined by the Board) with a market value of two times the purchase price (a
“Flip-in
Event”). After the Distribution Date, if a
Flip-in
Event has already occurred and the Company is acquired in a merger or similar transaction, all holders of Rights, except the Acquiring Person, may exercise their Rights upon payment of the purchase price, to purchase shares of the acquiring or other appropriate entity with a market value of two times the purchase price of the Rights. Rights may be exercised to purchase Series B Preferred Stock only after the Distribution Date occurs and prior to the occurrence of a
Flip-in
Event as described above. A Distribution Date resulting from the commencement of a tender offer or an exchange offer as described in the second bullet point above could precede

HUDSON GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)

the occurrence of a
Flip-in
Event, in which case the Rights could be exercised to purchase Series B Preferred Stock. A Distribution Date resulting from any occurrence described in the first bullet point above would necessarily follow the occurrence of a
Flip-in
Event, in which case the Rights could be exercised to purchase shares of common stock (or other securities or assets) as described above.
The Rights will expire on the earliest of (i) the close of business on October 15, 2027, or such earlier date as of which the Board determines that this Agreement is no longer necessary for the preservation of Tax Benefits, (ii) the time at which the Rights are redeemed as provided in Section 23, (iii) the time at which all exercisable Rights are exchanged as provided in Section 24, (iv) the close of business on the effective date of the repeal of Section 382 of the Code or any successor or replacement provision if the Board determines that this Agreement is no longer necessary for the preservation of Tax Benefits, and (v) the close of business on the first day of a taxable year of the Company to which the Board determines that no Tax Benefits may be carried forward.
The Board may redeem all (but not less than all) of the Rights for a redemption price of $0.001 per Right at any time before the later of the Distribution Date and the date of the first public announcement or disclosure by the Company that a person or group has become an Acquiring Person. Once the Rights are redeemed, the right to exercise the Rights will terminate, and the only right of the holders of such Rights will be to receive the redemption price.
The Board may adjust the purchase price of the Series B Preferred Stock, the number of shares of Series B Preferred Stock issuable and the number of outstanding Rights to prevent dilution that may occur as a result of certain events, including, among others, a stock dividend, a stock split or a reclassification of the Series B Preferred Stock or common stock.
Before the time the Rights cease to be redeemable, the Board may amend or supplement the Rights Agreement without the consent of the holders of the Rights, except that no amendment may decrease the redemption price below $0.001 per Right.
NOTE 17 - SEGMENT AND GEOGRAPHIC DATA
Segment Reporting
The Company manages its business primarily on a geographic basis, with three reportable segments: the Hudson regional businesses of Americas, Asia Pacific, and EMEA. The reportable segments are consistent with management’s approach to segment reporting used by the Global Chief Executive Officer of Hudson Global Inc. and the Global Chief Executive Officer of Hudson RPO, who both serve as the Company’s Chief Operating Decision Maker, to assess segment performance and allocate resources. The Americas segment includes the United States and Canada. The EMEA segment includes the United Kingdom and countries across Continental Europe and the United Arab Emirates, while the Asia Pacific segment comprises Australia, New Zealand, and other countries in Asia. The Company evaluates the performance of its reportable segments using an EBITDA metric which is defined as earnings before interest, income taxes, depreciation, and amortization. In addition, certain corporate-related costs are not allocated to the segments. Each reportable segment generates its revenue through RPO services, consisting of recruitment and contracting solutions tailored to the individual needs of primarily mid-to-large-cap
multinational companies.
Corporate expenses are reported separately for the three reportable segments and pertain to certain functions, such as executive management, corporate governance, investor relations, legal, accounting, tax, and treasury. A portion of these expenses are attributed to the reportable segments for providing the above services to them, and

HUDSON GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)

have been allocated to the segments as management service expenses, and are included in the segments’
non-operating
other income (expense). We have disclosed for each reportable segment the significant expense that are reviewed by CODM in the tables below with no additional significant expenses beyond those presented. Segment information is presented in accordance with ASC 280, “Segment Reporting.” This standard is based on a management approach that requires segmentation based upon the Company’s internal organization and disclosure of revenue and certain expenses based upon internal accounting methods. The Company’s financial reporting systems present various data for management to run the business, including internal profit and loss statements prepared on a basis not consistent with U.S. GAAP. Accounts receivable and long-lived assets are the only significant assets separated by segment for internal reporting purposes.

	Americas	Asia Pacific	EMEA	Corporate	Inter-segment elimination	Total
For the Year Ended December 31, 2024
Revenue, from external customers	$27,894	$86,704	$25,458	$—	$—	$140,056
Inter-segment revenue	210	4	41	—	(255)	—

Total revenue	$28,104	$86,708	$25,499	$—	$(255)	$140,056

Adjusted net revenue, from external customers (a)	$25,144	$29,416	$15,592	$—	$—	$70,152
Inter-segment adjusted net revenue	206	(226)	19	—	1	—

Total adjusted net revenue	$25,350	$29,190	$15,611	$—	$1	$70,152

Salaries and related	$(19,603)	$(23,773)	$(13,567)	$(1,366)	$—	$(58,309)

EBITDA (loss), unaudited (b)	$339	$482	$298	$(3,588)	$—	$(2,469)
Depreciation and amortization	(1,163)	(161)	(26)	(11)	—	(1,361)
Interest income, net	—	9	—	351	—	360
Intercompany interest (expense) income, net	—	(529)	—	529	—	—
Provision for income taxes	(126)	(364)	(752)	(58)	—	(1,300)

Net loss	$(950)	$(563)	$(480)	$(2,777)	$—	$(4,770)

As of December 31, 2024
Accounts receivable, net	$4,740	$9,254	$6,099	$—	$—	$20,093

Long-lived assets, net of accumulated depreciation and amortization (c)	$6,640	$1,744	$26	$26	$—	$8,436

Total assets	$14,455	$21,425	$9,393	$7,310	$—	$52,583

HUDSON GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)

	Americas	Asia Pacific	EMEA	Corporate	Inter-segment elimination	Total
For the Year Ended December 31, 2023
Revenue, from external customers	$31,254	$103,857	$26,227	$—	$—	$161,338
Inter-segment revenue	326	—	(27)	—	(299)	—

Total revenue	$31,580	$103,857	$26,200	$—	$(299)	$161,338

Adjusted net revenue, from external customers (a)	$30,141	$33,675	$16,451	$—	$—	$80,267
Inter-segment adjusted net revenue	326	(208)	(84)	—	(34)	—

Total adjusted net revenue	$30,467	$33,467	$16,367	$—	$(34)	$80,267

Salaries and related	$(25,224)	$(23,467)	$(12,848)	$(1,320)	$—	$(62,859)

EBITDA (loss), unaudited (b)	$(704)	$5,859	$1,582	$(3,074)	$—	$3,663
Depreciation and amortization	(1,282)	(146)	(29)	(10)	—	(1,467)
Interest income, net	—	2	(1)	371	—	372
Intercompany interest (expense) income, net	—	(505)	—	505	—	—
(Provision for) benefit from income taxes	83	(1,524)	724	347	—	(370)

Net income (loss)	$(1,903)	$3,686	$2,276	$(1,861)	$—	$2,198

As of December 31, 2023
Accounts receivable, net	$5,502	$9,280	$4,928	$—	$—	$19,710

Long-lived assets, net of accumulated depreciation and amortization (c)	$7,773	$1,954	$33	$38	$—	$9,798

Total assets	$17,632	$23,604	$11,064	$8,658	$—	$60,958

(a)
Adjusted net revenue are net of the Direct contracting costs and reimbursed expenses caption on
the Consolidated Statements of Operations. Direct contracting costs and reimbursed expenses include the direct staffing costs of salaries, payroll taxes, employee benefits, travel expenses, and insurance costs for the Company’s contractors and reimbursed out-of-pocket
expenses and other direct costs. The region where services are provided, the mix of RPO and contracting, and the functional nature of the staffing services provided can affect operating income and EBITDA. The salaries, commissions, payroll taxes, and employee benefits related to recruitment professionals are included under the caption “Salaries and related” in the Consolidated Statements of Operations.

(b)
SEC Regulation
S-K
229.10(e)1(ii)(A) defines EBITDA as earnings before interest, taxes, depreciation and amortization. EBITDA is presented to provide additional information to investors about the Company’s operations on a basis consistent with the measures that the Company uses to manage its operations and evaluate its performance. Management also uses this measurement to evaluate working capital requirements. EBITDA should not be considered in isolation or as a substitute for operating income and net income prepared in accordance with U.S. GAAP or as a measure of the Company’s profitability.

(c)	Comprised of property and equipment, intangible assets and goodwill, net of accumulated depreciation and amortization.

HUDSON GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)

Geographic Data Reporting
A summary of revenues for the years ended December 31, 2024 and 2023 and net assets by geographic area as of December 31, 2024 and 2023 were as follows:

Information by geographic region	Australia	United Kingdom	United States	Other	Total
For the Year Ended December 31, 2024
Revenue (a)	$70,674	$22,900	$26,577	$19,905	$140,056

For the Year Ended December 31, 2023
Revenue (a)	$92,505	$24,810	$29,333	$14,690	$161,338

As of December 31, 2024
Long-lived assets, net (b)	$20	$16	$6,667	$1,733	$8,436

Net assets	$7,788	$3,076	$17,066	$12,498	$40,428

As of December 31, 2023
Long-lived assets, net (b)	$49	$33	$7,811	$1,905	$9,798

Net assets	$9,634	$5,084	$22,585	$11,251	$48,554

(a)	Revenue by geographic region disclosed above is net of any inter-segment revenue and, therefore, represents only revenue from external customers according to the location of the operating subsidiary.
(b)	Comprised of property and equipment, intangible and goodwill, net of accumulated depreciation and amortization.
NOTE 18 - VALUATION RESERVES
The following table summarizes the activity in our valuation accounts during the fiscal years ended December 31, 2024 and 2023.

(in thousands)	Balance at Beginning of Period	Charged to Costs and Expenses	Deductions and Other	Balance at End of Period
Year Ended December 31, 2024
Allowance for Expected Credit Losses	$378	$24	$(11)	$391
Deferred tax assets-valuation allowance	$183,453	$456	$(110,418)	$73,491
Year Ended December 31, 2023
Allowance for Expected Credit Losses	$51	$483	$(156)	$378
Deferred tax assets-valuation allowance	$185,352	$41	$(1,940)	$183,453

Independent Auditor’s Report

To the Shareholders and the Board of Directors of Star Equity Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Star Equity Holdings, Inc. (the Company) as of December 31, 2024 and 2023, the related consolidated statements of operations, stockholders’ equity and cash flows, for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Enservco Transaction

In August 2024, the Company entered into an investment transaction with Enservco Corporation, as further described in Note 5 to the financial statements. Identifying the components of the transaction, determining the appropriate accounting model, and valuing these components required significant management judgment.

To address this matter, we performed various procedures, including: (i) reviewing the underlying agreements to understand the transaction, (ii) assessing management’s accounting for the transaction and the appropriateness of the accounting model, (iii) evaluating the qualifications of third-party experts engaged by management, (iv) engaging in discussions with management and their specialists, and (v) evaluating and testing the fair value methodologies for each identified component of the transaction.

Business Combination Accounting

As discussed in Note 16 to the financial statements, the Company completed its acquisition of Timber Technologies Inc. during 2024. This transaction qualified for treatment as a business combination. Auditing the accounting for this business combination was complex due to significant estimation uncertainty in determining the fair values of identified assets, including intangible assets.

To address this matter, we performed various procedures, including: (i) understanding management’s process for accounting for the transaction, (ii) evaluating the qualifications of third-party experts engaged by management, (iii) testing the processes used by management and the third-party experts to develop valuation models, and (iv) evaluating the significant assumptions used in these models. We considered whether these assumptions were consistent with evidence obtained in other areas of the audit and assessed their sensitivity to change.

Investment in Private Company

As discussed in Note 5, the Company holds a cost method investment in Catalyst, a privately held entity. During 2024, the Company recognized $4.6 million of impairment on the investment.

Management’s impairment assessment involved significant judgment regarding the fair value of the investment and the evaluation of various factors indicating potential impairment. The complexity of this assessment is influenced by the financial performance of the investee and the information made available to the Company.

To address this matter, we performed various procedures, including: (i) understanding management’s process for assessing the investment for impairment, (ii) understanding management’s methodology for calculating impairment on the investment, and (iii) review and testing of key assumptions and sensitivity of those assumptions.

The Company also holds a note receivable with this entity as further discussed in Note 5. Management determined this note receivable had an immaterial amount of credit loss as of December 31, 2024. Management’s assessment of credit loss involves significant judgment regarding estimated future cash flows. The complexity of this assessment is influenced by assumptions over probability of default and loss given default.

To address this matter, we performed various procedures, including: (i) testing of management’s current expected credit loss model, (ii) evaluating management’s use of a specialist and (iii) review and testing of key assumptions and sensitivity of those assumptions.

We have served as the Company’s auditor since 2022.

Boston, Massachusetts

March 21, 2025

STAR EQUITY HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited) (In thousands, except for per share amounts)

	Three Months Ended March 31,
	2025	2024
Revenues:
Building Solutions **	$12,118	$9,118
Energy Services	806	—
Investments	—	—

Total revenues	12,924	9,118

Cost of revenues:
Building Solutions **	9,189	7,440
Energy Services	524	—
Investments	75	104

Total cost of revenues	9,788	7,544

Gross profit	3,136	1,574
Operating expenses:
Selling, general and administrative	5,259	4,094
Amortization of intangible assets	724	442

Total operating expenses	5,983	4,536

Income (loss) from operations	(2,847)	(2,962)
Other income (expense):
Other income (expense), net	(501)	399
Interest income (expense), net	(18)	374

Total other income (expense), net	(519)	773

Income (loss) before income taxes	(3,366)	(2,189)
Income tax benefit (provision)	2,190	(35)

Income (loss), net of tax	(1,176)	(2,224)
Dividend on Series A perpetual preferred stock	(479)	(479)

Net income (loss) attributable to common shareholders	$(1,655)	$(2,703)

Net income (loss) per share
Basic and diluted *	$(0.37)	$(0.70)
Net income (loss) per share, attributable to common shareholders
Basic and diluted *	$(0.52)	$(0.85)
Weighted-average common shares outstanding ***
Basic and diluted *	3,205	3,168
Dividends declared per share of Series A perpetual preferred stock	$0.25	$0.25

*	Earnings per share may not add due to rounding
**	Formerly known as Construction
***	All share amounts reflect a 1 for 5 reverse stock split effective June 14, 2024, retroactively

See accompanying notes to the unaudited condensed consolidated financial statements.

STAR EQUITY HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	March 31, 2025 (unaudited)	December 31, 2024
Assets:
Current assets:
Cash and cash equivalents	$1,887	$4,003
Restricted cash	1,602	1,628
Investments in equity securities	3,146	3,368
Lumber derivative contracts	57	—
Accounts receivable, net of allowances of $363 and $360, respectively	7,428	8,048
Note receivable, current portion	335	335
Inventories, net	9,983	5,397
Other current assets	1,710	1,635

Total current assets	26,148	24,414
Property and equipment, net	16,758	10,207
Operating lease right-of-use assets, net	8,235	8,289
Intangible assets, net	21,221	18,930
Goodwill	9,922	8,453
Long term Investments	1,828	2,140
Notes receivable, net of current portion	8,993	8,876
Other assets	1,735	1,739

Total assets	$94,840	$83,048

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$3,317	$2,603
Accrued liabilities	3,878	1,974
Accrued compensation	1,217	1,141
Accrued warranty	49	49
Lumber derivative contracts	—	7
Deferred revenue	3,755	2,523
Short-term debt	6,014	3,911
Operating lease liabilities, current portion	218	241
Finance lease liabilities, current portion	21	21

Total current liabilities	18,469	12,470
Long-term debt	7,457	7,405
Deferred tax liabilities	676	334
Operating lease liabilities, net of current portion	8,452	8,483
Finance lease liabilities, net of current portion	14	20

Total liabilities	35,068	28,712
Commitments and contingencies (Note 9)
Stockholder’s Equity:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized: Series A Preferred Stock, 8,000,000 shares authorized, liquidation preference ($10.00 per share), 2,690,637 and 1,915,637 shares issued and outstanding at March 31, 2025 and December 31, 2024 (Liquidation preference: $26,738,390 and $18,988,390 as of March 31, 2025 and December 31, 2024, respectively)	26,033	18,988
Series C Preferred stock, $0.0001 par value; 25,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.0001 par value; 10,000,000 shares authorized; 3,209,340 and 3,201,502 shares issued and outstanding (net of treasury shares) at March 31, 2025 and December 31, 2024, respectively *	2	2
Treasury stock, at cost; 125,625 and 125,625 shares at March 31, 2025 and December 31, 2024, respectively *	(6,007)	(6,007)
Additional paid-in capital	159,447	159,880
Accumulated deficit	(119,703)	(118,527)

Total stockholders’ equity	59,772	54,336

Total liabilities and stockholders’ equity	$94,840	$83,048

*	All share amounts reflect a 1 for 5 reverse stock split effective June 14, 2024, retroactively

See accompanying notes to the unaudited condensed consolidated financial statements.

STAR EQUITY HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited) (In thousands)

	Three Months Ended March 31,
	2025	2024
Operating activities
Net income (loss)	$(1,176)	$(2,224)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation of property and equipment	558	246
Amortization of intangible assets	724	442
Non-cash lease expense	383	100
Provision for bad debt, net	(24)	(24)
Stock-based compensation	51	58
Non-cash interest income	(192)	—
Gain on sale of assets	(164)	—
Impairment of Cost Method Investment	61	—
Deferred income taxes	(2,371)	2
Unrealized (gain) loss on equity securities and lumber derivatives	160	(208)
Changes in operating assets and liabilities:
Accounts receivable	3,112	1,443
Inventories	(2,884)	(1,300)
Other assets	877	158
Accounts payable	166	(68)
Accrued compensation	75	(754)
Deferred revenue and billings in excess of costs and estimated profit	1,197	330
Operating lease liabilities	(376)	(108)
Other liabilities	386	(478)

Net cash provided (used) by operating activities	563	(2,385)

Investing activities
Purchases of property and equipment	(363)	(244)
Proceeds from sale of property and equipment	100	—
Purchases of equity securities	—	(509)
Net cash received from (paid for) acquisition	(4,185)	—
Note receivable repayments	74	74

Net cash provided (used) by investing activities	(4,374)	(679)

Financing activities
Proceeds from borrowings	6,980	4,596
Repayment of debt	(4,827)	(4,691)
Taxes paid related to net share settlement of equity awards	—	(15)
Repayment of obligations under finance leases	(5)	(16)
Preferred stock dividends paid	(479)	(479)

Net cash provided (used) by financing activities	1,669	(605)
Net change in cash, cash equivalents, and restricted cash	(2,142)	(3,669)

Cash, cash equivalents, and restricted cash at beginning of period	$5,631	$18,946

Cash, cash equivalents, and restricted cash at end of period	$3,489	$15,277

Reconciliation of cash, cash equivalents, and restricted cash at end of period
Cash and cash equivalents	$1,887	$14,662
Restricted cash	1,602	615

Cash, cash equivalents, and restricted cash at end of period	$3,489	$15,277

Supplemental Information
Cash paid during the period for interest	$213	$20
Cash paid during the period for income taxes	$—	$34

Non-Cash Investing and Financing Activities
Issuance of Preferred Stock	$7,045	$—

See accompanying notes to the unaudited condensed consolidated financial statements.

STAR EQUITY HOLDINGS, INC. CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Unaudited) (In thousands)

	Perpetual Preferred Stock		Common stock		Treasury Stock	Additional paid-in capital	Accumulated deficit	Total stockholders’ equity
	Shares	Amount	Shares*	Amount
Balance at December 31, 2024	1,916	$18,988	3,202	$2	$(6,007)	$159,880	$(118,527)	$54,336
Stock-based compensation	—	—	—	—	—	51	—	51
Shares issued under stock incentive plans, net of shares withheld for employee taxes	—	—	7		—	(5)	—	(5)
Dividends to holders of preferred stock ($0.25 per share)	—	—	—	—	—	(479)	—	(479)
Issuance of Preferred Shares as part of acquisition (see Note 11)	775	7,045	—	—	—		—	7,045
Net income (loss)	—	—	—	—	—	—	(1,176)	(1,176)

Balance at March 31, 2025	2,691	$26,033	3,209	$2	$(6,007)	$159,447	$(119,703)	$59,772

Balance at December 31, 2023	1,916	$18,988	3,166	$2	$(5,728)	$160,126	$(108,089)	$65,299
Stock-based compensation	—	—	—	—	—	58	—	58
Shares issued under stock incentive plans, net of shares withheld for employee taxes	—	—	4	—	—	(15)	—	(15)
Dividends to holders of preferred stock ($0.25 per share)	—	—	—	—	—	(479)	—	(479)
Net income (loss)	—	—	—	—	—	—	(2,224)	(2,224)

Balance at March 31, 2024	1,916	$18,988	3,170	$2	$(5,728)	$159,690	$(110,313)	$62,639

*	All share amounts reflect a 1 for 5 reverse stock split effective June 14, 2024, retroactively

See accompanying notes to unaudited condensed consolidated financial statements.

STAR EQUITY HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1. Basis of Presentation and Significant Policies

Basis of Presentation

The unaudited condensed consolidated financial statements have been prepared in accordance with the U.S. Securities and Exchange Commission (the “SEC”) instructions for Quarterly Reports on Form 10-Q. Accordingly, the condensed consolidated financial statements are unaudited and do not contain all of the information required by U.S. Generally Accepted Accounting Principles (“GAAP”) to be included in a full set of financial statements. The unaudited condensed Consolidated Balance Sheet at December 31, 2024 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by GAAP for a complete set of financial statements. The audited consolidated financial statements for our fiscal year ended December 31, 2024, filed with the SEC on Form 10-K on March 21, 2025, include a summary of our significant accounting policies and should be read in conjunction. In the opinion of management, all material adjustments necessary to present fairly the results of operations, cash flows, and balance sheets for such periods have been included. All such adjustments related to operations are of a normal recurring nature. The results of operations for interim periods are not necessarily indicative of the results of operations for the entire year.

On March 3, 2025, we completed a merger which resulted in a business combination with Alliance Drilling Tools, Inc (“ADT”) (see Note 11. “Mergers and Acquisitions”).

The Company

Star Equity Holdings, Inc. (“Star Equity,” the “Company,” “we,” or “our”) is a multi-industry diversified holding company with three divisions: Building Solutions (formerly known as Construction), Investments, and Energy Services. The Energy Services division was newly established as a result of the business combination with ADT. Our common stock and preferred stock are listed on the NASDAQ Global Market exchange as “STRR” and “STRRP,” respectively.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and disclosures made in the accompanying notes to the condensed consolidated financial statements. Significant estimates and judgments include those related to revenue recognition, goodwill valuation, asset impairment, business combination accounting, and income taxes. Actual results could materially differ from those estimates.

Concentration of Credit Risk

Financial instruments, which potentially subject us to concentrations of credit risk, consist primarily of cash and cash equivalents and accounts receivable. We limit our exposure to credit loss by generally placing cash in high credit quality financial institutions or in major money market mutual funds offered through brokerage firms. Some of our cash balances are maintained at major banking institutions in the United States, a portion of which may, from time to time, exceed the regulatory limit of $250,000 insured by the Federal Deposit Insurance Corporation (FDIC). We have not experienced any credit losses associated with our cash balances. Additionally, we have established guidelines regarding diversification of our investments and their maturities, which are designed to maintain principal and maximize liquidity. As of March 31, 2025, we had $1.4 million of cash in excess of FDIC insured limits and believe the risk of loss to be remote.

New Accounting Standards To Be Adopted

No new accounting standards were issued in the quarter ended March 31, 2025 that are expected to have a material impact on our financial statements.

Classification of Investments Segment

We consider our Investments segment to be ancillary to our core business, and, as a result, we record gains and losses on investments and real estate from the Investments segment as a component of other income (expense). We record any impairment of our cost basis investments as a component of other income (expense).

Note 2. Revenue

Disaggregation of Revenue

The following tables present our revenue disaggregated by major source for the three months ended March 31, 2025 and 2024, respectively (in thousands):

	Three Months Ended March 31, 2025
	Building Solutions	Energy Services	Total
Major Goods/Service Lines
Revenue from Contracts with Customers	$12,118	$806	$12,924

Total Revenues	$12,118	$806	$12,924

Timing of Revenue Recognition
Services and goods transferred over time	$—	$685	$685
Services and goods transferred at a point in time	12,118	121	12,239

Total Revenues	$12,118	$806	$12,924

	Three Months Ended March 31, 2024
	Building Solutions	Energy Services	Total
Major Goods/Service Lines
Revenue from Contracts with Customers	$9,118	$—	$9,118

Total Revenues	$9,118	$—	$9,118

Timing of Revenue Recognition
Services and goods transferred at a point in time	$9,118	$—	$9,118

Total Revenues	$9,118	$—	$9,118

ADT is principally engaged in the business of renting drilling tools. We also sell new drilling tools, drilling parts, supplies, and used rental tools. In addition, ADT offers repair services to support its customers. Tools purchased for sale are recorded as inventory. Tools intended for rental are recorded as part of fixed assets. Equipment rental revenue is recognized on a straight-line basis over the length of the rental contract. New tools, parts and supplies sales are recognized as revenue upon transfer of control, which generally occurs when products are picked up by or delivered to the customer. Repair services revenues are recognized in the period the services are provided. When rental drilling tools are lost-in-hole or damaged upon repair, the customer is charged a set replacement fee, which is typically included in the rental agreement and recorded as revenue. Upon the sale of other rental tools from fixed assets, we recognize a gain or loss on the sale in other income.

Deferred Revenue

Changes in deferred revenue, which consist primarily of customer deposits, for the three months ended March 31, 2025 are as follows (in thousands):

Balance at December 31, 2024	$2,523
Revenue recognized that was included in balance at beginning of the year	237
Deferred revenue, net, related to contracts entered into during the year	995

Balance at March 31, 2025	$3,755

Note 3. Basic and Diluted Net Income (Loss) Per Share

We present net income (loss) per share attributable to common stockholders in conformity with the two-class method required for participating securities, as the warrants are considered participating securities. We have not allocated net income (loss) attributable to common stockholders to warrants because the holders of our warrants are not contractually obligated to share in our income (loss). Basic net income (loss) per share attributable to common stockholders is computed by dividing net income (loss) attributable to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted net income (loss) per share attributable to common stockholders is calculated to give effect to all potential shares of common stock, including common stock issuable upon the exercise of warrants, stock options, and restricted stock units (“RSUs”). In periods for which there is a net loss, diluted loss per common share is equal to basic loss per common share, since the effect of including any common stock equivalents would be antidilutive. All share amounts reflect a 1 for 5 reverse stock split effective June 14, 2024, retroactively.

The following table sets forth the reconciliation of shares used to compute basic and diluted net income (loss) per share for the periods indicated (in thousands):

	Three Months Ended March 31,
	2025	2024
Numerator:
Income (loss), net of tax	$(1,176)	$(2,224)

Dividend on Series A perpetual preferred stock	(479)	(479)

Net income (loss) attributable to common shareholders	$(1,655)	$(2,703)

Denominator:
Weighted average common shares outstanding	3,205	3,168
Weighted average prefunded warrants outstanding	—	—

Weighted average shares outstanding - basic and diluted	3,205	3,168

Income (loss), net of tax, per share
Basic and diluted	$(0.37)	$(0.70)
Net income (loss) per share, attributable to common shareholders
Basic and diluted	$(0.52)	$(0.85)

Antidilutive common stock equivalents are excluded from the computation of diluted income (loss) per share. The computation of diluted earnings per share excludes stock options, RSUs, and stock warrants that are antidilutive. The following common stock equivalents were antidilutive (in thousands):

	Three Months Ended March 31,
	2025	2024
Stock options	—	—
Restricted stock units	6	17
Stock warrants	2,373	2,373

Total	2,379	2,390

*	All share amounts reflect a 1 for 5 reverse stock split effective June 14, 2024, retroactively

Note 4. Supplementary Balance Sheet Information

Inventories

The components of inventories are as follows (in thousands):

	March 31, 2025	December 31, 2024
Raw materials	$3,619	$2,644
Work-in-process	535	735
Finished goods	5,829	2,018

Total inventories	9,983	5,397
Less reserve for excess and obsolete inventories	—	—

Total inventories, net	$9,983	$5,397

ADT’s inventory, amounting to $1.7 million as of March 31, 2025, consists of equipment, parts and supplies which are classified as finished goods using the weighted average cost method.

Property and Equipment

Property and equipment consists of the following (in thousands):

	March 31, 2025	December 31, 2024
Land	$1,134	$795
Buildings and leasehold improvements	8,854	5,573
Transportation	296	—
Machinery and equipment	9,635	6,540

Gross property and equipment	19,919	12,908
Accumulated depreciation	(3,161)	(2,701)

Total property and equipment, net	$16,758	$10,207

As of March 31, 2025, we held non-operating land and a building in Oxford, Maine for investment and potential future use which had a carrying value of $0.6 million and was included within property and equipment on the Consolidated Balance Sheets.

ADT rental equipment, amounting to $2.8 million at March 31, 2025, consists of equipment utilized in our equipment rental operations. When rental equipment is acquired, we use historical experience, industry residual value, and the monitoring of market conditions to set depreciation rates. The Company estimates the period that we will hold the asset, primarily based on historical measures of the amount of equipment usage and the targeted age of equipment at the time of disposal. As of March 31, 2025, rental equipment is being depreciated over a five year period.

Warranty Reserves

Within our Building Solutions division, KBS Builders, Inc. (“KBS”) provides a limited assurance warranty on its residential homes that covers substantial defects in materials or workmanship for a period of 12 months after delivery to the owner. EdgeBuilder, Inc. (“EdgeBuilder”) provides a limited warranty on the sale of its wood foundation products that covers leaks resulting from defects in workmanship for a period of twenty-five years. Timber Technologies Solutions, Inc (“TT”) provides a fifty-year limited warranty to the original buyer of its products, qualified by the original buyer’s obligation to ensure that the products are properly handled, stored, and installed. Historical losses related to the Timber Technologies warranty have been insignificant and therefore no reserve has been established. Estimated future warranty costs are accrued and charged to cost of goods sold in the period that the related revenue is recognized. Within our Energy Services division, we do not provide warranties on our products.

Notes Receivable

Notes receivable consists of the following principal and interest balances as of March 31, 2025 and December 31, 2024 (in thousands):

	March 31, 2025	December 31, 2024
	Principal and interest	Principal and interest
Catalyst Note	$8,398	$8,206
MDOS Note	819	894
KBS Customer Note	111	111

Total note receivable	9,328	9,211
Less current portion	335	335

Note receivable, net of current portion	$8,993	$8,876

As a part of the sale of Digirad Health in May 2023, we entered into a $7 million promissory note (the “Catalyst Note”) which represents an unsecured note receivable on our balance sheet. The note has a maturity date of May 3, 2029 with payment-in-kind (non-cash) interest on the outstanding principal balance hereof to accrue at the Interest Rate. The full balance is scheduled to be paid at the maturity date. The Interest Rate is defined as (i) during the period from the date of issuance of the note through the third anniversary of the date of issuance of the note, a per annum rate equal to the sum of (x) 5.0% per annum plus (y) the greater of 5.0% per annum and the weighted average term SOFR-based interest rate of outstanding loans under the Senior Loan Agreement (as defined in the Purchase Agreement) during such period, and (ii) during the period following the third anniversary of the date of issuance of the note, a per annum rate equal to the sum of (x) 5.0% per annum plus (y) the greater of 7.0% per annum and the weighted average term SOFR-based interest rate of outstanding loans under the Senior Loan Agreement during such period.

In 2021, we completed the sale of MD Office Solutions in exchange for a secured promissory note (the “MDOS Note”). This note, the principal of which is approximately $0.8 million at March 31, 2025, is included in “Notes receivable, current portion” and “Notes receivable” in our Consolidated Balance Sheet at March 31, 2025 for $0.2 million and $0.6 million, respectively. The MDOS Note requires quarterly installments of $74 thousand and incurs interest at a fixed rate of 5.0% through maturity in 2028.

In 2023, KBS issued a promissory note to a customer, incurring 12% interest per annum (the “KBS Customer Note”). The KBS Customer Note is included in “Notes receivable, current portion” in the Consolidated Balance Sheets at March 31, 2025.

The Company evaluates its notes receivable portfolio under the Current Expected Credit Loss (“CECL”) model and determined that no material allowance for credit losses was necessary as of March 31, 2025.

Long Term Investments

Below are the components of our Long Term Investments as of March 31, 2025 and December 31, 2024 (in thousands):

	Method of Accounting	March 31, 2025	December 31, 2024
Investment in Catalyst	Cost Method	$1,324	$1,385
Investment in Enservco-Common Stock	Fair Value Election	343	496
Investment in Enservco-Preferred Stock	Fair Value Election	132	191
Investment in Enservco-Call Option	Fair Value Election	29	68

Total		$1,828	$2,140

Investment in Catalyst

As a part of the sale of Digirad Health, we received $6.0 million in the common equity of Catalyst Parent, which is held in our Investments Segment. We have elected the measurement alternative under ASC 321, Investments-Equity Securities. The measurement alternative election allows for equity securities that do not have readily determinable fair values to be recorded at cost, with adjustments for impairment and certain observable price changes reflected in earnings. Such securities are adjusted to fair value when an observable price change occurs or impairment is identified. As of March 31, 2025, we have recorded a total impairment to the Cost Method Investment in the amount of $4.7 million, including the impairment recorded in the first quarter of 2025 of $0.1 million. We recorded the impairment as we considered the financial performance of Catalyst relative to the average earnings from comparable companies. This impairment is recorded as a part of other income (expense) on the Consolidated Statement of Operations.

Investment in Enservco

On August 9, 2024, we completed an investment in Enservco pursuant to the Share Exchange Agreement in which we agreed to issue to Enservco 250,000 shares of 10% Series A Cumulative Perpetual Preferred Stock (“STRRP”) representing $2.6 million of value in exchange for 9,023,035 Enservco Common Shares, representing 19.9% of the equity interests of Enservco, and 3,476,965 Enservco Preferred Shares and certain options included in the Share Exchange Agreement. Enservco also agreed to appoint one Company representative to the Enservco board of directors. We also issued a $1 million Note to Enservco to facilitate Enservco’s acquisition of Buckshot Trucking, LLC. The Note was collateralized by the STRRP shares issued to Enservco.

Under the Share Exchange Agreement, we have additional purchase rights (a “call option”), but not obligations, including the 12-month option to participate in any financings to maintain the pro-rata ownership interest in Enservco and the 12-month option to exchange another $2.5 million of STRRP for additional shares of Enservco common stock.

The Investment in Enservco represents an investment in a voting interest entity (“VOE”). Under the voting interest model, for legal entities other than partnerships, the usual condition for control is ownership, directly or indirectly, of more than 50 percent of the outstanding voting shares of an entity. The Company does not have ownership of more than 50 percent of the outstanding voting shares of Enservco. As a result, the results of operations and financial position of Enservco are not included in our consolidated financial statements.

The Investment in Enservco is required to be accounted for using the equity method of accounting under ASC 323, Equity Method Investments and Joint Ventures, as we are deemed to have significant influence over Enservco based upon GAAP rules. Pursuant to the guidance in ASC 323, we elected the fair value option pursuant to ASC 825-10-15, wherein the financial instrument is initially measured at estimated fair value as of the transaction issue date and then subsequently remeasured at estimated fair value as of each reporting date, with changes in the estimated fair value recognized as other income (expense) in the statement of operations.

Our initial valuation of the Investment in Enservco for the common and preferred shares was based upon the market price at the transaction date. The fair value of the preferred shares on a per-unit basis was determined to approximate the fair value of the common shares after consideration of the features and benefits of the preferred shares. In forming this determination, we considered a number of objective and subjective factors, including third-party valuations and company specific economic outlook. To determine the fair value of the call option, the Company used the Black-Scholes option pricing model taking the stock price of $0.17 at the date of acquisition and $0.04 at March 31, 2025, a twelve-month risk-free yield of 4.0% and a volatility of 179% observed in Enservco’s historical common stock price history. As a result, the preferred shares and call option is included in the Level 3 of the fair value hierarchy.

Because we elected the fair value option to account for our equity method Investment in Enservco, we determined the fair value of the Common Stock using the closing price of Enservco’s common shares as of the end of the period, which is a Level 1 fair value input.

As discussed above, we entered into a $1 million promissory note (the “Enservco Note”) which was secured by 250,000 shares of our Cumulative Perpetual Preferred Stock, par value $.0001 per share, pursuant to the terms of a pledge agreement. The Enservco Note bore interest at a rate of 20% per annum, accruing from the Issuance Date. The Principal Amount of the Enservco Note, together with all accrued but unpaid interest, was due and payable in full three months from the Issuance Date, unless extended in one month increments by mutual agreement between us and Enservco (the “Maturity Date”). The Maturity Date was to be automatically extended to four months from the Issuance Date in the event Enservco repaid a minimum of $600,000 of the Principal Amount by the third month from the Issuance Date and the Maturity Date would be automatically extended to the fifth month from the Issuance Date in the event Enservco repaid a minimum of $800,000 before four months from the Issuance Date. There were no penalties for prepayment of the Enservco Note. We determined the fair value of the Enservco Note using a discounted cash flow model. The discount rate used in the cash flow model was 15.36% and is a Level 3 fair value input, as it is unobservable. After discussions related to repayment stalled and a delay in filing of Enservco’s September 30, 2024 financial statements, in December 2024 we issued a demand for full repayment of the Enservco Note. As the Enservco note went into default we called the 250,000 shares of our Cumulative Perpetual Preferred Stock which had served as collateral for the Enservco Note. As of December 31, 2024, in connection with the collateral call, we had cancelled the issuance of outstanding shares of Cumulative Perpetual Preferred Stock and extinguished the Enservco Note, as it was determined it is no longer collectible. The value of the collateral returned was in excess of the value of the Enservco note and no gain or loss was recorded upon extinguishment.

We hold the Investment in Enservco in the Investments Segment. As of March 31, 2025, we owned 9,024,035 shares of Common Stock and 3,476,965 shares of Mandatorily Convertible Preferred Stock, representing approximately 22% of the total outstanding Enservco Common Stock assuming all preferred stock was converted. At March 31, 2025, the total fair value of the Investment in Enservco was approximately $504 thousand. The unrealized loss, included as a component of other income (expense), in our condensed consolidated statements of income related to our Investment in Enservco was $251 thousand for the three months ended March 31, 2025.

See Note 6. “Fair Value Measurements” for further discussion of the fair value hierarchy disclosures.

Note 5. Leases

Lessee

We have operating and finance leases for corporate offices, vehicles, and certain equipment. Our leases have remaining lease terms of 1 year to 20 years. Some of the leases include options to extend the leases and some of which include options to terminate the lease within 1 year. Operating leases and finance leases are included separately in the condensed Consolidated Balance Sheets.

The components of lease expense are as follows (in thousands):

	Three Months Ended March 31,
	2025	2024
Operating lease cost	$381	$116

Finance lease cost:
Amortization of finance lease assets	$17	$21
Interest on finance lease liabilities	1	1

Total finance lease cost	$18	$22

Supplemental cash flow information related to leases was as follows (in thousands):

	Three Months Ended March 31,
	2025	2024
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from operating leases	$319	$100
Operating cash flows from finance leases	1	1
Financing cash flows from finance leases	5	16
Right-of-use assets obtained in exchange for lease obligations
Operating leases	$—	$—

Supplemental balance sheet information related to leases was as follows:

	March 31, 2025	December 31, 2024
Weighted average remaining lease term (in years)
Operating leases	17.1	17.2
Finance leases	2.3	2.3
Weighted average discount rate
Operating leases	12.92%	12.90%
Finance leases	5.80%	5.80%

We are committed to making future cash payments on non-cancelable operating leases and finance leases (including interest). The future minimum lease payments due under both non-cancelable operating leases and finance leases having initial or remaining lease terms in excess of one year as of March 31, 2025 were as follows (in thousands):

	Operating Leases	Finance Leases
2025 (excludes the three months ended March 31, 2025)	$971	$19
2026	1,270	17
2027	1,144	1
2028	1,173	—
2029	1,204	—
2030 and thereafter	18,137	—

Total future minimum lease payments	23,899	37
Less amounts representing interest	15,229	2

Present value of lease obligations	$8,670	$35

Note 6. Fair Value Measurements

The Financial Accounting Standards Board’s authoritative guidance for fair value measurements establishes a three-level hierarchy based upon the inputs to the valuation model of an asset or liability. Assets and liabilities presented at fair value in our Consolidated Balance Sheets are generally categorized as follows:

Level 1:	Quoted prices in active markets for identical assets or liabilities.

Level 2:

Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3:

Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Such assets and liabilities may have values determined using pricing models, discounted cash flow methodologies, or similar techniques, and include instruments for which the determination of fair value requires significant management judgment or estimation.

Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment, which may affect the valuation of assets and liabilities and their placement within the fair value hierarchy levels. The following table sets forth by level within the fair value hierarchy our assets and liabilities that were recorded at fair value as of March 31, 2025 and December 31, 2024 (in thousands):

Assets and Liabilities Measured at Fair Value on a Recurring Basis

	Fair Value as of March 31, 2025
	Level 1	Level 2	Level 3	Total
Assets (Liabilities):
Equity securities	$3,146	$—	$—	$3,146
Lumber derivative contracts	57	—	—	57
Investment in Enservco	343	—	161	504
BLL acquisition related earn-out	—	—	(152)	(152)

Total	$3,546	$—	$9	$3,555

	Fair Value as of December 31, 2024
	Level 1	Level 2	Level 3	Total
Assets (Liabilities):
Equity securities	$3,368	$—	$—	$3,368
Lumber derivative contracts	(7)	—	—	(7)
Investment in Enservco	496	—	259	755
BLL acquisition related earn-out	—	—	(152)	(152)

Total	$3,857	$—	$107	$3,964

The table below presents the reconciliation for all Level 3 assets for the three months ended March 31, 2025. See Note 4. “Supplementary Balance sheet Information” for the discussion of inputs to Level 3 assets.

Level 3 Rollforward	Enservco Preferred stock	Enservco Call Option	Total
Beginning Balance	$191	$68	$259
Purchases	—	—	—
Accrued Interest	—	—	—
Unrealized gain (loss)	(59)	(39)	(98)

Ending Balance	$132	$29	$161

The tables below present reconciliations for all Level 3 liabilities for the three months ended March 31, 2025 and March 31, 2024, respectively. The Level 3 liabilities consist of an earnout liability associated with the Big Lake Lumber (“BLL”) acquisition in 2023.

Level 3 Rollforward	Three Months Ended March 31, 2025	Three Months Ended March 31, 2024
Beginning Balance	$152	$169
Change in fair value of earn-out	—	—

Ending Balance	$152	$169

Equity Securities

The investment in equity securities consists of common stock of publicly traded companies. The fair value of these securities is based on the closing prices observed on March 31, 2025 and December 31, 2024, respectively, and recorded in “Investments in equity securities” in the condensed Consolidated Balance Sheets.

Gains and losses from investments in equity securities are recorded in other income (expense) in the condensed Consolidated Statements of Operations and included the following for the three months ended March 31, 2025 and 2024, respectively:

	March 31, 2025	March 31, 2024
Unrealized gain (loss) on equity securities	$(224)	$228
Realized gain (loss) on equity securities	0	0

Total gain (loss) on equity securities	$(224)	$228

Lumber Derivative Contracts

We may enter into lumber derivative contracts in order to protect our gross profit margins from fluctuations caused by lumber price volatility. Such contracts, which are generally entered into to protect the gross margins on our wall panel contracts at EdgeBuilder and Glenbrook Building Supply, Inc. (“Glenbrook” and referred to jointly with EdgeBuilder as “EBGL”), are recorded within current assets or liabilities in the condensed Consolidated Balance Sheets. As of March 31, 2025, we had a net long (buying) position of 1,017,500 board feet under thirty-seven lumber derivatives contracts. As of December 31, 2024, we had a net long (buying) position of 467,500 board feet under seventeen lumber derivatives contracts.

Gains and losses from lumber derivative contracts are recorded in the cost of goods sold of the condensed Consolidated Statements of Operations and included the following for the three months ended March 31, 2025 and 2024, respectively:

	March 31, 2025	March 31, 2024
Unrealized gain (loss) on lumber derivatives	$64	$(20)
Realized gain (loss) on lumber derivatives	(1)	16

Total gain (loss) on lumber derivatives	$63	$(4)

Note 7. Debt

A summary of debt as of March 31, 2025 and December 31, 2024 is as follows (dollars in thousands):

	March 31, 2025		December 31, 2024
	Amount	Weighted-Average Interest Rate	Amount	Weighted-Average Interest Rate
Revolving Credit Facility - Austin ADT	$1,454	9.25%	$—	—%
Revolving Credit Facility - Premier EBGL	2,646	8.00%	2,156	8.75%
Revolving Credit Facility - KeyBank KBS	—	—%	—	—%

Total Short-term Revolving Credit Facilities	$4,100	8.44%	$2,156	8.75%

Austin - ADT Term Loan	$160	9.25%	$—	-%
Term Loan Secured by Mortgage	354	7.50%	355	7.50%
Bridgewater - TT Term Loan	1,400	7.85%	1,400	7.85%

Total Short-term debt	$6,014	8.27%	$3,911	8.30%

Austin - ADT Term Loan, net of current portion	$479	9.25%	$—	—%
Term Loan Secured by Mortgage, net of current portion	2,548	7.50%	2,625	7.50%
Bridgewater - TT Term Loan, net of current portion	4,430	7.85%	4,780	7.85%

Long Term Debt, net of current portion	$7,457	7.82%	$7,405	7.73%

Total Debt	$13,471	7.58%	$11,316	7.93%

Austin Loan Agreement

On March 3, 2025, ADT entered into a Loan and Security Agreement (the “Austin Loan Agreement”) with Austin Financial Services, Inc. (“Austin”) providing ADT with a working capital line of credit of up to $3.0 million and a term loan of $639.0 thousand, subject to the conditions and procedures set forth in the Austin Loan Agreement. Availability under the Austin Loan Agreement is based on a formula tied to ADT’s eligible accounts receivable, inventory and equipment, and borrowings bear interest at the prime rate plus 1.75%, with interest payable monthly and the outstanding principal balance payable March 4, 2028 (the “Maturity Date”). The Austin Loan Agreement also provides for certain fees payable to Austin during its term. The term loan payment is approximately $13 thousand per month. The loan is secured by substantially all assets of ADT and is subject to certain covenants.

Premier Facility

On August 16, 2023, EdgeBuilder and Glenbrook (referred to herein as the “EBGL Borrowers”), entered into a Revolving Credit Loan Agreement with Premier Bank (“Premier”), which was subsequently amended on December 5, 2023 to provide the EBGL Borrowers with a working capital line of credit of up to $6.0 million (the “Premier Loan Agreement”). Availability under the Premier Loan Agreement is based on a formula tied to the EBGL Borrowers’ eligible accounts receivable, inventory and equipment. Borrowings under the Premier Loan Agreement bear interest at the prime rate plus 0.75% (and a minimum interest rate of 6.75%), with interest payable monthly and the outstanding principal balance payable upon expiration of the term of the Premier Loan Agreement. The Premier Loan Agreement also provides for certain fees payable to Premier during its term. The initial term of the Premier Loan Agreement expired on December 5, 2024 but may be extended from time to time at the request of the EBGL Borrowers, subject to approval by Premier. The term of the Premier Loan Agreement has been extended to December 5, 2025, The EBGL Borrowers’ obligations under the Premier Loan Agreement are guaranteed by the Company and secured by all of their inventory, equipment, accounts and other intangibles. As of March 31, 2025, availability under the Premier Loan Agreement was approximately $1.1 million. Premier holds $600 thousand of restricted cash associated with the Premier Facility.

Financial covenants associated with the Premier Loan Agreement require that the EBGL Borrowers annually maintain (a) a debt service coverage ratio for any calendar year of less than 1.25; (b) a debt-to-equity ratio at the end of each calendar year in excess of 1.65; (c) a fixed charge coverage ratio at the end of each calendar year of less than 1.10; (d) working capital of at least $2 million; and (e) a current ratio of at least 1.50. As of December 31, 2024, the EBGL Borrowers were in compliance with the Premier Loan Agreement covenants.

KeyBank Facility

On April 24, 2024, KBS entered into a Loan and Security Agreement (the “KeyBank Loan Agreement”) with KeyBank National Association (“KeyBank”) providing KBS with a working capital line of credit of up to $4.0 million, subject to the conditions and procedures set forth in the KeyBank Loan Agreement. All borrowings under the KeyBank Loan Agreement bear interest at the Adjusted Daily SOFR Rate (as defined in the KeyBank Loan Agreement) plus 3%, with interest payable monthly and the outstanding principal balance payable on April 30, 2025 (the “Maturity Date”). We signed an extension on May 13, 2025 extending the Maturity Date to June 29, 2025. The KeyBank Loan Agreement also provides for certain fees payable to KeyBank during its term. The initial term of the KeyBank Loan Agreement expires on the Maturity Date but may be extended from time to time at the request of KBS, subject to approval by KeyBank. KBS’ obligations under the KeyBank Loan Agreement are guaranteed by the Company and secured by all of KBS’ inventory, equipment, accounts and other intangibles, and all proceeds of the foregoing. Simultaneous with the execution of the KeyBank Loan Agreement, the Company entered into that certain Guaranty, dated April 24, 2024 (the “Guaranty”), pursuant to which the Company agreed to guarantee all amounts borrowed by KBS under the KeyBank Loan Agreement.

In the fourth quarter of 2024, KeyBank modified the covenants such that KBS is required to (i) have EBITDA of no less than $300 thousand for the three months ended December 31, 2024, and no less than $600 thousand for the six month ended March 31, 2025 (the “EBITDA covenant”); (ii) maintain a ratio of its Operating Cash Flow to its Total Fixed Charges of at least 1.25 to 1.0 measured quarterly for the preceding twelve month period, commencing with the fiscal quarter ending June 30, 2025, and for each subsequent fiscal quarter thereafter (the “FCCR Covenant”). Until such requirements are met, KBS is unable to upstream cash.

As of March 31, 2025, KBS was in compliance with the EBITDA covenant. The balance outstanding under the line was $0 as of March 31, 2025.

Term Loan Secured by Mortgage

On June 28, 2024, in connection with our acquisition of substantially all of the assets used in the business of Timber Technologies, Inc. which closed on May 17, 2024, Timber Properties, LLC (“Timber Properties”), an

affiliate of the Seller, sold to 106 Bremer, LLC, a wholly owned subsidiary of the Company (“106 Bremer”), all of Timber Properties’ Owned Real Property pursuant to a Real Estate Sales Agreement for $3.0 million plus closing costs.

In connection with the purchase of the Owned Real Property, on June 28, 2024, 106 Bremer issued a Promissory Note in the principal amount of $3.0 million (the “TT Property Note”) secured by a Mortgage (the “TT Property Mortgage”) on the Owned Real Property to Timber Properties. All borrowings under the TT Property Note bear interest at 7.50%, with interest payable quarterly and the outstanding principal balance payable on June 29, 2034.

Bridgewater Facility

In connection with the completion of the TT Acquisition, on May 17, 2024, Timber Technologies Solutions, Inc., a wholly owned subsidiary of the Company (the “Borrower”), entered into a Loan Agreement (the “Bridgewater Loan Agreement”) with Bridgewater Bank (“Bridgewater”) and issued a Term Promissory Note to Bridgewater in the amount of $7.0 million thereunder (the “Facility”). All borrowings under the Facility bear interest at 7.85%, with interest payable monthly and the outstanding principal balance payable on May 20, 2029 (the “Maturity Date”). The Bridgewater Loan Agreement also provides for certain fees payable to Bridgewater during its term, certain of which have been prepaid at closing. The Borrower’s obligations under the Facility are guaranteed by the Company and secured by all of the Borrower’s inventory, equipment, accounts and other intangibles, and all proceeds of the foregoing.

In connection with the Bridgewater Loan agreement, an amount of $1.0 million was required to be deposited with Bridgewater and be under the sole dominion and control of Bridgewater, and the Company shall not have any control over the use of, or any right to withdraw any amount of the restricted deposit. In the event that the Company maintains compliance with all of the financial covenants set forth in the Bridgewater Loan Agreement for four consecutive measurement dates, Bridgewater shall release a portion of the deposit. The $1.0 million deposit is recorded in Other Assets in the condensed Consolidated Balance Sheets.

Financial covenants require that TT maintain (i) a ratio of Cash Flow to Total Fixed Charges of not less than 1.30 to 1.00 as measured on each applicable Measurement Date on a trailing twelve (12) month basis; the first Measurement Date is September 30, 2024; (ii) maintain a ratio of Senior Funded Debt to trailing twelve (12) month Adjusted EBITDA not to exceed 3.00 to 1.00 as measured on each applicable Measurement Date for a Measurement Period; the first Measurement Date is June 30, 2025; (iii) maintain a ratio of Total Funded Debt to trailing twelve (12) month adjusted EBITDA not to exceed 4.00 to 1.00 as measured on each applicable Measurement Date for a Measurement Period; the first Measurement Date is June 30, 2025. TT was not in compliance with the Cash Flow to Total Fixed Charges covenant as of March 31, 2025, TT obtained a waiver from Bridgewater as of March 31, 2025.

Note 8. Commitments and Contingencies

In the normal course of business, we have been and will likely continue to be subject to litigation or administrative proceedings incidental to our business, such as claims related to compliance with regulatory standards, customer disputes, employment practices, wage and hour disputes, product liability, professional liability, malpractice liability, commercial disputes, licensure restrictions or denials, and warranty or patent infringement. Responding to litigation or administrative proceedings, regardless of whether they have merit, can be expensive and disruptive to normal business operations. We are not able to predict the timing or outcome of these matters but currently do not expect that the resolution of these matters will have a material adverse effect on our financial position or results of operations.

The outcome of litigation and the amount or range of potential loss at particular points in time may be difficult to ascertain. Among other things, uncertainties can include how trial and appellate courts will apply the law and interpret facts, as well as the contractual and statutory obligations of other indemnifying and insuring parties. The estimated range of reasonably possible losses, and their effect on our financial position is based on currently available information and is subject to significant judgment and a variety of assumptions, as well as known and unknown uncertainties.

Note 9. Income Taxes

We provide for income taxes under the asset and liability method. This approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of differences between the tax basis of assets or liabilities and their carrying amounts in the financial statements. We provide a valuation allowance for deferred tax assets if it is more likely than not that these items will expire before we are able to realize their benefit. We calculate the valuation allowance in accordance with the authoritative guidance relating to income taxes, which requires an assessment of both positive and negative evidence regarding the realizability of these deferred tax assets, when measuring the need for a valuation allowance. Significant judgment is required in determining any valuation allowance against deferred tax assets. We continue to record a full valuation allowance against our deferred tax assets and intend to maintain a valuation allowance until sufficient positive evidence exists to support its reversal.

Intraperiod tax allocation rules require us to allocate our provision for income taxes between continuing operations and other categories of comprehensive income, such as discontinued operations.

For the three months ended March 31, 2025, we recorded an income tax benefit of $2.2 million within continuing operations.

For the three months ended March 31, 2024, we recorded an income tax expense of $35 thousand within continuing operations.

The income tax benefit for the three months ended March 31, 2025 includes a discrete benefit of $2.0 million related to the valuation allowance release associated with Star’s pre-existing tax attributes in relation to purchase accounting. Deferred tax liabilities were recorded in the ADT purchase accounting which provided support for the release of a portion of Star’s valuation allowance when the entities were combined. An additional income tax benefit of $189 thousand was recorded for the estimated benefit of post-acquisition losses, which will further decrease the deferred tax liabilities established in the ADT purchase accounting.

As of March 31, 2025, we had unrecognized tax benefits of approximately $300 thousand related to uncertain tax positions. Included in the unrecognized tax benefits were $300 thousand of tax benefits that, if recognized, would reduce our annual effective tax rate, subject to the valuation allowance.

Note 10. Segments

Our reportable segments are based upon our internal organizational structure, the manner in which our operations are managed, the criteria used by our Chief Executive Officer, who is our Chief Operating Decision Maker (“CODM”), to evaluate segment performance, the availability of separate financial information, and overall materiality considerations. Effective as of the acquisition of ADT on March 3, 2025, our business divisions are organized into the following three reportable segments, reflecting the manner in which our CODM assesses performance and allocates resources:

1. Building Solutions

2. Energy Services

3. Investments

Our reporting segments have been determined based on the nature of the products and services offered to customers or the nature of their function in the organization. We evaluate performance based on gross profit and operating income (loss). Our operating costs included in our shared service functions primarily consist of senior executive officers, finance, human resources, legal, and information technology. Star Equity shared service corporate costs have been separated from the reportable segments. Prior period presentation previously disclosed conforms to current year presentation.

Segment information for the three months ended March 31, 2025 and 2024, respectively, is as follows (in thousands):

	Building Solutions	Energy Services	Investments	Corporate and Intersegment eliminations	Total
For the Three Months Ended March 31, 2025
Revenues	$12,118	$806	$158	$(158)	$12,924
Cost of revenues	9,189	524	75	—	9,788

Gross profit	2,929	282	83	(158)	3,136
Selling, general and administrative	2,906	274	50	2,029	5,259
Amortization of intangible assets	724	—	—	—	724

Income (loss) from operations	$(701)	$8	$33	$(2,187)	$(2,847)

EBITDA, unaudited	$332	$190	$(428)	$(2,160)	$(2,066)
Depreciation and amortization	(1,015)	(183)	(75)	(9)	(1,282)
Interest income (expense), net	(182)	1	155	8	(18)
Income tax benefit (provision)	—	—	—	2,190	2,190

Income (loss) net of tax	$(865)	$8	$(348)	$29	$(1,176)

For the Three Months Ended March 31, 2024
Revenues	$9,118	$—	$188	$(188)	$9,118
Cost of revenues	7,440	—	104	—	7,544

Gross profit	1,678	—	84	(188)	1,574
Selling, general and administrative	2,133	—	40	1,920	4,094
Amortization of intangible assets	442	—	—	—	442

Income (loss) from operations	$(898)	$—	$44	$(2,108)	$(2,962)

EBITDA, unaudited	$(322)	$—	$376	$(1,930)	$(1,875)
Depreciation and amortization	(567)	—	(104)	(17)	(688)
Interest income (expense), net	(36)	—	191	219	374
Income tax benefit (provision)	—	—	—	(35)	(35)

Income (loss), net of tax	$(925)	$—	$463	$(1,762)	$(2,224)

Note 11. Mergers and Acquisitions

Alliance Drilling Tools

On March 3, 2025 (the “Closing Date”), we entered into a Merger Agreement through which we acquired ADT.

ADT operates a drilling equipment supply and repair business serving the oil and gas, geothermal, mining and water-well industries, with operations primarily in Texas and Wyoming. ADT is principally engaged in the business of renting equipment. ADT also sells used rental equipment, new equipment, parts and supplies, and offers repair services to support its customers.

In connection with the closing of the transaction, we paid the sellers total consideration which includes the following (in thousands):

Cash payments	$4,185
Preferred shares at fair value	7,045
Indemnity liability to sellers	1,000
Working capital liability to sellers	250
Estimated amount due to seller	89

$12,568

At the closing $1.25 million of cash consideration and 100,000 of the preferred shares were held back from the sellers, subject to indemnification and working capital provisions. The liability related to working capital is expected to be settled within 30 days after 120 days of the Closing Date and is recorded as a current liability on our condensed consolidated balance sheet. The indemnity liability is expected to be settled within the earlier of 15 days of ADT’s 2025 audited financials, which is expected to be within the earlier of 12 months of March 31, 2025, or 18 months of the Closing Date. We have recorded this as a current liability on our condensed consolidated balance sheet. The preferred shares held back are considered to be issued and outstanding at March 31, 2025 and are expected to be settled within 12 months of the Closing Date.

In accordance with ASC 805, Business Combinations, we accounted for this transaction as a business combination and recorded the acquired assets of ADT at their estimated fair value. The valuation of assets acquired and liabilities assumed has not yet been finalized as of March 31, 2025. The purchase price allocation is preliminary and subject to change, including the valuation of property and equipment, intangible assets, inventory, income taxes, and goodwill, among other items. The amounts recognized will be finalized as the information necessary to complete the analysis is obtained, but no later than one year after the acquisition date. Finalization of the valuation during the measurement period could result in a change in the amounts recorded for the acquisition date fair value. This business is reported as part of our Energy Services segment.

The following table sets forth the purchase price allocation of ADT to the estimated fair value of assets acquired as of the acquisition date (in thousands):

At March 3, 2025
Cash and cash equivalents	$545
Accounts receivable	2,468
Inventory	1,702
Other current assets	40
Land and Buildings	3,255
Equipment	3,426
Intangibles	3,100
Accounts payable	(547)
Other accrued liabilities	(177)
Deferred income taxes	(2,712)

Net assets acquired (liabilities assumed)	11,100
Goodwill	1,468

Estimated purchase price	$12,568

The $3.1 million of identified intangible assets was allocated as follows (in thousands):

	Fair Value	Useful Life (years)
Trade Names	$500	15
Customer Relationships	2,600	10

Fair value of identified intangible assets	$3,100

Goodwill and intangibles of $1.5 million and $3.1 million, respectively, were assigned to the Energy Services segment. The goodwill recognized is attributable primarily to expected synergies and the assembled workforce of ADT.

The Company recognized $0.5 million of acquisition related costs including legal and accounting that were expensed in 2024 and 2025.

The revenue and net income of ADT from March 4, 2025 through March 31, 2025 totaled $806 thousand and $8 thousand, respectively.

The following represents certain information from the unaudited pro forma condensed Consolidated Statement of Operations as if ADT had been included in the consolidated results of the Company for the three months ending March 31, 2025 and 2024 (in thousands):

	Three Months Ended March 31,
Pro-forma	2025	2024
Revenue	$14,680	$11,367
Gross Profit	$4,067	$2,843
Net loss	$(1,385)	$(1,841)

Timber Technologies Solutions

On May 17, 2024, we acquired, through certain wholly owned subsidiaries, substantially all of the assets of Timber Technologies Inc. and, on June 28, 2024, the real assets of Timber Properties, LLC (collectively, “TT”) for total consideration of $23.7 million consisting of cash of $19.7 million, $1.0 million of escrow funds included in accrued liabilities, and a Term Loan Secured by a Mortgage of $3.0 million. We are also subject to payments due to the sellers contingent upon the achievement of certain EBITDA metrics over a 2-year period which may result in total payments not to exceed $4.1 million, 50% of which is payable in cash and 50% of which is payable in Series A Preferred Stock. These payments are also contingent upon the continued employment of the individual sellers. We have concluded that these payments are akin to compensation and will be recorded if and as such compensation is earned. For the three months ended March 31, 2025, we have accrued no amounts related to these payments as such achievement is deemed to have not been met. We have restricted $1.0 million of cash associated with the escrow funds payable to the sellers within 12 months after the acquisition as defined in the escrow agreement.

In accordance with ASC 805, Business Combinations, we accounted for this transaction as a business combination and recorded the acquired assets of TT at fair value. This business is reported as part of our Building Solutions segment.

The following table sets forth the purchase price allocation of TT to the estimated fair value of assets acquired as of the acquisition date (in thousands):

As of Acquisition Date
Accounts receivable, net	$766
Inventory, net	2,836
Other current assets	2
Property and equipment, net	7,156
Intangibles	8,900

Net assets acquired	19,660
Goodwill	4,014

Purchase price	$23,674

The $8.9 million of identified intangible assets was allocated as follows (in thousands):

	Fair Value	Useful Life (years)
Trade Names	$1,970	15
Customer Relationships	6,640	10
Backlog	290	1

Fair value of identified intangible assets	$8,900

Goodwill and intangibles of $4.0 million and $8.9 million, respectively, were assigned to the Building Solutions segment. The goodwill recognized is attributable primarily to expected synergies and the assembled workforce of TT.

The Company recognized $0.2 million of acquisition related costs including legal and accounting that were expensed in 2024.

The following represents certain information from the unaudited pro forma condensed Consolidated Statement of Operations as if TT had been included in the consolidated results of the Company for the three months ending March 31, 2024 (in thousands):

Three Months Ended March 31,
2024
Revenue	$13,152
Gross profit	$3,496
Net income (loss), net of tax	$(879)

These amounts have been calculated after applying the Company’s accounting policies and adjusting the results of TT to reflect the additional depreciation and amortization that would have been charged assuming the fair value adjustments to property, plant, and equipment and intangible assets had been applied on January 1, 2024, together with the consequential tax effects.

Note 12. Related Party Transactions

As of March 31, 2025, Mr. Eberwein, the Executive Chairman of our Board of Directors, owned 818,462 shares of Common Stock, representing approximately 25.50% of our outstanding Common Stock. In addition, as of March 31, 2025, Mr. Eberwein owned 1,182,414 shares of Series A Preferred Stock.

As a result of our long term investments, during 2025 and 2024 our CEO held a Catalyst board position, and during 2024 held an Enservco board position.

Note 13. Perpetual Preferred Stock

Holders of shares of our Series A Preferred Stock are entitled to receive, when, as, and if, authorized by the Company’s board of directors (or a duly authorized committee of the Company’s board of directors) and declared by the Company out of funds legally available for the payment of dividends, preferential cumulative cash dividends at the rate of 10.0% per annum of the liquidation preference of $10.00 per share. Dividends are payable quarterly, in arrears, by the last calendar day of March, June, September and December to holders of record at the close of business on the first day of each payment month. The Series A Preferred Stock is not convertible and does not have any voting rights, except when dividends are in arrears for six or more consecutive quarters, then the holders of those shares together with holders of all other series of preferred stock equal in rank would be entitled to vote separately as a class for the election of two additional directors to board of directors, until all dividends accumulated on such shares of Series A Preferred Stock for the past dividend periods and the dividend for the current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set apart for payment. The Series A Preferred Stock is not subject to redemption by the Company.

On February 14, 2025, we announced that our board of directors declared a cash dividend to holders of our Series A Preferred Stock of $0.25 per share for an aggregate amount of approximately $0.5 million. The record date for this dividend was March 1, 2025, and the payment date was March 10, 2025. As of March 31, 2025, we are current on our preferred dividend payments.

Note 14. Equity Transactions

On June 12, 2024, we filed a Certificate of Amendment to the Company’s Restated Certificate of Incorporation (the “Amendment”) with the Secretary of State of the State of Delaware in order to effect a reverse stock split of our common stock at a ratio of one-for-five (the “Reverse Split”). The Amendment does not affect the par value of our common stock.

The Reverse Split became effective on June 14, 2024, at 5:00 p.m. Eastern Time, at which time every five shares of the Company’s issued and outstanding common stock were automatically combined into one share of common stock. Additionally, all stock options and warrants of the Company outstanding immediately prior to the Reverse Split were proportionally adjusted.

As of March 31, 2025, of the warrants issued through the public offering we closed on May 28, 2020, 1.0 million warrants were exercised and 1.4 million warrants remained outstanding, which represents 0.1 million shares of common stock equivalents, at an exercise price of $11.25. For every 1 warrant .10 of a share shall be issued. These warrants will expire in May 2025.

As of March 31, 2025, of the warrants issued through the public offering we closed on January 24, 2022, there were 10.9 million warrants outstanding at an exercise price of $7.50, and no prefunded warrants outstanding. The 0.3 million prefunded warrants were exercised at $0.01 per share in the third quarter of 2023. For every 1 warrant .20 of a share shall be issued. These warrants will expire in January 2027.

On August 7, 2024, the Company’s Board authorized a stock buyback program for the repurchase of up to $1 million of the Company’s common stock. The Company repurchased $0.3 million worth, or 73,855 shares, of its common stock in 2024. Under the new stock repurchase program, the Company intends to repurchase shares through open market purchases, privately negotiated transactions, block purchases, or otherwise in accordance with federal securities laws, including Rule 10b-18 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Note 15. Preferred Stock Rights

On August 21, 2024, the Board declared a dividend to the Company’s stockholders of record as of the close of business on September 3, 2024, for each outstanding share of the Company’s common stock, of one right (a “Right”) to purchase one one-thousandth of a share of a new series of participating preferred stock of the Company. Each right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series C Participating Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”), at an exercise price of $12.00 per one one-thousandth of a share of Series C Preferred Stock, subject to adjustment.

The terms of the Rights are set forth in the Tax Benefit Preservation Plan (the “Rights Plan”). The Rights Plan is intended to diminish the risk that our ability to use our net operating loss carryforwards to reduce future federal income tax obligations may become substantially limited due to an “ownership change,” as defined in Section 382 of the Internal Revenue Code of 1986, as amended.

The Company also has a provision in its Amended and Restated Certificate of Incorporation which generally prohibits transfers of its common stock that could result in an ownership change.

The rights will become exercisable following (i) 10 days after a public announcement that a person or group has become an Acquiring Person (as defined in the Rights Plan); and (ii) 10 business days (or a later date determined by the board of directors) after a person or group begins a tender or an exchange offer that, if completed, would result in that person or group becoming an Acquiring Person.

In addition, upon the occurrence of certain events, the exercise price of the rights would be adjusted and holders of the rights (other than rights owned by an acquiring person or group) would be entitled to purchase common stock at approximately half of market value. Given the potential adjustment of the exercise price of the rights, the rights could cause substantial dilution to a person or group that acquires 4.99% or more of common stock on terms not approved by the board of directors.

The Rights will expire on the earliest of (i) August 21, 2027, which is the third anniversary of the date on which our Board of Directors authorized and declared a dividend of the rights, or such earlier date as of which the Board determines that the Rights Plan is no longer necessary for the preservation of the Company’s tax benefits, (ii) the time at which the Rights are redeemed, (iii) the time at which the Rights are exchanged, (iv) the effective time of the repeal of Section 382 of the Code or any successor statute if the Board determines that the Rights Plan is no longer necessary for the preservation of the Company’s tax benefits, (v) the first day of a taxable year to which the Board determines that no NOLs or other tax benefits may be carried forward, and (vi) the day following the certification of the voting results of the Company’s 2024 annual meeting of stockholders, if stockholder approval of the Rights Plan has not been obtained prior to that date.

The Board may redeem all (but not less than all) of the Rights for a redemption price of $0.0001 per Right at any time before a person or group has become an Acquiring Person. Once the Rights are redeemed, the right to exercise the Rights will terminate, and the only right of the holders of such Rights will be to receive the redemption price. The redemption price will be adjusted if the Company declares a stock split or issues a stock dividend on common stock. There is no impact to financial results as a result of the adoption of the Rights Plan for the three months ended March 31, 2025.

STAR EQUITY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Year ended December 31,
	2024	2023
Revenues:
Building Solutions**	$53,359	$45,785
Investments	—	—

Total revenues	53,359	45,785
Cost of revenues:
Building Solutions**	42,083	33,631
Investments	221	228

Total cost of revenues	42,304	33,859

Gross profit	11,055	11,926
Operating expenses:
Selling, general and administrative	16,991	14,538
Amortization of intangible assets	2,479	1,734

Total operating expenses	19,470	16,272

Net income (loss) from continuing operations	(8,415)	(4,346)
Other income (expense):
Other income (expense), net	(2,393)	852
Interest income (expense), net	633	973

Total other income (expense), net	(1,760)	1,825
Income (loss) from continuing operations before income taxes	(10,175)	(2,521)
Income tax benefit (provision)	(263)	614

Income (loss) from continuing operations, net of tax	(10,438)	(1,907)
Income (loss) from discontinued operations, net of tax	—	27,039

Net income (loss)	(10,438)	25,132
Dividend on Series A perpetual preferred stock	(2,040)	(1,916)

Net income (loss) attributable to common stockholders	$(12,478)	$23,216

Net income (loss) per share
Net income (loss) per share, continuing operations
Basic and diluted*	$(3.32)	$(0.61)
Net income (loss) per share, discontinued operations
Basic and diluted*	$—	$8.64
Net income (loss) per share
Basic and diluted*	$(3.32)	$8.03
Net income (loss) per share, attributable to common shareholders
Basic and diluted*	$(3.97)	$7.42
Weighted-average common shares outstanding***
Basic and diluted*	3,145	3,129
Dividends declared per share of Series A perpetual preferred stock	1.00	1.00

*	Earnings per share may not add due to rounding
**	Formerly known as Construction
***	All share amounts reflect 1 for 5 reverse stock split effective June 14, 2024, retroactively.

See accompanying notes to consolidated financial statements.

STAR EQUITY HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts and par value)

	December 31,
	2024	2023
Assets:
Current assets:
Cash and cash equivalents	$4,003	$18,326
Restricted cash	1,628	620
Investments in equity securities	3,368	4,838
Lumber derivative contracts	—	19
Accounts receivable, net of allowances of $360 and $191, respectively	8,048	6,004
Note receivable, current portion	335	399
Inventories, net	5,397	3,420
Other current assets	1,635	1,180

Total current assets	24,414	34,806
Property and equipment, net	10,207	7,828
Operating lease right-of-use assets, net	8,289	1,470
Intangible assets, net	18,930	12,518
Goodwill	8,453	4,438
Long term investments	2,140	6,000
Notes receivable	8,876	8,427
Other assets	1,739	9

Total assets	$83,048	$75,496

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$2,603	$1,571
Accrued liabilities	1,974	1,506
Accrued compensation	1,141	1,772
Accrued warranty	49	44
Lumber derivative contracts	7	—
Deferred revenue	2,523	1,377
Short-term debt	3,911	2,019
Operating lease liabilities	241	403
Finance lease liabilities	21	42

Total current liabilities	12,470	8,734
Long-term debt, net of current portion	7,405	—
Deferred tax liabilities	334	318
Operating lease liabilities, net of current portion	8,483	1,102
Finance lease liabilities, net of current portion	20	43

Total liabilities	28,712	10,197

Stockholders’ Equity:
Preferred stock, $0.0001 par value: 10,000,000 shares authorized: Series A Preferred Stock, 8,000,000 shares authorized, liquidation preference (10.00 per share), 1,915,637 shares issued and outstanding at 2024 and 2023. (Liquidation preference: $18,988,390 as of December 31, 2024 and 2023.)	18,988	18,988
Preferred stock, $0.0001 par value: 25,000 shares authorized; Series C Preferred stock, no shares issued or outstanding	—	—
Common stock, $0.0001 par value: 50,000,000 shares authorized; 3,201,502 and 3,165,243 shares issued and outstanding (net of treasury shares) at December 31, 2024 and 2023, respectively	2	2
Treasury stock, at cost; 125,625 and 51,770 shares at December 31, 2024 and 2023, respectively	(6,007)	(5,728)
Additional paid-in capital	159,880	160,126
Accumulated deficit	(118,527)	(108,089)

Total stockholders’ equity	54,336	65,299

Total liabilities and stockholders’ equity	$83,048	$75,496

*	All share amounts reflect 1 for 5 reverse stock split effective June 14, 2024, retroactively.

See accompanying notes to consolidated financial statements.

STAR EQUITY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year ended December 31,
	2024	2023
Operating activities
Net income (loss)	$(10,438)	$25,132
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation of property and equipment	1,123	925
Amortization of intangible assets	2,479	1,734
Non-cash lease expense	1,170	670
Provision for bad debt, net	(178)	162
Stock-based compensation	240	340
Non-cash interest income	(746)	45
Gain on disposal of discontinued operations	—	(26,680)
Bargain purchase gain on acquisition	—	(1,170)
(Gain) Loss on sale of assets	(3,756)	(503)
Loss (gain) on remeasurement of Enservco long term investments	1,850	—
Impairment of Catalyst cost method investment	4,615	—
Deferred income taxes	16	(613)
Unrealized (gain) loss on equity securities and lumber derivatives	202	(208)
Changes in operating assets and liabilities:
Accounts receivable	(1,125)	3,737
Inventories	859	1,015
Other assets	(1,523)	43
Accounts payable	1,032	1,118
Accrued compensation	(630)	(646)
Deferred revenue	1,389	(567)
Operating lease liabilities	(1,233)	(490)
Other liabilities	(527)	(1,346)

Net cash provided (used) by operating activities	(5,181)	2,698

Investing activities
Purchases of property and equipment	(2,856)	(698)
Proceeds from sale of discontinued operations	—	19,681
Proceeds from sale of property and equipment	10,521	1,233
Purchases of equity securities	(257)	(1,517)
Proceeds from sales of equity securities	1,002	253
Net cash received (paid for) acquisition	(19,675)	(2,770)
Repayment of note receivable	223	—
Investment in note receivable	(1,000)	—

Net cash provided (used) by investing activities	(12,042)	16,182

Financing activities
Proceeds from borrowings	24,322	41,153
Repayment of debt	(18,027)	(42,105)
Net proceeds from sale of common stock and warrants	0	1
Proceeds from exercise of warrants	—	4
Repurchase of common stock	(279)	—
Taxes paid related to net share settlement of equity awards	(22)	(16)
Repayment of obligations under finance leases	(46)	(193)
Preferred stock dividends paid	(2,040)	(1,916)

Net cash provided (used) by financing activities	3,908	(3,072)

	Year ended December 31,
	2024	2023
Net change in cash, cash equivalents, and restricted cash including cash classified within current assets	(13,315)	15,808
Less: Net (decrease) increase in cash classified within current assets-discontinued operations	—	1,381
Net change in cash, cash equivalents, and restricted cash	(13,315)	14,427
Cash, cash equivalents, and restricted cash at beginning of year	$18,946	$4,519

Cash, cash equivalents, and restricted cash at end of year	$5,631	$18,946

Reconciliation of cash, cash equivalents, and restricted cash at end of year
Cash and cash equivalents	$4,003	$18,326
Restricted cash	1,628	620

Cash, cash equivalents, and restricted cash at end of period	$5,631	$18,946

Supplemental Information
Cash paid during the year for interest	$614	$261
Cash paid during the year for income taxes	$236	$651

Non-Cash Investing and Financing Activities
Noncash note receivable	$—	$7,000
Noncash investment in private company	$—	$6,000
Purchase of investment in exchange for preferred stock	$2,605	$—
Noncash property, plant, and equipment obtained in exchange for term loan	$3,000	$—
Noncash right-of-use assets obtained in exchange for operating lease liabilities	$7,895	$—
Cancelled Issuance of Preferred Stock	$(2,605)	$—
Extinguishment of right-of use-asset and lease liability	$(313)	$—

See accompanying notes to consolidated financial statements.

STAR EQUITY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands)

	Perpetual Preferred Stock		Common stock		Treasury Stock	Additional paid-in capital	Accumulated deficit	Total stockholders’ equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2022	1,916	$18,988	3,036	$1	$(5,728)	$161,715	$(133,221)	$41,755
Stock-based compensation	—	—	—	—	—	340	—	340
Shares issued under stock incentive plans, net of shares withheld for employee taxes	—	—	64	0.5	—	(16)	—	(16)
Equity issuance costs	—	—	—	—	—		—	—
Dividends to holders of preferred stock ($1.00 per share)	—	—	—	—	—	(1,916)	—	(1,916)
Proceeds from the sale of common stock, warrants, and exercise of over allotment options	—	—	65	0.5	—	3	—	4
Net income (loss)	—	—	—	—	—	—	25,132	25,132

Balance at December 31, 2023	1,916	$18,988	3,165	$2	$(5,728)	$160,126	$(108,089)	$65,299

Stock-based compensation	—	—	—	—	—	240	—	240
Shares issued under stock incentive plans, net of shares withheld for employee taxes	—	—	31	—	—	(22)	—	(22)
Shares issued for fractional shares in conjunction with reverse stock split	—	—	80	—	—	—	—	—
Issuance of Preferred Stock	250	2,605	—	—	—	—	—	2,605
Share purchased through the Stock Buyback Program	—	—	(74)	—	(279)		—	(279)
Cancelled Issuance of Preferred Stock	(250)	(2,605)	—	—	—	1,576	—	(1,029)
Dividends to holders of preferred stock ($1.00 per share)	—	—	—	—	—	(2,040)	—	(2,040)
Net income (loss)	—	—	—	—	—	—	(10,438)	(10,438)

Balance at December 31, 2024	1,916	$18,988	3,202	$2	$(6,007)	$159,880	$(118,527)	$54,336

*	All share amounts reflect 1 for 5 reverse stock split effective June 14, 2024, retroactively

See accompanying notes to consolidated financial statements.

STAR EQUITY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. The Company

Star Equity Holdings, Inc. (“Star Equity”, or the “Company”) is a diversified holding company with two divisions: Building Solutions and Investments. We previously had a Healthcare division which was sold on May 4, 2023, as further described in Note 3. Discontinued Operations. Unless the context requires otherwise, in this report the terms “we,” “us,” and, “our” refer to Star Equity and our wholly owned subsidiaries.

Building Solutions

Our Building Solutions division operates in three businesses: (i) modular building manufacturing, (ii) structural wall panel and wood foundation manufacturing, including building supply retail operations, and (iii) glue-laminated timber products (“glulam”) manufacturing. The modular building manufacturing business services the northeast United States and is operated by KBS Builders, Inc. (“KBS”) in Maine. The structural wall panel and wood foundation manufacturing business is operated by EdgeBuilder, Inc. (“EdgeBuilder”), and the retail building supplies are sold through Glenbrook Building Supply, Inc. (“Glenbrook” and together with EdgeBuilder, “EBGL”). EBGL is based in and services the Greater Minneapolis metropolitan area. Timber Technologies Solutions, Inc. (“TT”), the glue-laminated timber products manufacturing business, was acquired in the second quarter of 2024 and is based in western Wisconsin, in proximity to the Minneapolis-Saint Paul area. KBS, EdgeBuilder, Glenbrook, and TT are wholly owned subsidiaries of Star Equity and are referred to collectively herein, and together with Star Construction Holdings, Inc. (“SCH”), as the “Building Solutions Subsidiaries.”

EBGL expanded its market share of the Greater Minneapolis area via the acquisition of all of the assets of Big Lake Lumber Inc. (“BLL”) in October 2023. Since that time, BLL’s operations have been integrated into and have become part of Glenbrook’s operations. See Note 16. Mergers and Acquisitions for further information regarding the BLL and the TT acquisitions.

Investments

Investments generates intercompany revenue from the lease of commercial properties and equipment through Star Real Estate Holdings. Our Investments division is an internally-focused unit. This entity was established to hold our corporate-owned real estate, which currently includes our manufacturing facilities that are leased to KBS and TT, as well as any minority investments we make in public and private companies. Star Equity Fund GP, LLC (“Star Equity Fund”), Star Investment Management, LLC (“Star Investment”), Star Equity Investment Holdings Inc. (“SEI”), Star Real Estate Holdings USA, Inc. (“SRE”), and the subsidiaries of SRE that are included in this division are referred to collectively herein as the “Investments Subsidiaries.”

We consider our Investments segment to be ancillary to our core business, and, as a result, we record gains, losses, and impairments on investments and real estate from the Investments segment as a component of other income (expense). We record depreciation of owned real estate used in our operations as a component of cost of revenues. In the fourth quarter of 2024, we reclassified the 2024 impairments of our cost method investment from selling, general and administrative expenses to other income (expense) to align with other gains and losses in our Investments Division.

Note 2. Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The consolidated financial statements are prepared in conformity with generally accepted accounting principles (“GAAP”) in the United States of America and include our wholly owned subsidiaries financial statements. All intercompany accounts and transactions have been eliminated. The divestiture of our former Healthcare division is separately presented as discontinued operations in the Consolidated Statement of Operations for the years ended December 31, 2024 and December 31, 2023. Refer to Note 3. Discontinued Operations for additional information.

On June 12, 2024, we executed a one-for-five reverse stock split which became effective June 14, 2024. All of our historical share and per share information related to issued and outstanding common stock and outstanding options and warrants exercisable for common stock in these financial statements have been adjusted retroactively (see Note 18. Equity Transactions).

Certain amounts in the consolidated financial statements and accompanying Notes may not add due to rounding. All percentages have been calculated using unrounded amounts.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and disclosures made in the accompanying notes to the consolidated financial statements. Significant estimates and judgments include those related to revenue recognition, goodwill valuation, long term investments (including impairment and fair value considerations), business combination accounting, and income taxes. Actual results could materially differ from those estimates.

Revenue Recognition

We recognize revenue when a customer obtains control of promised goods or services. We record the amount of revenue that reflects the consideration that we expect to receive in exchange for those goods or services. We apply the following five-step model in order to determine this amount: (i) identification of the promised goods or services in the contract; (ii) determination of whether the promised goods or services are performance obligations, including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation.

The Company has elected to use the practical expedient to exclude disclosures of unsatisfied remaining performance obligations for (i) contracts having an original expected length of one year or less or (ii) contracts for which the practical expedient has been applied to recognize revenue at the amount for which it has a right to invoice.

We recognize revenue upon transfer of control of promised products or services to customers in an amount that reflects the consideration we expect to receive in exchange for those products or services. Taxes collected from customers, which are subsequently remitted to governmental authorities, are excluded from revenue.

The majority of our contracts have a single performance obligation, including certain instances which we provide a series of distinct goods or services that are substantially the same and are transferred with the same pattern to the customer. For contracts with multiple performance obligations, we allocate the total transaction price to each performance obligation using our best estimate of the standalone selling price of each distinct good or service in the contract. We use an observable price to determine the stand-alone selling price for separate performance obligations or a cost plus margin approach when one is not available. For bill and hold sales, we determine when the customer obtains control of the product on a case-by-case basis to determine the amount of revenue to recognize each period.

Revenue recognition is evaluated on a contract by contract basis. Performance obligations are satisfied over time as work progresses or at a point in time. A performance obligation is satisfied over time when the company creates an asset with no alternative use and we have an enforceable right to payment, including a reasonable profit margin. Determining if an enforceable right to payment includes a reasonable profit margin requires judgment and is assessed on a contract by contract basis. For contracts requiring over time revenue recognition, the selection of the method to measure progress towards completion requires judgment and is based on the nature of the products or services to be provided. We use a cost-based input measurement of progress because it best depicts the transfer of assets to the customer, which occurs as costs are incurred during the manufacturing process or as services are rendered. Under the cost-based measure of progress, the extent of progress towards completion is measured based on the costs incurred to date.

Our products are generally not sold with a right of return and the Company does not provide significant credits or incentives, which may be variable consideration when estimating the amount of revenue to be recognized.

Building Solutions Revenue Recognition. Within the Building Solutions division, we service residential and commercial construction projects by manufacturing modular housing units and other products, supplying general contractors with building materials and providing glulam products to distributors and end users. KBS manufactures modular buildings for both single-family residential homes and larger, commercial building projects. EdgeBuilder manufactures structural wall panels, permanent wood foundation systems and other engineered wood products, and Glenbrook is a retail supplier of lumber and other building supplies. Retail sales at Glenbrook are recognized at the point of sale. TT manufactures glue-laminated timber products (“glulam”) for various end markets and applications, including agriculture, industrial, infrastructure, and building construction (commercial and residential). For bill and hold sales, we determine when the customer obtains control of the product on a case-by-case basis to determine the amount of revenue to recognize each period. Revenue is generally recognized at point in time upon delivery of product or over time by measuring progress towards completion. There are no contracts as of December 31, 2024 and 2023 that are subject to over time recognition.

Billings in excess of costs and estimated profit. We recognize billings in excess of costs and estimated profit on uncompleted contracts within current liabilities. Such amounts relate to fixed-price contracts recognized over time, and represents payments in advance of performing the related contract work. Billings in excess of costs and estimated profit on uncompleted contracts are not considered to be a significant financing component because they are generally used to meet working capital demands that can be higher in the early stages of a contract. Contract liabilities are reduced when the associated revenue from the contract is recognized, which is generally within one year. There is no liability associated with billings in excess of costs at December 31, 2024 or December 31, 2023.

Healthcare Revenue Recognition. We generated Healthcare service revenue and product and product-related sales revenue primarily from providing diagnostic services to our customers and from the sale of gamma cameras, accessories, and radiopharmaceuticals doses. Service revenues within our former Healthcare reportable segment, which is now recorded as part of discontinued operations, and, in 2023, covers the period through the date of sale of our Healthcare division as discussed in Note 3. Discontinued Operations, was derived from providing our customers with contract diagnostic services, which included use of our imaging systems, qualified personnel, radiopharmaceuticals, licensing, logistics and related items required to perform testing in their own offices. We billed customers either on a per-scan or fixed-payment methodology, depending upon the contract negotiated with the customer. We also rented cameras to customers for use in their healthcare operations. Rental revenues were structured as either a weekly or monthly payment arrangement, and were recognized in the month that rental assets were provided. Revenue related to provision of our services was recognized at the time services were performed. Revenue from product and product-related sales, which is recorded as part of discontinued operations, was derived primarily from the sale of gamma cameras, accessories, and radiopharmaceuticals doses.

Contract Costs. We recognize an asset for the incremental costs of obtaining a contract with a customer if we expect the benefit of those costs to be longer than one year. The Company applies a practical expedient to expense costs as incurred for costs to obtain a contract when the amortization period would have been one year or less. These costs mainly include the internal sales commissions; under the terms of these programs these are generally earned and the costs are recognized at the time the revenue is recognized. As of December 31, 2024 and 2023, there were no contract costs recognized.

Deferred Revenue. Deferred revenue represents customer deposits and advanced payments for contracts that are subject to point-in-time recognition. We have determined our contracts do not include a significant financing component.

Leases

Lessee Accounting

We determine if an arrangement is a lease at inception. Pursuant to the guidance in ASC 842, “Leases”, operating leases are included in operating lease right-of-use (“ROU”) assets, and operating lease liabilities in our Consolidated Balance Sheets. Finance leases are included in property and equipment and finance lease liabilities in our Consolidated Balance Sheets.

ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. We use the implicit discount rate when readily determinable; however, as most of our leases do not provide an implicit discount rate, we use an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. Our lease valuation may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

We elected to not separate lease and non-lease components of our operating leases. Additionally, we elected not to recognize ROU assets and leases liabilities that arise from short-term leases of twelve months or less.

Lessor Accounting

Prior to the sale of our Healthcare division in 2023, we were the lessors of certain equipment. We determined lease classification at the commencement date. Leases not classified as sales-type or direct financing leases were classified as operating leases. The primary accounting criteria used for lease classification are (a) review to determine if the lease transfers ownership of the underlying asset to the lessee by the end of the lease term, (b) review to determine if the lease grants the lessee a purchase option that the lessee is reasonably certain to exercise, (c) determine, using a seventy-five percent or more threshold, if the lease term is for a major part of the remaining economic life of the underlying asset (however, we did not use this classification criterion when the lease commencement date fell within the last 25 percent of the total economic life of the underlying asset) and (d) determine, using a ninety percent or more threshold, if the present value of the sum of the lease payments and any residual value guarantees equal or exceeds substantially all of the fair value of the underlying asset. We did not lease equipment of such a specialized nature that it was expected to have no alternative use to us at the end of the lease term.

We elected the operating lease practical expedient for leases to not separate non-lease components of regular maintenance services from associated lease components.

Property taxes paid by the lessor that are reimbursed by the lessee are considered to be lessor costs of owning the asset and are recorded gross with income included in other non-interest income and expense recorded in operating expenses.

We selected a lessor accounting policy election to exclude from revenue and expenses sales taxes and other similar taxes assessed by a governmental authority on lease revenue-producing transactions and collected by the lessor from a lessee.

Operating lease equipment is carried at cost less accumulated depreciation. Operating lease equipment is depreciated to its estimated residual value using the straight-line method over the lease term or estimated useful life of the asset.

Rental revenue on operating leases is recognized on a straight-line basis over the lease term unless collectability is not probable. In these cases rental revenue is recognized as payments are received.

Concentration of Credit Risk

Financial instruments, which potentially subject us to concentrations of credit risk, consist primarily of cash and cash equivalents and accounts receivable. We limit our exposure to credit loss by generally placing cash in high credit quality financial institutions. Cash balances are maintained primarily at major financial institutions in the United States and a portion of which exceed the regulatory limit of $250,000 insured by the Federal Deposit Insurance Corporation (“FDIC”). We have not experienced any credit losses associated with our cash balances. Additionally, we have established guidelines regarding diversification of our investments and their maturities, which are designed to maintain principal and maximize liquidity. As of December 31, 2024, we have $0.2 million of cash in excess of FDIC insured limits.

Fair Value of Financial Instruments

The authoritative guidance for fair value measurements defines fair value for accounting purposes, establishes a framework for measuring fair value, and provides disclosure requirements regarding fair value measurements. The guidance defines fair value as an exit price, which is the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date. The degree of judgment utilized in measuring the fair value of assets and liabilities generally correlates to the level of pricing observability. Financial instruments primarily consist of cash equivalents, equity securities, accounts receivable, other current assets, restricted cash, and accounts payable. The carrying amount of short-term and long-term debt and notes payable approximates fair value because of the relative short maturity of these instruments and interest rates we could currently obtain.

The Company occasionally enters into derivative financial instruments to manage certain market risks. These derivative instruments are not designated as hedging instruments and accordingly, are recorded at fair value in the Consolidated Balance Sheets with the changes in fair value recognized in cost of revenue in the Consolidated Statements of Operations.

Variable Interest Entities

We determine at the inception of each arrangement whether an entity in which we have made an investment or in which we have other variable interests is considered a variable interest entity (“VIE”). We consolidate VIEs when we are the primary beneficiary. We are the primary beneficiary of a VIE when we have the power to direct activities that most significantly affect the economic performance of the VIE and have the obligation to absorb the significant losses or benefits. If we are not the primary beneficiary in a VIE, we account for the investment or other variable interests in a VIE in accordance with applicable GAAP.

Periodically, we assess whether any changes in our interest or relationship with the entity affect our determination of whether the entity is a VIE and, if so, whether we are the primary beneficiary. We have not identified any VIEs for which we are the primary beneficiary as of December 31, 2024 or 2023.

Cash and Cash Equivalents

We consider all investments with a maturity of three months or less when acquired to be cash equivalents.

Equity Securities

As of December 31, 2024 and 2023, securities consist of investments in equity securities that are publicly traded. These equity securities are measured at fair value and changes in fair value are recognized in net income. During the year ended December 31, 2024, we recognized unrealized losses related to changes in fair value of $177 thousand in the Consolidated Statements of Operations. During the year ended December 31, 2023, we recorded unrealized gains related to changes in fair value of $85 thousand. Investments that are strategic in nature, with the intent to hold the investment over a several year period, are classified as long term investments.

Long Term Investments

As a part of the sale of Digirad Health, described further in Note 3. Discontinued Operations to the notes to our accompanying financial statements, we received common equity in Insignia TTG Parent LLC (“Catalyst Parent”), the parent entity of Catalyst MedTech LLC (“Catalyst”) formerly known as TTG Imaging Solutions, LLC. We have elected the measurement alternative under ASC 321 “Accounting for Investments in Equity Securities”. The measurement alternative election allows for equity securities that do not have readily determinable fair values to be recorded at cost, with adjustments for impairment and certain observable price changes reflected in earnings. Such securities are adjusted to fair value when an observable price change occurs or impairment is identified. Each reporting period, we perform a qualitative and quantitative assessment considering impairment indicators to evaluate whether the investment is impaired. Impairment indicators include, but are not limited to, significant deterioration in earnings performance, significant adverse changes in regulatory or economic environment and working capital deficiencies. If an investment is determined to be impaired, we include an impairment loss as a component of other income (expense) equal to the difference between the fair value of the investment and its carrying amount. During 2024 we recognized $4.6 million of an impairment loss on this investment as further discussed in Note 5. Supplementary Balance Sheet Information.

On August 9, 2024, we completed an investment in Enservco Corporation (“Enservco”) (“Investment in Enservco”), which consisted of Enservco Common Stock, Enservco Preferred Stock, and certain other options reflected in the Share Exchange Agreement, and the Enservco Note Receivable (See Note 5. Supplementary Balance Sheet Information). The Investment in Enservco is required to be accounted for using the equity method of accounting under ASC 323, “Equity Method Investments and Joint Ventures”, as we are deemed to have significant influence over Enservco based upon GAAP rules. Pursuant to the guidance in ASC 323, we elected the fair value option pursuant to ASC 825-10-15, wherein the financial instrument is initially measured at estimated fair value as of the transaction issue date and then subsequently remeasured at estimated fair value as of each reporting period balance sheet date, with changes in the estimated fair value recognized as other income (expense) in the statement of operations. Enservco Common Stock is publicly traded, and the fair value is determined based on Enservco’s common stock close price as of the reporting date. The fair value of the Enservco Preferred Stock was based on the consideration of a number of objective and subjective factors, including third-party valuations and a company-specific economic outlook. To determine the fair value of the call option, the Company used the Black-Scholes option pricing model. The fair value of the Enservco Note was determined using a discounted cash flow model. Fair value assumptions are further described in Note 6, Fair Value Measurements. The Enservco Note was determined to be uncollectible as of December 31, 2024 and the value was reduced to zero. As described further in Note 5 Supplementary Balance Sheet Information, the value of the Enservco Note was fully collateralized and we called the collateral once it was determined that the note was in default.

Accounts Receivable

Accounts receivable consist principally of trade receivables from customers. These are recorded at the invoiced amount and are generally unsecured and due within 30 days. Trade receivables do not bear interest. We use an expected loss methodology. This methodology includes information about past events, current economic conditions and reasonable and supportable forecasts that impact the collectability of the reported amounts of the receivables over their lifetime. Within the Current Expected Credit Losses (“CECL”) guidelines, we utilize a “probability of default” methodology to determine expected credit losses under the CECL model. Account balances are charged off against the allowance when we believe it is probable the receivable will not be recovered. Our “probability of default” methodology principally entails evaluating the collectability of our trade receivables and providing reserves for doubtful accounts based on our historical experience rate, known collectability issues and disputes, and our bad debt write-off history.

Our estimates of collectability could be impacted by material amounts due to changed circumstances, such as a higher number of defaults or material adverse changes in a payor’s ability to meet its obligations. Expected credit losses related to trade accounts receivable are recorded as an allowance for doubtful accounts within accounts receivable, net in the Consolidated Balance Sheets, and the related provision for doubtful accounts is charged to general and administrative expenses. We do not have any off-balance sheet credit exposure related to our customers.

The following table summarizes the allowance for doubtful accounts from continuing operations as of and for the years ended December 31, 2024 and 2023 (in thousands):

Allowance for Doubtful Accounts (1)
Balance at December 31, 2022	$(270)
Provision adjustment	(145)
Write-offs and recoveries, net	224

Balance at December 31, 2023	(191)
Provision adjustment	(178)
Write-offs and recoveries, net	9

Balance at December 31, 2024	$(360)

(1)	The provision was charged against general and administrative expenses.

Inventory

Inventories are valued using first-in, first-out or the weighted-average inventory method; stated at the lower of cost or net realizable value. Finished goods and work-in-process inventory values include the cost of raw materials, labor and manufacturing overhead. Inventory, when written down to net realizable value, establishes a new cost basis and its value is not subsequently increased based upon changes in underlying facts and circumstances. We also make adjustments to reduce the carrying amount of inventories for estimated excess or obsolete inventories. Factors influencing these adjustments include inventories on-hand compared with historical and estimated future sales and usage for existing and new products and assumptions about the likelihood of obsolescence.

Long-Lived Assets including Finite Lived Purchased Intangible Assets

Long-lived assets consist of property and equipment and finite lived intangible assets. We generally record property and equipment at cost. We record property and equipment and intangible assets acquired in business combinations based on their fair values at the date of acquisition. We calculate depreciation on property and equipment using the straight-line method over the estimated useful life of the assets, which range from 5 to 20 years for buildings and improvements, 3 to 13 years for machinery and equipment, 1 to 10 years for computer hardware and software, and the lesser of the estimated useful life or remaining lease term for leasehold improvements. Charges related to amortization of assets recorded under finance leases are included within depreciation expense. We calculate amortization on intangible assets using either the accelerated or the straight-line method over the estimated useful life of the assets, based on when we expect to receive cash inflows generated by the intangible assets. Estimated useful lives for intangibles range from 1 to 15 years.

Impairment losses on long-lived assets used in operations are recorded when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount. No impairment was recorded on long-lived assets to be held and used during the years ended December 31, 2024 and 2023.

Goodwill Valuation

We review goodwill for impairment on an annual basis during the fourth quarter, and when events or changes in circumstances indicate that a reduction in the carrying value may not be recoverable. We initially assess qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount. The analysis includes assessing the impact of changes in certain factors including: (1) changes in forecasted operating results and comparing actual results to projections, (2) changes in the industry or our competitive environment since the acquisition date, (3) changes in the overall economy, our market share and market interest rates since the acquisition date, (4) trends in the stock price and related market capitalization and enterprise values, (5) trends in peer companies’ total enterprise value metrics, and (6) additional factors such as management turnover, changes in regulation and changes in litigation matters. Upon review of the results of such assessment, we may begin performing impairment analysis by quantitatively comparing the fair value of the reporting unit to the carrying value of the reporting unit, including goodwill. An impairment charge for goodwill is recognized for the amount by which the carrying value of the reporting unit exceeds its fair value and such loss should not exceed the total goodwill allocated to the reporting unit. We have recorded no goodwill impairments in 2024 and 2023.

Goodwill was derived from the acquisition of ATRM in 2019 and the acquisition of TT in 2024. See Note 7. Goodwill, for further information.

Business Combinations

In accordance with ASC 805, Business Combinations, the Company allocates the purchase consideration to the identifiable assets acquired and liabilities assumed in business combinations based on their fair values as of the respective acquisition date.

The excess of the purchase consideration over the amounts assigned to the identifiable assets and liabilities is recognized as goodwill, or if the fair value of the net assets acquired exceeds the purchase consideration, a bargain purchase gain is recorded within the Consolidated Statement of Operations. Factors giving rise to goodwill generally include operational synergies that are anticipated as a result of the business combination and growth expected to result in economic benefits from access to new customers and markets. The fair values of identifiable intangible assets acquired in business combinations are generally determined using an income approach, requiring financial forecasts and estimates as well as market participant assumptions.

In connection with the acquisition of BLL during the fiscal year ended December 31, 2023, the Company recorded a bargain purchase gain of $1.2 million that was recorded as a component of other income on the Consolidated Statement of Operations. The bargain purchase gain amount represents the excess of the estimated fair value of the net assets and intangibles acquired over the estimated fair value of the consideration transferred. In accordance with ASC 805, we estimated the fair value of the net assets acquired as of the acquisition date.

We accounted for the acquisition of TT as a business combination and recorded the acquired assets of TT at fair value.

The incremental financial results of the TT acquisition and the BLL acquisition are included in the Company’s consolidated financial results from the respective acquisition date. See Note 16. Mergers and Acquisitions for further information.

Restricted Cash

We maintain certain cash amounts restricted as to withdrawal or use. As of December 31, 2024 and 2023, restricted cash was $1.6 million and $0.6 million comprised of cash held for letters of credit for our real estate leases, restricted cash held in connection with the TT acquisition (See Note 16. “Mergers and Acquisitions”) and certain minimum balance requirements on our banking arrangements.

Debt Issuance Costs

We incur debt issuance costs in connection with debt financings. Debt issuance costs for line of credit are presented in other assets and are amortized over the term of the revolving debt agreements using the straight-line method. Debt issuance costs for term debt are netted against the debt and are amortized over the term of the loan using the effective interest method. Amortization of debt issuance costs are included in interest expense. As of December 31, 2024 and 2023, we have no unamortized debt issuance costs.

Shipping and Handling Fees and Costs

We record all shipping and handling costs billed to customers as revenue earned for the goods provided. Shipping and handling costs related to continuing operations are included in cost of revenues and totaled $2.6 million and $1.1 million for the years ended December 31, 2024 and 2023.

Share-Based Compensation

We account for share-based awards exchanged for employee and board services in accordance with the authoritative guidance for share-based compensation. Under this guidance, share-based compensation expense is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense, net of forfeitures, over the requisite service period.

Warranties

Within our Building Solutions division, KBS provides a limited assurance warranty on its residential homes that covers substantial defects in materials or workmanship for a period of 12 months after delivery to the owner. EBGL provides a limited warranty on the sale of its wood foundation products that covers leaks resulting from defects in workmanship for a period of twenty-five years. TT provides a limited warranty on glulam products for a period of fifty years. Estimated warranty costs are accrued in the period that the related revenue is recognized. See Note 5. Supplementary Balance Sheet Information, for further information.

Advertising Costs

Advertising costs are expensed as incurred. Total advertising costs related to continuing operations for the years ended December 31, 2024 and 2023 were $40 thousand and $85 thousand, respectively.

Basic and Diluted Net income (loss) Per Share

We present net income (loss) per share attributable to common stockholders in conformity with the two-class method required for participating securities, as the warrants are considered participating securities. We have not allocated net income (loss) attributable to common stockholders to warrants because the holders of our warrants are not contractually obligated to share in our income (loss). In periods for which there is a net loss, diluted loss per common share is equal to basic loss per common share, since the effect of including any common stock equivalents would be antidilutive.

The following weighted-average outstanding common stock equivalents were not included in the calculation of diluted net income (loss) per share because their effect was antidilutive (in thousands):

	Year Ended December 31,
	2024	2023
Stock options	—	1
Stock warrants	2,373	2,373
Restricted stock units	4	—

Total	2,377	2,374

As of December 31, 2024, there were 1,370,460 warrants exercised and 12,567,040 warrants outstanding, which represents 2,372,954 shares of common stock equivalents, remained outstanding. See Note 18. Equity Transactions, for further information about warrants outstanding.

Income Taxes

We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the consolidated financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

We recognize net deferred tax assets to the extent that we believe these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If we determine that we would be able to realize deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

We record uncertain tax positions on the basis of a two-step process whereby (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is more than 50% likely to be realized upon ultimate settlement with the related tax authority. We recognize interest and penalties related to unrecognized tax benefits within income tax expense, and any accrued interest and penalties would be included within the related tax liability. No such costs were recorded for the years ended December 31, 2024 and December 31, 2023.

Reclassifications

Certain items in the prior year financial statements were reclassified to conform with the current year presentation.

New Accounting Standards Recently Adopted and To Be Adopted

New Accounting Standards Adopted in 2024

Standard/Description	Effective Date	Effect on the Financial Statements
On January 1, 2024, we adopted ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”) for annual periods beginning after December 15, 2023, and for interim periods within fiscal years beginning after December 15, 2024.	Fiscal years beginning after December 15, 2023 with early adoption permitted.	We applied, among other things, disclosure of detailed information related to significant expenses of the entity’s reportable segments which is regularly provided to the chief operating decision maker.

Recently Issued Accounting Standards, Not Adopted as of December 31, 2024

Standard/Description	Effective Date	Effect on the Financial Statements
In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures.	Fiscal years beginning after December 15, 2024 with early adoption permitted.	The new guidance requires, among other things, greater disaggregation of information in the rate reconciliation, and income taxes paid disaggregated by jurisdiction. We will apply ASU 2023-09 on January 1, 2025. It affects financial statement disclosure only and its adoption will not affect our results of operations or financial position.

In November 2024, the FASB issued ASU 2024-03, “Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses.”	Fiscal years beginning after December 15, 2024, with early adoption permitted.	The new guidance requires entities to disaggregate income statement expenses to provide users of financial statements with more detailed information about the nature and amount of expenses incurred. It affects financial statement disclosure only and its adoption will not affect our results of operations or financial position.

Note 3. Discontinued Operations

On May 4, 2023, we entered into a Stock Purchase and Contribution Agreement (the “Digirad Purchase Agreement”), by and among the Company, Digirad Health Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Digirad Health”), Catalyst, and Catalyst Parent. Pursuant to the Digirad Purchase Agreement, (i) Catalyst purchased 85% of the issued and outstanding shares of Digirad Health, on the terms and subject to the conditions set forth therein and (ii) the Company contributed to Catalyst Parent 15% of the issued and outstanding shares of stock of Digirad Health (the “Contributed Shares”) in exchange for New Units (as defined in the Digirad Purchase Agreement) of Catalyst Parent (the “Transaction”). The total aggregate consideration payable to the Company for the Transaction was $40 million, comprised of $19.7 million ($27 million less payoff of debt to Webster Bank (see Note 8. Debt) and transaction costs) in cash, a $7 million promissory note (see Note 5. Supplementary Balance Sheet Information), and $6 million of New Units in Catalyst Parent (see Note 5. Supplementary Balance Sheet Information). The Company completed the sale of Digirad Health simultaneously with entering into the Digirad Purchase Agreement.

We deemed the disposition of Digirad Health, which operated our Healthcare business unit, to represent a strategic shift that will have a major effect on our operations and financial results. The results of operations of the Healthcare business unit represent “discontinued operations” in accordance with GAAP (ASC 205-20-45-1B). As such, the assets and liabilities, as well as the earnings, of the discontinued operation are presented separately in the consolidated financial statements for all periods presented. Unless otherwise noted, discussion within the notes to the consolidated financial statements relates to continuing operations.

Our variable interest entity (“VIE”), for which we are not the primary beneficiary, was disposed of as part of the sale of our Healthcare division. This VIE was in a small private company that is primarily involved in research related to new heart imaging technologies.

The following table presents financial results of our Healthcare division for the twelve months ended December 31, 2023 (in thousands):

Twelve Months Ended December 31,
2023
Total revenues	$17,962
Total cost of revenues	12,408

Gross profit	5,554

Operating expenses:
Selling, general and administrative	3,314
Amortization of intangible assets	—
(Gain) loss on disposal of discontinued operations	(26,680)

Total operating expenses	(23,366)

Income (loss) from discontinued operations	28,920
Other (expense) income, net	(1,015)
Interest expense, net	(173)

Income (loss) from discontinued operations before income taxes	27,732
Income tax benefit (provision)	(693)

Income (loss) from discontinued operations	$27,039

The following table presents the significant operating, investing and financing activities from discontinued operations for the twelve months ended December 31, 2023 (in thousands):

Twelve Months Ended December 31,
2023
Operating activities
Net income (loss) from discontinued operations	$27,039
Depreciation	332
Non-cash lease expense	273
Write-off of borrowing costs	16
(Gain) loss on disposal of discontinued operations	(26,680)
Share-based compensation	1
(Gain )Loss on disposal of assets	135
Provision for bad debt	17
Deferred income taxes	295
Accounts receivable	1,333
Inventory	(681)
Other assets	654
Accounts payable	994
Accrued compensation	(580)
Deferred revenue	(101)
Operating lease liabilities	(283)
Other liabilities	(1,730)

Net cash provided by (used in) operating activities	1,034

Net cash provided by (used in) investing activities	—
Net cash provided by (used in) financing activities	347

Net increase (decrease) in cash and cash equivalents and restricted cash	$1,381

Following is the reconciliation of purchase price to the gain recognized in income from discontinued operations for the twelve months ended December 31, 2023 (in thousands), prior to any proposed working capital adjustments:

Proceeds of the disposition, net of transaction costs and indebtedness payoff	$32,682
Assets of the businesses	(24,071)
Liabilities of the businesses	18,069

Pre-tax gain on the disposition	$26,680

Note 4. Revenue

Disaggregation of Revenue

The following table presents our continuing revenues disaggregated by major source for the years ended December 31, 2024 and 2023 (in thousands):

	December 31, 2024
	Building Solutions	Total
Major Goods/Service Lines
Building Solutions Revenue from Contracts with Customers	$53,359	$53,359

Total Revenues	$53,359	$53,359

Timing of Revenue Recognition
Services and goods transferred at a point in time	$53,359	$53,359

Total Revenues	$53,359	$53,359

	December 31, 2023
	Building Solutions	Total
Major Goods/Service Lines
Building Solutions revenue from Contracts with Customers	$45,785	$45,785

Total Revenues	$45,785	$45,785

Timing of Revenue Recognition
Services and goods transferred at a point in time	$45,785	$45,785

Total Revenues	$45,785	$45,785

Deferred Revenue

Changes in the deferred revenues for the year ended December 31, 2024 and 2023, is as follows (in thousands):

Balance at December 31, 2022	$1,673
Revenue recognized that was included in balance at beginning of the year	(1,604)
Deferred revenue, net, related to contracts entered into during the year	1,308

Balance at December 31, 2023	1,377
Revenue recognized that was included in balance at beginning of the year	(1,314)
Deferred revenue, net, related to contracts entered into during the year	2,460

Balance at December 31, 2024	$2,523

Note 5. Supplementary Balance Sheet Information

The following tables show the Consolidated Balance Sheet details as of December 31, 2024 and 2023 (in thousands):

Inventories

	December 31, 2024	December 31, 2023
Inventories:
Raw materials	$2,644	$1,394
Work-in-process	735	410
Finished goods	2,018	1,616

Total inventories	5,397	3,420
Less reserve for excess and obsolete inventories	—	—

Total inventories, net	$5,397	$3,420

Property and Equipment, net

	December 31, 2024	December 31, 2023
Property and equipment, net:
Land	$795	$1,353
Buildings and leasehold improvements	5,573	5,123
Machinery and equipment	6,540	3,511

Gross property and equipment	12,908	9,987
Accumulated depreciation	(2,701)	(2,159)

Total property and equipment, net	$10,207	$7,828

As of December 31, 2024, we held non-operating land and building in Oxford, Maine for investments which had a carrying value of $0.9 million and was included within property and equipment on the Consolidated Balance Sheets.

Depreciation expense for the years ended December 31, 2024 and 2023 was $1.1 million and 0.6 million, respectively.

Warranty Reserves

Within our Building Solutions division, KBS provides a limited assurance warranty on its residential homes that covers substantial defects in materials or workmanship for a period of 12 months after delivery to the owner. EBGL provides a limited warranty on the sale of its wood foundation products that covers leaks resulting from defects in workmanship for a period of twenty-five years. TT provides a fifty-year limited warranty to the original buyer of its products, qualified by the original buyer’s obligation to ensure that the products are properly handled, stored, and installed. Estimated future warranty costs are accrued and charged to cost of goods sold in the period that the related revenue is recognized. Warranty reserves and related activity were minimal as of and for the periods ended December 31, 2024 and December 31, 2023.

Intangible Assets

	December 31, 2024
	Gross Carrying Amount	Accumulated Amortization	Intangible Assets, Net
Intangible assets with finite useful lives:
Customer relationships	$21,040	$(7,686)	$13,354
Backlog	290	(181)	109
Trademarks	7,510	(2,043)	5,467

Total intangible assets, net	$28,840	$(9,910)	$18,930

	December 31, 2023
	Gross Carrying Amount	Accumulated Amortization	Intangible Assets, Net
Intangible assets with finite useful lives:
Customer relationships	$14,400	$(5,831)	$8,569
Trademarks	5,540	(1,591)	3,949

Total intangible assets, net	$19,940	$(7,422)	$12,518

Amortization expense for intangible assets, net for the years ended December 31, 2024 and 2023 was $2.5 million and $1.7 million, respectively.

Estimated amortization expense for intangible assets for year ended December 31, 2025 is $2.7 million, for each year ended December 31, 2026 through December 31, 2028 is $2.6 million, for the year end December 31, 2029 is $2.2 million and thereafter is $6.2 million.

Notes Receivable

Notes receivable consists of the following principal and interest balances as of December 31, 2024 and December 31, 2023 (in thousands):

	December 31, 2024	December 31, 2023
	Principal and interest	Principal and interest
Catalyst Note	$8,206	$7,459
MDOS Note	894	1,191
KBS Customer Note	111	176

Total note receivable	9,211	8,826
Less current portion	(335)	(399)

Note receivable, net of current portion	$8,876	$8,427

As a part of the sale of Digirad Health, described further in Note 3. Discontinued Operations, a $7 million promissory note (the “Catalyst Note”) was entered into which represents an unsecured note receivable on our balance sheet. The note has a maturity date of May 3, 2029 with payment-in-kind (non-cash) interest on the outstanding principal balance hereof to accrue at the Interest Rate. The Interest Rate is defined as (i) during the period from the date of issuance of the note through the third anniversary of the date of issuance of the note, a per annum rate equal to the sum of (x) 5.0% per annum plus (y) the greater of 5.0% per annum and the weighted-average term SOFR-based interest rate of outstanding loans under the Senior Loan Agreement (as defined in the Digirad Purchase Agreement) during such period, and (ii) during the period following the third anniversary of the date of issuance of the note, a per annum rate equal to the sum of (x) 5.0% per annum plus (y) the greater of 7.0% per annum and the weighted-average term SOFR-based interest rate of outstanding loans under the Senior Loan Agreement during such period.

In 2021, we completed the sale of MD Office Solutions in exchange for a secured promissory note (the “MDOS Note”). The original principal amount of the MDOS Note was $1.4 million and in December 2022 the principal was modified to $1.5 million. The MDOS Note, the principal of which is approximately $0.9 million at December 31, 2024, is included in “Notes receivable, current portion” and “Notes receivable” in our Consolidated Balance Sheets at December 31, 2024 for $0.2 million and $0.7 million, respectively. The MDOS Note requires quarterly installments of $74 thousand and incurs interest at a fixed rate of 5.0% through maturity in 2028.

In 2023, KBS issued a promissory note to a customer, incurring 12% interest per annum (the “KBS Customer Note”). The KBS Customer Note is included in “Notes receivable, current portion” in the Consolidated Balance Sheets at December 31, 2024.

The balance of the Notes Receivable outstanding include any unpaid accrued interest. Interest Income recognized on Notes Receivable for the periods ended December 31, 2024 and December 31, 2023 totaled $0.7 million and $0.5 million, respectively.

The Company evaluates its notes receivable portfolio under the Current Expected Credit Loss (“CECL”) model and determined that there was no material allowance for credit losses required as of December 31, 2024

Long Term Investments

Below are the components of our Long Term Investments as of December 31, 2024 and December 31, 2023 (in thousands):

	Method of Accounting	December 31, 2024	December 31, 2023
Investment in Catalyst, carried at cost	Cost Method	$1,385	$6,000
Investment in Enservco-Common Stock	Equity Method	496	—
Investment in Enservco-Preferred Stock	Equity Method	191	—
Investment in Enservco-Call Option	Equity Method	68	—

Total		$2,140	$6,000

Investment in Catalyst

As a part of the sale of Digirad Health, we received $6.0 million in the common equity of Catalyst Parent, which is held in our Investments Segment. We have elected the measurement alternative under ASC 321, Investments-Equity Securities. The measurement alternative election allows for equity securities that do not have readily determinable fair values to be recorded at cost, with adjustments for impairment and certain observable price changes reflected in earnings. Such securities are adjusted to fair value when an observable price change occurs or impairment is identified. As of December 31, 2024, we have recorded a total impairment to the Investment in Catalyst of $4.6 million. We recorded the impairment as we considered the financial performance of Catalyst relative to the average earnings from comparable companies. This impairment is recorded as a part of other income (expense) on the Consolidated Statement of Operations.

Investment in Enservco

On August 9, 2024, we completed an investment in Enservco pursuant to the Share Exchange Agreement in which we agreed to issue 250,000 shares of 10% Series A Cumulative Perpetual Preferred Stock (“STRRP”) representing $2.6 million of value, to Enservco, in exchange for 9,023,035 Enservco Common Shares, representing 19.9% of the equity interests of Enservco, and 3,476,965 Enservco Preferred Shares and certain options included in the Share Exchange Agreement. Enservco also agreed to appoint one Company representative to the Enservco board of directors. We also issued a $1 million Note to Enservco to facilitate Enservco’s acquisition of Buckshot Trucking, LLC. The Note is collateralized by the STRRP shares issued to Enservco.

Under the Share Exchange Agreement, we have additional purchase rights (a “call option”), but not obligations, including the 12-month option to participate in any financings to maintain the pro-rata ownership interest in Enservco.and the 12-month option to exchange another $2.5 million of STRRP for additional shares of Enservco common stock.

As discussed above, we entered into a $1 million promissory note (the “Enservco Note”) which was secured by 250,000 shares of our Cumulative Perpetual Preferred Stock, par value $.0001 per share, pursuant to the terms of a pledge agreement. The Enservco Note bore interest at a rate of 20% per annum, accruing from the Issuance Date. The Principal Amount of the Enservco Note, together with all accrued but unpaid interest, was due and payable in full three months from the Issuance Date, unless extended in one month increments by mutual agreement between us and Enservco (the “Maturity Date”). The Maturity Date was to be automatically extended to four months from the Issuance Date in the event Enservco repaid a minimum of $600,000 of the Principal Amount by the third month from the Issuance Date and the Maturity Date would be automatically extended to the fifth month from the Issuance Date in the event Enservco repaid a minimum of $800,000 before four months from the Issuance Date. There were no penalties for prepayment of the Enservco Note. We determined the fair value of the Enservco Note using a discounted cash flow model. The discount rate used in the cash flow model was 15.36% and is a Level 3 fair value input, as it is unobservable. After discussions related to repayment stalled and a delay in filing of Enservco’s September 30, 2024 financial statements, in December 2024 we issued a demand for full repayment of the Enservco Note. As the Enservco note went into default we called the 250,000 shares of our Cumulative Perpetual Preferred Stock which had served as collateral for the Enservco Note. As of December 31, 2024, in connection with the collateral call, we had cancelled the issuance of outstanding shares of Cumulative Perpetual Preferred Stock and extinguished the Enservco Note, as it was determined it is no longer collectible. The value of the collateral returned was in excess of the value of the Enservco note and no gain or loss was recorded upon extinguishment.

The Investment in Enservco represents an investment in a voting interest entity (“VOE”). Under the voting interest model, for legal entities other than partnerships, the usual condition for control is ownership, directly or indirectly, of more than 50 percent of the outstanding voting shares over an entity. The Company does not have ownership of more than 50 percent of the outstanding voting shares of Enservco. As a result, the results of operations and financial position of Enservco are not included in our consolidated financial statements.

The Investment in Enservco is required to be accounted for using the equity method of accounting under ASC 323, Equity Method Investments and Joint Ventures, as we are deemed to have significant influence over Enservco based upon GAAP rules. Pursuant to the guidance in ASC 323, we elected the fair value option pursuant to ASC 825-10-15, wherein the financial instrument is initially measured at estimated fair value as of the transaction issue date and then subsequently remeasured at estimated fair value as of each reporting period balance sheet date, with changes in the estimated fair value recognized as other income (expense) in the statement of operations.

Our initial valuation of the Investment in Enservco for the common and preferred shares was based upon the market price at the transaction date. The fair value of the preferred shares on a per-unit basis was determined to approximate the fair value of the common shares after consideration of the features and benefits of the preferred shares. In forming this determination, we considered a number of reasonable objective and subjective factors, including third-party valuations and company specific economic outlook. To determine the fair value of the call option, the Company used the Black-Scholes option pricing model taking the stock price of $0.17 at the date of acquisition and $0.06 at December 31, 2024, a twelve-month risk-free yield of 4% and a volatility of 134% observed in Enservco’s historical common stock price history. The preferred shares and the call option are included in the Level 3 of the fair value hierarchy.

Because we elected the fair value option to account for our equity method Investment in Enservco, we determined the fair value of the Common Stock using the closing price of Enservco’s common shares as of the end of the period, which is a Level 1 fair value input. The market value of our Common Stock Investment in Enservco at December 31, 2024, based on quoted market prices, was $496 thousand.

We hold the Investment in Enservco in the Investments Segment. As of December 31, 2024, we owned 9,024,035 shares of Common Stock and 3,476,965 shares of Mandatorily Convertible Preferred Stock, representing approximately 22% of the total outstanding Enservco Common Stock assuming all preferred stock was converted. At December 31, 2024, the total fair value of the Investment in Enservco was approximately $755 thousand. The unrealized loss in our consolidated statements of income related to our Investment in Enservco was $1.9 million for the year ended December 31, 2024.

See Note 6. “Financial Instruments” for further discussion of the fair value hierarchy disclosures.

Accrued Liabilities

	December 31, 2024	December 31, 2023
Accrued liabilities:
Escrow funds	$1,000	$—
Sales and property taxes payable	263	398
Outside services and consulting	328	—
Other accrued liabilities	231	387
Earnout Provision	152	552
Taxes Payable related to Digirad Sale	—	169

Total accrued liabilities	$1,974	$1,506

Note 6. Fair Value Measurements

The Financial Accounting Standards Board’s authoritative guidance for fair value measurements establishes a three-level hierarchy based upon the inputs to the valuation model of an asset or liability. Assets and liabilities presented at fair value in our Consolidated Balance Sheets are generally categorized as follows:

Level 1:	Quoted prices in active markets for identical assets or liabilities.

Level 2:

Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3:

Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Such assets and liabilities may have values determined using pricing models, discounted cash flow methodologies, or similar techniques, and include instruments for which the determination of fair value requires significant management judgment or estimation.

Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment, which may affect the valuation of assets and liabilities and their placement within the fair value hierarchy levels. The following table sets forth by level within the fair value hierarchy our assets and liabilities that were recorded at fair value as of December 31, 2024 and 2023 (in thousands):

Assets and Liabilities Measured at Fair Value on a Recurring Basis

	Fair Value as of December 31, 2024
	Level 1	Level 2	Level 3	Total
Assets (liabilities):
Equity securities	$3,368	$—	$—	$3,368
Lumber derivative contracts	(7)	—	—	(7)
Investment in Enservco	496		259	755
BLL acquisition related earn-out	—	—	(152)	(152)

Total	$3,857	$—	$107	$3,964

	Fair Value as of December 31, 2023
	Level 1	Level 2	Level 3	Total
Assets (liabilities):
Equity securities	$4,838	$—	$—	$4,838
Lumber derivative contracts	19	—	—	19
BLL acquisition related earn-out	—	—	(169)	(169)

Total	$4,857	$—	$(169)	$4,688

The investment in equity securities consists of common stock of publicly traded companies. The fair value of these securities is based on the closing prices observed on December 31, 2024 and 2023, respectively. During the years ended December 31, 2024, and 2023, we recorded an unrealized loss of $177 thousand and unrealized gain of $85 thousand, respectively, in the Consolidated Statements of Operations.

The table below presents reconciliation for all Level 3 assets for the year ended December 31, 2024. See Note 5. Supplementary Balance sheet Information for the discussion of inputs to Level 3 assets.

Level 3 Rollforward	Enservco Preferred stock	Enservco Call Option	Enservco Note	Total
Beginning Balance	$—	$—	$—	$—
Purchases	696	656	1,000	2,352
Accrued Interest	—	—	28	28
Note Writeoff	—	—	(1,028)	(1,028)
Unrealized gain (loss)	(505)	(588)	—	(1,093)

Ending Balance	$191	$68	$—	$259

The tables below present reconciliations for all Level 3 liabilities for the years ended December 31, 2024 and December 31, 2023, respectively. The Level 3 liabilities consist of the Big Lake Lumber (“BLL”) earnout liability the inputs to which are discussed in Note 16. Mergers and Acquisitions.

Level 3 Rollforward	Twelve Months Ended December 31, 2024
Beginning Balance	$169
Change in fair value of earn-out	212

Payments of earn-out	(229)
Ending Balance	$152

Level 3 Rollforward	Twelve Months Ended December 31, 2023
Beginning Balance	$—
Recognition of earn out	169

Ending Balance	$169

We enter into lumber derivative contracts in order to protect our gross profit margins from fluctuations caused by volatility in lumber prices. We recorded a total net realized and unrealized gain of $71 thousand for the twelve months ended December 31, 2024 and a total net realized and unrealized loss for the twelve months ended December 31, 2023 of $53 thousand, within cost of revenues in our Consolidated Statements of Operations. As of December 31, 2024, we had a net long (buying) position of 467,500 board feet under seventeen lumber derivatives contracts. As of December 31, 2023, we had a net long (buying) position of 605,000 board feet under twenty-two lumber derivatives contracts.

Note 7. Goodwill

Goodwill has historically been derived from the acquisition of ATRM in 2019. In 2024, goodwill increased due to the acquisition of TT. KBS, EBGL and TT carry goodwill balances of $0.5 million, $4.0 million and $4.0 million, respectively.

The carrying amount of goodwill for the years ended December 31, 2024 and 2023, by reportable segment, changed as follows (in thousands):

	Building Solutions	Total
Balance at December 31, 2023	$4,438	$4,438
Recognition of Goodwill as part of TT acquisition	4,015	4,015

Balance at December 31, 2024	$8,453	$8,453

Based on the annual assessment performed as of December 31, 2024, the Company concluded it was more likely than not that the estimated fair value of our reporting units exceeded their carrying value, and therefore, determined it was not necessary to perform a quantitative goodwill impairment test. None of the goodwill is expected to be deductible for tax purposes.

Note 8. Debt

A summary of debt as of December 31, 2024 and 2023 is as follows (dollars in thousands):

	December 31, 2024		December 31, 2023
	Amount	Weighted-Average Interest Rate	Amount	Weighted-Average Interest Rate
Revolving Credit Facility - Premier EBGL	$2,156	8.75%	$2,019	9.25%
Revolving Credit Facility - KeyBank KBS	—	—%	—	—%

Total Short-Term Revolving Credit Facilities	$2,156	8.75%	$2,019	9.25%

Bridgewater - TT Term Loan	$1,400	7.85%	$—	—%
Term Loan Secured by Mortgage	355	7.50%	—	—%

Total Short-Term debt	$3,911	8.30%	$2,019	9.25%

Bridgewater - TT Term Loan, net of current portion	$4,780	7.85%	$—	—%
Term Loan Secured by Mortgage, net of current portion	2,625	7.50%	—	—%

Long-Term Debt, net of current portion	$7,405	7.73%	$—	—%

Total Debt	$11,316	7.93%	$2,019	9.25%

Premier Facility

On August 16, 2023, EdgeBuilder and Glenbrook (the “EBGL Borrowers”) entered into a Revolving Credit Loan Agreement with Premier Bank (“Premier”) providing the EBGL Borrowers with a working capital line of credit of up to $4 million, which agreement was subsequently replaced and increased to $6 million on December 5, 2023 (the “Premier Loan Agreement”). Availability under the Premier Loan Agreement is based on a formula tied to the EBGL Borrowers’ eligible accounts receivable, inventory and equipment. Borrowings under the Premier Loan Agreement bear interest at the prime rate plus 0.75% (and a minimum interest rate of 6.75%), with interest payable monthly and the outstanding principal balance payable upon expiration of the term of the Premier Loan Agreement. At December 31, 2024, the rate was 8.25%. The Premier Loan Agreement also provides for certain fees payable to Premier during its term. The initial term of the Premier Loan Agreement expired on December 5, 2024 but may be extended from time to time at the request of the EBGL Borrowers, subject to approval by Premier. The term of the Premier Loan Agreement has been extended to December 5, 2025. The EBGL Borrowers’ obligations under the Premier Loan Agreement are guaranteed by the Company and secured by all of their inventory, equipment, accounts and other intangibles. As of December 31, 2024, availability under the Premier Loan Agreement was approximately $1.8 million.

Financial covenants associated with the Premier Loan Agreement require that the EBGL Borrowers maintain (a) a debt service coverage ratio for any calendar year of less than 1.25; (b) a debt-to-equity ratio at the end of each calendar year in excess of 1.65; (c) a fixed charge coverage ratio at the end of each calendar year of less than 1.10; (d) working capital of at least $2 million; and (e) a current ratio of at least 1.50. As of December 31, 2024, the EBGL Borrowers were in compliance with the Premier Loan Agreement covenants.

KeyBank Facility

On April 24, 2024, KBS entered into a Loan and Security Agreement (the “KeyBank Loan Agreement”) with KeyBank National Association (“KeyBank”) providing KBS with a working capital line of credit of up to $4.0 million, subject to the conditions and procedures set forth in the KeyBank Loan Agreement. All borrowings under the KeyBank Loan Agreement bear interest at the Adjusted Daily SOFR Rate (as defined in the KeyBank Loan Agreement) plus 3%, with interest payable monthly and the outstanding principal balance payable on April 30, 2025 (the “Maturity Date”). The KeyBank Loan Agreement also provides for certain fees payable to KeyBank during its term. The initial term of the KeyBank Loan Agreement expires on the Maturity Date but may be extended from time to time at the request of KBS, subject to approval by KeyBank. KBS’ obligations under the KeyBank Loan Agreement are guaranteed by the Company and secured by all of KBS’ inventory, equipment, accounts and other intangibles, and all proceeds of the foregoing. Simultaneous with the execution of the KeyBank Loan Agreement, the Company entered into that certain Guaranty, dated April 24, 2024 (the “Guaranty”), pursuant to which the Company agreed to guarantee all amounts borrowed by KBS under the KeyBank Loan Agreement.

In the fourth quarter of 2024, KeyBank modified the covenants such that KBS (i) have EBITDA of no less than $300 thousand for the three months ended December 31, 2024, and no less than $600 thousand for the six month ended March 31, 2025 (the “EBITDA covenant”); (ii) maintain a ratio of its Operating Cash Flow to its Total Fixed Charges of at least 1.25 to 1.0 measured quarterly for the preceding twelve month period, commencing with the fiscal quarter ending June 30, 2025, and for each subsequent fiscal quarter thereafter (The FCCR Covenant”). As of September 30, 2024, KBS was not in compliance with the then existing FCCR covenant and had obtained a waiver of compliance as of the filing date.

As of December 31, 2024, KBS was in compliance with the EBITDA covenant. The balance outstanding under the line was $0 at December 31, 2024.

Term Loan Secured by Mortgage

On June 28, 2024, in connection with our acquisition of substantially all of the assets used in the business of Timber Technologies, Inc. which closed on May 17, 2024, Timber Properties, LLC (“Timber Properties”), an

affiliate of the Seller, sold to 106 Bremer, LLC, a wholly owned subsidiary of the Company (“106 Bremer”), all of Timber Properties’ Owned Real Property pursuant to a Real Estate Sales Agreement for $3.0 million plus closing costs.

In connection with the purchase of the Owned Real Property, on June 28, 2024, 106 Bremer issued a Promissory Note in the principal amount of $3.0 million (the “TT Property Note”) secured by a Mortgage (the “TT Property Mortgage”) on the Owned Real Property to Timber Properties. All borrowings under the TT Property Note bear interest at 7.50%. Interest is payable quarterly and the outstanding principal balance is payable on June 29, 2034.

Bridgewater Facility

In connection with the completion of the TT Acquisition, on May 17, 2024, Timber Technologies Solutions, Inc., a wholly owned subsidiary of the Company (the “Borrower”), entered into a Loan Agreement (the “Bridgewater Loan Agreement”) with Bridgewater Bank (“Bridgewater”) and issued a Term Promissory Note to Bridgewater in the amount of $7.0 million thereunder (the “Facility”). All borrowings under the Facility bear interest at 7.85%, with interest payable monthly and the outstanding principal balance payable on May 20, 2029 (the “Maturity Date”). The Bridgewater Loan Agreement also provides for certain fees payable to Bridgewater during its term, certain of which have been prepaid at closing. The Borrower’s obligations under the Facility are guaranteed by the Company and secured by all of the Borrower’s inventory, equipment, accounts and other intangibles, and all proceeds of the foregoing.

In connection with the Bridgewater Loan agreement, an amount of $1.0 million was required to be deposited with Bridgewater and be under the sole dominion and control of Bridgewater, and the Company shall not have any control over the use of, or any right to withdraw any amount of the restricted deposit. In the event that the Company maintains compliance with all of the financial covenants set forth in the Bridgewater Loan Agreement for four consecutive measurement dates, Bridgewater shall release a portion of the deposit. The $1.0 million deposit is recorded in Other Assets in the Consolidated Balance Sheets.

Financial covenants require that TT maintain (i) a ratio of Cash Flow to Total Fixed Charges of not less than 1.30 to 1.00 as measured on each applicable Measurement Date on a trailing twelve (12) month basis; the first Measurement Date is September 30, 2024; (ii) maintain a ratio of Senior Funded Debt to trailing twelve (12) month Adjusted EBITDA not to exceed 3.00 to 1.00 as measured on each applicable Measurement Date for a Measurement Period; the first Measurement Date is June 30, 2025; (iii) maintain a ratio of Total Funded Debt to trailing twelve (12) month adjusted EBITDA not to exceed 4.00 to 1.00 as measured on each applicable Measurement Date for a Measurement Period; the first Measurement Date is June 30, 2025. TT was not in compliance with the Cash Flow to Total Fixed Charges covenant as of December 31, 2024. TT obtained a waiver from Bridgewater at December 31, 2024.

Webster Credit Facility

On March 29, 2019, the Company entered into a Loan and Security Agreement (the “Webster Loan Agreement”) by and among certain subsidiaries of the Company, as borrowers; the Company, as guarantor; and Sterling National Bank (“Sterling”). On February 1, 2022, Sterling became part of Webster Bank, N.A. (“Webster”), and Webster became the successor in interest to the Webster Loan Agreement. The Webster Loan Agreement was also subject to a limited guarantee by Mr. Eberwein, the Executive Chairman of our board of directors.

The Webster Loan Agreement was a five-year credit facility maturing in March 2024, with a maximum credit amount of $20.0 million for revolving loans (the “Webster Credit Facility”). In connection with the sale of our Healthcare business on May 4, 2023, we paid all amounts due and closed the Webster Credit Facility.

eCapital Credit Facilities

The EBGL Borrowers were parties to a Loan and Security Agreement with eCapital Asset Based Lending Corp. (“eCapital”) providing for a $4.0 million credit facility with a maturity date of June 2023 and an auto-

renewal of one year thereafter. KBS was a party to a Loan and Security Agreement with eCapital, providing up to $4.0 million in working capital, which was scheduled to mature and renew automatically for a period of one year moving forward. During the second quarter of 2023, we closed these two credit facilities and have no remaining debt balance with eCapital.

eCapital Term Loan

We and certain of our Investments subsidiaries were party to a Loan and Security Agreement with eCapital, as successor in interest to Gerber Finance, Inc., which provided for a credit facility with borrowing availability of up to $2.5 million, bearing interest at the prime rate plus 3.5% per annum, and maturing on January 31, 2025, unless terminated in accordance with the terms therein. During the second quarter of 2023, we closed this credit facility and have no remaining debt balance with eCapital.

Note 9. Commitments and Contingencies

In the normal course of business, we have been and will likely continue to be subject to litigation or administrative proceedings incidental to our business, such as claims related to compliance with regulatory standards. customer disputes, employment practices, wage and hour disputes, product liability, professional liability, malpractice liability, commercial disputes, licensure restrictions or denials, and warranty or patent infringement. Responding to litigation or administrative proceedings, regardless of whether they have merit, can be expensive and disruptive to normal business operations. We are not able to predict the timing or outcome of these matters and currently do not expect that the resolution of these matters will have a material adverse effect on our financial position or results of operations.

The outcome of litigation and the amount or range of potential loss at particular points in time may be difficult to ascertain. Among other things, uncertainties can include how trial and appellate courts will apply the law and interpret facts, as well as the contractual and statutory obligations of other indemnifying and insuring parties. The estimated range of reasonably possible losses, and their effect on our financial position is based upon currently available information and is subject to significant judgment and a variety of assumptions, as well as known and unknown uncertainties.

Note 10. Leases

Lessee

We have operating and finance leases for corporate offices and operating locations, vehicles, and certain equipment. Our leases have remaining lease terms of 1 year to 20 years, some of which include options to extend the leases and some of which include options to terminate the leases within 1 year. Operating leases and finance leases are included separately in the Consolidated Balance Sheets.

We entered into several Sale Leaseback Transactions during 2024 (the “Sale Leasebacks”).

On July 16, 2024 we sold our facility at 300 Park Street, South Paris, Maine (the “Maine Premises”), together with any fixtures and other items of real property, to MAG Capital Partners Acquisition LLC (“300 Park Buyer”). The total net consideration, after closing costs, related to the 300 Park Sale Leaseback Agreement was $4.5 million in cash, net of closing costs, withholding taxes and security deposits, which was paid at the closing. Simultaneously we entered into a commercial single-tenant triple net lease (the “300 Park Lease Agreement”) with 300 Park Buyer, pursuant to which KBS leased back from 300 Park Buyer the Maine Property for a 20 year term, unless earlier terminated or extended for 2 renewal terms of 10 years each in accordance with the terms of the 300 Park Lease Agreement. The 300 Park Lease agreement contains certain provisions that provide the 300 Park Buyer with the right of first negotiation on future expansion, development or sale leaseback opportunities and the right of first negotiation if we wish to sell any KBS assets, stock, membership interest or other equity interest on the property. The 300 Park Lease also provides us with right of first negotiation in the event of a proposed sale of the Maine Premises. In connection with the 300 Park Lease, we paid an $879 thousand security deposit which will be repaid to us upon meeting certain EBITDA thresholds. We recognized a gain on the sale of the Maine Premises in the third quarter of 2024 of approximately $3.6 million.

On July 19, 2024, we sold our facility at 791 Rose Drive, Big Lake, Minnesota (the “Big Lake Premises”), together with any fixtures and other items of real property, to HJ Development L.L.P (“791 Rose Buyer”). The total net consideration, after closing costs, related to the 791 Rose Sale and Leaseback Agreement was $2.7 million in cash, net of closing costs, withholding taxes and security deposits, which was paid at the closing. Simultaneously we entered into a commercial single-tenant triple net lease (the “791 Rose Lease Agreement”) with 791 Rose Buyer, pursuant to which EBGL leased back from 791 Rose Buyer the Big Lake Property for a 15 year term, unless earlier terminated or extended for an additional 10 years in accordance with the terms of the 791 Rose Lease Agreement. We recognized a gain on the sale of the Big Lake Premises in the third quarter of 2024 of approximately $0.2 million.

In December 2024, we closed on each of (i) that certain purchase and sale agreement with LTI8000 LLC for the sale of real property located at 1607 Pine Street, Prescott, Wisconsin (the “Prescott Premises”) for a purchase price of $2.1 million and (ii) that certain purchase and sale agreement with DWG Capital Partners, LLC (“DWG”) for the sale of the Prescott Premises to DWG for a sale price of $2.6 million (collectively, the “Prescott Purchase Agreements”). The total net consideration related to the Prescott Purchase Agreements was $25 thousand net of closing costs, withholding taxes and security deposits, which was paid at the closing. This represents the purchase and immediate sale of the Prescott Premises.

Simultaneous with the consummation of the Prescott Purchase Agreements, EdgeBuilder entered into a commercial single-tenant triple net lease (the “Lease Agreement”) with Pine St. Industrial Partners, LLC (“PineStreet Partners”) and TenNine Holdings, Inc., each affiliates of DWG and together collectively the “Buyers”, pursuant to which EdgeBuilder will lease back from the Buyers the Prescott Premises for a 20 year term commencing upon the execution of the Lease Agreement, unless earlier terminated pursuant to the Lease Agreement. The term of the lease is subject to extension for up to two additional ten-year renewal periods in accordance with the terms of the Lease Agreement. Pursuant to the terms of the Lease Agreement, the Company will be responsible for an initial monthly base rent of $19,067, subject to annual increases ranging from 2.50% to 3.00%. The Company is also responsible for all monthly expenses related to the Prescott Premises, including insurance premiums, taxes, utilities, and other expenses. A security deposit of $281,088 is held by the Buyers. The security deposit may be reduced downward based on certain performance conditions.

We recognized a lease incentive of $305 thousand on the sale of the Prescott Premises as the excess of the sale price over the fair value is deemed to be an inducement granted by DWG to us in order for us to agree to the terms of the Lease Agreement and is not deemed as additional financing.

These Sale Leasebacks meet the qualification of operating leases under ASC 842, “Leases” in that (i) they do not automatically transfer title to the lessee at the end of the lease term; (ii) they do not contain a bargain purchase option; (iii) the lease term is not for a major part of the estimated remaining useful life of the asset; (iv) the present value of the lease payments does not represent substantially all of the fair value of the underlying assets; and (v) the underlying assets are not of such a specialized nature that are assumed to have no alternative use to the lessor at the end of the lease term.

We used our incremental borrowing rate as the discount rate for these sale leaseback transactions, as the rate implicit in the lease is not readily determinable. We estimated our incremental borrowing rate based on our Company credit rating, adjusted for the lease’s term and the collateralized nature of the lease obligations. Lease extensions are not reasonably certain of being exercised. As such, we have not included such extensions in determining our incremental borrowing rate or in our initial valuation of the lease assets and liabilities.

The components of lease expense for the years ended December 31, 2024 and 2023 are as follows (in thousands):

	December 31, 2024	December 31, 2023
Operating lease cost	$947	$465

Finance lease cost:
Amortization of finance lease assets	$71	$59
Interest on finance lease liabilities	4	11

Total finance lease cost	$75	$70

Supplemental cash flow information related to leases from continuing operations were as follows (in thousands):

	December 31, 2024	December 31, 2023
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$848	$386
Operating cash flows from finance leases	$4	$11
Financing cash flows from finance leases	$46	$98
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$7,895	$—
Finance leases	$—	$—

Supplemental balance sheet information related to leases as of December 31, 2024 and 2023 were as follows (in thousands):

	December 31, 2024	December 31, 2023
Weighted-Average Remaining Lease Term (in years)
Operating leases	17.2	4.3
Finance leases	2.3	2.2
Weighted-Average Discount Rate
Operating leases	12.90%	5.46%
Finance leases	5.80%	5.86%

We are committed to making future cash payments on non-cancelable operating leases and finance leases (including interest). The future minimum lease payments due under both non-cancelable operating leases and finance leases having initial or remaining lease terms in excess of one year as of December 31, 2024 were as follows (in thousands):

	Operating Leases	Finance Leases
2025	$1,289	$26
2026	1,270	16
2027	1,144	1
2028	1,173	—
2029	1,204	—
2030 and thereafter	18,142	—

Total future minimum lease payments	24,222	43
Less amounts representing interest	15,498	2

Present value of lease obligations	$8,724	$41

Lessor

Prior to the sale of our Healthcare division, we generated lease income in the Healthcare segment from equipment rentals to customers. Rental contracts were structured as either a weekly or monthly payment arrangement and were accounted for as operating leases. Revenues were recognized on a straight-line basis over the term of the rental.

Note 11. Share-Based Compensation

At December 31, 2024, we had three active equity incentive plans, the 2011 Inducement Stock Incentive Plan (the “2011 Plan”) the 2018 Incentive Plan (the “2018 Plan”) and the 2022 Inducement Stock Incentive Plan (the “2022 Plan” and together with the 2011 Plan and 2018 Plan, the “Plans”), under which stock options, restricted stock units, and other stock-based awards may be granted to employees and non-employees, including members of our board of directors. The terms of any equity instruments granted under the Plans are approved by our board of directors. Stock options typically vest over the requisite service period of one to four years and have a contractual term of seven to ten years. Restricted stock units generally vest over one to three years. Under the Plans, we are authorized to issue an aggregate of 1,450,000 shares of common stock. As of December 31, 2024, the Plans had 143,670 shares available for future issuance. The number of shares reserved for issuance under the 2018 Plan is subject to increase by (i) the number of shares of common stock that remained available for grant under the 2014 Equity Incentive Award Plan (the “2014 Plan”) as of the effective date of the 2018 Plan, plus (ii) any shares of common stock under the 2014 Plan that are forfeited, expire, or are canceled. As of December 31, 2024, the number of shares provided for issuance under the 2018 Plan due to unissued, forfeited, expired, and canceled shares under the 2014 Plan was 13,594 shares.

Stock Options

The estimated fair value of our stock options is determined using the Black-Scholes model. All stock options were granted with an exercise price equal to the fair value of the common stock on the grant date. There were no employee stock options granted during the years ended December 31, 2024 and 2023.

At December 31, 2024, there is no unrecognized compensation cost related to unvested stock options.

Upon exercise, we issue new shares of common stock. There were no stock option exercises during the years ended December 31, 2024 and 2023, respectively. Stock options outstanding as of December 31. 2023 expired as of December 31, 2024.

Under the guidance for share-based payments, the fair value of our restricted stock units is based on the grant date fair value of our common stock. All restricted stock units were granted with no purchase price. Vesting of the restricted stock units is subject to service conditions, as well as the attainment of additional performance objectives for certain of the awards. The weighted-average grant date fair value of the restricted stock units was $4.13 per share during the year ended December 31, 2024.

A summary of our restricted stock unit activity as of and for the year ended December 31, 2024 is as follows (in thousands, except per share data):

	Number of Shares	Weighted-Average Grant Date Fair Value Per Share
Non-vested restricted stock units outstanding at December 31, 2023	68	$6.04
Granted	44	$4.13
Forfeited	(1)	$6.90
Vested	(35)	$6.56

Non-vested restricted stock units outstanding at December 31, 2024	76	$4.68

The following table summarizes information about restricted stock units that vested during the years ended December 31, 2024 and 2023 based on service conditions (in thousands):

	Year Ended December 31,
	2024	2023
Fair value on vesting date of vested restricted stock units	$511	$295

At December 31, 2024, total unrecognized compensation cost related to non-vested restricted stock units was $0.2 million, which is expected to be recognized over a weighted-average period of 1.7 years.

Allocation of Share-Based Compensation Expense

Total share-based compensation expense related to all of our share-based units for the years ended December 31, 2024 and 2023 was allocated as follows (in thousands):

	Year Ended December 31,
	2024	2023
Cost of revenues	$—	$—
Selling, general and administrative	240	340

Total share-based compensation expense	$240	$340

Note 12. Income Taxes

Significant components of the provision for income taxes from continuing operations for the years ended December 31, 2024 and 2023 are as follows (in thousands):

	Year Ended December 31,
	2024	2023
Current provision:
Federal	$—	$—
State	247	—

Total current provision	247	—
Deferred provision:
Federal	10	(312)
State	6	(302)

Total deferred (benefit) provision	16	(614)

Total income tax (benefit) provision	$263	$(614)

Differences between the provision for income taxes and income taxes at the statutory federal income tax rate for continuing operations are for the years ended December 31, 2024 and 2023 as follows:

	Year Ended December 31,
	2024	2023
Income tax expense at statutory federal rate	21.0%	21.0%
State income tax expense, net of federal benefit	7.3%	7.3%
Permanent differences and other	(0.3)%	0.6%
Revaluation of deferred taxes due to change in effective state tax rates	(4.6)%	(10.2)%
Expiration of net operating loss and tax credit carryovers	(0.5)%	—%
Change in valuation allowance	(25.6)%	6.2%

Provision for income taxes	(2.7)%	24.9%

Our net deferred tax assets (liabilities) as of December 31, 2024 and 2023 consisted of the following (in thousands):

	December 31,
	2024	2023
Deferred tax assets:
Net operating loss carry forwards	$10,526	$10,746
Tax credits	72	74
Reserves	114	66
Accrued Expenses	295	247
Operating lease liabilities	2,520	299
Impairments	1,287	—
Other, net	911	192

Total deferred tax assets	15,724	11,624
Deferred tax liabilities:
Fixed assets and other	(396)	(345)
Right of use assets	(2,481)	(418)
Intangibles	(2,382)	(2,898)

Total deferred tax liabilities	(5,260)	(3,661)
Valuation allowance for deferred tax assets	(10,799)	(8,281)

Net deferred tax liabilities	$(334)	$(318)

The Company recognizes federal and state deferred tax assets or liabilities based on the Company’s estimate of future tax effects attributable to temporary differences and carryovers. The Company records a valuation allowance to reduce any deferred tax assets by the amount of any tax benefits that, based on available evidence and judgment, are not expected to be realized. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. The Company considers projected future taxable income and planning strategies in making this assessment. As of December 31, 2024, as a result of a three-year cumulative loss in continuing operations and recent events, we concluded that a valuation allowance was necessary to offset deferred tax assets. We intend to maintain a valuation allowance until sufficient positive evidence exists to support its reversal. The Company’s valuation allowance balance at December 31, 2024 is $10.8 million, offsetting the Company’s deferred tax assets. The valuation allowance increased by $2.5 million and decreased by $7.6 million for the years ended December 31, 2024 and 2023, respectively. The Company will continue to evaluate its deferred tax balances to determine any assets that are more likely than not to be realized.

As of December 31, 2024, we had federal and state income tax net operating loss carryforwards of $44.6 million and $17.6 million, respectively. Federal and certain state net operating losses of $7.6 million and $1.4 million, respectively, generated after 2017 carry forward without expiration. The remaining federal and state loss carryforwards will expire in 2025 through 2044 unless previously utilized. State loss carryforwards of approximately $0.8 million expired in 2024. Pursuant to Internal Revenue Code (“Code”) Sections 382 and 383, use of our net operating loss and credit carryforwards may be limited because of a cumulative change in ownership greater than 50%. The Company experienced an ownership change under Code Section 382 in January 2022 which will restrict the Company’s ability to fully utilize its net operating losses. In addition, the net operating losses acquired in the ATRM Acquisition (as defined below) are also limited under Code Section 382. The Company analyzed these limitations when scheduling the reversal of deferred tax assets and liabilities in arriving at the necessary valuation allowance as of December 31, 2024. Future ownership changes may occur which could further limit our ability to utilize tax attributes.

The following table summarizes the activity related to our unrecognized tax benefits for the years ended December 31, 2024 and 2023 (in thousands):

	December 31,
	2024	2023
Balance at beginning of year	$294	$2,414
Write-off of tax attributes in states in which the Company no longer files	—	(2,120)

Balance at end of year	$294	$294

Included in the unrecognized tax benefits of $0.3 million at December 31, 2024 was $0.3 million of tax benefits that, if recognized, would reduce our annual effective tax rate, subject to the valuation allowance. The Company does not expect our unrecognized tax benefits to change significantly over the next 12 months.

We file income tax returns in the U.S. and in various state jurisdictions with varying statutes of limitations. We are no longer subject to income tax examination by tax authorities for years prior to 2020; however, our net operating loss carryforwards and research credit carryforwards arising prior to that year are subject to adjustment. Our policy is to recognize interest expense and penalties related to income tax matters as a component of income tax expense. The accrued interest as of December 31, 2024 and 2023, and interest and penalties recognized during the years ended December 31, 2024 and 2023 were of insignificant amounts.

Note 13. Employee Retirement Plan

Employees have a 401(k) retirement plan under which employees may contribute up to 100% of their annual salary, within IRS limits. Our contributions to the retirement plans totaled $0.1 million and $0.1 million for the years ended December 31, 2024 and 2023, respectively.

Note 14. Related Party Transaction

Star Equity Holdings, Inc.

As of December 31, 2024, our Executive Chairman, Jeffrey E. Eberwein, owned 816,548 shares of Common Stock, representing approximately 25.51% of our outstanding Common Stock. In addition, as of December 31, 2024, Mr. Eberwein owned 1,182,414 shares of Series A Preferred Stock.

During 2024 and 2023, as a result of our long term investments, our CEO held board positions on Enservco and Catalyst.

Note 15. Segments

Our reportable segments are based upon our internal organizational structure; the manner in which our operations are managed; the criteria used by our Chief Executive Officer, who is our CODM, to evaluate segment performance; the availability of separate financial information; and overall materiality considerations. We evaluate the performance of our reportable segments including the use of an EBITDA metric which is defined as earnings before interest, income taxes, depreciation, and amortization. In addition, certain corporate-related costs are not allocated to the segments. Under the prior period Holding Company (“Holdco”) strategy, we organized our reportable segments into three reportable segments: Healthcare, Building Solutions, and Investments. Effective with the sale of our Healthcare business on May 4, 2023, we reorganized our segments into two reportable segments to reflect the manner in which our CODM assesses performance and allocates resources:

1.Building Solutions

2.Investments

Building Solutions. Through KBS, EBGL and TT, we service residential and commercial construction projects by manufacturing modular housing units, structural wall panels, permanent wood foundation systems, other engineered wood products, and supply general contractors with building materials. KBS is a Maine-based manufacturer that started business in 2001 as a manufacturer of modular homes. KBS offers products for both commercial and residential buildings with a focus on customization to suit the project requirements and provide engineering and design expertise. Glenbrook is a retail supplier of lumber, windows, doors, cabinets, drywall, roofing, decking and other building materials and conducts its operations in Oakdale, Minnesota. EdgeBuilder is a manufacturer of structural wall panels, permanent wood foundation systems and other engineered wood products and conducts its operations in Prescott, Wisconsin. TT is based outside the Minneapolis-Saint Paul area in Colfax, Wisconsin and manufactures glue-laminated timber products (“glulam”) for various end markets and applications, including agriculture, industrial, infrastructure, and building construction (commercial and residential).

Investments. Our Investments division is an internally-funded unit. This unit holds our corporate-owned real estate, which currently includes one manufacturing facility and the equipment for another manufacturing facility in Maine that we lease back to KBS and our manufacturing facility in Wisconsin that we lease back to TT. In addition, it holds several minority equity investments in other small public companies. It also holds and manages a promissory note and a private equity stake in Catalyst Parent, the parent entity of Catalyst, We acquired these positions as a result of the sale of Digirad Health (discussed in Note 3. Discontinued Operations). The Investments Segment also holds the Investment in Enservco, discussed in Note 5. Supplementary Balance Sheet Information).

Our reporting segments have been determined based on the nature of the products and services offered to customers or the nature of their function in the organization. We evaluate performance based on the gross profit, operating income (loss) and EBITDA. Our operating costs included in our shared service functions primarily consist of senior executive officers, finance, human resources, legal, and information technology. Star Equity shared service corporate costs have been separated from the reportable segments. Prior period presentation previously disclosed conforms to current year presentation.

Segment Assets - We manage our assets on a total company basis, not operating segment, as our operating assets are shared or commingled. Therefore, our CODM does not regularly review any asset information by operating segment and, accordingly, we do not report asset information by operating segment. Total assets were $83.0 million and $75.5 million as of December 31, 2024, and 2023, respectively.

Segment income statement information - In accordance with ASC 280, Segment Reporting, we have disclosed for our reportable segments the information that is reviewed by the CODM, including an EBITDA metric. ASC 280 is based on a management approach that requires segmentation based upon the Company’s internal organization and disclosure of revenue and certain expenses based upon internal accounting methods.

The Company’s financial reporting systems present various data for management to run the business, including internal profit and loss statements prepared on a basis not consistent with U.S. GAAP. Selected income statement information by segment for the years ended December 31, 2024 and 2023 is presented as follows (in thousands):

	Building Solutions	Investments	Corporate and Intersegment eliminations	Total
For the Year Ended December 31, 2024
Revenues	$53,359	$731	$(731)	$53,359
Cost of revenues	42,083	221	—	42,304

Gross profit	11,276	510	(731)	11,055
Selling, general and administrative	9,896	250	6,845	16,991
Amortization of intangible assets	2,479	—	—	2,479

Net income (loss) from continuing operations	$(1,099)	$260	$(7,576)	$(8,415)

EBITDA, unaudited	$2,264	$(2,292)	$(7,178)	$(7,206)
Depreciation and amortization	(3,338)	(221)	(43)	(3,602)
Interest income (expense), net	(504)	716	421	633
Income tax benefit (provision)	—	—	(263)	(263)

Income (loss) from continuing operations, net of tax	$(1,578)	$(1,797)	$(7,063)	$(10,438)

	Building Solutions	Investments	Corporate and Intersegment eliminations	Total
For the Year Ended December 31, 2023
Revenues	$45,785	$564	$(564)	$45,785
Cost of revenues	33,631	228	—	33,859

Gross profit	12,154	336	(564)	11,926
Selling, general and administrative	8,325	789	5,424	14,538
Amortization of intangible assets	1,734	—	—	1,734

Net income (loss) from continuing operations	$2,095	$(453)	$(5,988)	$(4,346)

EBITDA, unaudited	$4,383	$1,185	$(6,736)	$(1,168)
Depreciation and amortization	(2,070)	(227)	(29)	(2,326)
Interest income (expense), net	(84)	466	591	973
Income tax benefit (provision)	288	—	326	614

Income (loss) from continuing operations, net of tax	$2,517	$1,424	$(5,848)	$(1,907)

1)

Our CODM uses income (loss) from operations by segment to evaluate income or loss generated from segment assets (return on assets) in deciding whether to reinvest profits into a segment or into other parts such as acquisitions or to pay dividends.

2)

Income (loss) from operations by segment is used to monitor budget versus actual results. The CODM also uses income (loss) from operations by segment in competitive analysis by benchmarking to the company’s competitors. The competitive analysis along with the monitoring of budgeted versus actual results are used in assessing performance of the segment and establishing management’s compensation.

3)	The significant expense categories and amounts align with the segment-level information that is regularly provided to the CODM.

Geographic Information. Our sales to customers and our long-lived assets are attributed to geographic region based on asset location, which are all located within the United States.

Note 16. Mergers and Acquisitions

Timber Technologies Solutions

On May 17, 2024, we acquired, through certain wholly owned subsidiaries, substantially all of the assets of Timber Technologies Inc. and, on June 28, 2024, the real assets of Timber Properties, LLC (collectively, “TT”) for total consideration of $23.7 million consisting of cash of $19.7 million, $1.0 million of escrow funds included in accrued liabilities, and a Term Loan Secured by a Mortgage of $3.0 million. We are also subject to payments due to the sellers contingent upon the achievement of certain EBITDA metrics over a 2-year period which may result in total payments not to exceed $4.1 million, 50% of which is payable in cash and 50% of which is payable in Series A Preferred Stock. These payments are also contingent upon the continued employment of the individual sellers. We have concluded that these payments are akin to compensation and will be recorded if and as such compensation is earned. For the twelve months ended December 31, 2024, we have accrued no amounts related to these payments as such achievement is deemed to have not been met. We have restricted $1.0 million of cash associated with the escrow funds payable to the sellers within 12 months after the acquisition as defined in the escrow agreement. The revenue and earnings of TT from May 17, 2024 through December 31, 2024 totaled $9.8 million and $0.5 million, respectively.

In accordance with ASC 805, Business Combinations, we accounted for this transaction as a business combination and recorded the acquired assets of TT at fair value. This business is reported as part of our Building Solutions segment.

The following table sets forth the purchase price allocation of TT to the estimated fair value of assets acquired as of the acquisition date (in thousands):

Accounts receivable, net	$766
Inventory, net	2,836
Other current assets	2
Property and equipment, net	7,156
Intangibles	8,900

Net assets acquired	19,660
Goodwill	4,014

Purchase price	$23,674

The $8.9 million of identified intangible assets was allocated as follows (in thousands):

	Fair Value	Useful Life (years)
Trade Names	$1,970	15
Customer Relationships	6,640	10
Backlog	290	1

Fair value of identified intangible assets	$8,900

Goodwill and intangibles of $4.0 million and $8.9 million, respectively, were assigned to the Building Solutions segment. The goodwill recognized is attributable primarily to expected synergies and the assembled workforce of TT.

The Company recognized $0.2 million of acquisition related costs including legal and accounting that were expensed in 2024.

The following represents certain information from the unaudited pro forma condensed Consolidated Statement of Operations as if TT had occurred at the beginning of fiscal 2023 (in thousands):

	Twelve Months Ended December 31,
	2024	2023
	(unaudited)
Revenue	$60,098	$64,471
Gross profit	$14,599	$22,105
Net income (loss) from continuing operations, net of tax	$(7,134)	$3,434

Big Lake Lumber

On October 31, 2023, we acquired, through certain wholly owned subsidiaries, the assets and liabilities of BLL for consideration consisting of cash of $2.8 million and an earn-out provision of up to $0.5 million. As a result of this transaction, EBGL expanded its market share of the Greater Minneapolis area. BLL’s operations were integrated into and became part of Glenbrook’s operations. The earn-out provision, which is accounted for as a contingent liability, is based on a specific gross profit threshold with a measurement period of two years to begin one year after the closing date of the acquisition and can potentially amount to up to $0.3 million for each of the two years, subject to certain limitations. The estimated fair value of the earn-out, which is determined using estimates of forecasted operations and other assumptions, was $0.2 million as of the acquisition date. We recorded an increase to the fair value of the earn-out of $0.2 million which is reflected in Accrued Liabilities on our consolidated balance sheet at December 31, 2024 and is reflected in operating expenses on our Consolidated Statement of Operations for the year ended December 31, 2024. We paid a portion of the earn-out amounting to $0.2 million in the fourth quarter of 2024.

In accordance with ASC 805, we accounted for this transaction as a business combination and recorded the assets and liabilities of BLL at fair value. The fair value of the net assets acquired amounted to approximately $4.1 million at the date of acquisition, and as a result, we recorded a gain of $1.2 million on our Consolidated Statement of Operations related to the excess of the fair value of the net assets acquired over the acquisition price. This excess is referred to as a “bargain purchase.” This bargain purchase indicates that the fair value of the net assets acquired (which represents the price that the assets would be exchanged between a willing buyer and seller) was in excess of the amount for which we acquired such net assets. As a result of the bargain purchase, we reassessed the recognition and measurement of net identifiable assets acquired and determined the valuation procedures applied and resulting measurements of the net identifiable assets were appropriate. We believe the seller was motivated to complete the sale as part of its overall business strategy of exiting the market segment. The revenue and earnings of BLL from November 1, 2023 through December 31, 2023 totaled $1.4 million and $0.4 million, respectively.

The following table sets forth the purchase price allocation of BLL to the estimated fair value of assets acquired as of the acquisition date (in thousands):

Purchase Price
Cash Paid to Sellers	$2,770
Fair Value of Earn-out Provision	169

Total consideration	2,939
Purchase Price allocation
Inventories, net	438
Accounts receivable	578
Property and equipment	2,654
Intangible assets,	900
Deferred tax liability	(461)

Fair value allocated to net assets acquired	4,109

Bargain purchase gain	$(1,170)

The following unaudited pro forma combined financial information presents our results as if the BLL acquisition had occurred at the beginning of fiscal 2023 (in thousands):

Twelve Months Ended December 31,
2023
(unaudited)
Revenue	$54,485
Gross Profit	13,709
Net income (loss) from continuing operations	(1,307)

Note 17. Perpetual Preferred Stock

Holders of shares of our Series A Preferred Stock are entitled to receive, when, as, and if, authorized by the Company’s board of directors (or a duly authorized committee of the Company’s board of directors) and declared by the Company out of funds legally available for the payment of dividends, preferential cumulative cash dividends at the rate of 10.0% per annum of the liquidation preference of $10.00 per share. Dividends are payable quarterly, in arrears, by the last calendar day of March, June, September and December to holders of record at the close of business on the first day of each payment month. The Series A Preferred Stock is not convertible and does not have any voting rights, except when dividends are in arrears for six or more consecutive quarters, then the holders of those shares together with holders of all other series of preferred stock equal in rank would be entitled to vote separately as a class for the election of two additional directors to board of directors, until all dividends accumulated on such shares of Series A Preferred Stock for the past dividend periods and the dividend for the current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set apart for payment. The Series A Preferred Stock is not subject to redemption by the Company

On each of February 16, 2024, May 21, 2024, August 16, 2024, and November 21, 2024 our board of directors declared a cash dividend to holders of our Series A Preferred Stock of $0.25 per share, for an aggregate amount of approximately $2.0 million. The record dates for these dividend payments were March 1, 2024, June 1, 2024, September 1, 2024 and December 1, 2024, respectively, and the payment dates were March 11, 2024, June 11, 2024, September 10, 2024 and December 11, 2024, respectively. As of December 31, 2024, we have no preferred dividends in arrears.

On February 14, 2025, we announced that our board of directors declared a cash dividend to holders of our Series A Preferred Stock of $0.25 per share for an aggregate amount of approximately $0.5 million. The record date for this dividend was March 1, 2025, and the payment date was March 10, 2025.

A roll forward of the balance of Company Preferred Stock for the year ended December 31, 2024 is as follows (in thousands):

Balance at December 31, 2023	$18,988
Issuance of Preferred Shares, at fair value	2,605
Cancelled Issuance of Preferred Shares, at fair value	(2,605)

Balance at December 31, 2024	$18,988

Note 18. Equity Transactions

On June 12, 2024, we filed a Certificate of Amendment to the Company’s Restated Certificate of Incorporation (the “Amendment”) with the Secretary of State of the State of Delaware in order to effect a reverse stock split of our common stock at a ratio of one-for-five (the “Reverse Split”). The Amendment does not affect the par value of our common stock.

The Reverse Split became effective on June 14, 2024, at 5:00 p.m. Eastern Time, at which time every five shares of the Company’s issued and outstanding common stock were automatically combined into one share of common stock. Additionally, all stock options and warrants of the Company outstanding immediately prior to the Reverse Split were proportionally adjusted.

As of December 31, 2024, of the warrants issued through the public offering we closed on May 28, 2020, 1.0 million warrants were exercised and 1.4 million warrants remained outstanding, which represents 0.1 million shares of common stock equivalents, at an exercise price of $11.25. For every 1 warrant .10 of a share shall be issued.

As of December 31, 2024, of the warrants issued through the public offering we closed on January 24, 2022, there were 10.9 million warrants outstanding at an exercise price of $7.50, and no prefunded warrants outstanding. The 0.3 million prefunded warrants were exercised at $0.01 per share in the third quarter of 2023. For every 1 warrant .20 of a share shall be issued.

Additionally, Company issued to its underwriter 237,500 common stock purchase warrants (the “Underwriter’s Warrants”) to purchase up to 47,500 shares of Common Stock at an exercise price of $8.25 per common warrant. These warrants are outstanding at December 31, 2024.

On August 7, 2024, the Company’s Board authorized a stock buyback program for the repurchase of up to $1 million of the Company’s common stock. The Company repurchased $0.3 million worth, or 73,855 shares, of its common stock during the third and fourth quarter of 2024. Under the new stock repurchase program, the Company intends to repurchase shares through open market purchases, privately negotiated transactions, block purchases, or otherwise in accordance with federal securities laws, including Rule 10b-18 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Note 19. Preferred Stock Rights

On August 21, 2024, the Board declared a dividend to the Company’s stockholders of record as of the close of business on September 3, 2024, for each outstanding share of the Company’s common stock, of one right (a “Right”) to purchase one one-thousandth of a share of a new series of participating preferred stock of the Company. Each right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series C Participating Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”), at an exercise price of $12.00 per one one-thousandth of a share of Series C Preferred Stock, subject to adjustment.

The terms of the Rights are set forth in the Tax Benefit Preservation Plan (the “Rights Plan”). The Rights Plan is intended to diminish the risk that our ability to use our net operating loss carryforwards to reduce future federal income tax obligations may become substantially limited due to an “ownership change,” as defined in Section 382 of the Internal Revenue Code of 1986, as amended.

The Company also has a provision in its Amended and Restated Certificate of Incorporation which generally prohibits transfers of its common stock that could result in an ownership change.

The rights will become exercisable following (i) 10 days after a public announcement that a person or group has become an Acquiring Person (as defined in the Rights Plan); and (ii) 10 business days (or a later date determined by the board of directors) after a person or group begins a tender or an exchange offer that, if completed, would result in that person or group becoming an Acquiring Person.

In addition, upon the occurrence of certain events, the exercise price of the rights would be adjusted and holders of the rights (other than rights owned by an acquiring person or group) would be entitled to purchase common stock at approximately half of market value. Given the potential adjustment of the exercise price of the rights, the rights could cause substantial dilution to a person or group that acquires 4.99% or more of common stock on terms not approved by the board of directors.

The Rights will expire on the earliest of (i) August 21, 2027, which is the third anniversary of the date on which our Board of Directors authorized and declared a dividend of the rights, or such earlier date as of which the Board determines that the Rights Plan is no longer necessary for the preservation of the Company’s tax benefits, (ii) the time at which the Rights are redeemed, (iii) the time at which the Rights are exchanged, (iv) the effective time of the repeal of Section 382 of the Code or any successor statute if the Board determines that the Rights Plan is no longer necessary for the preservation of the Company’s tax benefits, (v) the first day of a taxable year to which the Board determines that no NOLs or other tax benefits may be carried forward, and (vi) the day following the certification of the voting results of the Company’s 2024 annual meeting of stockholders if stockholder approval of the Rights Plan has not been obtained prior to that date.

The Board may redeem all (but not less than all) of the Rights for a redemption price of $0.0001 per Right at any time before a person or group has become an Acquiring Person. Once the Rights are redeemed, the right to exercise the Rights will terminate, and the only right of the holders of such Rights will be to receive the redemption price. The redemption price will be adjusted if the Company declares a stock split or issues a stock dividend on common stock. There is no impact to financial results as a result of the adoption of the Rights Plan for the year ended December 31, 2024.

Note 20. Subsequent Events

Acquisition of Alliance Drilling Tools

On March 3, 2025 (the “Closing Date”), the Company entered into an Agreement with a third party seller to acquire Alliance Drilling Tools, LLC, a Wyoming limited liability company (“ADT”).

ADT operates a drilling equipment supply and repair business serving the oil and gas, geothermal, mining and water-well industries, with operations primarily in Texas and Wyoming. .In connection with the closing of the transaction, the Company paid aggregate consideration of (i) $4,900,000 (the “Cash Consideration”) and (ii) issued 775,000 STRRP shares, subject to customary adjustments for debt, cash on hand, transaction expenses and net working capital. At the closing, $1,000,000 of the Cash Consideration and 100,000 shares of the Stock Consideration was held in escrow to satisfy any claims for indemnification by the Company and an additional $250,000 of the Cash Consideration was held in escrow to satisfy amounts that may be owing to the Company pursuant to the working capital adjustment. All escrowed funds are to be released to the sellers by no later than the eighteen month anniversary of the Closing Date and all escrowed shares STRRP are to be released to the Sellers by no later than the twelve month anniversary of the Closing Date.

In connection with this transaction, on March 3, 2025, ADT entered into a Loan and Security Agreement (the “Austin Loan Agreement”) with Austin Financial Services, Inc. (“Austin”) providing ADT with a working capital line of credit of up to $3,000,000 and a term loan of $639,000, subject to the conditions and procedures set forth in the Austin Loan Agreement. Availability under the Austin Loan Agreement is based on a formula tied to ADT’s eligible accounts receivable, inventory and equipment, and borrowings bear interest at the prime rate plus 1.75%, with interest payable monthly and the outstanding principal balance payable March 4, 2028 (the “Maturity Date”). The Austin Loan Agreement also provides for certain fees payable to Austin during its term.

As of the date these financial statements were issued, the initial accounting for the business combination is incomplete. Accordingly, certain disclosures required under ASC 805-10-50-2, including the fair values of assets acquired and liabilities assumed, have not been provided. The Company is in the process of gathering the necessary information to complete the accounting for the transaction

Annex A

AGREEMENT AND PLAN OF MERGER

among:

HUDSON GLOBAL, INC.;

HSON MERGER SUB, INC.; and

STAR EQUITY HOLDINGS, INC.

Dated as of May 21, 2025

(continued)

(continued)

(continued)

Exhibits:

Exhibit A	Form of Parent Stockholder Support Agreement

Exhibit B	Form of Company Stockholder Support Agreement

Exhibit C	Form of Certificate of Designations

Schedules:

Schedule F	Parent Stockholder Support Agreement (Officers)

Schedule G	Company Stockholder Support Agreement (Officers)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 21, 2025, by and among HUDSON GLOBAL, INC., a Delaware corporation (“Parent”), HSON MERGER SUB, INC., a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub”), and STAR EQUITY HOLDINGS, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 1.

RECITALS

A. Parent and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a direct wholly owned subsidiary of Parent.

B. Each of the Parties, and any Affiliate thereof, intend that the Merger qualify as a tax free “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 (the “Intended Tax Treatment”).

C. Following a resolution from the Parent Special Committee recommending entry into this Agreement and consummation of the Parent Contemplated Transactions, including the Parent Share Issuance, the Parent Board has (i) determined that the Parent Contemplated Transactions, including the Parent Share Issuance, are fair to, advisable and in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement and the Parent Contemplated Transactions, including the Parent Share Issuance, in each case pursuant to the terms of this Agreement and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Parent vote to approve the Parent Share Issuance.

D. The Merger Sub Board has (i) determined that the Merger Sub Contemplated Transactions, including the Merger, are fair to, advisable, and in the best interests of Merger Sub and Parent, as its sole stockholder, (ii) approved and declared advisable this Agreement and the Merger Sub Contemplated Transactions, including the Merger, in each case pursuant to the terms of this Agreement and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that Parent, as the sole stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Merger.

E. Following a resolution from the Company Special Committee recommending entry into this Agreement and consummation of the Company Contemplated Transactions, including the Merger, the Company Board has (i) determined that the Company Contemplated Transactions, including the Merger, are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Company Contemplated Transactions, including the Merger and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the Merger.

F. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, the officers of Parent set forth on Schedule F, and each director of Parent (in each case, solely in their capacity as stockholders of Parent) are executing support agreements in favor of the Company in substantially the form attached hereto as Exhibit A (the “Parent Stockholder Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of Parent Capital Stock in favor of the Parent Share Issuance.

G. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s willingness to enter into this Agreement, the officers of the Company set forth on Schedule G, and each director of the Company (in each case, solely in their capacity as stockholders of the Company) are executing support agreements in favor of Parent in substantially the form attached hereto as Exhibit B (the “Company Stockholder Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of Company Capital Stock in favor of the Merger.

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

Section 1 Definitions and Interpretative Provisions.

1.1 Definitions.

For purposes of the Agreement (including this Section 1):

“2020 Company Warrants” means (i) the warrant issued by the Company to Cede & Co. on May 28, 2020, exercisable to purchase up to 2,450,000 shares of Company Common Stock and (ii) any other common stock purchase warrants issued by the Company pursuant to the Company’s registration statement on Form S-1 (File No. 333-237928).

“2022 Company Warrants” means (i) the warrant issued by the Company to Cede & Co. on January 19, 2022, exercisable to purchase up to 9,500,000 shares of Company Common Stock and (ii) any other common stock purchase warrants issued by the Company pursuant to the Company’s registration statement on Form S-1 (File No. 333-261957).

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms not materially less restrictive in the aggregate to the counterparty thereto than the terms of the Confidentiality Agreement; provided that such confidentiality agreement need not contain any non-solicitation or no hire provisions; provided, further, that such confidentiality agreement shall not include any provision calling for an exclusive right to negotiate with any Party under this Agreement or otherwise conflicting with the obligations of any Party under this Agreement.

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Parent, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of Parent or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” means any transaction or series of related transactions involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of Equity Securities, acquisition of Equity Securities, reorganization, recapitalization, tender offer, exchange offer or other transaction: (i) in which a Party is a constituent Entity, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than fifteen percent (15%) of the outstanding Equity Securities of any class of voting Equity Securities of a Party or any of its Subsidiaries or (iii) in which a Party or any of its Subsidiaries issues securities representing more than fifteen percent (15%) of the outstanding Equity Securities of any class of voting Equity Securities of such Party or any of its Subsidiaries;

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for fifteen percent (15%) or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole, in each case as determined in good faith by the Company Board or the Parent Board, as applicable; or

(c) any combination of the foregoing.

“Affiliate” shall have the meaning given to such term in Rule 145 under the Securities Act.

“Allocation Certificate” shall have the meaning set forth in Section 6.15.

“Anticipated Closing Date” means the anticipated Closing Date, as agreed upon by Parent and the Company at least fifteen (15) days prior to the Parent Stockholder Meeting (the “Determination Date”).

“Business Day” means any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“Certificate of Designations” means the certificate of designations of Parent evidencing the creation of the Parent Series A Preferred Stock, in the form attached hereto as Exhibit C.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA, and as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company 401(k) Plan” shall have the meaning set forth in Section 6.6(b).

“Company Associate” means any current or former employee, independent contractor, officer or director of the Company or any of its Subsidiaries.

“Company Audited Balance Sheet” means the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2024, included in the Company’s report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC.

“Company Board” means the board of directors of the Company.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Capitalization Representations” means the representations and warranties of the Company set forth in Sections 3.6(a), 3.6(b) and 3.6(c).

“Company Common Stock” means the common stock, $0.0001 par value per share, of the Company.

“Company Contemplated Transactions” means the Contemplated Transactions to which the Company is a party or which are to be carried out by the Company pursuant to this Agreement.

“Company Contract” means any Contract: (a) to which the Company or any of its Subsidiaries is a party, (b) by which the Company or any of its Subsidiaries is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation or (c) under which the Company or any of its Subsidiaries has or may acquire any right or interest.

“Company Employee Plan” means any Employee Plan that the Company or any of its Subsidiaries sponsors, contributes to, or provides benefits under or through such plan, or has any obligation to contribute to or provide benefits under or through such plan, or if such plan provides benefits to or otherwise covers any current or former employee, officer, director or other service provider of the Company or any of its Subsidiaries (or their spouses, dependents, or beneficiaries).

“Company Equity Awards” means Company Options or Company RSUs.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.20 and 3.21.

“Company Intervening Event” means any material Effect or material change in circumstances with respect to the Company and its Subsidiaries, taken as a whole, that (a) was not known or reasonably foreseeable to the Company Board as of the date of this Agreement (or if known to the Company Board as of the date hereof, the consequences of which were not known or reasonably foreseeable to the Company Board as of the date of this Agreement) and (b) does not relate to any Acquisition Proposal; provided, that none of the following, either alone or in combination, shall constitute a “Company Intervening Event”: (i) any inquiry with respect to a business combination or acquisition or any business combination or acquisition opportunity, (ii) any events or developments relating to Parent, (iii) any event or development to the extent directly resulting from the announcement or pendency of, or any actions required to be taken by the Company or Parent (or refrained to be taken by the Company or Parent) pursuant to this Agreement or the consummation of the Contemplated Transactions, (iv) any events or developments generally affecting the industries in which the Company or any of its Subsidiaries operate or in the economy generally or other general business, financial, market or political conditions, including changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, (v) any Legal Proceedings made or brought by any of the current or former stockholders of the Company or Parent (on their own behalf or on behalf of the Company or Parent) against the Company or Parent, including Legal Proceedings arising out of the Contemplated Transactions, (vi) any Effect resulting from a breach of this Agreement by the Company, (vii) the fact, in and of itself, that the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement (provided that the exception in this clause (vii) shall not prevent or otherwise affect consideration of any such development or change that causes the Company meeting or exceeding such metrics from being taken into account in determining whether a Company Intervening Event has occurred) or (viii) any changes after the date of this Agreement in the market price or trading volume of the shares of Company Common Stock (provided that the exception in this clause (viii) shall not prevent or otherwise affect consideration of any such development or change that causes such change in market price or trading value from being taken into account in determining whether a Company Intervening Event has occurred).

“Company IP Rights” means all Intellectual Property owned, licensed, or controlled by the Company or its Subsidiaries that is necessary for or used in the operation of the business of the Company and its Subsidiaries as presently conducted.

“Company IP Rights Agreement” means any instrument or agreement governing, related to or pertaining to any Company IP Rights.

“Company Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, (1) has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or (2) would reasonably be expected to prevent the consummation of the Company Contemplated Transactions by the Company; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) the announcement of the Agreement or the pendency of the Contemplated Transactions, (b) the taking of any action, or the failure to take any action, by the Company that is required to comply with the terms of the Agreement, (c) any natural disaster or any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, (d) any epidemic or pandemic in the United States or any other country or region in the world, or any escalation of the foregoing, (e) any change in GAAP or applicable Law or the interpretation thereof, (f) general economic or political conditions or conditions generally affecting the industries in which the Company and its Subsidiaries operate, (g) changes in financial, banking or securities markets, including changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, (h) any Legal Proceedings made or brought by any of the current or former stockholders of the Company or Parent (on their own behalf or on behalf of the Company or Parent) against the Company or Parent, including Legal Proceedings arising out of the Contemplated Transactions or (i) any change in the cash position of the Company and its Subsidiaries which results from operations in the Ordinary Course of Business; except in each case with respect to clauses (c), (d), (e), (f) and (g) to the extent disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate.

“Company Options” means an award of options or other rights to purchase shares of Company Capital Stock issued by the Company under an applicable Company Plan.

“Company Registered IP” means all Company IP Rights that are owned or exclusively licensed by the Company that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights and registered trademarks and all applications and registrations for any of the foregoing.

“Company RSUs” means an award of restricted stock units issued by the Company under an applicable Company Plan that entitles the holder to a distribution upon maturity that is determined based on the value of an equivalent number of shares of Company Capital Stock.

“Company Special Committee” means the special committee of the Company Board comprised of independent directors.

“Company Stockholder Support Agreements” shall have the meaning set forth in the recitals.

“Company Transaction Litigation” means any Legal Proceeding (including any class action or derivative litigation) asserted, threatened in writing or commenced by, on behalf of or in the name of, against or otherwise involving the Company, any Company Subsidiary, the Company Board, the Company Special Committee, any other committee thereof or any of the Company’s directors or officers, in each case to the extent relating directly or indirectly to this Agreement, the Merger or any of the Contemplated Transactions or disclosures of a party relating to the Contemplated Transactions (including any such Legal Proceeding based on allegations that the Company’s entry into this Agreement or the terms and conditions of this Agreement or any of the Contemplated Transactions constituted a breach of the fiduciary duties of any member of the Company Board, the Company Special Committee or any officer of the Company).

“Company Triggering Event” shall be deemed to have occurred: (a) upon any Company Board Adverse Recommendation Change or if the Company Board has approved, endorsed or recommended any Acquisition Proposal, (b) if the Company shall have entered into any Contract relating to or that could reasonably be expected to lead to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 5.4) or requiring the Company (or that would require or could reasonably be expected to require the

Company) to abandon, terminate, or fail to consummate the Merger or any other Company Contemplated Transaction or that would otherwise materially impede, interfere with or be inconsistent with, the Company Contemplated Transactions or (c) upon a Willful and Material Breach of the Company’s obligations set forth in Section 5.4.

“Company Warrants” means the 2020 Company Warrants and the 2022 Company Warrants.

“Confidentiality Agreement” means the Confidentiality Agreement dated November 19, 2024, between the Company and Parent.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Merger, the Parent Share Issuance and the other transactions contemplated by the Agreement.

“Contract” means, with respect to any Person, any written or oral agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“Determination Date” has the meaning set forth in the definition of “Anticipated Closing Date.”

“DGCL” means the General Corporation Law of the State of Delaware.

“Effect” means any effect, change, event, circumstance, or development.

“Employee Plan” means (A) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (B) stock option plans, stock purchase plans, bonus (including annual bonus and retention bonus) or incentive plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (A) above; and (C) plans or arrangements providing compensation to employee and non-employee directors.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any Equity Security, any restriction on the transfer of any Equity Security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Equity Securities” means (a) capital stock, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity or a right to control such entity (a “Capital Interest”), (b) subscriptions, calls, warrants, options, purchase rights or commitments of any kind or character relating to, or entitling any Person to acquire, any Capital Interest, (c) stock appreciation, phantom stock, equity participation or similar rights and (d) securities convertible into or exercisable or exchangeable for any Capital Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Entity, any other entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes such Entity.

“Excess Shares” shall have the meaning set forth in Section 2.6(c).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Ratio” means, subject to Section 2.6(h), 0.23.

“Expense Reimbursement” means a Company Expense Reimbursement or a Parent Expense Reimbursement, as applicable.

“Federal Health Care Program” means any federal health program as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, Medicaid, TRICARE, CHAMPVA, and state healthcare programs (as defined therein).

“Form of 2020 Company Warrant Certificate” means the form of warrant certificate, pursuant to which the 2020 Company Warrants were issued by the Company.

“Form of 2022 Company Warrant Certificate” means the form of warrant certificate, pursuant to which the 2022 Company Warrants were issued by the Company.

“Fractional Share Cash” shall have the meaning set forth in Section 2.6(d).

“Fractional Share Trust” shall have the meaning set forth in Section 2.6(d).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, supra-national, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority) or (d) self-regulatory organization (including Nasdaq).

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, clearance, registration, qualification, approval or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law or (b) right under any Contract with any Governmental Authority.

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“Health Care Laws” means all applicable Laws and implementing regulations pertaining to U.S. health care regulatory matters to the extent applicable, including as amended from time to time, any such Law pertaining to: (a) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), the Public Health Service Act (42 U.S.C. §262 et seq.) and the regulations promulgated thereunder, (b) any Federal Health Care Program, including those pertaining to providers of goods or services that are paid for by any Federal Health Care Program, including, the False Claims Act, as amended (31 U.S.C. §§ 3729 et seq.), the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), the Federal Anti-kickback statute (42 U.S.C. § 1320a-7b(b)), the Anti-Kickback Act of 1986 (41 U.S.C. §§ 51-58), the federal Stark Law (42 U.S.C. § 1395nn), the federal False Statements Statute (42 U.S.C. § 1320a-7b(a)), the Exclusion Law (42 U.S.C. § 1320a-7), the Beneficiary Inducement Statute (42 U.S.C. § 1320a-7a(a)(5)), the Federal Program Fraud Civil Remedies Act (31 U.S.C. §§3801-3812), HIPAA (as defined below), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a and 1320a-7b), the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), (c) Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), the Medicare and Medicaid Program Integrity Provisions (42 U.S.C. §1320a-7k(d)), TRICARE (d) the Patient Protection and Affordable Care Act (P.L. 111-1468), (e) the Health Care and Education Reconciliation Act of 2010 (P.L. 111-152), (f) accreditation standards and requirements for health care and related services, products, clinicians, and facilities issued by all applicable Governmental Authorities, (g) any and all applicable Laws pertaining to pharmaceutical, biological and medical device products, (h) any and all other applicable comparable state and foreign Laws, and (i) all regulations promulgated pursuant to the foregoing, each of (a) through (i) as amended or modified from time to time.

“HIPAA” means the following, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder: (i) the Health Insurance Portability and Accountability Act of 1996; (ii) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (iii) applicable state Laws regarding patient privacy and the security, exchange, use or disclosure of health care records or protected health information (as defined by the Health Insurance Portability and Accountability Act of 1996).

“Intellectual Property” means (a) United States, foreign and international patents, patent applications, including all provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, reexaminations, term extensions, certificates of invention and the equivalents of any of the foregoing, statutory invention registrations, invention disclosures and inventions (collectively, “Patents”), (b) trademarks, service marks, trade names, domain names, corporate names, brand names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, (c) copyrights, including registrations and applications for registration thereof, (d) software, including all source code, object code and related documentation, formulae, customer lists, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not and (e) all United States and foreign rights arising under or associated with any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Joint Proxy Statement/Prospectus” means the proxy statement/prospectus relating to the Parent Share Issuance and the Company Stockholder Matters to be submitted to the holders of Parent Common Stock at the Parent Stockholder Meeting and to the holders of Company Common Stock at the Company Stockholder Meeting, as applicable, together with any amendments or supplements thereto.

“Key Employee” means, with respect to the Company or Parent, an executive officer of such Party or any employee of such Party that reports directly to the board of directors of such Party or to the Chief Executive Officer or Chief Accounting Officer of such Party.

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual’s employment responsibilities. Any Person that is an Entity shall have Knowledge if any executive officer or director of such Person as of the date such knowledge is imputed has or should reasonably be expected to have Knowledge of such fact or other matter.

“Law” means any federal, state, national, supra-national, foreign, local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Losses” means losses, Taxes, damages, liabilities, judgments, awards, penalties, fines, costs or expenses of whatever kind, including any out-of-pocket costs of investigation and defense of Legal Proceedings, reasonable attorneys’ fees and the out-of-pocket cost of enforcing any right to indemnification hereunder, and the cost of pursuing any insurance providers.

“Merger Sub Board” means the board of directors of Merger Sub.

“Merger Sub Contemplated Transactions” means the Contemplated Transactions to which Merger Sub is a party or which are to be carried out by Merger Sub pursuant to this Agreement.

“Multiemployer Plan” means a “multiemployer plan,” as defined in Section 3(37) of ERISA.

“Multiple Employer Plan” means a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA.

“Multiple Employer Welfare Arrangement” means a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

“Nasdaq” means The Nasdaq Stock Market.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of (that is binding on a Party), or any plea agreement, corporate integrity agreement, resolution agreement, or deferred prosecution agreement with, or any settlement under the jurisdiction of, any court or Governmental Authority.

“Ordinary Course of Business” means, in the case of each of the Company and Parent, such actions taken in the ordinary course of its normal operations.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Parent Associate” means any current or former employee, independent contractor, officer or director of Parent or any of its Subsidiaries.

“Parent Audited Balance Sheet” means the audited balance sheet of Parent as of December 31, 2024, included in Parent’s report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC.

“Parent Board” means the board of directors of Parent.

“Parent Capital Stock” means the Parent Common Stock and the Parent Preferred Stock.

“Parent Capitalization Representations” means the representations and warranties of Parent and Merger Sub set forth in Sections 4.6(a), 4.6(b) and 4.6(c).

“Parent Common Stock” means the common stock, $0.001 par value per share, of Parent.

“Parent Contemplated Transactions” means the Contemplated Transactions to which Parent is a party or which are to be carried out by Parent pursuant to this Agreement.

“Parent Contract” means any Contract: (a) to which Parent is a party, (b) by which Parent is or may become bound or under which Parent has, or may become subject to, any obligation or (c) under which Parent has or may acquire any right or interest.

“Parent Employee Plan” means any Employee Plan that Parent or any of its Subsidiaries sponsors, contributes to, or provides benefits under or through such plan, or has any obligation to contribute to or provide benefits under or through such plan, or if such plan provides benefits to or otherwise covers any current or former employee, officer, director or other service provider of Parent or any of its Subsidiaries (or their spouses, dependents, or beneficiaries).

“Parent Equity Awards” means Parent Options or Parent RSUs.

“Parent Fundamental Representations” means the representations and warranties of Parent and Merger Sub set forth in Sections 4.1, 4.3, 4.4 and 4.21.

“Parent Intervening Event” means any material Effect or material change in circumstances with respect to Parent that (a) was not known or reasonably foreseeable to the Parent Board as of the date of this Agreement (or if known to the Parent Board as of the date hereof, the consequences of which were not known or reasonably foreseeable to the Parent Board as of the date of this Agreement) and (b) does not relate to any Acquisition Proposal; provided, that none of the following, either alone or in combination, shall constitute a “Parent Intervening Event”: (i) inquiry with respect to a business combination or acquisition or any business combination or acquisition opportunity, (ii) any events or developments relating to the Company, (iii) any event or development to the extent directly resulting from the announcement or pendency of, or any actions required to be taken by the Company or Parent (or refrained to be taken by the Company or Parent) pursuant to this Agreement or the consummation of the Contemplated Transactions, (iv) any events or developments generally affecting the industries in which Parent operates or in the economy generally or other general business, financial, market or political conditions, including changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, (v) any Legal Proceedings made or brought by any of the current or former stockholders of the Company or Parent (on their own behalf or on behalf of the Company or Parent) against the Company or Parent, including Legal Proceedings arising out of the Contemplated Transactions, (vi) any Effect resulting from a breach of this Agreement by Parent, (vii) the fact, in and of itself, that Parent exceeds any internal or published projections, estimates or expectations of Parent’s revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement (provided that the exception in this clause (vii) shall not prevent or otherwise affect consideration of any such development or change that causes Parent meeting or exceeding such metrics from being taken into account in determining whether a Parent Intervening Event has occurred), or (viii) any changes after the date of this Agreement in the market price or trading volume of the shares of Parent Common Stock (provided that the exception in this clause (viii) shall not prevent or otherwise affect consideration of any such development or change that causes such change in market price or trading value from being taken into account in determining whether a Parent Intervening Event has occurred).

“Parent IP Rights” means all Intellectual Property owned, licensed or controlled by Parent that is necessary for the operation of the business of Parent as presently conducted.

“Parent IP Rights Agreement” means any instrument or agreement governing, related or pertaining to any Parent IP Rights.

“Parent Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, (1) has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Parent, or (2) would reasonably be expected to prevent the consummation of the Parent Contemplated Transactions by Parent; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Parent Material Adverse Effect: (a) the announcement of the Agreement or the pendency of the Contemplated Transactions, (b) any change in the stock price or trading volume of Parent Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Parent Common Stock may be taken into account in determining whether a Parent Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (c) the taking of any action, or the failure to take any action, by Parent that is required to comply with the terms of the Agreement, (d) any natural disaster or any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, (e) any epidemic or pandemic in the United States or any other country or region in the world, or any escalation of the foregoing, (f) any change in GAAP or applicable Law or the interpretation thereof, (g) general economic or political conditions or conditions generally affecting the industries in which Parent operates, (h) changes in financial, banking or securities markets, including changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world or (i) any Legal Proceedings made or brought by any of the current or former stockholders of the Company or Parent (on their own behalf or on behalf of the Company or Parent) against the Company or Parent, including Legal Proceedings arising out of the Contemplated Transactions; except, in each case with respect to clauses (d), (e), (f), (g) and (h), to the extent disproportionately affecting Parent relative to other similarly situated companies in the industries in which Parent operates.

“Parent Options” means options to purchase shares of Parent Common Stock issued by Parent under any Parent Stock Plan.

“Parent Preferred Stock” shall have the meaning set forth in Section 4.6(a).

“Parent Registered IP” means all Parent IP Rights that are owned or exclusively licensed by Parent that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Parent RSUs” means Parent’s restricted stock units, with each such unit representing a contingent right to receive one (1) share of Parent Common Stock upon vesting and that was issued pursuant to any Parent Stock Plan.

“Parent Series A Preferred Stock” means Parent’s Series A Preferred Stock, par value $0.001 per share, issuable by Parent pursuant to the Certificate of Designations.

“Parent Special Committee” means the special committee of the Parent Board comprised of independent directors.

“Parent Stockholder Meeting” shall have the meaning set forth in Section 6.3(a).

“Parent Stockholder Support Agreement” shall have the meaning set forth in the recitals.

“Parent Transaction Litigation” means any Legal Proceeding (including any class action or derivative litigation) asserted, threatened in writing or commenced by, on behalf of or in the name of, against or otherwise involving Parent, the Parent Board, the Parent Special Committee any other committee thereof or any of Parent’s directors or officers, in each case to the extent relating directly or indirectly to this Agreement, the Merger or any of the Contemplated Transactions or disclosures of a party relating to the Contemplated Transactions (including any such Legal Proceeding based on allegations that Parent’s entry into this Agreement or the terms and conditions of this Agreement or any of the Contemplated Transactions constituted a breach of the fiduciary duties of any member of the Parent Board, the Parent Special Committee or any officer of Parent).

“Parent Triggering Event” shall be deemed to have occurred: (a) upon any Parent Board Adverse Recommendation Change or if the Parent Board has approved, endorsed or recommended any Acquisition Proposal, (b) if Parent shall have entered into any Contract relating to or that could reasonably be expected to lead to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 5.4) or requiring Parent (or that would require or could reasonably be expected to require Parent) to abandon, terminate, or fail to consummate the Parent Share Issuance or any other Parent Contemplated Transaction or that would otherwise materially impede, interfere with or be inconsistent with, the Parent Contemplated Transactions or (c) upon a Willful and Material Breach of Parent’s obligations set forth in Section 5.4.

“Party” or “Parties” means the Company, Merger Sub and Parent.

“PEO” shall have the meaning set forth in Section 6.6(b).

“Permitted Encumbrance” means (a) any liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Audited Balance Sheet or the Parent Audited Balance Sheet, as applicable, in accordance with GAAP (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company or any of its Subsidiaries or Parent, as applicable, (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law and (e) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies.

“Person” means any individual, Entity or Governmental Authority.

“Personal Data” means any data or information in any medium that, alone or in combination with other information, is capable of identifying an individual or household or can be used to contact an individual, or serve advertisements to an individual, including, but not limited to, a natural person’s first and last name, home or other physical address, telephone number, e-mail address, user name, employee ID number, digital signature, date of birth, photograph, social security number, driver’s license number, passport number or other government-issued identification number, biometric information, medical information, credit card or other financial information, or customer or account number, Internet Protocol address, cookie information, or other unique identifiers that constitute personal information or personal data under applicable Privacy Laws.

“Privacy Laws” means (a) all Laws relating to the privacy, protection, security, breach notification, data localization, advertising, marketing, communications, recording, wiretapping, biometrics, and telemarketing of Personal Data; (b) the Company’s Privacy Policies and public statements; (c) industry standards (including the Payment Card Industry Data Security Standard (PCI-DSS)); (d) Contracts pertaining to the collection, access, storage, use and/or disclosure of Personal Data and security requirements; and (e) all regulatory and self-regulatory guidelines and published interpretations by Governmental Authorities.

“Privacy Policies” means any and all (a) internal or external past or present (as applicable) data protection, data usage, data privacy and security policies of Parent or Company, as applicable, (b) public statements, representations, obligations, promises and commitments of Parent or Company, as applicable, relating to privacy, security or the processing of personal information, and (c) policies and obligations applicable to and binding on Parent or Company, as applicable, as a result of any certification relating to privacy, security or the processing of personal information.

“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

An Entity shall be deemed to be a “Subsidiary” of a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting Equity Securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body or (b) at least fifty percent (50%) of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Subsequent Transaction” means any Acquisition Transaction (with all references to fifteen percent (15%) in the definition of Acquisition Transaction being treated as references to thirty-five percent (35%) for these purposes).

“Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to fifteen percent (15%) in the definition of Acquisition Transaction being treated as references to fifty percent (50%) for these purposes) that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Agreement, (b) the Parent Board or the Company Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof and the financing terms thereof), as well as any written offer by the other Party to the Agreement to amend the terms of the Agreement, and following consultation with its outside legal counsel and financial advisors, if any, (x) would reasonably be expected to be consummated in accordance with its terms and (y) is on terms and conditions that are more favorable, from a financial point of view, to Parent’s stockholders or the Company’s stockholders, as applicable, than the terms of the Contemplated Transactions and (c) is not subject to any financing conditions (and if financing is required, such financing is then fully committed to the third party).

“Tax” means any U.S. federal, state or local, non-U.S. or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, addition to tax or interest imposed by a Governmental Authority with respect thereto, whether disputed or not.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Termination Fee” means a Company Termination Fee or a Parent Termination Fee, as applicable.

“Transaction Litigation” means, a Company Transaction Litigation or a Parent Transaction Litigation, as applicable.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1998, and similar state, local and foreign Laws related to plant closings, relocations, mass layoffs and employment losses.

“Willful and Material Breach” means (a) with respect to any material breach of a representation and warranty, that the breaching Party had Knowledge of such breach as of the date of this Agreement and (b) with respect to any material breach of a covenant or other agreement, that the breaching Party took or failed to take action with Knowledge that the action so taken or omitted to be taken constituted a material breach of such covenant or agreement.

1.2 Mutual Drafting; Other Definitional and Interpretative Provisions. Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections, Exhibits and Schedules are to Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” is not exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended, modified, re-enacted thereof, substituted, from time to time. References to “$” and “dollars” are to the currency of the United States. All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP unless otherwise expressly specified. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. All references to “days” shall be to calendar days unless otherwise indicated as a

“Business Day.” Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the Eastern time zone of the United States. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement. The Parties agree that the Company Disclosure Schedule or Parent Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Section 3 or Section 4, respectively. The disclosures in any section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule shall qualify other sections and subsections in Section 3 or Section 4, respectively, to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The words “delivered” or “made available” mean, with respect to any documentation, that prior to 5:00 p.m. on the date that is the calendar day prior to the date of this Agreement, (a) a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party for the purposes of the Contemplated Transactions or (b) a copy of such material was delivered by or on behalf of a Party of its Representatives to the other Party or its Representatives via electronic mail or in hard copy form.

Section 2 Description of Transaction

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”). References herein to “Company” with respect to the period from and after the Effective Time shall be deemed to be references to the “Surviving Corporation.”

2.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. As a result of the Merger, the Company will become a direct wholly owned subsidiary of Parent. From and after the Effective Time, the Surviving Corporation shall possess all the property, rights, powers, privileges, immunities and franchises and be subject to all of the obligations, Liabilities and duties of Company and Merger Sub, all as provided under the DGCL.

2.3 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 10.1, and subject to the satisfaction or waiver of the conditions set forth in Sections 7, 8 and 9, the consummation of the Merger (the “Closing”) shall take place remotely, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or, to the extent permitted hereunder, waiver of the last to be satisfied or waived of the conditions set forth in Sections 7, 8 and 9, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of each of such conditions), or at such other time, date and place as Parent and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in form and substance as agreed to by the Parties (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Parent and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

2.4 Certificate of Incorporation and Bylaws. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, the Company, Merger Sub or any other Person:

(a) the certificate of incorporation of the Surviving Corporation shall be amended and restated to read in its entirety as set forth on Exhibit A to the Certificate of Merger, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation; and

(b) the bylaws of the Surviving Corporation shall be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such bylaws.

2.5 Directors and Officers.

(a) The Parties shall take all necessary action so that immediately after the Effective Time, (i) the size of the Parent Board shall be increased to seven (7) directors, and (ii) three (3) existing Company directors as designated by the Company (subject to the prior written consent of Parent) (the “Company Directors”) shall be appointed to fill the vacancies on the Parent Board created thereby. If any Company Director is unable or unwilling to serve as a director of Parent, as set forth therein, the Company shall designate an alternative, subject to the prior written consent of Parent. The existing officers of Parent shall continue in their respective offices from and after the Effective Time and shall hold office in accordance with the certificate of incorporation and bylaws of Parent until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of Parent.

(b) The Parties shall take all necessary action so that immediately after the Effective Time, (a) the directors of Merger Sub as of immediately prior to the Effective Time shall become the only directors of the Surviving Corporation and (b) the officers of the Company as of immediately prior to the Effective Time shall become the initial officers of the Surviving Corporation and shall hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

2.6 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, the Company, Merger Sub or any other Person:

(i) any shares of Company Capital Stock held as treasury stock or held directly by Parent or Merger Sub (or any direct or indirect wholly owned Subsidiaries of the Company, Parent or Merger Sub) immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) subject to Section 2.6(c), each share of Company Common Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 2.6(a)(i)) shall be converted solely into the right to receive a number of shares of Parent Common Stock equal to the number of shares issuable pursuant to the Exchange Ratio, rounded down to the nearest whole share as contemplated by Section 2.6(c) (together with the Fractional Share Cash to be paid in lieu of fractional shares pursuant to Section 2.6(d), the “Merger Consideration”); and

(iii) subject to Section 2.6(c), each share of Company Preferred Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 2.6(a)(i)) shall be converted solely into the right to receive one (1) share of Parent Series A Preferred Stock (the “Preferred Merger Consideration”).

(b) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or a risk of forfeiture under any applicable restricted stock purchase agreement or other similar agreement with the Company, then shares of Parent Common Stock will be issued in exchange for such shares of Company Capital Stock in accordance with Section 2.6(a)(ii), and will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and such shares of Parent Common Stock shall accordingly be marked with appropriate legends. The Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(c) No fractional shares of Parent Capital Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. In lieu thereof each holder of Company Common Stock otherwise entitled to a fractional share of Parent Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.6, a cash payment in lieu of such fractional share of Parent Common Stock representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by any fees of the Exchange Agent attributable to such sale) in one or more transactions of shares of Parent Common Stock equal to the excess of (A) the aggregate number of shares of Parent Common Stock to be delivered to the Exchange Agent by Parent pursuant to Section 2.8(a) over (B) the aggregate number of whole shares of Parent Common Stock to be distributed to the holders of shares of Company Common Stock pursuant to Section 2.8(b) (such excess, the “Excess Shares”).

(d) As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of Company Common Stock that would otherwise receive fractional shares of Parent Common Stock, shall sell the Excess Shares at then prevailing prices on the Nasdaq Stock Market in the manner provided herein, and such sale shall be executed in round lots to the extent practicable. Until the proceeds of such sale or sales have been distributed to the holders of Company Common Stock, the Exchange Agent shall hold such proceeds in trust for the holders of Company Common Stock that would otherwise receive fractional shares of Parent Common Stock (the “Fractional Share Trust”). The Exchange Agent shall determine the portion of the Fractional Share Trust to which each holder of Company Common Stock shall be entitled, if any (the “Fractional Share Cash”), by multiplying the amount of the aggregate proceeds comprising the Fractional Share Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Company Common Stock would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Common Stock would otherwise be entitled.

(e) The Company and Parent acknowledge that payment of the cash consideration in lieu of issuing fractional shares of Parent Capital Stock was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares of Parent Capital Stock.

(f) All Company Equity Awards outstanding immediately prior to the Effective Time under the Company Plan shall be treated in accordance with Section 6.5.

(g) Each share of common stock, $0.0001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.0001 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(h) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Capital Stock or Parent Capital Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change, the Exchange Ratio shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Company Capital Stock, Company Equity Awards and Parent Common Stock with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit the Company or Parent to take any action with respect to Company Capital Stock or Parent Common Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

2.7 Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 2.6(a), and all holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Capital Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Sections 2.6 and 2.8, in each case, to any applicable abandoned property, escheat or similar Laws.

2.8 Surrender of Certificates.

(a) On or prior to the Closing Date, Parent shall select a reputable bank, transfer agent or trust company, reasonably acceptable to the Company, to act as exchange agent in the Merger (the “Exchange Agent”); provided that Parent’s transfer agent shall be deemed acceptable to act as Exchange Agent. At the Effective Time, Parent shall deposit with the Exchange Agent evidence of book-entry shares representing the shares of Parent Capital Stock issuable pursuant to Section 2.6(a) in exchange for shares of Company Capital Stock.

(b) Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of shares of Company Capital Stock that were converted into the right to receive the Merger Consideration or Preferred Merger Consideration, as applicable: (i) a letter of transmittal, if requested by the Exchange Agent, in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent) and (ii) instructions for effecting the surrender of Company Stock Certificates in exchange for book-entry shares of Parent Capital Stock and, if applicable, Fractional Share Cash. Upon surrender (including electronic surrender) of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent: (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor book-entry shares representing the Merger Consideration or Preferred Merger Consideration, as applicable (in a number of whole shares of Parent Capital Stock) and, if applicable, Fractional Share Cash, in each case that such holder has the right to receive pursuant to the provisions of Section 2.6(a) and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.8(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive book-entry shares of Parent Common Stock representing the Merger Consideration or book-entry shares of Parent Series A Preferred Stock representing the Preferred Merger Consideration, as applicable and, if applicable, Fractional Share Cash. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the delivery of any shares of Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an applicable affidavit with respect to such Company Stock Certificate and posts a bond indemnifying Parent against any claim suffered by Parent related to the lost, stolen or destroyed Company Stock Certificate or any Parent Capital Stock issued in exchange therefor as Parent may reasonably request.

(c) No dividends or other distributions declared or made with respect to Parent Capital Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Capital Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate or provides an affidavit of loss or destruction in lieu thereof and posts a bond for the benefit of Parent, in each case in accordance with this Section 2.8 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).

(d) Any shares of Parent Capital Stock deposited with the Exchange Agent that remain undistributed to holders of Company Stock Certificates as of the date that is one hundred and eighty (180) days after the Closing Date shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 2.8 shall thereafter look only to Parent for satisfaction of their claims for Parent Capital Stock, any Fractional Share Cash to which such holder may be entitled, and any dividends or distributions with respect to shares of Parent Capital Stock, as applicable.

(e) Each of the Exchange Agent, Parent and the Surviving Corporation (and, in each case, any Affiliate thereof) shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Law. The applicable payor shall provide commercially reasonable notice to any holder of Company Capital Stock upon becoming aware of any such withholding obligation attributable to any consideration payable in respect of Company Capital Stock, including a reasonably detailed explanation for such withholding obligation, and the Parties shall cooperate with each other to the extent reasonable to obtain reduction of or relief from such withholding. To the extent such amounts are so deducted or withheld, and remitted to the appropriate Tax authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No Party shall be liable to any holder of any Company Stock Certificate or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

2.9 Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of the Company, in the name of Merger Sub, in the name of the Surviving Corporation and otherwise) to take such action.

2.10 Tax Consequences. For United States federal (and applicable state and local) income Tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The Parties (i) adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3, (ii) agree to file and retain such information with respect to the Merger as shall be required under Treasury Regulations Section 1.368-3, and (iii) agree to file all Tax Returns with respect to the Merger on a basis consistent with, and take no position (whether in audits, Tax Returns or otherwise) inconsistent with, such intended treatment unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

Section 3 Representations and Warranties of the Company.

Except (i) as set forth in the written disclosure schedule delivered by the Company to Parent (the “Company Disclosure Schedule”) or (ii) as disclosed in the Company SEC Documents filed with the SEC on or before the day that is one (1) Business Day prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (A) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the day that is one (1) Business Day prior to the date hereof and (B) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in the Company SEC Documents shall not be deemed disclosed for purposes of Sections 3.1, 3.2, 3.3, 3.5 (except to the extent a Company Material Contract was filed as an exhibit to any of the Company SEC Documents), and 3.6, the Company represents and warrants to Parent and Merger Sub as follows:

3.1 Due Organization; Subsidiaries.

(a) Each of the Company and its Subsidiaries is a corporation or other legal entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound.

(b) Each of the Company and its Subsidiaries is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

(c) The Company has no Subsidiaries, except for the Entities identified in Section 3.1(c)(i) of the Company Disclosure Schedule; and neither the Company nor any of the Entities identified in Section 3.1(c)(i) of the Company Disclosure Schedule owns any Equity Securities of, or any equity, ownership or profit-sharing interest of any nature in, or controls directly or indirectly, any other Entity other than the Entities identified in Section 3.1(c)(ii) of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries is or has otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Neither the Company nor any of its Subsidiaries has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Neither the Company nor any of its Subsidiaries has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

3.2 Organizational Documents. The Company has delivered to Parent accurate and complete copies of the Organizational Documents of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in breach or violation of its Organizational Documents in any material respect.

3.3 Authority; Binding Nature of Agreement. The Company and each of its Subsidiaries have all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Company Contemplated Transactions. The Company Board has (i) determined that the Company Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Company Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the Merger. This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. Prior to the execution of the Company Stockholder Support Agreements, the Company Board approved the Company Stockholder Support Agreements and the transactions contemplated thereby.

3.4 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock present in person or represented by proxy and entitled to vote at the Company

Stockholder Meeting (collectively, the “Required Company Stockholder Vote”), is the only vote of the holders of any class or series of Company Capital Stock or any other Equity Securities of the Company necessary to adopt and approve this Agreement and approve the Merger.

3.5 Non-Contravention; Consents.

(a) Subject to obtaining the Required Company Stockholder Vote and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of the Company’s Organizational Documents;

(ii) contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which the Company or its Subsidiaries, or any of the assets owned or used by the Company or its Subsidiaries, is subject;

(iii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or its Subsidiaries;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Company Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract, (C) accelerate the maturity or performance of any Company Material Contract or (D) cancel, terminate or modify any term of any Company Material Contract, except in the case of any non-material breach, default, penalty or modification; or

(v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company or its Subsidiaries (except for Permitted Encumbrances).

(b) Except for (i) any Consent set forth on Section 3.5 of the Company Disclosure Schedule, (ii) the Required Company Stockholder Vote, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither the Company nor any of its Subsidiaries was, is, or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

(c) The Company Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Company Stockholder Support Agreements and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the Company Stockholder Support Agreements or any of the Contemplated Transactions.

3.6 Capitalization.

(a) The authorized Company Capital Stock as of the date of this Agreement consists of (i) 50,000,000 shares of Company Common Stock, par value $0.0001 per share, all of which are entitled to vote and of which 3,209,340 shares have been issued and are outstanding as of the date of this Agreement and (ii) 10,000,000 shares of Series A Cumulative Perpetual Preferred Stock, par value $0.0001 per share (the “Company Preferred Stock”), of which 2,690,637 shares have been issued and are outstanding as of the date of this Agreement. The Company does not hold any shares of its capital stock in its treasury.

(b) All of the outstanding shares of Company Common Stock and Company Preferred Stock and all outstanding Equity Securities of the Company and its Subsidiaries are set forth in Section 3.6(a), all outstanding Equity Securities of the Company’s Subsidiaries are owned, beneficially and of record, by the Company, and all outstanding Equity Securities of the Company and its Subsidiaries have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances. None of the outstanding shares of Company Common Stock or Company Preferred Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Company Common Stock or Company Preferred Stock is subject to any right of first refusal in favor of the Company. Except as contemplated herein, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock or Company Preferred Stock. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other Equity Securities. Section 3.6(b) of the Company Disclosure Schedule accurately and completely lists all repurchase rights held by the Company with respect to shares of Company Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable. With respect to any Equity Securities in the Company subject to a “substantial risk of forfeiture” (within the meaning of Code Section 83 and the Treasury Regulations promulgated thereunder), the applicable holder thereof made a valid Code Section 83(b) election.

(c) Except for the Company’s 2022 Inducement Stock Incentive Plan, as amended, the Company’s 2018 Incentive Plan, as amended, and the Company’s 2014 Equity Incentive Award Plan, as amended (each a “Company Plan” and together, the “Company Plans”), the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, the Company has reserved 390,000 shares in the aggregate of Company Common Stock and 150,000 shares in the aggregate of Company Preferred Stock for issuance under the Company Plans, of which 182,229 shares of Company Common Stock and 0 shares of Company Preferred Stock have been issued and are currently outstanding, 0 shares have been reserved for issuance upon exercise of Company Options, 150,167 shares of Company Common Stock and 2,340 shares of Company Preferred Stock have been reserved for issuance upon maturity of Company RSUs granted under the Company Plans, and 57,604 shares of Company Common Stock and 147,660 shares of Company Preferred Stock remain available for future issuance pursuant to the Company Plans. As of the date of this Agreement, 2,185,000 shares of Company Common Stock were issuable pursuant to the Company Warrants, and the Company Warrants are the only warrants of the Company or any of its Subsidiaries. Section 3.6(c)(i) of the Company Disclosure Schedule sets forth the following information with respect to each Company Equity Award outstanding as of the date of this Agreement: (i) the name of the awardee, (ii) whether the Company Equity Award is a Company Option or Company RSU, (iii) the number of shares of Company Common Stock subject to such Company Equity Award at the time of grant, (iv) the number of shares of Company Common Stock subject to such Company Equity Award as of the date of this Agreement, (v) the exercise price of each such Company Option, (vi) the date on which such Company Equity Award was granted, (vii) the applicable vesting schedule or performance criteria, including any acceleration provisions, (viii) the number of vested and unvested shares of Company Common Stock as of the date of this Agreement, (ix) the date on which such Company Equity Award expires, and (x) if applicable whether each such Company Option is intended to be an “incentive stock option” (as defined in the Code) or a non-qualified stock option. The Company has made available to Hudson an accurate and complete copy of the Company Plans and forms of all stock option and restricted stock unit agreements approved for use thereunder. Except as set forth on Section 3.6(c)(ii) of the Company Disclosure Schedule, (A) no vesting of Company Equity Awards will accelerate in connection with the closing of the Contemplated Transactions and (B) the terms of the Company

Plans permit the treatment of Company Equity Awards as provided therein without the consent or approval of any holder of Company Equity Awards or any other Person other than the Company Board.

(d) Except for the outstanding Company Equity Awards or as set forth in Section 3.6(d) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other Equity Securities of the Company or any of its Subsidiaries, (ii) outstanding Equity Security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other Equity Securities of the Company or any of its Subsidiaries, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other Equity Securities or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other Equity Securities of the Company or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or any of its Subsidiaries.

(e) All outstanding shares of Company Common Stock, Company Preferred Stock, Company Equity Awards and other Equity Securities of the Company have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts and if applicable Company Plans.

(f) With respect to Company Equity Awards granted pursuant to the Company Plans, (i) each grant of a Company Equity Award was duly authorized no later than the date on which the grant of such Company Equity Award was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (ii) each Company Equity Award grant was made in all material respects in accordance with the terms of the Company Plans, Section 409A of the Code, and all other applicable Law, and (iii) the per share exercise price of each Company Option was not less than the fair market value of a share of Company Common Stock on the applicable Grant Date determined in a manner consistent with Section 409A of the Code.

3.7 SEC Filings; Financial Statements.

(a) The Company has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports, schedules, exhibits and other documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since January 1, 2023 (the “Company SEC Documents”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, to the Company’s Knowledge, as of the time they were filed, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Company SEC Documents (collectively, the “Company Certifications”) are accurate and complete and comply as to form and content with all applicable Laws. As used in this Section 3.7, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the Securities Act and the

Exchange Act, as applicable, and the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (iii) fairly present, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby. Other than as expressly disclosed in the Company SEC Documents filed prior to the date hereof, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP. The books of account and other financial records of the Company and each of its Subsidiaries are true and complete in all material respects.

(c) The Company’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (ii) to the Knowledge of the Company, “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act and (iii) to the Knowledge of the Company, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d) Except as set forth in Section 3.7(d) of the Company Disclosure Schedule, the Company has not received any comment letter from the SEC or the staff thereof or any correspondence from Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Company Common Stock or Company Preferred Stock on Nasdaq. The Company has not disclosed any unresolved comments in the Company SEC Documents.

(e) Since January 1, 2023, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, or general counsel of the Company, the Company Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f) Except as set forth in Section 3.7(f) of the Company Disclosure Schedule, the Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of Nasdaq.

(g) The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that the Company maintains records that in reasonable detail accurately and fairly reflect the Company’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Company Board and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements. The Company has evaluated the effectiveness of the Company’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. The Company has disclosed to the Company’s auditors and the Audit Committee of the Company Board (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s or its Subsidiaries’ internal control over financial reporting. Except as disclosed in the Company SEC Documents filed prior to the date hereof, the Company has not identified any material weaknesses in the design or operation of the Company’s internal control over financial reporting.

(h) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the Company Certifications and such disclosure controls and procedures are reasonably effective. The Company has carried out the evaluation of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(i) As of the date hereof and as of the date of effectiveness of the Registration Statement, the Company qualifies as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K as promulgated under the Securities Act.

(j) The Company has not been and is not currently determined to be a “shell company” as defined under Section 12b-2 of the Exchange Act.

3.8 Absence of Changes. Except as set forth in Section 3.8 of the Company Disclosure Schedule, between December 31, 2024 and the date of this Agreement, the Company and its Subsidiaries, taken as a whole, have conducted their business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Company Material Adverse Effect or (b) action, event or occurrence that would have required consent of Parent pursuant to Section 5.2(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.9 Absence of Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise (each a “Liability”), in each case, of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the Company Audited Balance Sheet, (b) normal and recurring current Liabilities that have been incurred by the Company or its Subsidiaries since the date of the Company Audited Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law), (c) Liabilities incurred in connection with the Contemplated Transactions and (d) Liabilities listed in Section 3.9 of the Company Disclosure Schedule.

3.10 Title to Assets. Each of the Company and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all assets reflected in the Company Audited Balance Sheet and (b) all other assets reflected in the books and records of the Company or any of its Subsidiaries as being owned by the Company or such Subsidiary. All of such assets are owned or, in the case of leased assets, leased by the Company or any of its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

3.11 Real Property; Leasehold. Except as listed in Section 3.11 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns or has ever owned any real property. The Company has made available to Parent (a) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company or any of its Subsidiaries and (b) copies of all leases under which any such real property is possessed (the “Company Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.

3.12 Intellectual Property.

(a) Section 3.12(a) of the Company Disclosure Schedule is an accurate, true and complete listing of all Company Registered IP.

(b) Section 3.12(b) of the Company Disclosure Schedule accurately identifies all material Company Contracts pursuant to which Company IP Rights are licensed to the Company or any of its Subsidiaries (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company’s or any of its Subsidiaries’ products or services, (B) any Intellectual Property licensed on a non-exclusive basis ancillary to the purchase or use of equipment, reagents or other materials, (C) any confidential information provided under confidentiality agreements and (D) agreements between Company and its employees in Company’s standard form thereof).

(c) Section 3.12(c) of the Company Disclosure Schedule accurately identifies each Company Contract pursuant to which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP Rights (other than (i) any confidential information provided under confidentiality agreements and (ii) any Company IP Rights non-exclusively licensed to academic collaborators, suppliers or service providers for the sole purpose of enabling such academic collaborator, supplier or service providers to provide services for the Company’s benefit or in the case of academic institutions, to perform research).

(d) Neither the Company nor any of its Subsidiaries is bound by, and no Company IP Rights that are owned by the Company or any of its Subsidiaries are subject to, any Company Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company or any of its Subsidiaries to use, exploit, assert, or enforce anywhere in the world any Company IP Rights that are owned by the Company or any of its Subsidiaries.

(e) The Company or one of its Subsidiaries exclusively owns all right, title, and interest to and in Company IP Rights (other than (i) Company IP Rights licensed to the Company or one of its Subsidiaries each as identified in Section 3.12(c) of the Company Disclosure Schedule, (ii) Company IP Rights that are jointly owned by the Company or one of its Subsidiaries and another Person as identified in Section 3.12(e) of the Company Disclosure Schedule, (iii) any non-customized software that (A) is licensed to the Company or any of its Subsidiaries solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company’s or any of its Subsidiaries’ products or services and (iv) any Intellectual Property licensed on a non-exclusive basis ancillary to the purchase or use of equipment, reagents or other materials), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing:

(i) All documents and instruments necessary to register or apply for or renew registration of Company Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority.

(ii) Each Person who is or was an employee or contractor of the Company or any of its Subsidiaries and who is or was involved in the creation or development of any Company IP Rights purported to be owned by the Company has signed a valid, enforceable agreement containing a present assignment of such Intellectual Property to the Company or such Subsidiary and confidentiality provisions protecting trade secrets and confidential information of the Company and its Subsidiaries.

(iii) To the Knowledge of the Company, no current or former stockholder, officer, director, or employee of the Company or any of its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Company IP Rights purported to be owned by the Company. To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or such Subsidiary or (b) in breach of any Contract with any former employer or other Person concerning Company IP Rights purported to be owned by the Company or confidentiality provisions protecting trade secrets and confidential information comprising Company IP Rights purported to be owned by the Company.

(iv) No funding, facilities, or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company IP Rights in which the Company or any of its Subsidiaries has an ownership interest.

(v) The Company and each of its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that the Company or such Subsidiary holds, or purports to hold, as confidential or a trade secret.

(vi) Neither the Company nor any of its Subsidiaries has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Company IP Rights to any other Person.

(vii) The Company IP Rights constitute all material Intellectual Property necessary for the Company and its Subsidiaries to conduct its business as currently conducted and planned to be conducted.

(f) The Company has delivered or made available to Parent, a complete and accurate copy of all Company IP Rights Agreements. With respect to each of the material Company IP Rights Agreements: (i) each such agreement is valid, binding on, enforceable against the Company or its Subsidiaries, as applicable, in accordance with its terms, subject to the Enforceability Exceptions, (ii) the Company has not received any written notice of termination or cancellation under such agreement, or received any written notice of breach or default under such agreement, which breach has not been cured or waived and (iii) neither the Company nor its Subsidiaries, and to the Knowledge of the Company, no other party to any such agreement, is in breach or default thereof in any material respect.

(g) The manufacture, marketing, license, sale, offering for sale, importation, use or intended use or other disposal of any product or technology as currently licensed or sold or under development by the Company or any of its Subsidiaries (i) does not violate any Company Material Contract between Company or its Subsidiaries and any third party, and (ii) does not infringe or misappropriate any valid and issued Patent right of any other Person, other than any Company Registered IP licensed to Parent by any other Person, which infringement or misappropriation would reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no third party is infringing upon any Patents owned by Company within the Company IP Rights or is in violation of any Company Material Contract with the Company or its Subsidiaries under which Company has out-licensed any Company IP Rights.

(h) As of the date of this Agreement, Company is not a party to any Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity ownership or right to use, sell, offer for sale, license or dispose of any Company Registered IP. Neither the Company nor any of its Subsidiaries has received any written notice asserting that Company or any of its Subsidiaries have infringed, misappropriated or otherwise violated any Intellectual

Property of any Person. None of the Company IP Rights is subject to any outstanding order of, judgment of, decree of or agreement with any Governmental Authority that limits the ability of the Company to exploit any Company IP Rights.

(i) Each item of Company IP Rights that is Company Registered IP owned by the Company or any of its Subsidiaries is and at all times has been filed and maintained in compliance with all applicable Law and all filings, payments, and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been made by the applicable deadline. To the Knowledge of the Company, all Company Registered IP that is issued or granted is valid and enforceable.

(j) No trademark (whether registered or unregistered) or trade name owned, used, or applied for by the Company or any of its Subsidiaries conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which the Company or any of its Subsidiaries has or purports to have an ownership interest has been impaired as determined by the Company or any of its Subsidiaries in accordance with GAAP.

(k) Except as set forth in Sections 3.12(b) or 3.12(c) of the Company Disclosure Schedule or as contained in license, distribution and service agreements entered into in the Ordinary Course of Business by Company (i) neither the Company nor any of its Subsidiaries is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any infringement, misappropriation, or similar claim relating to Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole and (ii) neither the Company nor any of its Subsidiaries has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential Liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

(l) Neither the Company nor any of its Subsidiaries is party to any Company IP Rights Contract that, as a result of such execution, delivery and performance of this Agreement, will cause the grant to any third party of any license or other right to any Company IP Rights, result in breach of, default under or termination of such Contract with respect to any Company IP Rights, or impair the right of the Company or the Surviving Corporation and its Subsidiaries to use, sell or license or enforce any Company IP Rights or portion thereof, except for the occurrence of any such grant or impairment that would not individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

3.13 Agreements, Contracts and Commitments. Section 3.13 of the Company Disclosure Schedule identifies each Company Contract that is in effect as of the date of this Agreement and is:

(i) a material contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act;

(ii) a Contract to which the Company is a party or by which any of its assets and properties is currently bound, which, pursuant to the express terms thereof, require annual obligations of payment by, or annual payments to, the Company in excess of $2,500,000;

(iii) a Contract requiring payments by the Company after the date of this Agreement in excess of $300,000 pursuant to its express terms relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or individual independent contractor, providing employment related, consulting or independent contractor services, not terminable by the Company or its Subsidiaries on ninety (90) calendar days’ or less notice without liability, except to the extent general principles of wrongful termination Law may limit the Company’s, its Subsidiaries or such successor’s ability to terminate employees at will;

(iv) each Company Contract relating to any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which could be increased, or the vesting of benefits of which could be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of service), or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(v) a Company Real Estate Lease;

(vi) a Contract disclosed in or required to be disclosed in Section 3.12(b) or Section 3.12(c) of the Company Disclosure Schedule;

(vii) a Contract containing (A) any covenant limiting the freedom of the Company, its Affiliates or the Surviving Corporation to engage in any line of business or compete with any Person, or limiting the development, manufacture or distribution of the Company’s products or services or (B) any grant of any option to any Intellectual Property rights;

(viii) a Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company or its Affiliates in connection with the Contemplated Transactions;

(ix) each Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $200,000 or creating any material Encumbrances with respect to any assets of the Company or any of its Subsidiaries or any loans or debt obligations with officers or directors of the Company;

(x) a Contract under which a third party would be entitled to receive a license or have any other rights in Intellectual Property of the Company, Parent or any of their Affiliates at the time of or immediately after the Effective Time; or

(xi) a Contract, plan, program, or policy providing for severance, termination compensation, retention or stay pay, change in control payments, or transaction-based bonuses.

The Company has delivered or made available to the Parent accurate and complete copies of all Contracts to which the Company is a party or by which it is bound of the type described in clauses (i)-(xi) of the immediately preceding sentence (any such Contract, a “Company Material Contract”), including all amendments thereto. Neither the Company nor any if Subsidiaries has, nor to the Company’s Knowledge as of the date of this Agreement, has any other party to a Company Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Company Material Adverse Effect. As to the Company and its Subsidiaries, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to change, any material amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract.

3.14 Compliance; Permits; Restrictions.

(a) The Company and each of its Subsidiaries are, and since January 1, 2023, have complied in all material respects with, are not in violation in any material respect of, and have not received any written notices of violation with respect to, applicable Law.

(b) The Company and each of its Subsidiaries are and, since January 1, 2023, have been in compliance in all material respects with all Health Care Laws applicable to the Company. Since January 1, 2023, the Company has not received any notice alleging any material violation with respect to any applicable Health Care Laws. There are no restrictions upon the Company and any of its Subsidiaries that have resulted from conduct in violation of any Health Care Law.

(c) The Company and each of its Subsidiaries are not currently and have not, since January 1, 2023, been: (i) a party to the terms of a corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order, or similar agreement imposed by the Office of Inspector General of the Department of Health and Human Services or any other Governmental Authority; (ii) subject of any pending third party audit, other than routine customer audits, or investigation; (iii) named as a defendant in any action under the federal False Claims Act or any state equivalent; or (iv) the subject to any search warrant, subpoena, or civil investigative demand from any Governmental Authority with respect to any alleged violation of Law by the Company, and no such enforcement, regulatory or administrative proceeding is pending or threatened.

(d) The Company product candidates are being, and, since January 1, 2023, have been, developed, tested, manufactured, labeled, distributed and stored, as applicable, in compliance with the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) and Public Health Service Act (42 U.S.C. § 262 et seq.), as amended, and applicable regulations promulgated by the U.S. Food and Drug Administration (“FDA”) and comparable applicable Laws outside of the United States, including those requirements relating to current good manufacturing practices, good laboratory practices and good clinical practices, as applicable, except in each case as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the extent the foregoing representation and warranty is made with respect to activities conducted by third parties, such representation and warranty is made solely to the Knowledge of the Company.

(e) Since January 1, 2023, the Company has not (i) made an untrue statement of a material fact or a fraudulent statement to the FDA, (ii) failed to disclose a material fact required to be disclosed to the FDA or (iii) failed to make a statement to the FDA, in each such case, related to the business of the Company, that, at the time such statement was made or such disclosure or statement was not made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any Governmental Authority to invoke any similar policy, except for any act or statement or failure to make a statement that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2023, the Company and any of its directors, officers, employees, or to the Knowledge of the Company, its contractors, have not been excluded from participation in any Federal Health Care Program or, to the Knowledge of the Company, engaged in any conduct for which the Company or any of its directors, officers, employees, or contractors could be excluded from participating in any Federal Health Care Program under 42 U.S.C. 1320a-7.

(f) The Company and its Subsidiaries hold the respective licenses, certificates, clearances, approvals, permits or other authorizations or registrations set forth in Section 3.14(f) of the Company Disclosure Schedule (the “Scheduled Permits”). The Scheduled Permits represent all the licenses, certificates, clearances, approvals, permits or other authorizations or registrations required for the Company to comply in all material respects with all Laws, including Health Care Laws, and all such Scheduled Permits are valid and in full force and effect. The Company and its Subsidiaries have not received any written notice or other written communication or, to the Knowledge of the Company, any oral notice or other oral communication, from any Governmental Authority regarding (i) any actual or possible violation of applicable Law or any Scheduled Permit or any failure to comply with any term or requirement of any Scheduled Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Scheduled Permit.

3.15 Legal Proceedings; Orders.

(a) Except as set forth in Section 3.15 of the Company Disclosure Schedule, there is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves the Company or any of its Subsidiaries, any Company Associate (in his or her capacity as such) or any of the material assets owned or used by the Company or its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) There is no Order to which the Company or any of its Subsidiaries, or any of the material assets owned or used by the Company or any of its Subsidiaries, is subject. To the Knowledge of the Company, no officer or other Key Employee of the Company or any of its Subsidiaries is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any of its Subsidiaries or to any material assets owned or used by the Company or any of its Subsidiaries.

3.16 Tax Matters.

(a) The Company and each of its Subsidiaries have timely filed (taking into account automatic extensions of time to file) all federal income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Law. Subject to exceptions as would not be material, no written claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any such Subsidiary is subject to taxation by that jurisdiction.

(b) All material Taxes due and owing by the Company and each of its Subsidiaries (whether or not shown on any Tax Return) have been paid. Since the date of the Company Audited Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice, other than in connection with the transactions contemplated by this Agreement.

(c) The Company and each of its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d) There are no Encumbrances for material Taxes (other than Permitted Encumbrances) upon any of the assets of the Company or any of its Subsidiaries.

(e) No deficiencies for material Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries (or any of their predecessors) has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(f) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the five-year period ending on the Closing Date.

(g) Neither the Company nor any of its Subsidiaries is a party to any material Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than customary Contracts entered into in the Ordinary Course of Business, including with vendors, customers, lenders, or landlords, the principal subject matter of which is not Taxes.

(h) Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is the Company). Neither the Company nor any of its Subsidiaries has any material Liability for the Taxes of any Person (other than the Company and any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law) or as a transferee or successor.

(i) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(j) Neither the Company nor any of its Subsidiaries has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(k) Neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(l) The Company is not an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(m) Neither the Company nor any of its Subsidiaries, has taken or agreed to take, any action that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Notwithstanding anything herein to the contrary, this Section 3.16 and, to the extent it relates to Taxes, Section 3.16, contain the sole representations concerning Taxes of the Company and its Subsidiaries.

3.17 Employee and Labor Matters; Benefit Plans.

(a) The employment of each of the Company’s and any of its Subsidiaries’ employees is terminable by the Company or the applicable Subsidiary at will. To the Knowledge of the Company, no officer or Key Employee of the Company or any of its Subsidiaries intends to terminate his or her employment with the Company or the applicable Subsidiary.

(b) Neither the Company nor any of its Subsidiaries is a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing or, to the Knowledge of the Company, purporting to represent or seeking to represent any employees of the Company or its Subsidiaries.

(c) Section 3.17(c) of the Company Disclosure Schedule lists all Company Employee Plans. True, complete and correct copies of the following documents, with respect to each Company Employee Plan, where applicable, have previously been made available to Parent: (i) all documents embodying or governing such Company Employee Plan (or for unwritten Company Employee Plans a written description of the material terms of such Company Employee Plan) and any funding medium for the Company Employee Plan; (ii) the most recent IRS determination or opinion letter; (iii) the most recently filed Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; (vi) the last three (3) years of non-discrimination testing results; and (vii) all non-routine correspondence to or from any governmental agency.

(d) Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter with respect to such qualified status from the IRS.

To the Knowledge of the Company, nothing has occurred that would reasonably be expected to materially and adversely affect the qualified status of any such Company Employee Plan or the exempt status of any related trust or require corrective action to the IRS or Employee Plan Compliance Resolution System to maintain such qualification.

(e) Each Company Employee Plan has been established, administered, maintained and operated in compliance, in all material respects, with its terms and all applicable Law, including the Code, ERISA, and the Affordable Care Act. No Legal Proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan. All payments and/or contributions required to have been made with respect to all Company Employee Plans either have been made or have been accrued in accordance with the terms of the applicable Company Employee Plan and applicable Law. The Company Employee Plans satisfy in all material respects the minimum coverage, affordability and non-discrimination requirements under the Code. No Company Employee Plan is, or within the past six (6) years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program.

(f) Neither the Company nor any of its ERISA Affiliates has ever maintained, contributed to, or been required to contribute to (i) any employee benefit plan that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any Multiple Employer Plan, or (v) any Multiple Employer Welfare Arrangement. Neither the Company nor any of its ERISA Affiliates has ever incurred any Liability under Title IV of ERISA that has not been paid in full.

(g) No Company Employee Plan provides for medical or other welfare benefits beyond termination of service or retirement, other than pursuant to (i) COBRA or an analogous state Law requirement or (ii) continuation coverage through the end of the month in which such termination or retirement occurs. Neither the Company nor any of its Subsidiaries sponsors or maintains any self-funded medical or long-term disability employee benefit plan. No Company Employee Plan is subject to any Law of a foreign jurisdiction outside of the United States.

(h) All Company Equity Awards issued or granted by the Company are either not subject to or otherwise comply with the requirements of Code Section 409A. Each Company Employee Plan that constitutes in any part a “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) (each, a “Company 409A Plan”) complies in all material respects, in both form and operation, with the requirements of Code Section 409A and the guidance thereunder. No payment to be made under any Company 409A Plan is or, when made in accordance with the terms of the Company 409A Plan, will be subject to the penalties of Code Section 409A(a)(1).

(i) The Company and each of its Subsidiaries is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, Tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, work authorization and immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to the employees of the Company and its Subsidiaries: (i) has withheld and reported all material amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (iii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no actions, suits, claims or administrative matters pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to any employee, employment agreement, Company Employee Plan (other than routine claims for benefits) or other labor or employment matter. To the Knowledge of the Company, there are no pending, threatened claims or actions against the Company, any of its Subsidiaries, any Company trustee or any trustee of any Subsidiary under any workers’ compensation policy or long-term disability policy. Neither the Company nor any Subsidiary thereof is a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, or local agency or Governmental Authority with respect to employment practices.

(j) Neither the Company nor any of its Subsidiaries has any material Liability with respect to any misclassification since January 1, 2023: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer or (iii) any employee currently or formerly classified as exempt from overtime wages. Neither the Company nor any of its Subsidiaries has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any Liability or obligation under the WARN Act or any similar state or local law that remains unsatisfied.

(k) There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, affecting the Company or any of its Subsidiaries. No event has occurred within the past six (6) months, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(l) Neither the Company nor any of its Subsidiaries is, nor has the Company or any of its Subsidiaries been, engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Company Associate, including charges of unfair labor practices or discrimination complaints.

(m) There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party or by which it is bound to compensate any of its employees for excise Taxes paid pursuant to Section 4999 or Section 409A of the Code.

(n) Neither the Company nor any of its Subsidiaries is a party to any Contract that could, due to the Merger (either alone or in conjunction with any other event) (i) result in the payment of any “parachute payment” within the meaning of Section 280G of the Code or (ii) (A) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any current or former employee, officer, director or other service provider of the Company or any of its Subsidiaries, (B) entitle any current or former employee, officer, director or other individual service provider of the Company or Subsidiaries (or any dependent or beneficiary thereof) to any payment of compensation or benefits (whether in cash, property or the vesting of property) or (C) restrict the ability to merge, amend or terminate any Company Employee Plan.

(o) Neither the Company nor any of its Subsidiaries is a government contractor or subcontractor for any purposes of any Law with respect to the terms and conditions of employment.

3.18 Environmental Matters. Since January 1, 2023, the Company and each of its Subsidiaries has complied with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Company Material Adverse Effect. Neither the Company nor any of its

Subsidiaries has received since January 1, 2023, any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries is not in compliance with any Environmental Law and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s or any of its Subsidiaries’ compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company: (i) no current or prior owner of any property leased or controlled by the Company or any of its Subsidiaries has received since January 1, 2023, any written notice or other communication relating to property owned or leased at any time by the Company or any of its Subsidiaries, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company or any of its Subsidiaries is not in material compliance with or violated in any material respect any Environmental Law relating to such property and (ii) neither the Company nor any of its Subsidiaries has any material Liability under any Environmental Law.

3.19 Insurance. The Company has made available to Parent accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, Liabilities and operations of the Company and each of its Subsidiaries. Each of such insurance policies is in full force and effect and the Company and each of its Subsidiaries are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers or as otherwise set forth in Section 3.19 of the Company Disclosure Schedule, since January 1, 2023, neither the Company nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Company and each of its Subsidiaries have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against the Company or any of its Subsidiaries for which the Company or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company or any of its Subsidiaries of its intent to do so.

3.20 No Financial Advisors. Other than Oberon Securities, LLC, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

3.21 Transactions with Affiliates. Section 3.21 of the Company Disclosure Schedule describes any material transactions or relationships, since January 1, 2023, between, on one hand, the Company or any of its Subsidiaries and, on the other hand, any (a) executive officer or director of the Company or any of its Subsidiaries or any of such executive officer’s or director’s immediate family members, (b) owner of more than five percent (5%) of the voting power of the outstanding Company Capital Stock or (c) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company or its Subsidiaries) in the case of each of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

3.22 Privacy and Data Security. The Company has complied in all material respects with all applicable Privacy Laws. No claims have been asserted or threatened against the Company by any Person alleging a violation of Privacy Laws, and the Company has not received any Order or other written notification from a Governmental Authority regarding non-compliance or violation of any Privacy Laws. The Company maintains reasonable physical, technical, and administrative security measures and policies designed to protect its information technology systems (“Company Systems”) and Personal Data collected, accessed, stored, used and/or disclosed by or on behalf of the Company from and against unlawful, accidental or unauthorized collection, access, storage, use, disclosure, destruction, loss, modification and/or unavailability (“Security Incidents”). There have been no Security Incidents. The Company has not notified, and has not been required to notify, any

Governmental Authority or Person of any Security Incidents. There are no pending or threatened Legal Proceedings related to Privacy Laws or Security Incidents. There has been no unauthorized access, use, intrusion or breach of security, or material failure, breakdown, performance reduction or other adverse event affecting any Company Systems that has caused any: (a) substantial disruption of or interruption in or to the use of such Company Systems; (b) material Loss to the Company or its operations; or (c) material Liability of any kind to the Company. The Company has implemented and maintains commercially reasonable backup and data recovery, disaster recovery and business continuity plans and procedures designed to reduce the risk of material error, interruption, breakdown, and failure of Company Systems.

3.23 Opinion of Financial Advisor. The Company Special Committee has received an opinion of Oberon Securities, LLC, to the effect that, as of May 21, 2025 and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the Company. It is agreed and understood that such opinion is for the benefit of the Company Special Committee and may not be relied upon by Parent. The Company will make available to Parent signed copies of such opinion as soon as possible following the date of this Agreement. Such opinion has not been withdrawn, revoked or otherwise modified.

3.24 No Other Representations or Warranties. The Company hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither Parent nor any other person on behalf of Parent makes any express or implied representation or warranty with respect to Parent or with respect to any other information provided to the Company, any of its Subsidiaries or stockholders or any of their respective Affiliates in connection with the transactions contemplated hereby.

Section 4 Representations and Warranties of Parent and Merger Sub.

Except (i) as set forth in the written disclosure schedule delivered by Parent to the Company (the “Parent Disclosure Schedule”) or (ii) as disclosed in the Parent SEC Documents filed with the SEC on or before the day that is one (1) Business Day prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (A) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the day that is one (1) Business Day prior to the date hereof and (B) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in the Parent SEC Documents shall not be deemed disclosed for purposes of Sections 4.1, 4.2, 4.3, 4.5 (except to the extent a Parent Material Contract was filed as an exhibit to any of the Parent SEC Documents), and 4.6, Parent and Merger Sub represent and warrant to the Company as follows:

4.1 Due Organization; Subsidiaries.

(a) Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.

(b) Parent is licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Parent Material Adverse Effect.

(c) Parent has no Subsidiaries other than Merger Sub and Parent does not own any Equity Securities of, or any equity ownership or profit-sharing interest of any nature in, or control directly or indirectly, any other Entity other than Merger Sub. Parent is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Parent has not agreed and is not obligated to make, nor is Parent bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Parent has not, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

4.2 Organizational Documents. Parent has delivered to the Company accurate and complete copies of Parent’s Organizational Documents. Parent is not in breach or violation of its Organizational Documents in any material respect.

4.3 Authority; Binding Nature of Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Parent Contemplated Transactions and Merger Sub Contemplated Transactions, as applicable. The Parent Board has: (a) determined that the Parent Contemplated Transactions are fair to, advisable and in the best interests of Parent and its stockholders, (b) approved and declared advisable this Agreement and the Parent Contemplated Transactions, (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Parent vote to approve the Parent Share Issuance. The Merger Sub Board (by unanimous written consent) has: (x) determined that the Merger Sub Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder, (y) deemed advisable and approved this Agreement and the Merger Sub Contemplated Transactions and (z) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that Parent, as the sole stockholder of Merger Sub vote to adopt this Agreement and thereby approve Merger. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions. Prior to the execution of the Parent Stockholder Support Agreements, the Parent Board approved the Parent Stockholder Support Agreements and the transactions contemplated thereby.

4.4 Vote Required. The affirmative vote of a majority of the votes cast by holders of shares of Parent Common Stock present in person or represented by proxy and entitled to vote at the Parent Stockholder Meeting in favor of the Parent Share Issuance (the “Required Parent Stockholder Vote”) is the only vote of the holders of any class or series of Parent Capital Stock or any other Equity Securities of Parent necessary to approve the Parent Share Issuance.

4.5 Non-Contravention; Consents.

(a) Subject to obtaining the Required Parent Stockholder Vote and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by Parent or Merger Sub, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Parent or Merger Sub;

(ii) contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which Parent or any of the assets owned or used by Parent, is subject;

(iii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Parent Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any such Parent Material Contract, (C) accelerate the maturity or performance of any Parent Material Contract or (D) cancel, terminate or modify any term of any Parent Material Contract, except in the case of any non-material breach, default, penalty or modification; or

(v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Parent (except for Permitted Encumbrances).

(b) Except for (i) any Consent set forth on Section 4.5 of the Parent Disclosure Schedule, (ii) the Required Parent Stockholder Vote, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, Parent was not, is not, and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

(c) The Parent Board and the Merger Sub Board have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Parent Stockholder Support Agreements and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the Parent Stockholder Support Agreements or any of the other Contemplated Transactions.

4.6 Capitalization.

(a) The authorized Parent Capital Stock consists of (i) 20,000,000 shares of Parent Common Stock, par value $0.001 per share, all of which are entitled to vote and of which 2,750,735 shares have been issued and are outstanding as of March 12, 2025 (the “Capitalization Date”) and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share (the “Parent Preferred Stock”), of which 0 shares have been issued and are outstanding as of the Capitalization Date. Parent holds 1,283,150 shares of its capital stock in its treasury.

(b) All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and are free of any Encumbrances. None of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Parent Common Stock is subject to any right of first refusal in favor of Parent. Except as contemplated herein or as listed on Section 4.6(b) of the Parent Disclosure Schedule, there is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Parent Common Stock. Parent is not under any obligation, nor is Parent bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other Equity Securities. Section 4.6(b) of the Parent Disclosure Schedule accurately and completely describes all repurchase rights held by Parent with respect to shares of Parent Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

(c) Except for the Hudson Global, Inc. Long Term Incentive Plan (as amended, the “Parent LTIP”), the Hudson Global, Inc. Amended and Restated Director Deferred Share Plan (as amended, the “Parent Director Plan”) and the Hudson Global, Inc. 2009 Incentive Stock and Awards Plan (as amended, the “Parent Stock Plan”, and collectively with the Parent LTIP and Parent Director Plan, the “Parent Stock Plans”) and the Hudson Global, Inc. Employee Stock Purchase Plan, which was suspended effective as of January 1, 2009, (as amended, the “Parent ESPP”), and except as set forth in Section 4.6(c) of the Parent Disclosure Schedule, Parent does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of December 31, 2024, Parent has reserved 482,111 shares of Parent Common Stock for issuance under the Parent Stock Plans, of which 0 shares have been issued and are currently outstanding, 0 shares have been reserved for issuance upon exercise of Parent Options, 418,215 shares have been reserved for issuance upon settlement of Parent RSUs, and 52,264 shares remain available for future issuance pursuant to the Parent Stock Plans. As of the date of this Agreement, Parent has reserved 11,632 shares of Parent Common Stock for future issuance pursuant to the Parent ESPP. Section 4.6(c) of the Parent Disclosure Schedule sets forth the following information with respect to each Parent Option and each Parent RSU outstanding as of the date of this Agreement, as applicable: (i) the name of the holder, (ii) the number of shares of Parent Common Stock subject to such Parent Option, and Parent RSU, in each case at the time of grant, (iii) the number of shares of Parent Common Stock subject to such Parent Option and Parent RSU, in each case as of the date of this Agreement, (iv) the exercise price of such Parent Option, (v) the date on which such Parent Option and Parent RSU was granted, (vi) the applicable vesting schedule, including any acceleration provisions and the number of vested and unvested shares as of the date of this Agreement, (vii) the date on which such Parent Option or Parent RSU expires and (viii) whether such Parent Option is intended to be an “incentive stock option” (as defined in the Code) or a non-qualified stock option. Except as set forth in Section 4.6(c) of the Parent Disclosure Schedule, no vesting of Parent Options or Parent RSUs will accelerate in connection with the closing of the Contemplated Transactions, except as contemplated by this Agreement. Accurate and complete copies of equity incentive plans pursuant to which Parent has equity-based awards, the forms of all award agreements evidencing such equity-based awards and evidence of stockholder approval of the Parent Stock Plans and any amendments thereto are included in the Parent SEC Documents.

(d) Except for the outstanding Parent Options and Parent RSUs or as set forth in Section 4.6(d) of the Parent Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other Equity Securities of Parent, (ii) outstanding Equity Security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other Equity Securities of Parent, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Parent is or may become obligated to sell or otherwise issue any shares of its capital stock or any other Equity Securities or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other Equity Securities of Parent. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Parent.

(e) All outstanding shares of Parent Common Stock, and all outstanding shares underlying Parent Options, Parent RSUs and other Equity Securities of Parent, including Equity Securities reserved pursuant to the Parent ESPP, have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

4.7 SEC Filings; Financial Statements.

(a) Parent has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports, schedules, exhibits and other documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since January 1, 2023 (the “Parent SEC Documents”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, to Parent’s Knowledge, as of the time they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the

Sarbanes-Oxley Act) relating to the Parent SEC Documents (collectively, the “Parent Certifications”) are accurate and complete and comply as to form and content with all applicable Laws. As used in this Section 4.7, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the Securities Act and the Exchange Act, as applicable, and the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (iii) fairly present, in all material respects, the financial position of Parent as of the respective dates thereof and the results of operations and cash flows of Parent for the periods covered thereby. Other than as expressly disclosed in the Parent SEC Documents filed prior to the date hereof, there has been no material change in Parent’s accounting methods or principles that would be required to be disclosed in Parent’s financial statements in accordance with GAAP. The books of account and other financial records of Parent and each of its Subsidiaries are true and complete in all material respects.

(c) Parent’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (ii) to the Knowledge of Parent, “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act and (iii) to the Knowledge of Parent, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d) Except as set forth in Section 4.7(d) of the Parent Disclosure Schedule, Parent has not received any comment letter from the SEC or the staff thereof or any correspondence from Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Parent Common Stock on Nasdaq. Parent has not disclosed any unresolved comments in the Parent SEC Documents.

(e) Since January 1, 2023, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, or general counsel of Parent, the Parent Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f) Except as set forth in Section 4.7(f) of the Parent Disclosure Schedule, Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of Nasdaq.

(g) Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Parent maintains records that in reasonable detail accurately and fairly reflect Parent’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Parent Board and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on Parent’s financial statements. Parent has evaluated the effectiveness of Parent’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q

(or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Parent has disclosed to Parent’s auditors and the Audit Committee of the Parent Board (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s or its Subsidiaries’ internal control over financial reporting. Except as disclosed in the Parent SEC Documents filed prior to the date hereof, Parent has not identified any material weaknesses in the design or operation of Parent’s internal control over financial reporting.

(h) Parent’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the Parent Certifications and such disclosure controls and procedures are reasonably effective. Parent has carried out the evaluation of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(i) As of the date hereof and as of the date of effectiveness of the Registration Statement, Parent qualifies as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K as promulgated under the Securities Act.

(j) Parent has not been and is not currently determined to be a “shell company” as defined under Section 12b-2 of the Exchange Act.

4.8 Absence of Changes. Except as set forth in Section 4.8 of the Parent Disclosure Schedule, between December 31, 2024 and the date of this Agreement, Parent has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Parent Material Adverse Effect or (b) action, event or occurrence that would have required consent of the Company pursuant to Section 5.1(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

4.9 Absence of Undisclosed Liabilities. Parent does not have any Liability of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the Parent Audited Balance Sheet, (b) normal and recurring current Liabilities that have been incurred by Parent since December 31, 2024 in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law), (c) Liabilities incurred in connection with the Contemplated Transactions and (d) Liabilities described in Section 4.9 of the Parent Disclosure Schedule.

4.10 Title to Assets. Parent owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all assets reflected in the Parent Audited Balance Sheet and (b) all other assets reflected in the books and records of Parent as being owned by Parent. All of such assets are owned or, in the case of leased assets, leased by Parent free and clear of any Encumbrances, other than Permitted Encumbrances.

4.11 Real Property; Leasehold. Except as listed in Section 4.11 of the Parent Disclosure Schedule, Parent does not own and has never owned any real property. Parent has made available to the Company (a) an accurate and complete list of all real properties with respect to which Parent directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Parent and (b) copies of all leases under which any such real property is possessed (the “Parent Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.

4.12 Intellectual Property.

(a) Section 4.12(a) of the Parent Disclosure Schedule is an accurate, true and complete listing of all Parent Registered IP.

(b) Section 4.12(b) of the Parent Disclosure Schedule accurately identifies (i) all material Parent Contracts pursuant to which Parent IP Rights are licensed to Parent (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Parent products or services, (B) any Intellectual Property licensed on a non-exclusive basis ancillary to the purchase or use of equipment, reagents or other materials, (C) any confidential information provided under confidentiality agreements and (D) agreements between Parent and its employees in Parent’s standard form thereof) and (ii) whether the license or licenses granted to Parent are exclusive or non-exclusive.

(c) Section 4.12(c) of the Parent Disclosure Schedule accurately identifies each Parent Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Parent IP Rights (other than (i) any confidential information provided under confidentiality agreements and (ii) any Parent IP Rights non-exclusively licensed to academic collaborators, suppliers or service providers for the sole purpose of enabling such academic collaborator, supplier or service providers to provide services for Parent’s benefit).

(d) Parent has delivered, or made available to the Company, a complete and accurate copy of all material Parent IP Rights Agreements.

(e) Neither the manufacture, marketing, license, offering for sale, sale, importation, use or intended use or other disposal of any product or technology as currently licensed or sold or under development by Parent, to the Knowledge of Parent, (i) violates any Parent Material Contract, nor (ii) infringes or misappropriates any valid and issued Patent right of any other Person, other than any Parent Registered IP licensed to Company by any other Person, which infringement or misappropriation would reasonably be expected to have a Parent Material Adverse Effect. To the Knowledge of Parent, no third party is infringing upon any Patents owned by Parent within the Parent IP Rights, or violating any license or agreement with Parent relating to any Parent IP Rights or is in violation of any Parent Material Contract under which Company has out-licensed any Parent IP Rights.

(f) As of the date of this Agreement, Parent is not a party to any Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, offer for sale, license or dispose of any Parent Registered IP. Parent has not received any written notice asserting that any Parent Registered IP or the proposed use, sale, offer for sale, license or disposition of any products, methods, or processes claimed or covered thereunder conflicts with or infringes or misappropriates or violates the rights of any other Person or that Parent or any of its Subsidiaries have otherwise infringed, misappropriated or otherwise violated any Intellectual Property of any Person.

(g) To the Knowledge of Parent, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by Parent conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person except as would not have a Parent Material Adverse Effect. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Parent has or purports to have an ownership interest has been impaired as determined by Parent in accordance with GAAP.

(h) Except as may be set forth in the Contracts listed on Sections 4.12(b) or 4.12(c) of the Parent Disclosure Schedule or as contained in license, distribution and service agreements entered into in the Ordinary Course of Business by Parent (i) Parent is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any infringement, misappropriation, or similar claim relating to Intellectual Property that is material to Parent and (ii) Parent has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential Liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

4.13 Agreements, Contracts and Commitments. Section 4.13 of the Parent Disclosure Schedule identifies each Parent Contract that is in effect as of the date of this Agreement and is:

(i) a material contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act;

(ii) a Contract to which Parent is a party or by which any of its assets and properties is currently bound, which, pursuant to the express terms thereof, require annual obligations of payment by, or annual payments to, Parent in excess of $2,500,000;

(iii) a Contract requiring payments by Parent or any of its Subsidiaries after the date of this Agreement in excess of $300,000 pursuant to its express terms relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or individual independent contractor, providing employment related, consulting or independent contractor services, not terminable by Parent or its Subsidiaries on ninety (90) calendar days’ or less notice without liability, except to the extent general principles of wrongful termination Law may limit Parent’s, its Subsidiaries’ or such successor’s ability to terminate employees at will;

(iv) each Parent Contract relating to any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which could be increased, or the vesting of benefits of which could be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of service), or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(v) a Parent Real Estate Lease or a Contract disclosed in or required to be disclosed in Section 4.12(b) or Section 4.12(c) of the Parent Disclosure Schedule;

(vi) a Contract containing (A) any covenant limiting the freedom of Parent, its Affiliates or the Surviving Corporation to engage in any line of business or compete with any Person, or limiting the development, manufacture or distribution of the Parent’s products or services or (B) any grant of any option to any Intellectual Property rights;

(vii) a Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Parent or its Affiliates in connection with the Contemplated Transactions;

(viii) each Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $200,000 or creating any material Encumbrances with respect to any assets of Parent or any of its Subsidiaries or any loans or debt obligations with officers or directors of Parent; or

(ix) a Contract under which a third party would be entitled to receive a license or have any other rights in Intellectual Property of the Company, Parent or any of their Affiliates at the time of or immediately after the Effective Time,; or

(x) a Contract, plan, program, or policy providing for severance, termination compensation, retention or stay pay, change in control payments, or transaction-based bonuses.

Parent has delivered or made available to the Company accurate and complete copies of all Contracts to which Parent is a party or by which it is bound of the type described in clauses (i)-(x) of the immediately preceding sentence (any such Contract, a “Parent Material Contract”), including all amendments thereto. Parent has not nor, to Parent’s Knowledge as of the date of this Agreement, has any other party to a Parent Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Parent Material Contract in such manner as would permit any other party to cancel or terminate any such Parent Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Parent Material Adverse Effect. As to Parent, as of the date of this Agreement, each Parent Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Parent Material Contract to change, any material amount paid or payable to Parent under any Parent Material Contract or any other material term or provision of any Parent Material Contract.

4.14 Compliance; Permits; Restrictions.

(a) Parent is, and since January 1, 2023, has complied in all material respects with, is not in violation in any material respect of, and has not received any written notices of violation with respect to, applicable Law.

(b) Parent is not currently and has not, since January 1, 2023, been: (i) a party to the terms of a corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order, or similar agreement imposed by the any Governmental Authority; or (ii) subject of any pending third party audit, other than routine customer audits, or investigation.

(c) Parent and its Subsidiaries hold the respective licenses, certificates, clearances, approvals, permits or other authorizations or registrations set forth in Section 4.14(c) of the Parent Disclosure Schedule (the “Parent Scheduled Permits”). The Parent Scheduled Permits represent all the licenses, certificates, clearances, approvals, permits or other authorizations or registrations required for Parent to comply in all material respects with all Laws, and all such Parent Scheduled Permits are valid and in full force and effect. Parent and its Subsidiaries have not received any written notice or other written communication, any oral notice or other oral communication, from any Governmental Authority regarding (i) any actual or possible violation of applicable Law or any Parent Scheduled Permit or any failure to comply with any term or requirement of any Parent Scheduled Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Parent Scheduled Permit.

4.15 Legal Proceedings; Orders.

(a) Except as set forth in Section 4.15 of the Parent Disclosure Schedule, there is no pending Legal Proceeding and, to the Knowledge of Parent, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Parent or any Parent Associate (in his or her capacity as such) or any of the material assets owned or used by Parent or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) There is no Order to which Parent, or any of the material assets owned or used by Parent is subject. To the Knowledge of Parent, no officer or other Key Employee of Parent is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Parent or to any material assets owned or used by Parent.

4.16 Tax Matters.

(a) Each of Parent and Merger Sub has timely filed (taking into account automatic extensions of time to file) all federal income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Law. Subject to exceptions as would not be material, no written claim has ever been made by a Governmental Authority in a jurisdiction where Parent does not file Tax Returns that Parent is subject to taxation by that jurisdiction.

(b) All material Taxes due and owing by Parent (whether or not shown on any Tax Return) have been paid. Since December 31, 2024, Parent has not incurred any material Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice, other than in connection with the transactions contemplated by this Agreement.

(c) Each of Parent and Merger Sub has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d) There are no Encumbrances for material Taxes (other than Permitted Encumbrances) upon any of the assets of Parent.

(e) No deficiencies for material Taxes with respect to Parent have been claimed, proposed or assessed by any Governmental Authority in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any Liability in respect of a material amount of Taxes of Parent. Parent has not waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(f) Parent is not a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than customary Contracts entered into in the Ordinary Course of Business, including with vendors, customers, lenders, or landlords, the principal subject matter of which is not Taxes.

(g) Parent has never been a (i) member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is Parent) or (ii) party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes. Parent does not have any Liability for the Taxes of any Person (other than Parent and Merger Sub) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law) or as a transferee or successor.

(h) Parent has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(i) Parent has not entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(j) Parent does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(k) Parent is not an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(l) Parent has not taken, or agreed to take, any action that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the Knowledge of Parent, no facts or circumstances exist that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Notwithstanding anything herein to the contrary, this Section 4.16 and, to the extent it relates to Taxes, Section 4.16, contain the sole representations concerning Taxes of Parent and its Subsidiaries.

4.17 Employee and Labor Matters; Benefit Plans.

(a) The employment of each of Parent’s and any of its Subsidiaries employees is terminable by Parent at will.

(b) Neither Parent or any of its Subsidiaries is a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing or, to the Knowledge of Parent, purporting to represent or seeking to represent any employees of Parent or its Subsidiaries.

(c) Section 4.17(c) of the Parent Disclosure Schedule lists all material Parent Employee Plans. True, complete and correct copies of the following documents, with respect to each Parent Employee Plan, where applicable, have previously been made available to the Company: (i) all documents embodying or governing such Parent Employee Plan (or for unwritten Parent Employee Plans a written description of the material terms of such Parent Employee Plan) and any funding medium for the Parent Employee Plan; (ii) the most recent IRS determination or opinion letter; (iii) the most recently filed Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; (vi) the last three (3) years of non-discrimination testing results; and (vii) all non-routine correspondence to and from any governmental agency.

(d) Each Parent Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter with respect to such qualified status from the IRS. To the Knowledge of Parent, nothing has occurred that would reasonably be expected to materially and adversely affect the qualified status of any such Parent Employee Plan or the exempt status of any related trust or require corrective action to the IRS or Employee Plan Compliance Resolution System to maintain such qualification.

(e) Each Parent Employee Plan has been established, administered, maintained and operated in compliance, in all material respects, with its terms and all applicable Law, including the Code, ERISA, and the Affordable Care Act. No Legal Proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Parent, threatened with respect to any Parent Employee Plan. All payments and/or contributions required to have been made with respect to all Parent Employee Plans either have been made or have been accrued in accordance with the terms of the applicable Parent Employee Plan and applicable Law. The Company Employee Plans satisfy in all material respects the minimum coverage, affordability and non-discrimination requirements under the Code. No Company Employee Plan is, or within the past six (6) years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program.

(f) Neither Parent nor any of its ERISA Affiliates has ever maintained, contributed to, or been required to contribute to (i) any employee benefit plan that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any Multiple Employer Plan, or (v) any Multiple Employer Welfare Arrangement. Neither Parent nor any of its ERISA Affiliates has ever incurred any Liability under Title IV of ERISA that has not been paid in full.

(g) Except as set forth in Section 4.17(g) of the Parent Disclosure Schedule, no Parent Employee Plan provides for medical or other welfare benefits beyond termination of service or retirement, other than pursuant to (i) COBRA or an analogous state Law requirement or (ii) continuation coverage through the end of the month in which such termination or retirement occurs. Neither Parent nor any of its Subsidiaries sponsors or maintains any self-funded medical or long-term disability benefit plan.

(h) No Parent Employee Plan is subject to any Law of a foreign jurisdiction outside of the United States.

(i) No Parent Options, Parent RSUs, or other equity-based awards issued or granted by Parent are subject to the requirements of Code Section 409A. Each Parent Employee Plan that constitutes in any part a “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) (each, a “Parent 409A Plan”) complies in all material respects, in both form and operation, with the requirements of Code Section 409A and the guidance thereunder. No payment to be made under any Parent 409A Plan is or, when made in accordance with the terms of the Parent 409A Plan, will be subject to the penalties of Code Section 409A(a)(1).

(j) Parent and each of its Subsidiaries is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, Tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, work authorization and immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to the employees of Parent and its Subsidiaries: (i) has withheld and reported all material amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (iii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no actions, suits, claims or administrative matters pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries relating to any employee, employment agreement, Parent Employee Plan (other than routine claims for benefits) or other labor or employment matter. To the Knowledge of Parent, there are no pending or threatened claims or actions against Parent, any of its Subsidiaries, any Parent trustee or any trustee of any Subsidiary under any workers’ compensation policy or long-term disability policy. Parent is not a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, or local agency or Governmental Authority with respect to employment practices.

(k) Neither Parent nor any of its Subsidiaries has any material Liability with respect to any misclassification since January 1, 2023: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer or (iii) any employee currently or formerly classified as exempt from overtime wages. Parent has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any Liability or obligation under the WARN Act or any similar state or local law that remains unsatisfied.

(l) There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, affecting Parent or any of its Subsidiaries. No event has occurred within the past six (6) months, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(m) Neither Parent nor any of its Subsidiaries is not, nor has Parent or any of its Subsidiaries been, engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Parent, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Parent Associate, including charges of unfair labor practices or discrimination complaints.

(n) There is no contract, agreement, plan or arrangement to which Parent or any of its Subsidiaries is a party or by which it is bound to compensate any of its employees for excise Taxes paid pursuant to Section 4999 or Section 409A of the Code.

(o) Neither Parent nor any of its Subsidiaries is a party to any Contract that could, due to the Merger (either alone or in conjunction with any other event) (i) result in the payment of any “parachute payment” within the meaning of Section 280G of the Code or (ii) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any current or former employee, officer, director or other service provider of Parent or any of its Subsidiaries.

4.18 Environmental Matters. Since January 1, 2023, Parent has complied with all applicable Environmental Laws, which compliance includes the possession by Parent of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Parent Material Adverse Effect. Parent has not received since January 1, 2023, any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that Parent is not in compliance with any Environmental Law, and, to the Knowledge of Parent, there are no circumstances that may prevent or interfere with Parent’s compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Parent Material Adverse Effect. To the Knowledge of Parent: (i) no current or prior owner of any property leased or controlled by Parent has received since January 1, 2023, any written notice or other communication relating to property owned or leased at any time by Parent, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or Parent is not in material compliance with or violated in any material respect any Environmental Law relating to such property and (ii) Parent has no material Liability under any Environmental Law.

4.19 Insurance. Parent has made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, Liabilities and operations of Parent. Each of such insurance policies is in full force and effect and Parent is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2023, Parent has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Parent has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against Parent for which Parent has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Parent of its intent to do so.

4.20 Transactions with Affiliates. Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, since the date of Parent’s last Form 10-K filed in 2025 with the SEC, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section 4.20 of the Parent Disclosure Schedule identifies each Person who is (or who may be deemed to be) an Affiliate of Parent as of the date of this Agreement.

4.21 No Financial Advisors. Other than Houlihan Lokey Capital, Inc., no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Parent.

4.22 Valid Issuance. The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

4.23 Privacy and Data Security. Parent and its Subsidiaries have complied in all material respects with all applicable Privacy Laws and the applicable terms of any Parent Contracts relating to privacy, security, collection or use of Personal Data of any individuals (including clinical trial participants, patients, patient family members, caregivers or advocates, physicians and other health care professionals, clinical trial investigators, researchers, pharmacists) that interact with Parent or any of its Subsidiaries in connection with the operation of Parent’s and its Subsidiaries’ business. To the Knowledge of Parent, Parent has implemented and maintains reasonable Privacy Policies and has complied with its Privacy Policies, except for such noncompliance as has not to the Knowledge of Parent had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the Knowledge of Parent, as of the date hereof, no claims have been asserted or threatened against Parent by any Person alleging a violation of Privacy Laws, Privacy Policies and/or the applicable terms of any Parent Contracts relating to privacy, security, collection or use of Personal Data of any individuals. To the Knowledge of Parent, there have been no data Security Incidents, Personal Data breaches or other adverse events or incidents related to Personal Data of any individuals (including clinical trial participants) or Parent data in the custody or control of Parent or any service provider acting on behalf of Parent, in each case where such incident, breach or event would result in a notification obligation to any Person under applicable law or pursuant to the terms of any Parent Contract.

4.24 Opinion of Financial Advisor. The Parent Special Committee has received an opinion of Houlihan Lokey Capital, Inc., to the effect that, as of May 21, 2025 and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Exchange Ratio in the Merger pursuant to this Agreement is fair, from a financial point of view, to Parent. It is agreed and understood that such opinion is for the benefit of the Parent Special Committee and may not be relied upon by the Company. Parent will make available to the Company signed copies of such opinion as soon as possible following the date of this Agreement. As of the date hereof, such opinion has not been withdrawn, revoked or otherwise modified.

4.25 No Other Representations or Warranties. Parent hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither the Company nor any of its Subsidiaries nor any other person on behalf of the Company or its Subsidiaries makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided to Parent, Merger Sub or stockholders or any of their respective Affiliates in connection with the transactions contemplated hereby.

Section 5 Certain Covenants of the Parties.

5.1 Operation of Parent’s Business.

(a) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.1(a) of the Parent Disclosure Schedule, (iii) as required by applicable Law, or (iv) unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 10.1 and the Effective Time (the “Pre-Closing Period”), Parent shall, subject to Section 5.1(b), use commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business and in material compliance with all applicable Law and the requirements of all Contracts that constitute Parent Material Contracts.

(b) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.1(b) of the Parent Disclosure Schedule, (iii) as required by applicable Law, or (iv) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Parent shall not:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of Parent Capital Stock or repurchase, redeem or otherwise reacquire any shares of Parent Capital Stock or other Equity Securities (except for shares of Parent Common Stock from terminated employees, directors or consultants of Parent);

(ii) sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any capital stock or other Equity Security (except for Parent Common Stock issued upon the valid exercise or settlement of outstanding Parent Options or Parent RSUs as applicable, and shares of Parent Common Stock issuable under the Parent ESPP), (B) any option, warrant or right to acquire any capital stock or any other Equity Security or (C) any instrument convertible into or exchangeable for any capital stock or other Equity Security of Parent;

(iii) other than in the Ordinary Course of Business, form any Subsidiary (other than Merger Sub) or acquire any Equity Securities or other interest in any other Entity or enter into a joint venture with any other Entity;

(iv) except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(v) (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, other than in the Ordinary Course of Business, (C) guarantee any debt securities of others or (D) make any capital expenditure or commitment in excess of $250,000;

(vi) other than in the Ordinary Course of Business or as required under the terms of any Parent Employee Plan or applicable Law: (A) adopt, establish or enter into any Parent Employee Plan, (B) cause or permit any Parent Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, (C) pay any material bonus or make any profit-sharing or similar payment to (except with respect to obligations pursuant to any Parent Employee Plan), or, other than an employee newly hired in the Ordinary Course of Business and broad based increases in base compensation that are in the Ordinary Course of Business, increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its employees, directors or consultants or (D) increase the severance or change of control benefits offered to any Parent Associate;

(vii) hire any employee with a salary greater than $200,000;

(viii) enter into any material transaction outside the Ordinary Course of Business;

(ix) acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(x) make, change or revoke any material Tax election, file any amendment making any material change to any Tax Return or adopt or change any material accounting method in respect of Taxes, enter into any Tax closing agreement, settle any income or other material Tax claim or assessment, submit any voluntary disclosure application, enter into any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than customary Contracts entered into in the Ordinary Course of Business, including with vendors, customers, lenders, or landlords, the principal subject matter of which is not Taxes, or consent to any extension or waiver of the limitation period applicable to or relating to any Tax claim or assessment, other than any such extension or waiver that is obtained in the Ordinary Course of Business;

(xi) other than in the Ordinary Course of Business, enter into, amend or terminate any Parent Material Contract;

(xii) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(xiii) sell, assign, transfer, license, sublicense or otherwise dispose of any material Company IP Rights (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

(xiv) initiate or settle any Legal Proceeding or other claim or dispute involving or against Parent in excess of $250,000 in the aggregate; or

(xv) agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent prior to the Effective Time. Prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

5.2 Operation of the Company’s Business.

(a) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.2(a) of the Company Disclosure Schedule, (iii) as required by applicable Law, or (iv) unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period the Company shall, and shall cause its Subsidiaries to, subject to Section 5.2(b), use commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business and in material compliance with all applicable Law and the requirements of all Contracts that constitute Company Material Contracts.

(b) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.2(b) of the Company Disclosure Schedule, (iii) as required by applicable Law, or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Company shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock other than regular dividends on its shares of Company Preferred Stock; or repurchase, redeem or otherwise reacquire any shares of Company Capital Stock or other Equity Securities (except for shares of Company Common Stock from terminated employees, directors or consultants of the Company);

(ii) except as required to give effect to anything in contemplation of the Closing, amend any of its or its Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iii) sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any capital stock or other Equity Security of the Company or any of its Subsidiaries (except for shares of outstanding Company Common Stock issued upon the valid exercise of Company Equity Awards), (B) any option, warrant or right to acquire any capital stock or any other Equity Security or (C) any instrument convertible into or exchangeable for any capital stock or other Equity Security of the Company or any of its Subsidiaries;

(iv) form any Subsidiary or acquire any Equity Securities or other interest in any other Entity or enter into a joint venture with any other Entity;

(v) (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, other than in the Ordinary Course of Business, (C) guarantee any debt securities of others or (D) make any capital expenditure or commitment in excess of $250,000;

(vi) other than in the Ordinary Course of Business or as required under the terms of any Company Employee Plan or applicable law: (A) adopt, establish or enter into any Company Employee Plan, (B) cause or permit any Company Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, (C) pay any material bonus or make any profit-sharing or similar payment to (except with respect to obligations pursuant to any Company Employee Plan), or, other than to an employee newly hired in the Ordinary Course of Business and broad-based increases in base compensation that are in the Ordinary Course of Business, increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees or (D) increase the severance or change of control benefits offered to any current or new Company Associate;

(vii) hire any employee with a salary greater than $200,000;

(viii) enter into any material transaction outside the Ordinary Course of Business;

(ix) acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(x) sell, assign, transfer, license, sublicense or otherwise dispose of any material Company IP Rights (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

(xi) make, change or revoke any material Tax election, file any amendment making any material change to any Tax Return or adopt or change any material accounting method in respect of Taxes, enter into any Tax closing agreement, settle any income or other material Tax claim or assessment, submit any voluntary disclosure application, enter into any Tax allocation, Tax sharing or similar agreement (including indemnity agreements), other than customary Contracts entered into in the Ordinary Course of Business, including with vendors, customers, lenders, or landlords, the principal subject matter of which is not Taxes, or consent to any extension or waiver of the limitation period applicable to or relating to any Tax claim or assessment, other than any such extension or waiver that is obtained in the Ordinary Course of Business;

(xii) other than in the Ordinary Course of Business, enter into, amend or terminate any Company Material Contract;

(xiii) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(xiv) initiate or settle any Legal Proceeding or other claim or dispute involving or against the Company or any Subsidiary of the Company in excess of $250,000 in the aggregate; or

(xv) agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

5.3 Access and Investigation.

(a) Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable notice, Parent, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries, (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request and (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary. Any investigation conducted by either Parent or the Company pursuant to this Section 5.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party.

(b) Notwithstanding anything herein to the contrary in this Section 5.3, no access or examination contemplated by this Section 5.3 shall be permitted to the extent that it would require any Party or its Subsidiaries to waive the attorney-client privilege or attorney work product privilege, breach any agreement with any third party or violate any applicable Law; provided, that such Party or its Subsidiary (i) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver, (ii) shall provide to the other Party all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information) and (iii) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the other Party in order that all such information may be provided to the other Party without causing such violation or waiver.

(c) Each of the Parties hereby agree that no investigation by any of the Parties or their respective Representatives or information provided, made available or delivered pursuant to this Agreement shall affect the representations, warranties, covenants or agreements of any other party set forth herein.

5.4 No Solicitation.

(a) Each of Parent and the Company agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry, (ii) furnish any non-public information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry, (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 6.2 and Section 6.3), (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction or (vi) publicly propose to do any of the foregoing; provided, however, that, notwithstanding anything contained in this Section 5.4 and subject to compliance with this Section 5.4, prior to the approval of this Agreement by a Party’s stockholders (i.e., the Required Company Stockholder Vote, in the case of the Company and its Subsidiaries, or the Required Parent Stockholder Vote, in the case of Parent), such Party may, pursuant to an Acceptable Confidentiality Agreement, furnish non-public information regarding such Party and its Subsidiaries to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal by such Person which such Party’s board of directors determines in good faith, after consultation with such Party’s financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) neither such Party nor any Representative of such Party shall have breached this Section 5.4 in any material respect, (B) the board of directors of such Party concludes in good faith based on the advice of outside legal counsel that the failure to take such action would reasonably be expected to be inconsistent with the board of directors’ fiduciary duties under applicable Law, (C) prior to or concurrently with initially furnishing any such nonpublic information to, or entering into discussions with, such Person, such Party gives the other Party written notice of the identity of such Person and of such Party’s intention to furnish nonpublic information to, or enter into discussions with, such Person, (D) such Party receives from such Person an executed Acceptable Confidentiality Agreement and (E) prior to or concurrently with furnishing any such nonpublic information to such Person, such Party furnishes such nonpublic information to the other Party (to the extent such information has not been previously furnished by such Party to the other Party). Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party takes any action that, if taken by such Party, would constitute a breach of this Section 5.4 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 5.4 by such Party for purposes of this Agreement.

(b) If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than one (1) Business Day after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof), and provide the other Party with an unredacted copy of such Acquisition Proposal or Acquisition Inquiry. Such Party shall keep the other Party reasonably informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or material proposed modification thereto.

(c) Each Party shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and shall immediately (and in no event later than three (3) Business Days) request the destruction or return of any nonpublic information provided to such Person and terminate all physical and electronic data room access previously granted to such Persons (other than the Company and its Representatives). Parent shall not modify, amend or terminate, or waive, release or assign any provisions of, any confidentiality or standstill agreement (or any similar agreement) to which it is a party relating to any such Acquisition Proposal or Acquisition Inquiry and shall enforce, to the fullest extent permitted under applicable Laws, the provisions of any such agreement; provided, that the Parent shall be permitted to waive any standstill agreement (or similar agreement) in order to permit a Person to make an Acquisition Proposal to the Parent Board in a confidential manner, if and only if the Parent Board shall have determined in good faith, after consultation with its outside legal counsel, that the failure to so waive would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

5.5 Notification of Certain Matters. During the Pre-Closing Period, each of the Company, on the one hand, and Parent, on the other hand, shall promptly notify the other (and, if in writing, furnish copies of) if any of the following occurs: (a) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, (b) any Legal Proceeding against or involving or otherwise affecting such Party or its Subsidiaries is commenced, or, to the Knowledge of such Party, threatened against such Party or, to the Knowledge of such Party, any director, officer or Key Employee of such Party, (c) such Party becomes aware of any inaccuracy in any representation or warranty made by such Party in this Agreement or (d) the failure of such Party to comply with any covenant or obligation of such Party; in each case of the foregoing clauses (c) and (d) that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 7, 8 and 9, as applicable, impossible or materially less likely. No such notice shall be deemed to supplement or amend the Company Disclosure Schedule or the Parent Disclosure Schedule for the purpose of (x) determining the accuracy of any of the representations and warranties made by the Company in this Agreement or (y) determining whether any condition set forth in Section 7, 8 or 9 has been satisfied. Any failure by either Party to provide notice pursuant to this Section 5.5 shall not be deemed to be a breach for purposes of Section 8.2 or 9.2, as applicable, unless such failure to provide such notice was knowing and intentional.

Section 6 Additional Agreements of the Parties.

6.1 Registration Statement; Joint Proxy Statement/Prospectus.

(a) As promptly as practicable after the date of this Agreement, Parent and the Company shall cooperate to jointly prepare (i) the Joint Proxy Statement/Prospectus and (ii) a registration statement on Form S-4 (together with any amendments or supplements thereto, the “Form S-4”), in which the Joint Proxy Statement/Prospectus shall be included as a part (the Joint Proxy Statement/Prospectus and the Form S-4, collectively, the “Registration Statement”), in connection with the registration under the Securities Act of (x) the shares of Parent Common Stock to be issued by virtue of the Merger in exchange for Company Common Stock and (y) the shares of Parent Series A Preferred Stock to be issued by virtue of the Merger in exchange for Company Preferred Stock. As promptly as practicable after the date of this Agreement (and provided the Company has complied with its obligations pursuant to this Section 6.1, no later than forty-five (45) days following the date hereof, subject to a further extension of up to ten (10) Business Days following the later of the filing with the SEC of Parent’s and the Company’s reports on Form 10-K for the fiscal year ended December 31, 2025, if required by applicable SEC rules to include audited financial statements in the Registration Statement for such fiscal year), Parent shall file the Registration Statement with the SEC. Each of Parent and the Company shall use their commercially reasonable efforts to cause the Registration Statement to be declared effective as promptly as practicable, and shall take all or any action required under any applicable federal, state, securities and other Laws in connection with the issuance of shares of Parent Common Stock and Parent Series A Preferred Stock pursuant to the Merger. Each of the Parties shall furnish all information concerning itself and their Affiliates, as applicable, to the other Parties as the other Parties may reasonably request in connection with such actions and the preparation of the Registration Statement and Joint Proxy Statement/Prospectus. Parent shall provide the Company with copies of any written comments, and shall inform the Company of any oral comments, that Parent receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the Company a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff or and any amendment to the Registration Statement in response thereto prior to filing such amendment. If Parent or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such Party shall promptly inform the other Parties and (ii) Parent, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement.

(b) Parent and the Company each covenant and agree that the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Parent and the Company each covenant and agree that the information supplied by or on behalf of (i) on the one hand, the Company or its Subsidiaries to Parent or (ii) on the other hand, Parent to the Company, as applicable, for inclusion in the Registration Statement (including the Parent’s financial statements and the Company’s financial statements) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, (x) Parent makes no covenant, representation or warranty with respect to statements made in the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) based on information provided by the Company or its Subsidiaries or any of their Representatives for inclusion therein and (y) the Company makes no covenant, representation or warranty with respect to statements made in the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) based on information provided by Parent or any of their Representatives for inclusion therein.

(c) Each of the Parties shall use commercially reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Parent’s stockholders and the Company’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. If Parent, Merger Sub or the Company become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement or Joint Proxy Statement/Prospectus, as the case may be, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to Parent stockholders and the Company’s stockholders.

(d) The Company shall reasonably cooperate with Parent and provide, and cause its Representatives to provide, Parent and its Representatives, with all true, correct and complete information regarding the Company or its Subsidiaries that is required by Law to be included in the Registration Statement or reasonably requested by Parent to be included in the Registration Statement.

(e) As promptly as reasonably practicable following the date of this Agreement (i) the Company will furnish to Parent audited financial statements for each of its fiscal years required to be included in the Registration Statement (the “Company Audited Financial Statements”) and (ii) the Company will furnish to Parent unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in the Registration Statement or any periodic report due prior to the Closing if the Company were subject to the periodic reporting requirements under the Securities Act or the Exchange Act (the “Company Interim Financial Statements”). Each of the Company Audited Financial Statements and the Company Interim Financial Statements will be suitable for inclusion in the Registration Statement and prepared in accordance with GAAP as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis will present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Company as of the dates of and for the periods referred to in the Company Audited Financial Statements or the Company Interim Financial Statements, as the case may be.

(f) As promptly as reasonably practicable following the date of this Agreement Parent shall prepare (i) audited financial statements for each of its fiscal years required to be included in the Registration Statement (the “Parent Audited Financial Statements”) and (ii) unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in the Registration Statement or any periodic report due prior to the Closing (the “Parent Interim Financial Statements”). Each of the Parent Audited Financial Statements and the Parent Interim Financial Statements will be suitable for inclusion in the Registration Statement and prepared in accordance with GAAP as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis will present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of Parent as of the dates of and for the periods referred to in the Parent Audited Financial Statements or the Parent Interim Financial Statements, as the case may be.

6.2 Company Stockholder Meeting; No Change of Recommendation.

(a) The Company shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Company Common Stock to consider and vote to adopt and approve this Agreement and the entry into and consummation of the Merger. The foregoing matters for approval are referred to as the “Company Stockholder Matters” and such meeting as the “Company Stockholder Meeting”.

(b) The Company Stockholder Meeting shall be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, and in any event no later than forty-five

(45) days after the effective date of the Registration Statement. The Company shall take reasonable measures to ensure that all proxies solicited in connection with the Company Stockholder Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Company Stockholder Meeting, or a date preceding the date on which the Company Stockholder Meeting is scheduled, the Company reasonably believes that (i) it will not receive proxies sufficient to obtain the Required Company Stockholder Vote, whether or not a quorum would be present, (ii) it will not have sufficient shares of Company Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting or (iii) additional time is needed to file and mail any supplemental or amended disclosure that the Company Board has determined in good faith and after consultation with its legal advisors is required under applicable Law, the Company may postpone or adjourn, or make one or more successive postponements or adjournments of, the Company Stockholder Meeting as long as the date of the Company Stockholder Meeting is not postponed or adjourned more than an aggregate of twenty (20) calendar days in connection with any postponements or adjournments; provided, however, that more than one such postponement or adjournment shall not be permitted without Parent’s prior written consent. The Company shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last seven (7) Business Days prior to the date of the Company Stockholder Meeting as to the aggregate tally of proxies received by the Company with respect to the Company stockholder approval.

(c) The Company agrees that, subject to Section 6.2(d): (i) the Company Board shall recommend that the Company’s stockholders vote to adopt and approve the Company Stockholder Matters and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 6.2(a) above, (ii) the Company Board shall use its reasonable best efforts to take all other action necessary or advisable to secure the Required Company Stockholder Vote and otherwise comply in all material respects with applicable Law with respect to the Company Stockholder Meeting, (iii) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the Company Board recommends that the Company’s stockholders vote to adopt and approve the Company Stockholder Matters (such recommendation of the Company Board being referred to as the “Company Board Recommendation”) and (iv) the Company Board Recommendation shall not be withheld, amended, withdrawn or modified (and the Company Board shall not publicly propose to withhold, amend, withdraw or modify the Company Board Recommendation) in a manner adverse to Parent, and no resolution by the Company Board or any committee thereof to withhold, amend, withdraw or modify the Company Board Recommendation in a manner adverse to Parent or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed (any failure to take any of the actions set forth in clauses (i) through (iv) or the taking of any action that is prohibited to be taken in the clauses (i) through (iv), collectively, a “Company Board Adverse Recommendation Change”).

(d) Notwithstanding anything to the contrary contained in Section 6.2(b), and subject to compliance with Section 5.4 and this Section 6.2, if at any time prior to approval and adoption of this Agreement by the Required Company Stockholder Vote, (i) the Company receives a bona fide written Acquisition Proposal (which Acquisition Proposal did not arise out of a breach of Section 5.4) from any Person that has not been withdrawn and after consultation with outside legal counsel and its financial advisor, the Company Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer or (ii) a Company Intervening Event occurs, the Company Board may make a Company Board Adverse Recommendation Change if, but only if,

(i) in the case of a Superior Offer, following the receipt of and on account of such Superior Offer, (i) the Company Board determines in good faith, based on the advice of its outside legal counsel that the failure to withhold, amend, withdraw or modify the Company Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (after taking into account, if applicable, such alterations of the terms and conditions of this Agreement agreed to by Parent) and (ii) the Company has, and has caused its financial advisors and outside legal counsel to, during the Notice Period (as defined below), negotiate with Parent in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer; provided that (1) Parent receives written notice from the Company confirming that the Company Board has determined to change its recommendation at least four (4) Business Days (the “Notice Period”) in advance of the Company Board Adverse Recommendation Change, which notice shall include a description in reasonable detail of the reasons for such Company Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer, and a summary of material terms and conditions of the Acquisition Proposal that are not in writing; (2) during any Notice Period, Parent shall be entitled to deliver to the Company one or more counterproposals to such Acquisition Proposal and the Company will, and cause its Representatives to be reasonably available to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer; and (3) in the event of any amendment to any potential Superior Offer (including any revision in the amount, form or mix of consideration the Company’s stockholders would receive as a result of such potential Superior Offer), the Company shall be required to provide Parent with notice of such amendment, and the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remain in the Notice Period following such notification during which the parties shall comply again with the requirements of this Section 6.2(d)(i) and the Company Board shall not make a Company Board Adverse Recommendation Change prior to the end of such Notice Period as so extended (it being understood that there may be multiple extensions).

(ii) in the case of the occurrence of a Company Intervening Event, in response to such Company Intervening Event, the Company Board determines in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Company Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (after taking into account, if applicable, such alterations of the terms and conditions of this Agreement agreed to by Parent); provided that (1) Parent receives written notice from the Company confirming that the Company Board has determined to change its recommendation during the Notice Period, which notice shall include a description in reasonable detail of the reasons for such Company Board Adverse Recommendation Change and a description of the Company Intervening Event; (2) during any Notice Period, Parent shall be entitled to deliver to the Company one or more proposals with respect to the revisions of the terms or conditions of this Agreement and the Company will, and will cause its Representatives to be reasonably available to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement and (3) in the event of any material changes to the facts and circumstances of the Company Intervening Event, the Company shall be required to provide Parent with notice of such material changes, and the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remain in the Notice Period following such notification during which the parties shall comply again with the requirements of this Section 6.2(d)(ii) and the Company Board shall not make a Company Board Adverse Recommendation Change prior to the end of such Notice Period as so extended (it being understood that there may be multiple extensions).

(e) The Company’s obligation to call, give notice of and hold the Company Stockholder Meeting in accordance with Section 6.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any Company Board Adverse Recommendation Change.

(f) Nothing contained in this Agreement shall prohibit the Company or the Company Board from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided however, that any disclosure made by the Company or the Company Board pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that the Company is unable to take a position with respect to the bidder’s tender offer unless the Company Board determines in good faith, after consultation with its outside legal counsel, that such statement would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

6.3 Parent Stockholder Meeting; No Change of Recommendation.

(a) Parent shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Parent Common Stock to consider and vote to approve the issuance of Parent Common

Stock that represent (or is convertible into) more than five percent (5%) of the shares of Parent Common Stock outstanding immediately prior to the Merger to the Company stockholders in connection with the Contemplated Transactions, pursuant to applicable Nasdaq listing rules (the “Parent Share Issuance,” and such meeting, the “Parent Stockholder Meeting”);

(b) The Parent Stockholder Meeting shall be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, and in any event no later than forty-five (45) days after the effective date of the Registration Statement. Parent shall take reasonable measures to ensure that all proxies solicited in connection with the Parent Stockholder Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Parent Stockholder Meeting, or a date preceding the date on which the Parent Stockholder Meeting is scheduled, Parent reasonably believes that (i) it will not receive proxies sufficient to obtain the Required Parent Stockholder Vote, whether or not a quorum would be present, (ii) it will not have sufficient shares of Parent Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholder Meeting or (iii) additional time is needed to file and mail any supplemental or amended disclosure that the Parent Board has determined in good faith and after consultation with its legal advisors is required under applicable Law, Parent may postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Stockholder Meeting as long as the date of the Parent Stockholder Meeting is not postponed or adjourned more than an aggregate of twenty (20) calendar days in connection with any postponements or adjournments, provided, however, that more than one such postponement or adjournment shall not be permitted without the Company’s prior written consent. Parent shall, upon the reasonable request of the Company, advise the Company at least on a daily basis on each of the last seven (7) Business Days prior to the date of the Parent Stockholder Meeting as to the aggregate tally of proxies received by Parent with respect to the Required Parent Stockholder Vote.

(c) Parent agrees that, subject to Section 6.3(d): (i) the Parent Board shall recommend that the holders of Parent Common Stock vote to approve the Parent Share Issuance and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 6.3(a) above, (ii) the Parent Board shall use its reasonable best efforts to take all other action necessary or advisable to secure the Required Parent Stockholder Vote and otherwise comply in all material respects with applicable Law with respect to the Parent Stockholders Meeting, (iii) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the Parent Board recommends that Parent’s stockholders vote to approve the Parent Share Issuance (the recommendation of the Parent Board being referred to as the “Parent Board Recommendation”) and (iv) the Parent Board Recommendation shall not be withheld, amended, withdrawn or modified (and the Parent Board shall not publicly propose to withhold, amend, withdraw or modify the Parent Board Recommendation) in a manner adverse to the Company, and no resolution by the Parent Board or any committee thereof to withhold, amend, withdraw or modify the Parent Board Recommendation in a manner adverse to the Company or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed (any failure to take any of the actions set forth in the clauses (i) through (iv) or the taking of any action that is prohibited to be taken in the clauses (i) through (iv), collectively, a “Parent Board Adverse Recommendation Change”).

(d) Notwithstanding anything to the contrary contained in Section 6.3(b), and subject to compliance with Section 5.4 and this Section 6.3, if at any time prior to the approval of the Parent Share Issuance by the Required Parent Stockholder Vote, (i) Parent receives a bona fide written Acquisition Proposal (which Acquisition Proposal did not arise out of a breach of Section 5.4) from any Person that has not been withdrawn and after consultation with outside legal counsel and its financial advisor, the Parent Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer or (ii) a Parent Intervening Event occurs, the Parent Board may make a Parent Board Adverse Recommendation Change if, but only if:

(i) in the case of a Superior Offer, following the receipt of and on account of such Superior Offer, (i) the Parent Board determines in good faith, based on the advice of its outside legal counsel that the failure to withhold, amend, withdraw or modify the Parent Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (after taking into account, if applicable, such alterations of the terms and conditions of this Agreement agreed to by the Company); and (ii) Parent has, and has caused its financial advisors and outside legal counsel to, during the Notice Period, negotiate with the Company in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer; provided that (1) the Company receives written notice from Parent confirming that the Parent Board has determined to change its recommendation during the Notice Period, which notice shall include a description in reasonable detail of the reasons for such Parent Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer and a summary of material terms and conditions of the Acquisition Proposal that are not in writing, (2) during any Notice Period, the Company shall be entitled to deliver to Parent one or more counterproposals to such Acquisition Proposal and Parent will, and cause its Representatives to be reasonably available to, negotiate with the Company in good faith (to the extent the Company desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer; and (3) in the event of any amendment to any potential Superior Offer (including any revision in the amount, form or mix of consideration the Parent’s stockholders would receive as a result of such potential Superior Offer), Parent shall be required to provide the Company with notice of such amendment, and the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remain in the Notice Period following such notification during which the parties shall comply again with the requirements of this Section 6.3(d) and the Parent Board shall not make a Parent Board Adverse Recommendation Change prior to the end of such Notice Period as so extended (it being understood that there may be multiple extensions).

(ii) in the case of the occurrence of a Parent Intervening Event, in response to such Parent Intervening Event, the Parent Board determines in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Parent Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (after taking into account, if applicable, such alterations of the terms and conditions of this Agreement agreed to by the Company); provided that (1) the Company receives written notice from Parent confirming that the Parent Board has determined to change its recommendation during the Notice Period, which notice shall include a description in reasonable detail of the reasons for such Parent Board Adverse Recommendation Change and a description of the Company Intervening Event; (2) during any Notice Period, the Company shall be entitled to deliver to the Parent one or more proposals with respect to the revisions of the terms or conditions of this Agreement and Parent will, and cause its Representatives to be reasonably available to, negotiate with the Company in good faith (to the extent the Company desires to negotiate) to make such adjustments in the terms and conditions of this Agreement and (3) in the event of any material changes to the facts and circumstances of the Parent Intervening Event, Parent shall be required to provide the Company with notice of such material changes, and the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remain in the Notice Period following such notification during which the parties shall comply again with the requirements of this Section 6.3(d)(ii) and the Parent Board shall not make a Parent Board Adverse Recommendation Change prior to the end of such Notice Period as so extended (it being understood that there may be multiple extensions).

(e) Parent’s obligation to call, give notice of and hold the Parent Stockholder Meeting in accordance with Section 6.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or Acquisition Proposal, or by any Parent Board Adverse Recommendation Change.

(f) Nothing contained in this Agreement shall prohibit Parent or the Parent Board from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided however, that any disclosure made by Parent or the Parent Board pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that Parent is unable to take a position with respect to the bidder’s tender offer unless the Parent Board determines in good faith, after consultation with its outside legal counsel, that such statement would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

6.4 Efforts; Regulatory Approvals.

(a) The Parties shall use reasonable best efforts to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions, (ii) shall use reasonable best efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect, (iii) shall use reasonable best efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions and (iv) shall use reasonable best efforts to satisfy the conditions precedent to the consummation of this Agreement.

(b) Notwithstanding the generality of the foregoing, each Party shall use reasonable best efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Authority with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Authority.

6.5 Treatment of Company Equity Awards.

(a) Subject to Section 6.5(c), at the Effective Time, each Company Equity Award that is outstanding and, for each Company Option, unexercised, immediately prior to the Effective Time under the Company Plan and that, following assumption by Hudson at the Effective Time, will be eligible to be registered on Form S-8, whether or not vested, shall be converted into and become an option to purchase or a restricted stock unit that entitles the holder to receive Parent Common Stock, and Parent shall assume each Company Plan and each such Company Equity Award in accordance with the substantially the same terms (as in effect as of the date of this Agreement) of each Company Plan and the terms of the stock option agreement or restricted stock unit agreement by which such Company Option or Company RSU is evidenced. All other Company Equity Awards shall be cancelled immediately prior to the Effective Time. All rights with respect to Company Common Stock under Company Equity Awards assumed by Hudson shall thereupon be converted into rights with respect to Parent Common Stock in a manner consistent with the requirements of the Code and applicable Treasury Regulations, including Treasury Regulation Section 1.409A-1(b)(5)(v)(D) (each such Company Equity Award, an “Assumed Award”). Accordingly, from and after the Effective Time: (i) each Assumed Award that was a Company Option may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each Assumed Award shall be determined by multiplying (A) the number of shares of Company Common Stock that were subject to such Company Equity Award, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock, (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Assumed Award that was a Company Option shall be determined by dividing (A) the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent and (iv) any restriction on the exercise of any Assumed Award that was a Company Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of each Company Equity Award shall otherwise remain unchanged; provided, however, that: (x) to the extent provided under the terms of a Company Equity Award, such Assumed Award shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock subsequent to the Effective Time and (y) the Parent Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Company Equity Award assumed by Hudson. Notwithstanding anything to the contrary in this Section 6.5(a), the conversion of each Company Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Parent Common Stock shall be made in a manner consistent with Treasury Regulations Section 1.424-1, such that the conversion of a Company Option shall not constitute a “modification” of such Company Option for purposes of Section 409A or Section 424 of the Code. Each Company RSU will be treated as set forth in the applicable Company Plan and shall become automatically vested based on (1) actual achievement of any applicable performance goals through the Effective Time, as determined by the committee in its sole discretion; or (2) achievement of target performance levels, as determined by the committee in its sole discretion.

(b) Parent shall file with the SEC, as soon as reasonably practicable after the Effective Time, a registration statement on Form S-8, if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to the Assumed Awards.

(c) Prior to the Effective Time, the Company shall take all actions that may be necessary (under the Company Plans and otherwise) to effectuate the provisions of this Section 6.5 and to ensure that, from and after the Effective Time, holders of Company Equity Awards have no rights with respect thereto other than those specifically provided in this Section 6.5.

6.6 Employee Benefits.

(a) Parent shall cause the Surviving Corporation to comply with the terms of any employment, severance, retention, change of control, or similar agreement specified on Section 4.17(c) of the Parent Disclosure Schedule, subject to the provisions of such agreements and/or any mutually agreed amendment of such agreements.

(b) No later than five (5) days prior to the Closing, the Company shall adopt written resolutions (or take other necessary and appropriate action(s)) to (i) terminate each and every Company Employee Plan that is intended to qualify under Section 401(a) of the Code with a cash or deferred arrangement described in Section 401(k) of the Code that is maintained by the Company or one of its Subsidiaries (any such Company Employee Plan, a “Company 401(k) Plan”) in compliance with its terms and the requirements of applicable Law, and (ii) terminate each arrangement with a Professional Employer Organization (a “PEO”), in each case of clauses (i) and (ii), provided that Parent notifies the Company of its request that the Company terminate no later than ten (10) days prior to the Closing. The form and substance of such resolutions (or other required action(s)) shall be subject to review and approval of Parent (which shall not be unreasonably withheld, conditioned or delayed), and the Company shall, prior to the Closing, provide Parent with written evidence of the termination of the Company 401(k) Plan effective as of the day immediately prior to the Closing Date.

(c) In connection with Section 6.6(b)(i), the necessary written resolutions shall also provide for (A) the making of all employee and employer contributions to the Company 401(k) Plan on behalf of participants therein for all periods of service prior to the Closing Date, including such contributions that would have been made on behalf of such participants had the transactions contemplated by this Agreement not occurred (regardless of any service or end-of-year employment requirements) but prorated for the portion of the plan year that ends on the Closing Date, and (B) the full vesting of all participants in all amounts under the Company 401(k) Plan.

6.7 Indemnification of Officers and Directors.

(a) From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Corporation shall indemnify and hold harmless each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Parent or the Company, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring prior to the Effective Time and pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Parent or of the Company, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under the DGCL. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Corporation, jointly and severally, upon receipt by Parent or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any such Person to whom expenses are advanced provides an undertaking to Parent, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. Without otherwise limiting the D&O Indemnified Parties’ rights with regards to counsel, following the Effective Time, the D&O Indemnified Parties shall be entitled to continue to retain Morgan, Lewis & Bockius LLP, Baker & Hostetler LLP, or such other counsel selected by the D&O Indemnified Parties.

(b) The provisions of the certificate of incorporation and bylaws of Parent with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Parent that are presently set forth in the certificate of incorporation and bylaws of Parent shall not be amended, modified or repealed for a period of six (6) years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Parent, unless such modification is required by applicable Law. For a period of six (6) years from the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain, and Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of Parent.

(c) From and after the Effective Time, (i) the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, in each case with respect to claims arising out of matters occurring at or prior to the Effective Time, which indemnification provisions and/or indemnification agreements shall continue in full force and effect in accordance with their terms, subject to Section 6.7(b), and (ii) Parent shall fulfill and honor in all respects the obligations of Parent to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Parent’s Organizational Documents and pursuant to any indemnification agreements between Parent and such D&O Indemnified Parties, in each case with respect to claims arising out of matters occurring at or prior to the Effective Time, which indemnification provisions and/or indemnification agreements shall continue in full force and effect in accordance with their terms, subject to Section 6.7(b).

(d) From and after the Effective Time, Parent shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Parent. In addition, Parent shall purchase, prior to the Effective Time, a six-year prepaid “D&O tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Parent’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Parent’s existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Parent by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Contemplated Transactions or in connection with Parent’s initial public offering of shares of Parent Common Stock).

(e) From and after the Effective Time, Parent shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the Persons referred to in this Section 6.7 in connection with their enforcement of the rights provided to such Persons in this Section 6.7.

(f) The provisions of this Section 6.7 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(g) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.7. Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.7.

6.8 Public Announcements. Without limiting any Party’s obligations under the Confidentiality Agreement, no Party shall, and no Party shall permit any of its Subsidiaries or any of its Representative to, issue any press release or make any public announcement regarding the Contemplated Transactions unless: (a) the other Party shall have approved such press release or announcement in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Law and, to the extent practicable, before such press release or announcement is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of the Company and Parent may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or Parent in compliance with this Section 6.8. Notwithstanding the foregoing, a Party need not consult with any other Parties in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 6.3(e) or with respect to any Acquisition Proposal, Parent Board Adverse Recommendation Change or Company Board Adverse Recommendation Change, as applicable, or with respect to Parent only, pursuant to Section 6.3(f).

6.9 Listing of Parent Common Stock; De-listing and De-registration of Company Capital Stock.

(a) At or prior to the Effective Time, (a) Parent shall use its commercially reasonable efforts to maintain its existing listing on Nasdaq until the Effective Time and to obtain approval of the listing of the combined corporation on Nasdaq; (b) Parent and the Company shall cooperate and each use their respective commercially reasonable efforts to (i) prepare and submit to Nasdaq a notification form for the listing of the shares of Parent Common Stock being issued in the Merger, and (ii) cause such shares to be approved for listing (subject to official notice of issuance) on the Nasdaq market at or prior to the Effective Time; and (c) to the extent required by Nasdaq Marketplace Rule 5110, file an initial listing application for Parent Series A Preferred Stock on Nasdaq (the “Nasdaq Listing Application”) and use commercially reasonably efforts to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time. The Company and Parent will each cooperate with the other Party as reasonably requested by such Party with respect to the Nasdaq Listing Application and promptly furnish to such Party all information concerning the Company or Parent, as applicable, and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 6.9. The Company agrees to pay all Nasdaq fees associated with the Nasdaq Listing Application.

(b) Parent and the Company shall cooperate and each use their respective commercially reasonable efforts to cause the delisting of shares of Company Capital Stock from Nasdaq and the deregistration of such shares under the Exchange Act as promptly as practicable following the Closing in compliance with applicable Law.

6.10 Transaction Litigation.

(a) Parent shall promptly notify the Company in writing of, shall keep the Company promptly informed regarding any such Parent Transaction Litigation, and shall give the Company the opportunity to participate in the defense and settlement of, any Parent Transaction Litigation (including by allowing the Company to offer comments or suggestions with respect to such Parent Transaction Litigation, which Parent shall consider in good faith). Parent shall give the Company the opportunity to consult with counsel to Parent regarding the defense and settlement of any such Parent Transaction Litigation, and in any event, Parent shall not settle or compromise or agree to settle or compromise any Parent Transaction Litigation without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(b) The Company shall promptly notify Parent in writing of, shall keep Parent promptly informed regarding any such Company Transaction Litigation, and shall give Parent the opportunity to participate in the defense and settlement of, any Company Transaction Litigation (including by allowing Parent to offer comments or suggestions with respect to such Company Transaction Litigation, which the Company shall consider in good faith). The Company shall give Parent the opportunity to consult with counsel to the Company regarding the defense and settlement of any such Company Transaction Litigation, and in any event, the Company shall not settle or compromise or agree to settle or compromise any Company Transaction Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

6.11 Tax Matters.

(a) Each Party shall, and shall cause its respective Affiliates to, use reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment. None of the Parties shall (and each of the Parties shall cause their respective Affiliates not to) take any action, or knowingly fail to take any action, whether before or after the Effective Time, where such action or failure could reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment. Each Party shall promptly notify the other Parties in writing if, before the Closing Date, such Party knows or has reason to believe that the Merger may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate such qualification). Without limiting the generality of the foregoing and notwithstanding anything to the contrary herein, if, after the date hereof, Parent and the Company mutually determine in good faith that the Merger is not reasonably expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the Parties shall use commercially reasonable efforts to restructure the transactions contemplated hereby (such restructured transactions, the “Alternative Transaction Structure”) in a manner that is reasonably expected to cause the Alternative Transaction Structure to so qualify, including by adding a second merger to take place immediately after the Merger whereby the surviving company in the Merger would merge with and into a new limited liability company that is a wholly owned Subsidiary of Parent (“Newco”), with Newco being the surviving company in such merger.

(b) If, in connection with the preparation and filing of the Registration Statement and Joint Proxy Statement/Prospectus, the SEC requests or requires that a tax opinion be prepared and submitted in such connection, Parent and the Company shall deliver to one or more nationally recognized tax counsel rendering such opinion(s) customary Tax representation letters reasonably satisfactory to such tax counsel, dated and executed as of the date the Registration Statement and Joint Proxy Statement/Prospectus shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such tax counsel in connection with the preparation and filing of the Registration Statement and Joint Proxy Statement/Prospectus, and, if required, the Parties shall use commercially reasonable efforts to cause such tax counsel to furnish such opinion(s), subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Merger.

(c) Each of the Parties shall (and shall cause their respective Affiliates to) reasonably cooperate in the preparation, execution and filing of all Tax Returns, and any Tax audit or other proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax audit or other proceeding, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d) At least ten (10) Business Days prior to Closing, the Company shall provide Hudson with an analysis with supporting calculations estimating whether and to what extent any employee, officer, director or other service provider of the Company or any of its Subsidiaries, that, in connection with the Contemplated Transactions (i) may receive the payment of any “parachute payment” within the meaning of Section 280G of the Code or (ii) may receive a benefit in the form of accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit received. Such analysis will be subject to Hudson’s advance review and comment in all respects. To the extent the Company is obligated under a Contract with any Person to undertake such analysis and/or make any determination in connection therewith based on the advice of a nationally recognized accounting firm, the Company hereby agrees that it shall (x) satisfy such obligations in full in accordance with the terms of such Contract, or (y) to the extent permitted by applicable Law, at or prior to the Closing, provide Parent with a properly executed written waiver in respect thereof in accordance with the terms of such Contract.

(e) At or prior to the Closing, the Company shall provide Parent a properly executed certificate pursuant to Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h), together with a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h), in each case, in form and substance reasonably acceptable to Parent; provided, however, that Parent’s sole recourse with respect to the failure of the Company to comply with this Section 6.11(e) will be to withhold the appropriate Taxes from the Merger Consideration and Preferred Merger Consideration as required by applicable Law.

6.12 Termination of Certain Agreements and Rights. The Company shall use commercially reasonable efforts to cause any stockholders agreements, voting agreements, registration rights agreements, co-sale agreements and any other similar Contracts between the Company and any holders of Company Capital Stock, including any such Contract granting any Person investor rights, rights of first refusal, registration rights or director registration rights (collectively, the “Investor Agreements”), to be terminated immediately prior to the Effective Time, without any Liability being imposed on the part of Parent or the Surviving Corporation.

6.13 Section 16 Matters. Prior to the Effective Time, each of Parent and the Company shall take all such steps as may be required to cause any acquisitions of Parent Common Stock and any options to purchase Parent Common Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.14 Treatment of Company Warrants. The Parties agree that (a) the 2020 Company Warrants, to the extent outstanding as of the Effective Time, shall be treated in accordance with Section 3(d) of the Form of 2020 Company Warrant Certificate, and (b) the 2022 Company Warrants, to the extent outstanding as of the Effective Time, shall be treated in accordance with Section 3(d) of the Form of 2022 Company Warrant Certificate.

6.15 Allocation Certificate. The Company will prepare and deliver to Parent at least two (2) Business Days prior to the Anticipated Closing Date a certificate signed by the Chief Executive Officer or Chief Financial Officer of the Company in a form reasonably acceptable to Parent setting forth (as of immediately prior to the Effective Time) (a) each holder of Company Capital Stock or Company Equity Awards, (b) such holder’s name and address, (c) the number and type of Company Capital Stock held and/or underlying the Company Equity Awards as of the Closing Date for each such holder and (d) the number of shares of Parent Common Stock to be issued to such holder, or to underlie any Parent Equity Award to be issued to such holder, pursuant to this Agreement in respect of the Company Capital Stock or Company Equity Awards held by such holder as of immediately prior to the Effective Time (the “Allocation Certificate”).

6.16 SEC Documents. From the date of this Agreement until the Effective Time, (i) Parent shall use reasonable best efforts to timely file with the SEC all Parent SEC Documents and (ii) the Company shall use reasonable best efforts to timely file with the SEC all Company SEC Documents. As of its filing date, or if amended after the date of this Agreement, as of the date of the last such amendment, each Parent SEC Document filed by Parent with the SEC and each Company SEC Document filed by the Company with the SEC shall comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act.

6.17 Parent Vote. Within two (2) Business Days following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent approving the Merger in accordance with the DGCL. Parent shall cause Merger Sub to comply with all of its respective obligations under this Agreement and Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

6.18 Parent Series A Preferred Stock. Prior to the Effective Time, Parent will file the Certificate of Designations with the Secretary of State of the State of Delaware to create the Parent Series A Preferred Stock.

Section 7 Conditions Precedent to Obligations of Each Party.

The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

7.1 Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement that has not been withdrawn.

7.2 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Authority of competent jurisdiction and remain in effect and there shall not be any Law which prohibits, retrains or has the effect of making the consummation of the Contemplated Transactions illegal.

7.3 Stockholder Approval. (a) Parent shall have obtained the Required Parent Stockholder Vote and (b) the Company shall have obtained the Required Company Stockholder Vote.

7.4 Parent Series A Preferred Stock. The Certificate of Designations shall have been filed with and accepted by the Secretary of State of the State of Delaware.

7.5 Nasdaq Listing. (a) Parent shall have obtained the approval of the listing of the Parent Series A Preferred Stock on Nasdaq and (b) the approval of the listing of the additional shares of Parent Common Stock on Nasdaq shall have been obtained and the shares of Parent Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on Nasdaq.

Section 8 Additional Conditions Precedent to Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by Parent, at or prior to the Closing, of each of the following conditions:

8.1 Accuracy of Representations. Each of the Company Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Company Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of the Company contained in this Agreement (other than the Company Fundamental Representations and the Company Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

8.2 Performance of Covenants. The Company shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

8.3 Closing Certificate. Parent shall have received a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Company certifying (a) that the conditions set forth in Sections 8.1, 8.2 and 8.4 have been duly satisfied and (b) that the information set forth in the Allocation Certificate delivered by the Company in accordance with Section 6.15 is true and accurate in all respects as of the Closing Date.

8.4 No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

8.5 Termination of Investor Agreements. The Investor Agreements shall have been terminated.

Section 9 Additional Conditions Precedent to Obligation of the Company.

The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

9.1 Accuracy of Representations. Each of the Parent Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Parent Capitalization Representations shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of Parent and Merger Sub contained in this Agreement (other than the Parent Fundamental Representations and the Parent Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Parent Material Adverse Effect (without giving effect to any references therein to any Parent Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

9.2 Performance of Covenants. Parent and Merger Sub shall have performed or complied with in all material respects all of their agreements and covenants required to be performed or complied with by each of them under this Agreement at or prior to the Effective Time.

9.3 Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(a) a certificate executed by an executive officer of Parent confirming that the conditions set forth in Sections 9.1, 9.2 and 9.4 have been duly satisfied.

9.4 No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect that is continuing.

9.5 Governance Matters. The Parent Board shall have taken action so that the Parent Board shall be constituted in accordance with Section 2.5(a) of this Agreement.

9.6 Parent Series A Preferred Stock. The Certificate of Designations shall have been filed with the Secretary of State of Delaware and shall have become effective.

Section 10 Termination.

10.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after obtaining the Required Parent Stockholder Vote or the Required Company Stockholder Vote), unless otherwise specified below:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated by November 17, 2025 (subject to possible extension as provided in this Section 10.1(b), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to the Company or Parent if such Party’s action or failure to act has been a principal cause of the failure of the Merger to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement; provided, further, however, that, in the event that the SEC has not declared effective under the Securities Act the Registration Statement by the date which is sixty (60) days prior to the End Date, then either the Company or Parent shall be entitled to extend the End Date for an additional sixty (60) days;

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Authority shall have issued a final and non-appealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

(d) by either Parent or the Company if (i) the Parent Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s stockholders shall have taken a final vote on the Parent Share Issuance and the Parent Share Issuance shall not have been approved at the Parent Stockholder Meeting (or at any adjournment or postponement thereof) by the Required Parent Stockholder Vote or (ii) the Company Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on the Company Stockholder Matters and the Company Stockholder Matters shall not have been approved at the Company Stockholder Meeting (or at any adjournment or postponement thereof) by the Required Company Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to (x) Parent where the failure to obtain the Required Parent Stockholder Vote shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement or (y) the Company where the failure to obtain the Required Company Stockholder Vote shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement;

(e) by the Company, at any time prior to the approval of the Parent Share Issuance by the Required Parent Stockholder Vote, if a Parent Triggering Event shall have occurred;

(f) by Parent, at any time prior to the approval of the Company Stockholder Matters by the Required Company Stockholder Vote, if a Company Triggering Event shall have occurred;

(g) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Parent or Merger Sub or if any representation or warranty of Parent or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 9.1 or Section 9.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub is curable by Parent or Merger Sub, then this Agreement shall not terminate pursuant to this Section 10.1(g) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from the Company to Parent or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(g) and (ii) Parent or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from the Company to Parent or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(g) (it being understood that this Agreement shall not terminate pursuant to this Section 10.1(g) as a result of such particular breach or inaccuracy if such breach by Parent or Merger Sub is cured prior to such termination becoming effective); or

(h) by Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or if any representation or warranty of the Company shall have become inaccurate, in either case, such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Parent is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company then this Agreement shall not terminate pursuant to this Section 10.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30)-day period commencing upon delivery of written notice from Parent to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(h) and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from Parent to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(h) (it being understood that this Agreement shall not terminate pursuant to this Section 10.1(h) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective).

The Party desiring to terminate this Agreement pursuant to this Section 10.1 (other than pursuant to Section 10.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

10.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 10.2,

Section 10.3, and Section 11, and the provisions of the Confidentiality Agreement, shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement and the provisions of Section 10.3 shall not relieve any Party of any Liability for fraud or for any Willful and Material Breach of any representation or warranty, or any Willful and Material Breach of any covenant, obligation or other provision contained in this Agreement.

10.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 10.3 and Section 6.9 all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

(b) If this Agreement is terminated (i) by the Company pursuant to Section 10.1(e) (or, at the time this Agreement is terminated, the Company had the right to terminate this Agreement pursuant to Section 10.1(e)), or (ii) (A) by either the Company or Parent pursuant to Section 10.1(b) (without the Parent Stockholder Meeting having occurred) or Section 10.1(d)(i) or by the Company pursuant to Section 10.1(g), (B) at any time after the date of this Agreement and prior to the date of termination (in the case of clause (i)), or prior to the Parent Stockholder Meeting (in the case of this clause (ii)), an Acquisition Proposal with respect to Parent shall have been publicly announced, disclosed or otherwise communicated to the Parent Board (and shall not have been withdrawn) and (C) if within nine (9) months after the date of such termination, Parent enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then Parent shall pay to the Company, within two (2) Business Days after termination (or, in the case of this clause (ii), upon the earlier to occur of such entry into a definitive agreement and the consummation of a Subsequent Transaction), a nonrefundable fee in an amount equal to $250,000 (the “Company Termination Fee”).

(c) If this Agreement is terminated (i) by Parent pursuant to Section 10.1(f) (or at the time this Agreement is terminated, Parent had the right to terminate this Agreement pursuant to Section 10.1(f)), or (ii) (A) by the Company or Parent pursuant to Section 10.1(b) (without the Company Stockholder Meeting having occurred) or by Parent pursuant to Section 10.1(d)(ii), or Section 10.1(h), (B) at any time after the date of this Agreement and prior to the date of termination (in the case of clause (i), or prior to the Company Stockholder Meeting (in the case of this clause (ii))), an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board (and shall not have been withdrawn) and (C) if within nine (9) months after the date of such termination, the Company enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then the Company shall pay to Parent, within two (2) Business Days after termination (or, in the case of this clause (ii), upon the earlier to occur of such entry into a definitive agreement and the consummation of a Subsequent Transaction), a nonrefundable fee in an amount equal to $250,000 (the “Parent Termination Fee”).

(d) If this Agreement is terminated by the Company pursuant to Section 10.1(e) or Section 10.1(g), Parent shall reimburse the Company for all reasonable out-of-pocket fees and expenses incurred by the Company in connection with this Agreement and the Contemplated Transactions, up to a maximum of $250,000, by wire transfer of same-day funds within two (2) Business Days following the date on which the Company submits to Parent true and correct copies of reasonable documentation supporting such expenses (“Company Expense Reimbursement”). Any Company Expense Reimbursement shall be in addition to, and not reduce, the payment of the Company Termination Fee, if applicable.

(e) If this Agreement is terminated by Parent pursuant to Section 10.1(f) or Section 10.1(h), the Company shall reimburse Parent for all reasonable out-of-pocket fees and expenses incurred by Parent in connection with this Agreement and the Contemplated Transactions, up to a maximum of $250,000, by wire transfer of same-day funds within two (2) Business Days following the date on which Parent submits to the Company true and correct copies of reasonable documentation supporting such expenses (“Parent Expense Reimbursement”). Any Parent Expense Reimbursement shall be in addition to, and not reduce, the payment of the Parent Termination Fee, if applicable.

(f) If either Party fails to pay when due any amount payable by it under this Section 10.3, then (i) such Party shall reimburse the other Party for reasonable and documented costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 10.3 and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid plus three percent (3%).

(g) The Parties agree that, subject to Section 10.2, the payment of the fees and expenses set forth in this Section 10.3 shall be the sole and exclusive remedy of each Party following a termination of this Agreement under the circumstances described in this Section 10.3, it being understood that in no event shall either Parent or the Company be required to pay the individual fees or damages payable pursuant to this Section 10.3 on more than one occasion. Subject to Section 10.2, following the payment of the fees and expenses set forth in this Section 10.3 by a Party, (i) such Party shall have no further Liability to the other Party in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by the other Party giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, (ii) no other Party or their respective Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against such Party or seek to obtain any recovery, judgment or damages of any kind against such Party (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other representative of such Party) in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated and (iii) all other Parties and their respective Affiliates shall be precluded from any other remedy against such Party and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated. Each of the Parties acknowledges that (x) the agreements contained in this Section 10.3 are an integral part of the Contemplated Transactions, (y) without these agreements, the Parties would not enter into this Agreement and (z) any amount payable pursuant to this Section 10.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable.

Section 11 Miscellaneous Provisions.

11.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants or agreements that by their terms survive the Effective Time and this Section 11 shall survive the Effective Time.

11.2 Amendment. This Agreement may be amended with the approval of the Company, Merger Sub and Parent at any time (whether before or after obtaining the Required Parent Stockholder Vote or the Required Company Stockholder Vote); provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, Merger Sub and Parent.

11.3 Waiver.

(a) Any provision hereof may be waived by the waiving Party solely on such Party’s own behalf, without the consent of any other Party. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.4 Entire Agreement; Headings; Counterparts; Exchanges by Electronic Transmission. This Agreement and the other schedules, exhibits, certificates, instruments and agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation in this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

11.5 Applicable Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 11.5, (c) waives, to the fullest extent permitted by applicable Law, any objection to laying venue in any such action or proceeding in such courts, (d) waives, to the fullest extent permitted by applicable Law, any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party and (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 11.7 of this Agreement.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.5(b).

11.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

11.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

if to Parent or Merger Sub:

Hudson Global, Inc.

53 Forest Avenue, Suite 102

Old Greenwich, CT 06870

Attention: Matthew K. Diamond, Chief Financial Officer

Email: Matt.Diamond@hudsonrpo.com

with a copy to (which shall not constitute notice):

Morgan, Lewis & Bockius LLP

2222 Market Street

Philadelphia, PA 19103

Attention: Benjamin R. Wills

Email: benjamin.wills@morganlewis.com

and

Baker & Hostetler LLP

45 Rockefeller Plaza

New York, NY 10111

Attention: Adam W. Finerman

Email: afinerman@bakerlaw.com

if to the Company:

Star Equity Holdings, Inc.

53 Forest Avenue, Suite 101

Old Greenwich, CT 06870

Attention: Hannah Bible

Email: hannah.bible@starequity.com

with a copy to (which shall not constitute notice):

Littman Krooks LLP

1325 Avenue of the Americas, 15th Floor

New York, NY 10019

Attention: Martin W. Enright

Email: menright@littmankrooks.com

11.8 Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

11.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

11.10 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy; provided, however, that no Party shall be entitled to pursue a Termination Fee or Expense Reimbursement simultaneously with seeking specific performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties waives any bond, surety or other security that might be required of any other Party with respect thereto. Each of the Parties further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

11.11 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 6.7) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.12 Representation. Without otherwise limiting the D&O Indemnified Parties’ rights with regard to the right to counsel, and notwithstanding anything to the contrary in any indemnification agreements Parent has entered into, following the Effective Time, the D&O Indemnified Parties shall be entitled to continue to retain Morgan, Lewis & Bockius LLP, Baker Hostetler LLP or such other counsel selected by such D&O Indemnified Parties prior to the Effective Time to defend any Transaction Litigation on behalf of, and to the extent such Transaction Litigation is against, the D&O Indemnified Parties.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

HUDSON GLOBAL, INC.

By:	/s/ Matthew K. Diamond
Name:	Matthew K. Diamond
Title:	Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

HSON MERGER SUB, INC.

By:	/s/ Matthew K. Diamond
Name:	Matthew K. Diamond
Title:	President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

STAR EQUITY HOLDINGS, INC.

By:	/s/ Richard K. Coleman, Jr.
Name:	Richard K. Coleman, Jr.
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Form of Parent Stockholder Support Agreement

(attached)

EXHIBIT B

Form of Company Stockholder Support Agreement

(attached)

EXHIBIT C

Form of Certificate of Designations

(attached)

SCHEDULE F

Parent Stockholder Support Agreement (Officers)

1.	Matthew K. Diamond, Chief Financial Officer

SCHEDULE G

Company Stockholder Support Agreement (Officers)

1.	Richard K. Coleman, Jr., Chief Executive Officer
2.	David J. Noble, Chief Financial Officer
3.	Hannah M. Bible, Chief Legal Officer

Annex B

May 21, 2025

The Special Committee of the Board of Directors of Hudson Global, Inc.

53 Forest Avenue

Suite 102 Old Greenwich, CT 06870

Dear Members of the Special Committee of the Board of Directors:

We understand that Hudson Global, Inc. (“Parent”) is considering entering into an Agreement and Plan of Merger (the “Agreement”) among Parent, HSON Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), and Star Equity Holdings, Inc. (the “Company”), pursuant to which, among other things, (a) Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), (b) each outstanding share of Series A Cumulative Perpetual Preferred Stock, par value $0.0001 per share (the “Company Preferred Stock”), of the Company will be converted into the right to receive one share of Series A Preferred Stock, par value $0.001 per share (“Parent Preferred Stock”), of Parent, (c) each outstanding share of common stock, par value $0.0001 per share (“Company Common Stock”), of the Company will be converted into the right to receive 0.23 (the “Exchange Ratio”) shares of common stock, par value $0.001 per share (“Parent Common Stock”), of Parent, and (d) the Company will become a wholly owned subsidiary of Parent.

The Special Committee (the “Committee”) of the Board of Directors (the “Board”) of Parent has requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Committee as to whether, as of the date hereof, the Exchange Ratio provided for in the Merger pursuant to the Agreement is fair, from a financial point of view, to Parent. You have advised us, and for purposes of our analyses and this Opinion we have with your consent assumed, that the rights, preferences and privileges of the Parent Preferred Stock are identical to those of the Company Preferred Stock and that a share of Parent Preferred Stock has the same value as a share of Company Preferred Stock.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed the execution version of the Agreement dated as of May 21, 2025;

2.	reviewed certain publicly available business and financial information relating to the Company and Parent that we deemed to be relevant;

3.

reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company and Parent made available to us by the Company and Parent, including (a) financial projections prepared by the management of the Company relating to the Company for the fiscal year ending December 31, 2025 (the “Company Projections”), and (b) financial projections prepared by the management of Parent relating to Parent for the fiscal year ending December 31, 2025 (the “Parent Projections”);

4.

spoken with certain members of the managements of the Company and Parent and certain of their representatives and advisors regarding the respective businesses, operations, financial condition and prospects of the Company and Parent, the Merger and related matters;

5.	compared the financial and operating performance of the Company and Parent with that of other companies with publicly traded equity securities that we deemed to be relevant;

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6.	reviewed the current and historical market prices for certain of the Company’s and Parent’s publicly traded equity securities; and

7.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. Management of Parent has advised us, and we have with your consent and approval assumed, that the Parent Projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of Parent for the period ending December 31, 2025. In addition, with your consent and approval, we have assumed that the Company Projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial results and condition of the Company for the period ending December 31, 2025. You have advised us and, at your direction, we have relied upon and assumed that (i) the Company Projections are the only current, reliable projections in the possession of the Committee with respect to the future financial performance of the Company, (ii) the Parent Projections are the only current, reliable projections in the possession of the Committee with respect to the future financial performance of Parent and (iii) all other financial information relating to the Company and Parent provided by the managements of the Company and Parent, including without limitation, projections for periods occurring after December 31, 2025, should not be used or relied upon for purposes of our analyses or this Opinion. At your direction, we have assumed that the Company Projections and the Parent Projections provide a reasonable basis on which to evaluate the Company, Parent and the Merger and we have, at your direction, used and relied upon the Company Projections and the Parent Projections for purposes of our analyses and this Opinion. We express no view or opinion with respect to the Company Projections, the Parent Projections or the respective assumptions on which they are based. In reaching our conclusions hereunder, with your agreement, (i) we did not perform a discounted cash flow analysis of the Company or Parent, because you have advised us and directed us to assume that no reliable, long-term forecasts with respect to the future financial performance of the Company or Parent are available, (ii) we did not rely upon a review of the publicly available financial terms of other transactions, because we did not identify a sufficient number of relevant transactions in which we deemed the parties to be sufficiently similar to Parent or the Company, (iii) we did not perform any analyses regarding the Company’s subsidiary, Alliance Drilling Tools, LLC (“ADT”), which we understand was acquired by the Company in March 2025, and (iv) we have assumed the price paid by the Company in such acquisition provides a reasonable basis upon which to evaluate ADT. We have relied upon and assumed, without independent verification, that there has been no change in the businesses, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or Parent since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger will be satisfied without waiver thereof, and (d) the Merger will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto. We have also assumed, with your consent, that the Merger will qualify, for federal income tax purposes, as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We have relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable foreign, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of the Company or Parent, or otherwise have an effect on the Merger, the

Company or Parent or any expected benefits of the Merger that would be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any respect from the draft of the Agreement identified above.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company, Parent or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or Parent is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or Parent is or may be a party or is or may be subject.

We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from third parties with respect to the Merger, the securities, assets, businesses or operations of the Company, Parent or any other party, or any alternatives to the Merger, (b) negotiate the terms of the Merger, or (c) advise the Committee, the Board or any other party with respect to alternatives to the Merger. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Merger, the Company or Parent, and this Opinion does not purport to address potential developments in any such markets. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. We are not expressing any opinion as to what the value of Parent Common Stock or Parent Preferred Stock actually will be when issued pursuant to the Merger or the price or range of prices at which Company Common Stock, Company Preferred Stock, Parent Common Stock or Parent Preferred Stock may be purchased or sold, or otherwise be transferable, at any time. We have assumed that the shares of Parent Common Stock to be issued in the Merger to holders of Company Common Stock will be listed on the Nasdaq Stock Market immediately following the consummation of the Merger.

This Opinion is furnished for the use of the Committee (in its capacity as such) in connection with its evaluation of the Merger and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Committee, the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Merger or otherwise.

In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, Parent, or any other party that may be involved in the Merger and their respective affiliates or security holders or any currency or commodity that may be involved in the Merger.

Houlihan Lokey has in the past provided and is currently providing investment banking, financial advisory and/or other financial or consulting services to Parent and certain affiliates of the Company and Parent, for which Houlihan Lokey has received, and expects to receive, compensation, including, among other things, having provided financial advisory services to the Committee in connection with a potential transaction between Parent and the Company which was not consummated and currently providing investment banking services to an entity in which Jeff Eberwein is a significant shareholder and member of the board of directors. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, Parent, other participants in the Merger or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation.

Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, Parent, other participants in the Merger or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

We will receive a fee for rendering this Opinion, no portion of which is contingent upon the successful completion of the Merger. In addition, Parent has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Committee, the Board, Parent, its security holders or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger or otherwise (other than the Exchange Ratio to the extent expressly specified herein), including, without limitation, the support agreements to be entered into by certain officers and the directors of each of Parent and the Company (in their capacities as stockholders of Parent and the Company) in connection with the Merger, (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of Parent, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available for Parent, the Company or any other party, (v) the fairness of any portion or aspect of the Merger to any one class or group of Parent’s or any other party’s security holders or other constituents vis-à-vis any other class or group of Parent’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) the appropriate capital structure of Parent, whether Parent should be issuing debt or equity securities or a combination of both in the Merger, or the form, structure or any aspect or terms of any debt or equity financing for the Merger or the likelihood of obtaining such financing, (vii) whether or not Parent, the Company, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Merger, (viii) the solvency, creditworthiness or fair value of Parent, the Company or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (ix) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Exchange Ratio or otherwise. Furthermore, we are not expressing any opinion, counsel or interpretation regarding matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Committee, on the assessments by the Committee, the Board, Parent and their respective advisors, as to all legal, regulatory, accounting, insurance, tax and other similar matters with respect to the Company, Parent and the Merger or otherwise. The issuance of this Opinion was approved by a committee of Houlihan Lokey authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Exchange Ratio provided for in the Merger pursuant to the Agreement is fair, from a financial point of view, to Parent.

Very truly yours,

HOULIHAN LOKEY CAPITAL, INC.

Annex C

May 21, 2025

Special Committee of the Board of Directors

Star Equity Holdings, Inc.

53 Forest Avenue

Suite 101

Old Greenwich, CT 06870

The Special Committee of the Board of Directors:

We understand that Star Equity Holdings, Inc. (“Star”) proposes to enter into an Agreement and Plan of Merger (the “Definitive Agreement”) with Hudson Global Inc. (“Hudson”), pursuant to which, among other things, a wholly owned subsidiary of Hudson (“Merger Sub”) will merge with and into Star (the “Merger Transaction”). Upon consummation of the Merger Transaction, Merger Sub will cease to exist, and Star will become a direct wholly owned subsidiary of Hudson.

In connection with the Merger Transaction, the Special Committee of the Board of Directors of Star (the “Committee”) has requested the opinion (our or this “Opinion”) of Oberon Securities, LLC (“Oberon”) as to the fairness, from a financial point of view, of the Merger Consideration (as defined in the Definitive Agreement) to be received by holders of Company Common Stock (as defined in the Definitive Agreement). We have not been requested to analyze, and we have not analyzed, the fairness of any individual components of the Merger Transaction. The Committee has not asked us to express, and we are not expressing, any opinion with respect to any of the other financial, or non-financial terms, conditions, determinations or actions with respect to the Merger Transaction.

In the course of our engagement by the Committee (the “Engagement”), we have, among other things:

(i)	Examined:

a)	A draft of the Definitive Agreement, dated May 16, 2025;

b)	Certain financial statements of Star and Hudson furnished by both companies that Oberon deemed relevant;

c)

Financial projections and forecasts of Star and Hudson for fiscal years 2025 through 2031 which were developed and furnished by each company’s senior management and approved for our use by the Committee;

d)	Certain information provided by a third-party subscription service;

e)	Information regarding publicly available financial terms of certain other business combinations Oberon deemed relevant;

f)

The financial position and operating results of Star and Hudson and the market prices and trading history from May 16, 2022 through May 16, 2025 of the common stock of each such company compared with those of certain other publicly traded companies we deemed relevant (as reported by information sources deemed to be reliable); and

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May 21, 2025

g)

Star’s and Hudson’s filings with the Securities and Exchange Commission through March 31, 2025, including Star’s and Hudson’s respective Annual Reports on Form 10-K for the fiscal years ended December 31, 2023 and December 31, 2024, and Quarterly Reports on Form 10-Q reports for the quarterly periods ended March 31, 2024, June 30, 2024, September 30, 2024 and March 31, 2025.

(ii)	Held discussions with members of the senior management of Star and Hudson to discuss the foregoing;

(iii)	Considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and other relevant analytical analyses and considerations as deemed relevant;

(iv)

Relied, without independent investigation or verification but with Star’s and Hudson’s approval and agreement, upon the accuracy, completeness and fair presentation of all the information examined by or otherwise reviewed or discussed with us for purposes of this Opinion;

(v)

Assumed with Star’s and Hudson’s consent that all material assets and liabilities (contingent or otherwise) of Star and Hudson are as set forth in the financial statements or other information made available to us;

(vi)

Not undertaken or obtained an independent evaluation or appraisal of: (a) any of the assets or liabilities (contingent or otherwise, known or unknown) Star or Hudson; (b) the solvency of Star or Hudson; or (c) the liquidation value of Star or Hudson, nor have we made a physical inspection of the properties or facilities of Star or Hudson;

(vii)	Not undertaken or obtained an independent evaluation or appraisal or ownership of patents and intellectual property of Star or Hudson;

(viii)

Assumed financial forecasts examined were reasonably prepared on bases reflecting the best available estimates and good faith judgments of Star’s and Hudson’s respective senior management as to the future performance of Star and Hudson, as applicable, and that the Special Committee has reviewed and evaluated the financial forecasts and asked questions of Hudson;

(ix)

Not addressed the relative merits of the Merger Transaction or any related transactions compared to any alternative business strategies that might exist for Star or Hudson, or any other transaction in which Star or Hudson might engage;

(x)	Relied as to all legal, accounting and tax matters relating to Star and Hudson on the advice of the companies’ legal counsel, accountants and tax advisors;

(xi)	Assumed that the Merger Transaction will be consummated on the terms described in the draft Definitive Agreement, without any amendment of any material terms or conditions;

(xii)

Assumed, the representations and warranties contained in the Definitive Agreement are true and correct and that each party will perform all of the covenants and agreements required to be performed by it under such Agreement;

(xiii)

Assumed all material corporate, governmental, regulatory or other consents and approvals required to consummate the Merger Transaction have been or will be obtained within the constraints contemplated by the Definitive Agreement and that the Merger Transaction will be consummated in accordance with the terms of the Definitive Agreement without waiver, modification or amendment of any material term, condition or agreement thereof;

(xiv)

Compared the Merger Transaction with other comparable and completed transactions that Oberon deemed relevant, as reported by reliable information services; and (xv) Performed such other analyses and considered such other information and factors as we deemed appropriate.

May 21, 2025

We were not authorized to, and did not solicit, any expressions of interest from any other parties with respect to the sale of all or any part of Star or any other alternative transaction.

In arriving at our Opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information that was publicly available or provided to us by or on behalf of Star or Hudson. We have not independently verified any information supplied to us by or on behalf of Star or Hudson that formed a substantial basis for our Opinion. We have not been engaged to independently verify, have not assumed any responsibility to verify, assume no liability for, and express no opinion on, any such information, and we have assumed, without independent verification that Star and Hudson are not aware of any information prepared by them or their advisors that might be material to our Opinion that has not been provided to us.

Our Opinion is necessarily based on business, general economic, market and other conditions as they exist and as they can be evaluated as of the date of this Opinion. Subsequent developments may affect, and may in the future affect, our Opinion.

We have not been requested to express any opinion with respect to, and we do not in any manner express any opinion with respect to, Star’s underlying business decision to proceed with any aspect of the Merger Transaction or any related transactions. Our Opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received by holders of Company Common Stock in the Merger Transaction. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to, or items to be paid to any of the officers, directors or employees of any party to the Merger Transaction or related transactions, or any class of such persons, relative to or in comparison with the Merger Consideration to be received by holders of Company Common Stock in the Merger Transaction. We are not expressing any opinion herein as to the prices at which Star or Hudson securities would be expected to trade before, at or after the Merger Transaction.

In arriving at our Opinion, we have not performed any appraisals or valuations of any specific assets, claims or liabilities (fixed, contingent or otherwise) of Star or Hudson concerning its solvency or appraised or fair value, and have not been furnished with any such appraisals or valuations. We express no opinion regarding the liquidation value of any entity.

Our Opinion has been prepared at the request and for the internal and confidential information of the Committee, and may not be relied upon, used for any other purpose or disclosed to any other party without our prior written consent; provided, however, that this letter may be reproduced in full in the proxy statement to be provided to Star’s and Hudson’s shareholders in connection with the Merger Transaction. Any description or reference to us or our Opinion in the proxy statement (or any other publicly available document or regulatory filing), however, shall be subject to our prior review and approval. This Opinion does not constitute a recommendation to any director or shareholder of Star or Hudson as to how to vote with respect to the Merger Transaction.

We have acted as the Committee’s financial advisor in connection with the Merger Transaction. We received a fee upon execution of our agreement for this Engagement and will receive an additional fee upon delivery of this Opinion. We will receive additional compensation contingent upon the successful completion of the Merger Transaction in the amount of $275,000. In addition, Star has agreed to pay for certain out-of-pocket expenses that may arise pursuant to the Engagement and has agreed to indemnify us from certain liabilities arising out of this Engagement. We may seek to provide investment banking and other financial services to Star and Hudson in the future and would expect to receive fees for such services. Except for our engagement to render this Opinion and to serve as financial advisor to the Committee and our engagement to provide investment banking services in unrelated matters for entities affiliated with Jeffrey Eberwein, Chairman and Chief Executive Officer of Hudson

May 21, 2025

and Executive Chairman of the Board of Directors of Star, in the past two years, there has been no other material relationship between us and Star, Hudson, or any affiliates of Star or Hudson, nor is any such material relationship mutually understood to be contemplated in which any compensation is intended to be received.

In the ordinary course of our business, we may from time to time provide investment banking, advisory, and other services to clients that may be competitors or suppliers to, or customers or security holders of Star or Hudson or that may otherwise participate or be involved in the same or a similar business or industry as Star or Hudson.

It is understood that our Opinion is for the use of the Committee in connection with its consideration of the Merger Transaction. Star may disclose this Opinion only to the extent permitted pursuant to the terms of the letter agreement dated as of January 10, 2025 between Oberon and the Special Committee of Star.

This Opinion has been approved by the Oberon fairness opinion committee in accordance with our customary practice. None of the voting members of Oberon’s fairness opinion committee was involved in providing financial advisory services on our behalf to the Committee in connection with the Merger Transaction.

Subject to the foregoing, on the basis of our review and analyses, the assumptions described or referenced herein and such other factors as we deemed relevant, it is our opinion that as of the date hereof the Merger Consideration to be received by holders of Company Common Stock in the Merger Transaction is fair from a financial point of view.

Very truly yours,

Oberon Securities, LLC

Date: May 21, 2025	By:

Annex D

AMENDMENT TO THE

HUDSON GLOBAL, INC.

2009 INCENTIVE STOCK AND AWARDS PLAN

As Amended and Restated Effective March 1, 2016

THIS AMENDMENT to the Hudson Global, Inc. 2009 Incentive Stock and Awards Plan, as Amended and Restated Effective March 1, 2016 (the “Plan”), is hereby adopted by Hudson Global, Inc. (the “Company”).

WITNESSETH

WHEREAS, the Company sponsors the Plan for the benefit of eligible employees, consultants, and Directors of the Company and its Subsidiaries;

WHEREAS, subject to any applicable shareholder approval requirements, the Plan may be amended by the Company’s Board of Directors in accordance with Article 15 of the Plan; and

WHEREAS, the Company desires to amend the Plan to provide that (i) the Stock subject to Awards under the Plan shall include shares of the Company’s common and preferred classes of stock; and (ii) the number of Shares of the Company’s Stock that are available for Awards under the Plan shall be increased;

NOW, THEREFORE, in furtherance of the actions of the Company’s Board of Directors, contingent on the approval of the Company’s stockholders, the Plan is hereby amended effective as of [      ], 2025:

1. Section 2(b) of the Plan is hereby restated in its entirety to provide as follows:

(b) “Amendment Approval Date” means July 2, 2025.

2. Section 2(aa) of the Plan is hereby restated in its entirety to provide as follows:

(aa) “Stock” means, as determined by the Committee with respect to an individual Award and communicated to a Participant in an award agreement, either:

(i)	The Common Stock of the Company, $0.001 par value (“Common Stock); or

(ii)	The 10.0% Series A Cumulative Perpetual Preferred Stock, par value $0.001 per share (“Preferred Stock”).

3. Section 6(a) of the Plan is hereby restated in its entirety to provide as follows:

(a) Plan Reserve. Subject to adjustment as provided in Section 17, as of the Amendment Approval Date, an aggregate of 400,000 Shares of Common Stock and 175,000 Shares of Preferred Stock, plus the number of Shares of Common Stock issuable under Awards outstanding under this Plan as of the Amendment Approval Date, plus the number of Shares of Common Stock available for issuance under this Plan that have not been made subject to an outstanding Award as of the Amendment Approval Date, plus the number of Shares described in Section 6(c), are reserved for issuance under this Plan; provided that only 250,000 Shares of Common Stock may be issued pursuant to the exercise of “incentive stock options.” The Shares reserved for issuance may be either authorized and unissued Shares or Shares reacquired at any time and now or hereafter held as treasury stock. The aggregate number of Shares reserved under this Section 6(a) shall be depleted on the date of grant of an Award by the maximum number of Shares, if any, with respect to which such Award is granted. For purposes of determining the aggregate number of Shares reserved for issuance under the Plan, any fractional Share shall be rounded to the next highest full Share.

D-1

IN WITNESS WHEREOF, the undersigned has executed this Amendment this ___ day of __________, 2025 as authorized by the Company’s Board of Directors in resolutions dated the ___ day of __________, 2025.

HUDSON GLOBAL, INC.

By:

Name:

Title:

D-2

Annex E

Solely for purposes of this Annex E, references to “the Company,” “we,” “us,” and “our” refer to Hudson Global, Inc.

Excluding the Management’s Discussion and Analysis for the fiscal quarter ended March 31, 2025, which is from Hudson’s Quarterly Report on Form 10-Q filed on May 13, 2025, the sections set forth below in this Annex E are from Hudson’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on March 14, 2025. The disclosure set forth in this Annex E speaks only as of the applicable period end and has not been updated to reflect any subsequent events.

BUSINESS

General

Hudson Global, Inc. (the “Company” or “Hudson,” “we,” “us,” and “our”) is a leading total talent solutions provider operating under the brand name Hudson RPO. We deliver innovative, customized recruitment outsourcing and total talent solutions to organizations worldwide. Through our consultative approach, we develop tailored talent solutions designed to meet our clients’ strategic growth initiatives. We are a Delaware corporation, and have operated as an independent publicly held company since April 1, 2003, when Monster Worldwide, Inc., formerly TMP Worldwide, Inc., spun off its eResourcing division.

The Company delivers Recruitment Process Outsourcing (“RPO”) services, consisting of recruitment and contracting solutions tailored to the individual needs of primarily mid-to-large multinational companies. The Company’s RPO delivery teams utilize recruitment process methodologies and project management expertise to meet clients’ ongoing business needs. The Company’s RPO services include complete recruitment outsourcing, project-based outsourcing, contingent workforce solutions, and recruitment consulting for clients’ permanent staff hires. Hudson’s RPO services leverage the Company’s consultants, supported by the Company’s specialists, in the delivery of its proprietary methods to identify, select, and engage the best-fit talent for critical client roles. In addition, the Company provides RPO clients with a range of outsourced professional contract staffing services and managed service provider services offered sometimes on a standalone basis and sometimes as part of a blended total talent solution. These services draw upon a combination of specialized recruiting and project management competencies to deliver a wide range of solutions. Hudson-employed professionals - either individually or as a team - are placed with client organizations for a defined period of time based on specific business needs of the client.

2024 was a transformative year for the Company, in terms of key offerings and geographic reach. To capitalize on the business growth in the Middle East, the Company announced it had entered into strategic agreements with Executive Solutions and Striver, both of which are Dubai-based talent solutions companies. These agreements allowed the Company to expand its global footprint and client base in the Middle East market. The Company evaluated the agreements under ASC 805 “Business Combinations” and determined that the transactions did not qualify as either business combinations or asset purchases. Payments associated with these agreements were classified as compensation expense and were included in the “Salaries and related” caption on the Company’s Consolidated Statements of Operations.

On October 31, 2023, Hudson completed its acquisition of Hudson Global Resources (Singapore) Pte. Ltd. (“Hudson Singapore”), a provider of recruitment services primarily to clients operating in Singapore. Hudson Singapore has a 30-year track record of senior placements and project recruitment work across Southeast Asia including Singapore, Malaysia, the Philippines, Vietnam, Thailand, and Indonesia.

On November 15, 2023, Hudson announced the appointment of Jacob “Jake” Zabkowicz as Global Chief Executive Officer for Hudson RPO. Mr. Zabkowicz leads the vision, strategy, and execution of Hudson RPO’s growth plan, while Jeff Eberwein, Chief Executive Officer of Hudson Global, Inc., continues to focus on capital allocation, acquisitions, corporate strategy, and maximizing shareholder value.

In February 2024, Hudson RPO announced an expansion of its service offerings to include executive search in North America, focusing on Life Sciences and Human Resources. This expansion, coupled with the Company’s existing RPO strategy, provides a comprehensive talent acquisition approach, enabling clients to develop streamlined and centralized hiring strategies within a flexible and scalable total talent solution. This service offering better positions the Company as a strategic partner, helping clients to implement successful business strategies.

In October 2024, the Company made a focused investment in Latin America to help drive our support and growth within the region by hiring a seasoned leader to spearhead efforts there. Further in 2024, the Company enhanced its growth trajectory in North America, making investments in both its talent and geographic presence. It hired professionals to lead efforts in several areas, including executive search, finance, and communications, and increased its investment in the Tampa, Florida talent hub.

In addition, realizing that advancements in technology within the talent space have exponentially boomed over the past five years, the company increased investments in automation, AI, and optimization. The company’s current technology solution, TalentMax, covers all areas of the talent journey, including brand awareness, sourcing, engagement, and assessment, as well as candidate offers and onboarding.

The Talent Acquisition industry has recognized Hudson RPO’s progress with several recent awards, including the SEEK Sara award in 2021, 2023 and 2024, inclusion in HRO Today’s Baker’s Dozen (recognized for the last 16 consecutive years, and named as the No. 1 RPO provider in APAC in 2023 and 2024), the Everest PEAK Matrix (recognized in all categories as a Major Contender or Star Performer in 2024), and NelsonHall (named a Leader in NelsonHall’s Vendor Evaluation & Assessment Tool (NEAT) Matrix in 2024).

Business Segments

The Company operates directly in sixteen countries with three reportable geographic business segments: Americas, Asia Pacific, and Europe, Middle East, and Africa (“EMEA”). For the year ended December 31, 2024, the amounts and percentages of the Company’s total revenue from the three reportable segments were as follows:

	Revenue
$ in thousands	Amount	Percentage
Americas	$27,894	19.9%
Asia Pacific	86,704	61.9%
EMEA	25,458	18.2%

Total	$140,056	100.0%

Service Offerings

The Company’s core service offering is RPO, consisting of RPO and contracting services:

RPO: The Company provides complete recruitment outsourcing, project-based outsourcing, and recruitment consulting for clients’ permanent staff hires. Hudson’s RPO services leverage the Company’s consultants, supported by the Company’s specialists, in the delivery of its proprietary methods to identify, select, and engage the best-fit talent for critical client roles.

Contracting: The Company provides clients with a range of outsourced professional contract staffing services and managed service provider services offered sometimes on a standalone basis and sometimes as part of a blended total talent solution. These services draw upon a combination of specialized recruiting and project management competencies to deliver a wide range of solutions. Hudson-employed professionals - either individually or as a team - are placed with client organizations for a defined period of time based on specific business needs of the client.

For the year ended December 31, 2024, the amounts and percentages of the Company’s total revenue from the core service offerings were as follows:

	Revenue
$ in thousands	Amount	Percentage
RPO	$67,993	48.5%
Contracting	72,063	51.5%

Total	$140,056	100.0%

Clients

The Company’s clientele includes mid-to-large-cap multinational companies and government agencies. For each of the years ended December 31, 2024 and 2023, over 85% of the Company’s revenue was generated by its top 25 clients. Three clients accounted for an aggregate of 46% of revenue in 2024, and two clients accounted for an aggregate of 50% of revenue in 2023. One client accounted for 20% or greater of accounts receivable as of December 31, 2024 and 2023. Our business is dependent upon the continuation of these business relationships as well as new client development. As part of our client retention and renewal strategy, we continue to develop and foster long-term relationships, and have been successful in retaining and negotiating multi-year (three to five year) contracts with most of our key partners.

Market Competition

The markets for the Company’s services and products are highly competitive. There are few barriers to entry, so new entrants occur frequently, resulting in considerable market fragmentation. Companies in this industry compete based on a number of parameters including degree and quality of candidate and position knowledge, industry expertise, global presence, scalability, service quality, and efficiency in completing assignments. Typically, companies with greater strength or scale in these areas generate higher margins.

Growth Strategy

We focus on organically growing our RPO business, reducing overhead expenses as a percentage of revenue, and pursuing acquisition opportunities. We target driving organic growth in RPO by investing in people and technology, as well as sales and marketing, to leverage our existing strong reputation in the market. We are investigating acquisition opportunities to expand capabilities and capacity and utilize our net operating losses. We continue to explore all strategic alternatives to maximize value for stockholders, including without limitation, improving the market position and profitability of our services in the marketplace, and enhancing our valuation. We may pursue our goals through organic growth, strategic initiatives, or other alternatives. We will also continue to monitor capital markets for opportunities to repurchase shares and consider other actions designed to enhance stockholder value, as well as review information regarding potential acquisitions and provide information to third parties, from time to time.

Human Capital Resources

The Company’s success significantly depends upon its workforce. The Company employs approximately 980 people worldwide, including approximately 100 employees in the United States (“U.S.”) and 880 employees internationally. Hudson is dedicated to acquiring, investing in, and retaining top talent. Hudson RPO’s global and regional employees have vast training and expertise across human capital solutions. Specifically, of the Company’s employees, approximately 890 are client-facing consultants who sell and deliver the Company’s RPO services to its existing client base. The Company’s consultant population has deep expertise in specific functional areas and industry sectors, and provides broad-based recruitment and solution services based on the needs of each client on a regional and global basis.

Our well-being program, Thrive, provides the framework to support our employees’ physical, mental and financial health and well-being in addition to providing our line managers with the guidance needed to support their teams. Our regional well-being champions rolled out a variety of initiatives aimed at raising awareness and encouraging employees to look after their health and well-being. Our employee assistance programs offer additional support and information to our staff and a range of additional training modules were rolled out focusing on topics such as mental health awareness, health and wellness in the workplace, and keeping remote teams connected.

All our employees play an important part in contributing to and shaping our culture. We have taken actions to enhance our employees’ experience working for the Company through the implementation of a continuous performance management framework in order to drive employees’ performance, development, and engagement.

Employees have access to a range of training courses, including courses on anti-harassment, discrimination, and unconscious bias. eLearning is an integral part of the continuous development journey that we offer to all our employees. Through our long-term partnership with one of the leading eLearning providers, our employees have access to an extensive range of hiring and talent management content delivered by industry experts and renowned thought leaders. Our eLearning courses include over 200 hours of learning modules, including over 20 modules specifically on diversity. Tailored learning programs, in which diversity forms a cornerstone, have been created for all client-facing roles. Our employees are encouraged to participate in these learning modules and to complete a minimum of 30 minutes of learning each week.

PROPERTIES

All of the Company’s operating offices are located in leased premises. Our principal executive office and headquarters are located at 53 Forest Avenue, Suite 102, Old Greenwich, CT 06870, where we occupy space with approximately 2,000 aggregate square feet.

The Company maintains offices in the Americas, Asia Pacific, and EMEA. In the Americas, the Company maintains 1 leased location with approximately 2,600 aggregate square feet; in Asia Pacific, the Company maintains 6 leased locations with approximately 30,700 aggregate square feet; and in EMEA, the Company maintains 1 leased location with approximately 1,200 aggregate square feet. All leased space is considered to be adequate for the operation of our business, and no difficulties are foreseen in meeting any future space requirements.

LEGAL PROCEEDINGS

The Company is involved in various legal proceedings that are incidental to the conduct of its business.

MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

MARKET FOR COMMON STOCK

The Company’s common stock was listed for trading on the NASDAQ Global Select Market during 2024 under the symbol “HSON.” As of January 31, 2025, there were approximately 133 holders of record of the Company’s common stock. The actual number of stockholders is greater than this number of holders of record and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

The following is a list by fiscal quarter of the market prices of the Company’s common stock.

	Market Price
	High	Low
2024
Fourth quarter	$16.28	$11.73
Third quarter	$19.70	$14.71
Second quarter	$18.38	$14.76
First quarter	$18.52	$13.38
2023
Fourth quarter	$20.25	$14.66
Third quarter	$24.00	$18.74
Second quarter	$24.03	$17.88
First quarter	$27.10	$20.70

DIVIDENDS

In the last few years, the Company has not paid dividends, and there are no current plans to declare common stock dividends.

ISSUER PURCHASES OF EQUITY SECURITIES

The Company’s purchases of its common stock during the fourth quarter of fiscal 2024 were as follows:

Period	Total Number of Shares Purchased	Average Price Paid per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Approximate Dollar Value of Shares that May Yet Be Purchased Under the Plans or Programs (a)
October 1, 2024 - October 31, 2024	—	$—	—	$2,118,651
November 1, 2024 - November 30, 2024	—	$—	—	$2,118,651
December 1, 2024 - December 31, 2024	—	$—	—	$2,118,651

Total	—	$—	—	$2,118,651

(a)

On July 30, 2015, the Company announced that its Board of Directors authorized the repurchase of up to $10 million of the Company’s common stock which was completed. On August 8, 2023, the Company’s Board of Directors authorized a new stock repurchase program for up to $5 million of the Company’s outstanding shares of common stock. This authorization does not expire. The Company has repurchased shares from time to time as market conditions warrant.

Under the new stock repurchase program, the Company intends to repurchase shares through open market purchases, privately negotiated transactions, block purchases, or otherwise in accordance with applicable federal securities laws, including Rule 10b-18 of the Securities Exchange Act of 1934 (the “Exchange Act”). Further details can be found in Note 13 to the Consolidated Financial Statements.

For the year ended December 31, 2024, the Company repurchased a total of 154,084 shares of its common stock for a cost of $2.5 million under this authorization. Of these shares, 44,250 shares were repurchased on January 29, 2024 in a transaction with a certain shareholder totaling $0.7 million that excludes tax withholdings. The Company also repurchased 69,567 shares during the second quarter in connection with transactions with certain shareholders totaling $1.2 million, as well as 40,267 shares of its common stock on the open market for a cost of $0.7 million. For the year ended December 31, 2023, the Company repurchased 48,234 shares of its common stock on the open market for $1.0 million. As of December 31, 2024, under the July 30, 2015 and

August 8, 2023 authorizations combined, the Company had repurchased an aggregate of 667,496 shares for a total cost of $12.9 million, completing the July 30, 2015 authorization and leaving $2.1 million available for purchase under the August 8, 2023 authorization.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE QUARTER ENDED MARCH 31, 2025

This Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) should be read in conjunction with the Consolidated Financial Statements and the notes thereto. This MD&A contains forward-looking statements. Please see “FORWARD-LOOKING STATEMENTS” for a discussion of the uncertainties, risks, and assumptions associated with these statements. This MD&A also uses the non-generally accepted accounting principle measure of earnings before interest, taxes, depreciation and amortization (“EBITDA”). Note that amounts within this Item shown in millions may not recalculate due to rounding.

This MD&A includes the following sections:

•	Executive Overview

•	Results of Operations

•	Liquidity and Capital Resources

•	Contingencies

•	Critical Accounting Estimates

•	Recent Accounting Pronouncements

•	Forward-Looking Statements

Executive Overview

The Company’s objective is to increase value to the Company’s stockholders by providing global Recruitment Process Outsourcing (“RPO”) solutions to customers. With direct operations in fifteen countries and relationships with specialized professionals and organizations around the globe, the Company brings a strong ability to match talent with opportunities by assessing, recruiting, developing, and engaging highly successful people for the Company’s clients. The Company combines broad geographic presence, world-class talent solutions and a tailored, consultative approach to help businesses and professionals achieve maximum performance. The Company seeks to continually upgrade its service offerings and delivery capability tools to make the Company and candidates more successful in achieving clients’ business requirements.

The Company’s proprietary frameworks, assessment tools, and leadership development programs, coupled with its global footprint, allow the Company to design and implement regional and global outsourced recruitment solutions that the Company believes greatly enhance the quality and efficiency of its clients’ hiring.

To meet the Company’s objective, the Company engages in the following initiatives:

•	Facilitating growth and development of the global RPO business through strategic investments in people, innovation, and technology;

•	Building and differentiating the Company’s brand through its unique outsourcing solutions offerings; and

•	Improving the Company’s cost structure and efficiency of its support functions and infrastructure.

We continue to explore all strategic alternatives to maximize value for the Company’s stockholders, including without limitation, improving the market position and profitability of our services in the marketplace, and enhancing our valuation. We may pursue our goals through organic growth, strategic initiatives, or other alternatives. Additionally, we will continue to monitor capital markets for opportunities to repurchase shares, and consider other actions designed to enhance value to our stockholders, as well as review information regarding potential acquisitions or combinations, both within the RPO business line as well as other businesses, and provide information to third parties regarding potential dispositions of assets or business lines, from time to time.

This MD&A discusses the results of the Company’s business for the three months ended March 31, 2025 and 2024.

Current Market Conditions

Our clients’ demands for RPO and contracting services largely depend on the market conditions and the strength of the labor markets in the countries where we operate. In the first quarter of 2025, the market conditions remained challenging due to persistent inflation, higher interest rates, market uncertainty related to disruptions in trade and decreased demand for labor in certain markets. We anticipate that these challenging market conditions will continue into the next quarter of 2025.

Economic conditions in most of the world’s major markets continued to slow down throughout 2024. Higher than expected inflation in most markets and rising interest rates have led to significant market disruption, including further wage inflation, increased operating costs, staffing challenges, reduced consumer confidence, and limited capital market accessibility that impact our business. In addition, in connection with the challenging business environment, some of our customers have reduced demand, and certain other customers have eliminated our services on a temporary or permanent basis. These conditions and expected future inflation and potential interest rate increases could have material adverse impacts on various aspects of our business in the future.

The continued economic uncertainty has also resulted in volatility in global currencies. Stronger foreign currencies in other markets compared to the U.S. dollar during a reporting period cause local currency results of the Company’s foreign operations to be translated into more U.S. dollars.

The following is a summary of the Company’s financial performance highlights for the three months ended March 31, 2025 and 2024. This summary should be considered in the context of the additional disclosures in this MD&A which further highlight Company results by segment.

Financial Performance Highlights for the Three Months Ended March 31, 2025

•

Revenue was $31.9 million for the three months ended March 31, 2025, compared to $33.9 million for the same period in 2024, a decrease of $2.0 million, or 6.0%. The decrease in revenue was principally driven by a decline in Australia.

•

On a constant currency basis, the Company’s revenue decreased $1.1 million, or 3.3%, due to a decrease in contracting revenue of $1.3 million, or 7.2%, partially offset by a $0.2 million, or 1.1%, increase in RPO revenue, compared to the same period in 2024.

•	Adjusted net revenue was $16.4 million for the three months ended March 31, 2025, compared to $16.3 million for the same period in 2024, an increase of $0.1 million, or 0.4%.

•

On a constant currency basis, adjusted net revenue increased $0.3 million, or 2.2%, due to an increase in RPO adjusted net revenue of $0.2 million, or 1.4%, combined with an increase in contracting revenue of $0.1 million, or 16.6%, compared to the same period in 2024.

•	SG&A and Non-Op was $17.9 million for the three months ended March 31, 2025, compared to $19.0 million for the same period in 2024, a decrease of $1.1 million, or 5.8%.

•

On a constant currency basis, SG&A and Non-Op decreased $0.8 million, or 4.2%, as compared to the same period in 2024. SG&A and Non-Op as a percentage of revenue was 56.2% for the three months ended March 31, 2025, compared to 56.7% for the same period in 2024.

•

EBITDA loss was $1.5 million for the three months ended March 31, 2025, compared to EBITDA loss of $2.7 million for the same period in 2024, a decrease in EBITDA loss of $1.2 million. On a constant currency basis, EBITDA loss also decreased $1.2 million.

•

Net loss was $1.8 million for the three months ended March 31, 2025, compared to net loss of $2.9 million for the same period in 2024, a decrease in net loss of $1.1 million. On a constant currency basis, net loss also decreased $1.1 million.

Constant Currency (Non-GAAP Financial Measure)

The Company operates on a global basis, with the majority of its revenue generated outside of the U.S. Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations. For the discussion of reportable segment results of operations, the Company uses constant currency information. Constant currency compares financial results between periods as if exchange rates had remained constant period-over-period. The Company defines the term “constant currency” to mean that financial data for a previously reported period is translated into U.S. dollars using the same foreign currency exchange rates that were used to translate financial data for the current period. Constant currency metrics should not be considered in isolation or as a substitute for reported results prepared in accordance with generally accepted accounting principles (“GAAP”) in the U.S. The Company’s management reviews and analyzes business results in constant currency and believes these results better represent the Company’s underlying business trends. Changes in foreign currency exchange rates generally impact only reported earnings.

Changes in revenue, adjusted net revenue, SG&A and Non-Op, operating income (loss), net income (loss), and EBITDA (loss) include the effect of changes in foreign currency exchange rates. The tables below summarize the impact of foreign currency exchange adjustments on the Company’s operating results for the three months ended March 31, 2025 and 2024.

	Three Months Ended March 31,
	2025	2024
	As	As	Currency	Constant
$ in thousands	reported	reported	translation	currency
Revenue:
Americas	$6,852	$5,994	$(18)	$5,976
Asia Pacific	19,127	21,509	(862)	20,647
EMEA	5,887	6,388	(53)	6,335

Total	$31,866	$33,891	$(933)	$32,958

Adjusted net revenue (a):
Americas	$5,980	$5,805	$(17)	$5,788
Asia Pacific	7,211	6,546	(225)	6,321
EMEA	3,207	3,979	(39)	3,940

Total	$16,398	$16,330	$(281)	$16,049

SG&A and Non-Op (b):
Americas	$6,210	$6,724	$(48)	$6,676
Asia Pacific	6,840	7,100	(240)	6,860
EMEA	3,843	3,704	(39)	3,665
Corporate	1,017	1,484	—	1,484

Total	$17,910	$19,012	$(327)	$18,685

	Three Months Ended March 31,
	2025	2024
	As	As	Currency	Constant
$ in thousands	reported	reported	translation	currency
Operating income (loss):
Americas	$(208)	$(1,152)	$1	$(1,151)
Asia Pacific	383	(520)	10	(510)
EMEA	(519)	270	(1)	269
Corporate	(1,380)	(1,638)	—	(1,638)

Total	$(1,724)	$(3,040)	$10	$(3,030)

Net loss, consolidated	$(1,756)	$(2,898)	$18	$(2,880)

EBITDA (loss) (c):
Americas	$(141)	$(864)	$(3)	$(867)
Asia Pacific	283	(601)	18	(583)
EMEA	(638)	268	—	268
Corporate	(1,016)	(1,485)	—	(1,485)

Total	$(1,512)	$(2,682)	$15	$(2,667)

(a)	Represents Revenue less the Direct contracting costs and reimbursed expenses caption on the Condensed Consolidated Statements of Operations.
(b)

SG&A and Non-Op is a measure that management uses to evaluate the segments’ expenses, which include the following captions on the Condensed Consolidated Statements of Operations: Salaries and related, Office and general, Marketing and promotion, and Other expense, net. Corporate management service allocations are included in the segments’ other income (expense).

(c)	See EBITDA reconciliation in the following section.

Use of EBITDA (Non-GAAP Financial Measure)

Management believes EBITDA is a meaningful indicator of the Company’s performance that provides useful information to investors regarding the Company’s financial condition and results of operations. Management considers EBITDA to be the best indicator of operating performance and most comparable measure across the regions in which the Company operates. Management uses this measure to evaluate capital needs and working capital requirements. EBITDA should not be considered in isolation or as a substitute for operating income, or net income prepared in accordance with U.S. GAAP or as a measure of the Company’s profitability. EBITDA is derived from net income adjusted for the provision for (benefit from) income taxes, interest expense (income), and depreciation and amortization.

The reconciliation of EBITDA to the most directly comparable GAAP financial measure is provided in the table below:

	Three Months Ended
	March 31,
$ in thousands	2025	2024
Net loss	$(1,756)	$(2,898)
Adjustments to Net (loss) income
Provision for (benefit from) income taxes	32	(88)
Interest income, net	(71)	(93)
Depreciation and amortization expense	283	397

Total adjustments from net loss to EBITDA	244	216

EBITDA (loss)	$(1,512)	$(2,682)

Results of Operations

Americas (reported currency)

Revenue - Americas

	Three Months Ended March 31,
$ in millions	2025 As reported	2024 As reported	Change in amount	Change in %
Americas
Revenue	$6.9	$6.0	$0.9	14%

For the three months ended March 31, 2025, contracting revenue increased by $0.9 million, or 483%, while RPO revenue decreased by $0.1 million, or 1%, compared to the same period in 2024. The increase in contracting revenue was driven by new client wins, while the decline in RPO revenue reflected lower demand from existing clients.

Adjusted Net Revenue - Americas

	Three Months Ended March 31,
$ in millions	2025 As reported	2024 As reported	Change in amount	Change in %
Americas
Adjusted net revenue	$6.0	$5.8	$0.2	3%
Adjusted net revenue as a percentage of revenue	87%	97%	N/A	N/A

For the three months ended March 31, 2025, contracting adjusted net revenue increased by $0.2 million, or 837%, while RPO adjusted net revenue decreased by $0.1 million, or 1%. The increase in contracting adjusted net revenue was due to new client wins, while the decrease in RPO adjusted net revenue was due to lower demand from existing clients.

For the three months ended March 31, 2025 and 2024, total adjusted net revenue as a percentage of revenue was 87%, compared to 97% for the same period in 2024. The decrease in total adjusted net revenue as a percentage of revenue was attributed to the lower mix of RPO to contracting revenue.

SG&A and Non-Op - Americas

	Three Months Ended March 31,
$ in millions	2025 As reported	2024 As reported	Change in amount	Change in %
Americas
SG&A and Non-Op	$6.2	$6.7	$(0.5)	(8)%
SG&A and Non-Op as a percentage of revenue	91%	112%	N/A	N/A

For the three months ended March 31, 2025, SG&A and Non-Op decreased $0.5 million, or 8%, compared to the same period in 2024, while SG&A and Non-Op as a percentage of revenue decreased from 112% to 91%. The decrease in SG&A and No-Op and in SG&A and Non-Op as a percentage of revenue was principally due to lower staff costs as a percentage of revenue.

Operating Loss and EBITDA - Americas

	Three Months Ended March 31,
$ in millions	2025 As reported	2024 As reported	Change in amount	Change in %
Americas
Operating loss	$(0.2)	$(1.2)	$0.9	82%
EBITDA (loss)	$(0.1)	$(0.9)	$0.7	84%
EBITDA (loss) as a percentage of revenue	(2)%	(14)%	N/A	N/A

For the three months ended March 31, 2025, operating loss was $0.2 million, compared to operating loss of $1.2 million in 2024, and EBITDA loss was $0.1 million, compared to EBITDA loss of $0.9 million in 2024.

The decreases in operating loss and EBITDA loss for three months ended March 31, 2025, were due to the same factors noted above.

Asia Pacific (constant currency)

Revenue - Asia Pacific

	Three Months Ended March 31,
$ in millions	2025 As reported	2024 Constant currency	Change in amount	Change in %
Asia Pacific
Revenue	$19.1	$20.6	$(1.5)	(7)%

For the three months ended March 31, 2025, contracting revenue decreased by $2.4 million, or 16%, while RPO revenue increased $0.8 million, or 14%, compared to 2024, as discussed below.

In Australia, revenue decreased $2.4 million, or 14%, for the three months ended March 31, 2025, compared to the same period in 2024. The decrease was primarily driven by a $2.8 million, or 21%, decline in contracting revenue, driven by reduced demand from existing clients. Partially offsetting this decline, RPO revenue increased by $0.4 million, or 12%, compared to 2024, due to higher demand from existing clients.

In Asia, revenue increased $0.9 million, or 29%, for the three months ended March 31, 2025, compared to the same period in 2024. The increase for the three months ended March 31, 2025 was due to higher demand from existing clients.

Adjusted net revenue - Asia Pacific

	Three Months Ended March 31,
$ in millions	2025 As reported	2024 Constant currency	Change in amount	Change in %
Asia Pacific
Adjusted net revenue	$7.2	$6.3	$0.9	14%
Adjusted net revenue as a percentage of revenue	38%	31%	N/A	N/A

For the three months ended March 31, 2025, RPO adjusted net revenue increased by $0.9 million, or 15%, while contracting adjusted net revenue increased slightly or 3%, compared to the same period in 2024.

In Australia, adjusted net revenue increased by $0.4 million, or 9%, for the three months ended March 31, 2025, compared to the same period in 2024. The increase was primarily driven by RPO adjusted net revenue, which increased by $0.5 million, or 13%, while contracting adjusted net revenue declined by $0.1 million, or 14%, compared to 2024.

In Asia, adjusted net revenue increased by $0.5 million, or 23%, for the three months ended March 31, 2025, compared to the same period in 2024.

Total adjusted net revenue as a percentage of revenue was 38% for the three months ended March 31, 2025, compared to 31% for the same period in 2024. The increase in total adjusted net revenue as a percentage of revenue was attributed to a greater mix of higher margin RPO revenue to contracting revenue.

SG&A and Non-Op - Asia Pacific

	Three Months Ended March 31,
$ in millions	2025 As reported	2024 Constant currency	Change in amount	Change in %
Asia Pacific
SG&A and Non-Op	$6.8	$6.9	$—	—%
SG&A and Non-Op as a percentage of revenue	36%	33%	N/A	N/A

For the three months ended March 31, 2025, SG&A and Non-Op decreased slightly, compared to the same period in 2024. SG&A and Non-Op as a percentage of revenue was 36% for the three months ended March 31, 2025, compared to 33% for the same period in 2024. The increase was principally due to the lower mix of contracting revenue, where the majority of costs are reflected in adjusted net revenue.

Operating Income (Loss) and EBITDA - Asia Pacific

	Three Months Ended March 31,
$ in millions	2025 As reported	2024 Constant currency	Change in amount	Change in %
Asia Pacific
Operating income (loss)	$0.4	$(0.5)	$0.9	175%
EBITDA (loss)	$0.3	$(0.6)	$0.9	148%
EBITDA (loss) as a percentage of revenue	1%	(3)%	N/A	N/A

For the three months ended March 31, 2025, operating income was $0.4 million, compared to operating loss of $0.5 million in 2024, and EBITDA was $0.3 million, or 1% of revenue, compared to EBITDA loss of $0.6 million, or 3% of revenue, in 2024. The changes in operating income and EBITDA were principally driven by the increase in adjusted net revenue, as described above.

Europe, Middle East, and Africa (“EMEA”) (constant currency)

Revenue - EMEA

	Three Months Ended March 31,
$ in millions	2025 As reported	2024 Constant currency	Change in amount	Change in %
EMEA
Revenue	$5.9	$6.3	$(0.4)	(7)%

For the three months ended March 31, 2025, RPO revenue decreased by $0.6 million or 16%, while contracting revenue increased by $0.2 million or 8%, compared to the same period in 2024, as further discussed below.

In the U.K., for the three months ended March 31, 2025, revenue decreased by $0.6 million, or 10%, compared to the same period in 2024. The change was driven by a decrease in RPO revenue of $0.8 million, or 22%, due to lower client demand, which was partially offset by an increase in contracting revenue of $0.2 million, or 8%, compared to the same period in 2024.

In Continental Europe, total revenue was $0.5 million for the three months ended March 31, 2025, an increase of 5% compared to the same period in 2024. The increase was due to higher demand from existing clients.

In the Middle East, total revenue and RPO revenue was $0.1 million for the three months ended March 31, 2025.

Adjusted Net Revenue - EMEA

	Three Months Ended March 31,
$ in millions	2025 As reported	2024 Constant currency	Change in amount	Change in %
EMEA
Adjusted net revenue	$3.2	$3.9	$(0.7)	(19)%
Adjusted net revenue as a percentage of revenue	54%	62%	N/A	N/A

For the three months ended March 31, 2025, adjusted net revenue decreased by $0.7 million, or 19%, primarily driven by a decrease in RPO adjusted net revenue of $0.6 million, or 16%, and a decrease in contracting adjusted net revenue, which declined $0.1 million, or 62%, compared to the same period in 2024, as further discussed below.

In the U.K., total adjusted net revenue for the three months ended March 31, 2025 decreased by $0.9 million, or 25%, compared to the same period in 2024. The decrease was driven by RPO adjusted net revenue, which declined by $0.7 million, or 22%, while contracting adjusted net revenue decreased $0.1 million, or 62%, compared to 2024.

In Continental Europe, total adjusted net revenue was $0.5 million for the three months ended March 31, 2025, an increase of 3% compared to the same period in 2024. The increase was due to higher demand from existing clients.

In the Middle East, total adjusted net revenue and RPO adjusted net revenue was $0.1 million for the three months ended March 31, 2025.

SG&A and Non-Op - EMEA

	Three Months Ended March 31,
$ in millions	2025 As reported	2024 Constant currency	Change in amount	Change in %
EMEA
SG&A and Non-Op	$3.8	$3.7	$0.2	5%
SG&A and Non-Op as a percentage of revenue	65%	58%	N/A	N/A

For the three months ended March 31, 2025, SG&A and Non-Op increased $0.2 million, or 5%, compared to the same period in 2024. The increase in SG&A and Non-Op was primarily the result of higher corporate allocations and foreign currency exchange in the current year.

For the three months ended March 31, 2025, SG&A and Non-Op as a percentage of revenue was 65%, compared to 58% in 2024. The increase in SG&A and Non-Op as a percentage of revenue was primarily due to the decrease in adjusted net revenue.

Operating (Loss) Income and EBITDA - EMEA

	Three Months Ended March 31,
$ in millions	2025 As reported	2024 Constant currency	Change in amount	Change in %
EMEA
Operating (loss) income	$(0.5)	$0.3	$(0.8)	(293)%
EBITDA (loss)	$(0.6)	$0.3	$(0.9)	(338)%
EBITDA (loss) as a percentage of revenue	(11)%	4%	N/A	N/A

For the three months ended March 31, 2025, operating loss was $0.5 million, compared to operating income of $0.3 million for the same period in 2024, and EBITDA loss was $0.6 million, or 11% of revenue, compared to EBITDA loss of $0.3 million, or 4% of revenue, for the same period in 2024.

The following are discussed in reported currency

Corporate Expenses, Net of Corporate Management Expense Allocations

Corporate expenses were $1.0 million for the three months ended March 31, 2025 as compared to $1.5 million for the same period in 2024, representing an decrease of $0.5 million. The decrease in corporate expenses was primarily due to higher professional fees and staff costs, as well as higher corporate allocations.

Depreciation and Amortization Expense

Depreciation and amortization expense was $0.3 million for the three months ended March 31, 2025, compared to $0.4 million for the same period in 2024.

Other Income (expense), Net

Other expense was $0.1 million for the three months ended March 31, 2025, as compared to other expense of $0.0 million for the same period in 2024.

Provision for Income Taxes

The provision for income taxes for the three months ended March 31, 2025 was $0.0 million on $1.7 million of pre-tax loss, compared to a benefit from income tax of $0.1 million on $3.0 million of pre-tax loss for the same period in 2024. The effective tax rates for the three months ended March 31, 2025 and 2024 were negative 2% and positive 3%, respectively. For the three months ended March 31, 2025, the effective tax rates differed from the U.S. Federal statutory rate of 21% primarily due to pretax losses for which no tax benefit can be recognized, foreign tax rate differences, and non-deductible expenses. For the three months ended March 31, 2024, the effective tax rates differed from the U.S. Federal statutory rate of 21% primarily due to changes in valuation allowances in the U.S. and certain foreign jurisdictions which reduces or eliminates the effective tax rate on current year profits or losses, foreign tax rate differences and non-deductible expenses.

Net Loss

Net loss was $1.8 million for the three months ended March 31, 2025, compared to net loss of $2.9 million for the three months ended March 31, 2024, a decrease in net loss of $1.1 million. Basic and diluted loss per share were both $0.59 for the three months ended March 31, 2025, compared to basic and diluted loss per share of $0.95 for the same period in 2024.

Liquidity and Capital Resources

As of March 31, 2025, cash, cash equivalents, and restricted cash totaled $17.2 million, compared to $17.7 million as of December 31, 2024. The following table summarizes the Company’s cash flow activities for the three months ended March 31, 2025 and 2024:

	For the Three Months Ended March 31,
$ in millions	2025		2024
Net cash used in operating activities	$(0.8)		$(1.8)
Net cash (used in) provided by investing activities	—		1.1
Net cash used in financing activities	—		(1.1)
Effect of exchange rates on cash, cash equivalents, and restricted cash	0.4		(0.4)

Net decrease in cash, cash equivalents, and restricted cash	$(0.5	)*	$(2.2)

*	Amounts do not sum due to rounding

Cash Flows from Operating Activities

For the three months ended March 31, 2025, net cash used in operating activities was $0.8 million, compared to $1.8 million of net cash used in operating activities for the same period in 2024, resulting in a $1.0 million decrease in net cash used. The decrease in net cash used was principally driven by the Company’s lower net loss in 2025, partially offset by less favorable working capital comparisons to the prior year.

Cash Flows from Investing Activities

For the three months ended March 31, 2025, net cash used in investing activities was $0.0 million compared to $1.1 million of net cash provided by investing activities in 2024. Net cash provided by investing activities in 2024 reflects cash received from benefit payouts of $1.1 million.

Cash Flows from Financing Activities

For the three months ended March 31, 2025, net cash used in financing activities was $0.0 million, compared to net cash used in financing activities of $1.1 million in 2024. The decrease in net cash used was attributed to prior year repurchases of shares of common stock of $1.1 million in 2024, including cash paid for tax withholdings.

Invoice Finance Credit Facility

On April 8, 2019, the Company’s Australian subsidiary (“Australian Borrower”) entered into an invoice finance credit facility agreement (the “NAB Facility Agreement”) with National Australia Bank Limited (“NAB”). The NAB Facility Agreement provides the Australian Borrower with the ability to borrow funds based on a percentage of eligible trade receivables up to a maximum of $4 million Australian dollars. No receivables have terms greater than 90 days, and any risk of loss is retained by the Australian Borrower. The interest rate is calculated as the variable receivable finance indicator rate, plus a margin of 1.60% per annum. Borrowings under this facility are secured by substantially all of the assets of the Australian Borrower. The NAB Facility Agreement does not have a stated maturity date and can be terminated by either the Australian Borrower or NAB upon 90 days written notice. As of March 31, 2025, there were no amounts outstanding under the NAB Facility Agreement. Interest expense and fees incurred on the NAB Facility Agreement were $4 for each of the three months ended March 31, 2025 and 2024.

On May 25, 2022, Hudson Global Resources (Singapore) Pte. Ltd. (“Singapore Borrower”), which the Company acquired on October 31, 2023 (see Note 5 to the Consolidated Financial Statements), and the Hong Kong and Shanghai Banking Corporation Limited (“HSBC”), entered into an invoice finance credit facility agreement (the “HSBC Facility Agreement”). The HSBC Facility Agreement allows the Singapore Borrower to borrow funds up to a maximum of 1 million Singapore dollars, based on a percentage of eligible trade receivables. All receivables have a term of no more than 60 days, and any risk of loss is borne by the Singapore Borrower. The interest rate is calculated as the bank’s external cost of capital, plus a margin of 3.5% per annum. The Company ended the HSBC Facility Agreement in May 2024. Interest expense and fees incurred on the HSBC Facility Agreement were $4 for the three months ended March 31, 2024. No interest expense or fees were incurred for the three months ended March 31, 2025, as the agreement was no longer in effect.

Liquidity and Capital Resources Outlook

As of March 31, 2025, the Company had cash and cash equivalents on hand of $16.6 million. The Company also has the capability to borrow an additional 4 million Australian dollars under the NAB Facility Agreement. Other than as described above, the Company has no financial guarantees, outstanding debt or other lease agreements or arrangements that could trigger a requirement for an early payment or that could change the value of our assets. The Company believes that it has sufficient liquidity to satisfy its needs through at least the next 12 months, based on the Company’s financial position as of March 31, 2025. The Company’s near-term cash requirements during 2025 are primarily related to the funding of the Company’s operations. For the full year 2025, the Company expects to make capital expenditures of less than $0.5 million.

As of March 31, 2025, $6.8 million of the Company’s cash and cash equivalents noted above were held in the U.S. and the remainder were held outside the U.S., primarily in Australia ($4.5 million), the U.K. ($1.8 million), Philippines ($1.0 million), Hong Kong ($0.8 million), Singapore ($0.6 million), India ($0.4 million), and New Zealand ($0.2 million). The majority of the Company’s offshore cash is available to it as a source of funds, net of any tax obligations or assessments.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Contingencies

From time to time in the ordinary course of business, the Company is subject to compliance audits by U.S. federal, state, local, and foreign government regulatory, tax, and other authorities relating to a variety of regulations, including wage and hour laws, unemployment taxes, workers’ compensation, immigration, and income, value-added, and sales taxes. The Company is also subject to, from time to time in the ordinary course of business, various claims, lawsuits, and other complaints from, for example, clients, candidates, suppliers, landlords for both leased and subleased properties, former and current employees, and regulators or tax authorities. Periodic events and management actions such as business reorganization initiatives can change the number and types of audits, claims, lawsuits, contract disputes, or complaints asserted against the Company. Such events can also change the likelihood of assertion and the behavior of third parties to reach resolution regarding such matters.

The economic conditions in the recent past have given rise to many news reports and bulletins from clients, tax authorities, and other parties about changes in their procedures for audits, payment, plans to challenge existing contracts, and other such matters aimed at being more aggressive in the resolution of such matters in their own favor. The Company believes that it has appropriate procedures in place for identifying and communicating any matters of this type, whether asserted or likely to be asserted, and it evaluates its liabilities in light of the prevailing circumstances. Changes in the behavior of third parties could cause the Company to change its view of the likelihood of a claim and what might constitute a trend. Employment laws vary in the markets in which we operate, and in some cases, employees and former employees have extended periods during which they may bring claims against the Company.

For matters that reach the threshold of probable and estimable, the Company establishes reserves for legal, regulatory, and other contingent liabilities. The Company did not have any reserves as of March 31, 2025 and December 31, 2024. Although the outcome of these matters cannot be determined, the Company believes that none of the currently pending matters, individually or in the aggregate, will have a material adverse effect on the Company’s financial condition, results of operations or liquidity.

Recent Accounting Pronouncements

See Note 3 to the Condensed Consolidated Financial Statements for a full description of relevant accounting pronouncements, including the respective expected dates of adoption.

Critical Accounting Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our Consolidated Financial Statements, which have been prepared in accordance with U.S. GAAP. The preparation of financial statements in accordance with U.S. GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. U.S. GAAP provides the framework from which to make these estimates, assumptions and disclosures. We choose accounting policies within U.S. GAAP that our management believes are appropriate to accurately and fairly report our operating results and financial position in a consistent manner. Our management regularly assesses these policies in light of current and forecasted economic conditions. Our accounting policies are stated in Note 2 to the Consolidated Financial Statements. We believe the following accounting policies are critical to understanding our results of operations and affect the more significant judgments and estimates used in the preparation of our Consolidated Financial Statements that are inherently uncertain.

Revenue Recognition

The Company recognizes revenue for our RPO business over time in an amount that reflects the consideration we expect to be entitled to and have an enforceable right to payment in exchange for our services. The client simultaneously receives and consumes the benefits of the services as they are provided. The transaction prices contain both fixed fee and variable usage-based consideration. Variable usage-based consideration is constrained by candidates accepting offers of permanent employment. We recognize revenue on the fixed fee as the performance obligations are satisfied and usage-based fees as the constraint is lifted. We do not incur incremental costs to obtain our RPO contracts. The costs to fulfill these contracts are expensed as incurred.

The Company recognizes revenue for our contracting services over time as services are performed in an amount that reflects the consideration we expect to be entitled to and have an enforceable right to payment in exchange for our services, which is generally calculated as hours worked multiplied by the agreed-upon hourly bill rate. The client simultaneously receives and consumes the benefits of the services as they are provided. We do not incur incremental costs to obtain our contracting contracts. The costs incurred to fulfill these contracts are expensed as incurred.

As a practical expedient, we do not disclose the value of unsatisfied performance obligations for (i) contracts with an expected original duration of one year or less and (ii) contracts for which we recognize revenue at the amount to which we have the right to invoice for services performed.

Income Taxes

We account for income taxes using the asset and liability method in accordance with Accounting Standards Codification (“ASC”) 740, “Income Taxes.” This standard establishes financial accounting and reporting standards for the effects of income taxes that result from an enterprise’s activities. It requires an asset and liability approach for financial accounting and reporting of income taxes.

The calculation of net deferred tax assets assumes sufficient future earnings for the realization of such assets as well as the continued application of currently anticipated tax rates. Included in net deferred tax assets is a valuation allowance for deferred tax assets where management believes it is more likely than not that the deferred tax assets will not be realized in the relevant jurisdiction. If we determine that a deferred tax asset will not be realizable, an adjustment to the deferred tax asset will result in a reduction of earnings at that time. Our assessment includes an analysis of whether deferred tax assets will be realized in the ordinary course of operations based on the available positive and negative evidence, including the scheduling of deferred tax liabilities and forecasted income from operations. The underlying assumptions we use in forecasting future taxable income require significant judgment. In the event that actual income from operations differs from forecasted amounts, or if we change our estimates of forecasted income from operations, we could record additional charges or reduce allowances in order to adjust the carrying value of deferred tax assets to their realizable amount. Such adjustments could be material to our Consolidated Financial Statements. See Note 7 to the Consolidated Financial Statements for further information regarding deferred tax assets and valuation allowances.

ASC 740-10-55-3, “Recognition and Measurement of Tax Positions - a Two Step Process,” provides implementation guidance related to the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a two-step evaluation process for a tax position taken or expected to be taken in a tax return. The first step is recognition and the second is measurement. ASC 740 also provides guidance on derecognition, measurement, classification, disclosures, transition and accounting for interim periods. In addition, ASC 740-10-25-9 provides guidance on how to determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. As of December 31, 2024, the Company’s gross liability for income taxes associated with uncertain tax positions was $0.1 million.

The Company’s unrecognized tax benefits, if recognized in the future, would affect the Company’s annual effective income tax rate. See Note 7 to the Consolidated Financial Statements for further information regarding unrecognized tax benefits. We elected to continue our historical practice of classifying applicable interest and penalties as a component of the provision for income taxes.

We provide tax reserves for federal, state, local and international exposures relating to periods subject to audit. The development of reserves for these exposures requires judgments about tax issues, potential outcomes and timing, and is a subjective critical estimate. We assess our tax positions and record tax benefits for all years subject to examination based upon management’s evaluation of the facts, circumstances and information available at the reporting dates. For those tax positions where it is more likely than not that a tax benefit will be sustained, we have recorded the largest amount of tax benefit with greater than 50% likelihood of being realized upon settlement with a tax authority that has full knowledge of all relevant information. For those tax positions where it is not more likely than not that a tax benefit will be sustained, no tax benefit has been recognized in the Consolidated Financial Statements. Where applicable, associated interest and penalties have also been recognized. Although the outcome relating to these exposures are uncertain, we believe that our reserves reflect the probable outcome of known tax contingencies. In certain circumstances, the ultimate outcome of exposures and risks involves significant uncertainties which render them inestimable. If actual outcomes differ materially from these estimates, including those that cannot be quantified, they could have a material impact on our results of operations.

The Company has provided for tax on all unremitted earnings of our foreign subsidiaries taking into consideration all expected future events based on presently existing tax laws and rates.

The Company has elected to recognize the tax on Global Intangible Low Taxed Income (“GILTI”) as a period expense in the year the tax is incurred.

Business Combinations and Asset Acquisitions

Business Combinations are accounted for under the acquisition method in accordance with ASC 805, “Business Combinations.” The acquisition method requires identifiable assets acquired and liabilities assumed and any non-controlling interest in the business acquired to be recognized and measured at fair value on the acquisition date, which is the date that the acquirer obtains control of the acquired business. The amount by which the fair value of consideration transferred as the purchase price exceeds the net fair value of assets acquired and liabilities assumed is recorded as goodwill. Acquisitions that do not meet the definition of a business under the ASC are accounted for as asset acquisitions. Asset acquisitions are accounted for by allocating the cost of the acquisition to the individual assets acquired and liabilities assumed on a relative fair value basis. Goodwill is not recognized in an asset acquisition with any consideration in excess of net assets acquired allocated to acquired assets on a relative fair value basis. Transaction costs are expensed in a business combination and are considered a component of the cost of the acquisition in an asset acquisition.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2024

This Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) should be read in conjunction with the Consolidated Financial Statements and the notes thereto. This MD&A contains forward-looking statements. Please see “FORWARD-LOOKING STATEMENTS” for a discussion of the uncertainties, risks, and assumptions associated with these statements. This MD&A also uses the non-generally accepted accounting principle measure of earnings before interest, taxes, depreciation and amortization (“EBITDA”).

This MD&A includes the following sections:

•	Executive Overview

•	Results of Operations

•	Liquidity and Capital Resources

•	Contingencies

•	Critical Accounting Estimates

•	Recent Accounting Pronouncements

•	Forward-Looking Statements

Executive Overview

The Company’s objective is to increase value to the Company’s stockholders by providing global Recruitment Process Outsourcing (“RPO”) solutions to customers. With direct operations in sixteen countries and relationships with specialized professionals and organizations around the globe, the Company brings a strong ability to match talent with opportunities by assessing, recruiting, developing, and engaging highly successful people for the Company’s clients. The Company combines broad geographic presence, world-class talent solutions and a tailored, consultative approach to help businesses and professionals achieve maximum performance. The Company’s focus is to continually upgrade its service offerings and delivery capability tools to make the Company and candidates more successful in achieving clients’ business requirements.

The Company’s proprietary frameworks, assessment tools, and leadership development programs, coupled with its broad geographic footprint, allow the Company to design and implement regional and global outsourced recruitment solutions that the Company believes greatly enhance the quality and efficiency of its clients’ hiring.

To meet the Company’s objective, the Company engages in the following initiatives:

•	Facilitating growth and development of the global RPO business through strategic investments in people, innovation, and technology;

•	Building and differentiating the Company’s brand through its unique outsourcing solutions offerings; and

•	Improving the Company’s cost structure and efficiency of its support functions and infrastructure.

We continue to explore all strategic alternatives to maximize value for the Company’s stockholders, including without limitation, improving the market position and profitability of our services in the marketplace, and enhancing our valuation. We may pursue our goals through organic growth, strategic initiatives, or other alternatives. Additionally, we will continue to monitor capital markets for opportunities to repurchase shares, and consider other actions designed to enhance value to our stockholders, as well as review information regarding potential acquisitions or combinations, both within the RPO business line as well as other businesses, and provide information to third parties regarding potential dispositions of assets or business lines, from time to time.

This MD&A discusses the results of the Company’s RPO business for the years ended December 31, 2024 and 2023.

Current Market Conditions

Our clients’ demands for RPO and contracting services largely depend on the market conditions and the strength of the labor markets in the countries where we operate. In 2024, the market conditions remained challenging due to persistent inflation, higher interest rates and decreased demand for labor in certain markets. We anticipate that these challenging market conditions will continue into 2025.

Economic conditions in most of the world’s major markets continued to slow down throughout 2024. Higher than expected inflation in most markets and rising interest rates have led to significant market disruption, including further wage inflation, increased operating costs, staffing challenges, reduced consumer confidence, and limited capital market accessibility that impact our business. In addition, in connection with the challenging business environment, some of our customers have reduced demand, and certain other customers have eliminated our services on a temporary or permanent basis. These conditions and expected future inflation and potential interest rate increases could have material adverse impacts on various aspects of our business in the future.

The continued economic uncertainty has also resulted in volatility in global currencies. Stronger foreign currencies in other markets compared to the U.S. dollar during a reporting period cause local currency results of the Company’s foreign operations to be translated into more U.S. dollars.

Constant Currency (Non-GAAP Financial Measure)

The Company operates on a global basis, with the majority of its revenue generated outside of the U.S. Accordingly, fluctuations in foreign currency exchange rates can affect our results of operations. For the discussion of reportable segment results of operations, the Company uses constant currency information. Constant currency compares financial results between periods as if exchange rates had remained constant period-over-period. The Company defines the term “constant currency” to mean that financial data for previously reported periods are translated into U.S. dollars using the same foreign currency exchange rates that were used to translate financial data for the current period. Constant currency metrics should not be considered in isolation or as a substitute for reported results prepared in accordance with generally accepted accounting principles (“GAAP”) in the U.S. The Company’s management reviews and analyzes business results in constant currency because it believes these results better represent the Company’s underlying business trends.

Financial Performance

The following is a summary of the Company’s financial performance highlights for the years ended December 31, 2024 and 2023. This summary should be considered in the context of the additional disclosures in this MD&A which further highlight the Company’s results by segment.

•

Revenue was $140.1 million for the year ended December 31, 2024, compared to $161.3 million for 2023, a decrease of $21.3 million, or 13%. The decrease in revenue was principally driven by declines in Australia and the Americas.

•

On a constant currency basis, revenue also decreased $21.3 million, or 13%, primarily due to a decrease in RPO revenue of $10.6 million, or 14%, and a decline in contracting revenue of $10.7 million, or 13%, compared to 2023.

•

Selling, general and administrative expenses, and other non-operating income (expense) (“SG&A and Non-Op”) was $72.6 million for the year ended December 31, 2024, compared to $76.6 million for 2023, a decrease of $4.0 million, or 5%.

•

On a constant currency basis, SG&A and Non-Op decreased $4.1 million or 5%. The decrease was principally due to higher staff costs as a percentage of revenue, partially offset by a $1.1 million benefit payout received in the Americas in the prior year. SG&A and Non-Op, as a percentage of revenue, was 52% for the year ended December 31, 2024, compared to 48% for 2023.

•	EBITDA loss was $2.5 million for the year ended December 31, 2024, compared to EBITDA of $3.7 million for 2023. On a constant currency basis, EBITDA decreased $6.1 million in 2024 compared to 2023.

•	Net loss was $4.8 million for the year ended December 31, 2024, compared to a net income of $2.2 million for 2023. On a constant currency basis, net income decreased $7.1 million in 2024.

Changes in revenue, adjusted net revenue, SG&A and Non-Op, operating income (loss), net income (loss) and EBITDA (loss) include the effect of changes in foreign currency exchange rates. The tables below include a reconciliation of constant currency results to the most directly comparable U.S. GAAP financial measures, and summarize the impact of foreign currency exchange rate adjustments on the Company’s operating results for the years ended December 31, 2024 and 2023.

	Year Ended December 31,
	2024	2023
$ in thousands	As reported	As reported	Currency translation	Constant currency
Revenue:
Americas	$27,894	$31,254	$(26)	$31,228
Asia Pacific	86,704	103,857	(608)	103,249
EMEA	25,458	26,227	659	26,886

Total	$140,056	$161,338	$25	$161,363

Adjusted net revenue (a):
Americas	$25,144	$30,141	$(21)	$30,120
Asia Pacific	29,416	33,675	(226)	33,449
EMEA	15,592	16,451	415	16,866

Total	$70,152	$80,267	$168	$80,435

SG&A and Non-Op (b):
Americas	$25,011	$31,171	$(77)	$31,094
Asia Pacific	28,708	27,608	(181)	27,427
EMEA	15,313	14,866	384	15,250
Corporate	3,589	2,959	—	2,959

Total	$72,621	$76,604	$126	$76,730

Operating income (loss):
Americas	$(598)	$(2,514)	$(4)	$(2,518)
Asia Pacific	1,055	6,894	(18)	6,876
EMEA	521	1,988	41	2,029
Corporate	(4,787)	(4,985)	—	(4,985)

Total	$(3,809)	$1,383	$19	$1,402

Net (loss) income, consolidated	$(4,770)	$2,198	$159	$2,357

EBITDA (loss)(c):
Americas	$339	$(704)	$(7)	$(711)
Asia Pacific	482	5,859	(43)	5,816
EMEA	298	1,582	30	1,612
Corporate	(3,588)	(3,074)	—	(3,074)

Total	$(2,469)	$3,663	$(20)	$3,643

(a)	Represents Revenue less the Direct contracting costs and reimbursed expenses caption on the Consolidated Statements of Operations.

(b)

SG&A and Non-Op is a measure that management uses to evaluate the segments’ expenses, which include the following captions on the Consolidated Statements of Operations: Salaries and related, Office and general, Marketing and promotion, and Other income (expense), net. Corporate management expenses are included in the segments’ other income (expense).

(c)	See EBITDA reconciliation in the following section.

Use of EBITDA (Non-GAAP Financial Measure)

Management believes EBITDA is a meaningful indicator of the Company’s performance that provides useful information to investors regarding the Company’s financial condition and results of operations. EBITDA is considered by management as an indicator of operating performance and the most comparable measure across the regions in which we operate. Management uses this measurement to evaluate capital needs and working capital requirements. Similar to constant currency, EBITDA should not be considered in isolation or as a substitute for operating income or net income prepared in accordance with U.S. GAAP or as a measure of the Company’s profitability. EBITDA is derived from net income (loss) adjusted for the provision for (benefit from) income taxes, interest expense (income), and depreciation and amortization.

The reconciliation of EBITDA to the most directly comparable U.S. GAAP financial measure is provided in the table below:

	Year Ended December 31,
$ in thousands	2024	2023
Net (loss) income	$(4,770)	$2,198
Adjustments to net (loss) income
Provision for income taxes	1,300	370
Interest income, net	(360)	(372)
Depreciation and amortization expense	1,361	1,467

Total adjustments from net (loss) income to EBITDA	2,301	1,465

EBITDA (loss)	$(2,469)	$3,663

Results of Operations:

Americas (reported currency)

Revenue - Americas

	Year Ended December 31,
	2024	2023	Change in amount	Change in %
$ in millions	As reported	As reported
Americas
Revenue	$27.9	$31.3	$(3.4)	(11)%

For the year ended December 31, 2024, RPO revenue decreased by $5.7 million, or 19%, while contracting revenue increased by $2.3 million, or 240%. The decrease in RPO revenue was mainly due to lower demand from existing clients, while the increase in contracting revenue was a result of new client wins and higher demand from existing clients.

Adjusted net revenue - Americas

	Year Ended December 31,
	2024	2023	Change in amount	Change in %
$ in millions	As reported	As reported
Americas
Adjusted net revenue	$25.1	$30.1	$(5.0)	(17)%
Adjusted net revenue as a percentage of revenue	90%	96%	N/A	N/A

For the year ended December 31, 2024, RPO adjusted net revenue decreased $5.5 million, or 18%, while contracting adjusted net revenue increased $0.5 million, or 336%, compared to 2023. The changes in RPO and contracting adjusted net revenue were due to the same factors noted above under “Revenue—Americas.”

Total adjusted net revenue, as a percentage of revenue, decreased to 90% for 2024, compared to 96% for 2023, primarily attributable to the lower mix of RPO to contracting revenue in 2024 compared to 2023.

SG&A and Non-Op - Americas

	Year Ended December 31,
	2024	2023	Change in amount	Change in %
$ in millions	As reported	As reported
Americas
SG&A and Non-Op	$25.0	$31.2	$(6.2)	(20)%
SG&A and Non-Op as a percentage of revenue	90%	100%	N/A	N/A

For the year ended December 31, 2024, SG&A and Non-Op decreased $6.2 million, or 20%, compared to 2023, while SG&A and Non-Op as a percentage of revenue decreased from 100% to 90%. The decrease in SG&A and Non-Op as a percentage of revenue was primarily due to the decline in consultant staff costs outpacing the decrease in adjusted net revenue. SG&A and Non-Op in 2023 included proceeds received in early 2024 of $1.1 million related to a benefit payout.

Operating Loss and EBITDA (Loss) - Americas

	Year Ended December 31,
	2024	2023	Change in amount	Change in %
$ in millions	As reported	As reported
Americas
Operating loss	$(0.6)	$(2.5)	$1.9	76%
EBITDA (loss)	$0.3	$(0.7)	$1.0	148%
EBITDA (loss) as a percentage of revenue	1%	(2)%	N/A	N/A

Operating loss of $0.6 million decreased compared to operating loss of $2.5 million in 2023 primarily due to lower declines in adjusted net revenue and lower SG&A and Non-Op as a percentage of revenue.

For the year ended December 31, 2024, EBITDA was $0.3 million, or 1% of revenue, compared to EBITDA loss of $0.7 million, or 2% of revenue, in 2023. The increase in EBITDA was due to the same factors noted above.

The difference between operating loss and EBITDA for the year ended December 31, 2023, was primarily due to the proceeds of $1.1 million related to a benefit payout recognized in 2023.

Asia Pacific (constant currency)

Revenue - Asia Pacific

	Year Ended December 31,
	2024	2023	Change in amount	Change in %
$ in millions	As reported	Constant currency
Asia Pacific
Revenue	$86.7	$103.2	$(16.5)	(16)%

For the year ended December 31, 2024, contracting revenue decreased by $12.9 million, or 18%, while RPO revenue decreased by $3.6 million, or 12%, compared to 2023.

In Australia, for the year ended December 31, 2024, revenue decreased $21.3 million, or 23%, compared to 2023. The decline was primarily in contracting revenue, which decreased by $13.4 million, or 20%, while RPO revenue, decreased by $7.8 million, or 31%. The decreases in both contracting and RPO revenue were primarily due to lower demand from existing clients.

In Asia, revenue increased $4.9 million, or 49%, for the year ended December 31, 2024, compared to 2023. The increase in revenue was primarily driven by the Singapore Acquisition, which contributed 57 percentage points to the revenue growth.

Adjusted net revenue - Asia Pacific

	Year Ended December 31,
	2024	2023	Change in amount	Change in %
$ in millions	As reported	Constant currency
Asia Pacific
Adjusted net revenue	$29.4	$33.4	$(4.0)	(12)%
Adjusted net revenue as a percentage of revenue	34%	32%	N/A	N/A

For the year ended December 31, 2024, RPO adjusted net revenue decreased by $3.2 million, or 11%, while contracting adjusted net revenue decreased by $0.8 million, or 24%, compared to the same period in 2023.

In Australia, adjusted net revenue decreased by $8.0 million, or 29%, for the year ended December 31, 2024, compared to the same period in 2023. The decrease was primarily reflected in RPO adjusted net revenue, which declined by $7.4 million, or 31%, while contracting adjusted net revenue decreased by $0.6 million, or 19%, compared to 2023.

In Asia, adjusted net revenue increased $4.0 million, or 67%, for the year ended December 31, 2024, compared to 2023. The increase in adjusted net revenue was primarily driven by the Singapore Acquisition, which contributed 80 percentage points to the revenue growth. (see Note 5 to the Consolidated Financial Statements).

Adjusted net revenue as a percentage of revenue, for the year ended December 31, 2024, was 34%, compared to 32% for 2023. The increase in total adjusted net revenue as a percentage of revenue was attributed to the greater mix of higher margin RPO revenue to contracting revenue in 2024 (as contracting is generally a lower margin service offering), compared to 2023.

SG&A and Non-Op - Asia Pacific

	Year Ended December 31,
	2024	2023	Change in amount	Change in %
$ in millions	As reported	Constant currency
Asia Pacific
SG&A and Non-Op	$28.7	$27.4	$1.3	5%
SG&A and Non-Op as a percentage of revenue	33%	27%	N/A	N/A

For the year ended December 31, 2024, SG&A and Non-Op increased $1.3 million, or 5%, compared to 2023. The increase was primarily due to higher consultant staff and overhead costs. SG&A and Non-Op, as a percentage of revenue, was 33% in 2024, compared to 27% in 2023. The increase in SG&A and Non-Op as a percentage of revenue was primarily due to the decline in adjusted net revenue.

Operating Income and EBITDA - Asia Pacific

	Year Ended December 31,
	2024	2023	Change in amount	Change in %
$ in millions	As reported	Constant currency
Asia Pacific
Operating income	$1.1	$6.9	$(5.8)	(85)%
EBITDA	$0.5	$5.8	$(5.3)	(92)%
EBITDA as a percentage of revenue	1%	6%	N/A	N/A

Operating income was $1.1 million for the year ended December 31, 2024, compared to $6.9 million for 2023. The decrease in operating income was principally due to the changes in adjusted net revenue and SG&A and Non-Op, as described above.

For the year ended December 31, 2024, EBITDA was $0.5 million, or 1% of revenue, compared to EBITDA of $5.8 million, or 6% of revenue, in 2023. The decrease in EBITDA for the year ended December 31, 2024 was primarily due to the factors noted above.

The difference between operating income and EBITDA for the years ended December 31, 2024 and 2023 was principally due to corporate management expenses.

EMEA (constant currency)

Revenue - EMEA

	Year Ended December 31,
	2024	2023	Change in amount	Change in %
$ in millions	As reported	Constant currency
EMEA
Revenue	$25.5	$26.9	$(1.4)	(5)%

For the year ended December 31, 2024, RPO revenue decreased by $1.4 million, or 8%, while contracting revenue decreased by $0.1 million, or 1% compared to 2023.

In the U.K., for the year ended December 31, 2024, revenue decreased by $2.6 million, or 10%, to $22.9 million from $25.5 million in 2023. The decrease was principally driven by lower RPO revenue of $2.5 million.

In Continental Europe, for the year ended December 31, 2024, total revenue was $2.3 million, compared to $1.4 million for 2023, an increase of $0.9 million, or 66%. The increase was primarily due to new client wins

In the Middle East, total revenue and RPO revenue was $0.2 million for the year ended December 31, 2024.

Adjusted net revenue - EMEA

	Year Ended December 31,
	2024	2023	Change in amount	Change in %
$ in millions	As reported	Constant currency
EMEA
Adjusted net revenue	$15.6	$16.9	$(1.3)	(8)%
Adjusted net revenue as a percentage of revenue	61%	63%	N/A	N/A

For the year ended December 31, 2024, adjusted net revenue decreased by $1.3 million, or 8%, driven by a decrease in RPO adjusted net revenue of $1.4 million, or 9%, compared to the same period in 2023, partially offset by an increase in contracting adjusted net revenue of $0.1 million, or 34%.

In the U.K., total adjusted net revenue for the year ended December 31, 2024 decreased by $2.4 million, or 16%, compared to the same period in 2023, driven by a decrease in RPO adjusted net revenue of $2.6 million, or 17%.

In Continental Europe, for the year ended December 31, 2024, total adjusted net revenue increased by $0.9 million, or 70%, compared to the same period in 2023, due to new client wins.

In the Middle East, total adjusted net revenue and RPO adjusted net revenue was $0.2 million for the year ended December 31, 2024.

SG&A and Non-Op - EMEA

	Year Ended December 31,
	2024	2023	Change in amount	Change in %
$ in millions	As reported	Constant currency
EMEA
SG&A and Non-Op	$15.3	$15.2	$0.1	—%
SG&A and Non-Op as a percentage of revenue	60%	57%	N/A	N/A

For the year ended December 31, 2024, SG&A and Non-Op increased by $0.1 million, or 0%, compared to 2023. The slight increase was primarily driven by higher salaries and related costs. SG&A and Non-Op, as a percentage of revenue, was 60% in 2024 compared to 57% in 2023. The increase in SG&A and Non-Op as a percentage of revenue was primarily due to the decrease in adjusted net revenue.

Operating Income and EBITDA - EMEA

	Year Ended December 31,
	2024	2023	Change in amount	Change in %
$ in millions	As reported	Constant currency
EMEA
Operating income:	$0.5	$2.0	$(1.5)	(74)%
EBITDA	$0.3	$1.6	$(1.3)	(82)%
EBITDA as a percentage of revenue	1%	6%	N/A	N/A

Operating income was $0.5 million for the year ended December 31, 2024, compared to $2.0 million for 2023. The decrease was principally due to lower adjusted net revenue, as described above.

For the year ended December 31, 2024, EBITDA was $0.3 million, or 1% of revenue, compared to EBITDA of $1.6 million for 2023. The decrease in EBITDA was principally due to the factors noted above.

The difference between operating income and EBITDA for the years ended December 31, 2024 and 2023 was principally due to corporate management expenses and foreign currency exchange.

The following are discussed in reported currency

Corporate expenses, net of corporate management expenses

For the year ended December 31, 2024, corporate expenses were $3.6 million compared to $3.0 million for 2023, an increase of $0.6 million, or 20%. The increase was primarily due to lower corporate allocations, partially offset by lower travel and entertainment and stock-based compensation expenses.

Depreciation and Amortization Expense

Depreciation and amortization expense was $1.4 million and $1.5 million for the years ended December 31, 2024 and 2023, respectively.

Interest Income, Net

Net interest income was $0.4 million for each of the years ended December 31, 2024 and 2023.

Other income (expense), Net

Net other expense was $0.0 million for the year ended December 31, 2024, as opposed to net other income of $0.8 million for the same period in 2023. The decrease in net other income was primarily due to a benefit payout of $1.1 million, partially offset by one-time client administrative costs of $0.2 million, both of which were incurred in the prior year.

Provision for (benefit from) Income Taxes

The provision for income taxes for the year ended December 31, 2024 was $1.3 million, on $3.5 million of pre-tax loss, compared to a provision from income taxes of $0.4 million on $2.6 million of pre-tax income for 2023. The effective tax rate (“ETR”) for the year ended December 31, 2024 was negative 37.5%, compared to 14.4% for 2023. For the year ended December 31, 2024, the effective tax rates differed from the U.S. federal statutory rate of 21% primarily due to pre-tax losses for which no tax benefit can be recognized, changes in valuation allowances in the U.S., China, and certain foreign jurisdictions that reduce or eliminate the ETR on current year profits or losses, foreign tax rate differences, and non-deductible expenses. For the year ended December 31, 2023, the effective tax rates differed from the U.S. Federal statutory rate of 21% primarily due to a discrete tax benefit recognized following the lapse of certain statutes of limitations related to Spain, recognition of a portion of a deferred tax asset in Canada, state income taxes, changes in valuation allowances in the U.S. and certain foreign jurisdictions which reduces or eliminates the ETR on current year profits or losses, foreign tax rate differences, taxes on repatriations or deemed repatriation of foreign profits, and non-deductible expenses. The current year ETR differs significantly from the prior year ETR primarily due to the interaction of similar rate reconciliation items, including change in valuation allowance, with a negative pretax book income in the current period versus positive pretax book income in the prior year comparative period.

Net (Loss) Income

Net loss was $4.8 million for the year ended December 31, 2024, compared to net income of $2.2 million for 2023, a decrease in net income of $7.0 million. Basic and diluted losses per share were $1.59 for the year ended December 31, 2024, compared to basic and diluted income per share of $0.72 and $0.70, respectively, in 2023.

Liquidity and Capital Resources

As of December 31, 2024, cash and cash equivalents and restricted cash totaled $17.7 million, as compared to $23.2 million as of December 31, 2023. The following table summarizes the cash flow activities for the years ended December 31, 2024 and 2023:

	For The Year Ended December 31,
$ in millions	2024	2023
Net cash (used in) provided by operating activities	$(2.8)	$0.3
Net cash provided by (used in) investing activities	1.1	(2.2)
Net cash used in financing activities	(3.1)	(2.5)
Effect of exchange rates on cash, cash equivalents, and restricted cash	(0.7)	—

Net decrease in cash, cash equivalents, and restricted cash	$(5.5)	$(4.3)*

*	Does not sum due to rounding

Cash Flows from Operating Activities

For the year ended December 31, 2024, net cash used in operating activities was $2.8 million, as compared to $0.3 million of net cash provided by operating activities for the same period in 2023, resulting in a decrease in net cash provided by operating activities of $3.1 million. The decline was principally from the Company’s lower net income in 2024, partially offset by more favorable working capital comparisons to the prior year.

Cash Flows from Investing Activities

For the year ended December 31, 2024, net cash provided by investing activities was $1.1 million, compared to $2.2 million of net cash used in investing activities in 2023. Net cash provided by investing activities in 2024 reflects $1.1 million in cash received from benefit payouts, while net cash used in investing activities in 2023 primarily reflects cash paid of $2.1 million in October 2023 for the acquisition of Singapore (see Note 5 to the Consolidated Financial Statements for additional information.)

Cash Flows from Financing Activities

For the year ended December 31, 2024, net cash used in financing activities was $3.1 million, compared to $2.5 million in 2023. The increase in net cash used was primarily attributed to repurchases of shares of common stock of $2.8 million in 2024, including cash paid for tax withholdings, compared to repurchases of $1.0 million in the previous year.

Invoice Finance Credit Facility

On April 8, 2019, the Company’s Australian subsidiary (“Australian Borrower”) entered into an invoice finance credit facility agreement (the “NAB Facility Agreement”) with National Australia Bank Limited (“NAB”). The NAB Facility Agreement provides the Australian Borrower with the ability to borrow funds based on a percentage of eligible trade receivables up to a maximum of 4 million Australian dollars. No receivables have terms greater than 90 days, and any risk of loss is retained by the Australian Borrower. The interest rate is calculated as the variable receivable finance indicator rate, plus a margin of 1.60% per annum. Borrowings under this facility are secured by substantially all of the assets of the Australian Borrower. The NAB Facility Agreement does not have a stated maturity date and can be terminated by either the Australian Borrower or NAB upon 90 days written notice. As of December 31, 2024, there were no amounts outstanding under the NAB Facility Agreement. Interest expense and fees incurred on the NAB Facility Agreement were $17 thousand for each of the years ended December 31, 2024 and 2023. The Company was in compliance with all financial covenants under the NAB Facility Agreement as of December 31, 2024.

On May 25, 2022, Hudson Global Resources (Singapore) Pte. Ltd. (“Singapore Borrower”), which the Company acquired on October 31, 2023 (see Note 5 to the Consolidated Financial Statements), and the Hong Kong and Shanghai Banking Corporation Limited (“HSBC”), entered into an invoice finance credit facility agreement (the “HSBC Facility Agreement”). The HSBC Facility Agreement allows the Singapore Borrower to borrow funds up to a maximum of 1 million Singapore dollars, based on a percentage of eligible trade receivables. All receivables have a term of no more than 60 days, and any risk of loss is borne by the Singapore Borrower. The interest rate is calculated as the bank’s external cost of capital, plus a margin of 3.5% per annum. The Company ended the HSBC Facility Agreement in May 2024 and has no outstanding amounts under the HSBC Facility Agreement. The interest expense and fees incurred on the HSBC Facility Agreement amounted to $6 thousand and $3 thousand for the years ending December 31, 2024 and 2023, respectively.

Liquidity and Capital Resources Outlook

As of December 31, 2024, the Company had cash and cash equivalents on hand of $17.0 million. The Company also has the capability to borrow an additional 4 million Australian dollars under the NAB Facility Agreement.

Other than as described above, the Company has no financial guarantees, outstanding debt or other lease agreements or arrangements that could trigger a requirement for an early payment or that could change the value of our assets. The Company believes that it has sufficient liquidity to satisfy its needs through at least the next 12 months, based on the Company’s financial position as of December 31, 2024. The Company’s near-term cash requirements during 2025 are primarily related to the funding of the Company’s operations. For the full year 2025, the Company expects to make capital expenditures of less than $0.5 million. The Company is closely managing its capital spending and will perform capital additions where economically prudent, while continuing to invest strategically for future growth.

As of December 31, 2024, $7.5 million of the Company’s cash and cash equivalents noted above was held in the U.S. and the remainder was held internationally, primarily in Australia ($4.1 million), Singapore ($1.3 million), the Philippines ($0.9 million), Hong Kong ($0.9 million), Belgium ($0.8 million), the U.K. ($0.3 million), India ($0.3 million), Canada ($0.2 million), and China ($0.2 million). The majority of the Company’s offshore cash is available to it as a source of funds, net of any tax obligations or assessments.

The Company believes that future external market conditions remain uncertain, particularly access to credit, rates of near-term projected economic growth, and levels of unemployment in the markets in which the Company operates. Due to these uncertain external market conditions, the Company cannot provide assurance that its actual cash requirements will not be greater in the future than those currently expected, especially if market conditions deteriorate substantially and interest rates and inflation continue to increase. If sources of liquidity are not available or if the Company cannot generate sufficient cash flow from operations, the Company could be required to obtain additional sources of funds through additional operating improvements, capital market transactions, asset sales or financing from third parties, or a combination of these sources. The Company cannot provide assurance that these additional sources of funds will be available or, if available, would have reasonable terms.

Off-Balance Sheet Arrangements

None.

Contingencies

From time to time in the ordinary course of business, the Company is subject to compliance audits by U.S. federal, state, local, and foreign government regulatory, tax, and other authorities relating to a variety of regulations, including wage and hour laws, unemployment taxes, workers’ compensation, immigration, and income, value-added, and sales taxes. The Company is also subject to, from time to time in the ordinary course of business, various claims, lawsuits, and other complaints from, for example, clients, candidates, suppliers, landlords for both leased and subleased properties, former and current employees, and regulators or tax authorities. Periodic events and management actions such as business reorganization initiatives can change the number and types of audits, claims, lawsuits, contract disputes, or complaints asserted against the Company. Such events can also change the likelihood of assertion and the behavior of third parties to reach resolution regarding such matters.

The economic conditions in the recent past have given rise to many news reports and bulletins from clients, tax authorities and other parties about changes in their procedures for audits, payment, plans to challenge existing contracts and other such matters aimed at being more aggressive in the resolution of such matters in their own favor. The Company believes that it has appropriate procedures in place for identifying and communicating any matters of this type, whether asserted or likely to be asserted, and it evaluates its liabilities in light of the prevailing circumstances. Changes in the behavior of third parties could cause the Company to change its view of the likelihood of a claim and what might constitute a trend. Employment laws vary in the markets in which we operate, and in some cases, employees and former employees have extended periods during which they may bring claims against the Company.

For matters that reach the threshold of probable and estimable, the Company establishes reserves for legal, regulatory, and other contingent liabilities. The Company did not have any reserves as of December 31, 2024 and 2023. Although the outcome of these matters cannot be determined, the Company believes that none of the currently pending matters, individually or in the aggregate, will have a material adverse effect on the Company’s financial condition, results of operations, or liquidity.

Critical Accounting Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our Consolidated Financial Statements, which have been prepared in accordance with U.S. GAAP. The preparation of financial statements in accordance with U.S. GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. U.S. GAAP provides the framework from which to make these estimates, assumptions and disclosures. We choose accounting policies within U.S. GAAP that our management believes are appropriate to accurately and fairly report our operating results and financial position in a consistent manner. Our management regularly assesses these policies in light of current and forecasted economic conditions. Our accounting policies are stated in Note 2 to the Consolidated Financial Statements. We believe the following accounting policies are critical to understanding our results of operations and affect the more significant judgments and estimates used in the preparation of our Consolidated Financial Statements that are inherently uncertain.

Revenue Recognition

The Company recognizes revenue for our RPO business over time in an amount that reflects the consideration we expect to be entitled to and have an enforceable right to payment in exchange for our services. The client simultaneously receives and consumes the benefits of the services as they are provided. The transaction prices contain both fixed fee and variable usage-based consideration. Variable usage-based consideration is constrained by candidates accepting offers of permanent employment. We recognize revenue on the fixed fee as the performance obligations are satisfied and usage-based fees as the constraint is lifted. We do not incur incremental costs to obtain our RPO contracts. The costs to fulfill these contracts are expensed as incurred.

The Company recognizes revenue for our contracting services over time as services are performed in an amount that reflects the consideration we expect to be entitled to and have an enforceable right to payment in exchange for our services, which is generally calculated as hours worked multiplied by the agreed-upon hourly bill rate. The client simultaneously receives and consumes the benefits of the services as they are provided. We do not incur incremental costs to obtain our contracting contracts. The costs incurred to fulfill these contracts are expensed as incurred.

As a practical expedient, we do not disclose the value of unsatisfied performance obligations for (i) contracts with an expected original duration of one year or less and (ii) contracts for which we recognize revenue at the amount to which we have the right to invoice for services performed.

Income Taxes

We account for income taxes using the asset and liability method in accordance with Accounting Standards Codification (“ASC”) 740, “Income Taxes.” This standard establishes financial accounting and reporting standards for the effects of income taxes that result from an enterprise’s activities. It requires an asset and liability approach for financial accounting and reporting of income taxes.

The calculation of net deferred tax assets assumes sufficient future earnings for the realization of such assets as well as the continued application of currently anticipated tax rates. Included in net deferred tax assets is a valuation allowance for deferred tax assets where management believes it is more likely than not that the deferred tax assets will not be realized in the relevant jurisdiction. If we determine that a deferred tax asset will not be realizable, an adjustment to the deferred tax asset will result in a reduction of earnings at that time. Our assessment includes an analysis of whether deferred tax assets will be realized in the ordinary course of operations based on the available positive and negative evidence, including the scheduling of deferred tax liabilities and forecasted income from operations. The underlying assumptions we use in forecasting future taxable income require significant judgment. In the event that actual income from operations differs from forecasted amounts, or if we change our estimates of forecasted income from operations, we could record additional charges or reduce allowances in order to adjust the carrying value of deferred tax assets to their realizable amount. Such adjustments could be material to our Consolidated Financial Statements. See Note 7 to the Consolidated Financial Statements for further information regarding deferred tax assets and valuation allowances.

ASC 740-10-55-3, “Recognition and Measurement of Tax Positions—a Two Step Process,” provides implementation guidance related to the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a two-step evaluation process for a tax position taken or expected to be taken in a tax return. The first step is recognition and the second is measurement. ASC 740 also provides guidance on derecognition, measurement, classification, disclosures, transition and accounting for interim periods. In addition, ASC 740-10-25-9 provides guidance on how to determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. As of December 31, 2024, the Company’s gross liability for income taxes associated with uncertain tax positions was $0.1 million.

The Company’s unrecognized tax benefits, if recognized in the future, would affect the Company’s annual effective income tax rate. See Note 7 to the Consolidated Financial Statements for further information regarding unrecognized tax benefits. We elected to continue our historical practice of classifying applicable interest and penalties as a component of the provision for income taxes.

We provide tax reserves for federal, state, local and international exposures relating to periods subject to audit. The development of reserves for these exposures requires judgments about tax issues, potential outcomes and timing, and is a subjective critical estimate. We assess our tax positions and record tax benefits for all years subject to examination based upon management’s evaluation of the facts, circumstances and information available at the reporting dates. For those tax positions where it is more likely than not that a tax benefit will be sustained, we have recorded the largest amount of tax benefit with greater than 50% likelihood of being realized upon settlement with a tax authority that has full knowledge of all relevant information. For those tax positions where it is not more likely than not that a tax benefit will be sustained, no tax benefit has been recognized in the Consolidated Financial Statements. Where applicable, associated interest and penalties have also been recognized. Although the outcome relating to these exposures are uncertain, we believe that our reserves reflect the probable outcome of known tax contingencies. In certain circumstances, the ultimate outcome of exposures and risks involves significant uncertainties which render them inestimable. If actual outcomes differ materially from these estimates, including those that cannot be quantified, they could have a material impact on our results of operations.

The Company has provided for tax on all unremitted earnings of our foreign subsidiaries taking into consideration all expected future events based on presently existing tax laws and rates.

The Company has elected to recognize the tax on Global Intangible Low Taxed Income (“GILTI”) as a period expense in the year the tax is incurred.

Business Combinations and Asset Acquisitions

Business Combinations are accounted for under the acquisition method in accordance with ASC 805, “Business Combinations.” The acquisition method requires identifiable assets acquired and liabilities assumed and any non-controlling interest in the business acquired to be recognized and measured at fair value on the acquisition date, which is the date that the acquirer obtains control of the acquired business. The amount by which the fair value of consideration transferred as the purchase price exceeds the net fair value of assets acquired and liabilities assumed is recorded as goodwill. Acquisitions that do not meet the definition of a business under the ASC are accounted for as asset acquisitions. Asset acquisitions are accounted for by allocating the cost of the acquisition to the individual assets acquired and liabilities assumed on a relative fair value basis. Goodwill is not recognized in an asset acquisition with any consideration in excess of net assets acquired allocated to acquired assets on a relative fair value basis. Transaction costs are expensed in a business combination and are considered a component of the cost of the acquisition in an asset acquisition.

Recent Accounting Pronouncements

See Note 2 to our Consolidated Financial Statements regarding the impact or potential impact of recent accounting pronouncements upon our financial position and results of operations.

Annex F

Solely for purposes of this Annex F, references to “the Company,” “we,” “us,” and “our” refer to Star Equity Holdings, Inc.

Excluding the Management’s Discussion and Analysis for the fiscal quarter ended March 31, 2025, which is from Star’s Quarterly Report on Form 10-Q filed on May 14, 2025, the sections set forth below in this Annex F are from Star’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on March 21, 2025. The disclosure set forth in this Annex F speaks only as of the applicable period end and has not been updated to reflect any subsequent events.

BUSINESS

Overview

Star Equity Holdings, Inc. (“Star Equity,” the “Company,” “we,” “our”) is a diversified multi-industry holding company with two divisions. Our Building Solutions division, formerly called our “Construction” division, is our largest division and operates in the construction industry, a key sector of the economy. In addition, we have an Investments division. On May 4, 2023, we completed the sale of our former healthcare division, Digirad Health, Inc. (“Digirad Health”). Until the sale of Digirad Health, we were organized into three divisions.

Our Building Solutions division is currently made up of the following operating businesses: KBS Builders, Inc. (“KBS”); EdgeBuilder, Inc. (“EdgeBuilder”), Glenbrook Building Supply, Inc. (“Glenbrook” (inclusive of Big Lake Lumber (“BLL”) which was purchased in 2023), with EdgeBuilder and Glenbrook managed together and referred to jointly as “EBGL,” and Timber Technologies Solutions, Inc. (“TT”). KBS is based in Maine and manufactures modular buildings, typically in the single and multi-family residential segments, servicing principally the New England market. EBGL is based in the Minneapolis-Saint Paul area and principally serves the Upper Midwest region. Together, the EBGL businesses manufacture and deliver structural wall panels, primarily for multi-family residential buildings, and other engineered wood-based products. EBGL also distributes building materials from two lumberyard locations primarily focused on professional builder customers. TT is based outside the Minneapolis-Saint Paul area in Colfax, WI and manufactures glue-laminated timber products (“glulam”) for various end markets and applications, including agriculture, industrial, infrastructure, and building construction (commercial and residential).

Our Investments division holds and manages our corporate-owned real estate, including one manufacturing facility in Maine that is leased to KBS and one manufacturing facility in Wisconsin that is leased to TT. The Investments division also manages internally-funded, concentrated minority investments in a number of public companies. In addition, it holds and manages a promissory note and a private equity stake in Insignia TTG Parent LLC, (“Catalyst Parent”) the parent entity of Catalyst MedTech LLC (“Catalyst”) formerly known as TTG Imaging Solutions, LLC, which we acquired in May 2023 as a result of the sale of Digirad Health. The Investments division also holds our Investments in Enservco Corporation (“Enservco”) consisting of an investment in Enservco-Common Stock, an investment in Enservco-Preferred Stock, and an investment in a call option, all of which were acquired in the third quarter of 2024.

Strategy

Star Equity

We believe our multi-industry diversified holding company structure allows Star Equity management to focus on capital allocation, strategic leadership, mergers and acquisitions, capital markets transactions, and investor relations, as well as direct management of our Investments division. Our structure frees up our operating company management teams to focus on their respective businesses, look for organic and bolt-on growth opportunities, and improve operations with less distraction and administrative burden associated with running a public company.

F-1

We continue to explore strategic alternatives to improve our market position and the profitability of our product offerings, generate additional liquidity, and enhance our valuation. We may pursue our goals through organic growth and through strategic alternatives. Some of these alternatives have included, and could continue to include, selective acquisitions of businesses, divestitures of assets or businesses, business combinations, equity offerings, debt financings, or corporate restructuring.

Operating Businesses

We believe that our Building Solutions division companies are well positioned for growth in large addressable markets. The key elements of our growth strategy include the following:

•

Organic growth from our core businesses. We believe that we operate in markets and geographies that will allow our core businesses to grow, and to benefit from our scale and strengths. Our primary focus will be on markets in which we already have a presence in order to leverage our existing personnel, infrastructure, and brand recognition.

•

Introduction of new services. Within our Building Solutions division companies, we will consider opportunities to augment our service offerings to better serve our customer base. We have done this in the New England market with our entry into the commercial multi-family segment. Other areas might include logistics, on site installation, and sub-component manufacturing.

•

Acquisition of complementary businesses. We plan to continue to look at complementary businesses that meet our financial criteria for acquisitions to grow our Company. We believe there are many potential small public and private targets that can be acquired over time and integrated into our platform. We will also look at larger, more transformational mergers and acquisitions if we believe the appropriate mix of value, risk, and return is present for our stockholders. The timing of these potential transactions will always depend on market conditions, available capital, and valuation. In general, we want to be “value” buyers, and will not pursue any transaction unless we believe the post-transaction potential value is high for stockholders.

Business Segments

Our reportable segments are based upon our internal organizational structure, the manner in which our operations are managed, the criteria used by our Chief Executive Officer (Chief Operating Decision Maker or “CODM”) to evaluate segment performance, the availability of separate financial information, and overall materiality considerations. Prior to May 2023, we had three reportable segments: Healthcare, Building Solutions, and Investments. Effective as of May 2023 with the sale of our Digirad Health business, we have two reportable segments: Building Solutions and Investments. Our corporate structure reflects the manner in which our CODM assesses performance and allocates resources.

See Note 15. Segments, within the notes to our accompanying consolidated financial statements.

Detailed Description of Our Operating Segments

Building Solutions

Our Building Solutions division services residential and commercial construction projects via our KBS, EdgeBuilder, Glenbrook, and TT brands, through which we manufacture modular housing units, structural wall panels, permanent wood foundation systems and other engineered wood products, supply general contractors and retail customers with building materials, and manufacture glue-laminated timber products (“glulam”).

KBS is a Maine-based modular builder that started operations in 2001. Today, KBS manufactures fully custom modular homes. KBS offers products for both multi-family and single-family residential buildings leveraging our in-house engineering team and design expertise. KBS markets its modular homes through a direct sales organization, which consists of inside sales and outside sales teams who work with a network of independent dealers, builders, and contractors, primarily in the New England states (Connecticut, Maine,

F-2

Massachusetts, New Hampshire, Rhode Island, and Vermont). KBS’s outside sales organization focuses on commercial building projects, and works with developers, architects, owners, and general contractors to establish the scope of work, terms of payment, and general requirements for each project. KBS’s inside sales people focus on a network of independent dealers, builders, and contractors to accurately configure and place orders for mainly single-family residential homes. KBS’s network of independent dealers and contractors do not work with KBS exclusively, although some have KBS model homes on display at their retail centers. KBS’s backlog and pipeline, along with its market initiatives to build more student, workforce, and affordable housing, are expected to position KBS for continued growth, particularly in the multi-family segment.

EdgeBuilder is a manufacturer of structural wall panels, permanent wood foundation systems, and other engineered wood products, and conducts its operations in Prescott, Wisconsin. EdgeBuilder markets its engineered structural wall panels and permanent wood foundation systems through direct sales people and a network of builders, contractors, and developers in and around the Minneapolis-Saint Paul region. EdgeBuilder’s direct sales organization is responsible for both residential and commercial projects and works with general contractors, developers, and builders to provide bids and quotes for specific projects. Our marketing efforts include participation in industry trade shows, production of product literature, and sales support tools. These efforts are designed to generate sales leads for our independent builders and dealers, and direct salespeople.

Glenbrook (inclusive of BLL acquired in 2023) is a supplier of lumber, windows, doors, cabinets, drywall, roofing, decking, and other building materials to professional builders. Glenbrook conducts its operations in Oakdale, Minnesota and Big Lake, Minnesota with an operational facility in Hudson, Wisconsin. EdgeBuilder and Glenbrook operate as one business with a single management team and we refer to them together as EBGL.

TT manufactures glulam for various end markets and applications, including agriculture, industrial, infrastructure, and building construction (commercial and residential). Its glulam products have superior strength, durability, and environmental sustainability compared to solid timber and other building materials. Operating in a niche industry and benefiting from secular tailwinds, TT’s glulam products have been taking market share from less sustainable building materials such as steel, concrete, and aluminum.

Investments

We hold two real estate assets in our portfolio which we lease to our Building Solutions subsidiaries; one property is leased to KBS and one property is leased to TT. These properties are located in Oxford, Maine and Colfax, Wisconsin, respectively. In addition, we continue to expand our investment activities and have established minority positions in the equity securities of a small number of publicly traded companies, as well as the debt and equity holdings in Catalyst and Enservco.

Our Competitive Strengths

Building Solutions Services and Products

Our competitive strengths at KBS include our strategic location near the Greater Boston region and our ability to serve all of New England. We have the largest manufacturing capacity in New England with the ability to provide high quality wood-based modules for both single and commercial scale multi-family residential buildings. We also provide significant value through our longstanding engineering and design expertise, with a focus on customization to suit specific project requirements. We continue to develop our expertise and specialized knowledge in highly energy-efficient passive homes, which included the delivery of our first zero-energy modular homes for the affordable housing segment during 2020. Additionally, we believe there is a large opportunity in the commercial-scale multi-family modular segment and we have continued to pursue more of these projects.

At EdgeBuilder, we offer a superior product for commercial-scale multi-family projects, focusing on structural wall panels. Our engineering and design capabilities allow us to create a product that is unique to the specific

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project’s requirements. We also provide value with our vertically integrated in-house delivery capability, which helps us to be cost-competitive. Our production strategy is to utilize automation and the most efficient manufacturing methods and high-quality materials in all EdgeBuilder projects. Through our building products distribution business, we operate a professional lumber yard and showroom and deliver highly personalized service, knowledgeable salespeople, and attention to detail that the larger, big-box chain home stores do not provide.

At TT, we operate in a niche industry and benefit from secular tailwinds. TT’s glulam products have been taking market share from less sustainable building materials such as steel, concrete, and aluminum. TT’s glulam products have superior strength, durability, and environmental sustainability compared to solid timber and other building materials.

We expect the offsite construction industry to achieve revenue growth over the next several years driven largely by rising housing demand which can be met via modular construction. We believe our Building Solutions division is well positioned to capitalize on the growing popularity of offsite construction-both modular and panelized- in our two current target markets and the United States as a whole.

Sales

Building Solutions

KBS markets its modular homes products through both outside and inside salespeople. Our inside sales team works primarily with our network of independent dealers who source end customers for single family homes, largely in northern New England. Our outside sales team focuses on commercial scale multi-unit projects through new and established relationships with architects, designers, developers, owners, builders, general contractors, consultants, and construction managers throughout New England. Their work involves developing and negotiating the full scope of work for KBS, terms of payment, and general requirements for each project.

EBGL markets its engineered structural wall panels and permanent wood foundation systems through direct sales people to a network of builders, contractors, and developers in the Minneapolis-Saint Paul area and the Upper Midwest states. EBGL’s direct sales organization is responsible for both residential and commercial projects. Our marketing efforts include participation in industry trade shows, production of product literature, and the use of sales support tools. Our showroom and lumber yard processes orders over the phone and services walk-in traffic, mainly focusing on serving professional builders with our highly experienced in-house sales team.

TT markets its glulam products through sales teams for agricultural, commercial, industrial and residential markets to distributors, builders, and construction related firms.

Competition

Building Solutions

The market for construction, including through offsite manufacturing, is highly competitive.

KBS. KBS is a regional manufacturer of modular housing units with a primary target market in the New England states. Several modular manufacturing competitors are located in these New England states and in nearby Pennsylvania. Some competitors have manufacturing locations in Canada and ship their products to the United States.

EBGL. EBGL is a regional manufacturer of engineered structural wall panels and permanent wood foundation systems and also has a local professional-builder-focused retail distribution business. EBGL’s market is primarily the Upper Midwest states (Iowa, Minnesota, Missouri, North Dakota, South Dakota, and Wisconsin), though largely concentrated within Minnesota and Wisconsin. Glenbrook’s professional building material distribution businesses, including BLL, compete on a local level against both small, local lumber yards, regional building supply companies, and to a certain degree, the “big box” stores such as Home Depot, Lowe’s, and Menard’s.

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TT. TT’s primary market is the post frame construction market. TT manufactures a glue-laminated post with treatment on the bottom for in ground and on slab uses. TT’s competition includes organizations that nail lumber together as well as 4 to 5 nationwide companies that produce a glue-laminated wood post for the post frame market. TT also produces horizontally applied beams for structural applications and has competition from traditional glulam plants located around the country. Approximately 25 of those plants are identified throughout North America.

Intellectual Property

Intellectual property in our Building Solutions business consists of trademarks at KBS, EBGL, and TT.

Patents

We do not hold any patents within our Building Solutions business.

Raw Materials

Building Solutions. KBS, EBGL and TT operate in the wood-based construction market. The primary raw materials used in their production processes include dimensional lumber, mainly spruce-pine-fir (SPF), and sheathing/sheet goods (OSB and plywood). The majority of underlying raw material for KBS, EBGL, and TT are sourced by wholesalers and mills in the United States, though from time to time limited quantities are also sourced from Canada. These businesses depend on the reliability of the lumber supply chain and are sensitive to varying degrees to wood-based commodity price fluctuations.

Manufacturing

Building Solutions. KBS began manufacturing single family homes in 2001 and commercial modular multi-family housing units in 2008. In subsequent years, KBS expanded its product offerings to include a variety of commercial-scale multi-family buildings including apartments, condominiums, townhouses, and dormitories. The structures are built inside our climate-controlled factories and are then transported to the site where they are set, assembled, and secured to the foundation. Electrical, plumbing, and HVAC systems are inspected and tested in the factory prior to transportation to the site to ensure the modules meet all local building codes and quality requirements. Modular construction has gained acceptance and is a preferred building method by many architects and general contractors. The advantages of modular construction include: modules are constructed in a climate-controlled environment; weather conditions usually do not interrupt or delay construction; the building is protected from weather, reducing the risk of mold or other materials damage due to materials absorbing moisture from rain or snow; reduced site work; improved safety and security; reduced vandalism and attrition; and a significant reduction in overall project time.

EBGL consists of two separate companies (EdgeBuilder and Glenbrook) operating in tandem with a common management team. EdgeBuilder manufactures wall panels and permanent wood foundations (PWF) in a climate-controlled factory, then transports the panels to the construction site via flat-bed trucks. The panels are typically unloaded by crane and erected, or assembled, on site by professional framing contractors. Panelized construction, especially in large-scale, multi-unit projects, is becoming increasingly popular due to the heightened demand for construction labor. Additionally, because the wall panels are constructed in a controlled indoor environment, waste, weather-related delays, and mistakes are minimized. This shaves weeks off large, multi-unit construction schedules. Glenbrook, as a retailer of professional building products, is not directly involved in manufacturing but does often sell and ship product in tandem with EdgeBuilder wall panel deliveries. As the International Building Code® continues to evolve, KBS and EBGL, along with our professional partners in the industry, meet code changes with innovative products and a dedicated staff to ensure adherent builds.

TT started operations in 2003 and has been manufacturing glue-laminated (glulam) wood columns and beams for post frame builders since that time. Timber Technologies products include treated and untreated

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columns for sidewalls and end walls in post frame buildings, glue-laminated headers and beams, and architectural grade beams for high-end commercial structures.

Human Capital Resources

As of December 31, 2024, we had a total of 194 employees in all our divisions, of which 117 were employed in manufacturing, 30 in operational roles, 20 in general and administrative functions, and 27 in marketing and sales. All of our 194 employees are full-time employees. All positions are in the United States. We also utilize varying amounts of temporary workers as necessary to fulfill customer requirements. We have policies to prevent discrimination based on gender, race, disability, ethnicity, nationality, religion, sexual orientation, gender identity, or gender expression. We take affirmative action to ensure that applicants are employed, and that employees are treated during employment, without regard to their race, color, religion, sex, or national origin. We also take affirmative action to employ and advance veterans in employment. We have not experienced any work stoppages and consider our employee relations to be good.

Recent History of our Business Transformation

On May 4, 2023, we entered into a Stock Purchase and Contribution Agreement (the “Digirad Purchase Agreement”), by and among the Company, Digirad Health Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Digirad Health”), Catalyst, and Catalyst Parent. Pursuant to the Digirad Purchase Agreement, (i) Catalyst purchased 85% of the issued and outstanding shares of Digirad Health, on the terms and subject to the conditions set forth therein and (ii) the Company contributed to Catalyst Parent 15% of the issued and outstanding shares of stock of Digirad Health (the “Contributed Shares”) in exchange for New Units (as defined in the Digirad Purchase Agreement) of Catalyst Parent (the “Transaction”). The total aggregate consideration payable to the Company for the Transaction was $40 million, comprised of $19.7 million ($27 million less payoff of debt to Webster Bank (see Note 8. Debt) and transaction costs) in cash, a $7 million promissory note (see Note 5. Supplementary Balance Sheet Information), and $6 million of New Units in Catalyst Parent (see Note 5. Supplementary Balance Sheet Information). The Company completed the sale of Digirad Health simultaneously with entering into the Digirad Purchase Agreement. See Note 3. Discontinued Operations for further information.

On October 31, 2023, we purchased certain assets of BLL. Pursuant to this transaction, BLL sold its lumberyard and showroom facility to 791 Rose Drive LLC, a wholly owned subsidiary of the Company, and certain related assets to Glenbrook, and rebranded the location and business operations to fall under the Glenbrook name, for a combined purchase price of $3.3 million (the “BLL Purchase Price”). The BLL Purchase Price is subject to certain post-closing adjustments including an earn-out provision of up to $0.5 million payable over two years and a hold back to satisfy certain indemnification obligations of Glenbrook under the purchase agreement. As discussed in more detail in Note 16. Mergers and Acquisitions, we recognized a gain upon the acquisition which represents the excess of the fair value of net assets acquired over the purchase price.

On May 17, 2024, we acquired substantially all of the assets of Timber Technologies Inc. and, on June 28, 2024, the real assets of Timber Properties, LLC (collectively, “TT”) for total consideration of $23.7 million consisting of cash paid at closing of $19.7 million, $1.0 million of escrow funds included in accrued liabilities, and a Term Loan Secured by a Mortgage of $3.0 million. We are also subject to payments due to the sellers contingent upon the achievement of certain EBITDA metrics over a 2-year period which may result in total payments not to exceed $4.1 million, 50% of which is payable in cash and 50% of which is payable in Series A Preferred Stock. These payments are also contingent upon the continued employment of the individual sellers. We have concluded that these payments are akin to compensation and will be recorded if and as such compensation is earned. For the twelve months ended December 31, 2024, we have accrued no amounts related to these payments as such achievement is deemed to have not been met. We have restricted $1.0 million of cash associated with the escrow funds payable to the sellers within 12 months after the acquisition as defined in the escrow agreement.

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Available Information

We file electronically with the SEC, our annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”). The SEC maintains a website (www.sec.gov), which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

The Company’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports are available free of charge on our website (www.starequity.com) as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Such reports will remain available on our website for at least 12 months and are also available free of charge by written request or by contacting Star Equity at (203) 489-9500 or our third-party Investor Relations representative at (212) 836-9611.

The contents of our website or any other website are not incorporated by reference.

PROPERTIES

Our principal executive offices are in Old Greenwich, Connecticut, where we lease 2,006 square feet of office space.

In April 2019, our Investments division (through Star Real Estate, “SRE”) acquired three manufacturing facilities in Maine, which it then leased back to KBS in our Building Solutions segment. These included KBS’s 84,800 square foot main production facility in South Paris, Maine and a 92,200 square foot manufacturing facility in Oxford, Maine. We sold our Waterford, Maine production facility in June 2023. In July 2024 we sold and immediately leased back our property at South Paris, Maine.

We utilize four additional facilities in our Building Solutions businesses, related specifically to EBGL. In October 2021, we extended two existing leases, a 10,800 square foot office/sales/showroom space in Oakdale, Minnesota and a 34,200 square foot production facility in Prescott, Wisconsin. In addition, we entered into a lease in October 2021 for 22,800 square feet of lumberyard/warehouse space in Hudson, Wisconsin. With the BLL acquisition in late 2023, we acquired a fourth facility, a 22,300 square foot lumberyard/warehouse/showroom space in Big Lake, Minnesota. This property was sold and immediately leased back in July 2024. With the TT acquisition in June 2024, we acquired a 89,000 square foot manufacturing facility in Colfax, Wisconsin. In December 2024, we acquired the Prescott, Wisconsin production facility we were leasing and immediately sold it and entered into a sale leaseback transaction. See Note 10. Leases for further detail on our leases.

We believe that we have adequate space for our anticipated needs and that suitable additional space will be available at commercially reasonable prices as needed.

LEGAL PROCEEDINGS

See Note 8. “Commitments and Contingencies” within the notes to our condensed consolidated financial statements for a summary of legal proceedings.

MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Market Information

Our common stock and preferred stock are traded on the Nasdaq Global Market under the symbols “STRR” and “STRRP”, respectively.

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As of March 12, 2025 there were approximately 172 holders of record of our common stock. We believe that the number of beneficial owners is substantially greater than the number of record holders because a large portion of our common stock is held of record through brokerage firms in “street name.”

Sales of Unregistered Securities

None.

Issuer Purchases of Equity Securities

Period	Total Number of Shares Purchased During the Period	Average Price Paid Per Share for Period Presented	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs (1)	Approximate Dollar Value of Shares that May Yet Be Purchased Under the Plans or Programs (2)
October 1, 2024 - October 31, 2024	—	$—	—	782,202.28
November 1, 2024 - November 30, 2024	—	$—	—	782,202.28
December 1, 2024 - December 31, 2024	23,138	$2.63	23,138	721,440.00

Total	23,138	$2.63	23,138	721,440.00

(1)

On August 7, 2024, the Board of the Company authorized a new stock repurchase program (the “2024 Stock Repurchase Program”). Under the 2024 Stock Repurchase Program, the Company is authorized to repurchase up to $1 million of its issued and outstanding shares of common stock. Repurchases under the 2024 Stock Repurchase Program may be made, from time to time, in amounts and at prices the Company deems appropriate, subject to alternative uses of capital and prevailing market conditions, applicable legal requirements, debt covenants and other considerations. Any such repurchases may be executed using open market purchases, accelerated share repurchase programs, pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, privately negotiated agreements or other transactions, and may be funded from cash on hand, available borrowings or proceeds from potential debt or other capital markets sources. The 2024 Stock Repurchase Program may be modified, extended or terminated by the Company’s Board at any time without prior notice.

(2)

For the year ended December 31, 2024, the Company repurchased a total of 73,855 shares of its common stock for a cost of $278,560 leaving $721,440 available for purchase under the 2024 Stock Repurchase Program. Of these shares, 23,138 were repurchased in December 2024, in a transaction with a certain shareholder totaling $60,763 that excludes tax withholding. Of the total shares repurchased, 50,717 shares of its common stock were repurchased on the open market for a cost of $217,797.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE QUARTER ENDED MARCH 31, 2025

This management’s discussion and analysis of financial condition and results of operations (“MD&A”) contains forward-looking statements that involve risks and uncertainties. Please see “Important Information Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks, and assumptions that may cause our actual results to differ materially from those discussed in the forward-looking statements. This discussion should be read in conjunction with our unaudited condensed consolidated financial statements and related notes thereto and the other disclosures contained elsewhere in this Quarterly Report on Form 10-Q, and the audited consolidated financial statements and related notes thereto for the fiscal year ended December 31, 2024, which were included in our Annual Report on Form 10-K, filed with the SEC on March 21, 2025.

The results of operations for the periods reflected herein are not necessarily indicative of results that may be expected for future periods.

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Overview

Star Equity Holdings, Inc. (“Star Equity,” the “Company,” “we,” “our”) is a diversified multi-industry holding company with three divisions. Our Building Solutions division, formerly called our “Construction” division, is our largest division and operates in the construction industry, a key sector of the economy. Our Energy Services division was created as a result of the acquisition of Alliance Drilling Tools, Inc. (“ADT’) in the first quarter of 2025. In addition, we have an Investments division.

Our Building Solutions division is currently made up of the following operating businesses: KBS Builders, Inc. (“KBS”); EdgeBuilder, Inc. (“EdgeBuilder”), and Glenbrook Building Supply, Inc. (“Glenbrook”), with the latter two managed together and referred to jointly as “EBGL,” and Timber Technologies Solutions, Inc. (“TT”). KBS is based in Maine and manufactures modular buildings, typically in the single and multi-family residential segments, servicing principally the New England market. EBGL is based in the Minneapolis-Saint Paul area and principally serves the Upper Midwest region. Together, the EBGL businesses manufacture and deliver structural wall panels, primarily for multi-family residential buildings, and other engineered wood-based products. EBGL also distributes building materials from two lumberyard locations primarily focused on professional builder customers. TT is based outside the Minneapolis-St. Paul area and manufactures glue-laminated timber products (“glulam”) for various end markets and applications, including agriculture, industrial, infrastructure, and building construction (commercial and residential).

Our Energy Services division currently consists of ADT, a Wyoming and Texas based provider of drilling tools and services to the Energy industry, a key sector of the economy. ADT is a full-service downhole drilling tool company which provides sale and rental tools in the Oil & Gas, Geothermal, Mining, and Waterwells sectors. ADT is strategically located near premier oilfields in the Rockies, a geothermal and mining hub, and in Midland, TX within the Permian Basin. ADT’s business model allows for the majority of costs, such as freight, repairs, and damages to be passed directly to customers.

Our Investments division holds and manages certain of our corporate-owned real estate, including a manufacturing facility in Maine that is leased to KBS and a manufacturing facility in Wisconsin that is leased to TT. The Investments division manages internally-funded, concentrated minority investments in a number of public companies. It also holds and manages a promissory note and a private equity stake in Catalyst. We acquired these interests in May 2023 as a result of the sale of Digirad Health. Our Investments division also holds an investment in Enservco Corporation consisting of an investment in Enservco Common Stock, an investment in Enservco Preferred Stock, and an investment in a call option, all of which were acquired in the third quarter of 2024 and which is discussed in Note 4. Supplementary Balance Sheet Information to the notes to our accompanying condensed consolidated financial statements.

Strategy

Star Equity Holdings, Inc.

We believe our diversified multi-industry holding company structure allows Star Equity management to focus on capital allocation, strategic leadership, mergers and acquisitions, capital markets, and investor relations, as well as management of our Investments division. Our structure frees up our operating company management teams to focus on their respective businesses, look for organic and bolt-on growth opportunities, and improve operations with less distraction and administrative burden associated with running a public company.

We continue to explore strategic alternatives to improve our market position and the profitability of our product offerings, generate additional liquidity, and enhance our common stock valuation. We may pursue our goals through organic growth and through strategic alternatives, such as selective acquisitions of businesses, divestitures of assets or businesses, equity offerings, debt financings, or corporate restructuring.

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Operating Business

We believe that our operating companies are well positioned for growth in large addressable markets. The key elements of our growth strategy include the following:

•

Organic growth from our core businesses. We believe that we operate in markets and geographies that will allow us to continue to grow our core businesses, allowing us to benefit from our scale and strengths. We plan to focus our efforts on markets in which we already have a presence in order to leverage the personnel, infrastructure, and brand recognition we have in these areas.

•

Introduction of new services. In the Building Solutions division, we will consider opportunities to augment our service offerings to better serve our customer base. We have done this in the New England market with our entry into the commercial multi-family segment. Other areas might include logistics, on-site installation, and manufacturing of sub-components.

•

Acquisition of complementary businesses. We plan to continue to look at complementary businesses that meet our acquisition growth criteria. We believe there are many potential small public and private targets that can be acquired over time and integrated into our platform. We will also look at larger, more transformational mergers and acquisitions if we believe the appropriate mix of value, risk, and return is present for our stockholders. The timing of these potential transactions will always depend on market conditions, available capital, and valuation. In general, we want to be “value” buyers, and will not pursue any transaction unless we believe the post-transaction potential value is high for stockholders.

Current Market Conditions

The target customers for our Building Solutions division include professional home builders, general contractors, project owners, developers, and design firms. Despite a higher interest rate environment, we are continuing to see significant demand for our products, although there have been execution delays as customers secure and finalize project financing. We have benefited from implementing both price increases and margin protection language in our contracts, and these changes have had a positive effect on our profitability. We have experienced slower business activity over the last four quarters and related lower revenues, but believe this slowdown is temporary. Our sales pipelines continue to indicate strong potential demand for our services, but we can give no assurances as to our ability to compete for these opportunities, or the periods during which successfully negotiated projects will be completed.

Trends and Drivers

The Modular Building Institute has estimated that permanent modular construction increased as a percentage of the construction industry from 2.14% in 2015 to 6.64% as of the end of 2023. In turn, in our Building Solutions division, we continue to see a greater acceptance of offsite or prefab construction in single-family and multi-family residential building projects in our target markets. Our modular units and structural wall panels offer builders a number of benefits over traditional onsite or “stick built” construction. These include shorter time to market, higher quality, reduced waste, and potential cost savings. Additionally, technological advancements including 3D modeling software and developments in engineered wood products offer greater design flexibility for higher-end applications. The need for more affordable housing solutions also presents opportunities for the continued growth of factory-built housing.

The demand for our Energy services offering is tied in part to oil and gas prices, drilling activity, and capital expenditures by E&P companies. Reuters recently reported that the total U.S. rig count is down 4% year-over-year.

Risks arising from global economic instability and conflicts, wars, and health crises could impact our business. In addition, the inflation caused by such events may impact demand for our products and services and our cost to provide products and services.

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Segments

Our reportable segments are based upon our internal organizational structure, the manner in which our operations are managed, the criteria used by our Chief Executive Officer / Chief Operating Decision Maker (“CODM”), to evaluate segment performance, the availability of separate financial information, and overall materiality considerations. Our business divisions are organized into the following three reportable segments, reflecting the manner in which our CODM assesses performance and allocates resources.

•	Building Solutions (formerly known as our Construction division)

•	Energy Services

•	Investments

Building Solutions

Our Building Solutions division services residential and commercial construction projects via our KBS, EdgeBuilder, Glenbrook, and TT brands, through which we manufacture modular housing units, structural wall panels, permanent wood foundation systems and other engineered wood products, supply general contractors and retail customers with building materials, and manufacture glue-laminated timber products (“glulam”).

KBS is a Maine-based modular builder that started operations in 2001. Today, KBS manufactures fully custom modular homes. KBS offers products for both multi-family and single-family residential buildings leveraging an in-house engineering and design team. KBS markets its modular homes through a direct sales organization, which consists of inside sales and outside sales teams who work with a network of independent dealers, builders, and contractors, primarily in the New England states (Connecticut, Maine, Massachusetts, New Hampshire, Rhode Island, and Vermont). KBS’s outside sales organization focuses on commercial building projects, and works with developers, architects, owners, and general contractors to establish the scope of work, terms of payment, and general requirements for each project. KBS’s inside sales team focuses on a network of independent dealers, builders, and contractors to accurately configure and place orders for mainly single-family residential homes. KBS’s network of independent dealers and contractors do not work with KBS exclusively, although some have KBS model homes on display at their retail centers. KBS’s backlog and pipeline, along with its market initiatives to build more student, workforce, and affordable housing, are expected to position KBS for continued growth, particularly in the multi-family segment.

EdgeBuilder is a manufacturer of structural wall panels, permanent wood foundation systems, and other engineered wood products and conducts its operations in Prescott, Wisconsin. EdgeBuilder markets its engineered structural wall panels and permanent wood foundation systems through direct salespeople and a network of builders, contractors, and developers in and around the Minneapolis-Saint Paul region. EdgeBuilder’s direct sales organization is responsible for both residential and commercial projects and works with general contractors, developers and builders to provide bids and quotes for specific projects. Our marketing efforts include participation in industry trade shows, production of product literature, and the use of sales support tools. These efforts are designed to generate sales leads for our independent builders and dealers, and direct salespeople.

Glenbrook (inclusive of Big Lake Lumber Inc. (“BLL”), acquired in 2023) is a supplier of lumber, windows, doors, cabinets, drywall, roofing, decking, and other building materials to professional builders. Glenbrook conducts its operations in Oakdale, Minnesota and Big Lake, Minnesota with an operational facility in Hudson, Wisconsin. EdgeBuilder and Glenbrook operate as one business with a single management team and we refer to them together as EBGL.

TT manufactures glulam for various end markets and applications, including agriculture, industrial, infrastructure, and building construction (commercial and residential). Its glulam products have superior strength, durability, and environmental sustainability compared to solid timber and other building materials. Operating in a

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niche industry and benefiting from secular tailwinds, TT’s glulam products have been taking market share from less sustainable building materials such as steel, concrete, and aluminum.

Energy Services

Our Energy Services division currently consists of ADT, a Wyoming and Texas based provider of tools and services to the Energy industry, a key sector of the economy, which we acquired in March 2025. ADT is a full-service downhole drilling tool company which provides sale and rental tools in the Oil & Gas, Geothermal, Mining, and Waterwells sectors. ADT is strategically located near premier oilfields in the Rockies, a geothermal and mining hub, and in Midland, TX within the Permian Basin. ADT’s business model allows for the majority of costs, such as freight, repairs, and damages to be passed directly to customers.

Investments

At March 31, 2025, we hold two real estate assets in our portfolio which we leased to our Building Solutions subsidiaries; one property is leased to KBS and one property is leased to TT. These properties are located in Oxford, Maine and Colfax, Wisconsin, respectively. In addition, we continue to expand our investment activities and have established minority positions in the equity securities of a small number of publicly traded companies, as well as the debt and equity holdings in TTG and Enservco.

Critical Accounting Policies and Estimates

In preparing our financial statements, we make estimates, assumptions and judgments that can have a significant impact on our revenue and net income or loss, as well as on the value of certain assets and liabilities on our condensed Consolidated Balance Sheets. We believe that the estimates, assumptions, and judgments involved in the accounting policies described in Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 have the greatest potential impact on our financial statements, so we consider them to be our critical accounting policies and estimates.

Results of Operations

Comparison of the Three Months Ended March 31, 2025 and 2024

The following table summarizes our results for the three months ended March 31, 2025 and 2024 (in thousands):

	Three Months Ended March 31,
		Percent of		Percent of	Change from Prior Year
	2025	Revenues	2024	Revenues	Dollars	Percent*
Total revenues	$12,924	100.0%	$9,118	100.0%	$3,806	41.7%
Total cost of revenues	9,788	75.7%	7,544	82.7%	2,244	29.7%

Gross profit	3,136	24.3%	1,574	17.3%	1,562	99.2%
Total operating expenses	5,983	46.3%	4,536	49.7%	1,447	31.9%

Income (loss) from operations	(2,847)	22.0%	(2,962)	32.5%	115	3.9%
Total other income (expense)	(519)	4.0%	773	8.5%	(1,292)	(167.1)%

Income (loss) before income taxes	(3,366)	26.0%	(2,189)	24.0%	(1,177)	(53.8)%
Income tax benefit (provision)	2,190	16.9%	(35)	0.4%	2,225	6,357.1%

Net income (loss)	$(1,176)	9.1%	$(2,224)	24.4%	$1,048	47.1%

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Percentage may not add due to rounding

Revenues

Building Solutions Revenue

Building Solutions revenue is summarized as follows (in thousands):

	Three Months Ended March 31,
	2025	2024	Change	% Change
Building Solutions Revenue	$12,118	$9,118	$3,000	32.9%

Building Solutions revenues increased in the first quarter of 2025 versus the first quarter of 2024 primarily as a result of the inclusion of revenues from TT in 2025 and improved results at KBS. These were partially offset by slower business activity at EBGL. Economic headwinds, higher interest rates, and project delays contributed to the slowdown which we continue to believe is temporary. Our backlog and sales pipeline indicate continued strong demand for new projects, and, although the revenue impact and timing are uncertain, customer feedback and the improving interest rate environment make us confident in our ability to convert this pipeline into signed contracts in the coming months.

Energy Services Revenue

Energy Services revenue consists of the results of ADT from the date of acquisition as follows (in thousands):

	Three Months Ended March 31,
	2025	2024	Change	% Change
Energy Services Revenue	$806	$—	$806	N/M

Gross Profit

Building Solutions Gross Profit

Building Solutions gross profit and margin is summarized as follows (in thousands):

	Three Months Ended March 31,
	2025	2024	$ Change	% Change
Building Solutions gross profit (loss)	$2,929	$1,678	$1,251	74.6%
Building Solutions gross margin	24.2%	18.4%

Building Solutions gross profit and gross margin increased primarily as a result of the inclusion of revenues from TT, which are generally higher than those in our other wood-based businesses, and improved gross profit and gross margin at KBS as production increased and we realized direct labor efficiencies.

Energy Services Gross Profit

Energy Services gross profit consists of the results of ADT from the date of acquisition as follows (in thousands):

	Three Months Ended March 31,
	2025	2024	$ Change	% Change
Energy Services gross profit (loss)	$282	$—	$282	N/M
Energy Services gross margin	35.0%	—%

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Investments Gross Loss

Investments gross loss is summarized as follows (in thousands):

	Three Months Ended March 31,
	2025	2024	$ Change	% Change
Investments gross profit (loss)	$(75)	$(104)	$29	27.9%

Investments gross loss relates to depreciation expense associated with the commercial facilities that we own. These consist of an idle facility in Maine, and a manufacturing facility at TT in Wisconsin (“TT facility”). In 2024 these included the properties sold as part of our sale leaseback transactions. Depreciation expense decreased in 2025 versus 2024 primarily due to the elimination of depreciation expense on our properties which were sold as part of our sale leaseback transactions, partially offset by the addition of depreciation expense related to the TT facility. We record unrealized and realized gains on sales of our investments and real estate, as well as asset impairment, as a component of other income/expense.

Operating Expenses

Operating expenses are summarized as follows (in thousands):

	Three Months Ended March 31,				Percent of Revenues
	2025	2024	Change		2025	2024
			Dollars	Percent
Selling, general and administrative	$5,259	$4,094	$1,165	28.5%	40.7%	44.9%
Amortization of intangible assets	724	442	282	63.8%	5.6%	4.8%

Total operating expenses	$5,983	$4,536	$1,447	31.9%	46.3%	49.7%

On a consolidated basis, there was a $1.2 million increase in sales, general and administrative expenses (“SG&A”). The major driver of this increase in the first quarter of 2025 was the inclusion of SG&A from TT and, to a lesser extent, ADT. SG&A, as a percentage of revenue, decreased to 41% for the three months ended March 31, 2025 versus 45% in the prior year period due to a higher revenue base.

Total Other Income (Expense)

Total other income (expense) is summarized as follows (in thousands):

	Three Months Ended March 31,
	2025	2024
Other income (expense), net	$(501)	$399
Interest income (expense), net	(18)	374

Total other income (expense), net	$(519)	$773

Other income (expenses), net, for the three months ended March 31, 2025 and 2024 is predominately comprised of unrealized gains and losses from available for sale securities recorded in our Investments division and finance costs. 2025 also includes the unrealized loss on our Investment in Enservco of $251 thousand and an impairment of our Catalyst cost method investment of $61 thousand.

Interest income (expense), net, for the three months ended March 31, 2025 decreased compared to 2024 due to a less favorable net cash and debt position in 2025.

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Income Tax Expense

For the three months ended March 31, 2025 and 2024 we recorded a $2.2 million income tax benefit and a $35 thousand income tax expense, respectively. See Note 9. “Income Taxes” within the notes to our condensed consolidated financial statements for further information related to the income taxes.

Liquidity and Capital Resources

Overview

Summary Cash Flows

The following table shows cash flow information for the three months ended March 31, 2025 and 2024 (in thousands):

	Three Months Ended March 31,
	2025	2024
Net cash provided by (used in) operating activities	$563	$(2,385)
Net cash provided by (used in) investing activities	$(4,374)	$(679)
Net cash provided by (used in) financing activities	$1,669	$(605)

Cash Flows from Operating Activities

For the three months ended March 31, 2025, net cash provided by operating activities was $0.6 million, compared to $2.4 million in net cash used in operating activities in 2024. The increase in net cash provided by operating activities is attributable to favorable results from operations, particularly in our Building Solutions division, and strong accounts receivable collections.

Cash Flows from Investing Activities

For the three months ended March 31, 2025, net cash used in investing activities, was $4.4 million, compared to 2024 net cash used in investing activities of $0.7 million, primarily attributable to cash paid for the acquisition of ADT in 2025 of $4.2 million.

Cash Flows from Financing Activities

For the three months ended March 31, 2025, net cash provided by financing activities was $1.7 million, compared to net cash used in financing activities of $0.6 million in 2024. The increase in cash provided by financing activities relates to higher net debt utilization on our credit facilities and debt entered into to fund the ADT acquisition.

Sources of Liquidity

Our principal sources of liquidity are our existing cash and cash equivalents and cash generated from operations as well as our lines of credit and other debt instruments. As of March 31, 2025, we had $1.9 million of cash and cash equivalents. As discussed in Note 7, “Debt,” we have approximately $13.5 million in debt at March 31, 2025.

Common Stock Equity Offering

As of March 31, 2025, of the warrants issued through the public offering we closed on May 28, 2020, 1.0 million warrants had been exercised and 1.4 million warrants remained outstanding, which represents 0.1 million shares of common stock equivalents, at an exercise price of $11.25. As of March 31, 2025, of the warrants issued through the public offering we closed on January 24, 2022, no warrants had been exercised and 10.9 million

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warrants remained outstanding, which represents 2.2 million shares of common stock equivalents, at an exercise price of $7.50 and no prefunded warrants were outstanding. Additionally, the Company issued to its underwriter 237,500 common stock purchase warrants (the “Underwriter’s Warrants”) to purchase up to 47,500 shares of Common Stock at an exercise price of $8.25 per common warrant. These warrants are outstanding at March 31, 2025.

See Note 14. “Equity Transactions” in the accompanying notes to the unaudited condensed consolidated financial statements for further details.

Credit Facilities

Austin Loan Agreement

On March 3, 2025, ADT entered into a Loan and Security Agreement (the “Austin Loan Agreement”) with Austin Financial Services, Inc. (“Austin”) providing ADT with a working capital line of credit of up to $3.0 million and a term loan of $639 thousand, subject to the conditions and procedures set forth in the Austin Loan Agreement. Availability under the Austin Loan Agreement is based on a formula tied to ADT’s eligible accounts receivable, inventory and equipment, and borrowings bear interest at the prime rate plus 1.75%, with interest payable monthly and the outstanding principal balance payable March 4, 2028 (the “Maturity Date”). The Austin Loan Agreement also provides for certain fees payable to Austin during its term. The term loan payment is approximately $13 thousand per month. The loan is secured by substantially all assets of ADT and is subject to certain covenants.

Premier Facility

On August 16, 2023, EdgeBuilder and Glenbrook (the “EBGL Borrowers”), entered into a Revolving Credit Loan Agreement with Premier Bank (“Premier”) providing the EBGL Borrowers with a working capital line of credit of up to $4.0 million, which was subsequently increased to $6.0 million pursuant to a subsequent agreement on December 5, 2023 (the “Premier Loan Agreement”). Availability under the Premier Loan Agreement is based on a formula tied to the EBGL Borrowers’ eligible accounts receivable, inventory and equipment. Borrowings under the Premier Loan Agreement bear interest at the prime rate plus 0.75% (and a minimum interest rate of 6.75%), with interest payable monthly and the outstanding principal balance payable upon expiration of the term of the Premier Loan Agreement. The Premier Loan Agreement also provides for certain fees payable to Premier during its term. The initial term of the Premier Loan Agreement expired on December 5, 2024 but may be extended from time to time at the request of the EBGL Borrowers, subject to approval by Premier. The term of the Premier Loan Agreement has been extended to December 5, 2025, The EBGL Borrowers’ obligations under the Premier Loan Agreement are guaranteed by the Company and secured by all of their inventory, equipment, accounts and other intangibles. As of March 31, 2025, availability under the Premier Loan Agreement was approximately $1.1 million. Premier holds $600 thousand of restricted cash associated with the Premier Facility.

Financial covenants associated with the Premier Loan Agreement require that the EBGL Borrowers maintain (a) a debt service coverage ratio for any calendar year of less than 1.25; (b) a debt-to-equity ratio at the end of each calendar year in excess of 1.65; (c) a fixed charge coverage ratio at the end of each calendar year of less than 1.10; (d) working capital of at least $2 million; and (e) a current ratio of at least 1.50. As of December 31, 2024, the EBGL Borrowers were in compliance with the Premier Loan Agreement covenants.

KeyBank Facility

On April 24, 2024, KBS entered into a Loan and Security Agreement (the “KeyBank Loan Agreement”) with KeyBank National Association (“KeyBank”) providing KBS with a working capital line of credit of up to $4.0 million, subject to the conditions and procedures set forth in the KeyBank Loan Agreement. All borrowings under the KeyBank Loan Agreement bear interest at the Adjusted Daily SOFR Rate (as defined in the KeyBank

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Loan Agreement) plus 3%, with interest payable monthly and the outstanding principal balance payable on April 30, 2025 (the “Maturity Date”). We signed an extension on May 13, 2025 extending the Maturity Date to June 29, 2025. The KeyBank Loan Agreement also provides for certain fees payable to KeyBank during its term. The initial term of the KeyBank Loan Agreement expires on the Maturity Date but may be extended from time to time at the request of KBS, subject to approval by KeyBank. KBS’ obligations under the KeyBank Loan Agreement are guaranteed by the Company and secured by all of KBS’ inventory, equipment, accounts and other intangibles, and all proceeds of the foregoing. Simultaneous with the execution of the KeyBank Loan Agreement, the Company entered into that certain Guaranty, dated April 24, 2024 (the “Guaranty”), pursuant to which the Company agreed to guarantee all amounts borrowed by KBS under the KeyBank Loan Agreement.

In the fourth quarter of 2024, KeyBank modified the covenants such that KBS is required to (i) have EBITDA of no less than $300 thousand for the three months ended December 31, 2024, and no less than $600 thousand for the six months ended March 31, 2025 (the “EBITDA covenant”); (ii) maintain a ratio of its Operating Cash Flow to its Total Fixed Charges of at least 1.25 to 1.0 measured quarterly for the preceding twelve month period, commencing with the fiscal quarter ending June 30, 2025, and for each subsequent fiscal quarter thereafter (the “FCCR Covenant”). Until such requirements are met, KBS is unable to upstream cash.

As of March 31, 2025, KBS was in compliance with the EBITDA covenant. The balance outstanding under the line was $0 at March 31, 2025.

Term Loan Secured by Mortgage

On June 28, 2024, in connection with our acquisition of substantially all of the assets used in the business of Timber Technologies, Inc. which closed on May 17, 2024, Timber Properties, LLC (“Timber Properties”), an affiliate of the Seller, sold to 106 Bremer, LLC, a wholly owned subsidiary of the Company (“106 Bremer”), all of Timber Properties’ Owned Real Property pursuant to a Real Estate Sales Agreement for $3.0 million plus closing costs.

In connection with the purchase of the Owned Real Property, on June 28, 2024, 106 Bremer issued a Promissory Note in the principal amount of $3.0 million (the “TT Property Note”) secured by a Mortgage (the “TT Property Mortgage”) on the Owned Real Property to Timber Properties. All borrowings under the TT Property Note bear interest at 7.50%, with interest payable quarterly and the outstanding principal balance payable on June 29, 2034.

Bridgewater Facility

In connection with the completion of the TT Acquisition, on May 17, 2024, Timber Technologies Solutions, Inc., a wholly owned subsidiary of the Company (the “Borrower”), entered into a Loan Agreement (the “Bridgewater Loan Agreement”) with Bridgewater Bank (“Bridgewater”) and issued a Term Promissory Note to Bridgewater in the amount of $7.0 million thereunder (the “Facility”). All borrowings under the Facility bear interest at 7.85%, with interest payable monthly and the outstanding principal balance payable on May 20, 2029 (the “Maturity Date”). The Bridgewater Loan Agreement also provides for certain fees payable to Bridgewater during its term, certain of which have been prepaid at closing. The Borrower’s obligations under the Facility are guaranteed by the Company and secured by all of the Borrower’s inventory, equipment, accounts and other intangibles, and all proceeds of the foregoing.

In connection with the Bridgewater Loan agreement, an amount of $1.0 million was required to be deposited with Bridgewater and be under the sole dominion and control of Bridgewater, and the Company shall not have any control over the use of, or any right to withdraw any amount of the restricted deposit. In the event that the Company maintains compliance with all of the financial covenants set forth in the Bridgewater Loan Agreement for a certain period of time, Bridgewater shall release a portion of the deposit. The $1.0 million deposit is recorded in Other Assets in the condensed Consolidated Balance Sheets.

F-17

Financial covenants require that TT maintain (i) a ratio of Cash Flow to Total Fixed Charges of not less than 1.30 to 1.00 as measured on each applicable Measurement Date on a trailing twelve (12) month basis; the first Measurement Date is September 30, 2024; (ii) maintain a ratio of Senior Funded Debt to trailing twelve (12) month Adjusted EBITDA not to exceed 3.00 to 1.00 as measured on each applicable Measurement Date for a Measurement Period; the first Measurement Date is June 30, 2025; (iii) maintain a ratio of Total Funded Debt to trailing twelve (12) month adjusted EBITDA not to exceed 4.00 to 1.00 as measured on each applicable Measurement Date for a Measurement Period; the first Measurement Date is June 30, 2025. TT was not in compliance with the Cash Flow to Total Fixed Charges covenant as of March 31, 2025. TT obtained a waiver from Bridgewater at March 31, 2025.

Off-Balance Sheet Arrangements

As of March 31, 2025, there were no off-balance sheet arrangements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2024

The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth previously under the caption “Risk Factors.” This Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our audited consolidated financial statements and related notes included elsewhere in this report.

Overview

Star Equity is a multi-industry diversified holding company with two divisions. Our Building Solutions operating division focuses on the construction industry. In addition, we have an Investments division.

Our Building Solutions division is currently made up of four operating businesses: KBS, EdgeBuilder, and Glenbrook, with EdgeBuilder and Glenbrook managed together and referred to jointly as “EBGL”, and Timber Technologies Solutions Inc. (“TT”). KBS is based in Maine and manufactures modular buildings, typically in the single and multi-family residential segments, servicing principally the New England market. EBGL is based in the Minneapolis-Saint Paul area and principally serves the Upper Midwest region. Together, the EBGL businesses manufacture and deliver structural wall panels, primarily for multi-family residential buildings, and other engineered wood-based products. We distribute building materials from two lumberyard locations primarily focused on professional builder customers. TT is based outside the Minneapolis-Saint Paul area in Colfax, WI and manufactures glulam for various end markets and applications, including agriculture, industrial, infrastructure, and building construction (commercial and residential).

Our Investments division holds and manages our corporate-owned real estate, including a manufacturing facility in Maine that is leased to KBS and a manufacturing facility in Wisconsin that is leased to TT. The Investments division manages internally-funded, concentrated minority investments in a number of public companies. It also holds and manages a promissory note and a private equity stake in Catalyst. We acquired these interests in May 2023 as a result of the sale of Digirad Health (see Note 3. Discontinued Operations within the notes to our accompanying consolidated financial statements, for further information). Our Investments division also holds an investment in Enservco Corporation consisting of an investment in Enservco-Common Stock, an investment in Enservco-Preferred Stock, and an investment in a call option, all of which were acquired in the third quarter of 2024 and which is discussed in Note 5. Supplementary Balance Sheet Information to the notes to our accompanying consolidated financial statements.

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Current Market Conditions

The target customers for our Building Solutions division include professional home builders, general contractors, project owners, developers, and design firms. Despite a higher interest rate environment, we are continuing to see significant demand for our products, although there have been some delays in execution as customers finalize project financing. We have benefited from having implemented both price increases and margin protection language in our contracts and this had a significantly positive effect on our profitability in 2023. We experienced slower business activity in 2024 and related lower revenues, but believe this slowdown is temporary. Our sales pipelines continue to indicate strong potential demand for our services, but we can give no assurances as to our ability to compete for these opportunities, or the periods during which successfully negotiated projects will be completed.

Trends and Drivers

The Modular Building Institute has estimated that permanent modular construction increased as a percentage of the construction industry from 2.14% in 2015 to 6.64% as of the end of 2023. In turn, in our Building Solutions division, we continue to see a greater acceptance of offsite or prefab construction in single-family and multi-family residential building projects in our target market. Our modular units and structural wall panels offer builders a number of benefits over traditional onsite or “site built” construction. These include shorter time to market, higher quality, reduced waste, and potential cost savings, among others. 3D modeling software and developments in engineered wood products offer greater design flexibility for higher-end applications. The need for more affordable housing solutions also presents opportunities for the continued growth of factory built housing.

Risks arising from global economic instability and conflicts, wars, and health crises could impact our business. In addition the inflation caused by such events may impact demand for our products and services and our cost to provide products and services.

Discontinued Operations

As discussed in detail in Note 3. Discontinued Operations within the notes to our accompanying consolidated financial statements, we completed the sale of Digirad Health on May 4, 2023, for total aggregate consideration of $40 million, comprised of $27 million in cash, a $7 million promissory note (“Seller Note”), and $6 million in rollover equity in the parent entity of Catalyst. We deemed the disposition of Digirad Health, which was our entire Healthcare business unit, to represent a strategic shift that will have a major effect on our operations and financial results. As of the date of the accompanying consolidated financial statements, the results of operations of the Healthcare business unit represent “discontinued operations” in accordance with U.S. Generally Accepted Accounting Practices (“GAAP”) (ASC 205-20-45-1B). Therefore, the assets and liabilities, as well as the earnings, of the discontinued operation are presented separately in the accompanying consolidated financial statements for all periods presented. Unless otherwise noted, discussion within the notes to the consolidated financial statements and this Management’s Discussion and Analysis of Financial Condition and Results of Operations relates to continuing operations.

Goodwill Valuation

We review goodwill for impairment on an annual basis during the fourth quarter, and when events or changes in circumstances indicate that a reduction in the carrying value may not be recoverable. We recognize an impairment charge if we determine that the carrying value of the reporting unit exceeds its fair value and such loss should not exceed the total goodwill allocated to the reporting unit. No impairment of goodwill was recorded in 2024.

We also review long-lived assets for impairment when events or changes in circumstances indicate that a reduction in the carrying value may not be recoverable. Certain factors may cause the fair value of a reporting

F-19

unit to fall below its carrying amount and/or the value of long-lived assets to not be recoverable. This could lead to the measurement and recognition of long-lived asset impairment charges and may cause impairment. These factors include, but are not limited to, significant negative variances between actual and expected financial results, lowered expectations of future financial results, failure to realize anticipated synergies from acquisitions, adverse changes in the business climate, and the loss of key personnel. As of December 31, 2024, we performed a qualitative assessment of our goodwill and determined that it is more likely than not that long-lived assets were not impaired.

See Note 7. Goodwill within the notes to our accompanying consolidated financial statements for further information.

2024 Financial Highlights

2024 Revenues were $53.4 million, representing an increase of $7.6 million or 16.5% versus 2023 Revenues of $45.8 million. This increase was due to the inclusion of revenues at TT and BLL in 2024, partially offset by lower revenues at KBS and the EdgeBuilder and Glenbrook entities related to slower business activity, which we believe is temporary.

2024 Gross profit was $11.1 million, representing a decrease of $0.9 million or 7.3% versus 2023 Gross profit of $11.9 million. This decrease was due to fixed costs remaining at constant levels regardless of the decline in revenue at KBS and the EdgeBuilder and Glenbrook entities. Gross profit and gross margin were reduced by a $574 thousand purchase price adjustment related to the step-up of inventory for TT to its fair value at the acquisition date. This adjustment resulted in an increase in the cost of sales when the acquired inventory was sold, further contributing to the decline in our gross profit margins for the year.

2024 Operating expenses were $19.5 million, representing an increase of $3.2 million or 20% versus 2023 total Operating expenses of $16.3 million. The increase of $3.2 million was driven by the inclusion of SG&A from both BLL and TT in 2024.

2024 Loss from continuing operations, net of income taxes, was $10.4 million which reflects reduced results compared to 2023 Loss from continuing operations, net of tax, of $1.9 million. The decreased results were primarily driven by the impairment of our Catalyst cost method investment of approximately $4.6 million and the unrealized losses related to the Investment in Enservco of $1.9 million. These losses were offset by the gains we recorded related to our sale leaseback transactions of $3.8 million. In addition, we experienced a decrease in gross profit of $0.9 million from our operating segments and higher operating expenses. In 2023 we benefited from a bargain purchase gain we recognized resulting from the October 2023 acquisition of BLL of approximately $1.2 million (see Note 16. Mergers and Acquisitions for further information).

Use of EBITDA (Non-GAAP measure)

Management believes earnings before interest, taxes, depreciation, and amortization (“EBITDA”) is a meaningful indicator of the Company’s performance that provides useful information to investors regarding the Company’s financial condition and results of operations. EBITDA is also considered by management as an indicator of operating performance and the most comparable measure across the regions in which we operate. Management also uses this measurement to evaluate capital needs and working capital requirements. EBITDA is a non-Generally Accepted Accounting Principles (“non-GAAP”) financial measure that is not intended to be considered in isolation from, as substitute for, or as superior to, the corresponding financial measure prepared in accordance with GAAP or as a measure of the Company’s profitability. Because of these and other limitations, EBITDA should be considered along with GAAP based financial performance measures, including operating income or net income prepared in accordance with GAAP. EBITDA is derived from net income (loss) adjusted for the provision for (benefit from) income taxes, interest expense (income), and depreciation and amortization.

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The reconciliation of EBITDA from continuing operations to the most directly comparable GAAP financial measure is provided in the table below:

	Year Ended December 31,
$ in thousands	2024	2023
Net income (loss)	$(10,438)	$25,132
Adjustment for income (loss) from discontinued operations, net of income taxes	—	(27,039)

Loss from continuing operations	(10,438)	(1,907)
Adjustments to loss from continuing operations
Depreciation and amortization	3,602	2,326
Interest expense, net	(633)	(973)
Provision for income taxes	263	(614)

Total adjustments from income (loss) from continuing operations to EBITDA	3,232	739

EBITDA from continuing operations	$(7,206)	$(1,168)

Results of Operations

Comparison of Years Ended December 31, 2024 and 2023

The following table sets forth our results from operations for the years ended December 31, 2024 and 2023 (in thousands):

	Year ended December 31,				Change from Prior Year
	2024	% of Revenues	2023	% of Revenues	Dollars	Percent*
Total revenues	$53,359	100.0%	$45,785	100.0%	$7,574	16.5%
Total cost of revenues	42,304	79.3%	33,859	74.0%	8,445	24.9%

Gross profit	11,055	20.7%	11,926	26.0%	(871)	(7.3)%

Operating expenses:
Selling, general and administrative	16,991	31.8%	14,538	31.8%	2,453	16.9%
Amortization of intangible assets	2,479	4.6%	1,734	3.8%	745	43.0%

Total operating expenses	19,470	36.5%	16,272	35.5%	3,198	19.7%

Income (loss) from continuing operations	(8,415)	(15.8)%	(4,346)	(9.5)%	(4,069)	(93.6)%

Other (expenses) income	(2,393)	(4.5)%	852	1.9%	(3,245)	(380.9)%
Interest expense, net	633	1.2%	973	2.1%	(340)	(34.9)%
Total other income (loss)	(1,760)	(3.3)%	1,825	4.0%	(3,585)	(196.4)%

Income (loss) from continuing operations before income taxes	(10,175)	(19.1)%	(2,521)	(5.5)%	(7,654)	(303.6)%
Income tax benefit (provision)	(263)	(0.5)%	614	1.3%	(877)	(142.8)%

Income (loss) from continuing operations, net of income taxes	(10,438)	(19.6)%	(1,907)	(4.2)%	(8,531)	(447.4)%
Income (loss) from discontinued operations, net of income taxes	—	—%	27,039	59.1%	(27,039)	(100.0)%

Net income (loss)	$(10,438)	(19.6)%	$25,132	54.9%	$(35,570)	(141.5)%

*	Percentage may not add due to rounding

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Revenues

Building Solutions

Building Solutions revenue is summarized as follows (in thousands):

	Year Ended December 31,
	2024	2023	$ Change	% Change
Building Solutions Revenue	$53,359	$45,785	$7,574	16.5%

Building Solutions revenue increased 16.5% versus 2023 as a result of the inclusion of revenue from TT from the date of acquisition and the inclusion of full year revenue from BLL which we acquired in the fourth quarter of 2023. These were partially offset by slower business activity at both KBS and EBGL, exclusive of BLL. Economic headwinds, higher interest rates, and project delays contributed to the slowdown which we believe is temporary. Our backlog and sales pipeline indicate continued strong demand for new projects, and although the revenue impact and timing are uncertain, customer feedback and the improving interest rate environment make us confident in our ability to convert this pipeline into signed contracts in the coming months.

Gross Profit

Building Solutions gross profit is summarized as follows (in thousands):

	Year Ended December 31,
	2024	2023	% Change
Building Solutions gross profit (loss)	$11,276	$12,154	(7.2)%

Building Solutions gross margin	21.1%	26.5%

The decrease in Building Solutions gross profit in 2024 of 7.2% was due to fixed costs remaining at constant levels regardless of the decline in revenue at KBS and EBGL as discussed above. Gross profit and gross margin were reduced by a $574 thousand purchase price adjustment related to the step-up of inventory for TT to its fair value at the acquisition date. This adjustment resulted in an increase in the cost of sales when the acquired inventory was sold, further contributing to the decline in our gross profit margins for the year.

Investments Gross Loss

Investments gross loss is summarized as follows (in thousands):

	Year Ended December 31,
	2024	2023	% Change
Investments gross profit (loss)	$(221)	$(228)	3.1%

Investments gross loss relates to depreciation expense associated with the commercial facilities that we own. These include a manufacturing facility at KBS in Maine (which was part of our sale leaseback transactions in 2024), an idle facility in Maine, and a manufacturing facility at TT in Wisconsin (“TT facility”). Depreciation expense decreased in 2024 versus 2023 primarily due to the elimination of depreciation expense on our properties which were sold as part of our sale leaseback transactions, partially offset by the addition of depreciation expense related to the TT facility. Our sale leaseback transactions are discussed in Note 10. Leases. We record unrealized and realized gains on sales of our investments and real estate, as well as asset impairment, as a component of other income/expense.

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Operating Expenses

Operating expenses are summarized as follows (in thousands):

	Year Ended December 31,				Percent of Revenues
	2024	2023	$ Change	% Change	2024	2023
Selling, general and administrative	$16,991	$14,538	$2,453	16.9%	31.8%	31.8%
Amortization of intangible assets	2,479	1,734	745	43.0%	4.6%	3.8%

Total operating expenses	$19,470	$16,272	$3,198	19.7%	36.5%	35.5%

On a consolidated basis, total operating expenses increased by $3.2 million. Sales, general and administrative expenses increased by $2.5 million. 2024 operating expenses reflect a full year of BLL results and TT results since the date of acquisition. As a percentage of revenue, sales, general and administrative expenses remained unchanged at 31.8%, versus 31.8% in the prior year period.

Other Income (Expense)

Total other income (expense) is summarized as follows (in thousands):

	Year Ended December 31,
	2024	2023
Other income (expense)	$(2,393)	$852
Interest income (expense), net	633	973

Total other income (expense)	$(1,760)	$1,825

Other income (expense), net for the year ended December 31, 2024 and 2023 includes unrealized losses and gains from available for sale securities recorded in our Investments division and includes the impairment charges we recorded to our cost method investment of $4.6 million. In addition, total other income for the twelve months ended December 31, 2024 includes a $3.8 million gain on two of our sale and leaseback transactions which were recorded in the third quarter of 2024 and the unrealized loss on our Investment in Enservco of $1.9 million, while 2023 included the gain on the sale of our Waterford, Maine facility.

Interest income (expense), net, for the twelve months ended December 31, 2024 and 2023 is predominantly comprised of interest earned on the Catalyst Note and interest bearing assets in our Investments division, offset by interest costs and the related amortization of deferred issuance costs on our debt.

Income Tax (Expense) Benefit

Intraperiod allocation rules require us to allocate our provision for income taxes between continuing operations and other categories or comprehensive income (loss) such as discontinued operations. During the twelve months ended December 31, 2024 and 2023, we recorded a tax provision of $263 thousand and a tax benefit of $614 thousand, respectively. For the year ended December 31, 2023, we recorded a tax expense of $693 thousand for discontinued operations.

See Note 12. Income Taxes, within the notes to our accompanying consolidated financial statements for further information.

Net income (loss) from Discontinued Operations

See Note 3. Discontinued Operations, to our consolidated financial statements for information regarding discontinued operations.

F-23

Liquidity and Capital Resources

Overview

Cash Flows from Operating Activities

For the year ended December 31, 2024, net cash used in operating activities was $5.2 million, as compared to $2.7 million provided in 2023, including cash from discontinued operations. The decrease in net cash provided by operating activities is attributable to lower results from operations, particularly in our Building Solutions division, and increased net working capital expenditures.

Cash Flows from Investing Activities

For the year ended December 31, 2024, net cash used in investing activities was $12.0 million, as compared to net cash provided by investing activities of $16.2 million in 2023, including cash provided by discontinued operations. The decrease is primarily attributable to cash paid for the acquisition of TT in 2024 of $19.7 million, and $1.0 million advanced to Enservco under the terms of a note receivable, partially offset by cash received from our sale leaseback transactions of $10.5 million. Cash provided by investing activities in 2023 included cash received for the sale of Digirad of $19.7 million offset by $2.8 million paid for the acquisition of BLL.

Cash Flows from Financing Activities

For the year ended December 31, 2024, net cash provided by financing activities, was $3.9 million, as compared to net cash used in financing activities, including cash provided by discontinued operations, of $3.1 million in 2023. The increase in cash provided by financing activities relates to higher net debt utilization on our credit facilities.

Summary of Cash Flows

The following table shows cash flow information for the years ended December 31, 2024 and 2023 (in thousands):

	Year Ended December 31,
	2024	2023
Net cash provided by (used in) operating activities	$(5,181)	$2,698
Net cash provided by (used in) investing activities	$(12,042)	$16,182
Net cash provided by (used in) financing activities	$3,908	$(3,072)

Sources of Liquidity

Our principal sources of liquidity are our existing cash and cash equivalents and cash generated from operations. As of December 31, 2024, we had $4.0 million of cash and cash equivalents. As discussed in Note 8. Debt, we have approximately $11.3 million in debt at December 31, 2024.

Common Stock Offerings

As of December 31, 2024, of the warrants issued through the public offering we closed on May 28, 2020, 1.0 million warrants had been exercised and 1.4 million warrants remained outstanding, which represents 0.1 million shares of common stock equivalents, at an exercise price of $11.25. As of December 31, 2024, of the warrants issued through the public offering we closed on January 24, 2022, no warrants had been exercised and 10.9 million warrants remained outstanding, which represents 2.2 million shares of common stock equivalents, at an exercise price of $7.50 and no prefunded warrants outstanding. Additionally, Company issued to its underwriter 237,500 common stock purchase warrants (the “Underwriter’s Warrants”) to purchase up to 47,500 shares of Common Stock at an exercise price of $8.25 per common warrant. These warrants are outstanding at December 31, 2024.

F-24

Credit Facilities

Premier Facility

On August 16, 2023, EdgeBuilder and Glenbrook (the “EBGL Borrowers”) entered into a Revolving Credit Loan Agreement with Premier Bank (“Premier”) providing the EBGL Borrowers with a working capital line of credit of up to $4 million, which agreement was subsequently replaced and increased to $6 million on December 5, 2023 (the “Premier Loan Agreement”). Availability under the Premier Loan Agreement is based on a formula tied to the EBGL Borrowers’ eligible accounts receivable, inventory and equipment. Borrowings under the Premier Loan Agreement bear interest at the prime rate plus 0.75% (and a minimum interest rate of 6.75%), with interest payable monthly and the outstanding principal balance payable upon expiration of the term of the Premier Loan Agreement. The Premier Loan Agreement also provides for certain fees payable to Premier during its term. The initial term of the Premier Loan Agreement expired on December 5, 2024 but is able to be extended from time to time at the request of the EBGL Borrowers, subject to approval by Premier. On December 5, 2024, the Premier loan agreement was extended to December 31, 2025. The EBGL Borrowers’ obligations under the Premier Loan Agreement are guaranteed by the Company and secured by all of their inventory, equipment, accounts and other intangibles. As of December 31, 2024, availability under the Premier Loan Agreement was approximately $1.8 million.

Financial covenants associated with the Premier Loan Agreement require that the EBGL Borrowers maintain (a) a debt service coverage ratio for any calendar year of less than 1.25; (b) a debt-to-equity ratio at the end of each calendar year in excess of 1.65; (c) a fixed charge coverage ratio at the end of each calendar year of less than 1.10; (d) working capital of at least $2 million; and (e) a current ratio of at least 1.50. As of December 31, 2024, the EBGL Borrowers were in compliance with the Premier Loan Agreement covenants.

KeyBank Facility

On April 24, 2024, KBS entered into a Loan and Security Agreement (the “KeyBank Loan Agreement”) with KeyBank National Association (“KeyBank”) providing KBS with a working capital line of credit of up to $4.0 million, subject to the conditions and procedures set forth in the KeyBank Loan Agreement. All borrowings under the KeyBank Loan Agreement bear interest at the Adjusted Daily SOFR Rate (as defined in the KeyBank Loan Agreement) plus 3%, with interest payable monthly and the outstanding principal balance payable on April 30, 2025 (the “Maturity Date”). The KeyBank Loan Agreement also provides for certain fees payable to KeyBank during its term. The initial term of the KeyBank Loan Agreement expires on the Maturity Date but may be extended from time to time at the request of KBS, subject to approval by KeyBank. KBS’ obligations under the KeyBank Loan Agreement are guaranteed by the Company and secured by all of KBS’ inventory, equipment, accounts and other intangibles, and all proceeds of the foregoing. Simultaneous with the execution of the KeyBank Loan Agreement, the Company entered into that certain Guaranty, dated April 24, 2024 (the “Guaranty”), pursuant to which the Company agreed to guarantee all amounts borrowed by KBS under the KeyBank Loan Agreement.

In the fourth quarter of 2024, KeyBank modified the covenants such that KBS must (i) have EBITDA of no less than $300 thousand for the three months ended December 31, 2024, and no less than $600 thousand for the six months ended March 31, 2025 (the “EBITDA covenant”), and (ii) maintain a ratio of its Operating Cash Flow to its Total Fixed Charges of at least 1.25 to 1.0 measured quarterly for the preceding twelve month period, commencing with the fiscal quarter ending June 30, 2025, and for each subsequent fiscal quarter thereafter (“The FCCR Covenant”). As of September 30, 2024, KBS was not in compliance with the then existing FCCR covenant and had obtained a waiver of compliance as of the filing date.

As of December 31, 2024, KBS was in compliance with the EBITDA covenant. The balance outstanding under the line was $0 million at December 31, 2024. As of December 31, 2024, availability under the KeyBank Loan Agreement was approximately $4.0 million.

F-25

Term Loan Secured by Mortgage

On June 28, 2024, in connection with our acquisition of substantially all of the assets used in the business of Timber Technologies, Inc. which closed on May 17, 2024, Timber Properties, LLC (“Timber Properties”), an affiliate of the Seller, sold to 106 Bremer, LLC, a wholly owned subsidiary of the Company (“106 Bremer”), all of Timber Properties’ Owned Real Property pursuant to a Real Estate Sales Agreement for $3.0 million plus closing costs.

In connection with the purchase of the Owned Real Property, on June 28, 2024, 106 Bremer issued a Promissory Note in the principal amount of $3.0 million (the “TT Property Note”) secured by a Mortgage (the “TT Property Mortgage”) on the Owned Real Property to Timber Properties. All borrowings under the TT Property Note bear interest at 7.50%, with interest payable quarterly and the outstanding principal balance payable on June 29, 2034.

Bridgewater Facility

In connection with the completion of the TT Acquisition, on May 17, 2024, Timber Technologies Solutions, Inc., a wholly owned subsidiary of the Company (the “Borrower”), entered into a Loan Agreement (the “Bridgewater Loan Agreement”) with Bridgewater Bank (“Bridgewater”) and issued a Term Promissory Note to Bridgewater in the amount of $7.0 million thereunder (the “Facility”). All borrowings under the Facility bear interest at 7.85%, with interest payable monthly and the outstanding principal balance payable on May 20, 2029 (the “Maturity Date”). The Bridgewater Loan Agreement also provides for certain fees payable to Bridgewater during its term, certain of which have been prepaid at closing. The Borrower’s obligations under the Facility are guaranteed by the Company and secured by all of the Borrower’s inventory, equipment, accounts, and other intangibles, and all proceeds of the foregoing.

In connection with the Bridgewater Loan agreement, an amount of $1.0 million was required to be deposited with Bridgewater and be under the sole dominion and control of Bridgewater, and the Company shall not have any control over the use of, or any right to withdraw any amount of the restricted deposit. In the event that the Company maintains compliance with all of the financial covenants set forth in the Bridgewater Loan Agreement for four consecutive quarterly measurement dates which began in the third quarter of 2024, Bridgewater shall release a portion of the deposit. The $1.0 million deposit is recorded in Other Assets in the Consolidated Balance Sheets.

Financial covenants require that TT maintain (i) a ratio of Cash Flow to Total Fixed Charges of not less than 1.30 to 1.00 as measured on each applicable Measurement Date on a trailing twelve (12) month basis; the first Measurement Date is September 30, 2024; (ii) maintain a ratio of Senior Funded Debt to trailing twelve (12) month Adjusted EBITDA not to exceed 3.00 to 1.00 as measured on each applicable Measurement Date for a Measurement Period; the first Measurement Date is June 30, 2025; (iii) maintain a ratio of Total Funded Debt to trailing twelve (12) month adjusted EBITDA not to exceed 4.00 to 1.00 as measured on each applicable Measurement Date for a Measurement Period; the first Measurement Date is June 30, 2025. TT was not in compliance with the Cash Flow to Total Fixed Charges covenant as of December 31, 2024 TT obtained a waiver from Bridgewater at December 31, 2024.

Webster Credit Facility

On March 29, 2019, the Company entered into a Loan and Security Agreement (the “Webster Loan Agreement”) by and among certain subsidiaries of the Company, as borrowers; the Company, as guarantor; and Sterling National Bank (“Sterling”). On February 1, 2022, Sterling became part of Webster Bank, N.A. (“Webster”), and Webster became the successor in interest to the Webster Loan Agreement. In connection with the sale of our Healthcare business on May 4, 2023, the credit facility pursuant to the Webster Loan Agreement was paid in full and terminated.

F-26

eCapital Credit Facilities

The EBGL Borrowers were parties to a Loan and Security Agreement with eCapital Asset Based Lending Corp. (“eCapital”) providing for a $4.0 million credit facility with a maturity date of June 2023 and an auto-renewal of one year thereafter. KBS was a party to a Loan and Security Agreement with eCapital, providing up to $4.0 million in working capital, which was scheduled to mature and renew automatically for a period of one year moving forward. During the second quarter of 2023, we closed these two credit facilities and have no remaining debt balance with eCapital.

eCapital Term Loan

We and certain of our Investments subsidiaries were party to a Loan and Security Agreement with eCapital, as successor in interest to Gerber Finance, Inc., which provided for a credit facility with borrowing availability of up to $2.5 million, bearing interest at the prime rate plus 3.5% per annum, and maturing on January 31, 2025, unless terminated in accordance with the terms therein. During the second quarter of 2023, we closed this credit facility and have no remaining debt balance with eCapital.

Off-Balance Sheet Arrangements

As of December 31, 2024, there were no off balance sheet arrangements.

Critical Accounting Policies

Management’s discussion and analysis of our financial condition and results of operations are based upon our accompanying consolidated financial statements, which are prepared in accordance with United States generally accepted accounting principles (“GAAP”). The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, related disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. We evaluate our estimates and judgments, the most critical of which are those related to revenue recognition, business combination accounting, accounting for long term investments, goodwill valuation and income taxes. We base our estimates and judgments on historical experience and other factors that we believe to be reasonable under the circumstances. Materially different results can occur as circumstances change and additional information becomes known.

Revenue Recognition

We recognize revenue when a customer obtains control of promised goods or services. We record the amount of revenue that reflects the consideration that we expect to receive in exchange for those goods or services. We apply the following five-step model in order to determine this amount: (i) identification of the promised goods or services in the contract; (ii) determination of whether the promised goods or services are performance obligations, including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation.

Revenue recognition is evaluated on a contract basis. Performance obligations are satisfied over time as work progresses or at a point in time. From time-to-time we enter into contracts within our building solutions sector that produce assets with no alternative use and contain an enforceable right to payment, including a reasonable profit margin. Determining if an enforceable right to payment includes a reasonable profit margin requires judgment and is assessed on a contract by contract basis. For contracts requiring over time revenue recognition, the selection of the method to measure progress towards completion requires judgment and is based on the nature of the products or services to be provided. We use a cost-based input measurement of progress because it best depicts the transfer of assets to the customer, which occurs as costs are incurred during the manufacturing process

F-27

or as services are rendered. Under the cost-based measure of progress, the extent of progress towards completion is measured based on the costs incurred to date. We had no contracts in place as of December 31, 2024 or December 31, 2023 that require recognition over time.

Business Combination Accounting

The Company accounts for business combinations using the acquisition method of accounting, and records the identifiable assets and liabilities of the acquired business at their acquisition date fair values under ASC 805, Business Combinations. The excess of the purchase price over the estimated fair value of the net assets acquired is recorded as goodwill, and, conversely, any excess of the estimated fair values of the net assets acquired over the purchase price is recorded as a bargain purchase gain. Any changes in the estimated acquisition date fair values of the net assets recorded prior to the finalization of a more detailed analysis, but not to exceed one year from the date of acquisition, could change the amount of the purchase price allocated to goodwill or bargain purchase gain. Amounts allocated to goodwill would be recorded in the Consolidated Balance Sheets and bargain purchase gains would be recorded on the Consolidated Statement of Operations. Any subsequent changes to any purchase price allocations that are material to the Company’s Consolidated Financial Statements will be adjusted retrospectively. All acquisition related costs are expensed as incurred.

The results of operations of the acquired companies are recorded in the Consolidated Statements of Operations from the date of acquisition. The application of business combination principles, including the determination of the fair value of the net assets acquired, requires the use of significant estimates and assumptions.

Accounting for Long Term Investments

As a part of the sale of Digirad Health, described further in Note 3. Discontinued Operations to the notes to our accompanying consolidated financial statements, we received common equity of Catalyst Parent, a privately held entity. We have elected the measurement alternative under ASC 321 “Accounting for Investments in Equity Securities”. The measurement alternative election allows for equity securities that do not have readily determinable fair values to be recorded at cost, with adjustments for impairment and certain observable price changes reflected in earnings. Such securities are adjusted to fair value when an observable price change occurs or impairment is identified. Each reporting period, we perform a qualitative assessment considering impairment indicators to evaluate whether the investment is impaired. Impairment indicators include, but are not limited to, significant deterioration in earnings performance, significant adverse changes in regulatory or economic environment and working capital deficiencies. If an investment is determined to be impaired, we include an impairment loss in other income (expense) equal to the difference between the fair value of the investment and its carrying amount.

On August 9, 2024, we completed an Investment in Enservco which consisted of Enservco Common Stock, Enservco Preferred Stock, and certain other options reflected in the Share Exchange Agreement, and the Enservco Note Receivable. The Investment in Enservco is required to be accounted for using the equity method of accounting under ASC 323, Equity Method Investments and Joint Ventures, as we are deemed to have significant influence over Enservco based upon GAAP rules. Pursuant to the guidance in ASC 323, we elected the fair value option pursuant to ASC 825-10-15, wherein the financial instrument is initially measured at estimated fair value as of the transaction issue date and then subsequently remeasured at estimated fair value as of each reporting period balance sheet date, with changes in the estimated fair value recognized as other income (expense) in the consolidated statement of operations. Enservco Common Stock is publicly traded, and the fair value is determined based on Enservco’s common stock closing price as of the reporting date. The fair value of the Enservco Preferred Stock was based on the consideration of a number of objective and subjective factors, including third-party valuations and a company-specific economic outlook. To determine the fair value of the call option, the Company used the Black-Scholes option pricing model. The fair value of the Enservco Note was determined using a discounted cash flow model. Fair value assumptions are further described in Note 7 Fair Value Measurements to the notes to our financial statements. The Enservco Note was determined to be

F-28

uncollectible as of December 31, 2024 and the value was reduced to zero. As described further in Note 5 Supplementary Balance Sheet Information to the notes to our financial statements, the value of the Enservco Note was fully collateralized and we called the collateral once it was determined that the note was in default.

Goodwill Valuation

We review goodwill for impairment on an annual basis during the fourth quarter, and when events or changes in circumstances indicate that a reporting unit’s carrying value may be impaired. We initially assess qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount. Upon review of the results of such assessment, we may begin performing impairment analysis by quantitatively comparing the fair value of the reporting unit to the carrying value of the reporting unit, including goodwill. An impairment charge for goodwill is recognized for the amount by which the carrying value of the reporting unit exceeds its fair value and such loss should not exceed the total goodwill allocated to the reporting unit.

There are numerous factors that may cause the fair value of a reporting unit to fall below its carrying amount and/or that may cause the value of long-lived assets to not be recoverable, which could lead to the measurement and recognition of goodwill and/or long-lived asset impairment charges. These factors include, but are not limited to, significant negative variances between actual and expected financial results, lowered expectations of future financial results, failure to realize anticipated synergies from acquisitions, adverse changes in the business climate, and the loss of key personnel. As of December 31, 2024, we performed a qualitative assessment and did not identify any triggering events that would lead to the performance of a quantitative analysis. See Note 7. Goodwill, within the notes to our accompanying consolidated financial statements, for further information.

Income Taxes

We provide for income taxes under the asset and liability method. This approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of differences between the tax basis of assets or liabilities and their carrying amounts in the financial statements. We provide a valuation allowance for deferred tax assets if it is more likely than not that these items will expire before we are able to realize their benefit. We calculate the valuation allowance in accordance with the authoritative guidance relating to income taxes, which requires an assessment of both positive and negative evidence regarding the realizability of these deferred tax assets. Significant judgment is required in determining any valuation allowance against deferred tax assets.

The authoritative guidance for income taxes defines a recognition threshold and measurement attributes for financial statement recognition and measurement of a tax provision taken or expected to be taken in a tax return. The guidance also provides direction on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. Under the guidance, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. We recognize interest and penalties related to uncertain tax positions as a component of the income tax provision.

New Accounting Pronouncements

See Note 2. Basis of Presentation and Significant Accounting Policies, within the notes to our accompanying consolidated financial statements for discussion of our discussion of new accounting pronouncements.

F-29

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Article 13 of the Hudson Charter eliminates the personal liability of Hudson’s directors and officers to the fullest extent permitted by law.

Under Article 7 of Hudson’s Bylaws, Hudson shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. Moreover, Hudson shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Item 21.	Exhibits and Financial Statement Schedules

A list of exhibits included as part of this registration statement is set forth in the “Exhibit Index” and is numbered in accordance with Item 601 of Regulation S-K, which is hereby incorporated by reference.

The exhibits contain representations, warranties and covenants that were made by the parties to the applicable agreement only for purposes of such agreement and as of specific dates; were made solely for the benefit of the contracting parties; may be subject to limitations agreed upon by the contracting parties, including being qualified by any applicable confidential disclosures exchanged between such parties in connection with the execution of such agreement (which disclosures may include information that has been included in such parties’ public disclosures, as well as additional non-public information); may have been made for the purposes of allocating contractual risk between the contracting parties instead of establishing these matters as facts; and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Additionally, the representations, warranties, covenants, conditions and other terms of such agreements may be subject to subsequent waiver or modification. For the foregoing reasons, one should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the contracting parties or any of their respective subsidiaries or affiliates, which are disclosed in the other information provided elsewhere in the registration statement or incorporated by reference herein.

Hudson and Star acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, they are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in the registration statement not misleading. Additional information about Hudson and Star may be found elsewhere in the registration statement and Hudson’s and Star’s other public filings, which are available without charge through the SEC’s website at www.sec.gov. See the section titled “Where You Can Find More Information” beginning on page 191 of this joint proxy statement/prospectus.

Item 22.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i).	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii).

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii).

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use

(5)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i).	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii).	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii).

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv).	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

That, for the purpose of determining liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(7) (i)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(ii)

That every prospectus (a) that is filed pursuant to paragraph (7)(i) above or (b) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(8)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue

(b)

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

Exhibit Listing

Exhibit No.	Exhibit Description

2.1#	Agreement and Plan of Merger, dated as of May 21, 2025, by and among Hudson Global, Inc., HSON Merger Sub, Inc., and Star Equity Holdings, Inc. (attached as Annex A to this joint proxy/prospectus forming a part of this registration statement and incorporated herein by reference).

3.1	Amended and Restated By-laws of Hudson Global, Inc. (incorporated by reference to Exhibit 3.4 to Hudson Global, Inc.’s Current Report on Form 8-K dated June 15, 2015 (File No. 0-50129)).

3.2	Amended and Restated Certificate of Incorporation of Hudson Global, Inc. (incorporated by reference to Exhibit 3.2 to Hudson Global, Inc.’s Current Report on Form 8-K dated June 15, 2015 (File No. 0-50129)).

3.3	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Hudson Global, Inc. (incorporated by reference to Exhibit 3.1 to Hudson Global, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 (File No. 001-38704)).

3.4	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Hudson Global, Inc. (incorporated by reference to Exhibit 3.1 to Hudson Global, Inc. Current Report on Form 8-K dated June 10, 2019 (File No. 001-38704)).

4.1	Description of Registered Securities (incorporated by reference to Exhibit 4.2 to Hudson Global, Inc.’s Annual Report on Form 10-K filed by Hudson on March 14, 2025 (File No. 001-38704)).

4.2**	Form of Certificate of Designations.

5.1	Opinion of BakerHostetler LLP.

10.1	Form of Hudson Support Agreement (incorporated by reference to Exhibit 10.2 to Hudson Global, Inc.’s Current Report on Form 8-K filed by Hudson on May 22, 2025 (File No. 001-38704)).

10.2	Form of Star Support Agreement (incorporated by reference to Exhibit 10.1 to Hudson Global, Inc.’s Current Report on Form 8-K filed by Hudson on May 22, 2025 (File No. 001-38704)).

10.3	Hudson Global, Inc. 2009 Incentive Stock and Awards Plan, as Amended and Restated (incorporated by reference to Exhibit 10.1 to Hudson Global, Inc.’s Current Report on Form 8-K filed by Hudson on May 20, 2022 (File No. 001-38704)).

21.1	Subsidiaries of Hudson Global, Inc. (incorporated by reference to Exhibit 21 to Hudson Global, Inc.’s Annual Report on Form 10-K filed by Hudson on March 14, 2025 (File No. 001-38704)).

23.1	Consent of Independent Registered Public Accounting Firm of Hudson Global, Inc.

23.2	Consent of Independent Registered Public Accounting Firm of Star Equity Holdings, Inc.

23.3	Consent of BakerHostetler LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature pages to this Registration Statement and incorporated herein by reference).

99.1	Form of Proxy Card of Hudson.

99.2	Form of Proxy Card of Star.

99.3	Consent of Houlihan Lokey Capital, Inc.

99.4	Consent of Oberon Securities LLC.

107	Filing Fee Table.

#

Exhibits and/or schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish supplementally copies of any of the omitted exhibits and schedules upon request by the SEC; provided, however, that the registrant may request confidential treatment pursuant to Rule 24b-2 under the Exchange Act for any exhibits or schedules so furnished.

**	Previously filed

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Old Greenwich, Connecticut, on this 17th day of July, 2025.

HUDSON GLOBAL, INC. (Registrant)

By:	/s/ JEFFREY E. EBERWEIN
Name:	Jeffrey E. Eberwein
Title:	Chief Executive Officer (Principal Executive Officer)
Date:	July 17, 2025

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JEFFREY E. EBERWEIN Jeffrey E. Eberwein	Chief Executive Officer and Director (Principal Executive Officer)	July 17, 2025

/s/ MATTHEW K. DIAMOND Matthew K. Diamond	Chief Financial Officer (Principal Financial Officer)	July 17, 2025

* Mimi Drake	Board Chair	July 17, 2025

* Robert G. Pearse	Director	July 17, 2025

* Connia Nelson	Director	July 17, 2025

*By:	/s/ Jeffrey E. Eberwein
Attorney-in-Fact